UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

NATIONSTAR MORTGAGE HOLDINGS INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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WMIH Corp.

Dear Stockholder:

On February 12, 2018, WMIH Corp., or WMIH, and Wand Merger Corporation, a wholly owned subsidiary of WMIH, entered into an Agreement and Plan of Merger, or the merger agreement, with Nationstar Mortgage Holdings Inc., or Nationstar. If the merger agreement is approved by Nationstar’s stockholders, the issuance of WMIH common stock is approved by WMIH’s stockholders, and the merger is subsequently completed, Nationstar will merge with and into Wand Merger Corporation with Nationstar surviving the merger as a wholly owned subsidiary of WMIH.

In the merger, each outstanding share of Nationstar common stock (other than shares owned by WMIH or Nationstar (as treasury stock or otherwise)) will be converted into the right to receive, at the election of the holder of such share, subject to proration and adjustment, either (i) $18.00 in cash or (ii) 12.7793 shares of WMIH common stock. The consideration to be paid to Nationstar stockholders electing to receive only cash consideration or stock consideration is subject, pursuant to the terms of the merger agreement, to automatic adjustment, as applicable, to ensure that the total amount of cash paid (excluding cash paid in lieu of fractional shares) equals exactly $1,225,885,248.00. Holders of Nationstar common stock who do not make a valid and timely election will be deemed to have made a stock election described in clause (ii) above.

Based on the number of shares of Nationstar common stock outstanding and the number of shares of Nationstar common stock issuable pursuant to outstanding Nationstar restricted stock awards and restricted stock unit awards, in each case as of February 8, 2018, the total number of shares of WMIH common stock expected to be issued in connection with the merger is approximately 416 million. In addition, based on the number of issued and outstanding shares of WMIH common stock and shares of Nationstar common stock on May 21, 2018, holders of shares of Nationstar common stock as of immediately prior to the closing of the merger will hold, in the aggregate, approximately 35% of the issued and outstanding shares of WMIH common stock immediately following the closing of the merger (without giving effect to any shares of WMIH common stock held by Nationstar stockholders prior to the merger).

WMIH will hold an annual meeting of stockholders, and Nationstar will hold a special meeting of stockholders, to consider the proposed merger as well as ordinary course matters. WMIH and Nationstar cannot complete the proposed merger unless WMIH’s stockholders vote to approve the issuance of WMIH common stock to be issued as a portion of the merger consideration and Nationstar’s stockholders vote to adopt the merger agreement. WMIH and Nationstar are sending you this joint proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this joint proxy statement/prospectus.

The annual meeting of WMIH’s stockholders will be held on June 29, 2018, at 3:00 p.m. local time, at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, NY 10036. The special meeting of Nationstar’s stockholders will be held on June 29, 2018, at 2:00 p.m. local time, at Nationstar’s offices, 8950 Cypress Waters Boulevard, Coppell, TX 75019.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF WMIH STOCK OR NATIONSTAR COMMON STOCK YOU OWN. To ensure your representation at the WMIH annual meeting or the Nationstar special meeting, as applicable, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this joint proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend your meeting. Submitting a proxy now will NOT prevent you from being able to vote in person at your meeting. If you hold your shares in “street name”, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

The WMIH board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that WMIH stockholders vote “FOR” the issuance of WMIH common stock and “FOR” the other matters to be considered at the WMIH annual meeting.

The Nationstar board of directors, following the unanimous recommendation of a special committee of the Nationstar board of directors, has unanimously approved the merger agreement and the transactions contemplated thereby and the merger-related compensation proposal and recommends that Nationstar stockholders vote “FOR” the adoption of the merger agreement, “FOR” the merger-related compensation proposal and “FOR” the other matters to be considered at the Nationstar special meeting.

This joint proxy statement/prospectus provides you with detailed information about the proposed merger. It also contains or references information about WMIH and Nationstar and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 33 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

If you have any questions regarding the accompanying joint proxy statement/prospectus, you may contact MacKenzie Partners, Inc., WMIH’s proxy solicitor, by calling toll-free at (800) 322-2885, or Alliance Advisors LLC, Nationstar’s proxy solicitor, by calling toll-free at (833) 786-6492.

Sincerely,

William C. Gallagher Chief Executive Officer	Jay Bray Chairman, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of shares of WMIH common stock in connection with the merger or the other transactions described in this joint proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated May 31, 2018, and is first being mailed to stockholders of WMIH and Nationstar on or about June 1, 2018.

WHERE YOU CAN FIND MORE INFORMATION

Both WMIH and Nationstar file annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that either WMIH or Nationstar files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, WMIH and Nationstar file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from WMIH at www.wmih-corp.com under the “Investors Relations” link and then “SEC Filings”, or from Nationstar by accessing Nationstar’s website at www.nationstarholdings.com under the heading “Investor Information” and then under the heading “Financial Information” and then “SEC Filings”.

WMIH has filed a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This joint proxy statement/prospectus incorporates by reference documents that WMIH and Nationstar have previously filed with the SEC. These documents contain important information about the companies and their financial condition. See “Incorporation of Certain Documents by Reference” beginning on page 240. These documents are available without charge to you upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.

WMIH Corp. 800 Fifth Avenue, Suite 4100 Seattle, Washington 98104 Attention: Secretary (206) 922-2957	Nationstar Mortgage Holdings Inc. 8950 Cypress Waters Blvd Coppell, Texas 75019 Attention: Corporate Secretary (469) 549-2000

To obtain timely delivery of these documents, you must request the information no later than June 22, 2018 in order to receive them before WMIH’s annual meeting of stockholders and no later than June 22, 2018 in order to receive them before Nationstar’s special meeting of stockholders.

WMIH common stock is traded on the Nasdaq Capital Market under the symbol “WMIH”, and Nationstar common stock is traded on the New York Stock Exchange under the symbol “NSM”.

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 29, 2018

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Nationstar Mortgage Holdings Inc. (“Nationstar”) will be held on June 29, 2018, at 2:00 p.m. local time, at Nationstar’s offices, 8950 Cypress Waters Boulevard, Coppell, TX 75019, for the following purposes:

1.	To adopt the Agreement and Plan of Merger, dated as of February 12, 2018 (which we refer to as the “merger agreement”), by and among Nationstar, WMIH Corp. (“WMIH”) and Wand Merger Corporation (which we refer to as the “merger proposal”);

2.	To approve, on a non-binding, advisory basis, the compensation to be paid to Nationstar’s named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Merger-Related Compensation for Nationstar’s Named Executive Officers” beginning on page 153 (which we refer to as the “merger-related compensation proposal”); and

3.	To approve one or more adjournments of the Nationstar special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger proposal (which we refer to as the “Nationstar adjournment proposal”).

The affirmative vote of a majority of the outstanding shares of Nationstar common stock entitled to vote thereon is required to approve the merger proposal. Assuming a quorum is present, the affirmative vote of a majority of the votes present in person or represented by proxy and cast at the Nationstar special meeting is required to approve, on a non-binding, advisory basis, the merger-related compensation proposal and to approve the Nationstar adjournment proposal. Nationstar will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

Nationstar stockholders must approve the merger proposal in order for the merger with Wand Merger Corporation to occur after which Nationstar will be a wholly owned subsidiary of WMIH. As a result of the voting agreement entered into between WMIH and FIF HE Holdings LLC, the shares subject to the voting agreement are sufficient to satisfy the majority approval requirement to approve the merger and the other transactions contemplated by the merger agreement, and the merger agreement is therefore expected to be adopted by the holders of Nationstar common stock. The merger proposal is not conditioned on the merger-related compensation proposal. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Nationstar special meeting. Please review the joint proxy statement/prospectus carefully.

The Nationstar board of directors has set May 21, 2018 as the record date for the Nationstar special meeting. Only holders of record of Nationstar common stock at the close of business on May 21, 2018 will be entitled to notice of and to vote at the Nationstar special meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the Nationstar special meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of Nationstar common stock.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF NATIONSTAR COMMON STOCK YOU OWN. Whether or not you plan to attend the Nationstar special meeting, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. If you hold your shares through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The Nationstar board of directors, following the unanimous recommendation of a special committee of the Nationstar board of directors, has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the Nationstar adjournment proposal (if necessary or appropriate).

If you have any questions or need assistance with voting, please contact Nationstar’s proxy solicitor, Alliance Advisors LLC, toll-free at (833) 786-6492.

If you plan to attend the Nationstar special meeting in person, please RSVP by marking the appropriate box on the proxy card, or via email to secretary@nationstarmail.com with RSVP as the subject line. Also, if you are a registered stockholder and will be attending the meeting in person, please bring valid photo identification. Stockholders that hold their shares in street name are required to bring valid photo identification and proof of stock ownership in order to attend the meeting, and a legal proxy from their broker, bank or other nominee to vote their shares.

BY ORDER OF THE BOARD OF DIRECTORS

Elizabeth K. Giddens

Senior Vice President, Deputy General Counsel and

Corporate Secretary

Dallas, Texas

May 31, 2018

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE STOCKHOLDER MEETINGS

The following are answers to certain questions that you may have regarding the merger and the stockholder meetings. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this joint proxy statement/prospectus.

Q:	WHAT IS THE MERGER?

A:	WMIH Corp., a Delaware corporation (which we refer to as “WMIH”), Wand Merger Corporation, a wholly owned subsidiary of WMIH, and Nationstar Mortgage Holdings Inc., a Delaware corporation (which we refer to as “Nationstar”), have entered into an Agreement and Plan of Merger, dated as of February 12, 2018, as it may be amended from time to time (which we refer to as the “merger agreement”), pursuant to which Nationstar will merge with and into Wand Merger Corporation, with Nationstar surviving the merger as a wholly owned subsidiary of WMIH (which we refer to as the “merger”).

WMIH and Nationstar will hold separate meetings of their stockholders to, among other things, obtain the required approvals, and you are receiving this joint proxy statement/prospectus in connection with those meetings. See “The Merger Agreement” beginning on page 159. In addition, a copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A. We urge you to read carefully this joint proxy statement/prospectus and the merger agreement in their entirety.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:	Each of WMIH and Nationstar is sending this joint proxy statement/prospectus to its respective stockholders to help them decide how to vote their shares of WMIH stock or shares of Nationstar common stock, as the case may be, with respect to the matters to be considered at the stockholder meetings.

The merger cannot be completed unless WMIH’s stockholders approve the issuance of WMIH common stock to be issued as a portion of the merger consideration (which we refer to as the “stock issuance”) for the merger and Nationstar’s stockholders adopt the merger agreement. Information about these meetings, the merger and the other business to be considered by stockholders at each of the stockholder meetings is contained in this joint proxy statement/prospectus.

This document constitutes both a joint proxy statement of WMIH and Nationstar and a prospectus of WMIH. It is a joint proxy statement because each of the boards of directors of WMIH and Nationstar is soliciting proxies using this joint proxy statement/prospectus from its respective stockholders. It is a prospectus because WMIH, in connection with the merger, is offering shares of WMIH common stock in partial exchange for the outstanding shares of Nationstar common stock.

Q:	WHAT WILL NATIONSTAR STOCKHOLDERS RECEIVE IN THE MERGER?

A:

If the merger is completed, each share of Nationstar common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by WMIH or Nationstar and shares held by any holder of Nationstar common stock who is entitled to demand and properly demands appraisal of such shares under Delaware law) will convert into the right to receive, at the election of the holder of such share, subject to proration and adjustment, either (i) “cash consideration”, which consists of $18.00 in cash or (ii) “stock consideration”, which consists of 12.7793 shares of WMIH common stock (we refer to such number of shares as the “exchange ratio”). Holders of Nationstar common stock who do not make a valid and timely election will be deemed to have made a stock election. WMIH will not issue any fractional shares of WMIH common stock in the merger. Instead, a Nationstar stockholder who otherwise would have received a fraction of a share of WMIH common stock will receive an amount in cash (rounded down to the nearest cent) determined by multiplying the aggregate of all fractional shares of WMIH common stock to which the holder would otherwise be entitled by the volume weighted average price of a share of WMIH common stock on the Nasdaq Capital Market tier of The NASDAQ Stock Market LLC (which we refer to collectively as the “NASDAQ”), as reported on Bloomberg, for the ten consecutive trading days ending on the second full trading day prior to the effective time of the merger. The shares of WMIH common stock to be issued and cash payable in the merger, including cash paid in lieu of the issuance of fractional shares of WMIH common stock, are referred to collectively as the “merger consideration”.

Q:	WHEN WILL THE MERGER BE COMPLETED?

A:	The parties currently expect that the merger will be completed during the second half of 2018. However, neither WMIH nor Nationstar can assure you of when or if the merger will be completed, and it is possible that factors outside of the control of both companies, including whether and when the required regulatory approvals will be received, could result in the merger being completed at a different time or not at all. WMIH must first obtain the approval of WMIH stockholders for the stock issuance and Nationstar must first obtain the approval of Nationstar stockholders for the merger, and WMIH and Nationstar must also first obtain certain necessary regulatory approvals and satisfy other closing conditions. See “The Merger Agreement—Conditions to the Merger” beginning on page 178.

Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:	Nationstar stockholders are being asked to vote on the following proposals:

1.	to adopt the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus (which we refer to as the “merger proposal”);

2.	to approve, on a non-binding, advisory basis, the compensation to be paid to Nationstar’s named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Merger-Related Compensation for Nationstar’s Named Executive Officers” beginning on page 153 (which we refer to as the “merger-related compensation proposal”); and

3.	to approve one or more adjournments of the Nationstar special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger proposal (which we refer to as the “Nationstar adjournment proposal”).

WMIH stockholders are being asked to vote on the following proposals:

1.	To approve the issuance of 416,300,000 shares of WMIH common stock (which we refer to as the “stock issuance”) to be issued as a portion of the merger consideration pursuant to the merger agreement and of 21,197,619 shares of WMIH common stock in exchange for WMIH warrants (which we refer to as the “stock issuance proposal”);

2.	to elect a board of directors consisting of seven members, each to serve until the earliest of the next annual meeting of WMIH stockholders, his or her resignation or removal or his or her successor is duly elected and qualified or appointed (which we refer to as the “director election”);

3.	to ratify the appointment of BPM LLP as WMIH’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (which we refer to as the “accountant ratification proposal”);

4.	to approve, on an advisory basis, the compensation of WMIH’s named executive officers (which we refer to as the “advisory compensation proposal”);

5.	to approve one or more adjournments of the WMIH annual meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the stock issuance proposal (which we refer to as the “WMIH adjournment proposal”); and

6.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Q:	WHAT CONSTITUTES A QUORUM AT EACH STOCKHOLDER MEETING?

A:	The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Nationstar common stock entitled to vote is necessary in order to constitute a quorum at the Nationstar special meeting.

The presence, in person or represented by proxy, of at least a majority in voting power of the outstanding shares of WMIH common stock, WMIH Series A Preferred Stock (which we refer to as “WMIH Series A preferred stock”) and WMIH 5.00% Series B Convertible Preferred Stock (which we refer to as “WMIH Series B preferred stock”; we refer to WMIH Series A preferred stock with WMIH Series B preferred stock, collectively, as “WMIH preferred stock”; and we refer to WMIH common stock and WMIH preferred stock, collectively, as “WMIH stock”), voting together as a single class, entitled to vote at the meeting is necessary in order to constitute a quorum at the WMIH annual meeting. For a description of voting rights of the WMIH Series A preferred stock and the WMIH Series B preferred stock, see “Description of WMIH Capital Stock—WMIH Series A Preferred Stock” and “Description of WMIH Capital Stock—WMIH Series B Preferred Stock—Voting Rights” beginning on page 225 and page 228, respectively, of this joint proxy statement/prospectus.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE NATIONSTAR SPECIAL MEETING?

A:	The Merger Proposal: The affirmative vote of a majority of the outstanding shares of Nationstar common stock entitled to vote thereon is required to approve the merger proposal. Nationstar stockholders must approve the merger proposal in order for the merger to occur. If Nationstar stockholders fail to approve the merger proposal, the merger will not occur. As further discussed in the section entitled “Other Agreements—KKR and Fortress Voting Agreements” beginning on page 182 of this joint proxy statement/prospectus, Fortress has entered into a voting agreement with WMIH (which we refer to as the “Fortress voting agreement”) pursuant to which Fortress has agreed to vote shares representing approximately 69% of the aggregate voting power of the Nationstar common stock as of the date of this joint proxy statement/prospectus in favor of the adoption of the merger agreement. The shares subject to the Fortress voting agreement are sufficient to satisfy the majority approval requirement to approve the merger and the other transactions contemplated by the merger agreement.

The Merger-Related Compensation Proposal: Assuming a quorum is present, the affirmative vote of a majority of votes present in person or represented by proxy and cast on the merger related compensation proposal at the Nationstar special meeting is required to approve the merger-related compensation proposal, which is an advisory vote, and therefore is not binding on Nationstar or on WMIH or the boards of directors or the compensation committees of Nationstar or WMIH. Since compensation and benefits to be paid or provided in connection with the merger are based on contractual arrangements with the named executive officers, the outcome of this advisory vote will not affect the obligation to make these payments. Nationstar is seeking this non-binding advisory stockholder approval pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), which requires Nationstar to provide its stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Nationstar’s named executive officers in connection with the merger. The merger-related compensation proposal gives Nationstar’s stockholders the opportunity to express their views on the merger-related compensation of Nationstar’s named executive officers. Nationstar stockholders are not required to approve the merger-related compensation proposal in order for the merger to occur. If Nationstar stockholders fail to approve the merger-related compensation proposal, but approve the merger proposal, the merger may nonetheless occur.

The Nationstar Adjournment Proposal: Assuming a quorum is present, the affirmative vote of a majority of the votes present in person or represented by proxy and cast on the Nationstar adjournment proposal at the Nationstar special meeting is required to approve the Nationstar adjournment proposal.

Q:	DO ANY OF NATIONSTAR’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE MERGER THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF NATIONSTAR STOCKHOLDERS?

A:	Nationstar’s executive officers and certain non-employee directors may have interests in the merger that may be different from, or in addition to, the interests of Nationstar stockholders generally. The Nationstar board of directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the merger agreement and in recommending that the merger agreement be approved by the stockholders of Nationstar. See “The Merger—Interests of Nationstar Directors and Executive Officers and Fortress in the Merger” beginning on page 149 of this joint proxy statement/prospectus.

Q:	I AM AN EMPLOYEE OF NATIONSTAR WHO HOLDS NATIONSTAR EQUITY AWARDS GRANTED UNDER THE NATIONSTAR MORTGAGE HOLDINGS INC. SECOND AMENDED AND RESTATED 2012 INCENTIVE COMPENSATION PLAN. HOW WILL MY NATIONSTAR EQUITY AWARDS BE TREATED IN THE MERGER?

A:	As described in more detail in “The Merger Agreement—Treatment of Nationstar Equity Awards” beginning on page 163 of this joint proxy statement/prospectus, immediately prior to the effective time and subject to certain exceptions:

•	each outstanding share of Nationstar restricted stock will automatically vest in full and be converted into the right to receive the merger consideration, as elected by the holder thereof in accordance with the procedures set out in the merger agreement; and

•	each outstanding Nationstar restricted stock unit (which we refer to as a “Nationstar RSU”), whether vested or unvested, will automatically vest in full, be assumed by WMIH and convert into a WMIH restricted stock unit entitling the holder thereof to receive upon settlement the merger consideration, as elected by the holder of the Nationstar RSU award in accordance with the procedures set out in the merger agreement, based on the number of shares of Nationstar common stock underlying or represented by the number of Nationstar RSU awards as of immediately prior to the effective time, with such payment of the applicable merger consideration as soon as practicable but no later than three business days after the effective time subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), to prevent the triggering of any tax or penalty thereunder.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE WMIH ANNUAL MEETING?

A:	The Stock Issuance Proposal: Assuming a quorum is present, the affirmative vote of the holders of at least a majority in voting power of the outstanding WMIH stock entitled to vote on the stock issuance proposal and who are present in person or represented by proxy at the WMIH annual meeting is required to approve the WMIH stock issuance proposal. WMIH stockholders must approve the stock issuance proposal in order for the merger to occur. If WMIH stockholders fail to approve the stock issuance proposal, the merger will not occur.

The Director Election Proposal: The seven nominees for the WMIH board of directors receiving the highest number of affirmative votes cast at the WMIH annual meeting, in person or by proxy, will be elected as directors. Election of WMIH’s board of directors is by a plurality of votes. WMIH stockholders are not required to elect the director nominees selected by the WMIH board of directors in order for the merger to occur. If WMIH stockholders fail to elect such director nominees, but approve the stock issuance proposal, the merger may nonetheless occur.

The Accountant Ratification Proposal: Assuming a quorum is present, the affirmative vote of the holders of at least a majority in voting power of the outstanding WMIH stock entitled to vote on the accountant ratification proposal and who are present in person or represented by proxy at the WMIH annual meeting is required to approve the accountant ratification proposal. WMIH stockholders are not required to approve the accountant ratification proposal in order for the merger to occur. If WMIH stockholders fail to approve the accountant ratification proposal, but approve the stock issuance proposal, the merger may nonetheless occur.

The Advisory Compensation Proposal: Assuming a quorum is present, the affirmative vote of the holders of at least a majority in voting power of the outstanding WMIH stock entitled to vote on the advisory compensation proposal and who are present in person or represented by proxy at the WMIH annual meeting is required to approve the advisory compensation proposal. WMIH stockholders are not required to approve the advisory compensation proposal in order for the merger to occur. If WMIH stockholders fail to approve the advisory compensation proposal, but approve the stock issuance proposal, the merger may nonetheless occur.

The WMIH Adjournment Proposal: Assuming a quorum is present, the affirmative vote of the holders of at least a majority in voting power of the outstanding WMIH stock entitled to vote on the adjournment proposal who are present in person or represented by proxy at the WMIH annual meeting is required to approve the WMIH adjournment proposal.

Q:	DO ANY OF WMIH’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE MERGER THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF WMIH STOCKHOLDERS?

A:	WMIH’s executive officers and certain non-employee directors may have interests in the merger that may be different from, or in addition to, the interests of WMIH stockholders generally. The WMIH board of directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the merger agreement and in recommending that the merger agreement be approved by the stockholders of WMIH. See “The Merger—Interests of WMIH Directors and Executive Officers and the KKR Entities in the Merger” beginning on page 146 of this joint proxy statement/prospectus.

Q:	WHAT DO I NEED TO DO NOW?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at your respective company’s stockholder meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.

Q:	HOW DO I VOTE?

A:	If you are a stockholder of record of WMIH as of May 21, 2018 (which we refer to as the “record date”) you may submit your proxy before the WMIH annual meeting in any of the following ways:

•	use the toll-free number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a stockholder of record of Nationstar as of the record date, you may submit your proxy before the Nationstar special meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

If you are a stockholder of record of WMIH as of the record date or a stockholder of record of Nationstar as of the record date, you may also cast your vote in person at your respective company’s stockholder meeting.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the applicable company’s stockholder meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:	WHEN AND WHERE ARE THE WMIH AND NATIONSTAR MEETINGS?

A:	The annual meeting of WMIH stockholders will be held on June 29, 2018, at 3:00 p.m. local time, at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, NY 10036. All WMIH stockholders as of the record date, or their duly appointed proxies, may attend the WMIH annual meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 2:00 p.m. local time.

The special meeting of Nationstar stockholders will be held on June 29, 2018, at 2:00 p.m. local time, at Nationstar’s offices, 8950 Cypress Waters Boulevard, Coppell, TX 75019. All Nationstar stockholders as of the record date, or their duly appointed proxies, may attend the Nationstar special meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 1:00 p.m. local time.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:	If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to WMIH or Nationstar, as applicable, or by voting in person at your respective company’s special meeting unless you provide a “legal proxy”, which you must obtain from your broker, bank or other nominee. In addition to such legal proxy, if you plan to attend the Nationstar special meeting, but are not a stockholder of record because you hold your shares in “street name”, please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) and valid photo identification with you to the Nationstar special meeting. If you plan to attend the WMIH annual meeting and you hold shares in “street name”, please bring photo identification and a recent brokerage statement or a letter from your broker, bank or other nominee showing your holdings of shares of WMIH stock as proof of ownership.

Under the rules of the NYSE and the NASDAQ, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NYSE or the NASDAQ determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the WMIH annual meeting other than the accountant ratification proposal and all proposals to be voted on at the Nationstar special meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a “non-routine” proposal for which the broker does not have discretionary voting power. Accordingly, broker non-votes could occur at the WMIH annual meeting on all proposals other than the accountant ratification proposal. Because all the matters to be voted upon at the Nationstar special meeting are “non-routine” matters, broker non-votes could occur on any of the proposals at the Nationstar special meeting.

If you are a Nationstar stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee will not vote your shares on the merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” such proposal; and

•	your broker, bank or other nominee will not vote your shares on the merger-related compensation proposal or the Nationstar adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal.

If you are a WMIH stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee will not vote your shares on the stock issuance proposal, the advisory compensation proposal or the WMIH adjournment proposal, which broker non-votes will have no effect on the vote count for such proposals;

•	your broker, bank or other nominee will not vote your shares in the director election, which broker non-votes will have no effect on the vote count in the director election; and

•	your broker, bank or other nominee may vote your shares on the accountant ratification proposal.

Q:	WHAT IF I ATTEND THE MEETING AND ABSTAIN OR DO NOT VOTE?

A:	If you are a Nationstar stockholder, you attend your special meeting in person and you fail to vote on the merger proposal, your failure to vote will have the same effect as a vote “AGAINST” the merger proposal. If you respond with an “abstain” vote on the applicable merger proposal, your proxy will have the same effect as a vote “AGAINST” the applicable merger proposal.

If you are a Nationstar stockholder, you attend your special meeting in person and you fail to vote or respond with an “abstain” vote on the merger-related compensation proposal or the Nationstar adjournment proposal, such abstention or failure to vote will have no effect on the outcome of such proposals. For each of these proposals, abstentions are not treated as votes cast and will have no effect on the outcome of the vote, although abstentions are counted towards establishing a quorum.

If you are a WMIH stockholder, you attend your annual meeting in person and you fail to vote on the stock issuance proposal, the advisory compensation proposal, the accountant ratification proposal or the WMIH adjournment proposal, your failure to vote in each case will have the same effect as a vote “AGAINST” such proposal. If you respond to the stock issuance proposal, the advisory compensation proposal, the accountant ratification proposal or the WMIH adjournment proposal with an “abstain” vote, your proxy will have the same effect as a vote “AGAINST” each such proposal. If you fail to vote or respond with a “withhold” vote in the director election, such abstention or failure to vote will have no effect on the outcome on the director election because directors are elected by a plurality of the votes cast.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

If you sign and return your proxy card without indicating how to vote on any particular proposal, the WMIH stock represented by your proxy will be voted as recommended by the WMIH board of directors with respect to that proposal or the Nationstar common stock represented by your proxy will be voted as recommended by the Nationstar board of directors with respect to that proposal, as the case may be.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

Yes. You may change your vote at any time before your proxy is voted at the WMIH annual meeting or Nationstar special meeting. You may do this in one of three ways:

•	filing a notice with the corporate secretary of WMIH or Nationstar, as applicable;

•	mailing a new, subsequently dated proxy card; or

•	by attending the WMIH annual meeting or Nationstar special meeting and electing to vote your shares in person.

If you are a stockholder of record of either WMIH or Nationstar and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to, in the case of WMIH, WMIH, Attention: Secretary, 800 Fifth Avenue, Suite 4100, Seattle, Washington 98104, or, in the case of Nationstar, Nationstar Mortgage Holdings Inc., Attention: Corporate Secretary, 8950 Cypress Waters Blvd, Coppell, Texas 75019, and it must be received at any time before the vote is taken at the WMIH or the Nationstar special meeting, as applicable. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone in the case of WMIH stockholders, not later than 11:59 p.m. Eastern Time on June 28, 2018, or by voting in person at the meeting. If you have instructed a broker, bank or other nominee to vote your shares of WMIH stock or shares of Nationstar common stock, as applicable, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:	HOW DO I MAKE AN ELECTION FOR THE TYPE OF MERGER CONSIDERATION THAT I PREFER TO RECEIVE?

A:	All holders of record of Nationstar common stock at 5:00 p.m., New York City time, on the date that is three business days preceding the closing date (the “election deadline”) will be entitled to make an election as to the type of merger consideration that they prefer to receive. Each holder of record of Nationstar common stock as of the close of business on the record date will be mailed a form of election (“form of election”) and we will use reasonable efforts to make a form of election available to all holders of record as of the election deadline. These materials will be mailed not less than 20 business days prior to the election deadline. Each Nationstar stockholder of record as of the election deadline should specify in the form of election (1) the number of shares of Nationstar common stock that such stockholder elects to have exchanged for the cash consideration and (2) the number of shares of Nationstar common stock that such stockholder elects to have exchanged for the stock consideration. Any Nationstar stockholder who does not make a valid and timely election will be deemed to have made a stock election. The consideration to be paid to Nationstar stockholders electing to receive only cash consideration or stock consideration is subject, pursuant to the terms of the merger agreement, to automatic adjustment, as applicable, to ensure that the total amount of cash paid (excluding cash paid in lieu of fractional shares) equals exactly $1,225,885,248.00. No fractional shares of WMIH common stock will be issued in the merger, and Nationstar stockholders will receive cash in lieu of any fractional shares of WMIH common stock. An election will have been properly made only if the exchange agent has received from the holder of record at the election deadline a properly completed form of election at its designated office by the election deadline.

Q:	WILL I RECEIVE THE FORM OF MERGER CONSIDERATION THAT I REQUEST ON THE FORM OF ELECTION?

A:	Not necessarily. The aggregate amount of cash to be paid to Nationstar stockholders pursuant to the merger agreement is fixed. If there is an oversubscription of the aggregate amount of cash available to be paid by WMIH to Nationstar stockholders as merger consideration due to the elections of Nationstar stockholders, the aggregate amount of cash payable by WMIH in the merger will not be increased. Similarly, if there is an oversubscription of the aggregate number of shares of WMIH common stock available to be issued by WMIH to Nationstar stockholders as merger consideration due to the elections of Nationstar stockholders (or failure to make an election), the aggregate number of shares of WMIH common stock to be issued by WMIH in the merger will not be increased. Rather, in either such case, the exchange agent will allocate between cash and shares of WMIH common stock in the manner described in “The Merger Agreement—Merger Consideration—Cash Consideration” and “The Merger Agreement—Merger Consideration—Stock Consideration” to ensure that the total amount of cash paid equals exactly $1,225,885,248.00.

Accordingly, there is no assurance that a Nationstar stockholder that has made a valid election to receive solely cash consideration or solely stock consideration will receive the form of consideration elected with respect to the shares of Nationstar common stock held by such stockholder.

For detailed illustrations of the potential proration and adjustment of the merger consideration for those stockholders electing to receive solely cash consideration or solely stock consideration for their shares of Nationstar common stock, see “The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations”.

Q:	WHAT IS THE DEADLINE FOR MAKING AN ELECTION?

A:	Your election, to be properly made, must be received by Computershare Trust Company, N.A., the exchange agent for the merger, which we refer to as the “exchange agent”, at its designated office by the election deadline, which is 5:00 p.m. New York City time on the date that is three business days preceding the closing date of the merger. WMIH and Nationstar will publicly announce the anticipated election deadline at least eight business days before the anticipated closing date of the merger.

Q:	WHAT HAPPENS IF I DO NOT SEND A FORM OF ELECTION OR IT IS NOT RECEIVED BY THE ELECTION DEADLINE?

A:	If the exchange agent does not receive a properly completed form of election from you at or prior to the election deadline, then you will be deemed to have elected to receive stock consideration with respect to your shares of Nationstar common stock. You bear the risk of delivery of the form of election to the exchange agent.

Q:	CAN I CHANGE MY ELECTION AFTER THE FORM OF ELECTION HAS BEEN SUBMITTED?

A:	Yes. You may revoke your election at or prior to the election deadline by submitting a written notice of revocation to the exchange agent. Revocations must specify the name in which your shares are registered on the share transfer books of Nationstar and any other information that the exchange agent may request. If you wish to submit a new election, you must do so in accordance with the election procedures described in this joint proxy statement/prospectus and the form of election. If you instructed a bank, broker, trust or other nominee holder to submit an election for your shares, you must follow directions from your bank, broker, trust or other nominee for changing those instructions. The notice of revocation must be received by the exchange agent at or prior to the election deadline in order for the revocation to be valid.

Q:	MAY I TRANSFER SHARES OF NATIONSTAR COMMON STOCK AFTER MAKING AN ELECTION?

A:	Yes, a holder of record as of the election deadline may transfer its common stock, but only if you revoke your election or the merger agreement is terminated. Once a holder of record as of the election deadline properly makes an election with respect to any shares of Nationstar common stock, you will be unable to sell or otherwise transfer those shares, unless you properly revoke your election or the merger agreement is terminated.

Q:	ARE NATIONSTAR STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:	Yes, Nationstar stockholders are entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. More information regarding these appraisal rights is provided in this joint proxy statement/prospectus, and the provisions of the DGCL that grant appraisal rights and govern such procedures are attached as Appendix E to this joint proxy statement/prospectus. You should read these provisions carefully and in their entirety. See “Appraisal Rights” beginning on page 236.

Q:	WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO NATIONSTAR STOCKHOLDERS?

A:

The receipt of cash and/or WMIH common stock in exchange for shares of Nationstar common stock pursuant to the merger will generally be a taxable transaction for United States federal income tax purposes.

A Nationstar stockholder that is a U.S. holder (as such term is defined in “Material United States Federal Income Tax Consequences of the Merger”) will generally recognize capital gain or loss equal to the difference, if any, between (1) the sum of the amount of cash (including any cash received in lieu of fractional shares of WMIH common stock received in the merger) and the fair market value of WMIH common stock received and (2) such Nationstar stockholder’s adjusted tax basis in its shares of Nationstar common stock exchanged. Under certain circumstances, WMIH may be required to withhold a portion of your merger consideration under applicable tax laws.

For a more detailed discussion of the material United States federal income tax consequences of the transaction, see “Material United States Federal Income Tax Consequences of the Merger” beginning on page 190.

The consequences of the merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger, including the applicability and effect of United States federal, state, local and non-United States income and other tax laws in light of your particular circumstances.

Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:	If the merger is not completed, Nationstar stockholders will not receive any consideration for their shares of Nationstar common stock. Instead, Nationstar will remain an independent public company and its common stock will continue to be listed and traded on the NYSE. Under specified circumstances, either WMIH or Nationstar will be required to pay to Nationstar or WMIH, respectively, a fee with respect to the termination of the merger agreement. See “The Merger Agreement—Termination; Termination Fees” and “Risk Factors” beginning on page 179 and page 33, respectively.

Q:	SHOULD NATIONSTAR STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:	No. Nationstar stockholders SHOULD NOT send in any stock certificates now. If the merger is approved, transmittal materials, with instructions for their completion, will be provided under separate cover to Nationstar stockholders who hold physical stock certificates and the stock certificates should be sent at that time in accordance with such instructions.

Q:	WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:	If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitation agent for the company in which you hold shares.

If you are a WMIH stockholder, you should contact MacKenzie Partners, Inc., the proxy solicitation agent for WMIH, toll-free at (800) 322-2885. If you are a Nationstar stockholder, you should contact Alliance Advisors LLC, the proxy solicitation agent for Nationstar, toll-free at (833) 786-6492.

SUMMARY

This summary highlights selected information included in this joint proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer before you decide how to vote. In addition, we incorporate by reference important business and financial information about Nationstar and WMIH into this joint proxy statement/prospectus. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 240. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger and the Merger Agreement (page 159)

The terms and conditions of the merger are contained in the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

If the merger agreement is approved and the merger is subsequently completed, Nationstar will merge with and into Wand Merger Corporation, a wholly owned subsidiary of WMIH, with Nationstar surviving the merger as a wholly owned subsidiary of WMIH. As described in greater detail below under “Merger Consideration”, as consideration for the merger, Nationstar stockholders will receive in the aggregate exactly $1,225,885,248.00 in cash (excluding cash paid in lieu of fractional shares) and approximately 416 million shares of WMIH common stock. Based on the number of issued and outstanding shares of WMIH common stock and Nationstar common stock on May 21, 2018, and based on the exchange ratio of 12.7793, after giving effect to the merger (and the mandatory conversion of WMIH Series B preferred stock into WMIH common stock described in the following paragraph), (i) stockholders of Nationstar, as a group, will receive shares in the merger constituting approximately 35% of WMIH common stock expected to be outstanding immediately after the merger (without giving effect to any shares of WMIH common stock held by Nationstar stockholders prior to the merger) and (ii) stockholders of WMIH (including holders of WMIH Series B preferred stock who will receive shares of WMIH common stock upon mandatory conversion of their WMIH Series B preferred stock as described in the next paragraph) will hold approximately 65% of WMIH common stock expected to be outstanding immediately after the merger (without giving effect to any shares of Nationstar common stock held by WMIH stockholders prior to the merger), of which approximately 27% will be held by the KKR Entities (reflecting approximately 17% of WMIH common stock). The percentage of WMIH common stock that Fortress will hold immediately after the merger is subject to the elections it makes for its shares of Nationstar common stock (Fortress is required to make a cash election for at least 50% of its shares), the elections the other Nationstar stockholders make for their shares of Nationstar common stock and the effect of the proration and adjustment provisions in the merger agreement. As a result and as further described in the following sentences, assuming Fortress does not sell any of its shares of Nationstar common stock after the Nationstar special meeting as permitted under the Fortress voting agreement, Fortress could hold between none and approximately 35% of WMIH common stock expected to be outstanding immediately after the merger. If Fortress makes a stock election for the other 50% of its shares and all other Nationstar stockholders make a cash election for their shares, Fortress would hold approximately 35% of WMIH common stock expected to be outstanding immediately after the merger. If Fortress makes a cash election for the other 50% of its shares and all other Nationstar stockholders make a stock election for their shares, Fortress would hold none of the WMIH common stock expected to be outstanding immediately after the merger.

In accordance with, and subject to the provisions in, WMIH’s amended and restated certificate of incorporation, after giving effect to the merger, holders of WMIH common stock will continue to hold their shares of WMIH common stock, holders of WMIH Series A preferred stock will continue to hold their shares of WMIH Series A preferred stock and holders of WMIH Series B preferred stock will have each share of their WMIH Series B preferred stock mandatorily converted into approximately 740.74074 shares of WMIH common stock (calculated by dividing their liquidation preference of $1,000 by the conversion price of $1.35 per share of WMIH common stock), receive a special, one-time distribution of 19.04762 shares of WMIH common stock and receive any accrued and unpaid dividends payable in WMIH common stock.

As further described below under “Description of Debt Financing”, WMIH expects to incur debt financing for the merger, which is expected to increase the debt of the combined companies by approximately $772 million. After giving effect to such additional financing, the interest expense of the combined companies is expected to increase by approximately $64 million, which will negatively affect the liquidity of the combined companies and reduce the profitability of the combined companies.

Merger Consideration (page 159)

Each share of Nationstar common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by WMIH or Nationstar (as treasury stock or otherwise) and any dissenting shares) will be converted into the right to receive, at the election of the holder of such share, subject to proration and adjustment, either (i) $18.00 in cash or (ii) 12.7793 shares of WMIH common stock. Holders of Nationstar common stock who do not make a valid and timely election will be deemed to have made a stock election described in clause (ii) above.

The consideration to be paid to Nationstar stockholders electing to receive only cash consideration or stock consideration is subject, pursuant to the terms of the merger agreement, to automatic adjustment, as applicable, to ensure that the total amount of cash paid equals exactly $1,225,885,248.00. Since the market price of WMIH common stock will fluctuate, the total value of the merger consideration may increase or decrease between the date of the merger agreement and the effective time of the merger. Accordingly, the value of the actual per share consideration to be paid to Nationstar stockholders cannot be determined until the effective time of the merger. No fractional shares of WMIH common stock will be issued in the merger, and Nationstar stockholders will receive cash in lieu of any fractional shares of WMIH common stock.

Recommendation of the Nationstar Board of Directors (page 41)

The Nationstar board of directors, following the unanimous recommendation of the Nationstar special committee, has unanimously determined that the merger, on the terms and conditions set forth in the merger agreement, is advisable and in the best interests of Nationstar and its stockholders and has directed that the merger agreement and the transactions contemplated thereby be submitted to Nationstar’s stockholders for adoption at the Nationstar special meeting on the date and at the time and place set forth in this joint proxy statement/prospectus. The Nationstar board of directors unanimously recommends that Nationstar’s stockholders vote “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the Nationstar adjournment proposal (if necessary or appropriate). See “The Merger—Recommendation of the Nationstar Board of Directors and Reasons for the Merger” beginning on page 115.

Recommendation of the WMIH Board of Directors (page 47)

The WMIH board of directors has unanimously determined that the merger, on the terms and conditions set forth in the merger agreement, is advisable and in the best interests of WMIH and its stockholders and has directed that the stock issuance be submitted to its stockholders for approval at the WMIH annual meeting on the date and at the time and place set forth in this joint proxy statement/prospectus. The WMIH board of directors unanimously recommends that WMIH’s stockholders vote “FOR” the stock issuance proposal, “FOR” each of the director nominees selected by the WMIH board of directors for the director election, “FOR” the accountant ratification proposal, “FOR” the advisory compensation proposal and “FOR” the WMIH adjournment proposal (if necessary or appropriate). See “The Merger—Recommendation of the WMIH Board of Directors and Reasons for the Merger” beginning on page 133.

Opinions of Nationstar’s Financial Advisors (page 118)

Opinion of the Financial Advisor to the Nationstar Board of Directors

On February 11, 2018, Citigroup Global Markets Inc. (which we refer to as “Citi”) rendered its oral opinion to the Nationstar board of directors, which was subsequently confirmed in writing by delivery of Citi’s written opinion addressed to the Nationstar board of directors dated February 12, 2018 as to, as of such date, the fairness, from a financial point of view, to the holders of Nationstar common stock other than the Excluded Holders (as defined below) of the Minimum Average Per Share Consideration (as defined below) to be received by such holders after giving effect to the Mandatory Election (as defined below) in the merger pursuant to the merger agreement. For purposes of such opinions, the term “Minimum Average Per Share Consideration” was calculated assuming the Mandatory Election and no holders of Nationstar common stock elect to receive the cash election consideration with respect to additional shares of Nationstar common stock and means per share merger consideration consisting of (a) a number of shares of WMIH common stock equal to 48% of the stock election consideration and (b) 52% of the cash election consideration; the term “Excluded Holders” means Fortress and its affiliates, including without limitation Fortress Investment Group LLC (which we refer to as “FIG”) and the investment funds and companies, including portfolio companies, affiliated or associated with FIG (collectively with Fortress and FIG, which we refer to as the “Fortress Group”); and the term “Mandatory Election” means the irrevocable commitment by certain of the Excluded Holders to elect to receive the cash election consideration with respect to 34,052,368 of their shares of Nationstar common stock. For purposes of Citi’s analyses in connection with the rendering of its oral opinion to the Nationstar board of directors on February 11, 2018, with Nationstar’s agreement, Citi assumed an exchange ratio of 12.658 shares of WMIH common stock per share of Nationstar common stock implied by information relating to the capitalization of Nationstar and WMIH. As a result of updated information following the delivery of its oral opinion and prior to the execution of the merger agreement, for purposes of its analyses in connection with the rendering of its written opinion to the Nationstar board of directors dated February 12, 2018, with Nationstar’s agreement, Citi assumed that the exchange ratio was 12.7793 shares of WMIH common stock per share of Nationstar common stock. Citi has confirmed to Nationstar that had Citi been aware on February 11, 2018 that the stock election consideration would be 12.7793 shares of WMIH common stock per share of Nationstar common stock, it would still have been able to render the oral opinion to the Nationstar board of directors rendered on February 11, 2018.

Citi’s opinion was directed to the Nationstar board of directors (in its capacity as such) and was limited to the fairness, from a financial point of view, to the holders of Nationstar common stock other than the Excluded Holders of the Minimum Average Per Share Consideration to be received by such holders after giving effect to the Mandatory Election in the merger pursuant to the merger agreement in the manner provided in the opinion and did not address any other aspect or implication of the merger. The summary of Citi’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, dated February 12, 2018, which is included as Appendix C to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Citi in preparing its opinion. However, neither Citi’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, a recommendation to any holder of Nationstar common stock as to how such holder should vote or act on any matters relating to the merger, including whether such stockholder should elect to receive the stock election consideration or the cash election consideration.

Opinion of the Financial Advisor to the Nationstar Special Committee

PJT Partners LP (which we refer to as “PJT Partners”) was retained by the Nationstar special committee to act as its financial advisor in connection with the merger and, upon the Nationstar special committee’s request, to render its financial opinion to the Nationstar special committee in connection therewith. The Nationstar special committee selected PJT Partners to act as its financial advisor based on PJT Partners’s qualifications, expertise and reputation, its knowledge of Nationstar’s industry and its knowledge and understanding of the business and affairs of Nationstar. On February 11, 2018, PJT Partners rendered its oral opinion based on information PJT Partners was directed to use by Nationstar as of such date, and on February 12, 2018, PJT Partners rendered its written opinion based on updated information PJT Partners was directed to use by Nationstar regarding the capitalization of Nationstar and WMIH as of such date and the resulting final exchange ratio, to the Nationstar special committee that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, taking into account the mandatory election, the aggregate merger consideration to be received by holders of shares of Nationstar common stock (other than Fortress) in the merger was fair to such holders from a financial point of view.

The full text of PJT Partners’s written opinion delivered to the Nationstar special committee, dated February 12, 2018, is attached as Appendix D and incorporated into this joint proxy statement/prospectus by reference in its entirety. PJT Partners’s written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by PJT Partners in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. PJT Partners provided its opinion to the Nationstar special committee, in its capacity as such, in connection with and for the purposes of its evaluation of the merger only and PJT Partners’s opinion is not a recommendation as to any action the Nationstar special committee or the Nationstar board of directors should take with respect to the merger or any aspect thereof. The opinion does not constitute a recommendation to any holder of any shares of Nationstar common stock as to how such holder should vote or act with respect to the merger or any other matter. The summary of PJT Partners’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of PJT Partners’s opinion.

For a summary of PJT Partners’s opinion and the methodology that PJT Partners used to render its opinion, see the section entitled “The Merger—Opinion of the Financial Advisor to the Nationstar Special Committee” beginning on page 125.

Opinion of WMIH’s Financial Advisor (page 136)

In connection with the merger, WMIH’s financial advisor, Keefe, Bruyette & Woods, Inc. (which we refer to as “KBW”) delivered a written opinion, dated February 12, 2018, to the WMIH board of directors and the WMIH audit committee as to the fairness, from a financial point of view and as of the date of the opinion, to WMIH of the aggregate merger consideration in the proposed merger. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix B to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the WMIH board of directors (in its capacity as such) and the WMIH audit committee (in its capacity as such) in connection with their respective consideration of the financial terms of the merger. The opinion did not address the underlying business decision of WMIH to engage in the merger or enter into the merger agreement or constitute a recommendation to the WMIH board of directors or its audit committee in connection with the merger, and it does not constitute a recommendation to any holder of WMIH stock or any stockholder of any other entity as to how to vote or act in connection with the merger, any related transaction or any other matter.

Nationstar Special Meeting of Stockholders (page 41)

The special meeting of Nationstar stockholders will be held on June 29, 2018, at 2:00 p.m. local time, at Nationstar’s offices, 8950 Cypress Waters Boulevard, Coppell, TX 75019. At the Nationstar special meeting, Nationstar stockholders will be asked to approve the merger proposal, the merger-related compensation proposal and the Nationstar adjournment proposal (if necessary or appropriate).

The Nationstar board of directors has fixed the close of business on May 21, 2018 as the record date for determining the holders of Nationstar common stock entitled to receive notice of and to vote at the Nationstar special meeting. As of the record date, there were 98,227,421 shares of Nationstar common stock outstanding and entitled to vote at the Nationstar special meeting held by 308 holders of record. Each share of Nationstar common stock entitles the holder to one vote at the Nationstar special meeting on each proposal to be considered at the Nationstar special meeting. As of the record date, directors and executive officers of Nationstar and their affiliates owned and were entitled to vote 1,044,051 shares of Nationstar common stock, representing approximately 1% of the shares of Nationstar common stock outstanding on that date. Nationstar currently expects that its directors and executive officers will vote their shares in favor of the merger proposal, the merger-related compensation proposal and the Nationstar adjournment proposal (if necessary or appropriate), although none of them has entered into any agreements obligating them to do so. As of the record date, WMIH did not beneficially hold any shares of Nationstar common stock.

The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Nationstar common stock entitled to vote is necessary in order to constitute a quorum at the Nationstar special meeting. A quorum is necessary to transact business at the Nationstar special meeting.

The affirmative vote of a majority of the outstanding shares of Nationstar common stock entitled to vote is required to approve the merger proposal. Assuming a quorum is present, the affirmative vote of a majority of the votes present in person or represented by proxy and cast on each of the merger-related compensation proposal and the adjournment proposal at the Nationstar special meeting is required to approve each such proposal. Nationstar stockholders must approve the merger proposal in order for the merger to occur. Nationstar stockholders are not, however, required to approve the merger-related compensation proposal or the Nationstar adjournment proposal in order for the merger to occur. If Nationstar stockholders fail to approve the merger-related compensation proposal or the Nationstar adjournment proposal, but approve the merger proposal, the merger may nonetheless occur.

Fortress and WMIH have entered into the Fortress voting agreement, pursuant to which Fortress has agreed to vote shares representing approximately 69% of the aggregate voting power of the Nationstar common stock as of the date of this joint proxy statement/prospectus in favor of the adoption of the merger agreement. The shares subject to the Fortress voting agreement are sufficient to satisfy the majority approval requirement to approve the merger and the other transactions contemplated by the merger agreement.

WMIH Annual Meeting of Stockholders (page 47)

The annual meeting of WMIH stockholders will be held on June 29, 2018, at 3:00 p.m. local time, at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, NY 10036. At the WMIH annual meeting, WMIH stockholders will be asked to approve the stock issuance proposal, the accountant ratification proposal, the advisory compensation proposal and the WMIH adjournment proposal (if necessary or appropriate) and to elect each of the director nominees selected by the WMIH board of directors for the director election.

The WMIH board of directors has fixed the close of business on May 21, 2018 as the record date for determining the holders of shares of WMIH stock entitled to receive notice of and to vote at the WMIH annual meeting. As of the record date, there were 206,714,132 shares of WMIH common stock held by 9,731 holders of record, 1,000,000 shares of WMIH Series A preferred stock held by one holder of record and 600,000 shares of WMIH Series B preferred stock held by 21 holders of record, in each case, outstanding and entitled to vote at the WMIH annual meeting. Each share of WMIH stock (on an as-converted basis) entitles the holder to one vote at the WMIH annual meeting on each proposal to be considered at the WMIH annual meeting. The holders of WMIH Series A preferred stock and WMIH Series B preferred stock outstanding on the record date are entitled to an aggregate of 10,065,629 votes and 444,444,444 votes, respectively, at the WMIH annual meeting.

As of the WMIH record date, directors and executive officers of WMIH and their affiliates (not including entities affiliated with Kohlberg Kravis Roberts & Co. L.P., which we refer to as “KKR”) owned 5,593,591 shares of WMIH common stock and no shares of WMIH preferred stock and were entitled to 5,593,591 votes, representing approximately 1% of the total number of votes entitled to be cast at the WMIH annual meeting. As of the record date, KKR Wand Investors Corporation (which we refer to as “Wand Investors”) owns 1,000,000 shares of WMIH Series A preferred stock, and KKR Wand Holdings Corporation (which we refer to as “Wand Holdings” and, collectively with Wand Investors, as the “KKR Entities”) owns 200,000 shares of WMIH Series B preferred stock, and the KKR Entities have entered into a voting agreement with Nationstar (which we refer to as the “KKR voting agreement”) pursuant to which the KKR Entities have agreed, subject to certain exceptions, to vote all of their beneficially owned shares of WMIH stock, or approximately 24% of the total voting power of the outstanding shares of WMIH stock as of May 21, 2018 in favor of the proposal to approve the stock issuance proposal and the WMIH adjournment proposal (if necessary or appropriate). All of WMIH’s directors and executive officers who hold shares of WMIH stock entitled to vote have each entered into a voting agreement with Nationstar to, subject to certain exceptions, vote all of his or her beneficially owned shares of WMIH stock in favor of the stock issuance proposal and the WMIH adjournment proposal (if necessary or appropriate). WMIH currently expects that its directors and executive officers will vote their shares in favor of the accountant ratification proposal and the advisory compensation proposal and in favor of each of the director nominees selected by the WMIH board of directors for the director election, although none of them has entered into any agreements obligating them to do so. As of the record date, Nationstar did not beneficially hold any shares of WMIH stock.

The presence, in person or represented by proxy, of at least a majority in voting power of the outstanding shares of WMIH stock entitled to vote at the meeting is necessary in order to constitute a quorum at the WMIH annual meeting.

Assuming a quorum is present, the affirmative vote of the holders of at least a majority in voting power of the outstanding WMIH stock entitled to vote and who are present in person or represented by proxy at the WMIH annual meeting and entitled to vote on each of the stock issuance proposal, the accountant ratification proposal, the advisory compensation proposal and the WMIH adjournment proposal, respectively, is required to approve each such proposal. In the director election, the seven nominees for the WMIH board of directors receiving the highest number of affirmative votes cast at the meeting, in person or by proxy, will be elected as directors. WMIH stockholders must approve the stock issuance proposal in order for the merger to occur. If WMIH stockholders fail to approve the stock issuance proposal, the merger will not occur. WMIH stockholders are not, however, required to approve the accountant ratification proposal, the advisory compensation proposal or the WMIH adjournment proposal or to elect the director nominees selected by the WMIH board of directors, in any case in order for the merger to occur. If WMIH stockholders fail to approve the accountant ratification proposal, the advisory compensation proposal or the WMIH adjournment proposal or to elect the director nominees selected by the WMIH board of directors, but approve the stock issuance proposal, the merger may nonetheless occur.

Nationstar’s Directors and Executive Officers May Have Financial Interests in the Merger (page 149)

Certain of Nationstar’s executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of Nationstar’s stockholders. The members of the Nationstar board of directors were aware of and considered these interests to the extent that such interests existed at the time, among other matters, when they approved the merger agreement and recommended that Nationstar stockholders approve the merger proposal. See “The Merger—Interests of Nationstar Directors and Executive Officers and Fortress in the Merger” beginning on page 149.

WMIH’s Directors and Executive Officers May Have Financial Interests in the Merger (page 146)

Certain of WMIH’s executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of WMIH’s stockholders. The members of the WMIH board of directors were aware of and considered these interests, among other matters, when they approved the merger agreement and recommended that WMIH stockholders approve the stock issuance proposal. See “The Merger—Interests of WMIH Directors and Executive Officers and the KKR Entities in the Merger” beginning on page 146.

Tagar Olson and Chris Harrington were appointed to the WMIH board of directors by KKR pursuant to agreement as described under “WMIH Proposals—Director Election—Director Relationships” beginning on page 54. Based on each of Mr. Olson’s and Mr. Harrington’s roles at KKR, KKR could be considered an “associate” of each of Mr. Olson and Mr. Harrington. As disclosed in “Other Matters Relating to the WMIH Annual Meeting—Certain Relationships and Related Party Transactions” beginning on page 83, KKR and its affiliates have interests in the merger in addition to those arising out of their ownership of WMIH stock.

Treatment of Nationstar Equity Awards (page 163)

Immediately prior to the effective time of the merger, subject to the terms and conditions of the merger agreement, each outstanding share of Nationstar restricted stock (subject to certain agreed exceptions) will automatically vest in full and be converted into the right to receive the merger consideration, as elected by the holder of the Nationstar restricted stock award in accordance with the procedures set out in the merger agreement, and each outstanding Nationstar RSU (subject to certain agreed exceptions) will automatically vest in full, be assumed by WMIH and convert into a WMIH restricted stock unit entitling the holder thereof to receive upon settlement the merger consideration, as elected by the holder of the Nationstar RSU award in accordance with the procedures set out in the merger agreement, based on the number of shares of Nationstar common stock underlying or represented by the number of Nationstar RSU awards as of immediately prior to the effective time.

Regulatory Approvals Required for the Merger (page 155)

Completion of the merger is subject to various regulatory approvals, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), and approvals from federal, state and other governmental authorities, including government-sponsored enterprises (which we refer to as “GSEs”), under applicable mortgage servicing, mortgage origination, collection agency, real estate, appraisal management and title insurance laws. Each of WMIH and Nationstar has agreed to use its reasonable best efforts to obtain all required regulatory approvals. We have filed, or are in the process of filing, notices and applications to obtain the necessary regulatory approvals. Although we currently believe we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that would reasonably be expected to result in a material adverse effect on the financial condition, properties, assets or liabilities (considered together), business or results of operation of Nationstar and its subsidiaries, taken as a whole, giving effect to the merger (which we refer to as a “burdensome condition”). The regulatory approvals to which completion of the merger are subject are described in more detail in the section of this joint proxy statement/prospectus entitled “Regulatory Approvals Required for the Merger” beginning on page 155.

Litigation Related to the Merger (page 189)

Certain litigation is pending in connection with the merger. See “Litigation Related to the Merger” on page 189.

Material United States Federal Income Tax Consequences of the Merger (page 190)

The receipt of cash and/or WMIH common stock in exchange for Nationstar common stock pursuant to the merger generally will be a taxable transaction for United States federal income tax purposes. A Nationstar stockholder that is a U.S. holder (as such term is defined in “Material United States Federal Income Tax Consequences of the Merger”) will generally recognize capital gain or loss equal to the difference, if any, between (1) the sum of the amount of cash (including any cash received in lieu of fractional shares of WMIH common stock received in the merger) and the fair market value of WMIH common stock received and (2) such Nationstar stockholder’s adjusted tax basis in its shares of Nationstar common stock exchanged. Under certain circumstances, WMIH may be required to withhold a portion of your merger consideration under applicable tax laws. The determination of the actual tax consequences of the merger to a holder of Nationstar common stock will depend on the holder’s specific situation. Holders of Nationstar common stock should consult their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of United States federal, state, local and non-United States income and other tax laws and of changes in those laws. For a more detailed discussion of the material United States federal income tax consequences of the transaction, see “Material United States Federal Income Tax Consequences of the Merger” beginning on page 190 of this joint proxy statement/prospectus.

Appraisal Rights (page 236)

Under Section 262 of the DGCL, holders of shares of Nationstar common stock who do not vote in favor of the adoption of the merger agreement and who otherwise follow the procedures set forth in Section 262 of the DGCL (which we refer to as “Section 262”) will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest. Nationstar stockholders considering seeking appraisal should be aware that the “fair value” of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

Any holder of shares of Nationstar common stock wishing to exercise appraisal rights must deliver to Nationstar, before the vote on the adoption of the merger agreement at the Nationstar special meeting, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote in favor of the adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. See “Appraisal Rights” beginning on page 236 and Section 262 of the General Corporation Law of the State of Delaware attached to this joint proxy statement/prospectus as Appendix E.

Conditions to the Merger (page 178)

The obligations of each of WMIH and Nationstar to complete the merger are subject to the satisfaction (or waiver, if permitted) of the following conditions:

•	receipt of the requisite approval of the Nationstar stockholders of the merger and receipt of the requisite approval of the WMIH stockholders of the stock issuance;

•	expiration or termination of any waiting period (and extension thereof) under the HSR Act;

•	the receipt of all required consents, notices, non-objections, registrations and approvals without the imposition of any burdensome condition;

•	the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated by the SEC for that purpose;

•	authorization for listing on the NASDAQ of the shares of WMIH common stock to be issued in the merger;

•	the absence of any law or order that prohibits or makes illegal the consummation of the merger;

•	the accuracy of the other party’s representations and warranties as of the date of the merger agreement and as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be likely to have a material adverse effect on the other party;

•	the prior performance in all material respects by the other party of the obligations required to be performed by it at or prior to the closing date of the merger; and

•	the receipt by each party of a certificate signed by an executive officer of the other party certifying that the two preceding conditions have been satisfied.

The obligations of Nationstar to complete the merger is also subject to its receipt of a copy of a written opinion of BDO USA, LLP, WMIH’s tax advisor (which we refer to as “BDO”), to be delivered to WMIH and dated as of the closing date, in form and substance reasonably satisfactory to Nationstar, to the effect that (based on the most current information available prior to the closing date as provided by WMIH to BDO and subject to customary assumptions and qualifications) (i) there should not have been an ownership change of WMIH under Section 382(g) of the Code since March 19, 2012 and (ii) the merger, taken together with the other transactions contemplated by the merger agreement and occurring on the closing date, should not result in ownership change of WMIH under Section 382(g) of the Code.

No Solicitation (page 170)

Under the terms of the merger agreement, Nationstar has agreed not to (i) solicit, initiate, knowingly encourage or knowingly facilitate inquiries, proposals or offers with respect to, (ii) participate in any negotiations concerning, or provide any nonpublic information to any person making, (iii) approve or recommend, (iv) enter into any agreement (other than a confidentiality agreement described in this paragraph) relating to or (v) submit to a vote of Nationstar’s stockholders, in each case, any proposal to acquire Nationstar or its assets. Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances, in response to an unsolicited bona fide acquisition proposal that the Nationstar board of directors determines in good faith (after consultation with its outside financial advisors and outside legal counsel) is or could reasonably be expected to lead to a proposal which is superior to the merger with WMIH and failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, Nationstar may furnish nonpublic information relating to Nationstar and engage in discussions or negotiations with the person making such proposal, provided that prior to providing any such nonpublic information, Nationstar will have entered into a confidentiality agreement with such person on terms no less favorable in the aggregate to it than the confidentiality agreement among Nationstar, KKR and WMIH and that, within 48 hours of furnishing any such nonpublic information, Nationstar furnishes such nonpublic information to WMIH to the extent not already provided to WMIH.

If an event unrelated to an acquisition proposal occurs that was not known or reasonably foreseeable to the Nationstar board of directors as of the date of the merger agreement, the Nationstar board of directors may change its recommendation to vote for the adoption of the merger agreement and the adjournment proposal if failing to do so would reasonably be expected to be inconsistent with the directors’ fiduciary duties, subject to complying with WMIH’s rights under the merger agreement. Under certain circumstances, Nationstar’s board of directors may change its recommendation to vote for the adoption of the merger agreement and terminate the merger agreement in order to enter into a superior proposal, subject to complying with WMIH’s match rights under the merger agreement.

WMIH has also agreed not to (i) solicit, initiate, knowingly encourage or knowingly facilitate inquiries, proposals or offers with respect to, (ii) participate in any negotiations concerning, or provide any nonpublic information to any person making, (iii) approve or recommend, (iv) enter into any agreement (other than a confidentiality agreement described in this paragraph) relating to or (v) submit to a vote of WMIH’s stockholders, in each case, any proposal to acquire WMIH or any proposal by WMIH to acquire another person. Even if WMIH receives an unsolicited bona fide written acquisition proposal which is superior to the merger, WMIH may not furnish nonpublic information or data regarding WMIH and participate in discussions or negotiations with the third party making such proposal. If an event unrelated to an acquisition proposal occurs that was not known or reasonably foreseeable to the WMIH board of directors as of the date of the merger agreement, the WMIH board of directors may change its recommendation to vote for the stock issuance and the adjournment proposal if failing to do so would reasonably be expected to be inconsistent with the directors’ fiduciary duties, subject to complying with Nationstar’s rights under the merger agreement.

Termination; Termination Fees (page 179)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by Nationstar’s stockholders or approval of the stock issuance by WMIH’s stockholders:

•	by mutual written consent of WMIH and Nationstar;

•	by either WMIH or Nationstar, if the merger has not closed by November 12, 2018 (subject to one or more 30-day extensions by either WMIH or Nationstar, not to exceed 90 days in the aggregate, to the extent all closing conditions herein are capable of being satisfied as of such time other than the condition regarding receipt of required regulatory approvals) (which we refer to as the “end date”), unless the failure to close by such date is primarily due to the party seeking to terminate the merger agreement breaching any of its obligations under the merger agreement;

•	by either WMIH or Nationstar, if a governmental authority has issued a final, non-appealable order permanently prohibiting the closing of the merger, so long as the party seeking to terminate the merger agreement used its reasonable best efforts to have such order lifted;

•	by either WMIH or Nationstar, if the Nationstar special meeting (including any adjournments or postponements) concludes following the taking of a vote to approve the merger and the Nationstar stockholders have not approved the merger;

•	by either WMIH or Nationstar, if the WMIH annual meeting (including any adjournments or postponements) concludes following the taking of a vote to approve the stock issuance and the WMIH stockholders have not approved the stock issuance;

•	by WMIH, if a Nationstar adverse recommendation change has occurred or Nationstar or any of its subsidiaries have entered into an alternative acquisition agreement;

•	by WMIH, if Nationstar breaches any of its representations or warranties or fails to performance any of its covenants or agreements and such breach or failure would give rise to the failure of a condition to the merger and is incapable of being cured by Nationstar during the 30-day period following written notice from WMIH of such breach or failure or, if capable of being cured, is not cured by the earlier of such 30-day period and the end date; provided that WMIH will not have the right to terminate the merger agreement if it is then in breach of any of its representations, warranties or covenants such that Nationstar would have the right to terminate the merger agreement for such breach;

•	by Nationstar, if a WMIH adverse recommendation change has occurred;

•

by Nationstar, if WMIH breaches any of its representations or warranties or fails to performance any of its covenants or agreements and such breach or failure would give rise to the failure of a condition to the merger and is incapable of being cured by WMIH during the 30-day period following written notice from Nationstar of such breach or failure or, if capable of being cured, is not cured by the earlier of such 30-day period and the end date; provided that Nationstar will not have the right to terminate the merger agreement if it is then in breach of any of its representations, warranties or covenants such that WMIH would have the right to terminate the merger agreement for such breach;

•	by Nationstar, if (i) the Nationstar board of directors authorizes Nationstar to enter into an alternative acquisition agreement with respect to a superior Nationstar proposal to the extent permitted by the terms and conditions described above under “—No Solicitation by Nationstar”, (ii) substantially concurrent with the termination of the merger agreement, Nationstar enters into an alternative acquisition agreement that constituted a superior Nationstar proposal and (iii) prior to or concurrently with such termination, Nationstar pays to WMIH the fees required to be paid pursuant to the provisions described below; or

•	by Nationstar, if (i) all of the conditions to closing have been satisfied or waived (except for any conditions that by their nature can only be satisfied or waived on the closing date, but subject to such conditions being able to be satisfied or waived at the time of termination), (ii) WMIH fails to consummate the merger within three business days following the first date the closing should have occurred pursuant to the merger agreement and (iii) Nationstar has irrevocably notified WMIH in writing that it stood ready, willing and able to consummate the merger at such time.

Nationstar will be required to pay WMIH a termination fee of $65 million in certain circumstances. Under certain circumstances, WMIH may be required to make one of the following payments to Nationstar: (i) a termination fee of $125 million, (ii) a termination fee of $65 million or (iii) compensation for Nationstar’s expenses in an amount equal to approximately $29.4 million and, upon the occurrence of certain other events, either an additional fee of approximately $35.6 million or an additional fee of approximately $18.6 million. See “The Merger Agreement—Termination; Termination Fees” beginning on page 179.

The Voting Agreements (page 182)

FIF HE Holdings LLC (which is primarily owned by investment funds managed by affiliates of Fortress Investment Group LLC and which we refer to as “Fortress”) has entered into a voting agreement with WMIH pursuant to which Fortress has agreed, subject to certain exceptions, to vote all of its beneficially owned shares of Nationstar common stock, or approximately 69% of the total voting power of the outstanding shares of Nationstar common stock as of May 21, 2018 in favor of the proposal to adopt the merger agreement. The KKR Entities have entered into a voting agreement with Nationstar pursuant to which the KKR Entities have agreed, subject to certain exceptions, to vote all of its beneficially owned shares of WMIH stock, or approximately 24% of the total voting power of the outstanding shares of WMIH stock as of May 21, 2018 in favor of the proposal to approve the stock issuance. All of WMIH’s directors and executive officers who hold shares of WMIH stock entitled to vote have each entered into a voting agreement with Nationstar pursuant to which such director or executive officer has agreed, subject to certain exceptions, to vote all of his or her beneficially owned shares of WMIH stock, or approximately 1% of the total voting power of the outstanding shares of WMIH stock as of May 21, 2018 in favor of the proposal to approve the stock issuance. See “Other Agreements—Fortress and KKR Voting Agreements” beginning on page 182 and “Other Agreements—WMIH Director and Officer Voting Agreements” beginning on page 184.

Description of Debt Financing (page 187)

On February 12, 2018, Wand Merger Corporation entered into a debt commitment letter, which we refer to in this joint proxy statement/prospectus as the “debt commitment letter”, with Credit Suisse AG, Credit Suisse Securities (USA) LLC, Jefferies Finance LLC, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., HSBC Bank USA, National Association and HSBC Securities (USA) Inc. (who we refer to collectively as the “commitment parties”), pursuant to which, subject to the conditions set forth in the debt commitment letter, the commitment parties committed to provide to Wand Merger Corporation a one-year senior unsecured term loan bridge facility of up to $2.75 billion (which we refer to as the “bridge facility”), which, if funded, is convertible on the first anniversary of the funding date thereof into (i) a $1.0 billion tranche of five-year term loans, (ii) a $1.0 billion tranche of eight-year term loans and (iii) a $750.0 million tranche of ten-year term loans. In lieu of the bridge facility, Wand Merger Corporation may elect to issue up to $2.75 billion of senior unsecured notes, which will reduce the amount of the bridge facility by the amount of senior unsecured notes issued. The proceeds of the bridge facility and/or the senior unsecured notes (which we refer to as the “debt financing”) will be used (i) to pay the cash portion of the merger consideration, (ii) to redeem, repurchase, repay, discharge or defease certain existing indebtedness of Nationstar and its subsidiaries and (iii) to pay related fees and expenses. For a more complete description of WMIH’s debt financing for the merger, see the section entitled “Description of Debt Financing” beginning on page 187.

Comparison of Stockholders’ Rights (page 203)

Following the merger, the rights of Nationstar stockholders who become WMIH stockholders in the merger will no longer be governed by Nationstar’s amended and restated certificate of incorporation (which we refer to as “Nationstar’s charter”) and Nationstar’s amended and restated bylaws (which we refer to as “Nationstar’s bylaws”) and instead will be governed by WMIH’s amended and restated certificate of incorporation, as amended (which we refer to as “WMIH’s charter”) and WMIH’s amended and restated bylaws (which we refer to as “WMIH’s bylaws”). See “Comparison of Stockholders’ Rights” beginning on page 203.

Risk Factors (page 33)

You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in the joint proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 33.

The Parties (page 91)

WMIH Corp.

800 Fifth Avenue, Suite 4100

Seattle, Washington 98104

Attention: Secretary

Phone: (206) 922-2957

WMIH Corp. is a Delaware corporation and was organized in 2015. On May 11, 2015, WMIH merged with its parent corporation, WMI Holdings Corp., a Washington corporation (which we refer to as “WMIHC”), with WMIH as the surviving corporation in the merger. As of December 31, 2017, WMIH had consolidated total assets of approximately $614.1 million and stockholders’ equity of approximately $93.6 million. WMIH and its subsidiaries had four full-time employees for 2017.

WMIH, formerly known as WMIHC and Washington Mutual, Inc. (which we refer to as “WMI”), is the direct parent of WM Mortgage Reinsurance Company, Inc., a Hawaii corporation (which we refer to as “WMMRC”), and was the direct parent of WMI Investment Corp. until its dissolution on January 18, 2018. Since emergence from bankruptcy on March 19, 2012, WMIH’s business activities consist of operating WMMRC’s legacy reinsurance business in runoff mode. In addition, WMIH is actively seeking acquisition opportunities across a broad array of industries with a specific focus in the financial services industry, including targets with consumer finance, specialty finance, leasing or insurance operations.

Nationstar Mortgage Holdings Inc.

8950 Cypress Waters Blvd

Coppell, Texas 75019

Attention: Corporate Secretary

Phone: (469) 549-2000

Nationstar Mortgage Holdings Inc., a Delaware corporation formed in 2011, including its consolidated subsidiaries, earns fees through the delivery of servicing, origination and transaction based services related primarily to single-family residences throughout the United States. Nationstar is one of the largest residential loan servicers in the United States, operating an integrated residential loan origination platform with a primary focus on customer retention and an array of complementary services related to the purchase and disposition of residential real estate.

Customers include most residential real estate market participants including homeowners, homebuyers, home sellers, investors and real estate agents. Investors primarily include GSEs such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corp, investors in private-label securitizations, the Government National Mortgage Association, as well as organizations owning mortgage servicing rights which engage Nationstar to subservice. Nationstar is regulated both at the Federal and individual state levels.

SELECTED HISTORICAL FINANCIAL DATA FOR WMIH

The following tables summarize financial results achieved by WMIH for the periods and at the dates indicated and should be read in conjunction with WMIH’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that WMIH has previously filed with the SEC. Historical financial information for WMIH can be found in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and its Annual Report on Form 10-K for the year ended December 31, 2017. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus for instructions on how to obtain the information that has been incorporated by reference into this joint proxy statement/prospectus. You should not assume the results of operations for past periods indicate results for any future period.

	As of March 31,		As of December 31,
(in thousands, except share and per share amounts)	2018	2017	2017	2016	2015	2014	2013
Balance Sheet data (as of end of period):
Cash and cash equivalents	$27,890	$21,728	$26,709	$2,491	$9,924	$78,009	$11,986
Restricted cash	576,202	573,942	578,936	573,347	571,440	2,447	115
Derivative asset—embedded conversion feature	—	98,680	—	80,651	—	—	—
Total assets	608,925	747,631	614,121	736,190	685,060	156,139	267,638
Notes payable—principal	—	18,423	—	18,774	21,743	31,220	105,502
Losses and loss adjustment reserves	408	623	474	811	5,063	18,947	44,314
Loss contract reserve	—	4,729	—	5,645	9,623	12,549	46,319
Derivative liability—embedded conversion feature	—	—	—	—	120,848	—	—
Other liabilities	16,893	13,817	16,303	14,063	14,357	3,021	1,218
Total liabilities	17,301	37,853	16,816	39,841	173,069	67,909	202,509
Redeemable convertible series B preferred stock, $0.00001 par value; 600,000, 600,000, 600,000, zero and zero shares issued and outstanding as of March 31, 2018 and 2017, December 31, 2017, December 31, 2016, December 31, 2015, December 31, 2014 and December 31, 2013, respectively; aggregate liquidation preference of $600,000,000, $600,000,000, $600,000,000, $600,000,000, $600,000,000, zero and zero as of March 31, 2018 and 2017, December 31, 2017, December 31, 2016, December 31, 2015, December 31, 2014 and December 31, 2013, respectively	503,713	502,213	503,713	502,213	502,213	—	—
Total stockholders’ equity	87,911	207,565	$93,592	$194,136	$9,778	$88,230	$65,129

	Three Month Period Ended March 31,		Year Ended December 31,
(in thousands, except share and per share amounts)	2018	2017	2017	2016	2015	2014	2013
Statement of Operations Data:
Revenues:
Premiums earned	$23	$430	$1,220	$3,147	$5,121	$7,169	$10,946
Net investment income (loss)	2,170	1,180	6,670	2,249	879	1,379	(778)

Total revenues	2,193	1,610	7,890	5,396	6,000	8,548	10,168

Operating expenses:
Losses and loss adjustment expense (benefit)	62	94	19	(669)	(1,115)	3,281	(6,159)
Ceding commission expense	—	50	137	306	456	653	1,325
General and administrative expense	7,714	2,012	14,457	7,043	20,940	6,526	5,665
Loss contract reserve value change	—	(916)	(5,645)	(3,978)	(2,926)	(33,770)	(5,898)
(Gain) loss from contract termination	—	—	(383)	—	—	6,563	—
Interest expense	—	610	1,788	2,616	3,702	22,225	14,897

Total operating expense	7,776	1,850	10,373	5,318	21,057	5,478	9,830

Net operating (loss) income	(5,583)	(240)	(2,483)	78	(15,057)	3,070	338

Other (income) and expense:
Other income	—	—	(123)	(123)	(7,845)	—	—
(Gain) loss on change in fair value of derivative embedded conversion feature	—	(18,029)	(28,242)	(201,499)	54,621	—	—

Total other (income) expense	—	(18,029)	(28,365)	(201,622)	46,776	—	—

Income (loss) before income taxes	(5,583)	17,789	25,882	201,700	(61,833)	3,070	338
Income tax expense (benefit)	—	—	—	—	—	—	—

Net income (loss)	(5,583)	17,789	25,882	201,700	(61,833)	3,070	338

Redeemable convertible series B preferred stock dividends	(200)	(4,500)	(18,050)	(18,000)	(17,748)	—	—
Preferred deemed dividend	—	—	—	—	—	(9,455)	—

Net income (loss) attributable to common and participating stockholders	$(5,783)	$13,289	$7,832	$183,700	$(79,581)	$(6,385)	$338

Basic net income (loss) per share attributable to common and participating stockholders	$(0.03)	$0.02	$0.01	$0.33	$(0.39)	$(0.03)	$0.00
Shares used in computing basic net income (loss) per share	202,692,144	202,423,969	202,595,288	202,270,887	201,746,613	200,869,928	200,304,068
Diluted net income (loss) per share attributable to common and participating stockholders	$(0.03)	$0.02	$0.01	$0.30	$(0.39)	$(0.03)	$0.00
Shares used in computing diluted net income (loss) per share	202,692,144	213,623,959	212,660,917	235,406,360	201,746,613	200,869,928	200,304,068
Statement of cash flow data:
Net cash (used in) provided by
Operating activities	$1,453	$(2,856)	$(6,417)	$(6,537)	$(14,180)	$(31,249)	$(50,351)
Investing activities	494	27,539	73,048	21,980	(39,127)	156,159	51,292
Financing activities	(3,500)	(4,851)	(36,824)	(20,969)	554,215	(56,555)	(31,841)

SELECTED HISTORICAL FINANCIAL DATA FOR NATIONSTAR

The following tables summarize financial results achieved by Nationstar for the periods and at the dates indicated and should be read in conjunction with Nationstar’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Nationstar has previously filed with the SEC. Historical financial information for Nationstar can be found in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and its Annual Report on Form 10-K for the year ended December 31, 2017. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus for instructions on how to obtain the information that has been incorporated by reference into this joint proxy statement/prospectus. You should not assume the results of operations for past periods indicate results for any future period.

	As of March 31,		As of December 31,
	2018	2017	2017	2016	2015	2014	2013
	(amounts in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$187	$443	$215	$489	$613	$299	$442
Mortgage servicing rights	3,194	3,173	2,941	3,166	3,367	2,961	2,503
Advances and other receivables, net	1,424	1,580	1,706	1,749	2,412	2,545	5,002
Reverse mortgage interests, net	10,225	10,849	9,984	11,033	7,514	2,453	1,547
Mortgage loans held for sale	1,589	1,476	1,891	1,788	1,430	1,278	2,603
Total assets	17,864	18,745	18,036	19,593	16,617	11,113	14,027
Unsecured senior notes, net	1,859	1,994	1,874	1,990	2,026	2,159	2,444
Advance facilities, net	562	931	855	1,096	1,640	1,902	4,550
Warehouse facilities, net	3,161	2,413	3,285	2,421	1,890	1,573	2,434
Other nonrecourse debt, net	8,091	9,277	8,014	9,631	6,666	1,768	1,193
Total liabilities	15,982	17,058	16,314	17,910	14,850	9,889	13,037
Total stockholders’ equity	1,882	1,687	1,722	1,683	1,767	1,224	990

	Three Months Ended March 31,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(amounts in millions, except for earnings per share data)
Consolidated Statement of Operations and Comprehensive Income Data:
Total revenues	$588	$427	$1,650	$1,915	$1,989	$1,973	$2,087
Total expenses	364	369	1,475	1,644	1,688	1,358	1,402
Total other income (expense), net	(18)	(55)	(131)	(242)	(247)	(329)	(338)

Income before income tax expense	206	3	44	29	54	286	347
Income tax expense	46	1	13	13	11	65	129

Net income	160	2	31	16	43	221	218
Less: Net income (loss) attributable to non-controlling interests	—	—	1	(3)	4	—	—

Net income attributable to Nationstar	160	2	30	19	39	221	218

Change in value of designated cash flow hedges, net of tax	—	—	—	—	—	(2)	2

Total comprehensive income	$160	$2	$30	$19	$39	$219	$220

Earnings per share data:
Basic	$1.63	$0.02	$0.31	$0.19	$0.38	$2.47	$2.43

Diluted	$1.61	$0.02	$0.30	$0.19	$0.37	$2.45	$2.40

Other Financial Data:
Net cash provided by / (used in):
Operating activities	$937	$958	$1,102	$971	$398	$1,080	$(1,801)
Investing activities	(21)	(17)	(6)	(3,738)	(5,567)	233	(1,406)
Financing activities	(939)	(711)	(1,370)	2,643	5,483	(1,456)	3,497

SUMMARY UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The following table shows unaudited pro forma condensed combined financial information about the financial condition and results of operations, including per share data, after giving effect to the merger and related financing transaction. The unaudited pro forma condensed combined financial information assumes that the merger is accounted for under the acquisition method of accounting, and that the assets and liabilities of Nationstar will be recorded by WMIH at their respective estimated fair values as of the date the merger is completed. The unaudited pro forma condensed combined balance sheet gives effect to the transactions as if the transactions had occurred on March 31, 2018. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2018 and the year ended December 31, 2017 give effect to the transactions as if the transactions had become effective on January 1, 2017. The unaudited selected pro forma condensed combined financial information has been derived from and should be read in conjunction with the consolidated financial statements and related notes of WMIH, which are incorporated in this joint proxy statement/prospectus by reference, the consolidated financial statements and related notes of Nationstar, which are incorporated in this joint proxy statement/prospectus by reference, and the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 192.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented, nor the impact of possible business model changes. The unaudited pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors, including those discussed in the section entitled “Risk Factors” beginning on page 33. In addition, as explained in more detail in the accompanying notes to the “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 192, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

(amounts in millions)	Three Months Ended March 31, 2018	Year Ended December 31, 2017
Revenues:
Service related, net	$464	$1,043
Net gain on mortgage loans held for sale	124	607
Other revenues	2	8

Total revenues	590	1,658
Expenses
Salaries, wages and benefits	181	743
General and administrative	188	764

Total expenses	369	1,507

Other income (expenses):
Interest income	145	597
Interest expense	(189)	(797)
Other income (expenses)	8	37

Total other income (expenses), net	(36)	(163)

Income (loss) before income taxes	185	(12)
Less: income tax expense (benefit)	42	(12)

Net income	143	—
Less: Net income attributable to non-controlling interests	—	1

Net income (loss) attributable to combined entities	$143	(1)

March 31, 2018
Assets:
Cash and cash equivalents	$220
Restricted cash	365
Mortgage servicing rights	3,194
Advances and other receivables	1,424
Reverse mortgage interests	10,397
Mortgage loans held for sale	1,589
Mortgage loans held for investment	136
Property and equipment	123
Derivative financial instruments	65
Intangible assets	97
Goodwill	—
Deferred tax assets	1,015
Other assets	499

Total assets	$19,124

Liabilities and Stockholders’ Equity
Liabilities:
Unsecured senior notes	$2,646
Advance facilities	562
Warehouse facilities	3,161
Payables and accrued liabilities	1,267
MSR related liabilities – nonrecourse	1,035
Mortgage servicing liabilities	7
Derivative financial instruments	9
Other nonrecourse debt	8,266

Total liabilities	16,953

Stockholders’ equity
Common stock(1)	—
Additional paid-in-capital	1,289
Retained earnings	882
Treasury shares at cost	—

Total stockholders’ equity before non-controlling interests	2,171
Non-controlling interests	—

Total stockholders’ equity	2,171

Total liabilities and stockholders’ equity	$19,124

(1)	Combined pro forma common stock has a total value less than $1 million.

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

The following table sets forth the basic earnings, diluted earnings, cash dividend, and book value per common share data for WMIH and Nationstar on a historical basis and on a pro forma combined basis, for the three months ended March 31, 2018 and the year ended December 31, 2017. The unaudited pro forma data was derived by combining the historical financial information of WMIH and Nationstar using the acquisition method of accounting for business combinations, assumes the transaction is completed as contemplated and represents a current estimate based on available information of the combined company’s results of operations. The unaudited pro forma data and equivalent per share information gives effect to the merger and related financing transaction as if the transactions had been effective on the date presented, in the case of the book value data, and as if the transactions had become effective on January 1, 2017, in the case of the earnings per share and dividends declared data. The pro forma financial adjustments record the assets and liabilities of Nationstar at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analysis is performed.

The unaudited pro forma data below should be read in conjunction with WMIH’s and Nationstar’s unaudited financial statements for the three months ended March 31, 2018 and audited financial statements for the year ended December 31, 2017. This information is presented for illustrative purposes only. You should not rely on the unaudited pro forma data or equivalent amounts presented below as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of merger-related costs or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. The information below should be read in conjunction with “Unaudited Pro Forma Condensed Combined Consolidated Financial Information” beginning on page 192.

	WMIH As Reported	Nationstar As Reported	Pro Forma Combined WMIH(a)	Pro Forma Equivalent Per Share Information(b)
For the three months ended March 31, 2018:
Basic earnings (loss) per share from continuing operations	$(0.03)	$1.63	$0.13	$1.66
Diluted earnings (loss) per share from continuing operations	(0.03)	1.61	0.13	1.66
Cash dividends	—	—	—	—
Book value at March 31, 2018(c)	0.43	19.16	1.93	24.70

For the year ended December 31, 2017:
Basic earnings per share from continuing operations	$0.01	$0.31	$—	$—
Diluted earnings per share from continuing operations	0.01	0.30	—	—
Cash dividends	—	—	—	—

(a)	Pro forma earnings per share are based on pro forma combined net income (loss) and pro forma combined weighted average common shares outstanding at the end of the period.
(b)	Pro forma equivalent per share information is calculated by multiplying the pro forma combined per share amounts by the exchange rate of 12.7793 provided for in the merger agreement.
(c)	Book value per share is calculated based on dividing stockholders’ equity by the number of shares of WMIH common stock or Nationstar common stock outstanding. Pro forma combined book value per share is calculated by dividing pro forma combined stockholders’ equity by the pro forma number of shares of combined WMIH common stock outstanding.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The table below sets forth, for the calendar quarters indicated, the high and low sales prices, as well as the dividend paid, per share of WMIH common stock, which trades on the NASDAQ under the symbol “WMIH”, and per share of Nationstar common stock, which trades on the NYSE under the symbol “NSM”.

	WMIH Common Stock(1)			Nationstar Common Stock(2)
	High	Low	Dividend	High	Low	Dividend
2016
First Quarter	$2.64	$2.05	$—	$13.41	$8.29	$—
Second Quarter	2.45	2.05	—	13.46	9.29	—
Third Quarter	2.50	2.16	—	16.60	10.19	—
Fourth Quarter	2.38	1.30	—	19.51	14.05	—
2017
First Quarter	$1.60	$1.05	$—	$19.83	$14.67	$—
Second Quarter	1.60	1.10	—	18.45	15.38	—
Third Quarter	1.35	0.90	—	19.00	15.95	—
Fourth Quarter	1.04	0.60	—	20.71	16.04	—
2018
First Quarter	$1.61	$0.74	$—	$19.45	$16.37	$—
Second Quarter (through May 30, 2018)	1.48	1.32	—	18.92	17.69	—

(1)	In its Form 10-K, WMIH reports the high and low closing sales prices of WMIH common stock, whereas this table reflects the high and low intraday sales prices of WMIH common stock.
(2)	In its Form 10-K, Nationstar reports the high and low sales prices of Nationstar common stock as reported in the consolidated transaction reporting system, whereas this table reflects such sales prices as reported by the NYSE.

On February 12, 2018, the last trading day before the public announcement of the signing of the merger agreement, the closing sale price per shares of WMIH common stock on the NASDAQ was $0.796 and the closing sale price per share of Nationstar common stock on the NYSE was $17.10. On May 30, 2018, the latest practicable date before the date of this joint proxy statement/prospectus, the last sale price per share of WMIH common stock on the NASDAQ was $1.38 and the last sale price per share of Nationstar common stock on the NYSE was $18.12.

From and after the date of the merger agreement, February 12, 2018, neither Nationstar nor WMIH may, and neither may permit its respective subsidiaries to, without the prior written consent of the other, make any dividend payments or distributions other than (i) dividends paid by any of its respective subsidiaries to itself or any of its wholly owned subsidiaries and (ii) dividends paid by WMIH in the form of WMIH common stock payable to the holders of WMIH Series B preferred stock in accordance with the terms of the WMIH Series B preferred stock. Neither Nationstar nor WMIH has paid dividends to the holders of its respective common stock, and neither Nationstar nor WMIH has any plan to pay dividends in the future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, WMIH’s and Nationstar’s expectations or predictions of future financial or business performance or conditions. All statements other than statements of historical or current fact included in this joint proxy statement/prospectus that address activities, events, conditions or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business and these statements are not guarantees of future performance. Forward-looking statements may include the words “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, “strategy”, “future”, “opportunity”, “may”, “should”, “will”, “would”, “will be”, “will continue”, “will likely result”, and similar expressions. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These forward-looking statements are expressed in good faith, and WMIH and Nationstar believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and neither WMIH nor Nationstar is under any obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, except as required by law.

In addition to factors previously disclosed in WMIH’s and Nationstar’s reports filed with the SEC and those identified elsewhere in this filing (including the “Risk Factors” beginning on page 33), the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	the ability to meet the closing conditions to the merger, including approval by stockholders of WMIH and Nationstar on the expected terms and schedule and the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated;

•	delay in closing the merger;

•	failure to realize the benefits expected from the proposed transaction;

•	the effects of pending and future legislation;

•	risks associated with investing in mortgage loans and mortgage servicing rights and changes in interest rates;

•	risks related to disruption of management time from ongoing business operations due to the proposed transaction;

•	business disruption following the transaction;

•	macroeconomic factors beyond WMIH’s or Nationstar’s control;

•	risks related to WMIH’s or Nationstar’s indebtedness; and

•	other consequences associated with mergers, acquisitions and divestitures and legislative and regulatory actions and reforms.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Forward-Looking Statements”, you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this joint proxy statement/prospectus. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 240.

Risks Related to the Merger

Because the Market Price of Shares of WMIH Common Stock Will Fluctuate, Nationstar Stockholders Cannot Be Sure of the Value of the Merger Consideration They Will Receive.

Upon completion of the merger, each share of Nationstar common stock will be converted into the right to receive, at the election of the holder of such share, subject to proration and adjustment, either (i) $18.00 in cash or (ii) 12.7793 shares of WMIH common stock. The stock portion of the merger consideration that Nationstar stockholders electing to receive stock consideration will receive is a fixed number of shares of WMIH common stock (subject to proration and adjustment); it is not a number of shares with a particular fixed market value. See “The Merger—Terms of the Merger” beginning on page 92. The market value of WMIH common stock and Nationstar common stock at the effective time of the merger may vary significantly from their respective values on the date the merger agreement was executed or at other dates, including the date on which Nationstar stockholders vote on the adoption of the merger agreement. Because the exchange ratio relating to the stock portion of the merger consideration is fixed at 12.7793 and will not be adjusted to reflect any changes in the market value of shares of WMIH common stock or Nationstar common stock, the market value of the shares of WMIH common stock issued in connection with the merger and the Nationstar common stock converted in connection with the merger may be higher or lower than the values of those shares on earlier dates, and may be higher or lower than the value used to determine the exchange ratio. Accordingly, at the time of the Nationstar special meeting, Nationstar stockholders will not know or be able to calculate the market value of the shares of WMIH common stock they would receive upon the completion of the merger. Stock price changes may result from a variety of factors, including changes in the business, operations or prospects of WMIH or Nationstar, regulatory considerations, and general business, market, industry or economic conditions. Many of these factors are outside of the control of WMIH and Nationstar.

Nationstar Stockholders May Receive a Form or Combination of Consideration Different from What They Elect.

While each holder of Nationstar common stock may elect to receive, in connection with the merger, cash consideration or stock consideration, the total amount of cash available for all Nationstar stockholders is fixed at $1,225,885,248.00. Accordingly, depending on the elections made by other Nationstar stockholders, if a holder of Nationstar common stock elects to receive all cash in connection with the merger, such holder may receive a portion of the merger consideration in WMIH common stock and if a holder of Nationstar common stock elects to receive all WMIH common stock in connection with the merger, such holder may receive a portion of the merger consideration in cash. See “The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations” beginning on page 160 for more information. If a holder of Nationstar common stock does not submit a properly completed and signed form of election to the exchange agent by the election deadline, then such stockholder will have no control over the type of merger consideration such stockholder may receive and will be deemed to have elected to receive stock consideration. No fractional shares of WMIH common stock will be issued in the merger, and Nationstar stockholders will receive cash in lieu of any fractional shares of WMIH common stock.

If You Deliver an Election in Respect of Your Shares of Nationstar Common Stock, You Will Not Be Able to Sell Those Shares Unless You Revoke Your Election Prior to the Election Deadline.

If you are a Nationstar stockholder and want to elect to receive the cash consideration or stock consideration in exchange for your Nationstar shares, you must deliver to the exchange agent by the election deadline a properly completed form of election. Following the delivery of a completed form of election, you will not be able to transfer such shares unless you revoke your election before the election deadline by providing written notice to the exchange agent. If you do not revoke your election before the election deadline, you will not be able to liquidate your investment in Nationstar shares for any reason until you receive the merger consideration.

Nationstar Stockholders Will Have a Reduced Ownership and Voting Interest After the Merger and Will Exercise Less Influence Over Management.

Nationstar stockholders currently have the right to vote in the election of the Nationstar board of directors and on other matters requiring stockholder approval under Delaware law and Nationstar’s charter and bylaws. Upon the completion of the merger, Nationstar stockholders who become stockholders of WMIH will have a percentage ownership of WMIH that is smaller than such stockholders’ percentage ownership of Nationstar. Additionally, of the expected seven members of the WMIH board of directors after the completion of the merger, three will be current directors of WMIH. The remaining four directors will be the CEO of Nationstar and three individuals designated by Nationstar who are currently serving as Nationstar directors. Nationstar does not expect to identify all of the directors that it will appoint to the WMIH board of directors before the Nationstar special meeting or the WMIH annual meeting. Based on the number of issued and outstanding shares of WMIH common stock and Nationstar common stock on May 21, 2018, and based on the exchange ratio of 12.7793, stockholders of Nationstar, as a group, will receive shares in the merger constituting approximately 35% of WMIH common stock expected to be outstanding immediately after the merger (without giving effect to any shares of WMIH common stock held by Nationstar stockholders prior to the merger). Because of this, current Nationstar stockholders, as a group, will have less influence on the board of directors, management and policies of WMIH (as the combined company following the merger) than they now have on the board of directors, management and policies of Nationstar.

WMIH Stockholders Will Have a Reduced Ownership and Voting Interest After the Merger and Will Exercise Less Influence Over Management.

Upon the issuance of the shares to Nationstar stockholders who elect to receive stock consideration in the merger, current WMIH stockholders’ percentage ownership will be diluted. Additionally, concurrently with the execution of the merger agreement, KKR Fund contributed its 1,000,000 shares of WMIH Series A preferred stock and warrants to purchase 61,400,000 shares of WMIH common stock to Wand Holdings. WMIH executed a warrant exchange agreement with Wand Holdings, pursuant to which, conditioned and effective upon the effectiveness of the merger, Wand Holdings has agreed to exchange the warrants for 21,197,619 shares of WMIH common stock. After giving effect to the merger and the warrant exchange, WMIH stockholders’ percentage ownership of WMIH will be diluted. Additionally, of the expected seven members of the WMIH board of directors after the completion of the merger, only three will be current directors of WMIH and the rest will be the CEO of Nationstar and three directors designated by Nationstar. Nationstar does not expect to identify all of the directors that it will appoint to the WMIH board of directors before the Nationstar special meeting or the WMIH annual meeting. Because of this, current WMIH stockholders, as a group, will have less influence on the board of directors, management and policies of WMIH (as the combined company following the merger) than they now have on the board of directors, management and policies of WMIH. See “Other Agreements” beginning on page 182 of this joint proxy statement/prospectus.

WMIH Expects to Incur Substantial Indebtedness to Finance the Merger, Which May Decrease WMIH’s Business Flexibility and Adversely Affect WMIH’s Financial Results.

In addition to using cash on hand at WMIH and Nationstar, WMIH expects, through a wholly owned subsidiary, to incur indebtedness of up to approximately $2.75 billion to finance a portion of the cash component of the merger consideration, to refinance existing indebtedness of Nationstar and its subsidiaries and to pay related fees and expenses. Prior to entering into the merger agreement, WMIH did not have any indebtedness. Nationstar had approximately $1.9 billion of indebtedness prior to the merger, and pro forma indebtedness is expected to increase by approximately $850 million. The covenants to which WMIH has agreed or may agree to in connection with the incurrence of new indebtedness, and WMIH’s increased indebtedness may have the effect, among other things, of reducing WMIH’s (as the combined company following the merger) flexibility to respond to changing business and economic conditions, thereby placing WMIH at a competitive disadvantage compared to competitors that have less indebtedness and making WMIH more vulnerable to general adverse economic and industry conditions. WMIH’s increased indebtedness will also increase borrowing costs, and the covenants pertaining thereto may also limit WMIH’s ability to repurchase shares of WMIH common stock, pay dividends or obtain additional financing to fund working capital, capital expenditures, acquisitions or general corporate requirements. WMIH will also be required to dedicate a larger portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow for other purposes, including working capital, capital expenditures and general corporate purposes. In addition, the terms and conditions of such debt may not be favorable to WMIH and, as such, could further increase the costs of the merger, as well as the overall burden of such debt upon WMIH and its business flexibility. Further, if any portion of WMIH’s borrowings is at variable rates of interest, WMIH will be exposed to the risk of increased interest rates unless it enters into offsetting hedging transactions.

WMIH’s ability to make payments on and to refinance its debt obligations and to fund planned capital expenditures will depend on its ability to generate cash from WMIH’s operations. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond WMIH’s control.

WMIH may not be able to refinance any of its indebtedness on commercially reasonable terms, or at all. If WMIH cannot service its indebtedness, WMIH may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances, any of which could impede the implementation of WMIH’s business strategy or prevent WMIH from entering into transactions that would otherwise benefit its business. Additionally, WMIH may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

Any of the foregoing consequences could adversely affect WMIH’s financial results following consummation of the merger.

The Market Price of Shares of WMIH Common Stock After the Merger May be Affected by Factors Different from Those Currently Affecting the Prices of Shares of WMIH Common Stock and Nationstar Common Stock.

Upon completion of the merger, holders of shares of Nationstar common stock may become holders of shares of WMIH common stock. Prior to the merger, WMIH has had limited operations other than the legacy reinsurance business of WM Mortgage Reinsurance Company, Inc. Upon completion of the merger, WMIH’s results of operations will largely depend upon the performance of Nationstar’s businesses, which are affected by factors that are different from those currently affecting the results of operations of WMIH. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 240.

If the Merger’s Benefits Do Not Meet the Expectations of Financial Analysts, the Market Price of WMIH Common Stock May Decline.

The market price of the WMIH common stock may decline as a result of the merger if WMIH does not achieve the perceived benefits of the merger as rapidly, or to the extent anticipated by, financial analysts or the effect of the merger on WMIH’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of WMIH common stock may experience a loss as a result of a decline in the market price of WMIH common stock. In addition, a decline in the market price of WMIH common stock could adversely affect WMIH’s ability to issue additional securities and to obtain additional financing in the future.

Regulatory Approvals May Not Be Received, May Take Longer than Expected or May Impose Conditions that Are Not Presently Anticipated or Cannot Be Met.

Before the transactions contemplated by the merger agreement can be completed, approval must be obtained under the HSR Act and various approvals must be obtained from a variety of federal, state and other governmental authorities, including GSEs. In deciding whether to grant antitrust clearance, the relevant governmental authorities will consider a variety of factors, including the effect of the merger on competition within their relevant jurisdiction. Nationstar’s operations are subject to regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations. In most states in which Nationstar operates, a regulatory authority regulates and enforces laws relating to mortgage servicing companies and mortgage origination companies such as Nationstar. In deciding whether to grant approvals under relevant mortgage servicing, mortgage origination, collection agency, real estate, appraisal management and title insurance laws, the relevant governmental or regulatory entities will consider a variety of factors including each party’s regulatory standing. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain one or more of the required regulatory approvals or delay their receipt. The terms and conditions of the approvals that are granted may impose requirements, limitations or costs, or place restrictions on the conduct of the combined company’s business. The requirements, limitations or costs imposed by the relevant governmental authorities might be unacceptable to the parties, or could delay the closing of the merger or diminish the anticipated benefits of the merger. WMIH and Nationstar believe that the merger should not raise significant regulatory concerns and that WMIH and Nationstar will be able to obtain all requisite regulatory approvals in a timely manner. Despite the parties’ commitments to use their reasonable best efforts to comply with conditions imposed by regulatory entities, under the terms of the merger agreement, WMIH and its affiliates will not be required to agree to or accept (and Nationstar and its subsidiaries will not, without WMIH’s prior written consent, agree to or accept) any obligation, restriction, requirement, limitation, divestiture, condition, remedy or other action imposed by a governmental authority that would reasonably be expected to result in a material adverse effect on the financial condition, properties, assets and liabilities (considered together), business or results of operation of the surviving corporation (assuming the consummation of the merger) and its subsidiaries, taken as a whole. In addition, neither WMIH nor Nationstar can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory authority of competent jurisdiction that would prohibit or make illegal the completion of the merger. See “Regulatory Approvals Required for the Merger” beginning on page 155.

The Consummation of the Merger Is Subject to a Number of Conditions and If Those Conditions Are Not Satisfied or Waived, the Merger Agreement May Be Terminated in Accordance with Its Terms and the Merger May Not Be Completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: approval of the merger agreement by Nationstar stockholders, approval of the stock issuance by WMIH stockholders, as well as receipt of certain requisite regulatory approvals, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, approval of the shares of WMIH common stock to be issued to Nationstar stockholders for listing on the NASDAQ, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the merger agreement) and the performance by both parties of their covenants and agreements, and the receipt by Nationstar of a copy of a written opinion of BDO, to be delivered to WMIH and dated as of the closing date, with respect to certain tax matters. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after stockholder approval, or WMIH or Nationstar may elect to terminate the merger agreement in certain other circumstances. See “The Merger Agreement—Termination; Termination Fees” beginning on page 179.

Termination of the Merger Agreement Could Negatively Impact Nationstar and WMIH.

If the merger is not completed for any reason, including as a result of Nationstar stockholders declining to adopt the merger agreement or WMIH stockholders declining to approve the stock issuance, the ongoing businesses of Nationstar and WMIH may be adversely impacted and, without realizing any of the anticipated benefits of completing the merger, Nationstar and WMIH would be subject to a number of risks, including the following:

•	Nationstar or WMIH may experience negative reactions from the financial markets, including negative impacts on its stock price (including to the extent that the current market price reflects a market assumption that the merger will be completed);

•	Nationstar may experience negative reactions from its customers, vendors and employees;

•	Nationstar and WMIH will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is completed; and

•	since the merger agreement restricts the conduct of Nationstar’s and WMIH’s businesses prior to completion of the merger, each of Nationstar and WMIH may not have been able to take certain actions during the pendency of the merger that would have benefitted it as an independent company and the opportunity to take such actions may no longer be available (see the section entitled “The Merger Agreement—Covenants and Agreements” beginning on page 164 of this joint proxy statement/prospectus for a description of the restrictive covenants applicable to Nationstar and WMIH).

If the merger agreement is terminated and Nationstar’s board of directors seeks another merger or business combination, Nationstar stockholders cannot be certain that Nationstar will be able to find a party willing to offer equivalent or more attractive consideration than the consideration WMIH has agreed to provide in the merger or that such other merger or business combination is completed. If the merger agreement is terminated under certain circumstances, Nationstar will be required to pay a termination fee of $65 million to WMIH. If the merger agreement is terminated and WMIH’s board of directors seeks another merger or business combination, WMIH stockholders cannot be certain that WMIH will be able to find another acquisition target that would constitute a Qualified Acquisition (as defined in WMIH’s charter) or that such other merger or business combination will be completed. If the merger agreement is terminated under certain circumstances, WMIH will be required to compensate Nationstar for its expenses incurred in connection with the merger or pay a termination fee, the amounts of which range from approximately $29.4 million to $125 million. See “The Merger Agreement—Termination; Termination Fees” on page 179.

Nationstar Will Be Subject to Business Uncertainties and Contractual Restrictions While the Merger Is Pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Nationstar and consequently on WMIH. These uncertainties may impair Nationstar’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Nationstar to seek to change existing business relationships with Nationstar. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, WMIH’s business following the merger could be negatively impacted. In addition, the merger agreement restricts Nationstar from making certain acquisitions and taking other specified actions without the consent of WMIH until the merger occurs. These restrictions may prevent Nationstar from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreements” beginning on page 164.

Nationstar Directors and Officers May Have Interests in the Merger Different From the Interests of Nationstar Stockholders.

Executive officers of Nationstar negotiated the terms of the merger agreement with their counterparts at WMIH, and the Nationstar board determined that entering into the merger agreement was in the best interests of

Nationstar and its stockholders, declared the merger agreement advisable and recommended that Nationstar stockholders adopt the merger agreement. In considering these facts and the other information contained in this joint proxy statement/prospectus, you should be aware that Nationstar’s executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of Nationstar stockholders. The Nationstar board of directors and the special committee thereof was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the merger and in recommending to Nationstar’s stockholders that they vote to approve the merger. For a detailed discussion of the special interests that Nationstar’s directors and executive officers may have in the merger, please see the section entitled “The Merger—Merger-Related Compensation for Nationstar’s Named Executive Officers” beginning on page 153.

WMIH Directors and Officers May Have Interests in the Merger Different From the Interests of WMIH Stockholders.

Executive officers of WMIH negotiated the terms of the merger agreement with their counterparts at Nationstar, and the WMIH board determined that entering into the merger agreement was in the best interests of WMIH and its stockholders, declared the merger agreement advisable and recommended that WMIH stockholders approve the stock issuance. In considering these facts and the other information contained in this joint proxy statement/prospectus, you should be aware that WMIH’s executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of WMIH stockholders. The WMIH board of directors and the audit committee thereof was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the merger and in recommending to WMIH’s stockholders that they vote to approve the merger. For a detailed discussion of the special interests that WMIH’s directors and executive officers may have in the merger, please see the section entitled “The Merger—Merger-Related Compensation for WMIH’s Named Executive Officers” beginning on page 148.

The Merger Will Result in Changes to the Board of Directors of WMIH that May Affect the Strategy of WMIH.

If the parties complete the merger, the composition of the WMIH board of directors will change from the current boards of directors of WMIH and Nationstar. The board of directors of WMIH will consist of seven members, including three current directors of WMIH, the CEO of Nationstar and three individuals designated by Nationstar who are serving as Nationstar directors immediately prior to the effective time of the merger. Nationstar does not expect to identify all of the directors it will appoint to the WMIH board of directors before the Nationstar special meeting or the WMIH annual meeting. This new composition of the WMIH board of directors may affect the business strategy and operating decisions of WMIH upon the completion of the merger.

The Merger Agreement Contains Provisions that May Discourage Other Companies from Trying to Acquire Nationstar for Greater Merger Consideration.

The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to Nationstar that might result in greater value to Nationstar’s stockholders than the merger or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Nationstar than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on Nationstar from soliciting, or, subject to certain exceptions relating to the exercise of fiduciary duties by Nationstar’s board of directors, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. Nationstar also has an unqualified obligation to submit the proposal to approve the merger to a vote by its stockholders, even if Nationstar receives an alternative acquisition proposal that its board of directors believes is superior to the merger, unless the merger agreement has been terminated in accordance with its terms. In addition, Nationstar will be required to pay WMIH a termination fee of $65 million upon termination of the merger agreement in certain circumstances involving acquisition proposals for competing transactions. See “The Merger Agreement—Termination; Termination Fees” beginning on page 179.

The Merger Agreement Contains Provisions that May Discourage WMIH from Seeking an Alternative Qualified Acquisition.

The merger agreement contains provisions that prohibit WMIH from seeking alternative Qualified Acquisitions during the pendency of the merger. Further, if WMIH is unable to obtain the requisite approval of its stockholders, either party may terminate the merger agreement. In such case, WMIH would be obligated to pay Nationstar $29.4 million as compensation for its expenses. If WMIH enters into an agreement for or consummates a business combination within the twelve months after such termination, WMIH would be obligated to pay Nationstar (a) in the event that such transaction relates to a proposal or offer that was made to or by WMIH after the date of the merger agreement and before the termination of the merger agreement, a fee of $35.6 million or (b) in the event that such transaction does not relate to such a prior proposal, an additional fee of $18.6 million.

The Unaudited Pro Forma Condensed Combined Financial Information Included in This Joint Proxy Statement/Prospectus Is Preliminary and the Actual Financial Condition and Results of Operations After the Merger May Differ Materially.

The unaudited pro forma financial information included in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that WMIH and Nationstar currently believe are reasonable. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, among other things, including the release of WMIH’s valuation allowance against its deferred tax asset, to allocate the purchase price to Nationstar’s net assets. The purchase price allocation reflected in this joint proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Nationstar as of the date of the completion of the merger. In addition, prior to or following the completion of the merger, there may be further refinements of the valuation allowance against the deferred tax asset and the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 192.

WMIH and Nationstar Will Incur Transaction Costs in Connection with the Merger.

Each of WMIH and Nationstar has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the merger. WMIH and Nationstar may also incur additional costs to retain key employees. WMIH and Nationstar will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger. Some of these costs are payable regardless of whether the merger is completed. See “The Merger Agreement—Terms of the Merger” beginning on page 92.

Nationstar Stockholders Will Have Their Rights as Stockholders Governed by WMIH’s Organizational Documents.

As a result of the completion of the merger, holders of shares of Nationstar common stock may become holders of shares of WMIH common stock, which will be governed by WMIH’s organizational documents. As a result, there will be differences between the rights currently enjoyed by Nationstar stockholders and the rights that Nationstar stockholders who become WMIH stockholders will have as stockholders of the combined company. See “Comparison of Stockholders’ Rights” beginning on page 203.

WMIH’s Ability to Use Net Operating Loss Carryforwards and Other Tax Attributes to Offset Future Taxable Income May Become Limited as a Result of the Merger or Future Transactions in WMIH Stock.

WMIH and Nationstar believe that WMIH will have net operating loss carryforwards for U.S. federal income tax purposes of approximately $6 billion as of December 31, 2017. The pro forma adjustments reflected in the unaudited condensed combined balance sheet as of December 31, 2017 included in this joint proxy statement/prospectus include a $1.02 billion release of the valuation allowance attributable to this deferred tax asset. Under Sections 382 and 383 of the Code, if a corporation undergoes an “ownership change”, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as its adjusted tax basis in its amortizable goodwill, to offset its post-change income and taxes may be limited. In general, an “ownership change” occurs if there is a cumulative increase in ownership by “5-percent shareholders” (within the meaning of Section 382 of the Code) that exceeds 50 percentage points over a rolling three-year period. It is a condition to Nationstar’s obligation to complete the merger that Nationstar receive a copy of a written opinion of BDO, to be delivered to WMIH and dated as of the closing date, to the effect that (based on the most current information available prior to the closing date as provided by WMIH to BDO and subject to customary assumptions and qualifications) (i) there should not have been an ownership change of WMIH under Section 382(g) of the Code since March 19, 2012, and (ii) the merger, taken together with the other transactions contemplated by the merger agreement and occurring on the closing date, should not result in ownership change of WMIH under Section 382(g) of the Code. It is a condition to Nationstar’s obligation to complete the merger that such opinion be in form and substance reasonably satisfactory to Nationstar. The opinion will be based upon certain representations, including by WMIH, and the accuracy of those representations may affect the conclusion set forth in such opinion. The opinion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position. In the event the merger causes an ownership change with respect to WMIH to occur on the effective date of the merger, Section 382 of the Code would apply to limit WMIH’s use of any remaining net operating losses and other pre-change tax attributes after the effective date of the merger. Usage of WMIH’s net operating losses and other pre-change tax attributes after the effective date of the merger would also be adversely affected if an ownership change within the meaning of Section 382 of the Code were to occur after the effective date of the merger. In order to reduce the likelihood of an ownership change after the effective date of the merger, WMIH common stock will generally be subject to certain transfer restrictions. However, there can be no assurances that these restrictions will prevent an ownership change from occurring in the future.

Additional Risks Relating to WMIH and Nationstar After the Merger

WMIH’s and Nationstar’s businesses are, and will continue to be, subject to the risks described in (i) Part I, Item 1A in WMIH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and (ii) Part I, Item 1A in Nationstar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, in each case, as such risks may be updated or supplemented in each company’s subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference in this joint proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” beginning on page 240.

NATIONSTAR SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place

The special meeting of Nationstar stockholders will be held on June 29, 2018, at 2:00 p.m. local time, at Nationstar’s offices, 8950 Cypress Waters Boulevard, Coppell, TX 75019. On or about June 1, 2018, Nationstar commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the Nationstar special meeting.

Purpose of Nationstar Special Meeting

At the Nationstar special meeting, Nationstar stockholders will be asked to vote on the following proposals:

•	to adopt the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus;

•	to approve, on a non-binding, advisory basis, the compensation to be paid to Nationstar’s named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Merger-Related Compensation for Nationstar’s Named Executive Officers” beginning on page 153; and

•	to approve one or more adjournments of the Nationstar special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger proposal.

Recommendation of the Nationstar Board of Directors

The Nationstar board of directors recommends that you vote “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the Nationstar adjournment proposal (if necessary or appropriate). See “The Merger—Recommendation of the Nationstar Board of Directors and Reasons for the Merger” beginning on page 115.

Nationstar Record Date and Quorum

The Nationstar board of directors has fixed the close of business on May 21, 2018 as the record date for determining the holders of Nationstar common stock entitled to receive notice of and to vote at the Nationstar special meeting.

As of the record date, there were 98,227,421 shares of Nationstar common stock outstanding and entitled to vote at the Nationstar special meeting held by 308 holders of record. Each share of Nationstar common stock entitles the holder to one vote at the Nationstar special meeting on each proposal to be considered at the Nationstar special meeting.

To transact business at the Nationstar special meeting, a majority of the total number of outstanding shares of Nationstar common stock entitled to vote at the Nationstar special meeting must be present in person or represented by proxy. Abstentions will be treated as present at the Nationstar special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the Nationstar special meeting, the holders of a majority of the voting shares represented at the special meeting, in person or by proxy, may adjourn the meeting from time to time to another time and/or place until a quorum is so present or represented.

As of the record date, directors and executive officers of Nationstar and their affiliates owned and were entitled to vote 1,044,051 shares of Nationstar common stock, representing approximately 1% of the shares of Nationstar common stock outstanding on that date. Nationstar currently expects that its directors and executive officers will vote their shares in favor of the merger proposal, the merger-related compensation proposal and the Nationstar adjournment proposal (if necessary or appropriate), although none of them has entered into any agreements obligating them to do so. As of the record date, WMIH did not beneficially hold any shares of Nationstar common stock.

Required Vote

Merger Proposal

The affirmative vote of a majority of the outstanding shares of Nationstar common stock entitled to vote is required to approve the merger proposal.

As further discussed in the section entitled “Other Agreements—KKR and Fortress Voting Agreements” beginning on page 182 of this joint proxy statement/prospectus, Fortress and WMIH have entered into the Fortress voting agreement, pursuant to which Fortress has agreed to vote shares representing approximately 69% of the aggregate voting power of the Nationstar common stock as of the date of this joint proxy statement/prospectus in favor of the adoption of the merger agreement. The shares subject to the Fortress voting agreement are sufficient to satisfy the majority approval requirement to approve the merger and the other transactions contemplated by the merger agreement.

Merger-Related Compensation Proposal and Nationstar Adjournment Proposal

Assuming a quorum is present, the affirmative vote of a majority of the votes present in person or represented by proxy and cast on the merger-related compensation proposal and the Nationstar adjournment proposal at the Nationstar special meeting is required to approve each such proposal.

Treatment of Abstentions; Failure to Vote

For purposes of the Nationstar special meeting, an abstention occurs when a Nationstar stockholder attends the Nationstar special meeting, either in person or by proxy, but abstains from voting.

For the merger proposal, an abstention or failure to vote in person at the Nationstar special meeting will have the same effect as a vote “AGAINST” this proposal.

For the merger-related compensation proposal and the Nationstar adjournment proposal, an abstention or failure to vote in person at the Nationstar special meeting will have no effect on the outcome of the vote. For each of these proposals, abstentions are not treated as votes cast and will have no effect on the outcome of the vote, though abstentions are counted towards establishing a quorum.

Voting on Proxies; Incomplete Proxies

Giving a proxy means that a Nationstar stockholder authorizes the persons named in the enclosed proxy card to vote its shares of Nationstar common stock at the Nationstar special meeting in the manner it directs. A Nationstar stockholder may vote by proxy or in person at the Nationstar special meeting. If you hold your shares of Nationstar common stock in your name as a stockholder of record, to submit a proxy, you, as a Nationstar stockholder, may complete and return the proxy card in the enclosed envelope by mail. The envelope requires no additional postage if mailed in the United States.

Nationstar requests that Nationstar stockholders vote by completing and signing the accompanying proxy and returning it to Nationstar as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed prior to the Nationstar special meeting, the shares of Nationstar common stock represented by it will be voted at the Nationstar special meeting in accordance with the instructions contained on the proxy card. If any proxy is returned without indication as to how to vote, the shares of Nationstar common stock represented by the proxy will be voted as recommended by the Nationstar board of directors.

If a Nationstar stockholder’s shares are held in “street name” by a broker, bank or other nominee, the stockholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF NATIONSTAR COMMON STOCK YOU OWN. Accordingly, each Nationstar stockholder should sign, date and return the enclosed proxy card, whether or not you plan to attend the Nationstar special meeting in person.

Shares Held in Street Name

If you are a Nationstar stockholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to Nationstar or by voting in person at the Nationstar special meeting unless you provide a “legal proxy”, which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of Nationstar common stock on behalf of their customers may not give a proxy to Nationstar to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a Nationstar stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee will not vote your shares on the merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” these proposals; and

•	your broker, bank or other nominee will not vote your shares on the merger-related compensation proposal or the Nationstar adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal.

Revocability of Proxies and Changes to a Nationstar Stockholder’s Vote

If you have submitted your proxy and would like to revoke it, you may do so before your shares are voted at the Nationstar special meeting by: (i) filing a notice with the corporate secretary of Nationstar revoking your proxy, (ii) mailing a new, subsequently dated proxy card or (iii) by attending the Nationstar special meeting and electing to vote your shares in person. Your presence at the Nationstar special meeting alone will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares of Nationstar common stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Nationstar stockholders retain the right to revoke their proxies or change their voting instructions in the manner described above. Unless revoked, the shares represented by proxies or voting instructions will be voted at the Nationstar special meeting and all adjournments or postponements of the Nationstar special meeting. Proxies solicited on behalf of the Nationstar board of directors will be voted in accordance with the directions given on the proxy card or voting instructions. Where no instructions are indicated, the shares of Nationstar common stock represented by the proxy will be voted as recommended by the Nationstar board of directors.

Solicitation of Proxies

The cost of solicitation of proxies for the Nationstar special meeting will be borne by Nationstar. Nationstar will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Nationstar common stock. Nationstar has retained Alliance Advisors LLC to assist in the solicitation of proxies for a fee of approximately $7,250 plus related fees for any additional services and reasonable out-of-pocket expenses. In addition to solicitations by mail, Nationstar’s directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Attending the Nationstar Special Meeting

All Nationstar stockholders as of the record date, or their duly appointed proxies, may attend the Nationstar special meeting. Since seating is limited, admission to the Nationstar special meeting will be on a first-come, first-served basis. Registration and seating will begin at 1:00 p.m., local time.

If you plan to attend the Nationstar special meeting in person, please RSVP by marking the appropriate box on the proxy card, or via email to Secretary@nationstarmail.com with RSVP as the subject line. Also, if you are a registered stockholder and will be attending the meeting in person, please bring valid photo identification.

If your shares of Nationstar common stock are held in “street name” in a stock brokerage account or by a bank or nominee and you wish to attend the Nationstar special meeting, please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) and valid photo identification with you to the Nationstar special meeting. If you intend to vote in person at the Nationstar special meeting and you own your shares in street name, you also are required to bring to the Nationstar special meeting a legal proxy from your broker, bank or other intermediary.

NATIONSTAR PROPOSALS

Merger Proposal

As discussed elsewhere in this joint proxy statement/prospectus, Nationstar stockholders will consider and vote on a proposal to adopt the merger agreement. Nationstar stockholders must adopt the merger agreement in order for the merger to occur. If Nationstar stockholders fail to adopt the merger agreement, the merger will not occur.

Accordingly, Nationstar is asking Nationstar stockholders to vote to adopt the merger agreement, either by attending the Nationstar special meeting and voting in person or by submitting a proxy. You should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the transactions contemplated thereby. In particular, you are urged to read the merger agreement in its entirety, which is attached as Appendix A to this joint proxy statement/prospectus.

Nationstar stockholders must approve the merger proposal in order for the merger to occur. The affirmative vote of a majority of the outstanding shares of Nationstar common stock entitled to vote thereon is required to approve the merger proposal. If Nationstar stockholders fail to approve the merger proposal, the merger will not occur. As further discussed in section entitled “Other Agreements—KKR and Fortress Voting Agreements” beginning on page 182 of this joint proxy statement/prospectus, Fortress and WMIH have entered into the Fortress voting agreement, pursuant to which Fortress has agreed to vote shares representing approximately 69% of the aggregate voting power of the Nationstar common stock as of the date of this joint proxy statement/prospectus in favor of the adoption of the merger agreement. The shares subject to the Fortress voting agreement are sufficient to satisfy the majority approval requirement to approve the merger and the other transactions contemplated by the merger agreement.

For the merger proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you abstain or if your shares are not present at the Nationstar special meeting, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement. If you hold your Nationstar common stock through a broker, bank or other nominee and you do not instruct your broker, bank or other nominee on how to vote your shares on the merger proposal, your broker, bank or other nominee will not vote your shares on the merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” such proposal.

The Nationstar board of directors, following the unanimous recommendation of the Nationstar special committee, unanimously recommends that Nationstar stockholders vote “FOR” the merger proposal.

Merger-Related Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, Nationstar is seeking non-binding, advisory stockholder approval of the compensation of Nationstar’s named executive officers that is based on or otherwise relates to the merger as disclosed in “The Merger—Merger-Related Compensation for Nationstar’s Named Executive Officers” beginning on page 153. The proposal gives Nationstar’s stockholders the opportunity to express their views on the merger-related compensation of Nationstar’s named executive officers. Accordingly, Nationstar is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Nationstar’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Merger-Related Compensation for Nationstar’s Named Executive Officers”, are hereby APPROVED”.

The vote on this proposal is a vote separate and apart from the vote to approve the merger proposal. Accordingly, you may vote not to approve this proposal on merger-related compensation and benefits to be paid or provided to named executive officers of Nationstar and vote to approve the merger proposal and vice versa. The vote is advisory in nature and, therefore, is not binding on Nationstar or on WMIH or the boards of directors or the compensation committees of Nationstar or WMIH, regardless of whether the merger proposal is approved. Approval of the non-binding, advisory proposal with respect to the compensation that may be received by Nationstar’s named executive officers in connection with the merger is not a condition to completion of the merger, and failure to approve this advisory matter will have no effect on the vote to approve the merger proposal. The merger-related compensation to be paid to named executive officers in connection with the merger is based on contractual arrangements with the named executive officers and accordingly the outcome of this advisory vote will not affect the obligation to make these payments.

For the merger-related compensation proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If your shares are not present at the Nationstar special meeting, it will have no effect on the merger-related compensation proposal (assuming a quorum is present). If you abstain, your abstention will have no effect on the merger-related compensation proposal, although it will be counted toward establishing a quorum. If you hold your Nationstar common stock through a broker, bank or other nominee and you do not instruct your broker, bank or other nominee on how to vote your shares on the merger-related compensation proposal, your broker, bank or other nominee will not vote your shares on the merger-related compensation proposal, which broker non-votes will have no effect on the vote count for such proposal.

The Nationstar board of directors recommends that Nationstar stockholders vote “FOR” the merger-related compensation proposal.

Nationstar Adjournment Proposal

The Nationstar special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger proposal.

If, at the Nationstar special meeting, the number of shares of Nationstar common stock present in person or represented by proxy and voting in favor of the merger proposal is insufficient to approve the merger proposal, Nationstar intends to move to adjourn the Nationstar special meeting in order to enable the Nationstar board of directors to solicit additional proxies for the approval of the merger proposal.

In the Nationstar adjournment proposal, Nationstar is asking its stockholders to authorize the holder of any proxy solicited by the Nationstar board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Nationstar special meeting to another time and/or place for the purpose of soliciting additional proxies. If the Nationstar stockholders approve the Nationstar adjournment proposal, Nationstar could adjourn the Nationstar special meeting and any adjourned session of the Nationstar special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Nationstar stockholders who have previously voted. Nationstar does not intend to call a vote on adjournment of the special meeting to solicit additional proxies if the merger proposal is approved at the special meeting. Pursuant to the merger agreement, Nationstar is required to adjourn the special meeting to solicit additional proxies twice.

For the Nationstar adjournment proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If your shares are not present at the Nationstar special meeting, it will have no effect on the Nationstar adjournment proposal (assuming a quorum is present). If you abstain, your abstention will have no effect on the Nationstar adjournment proposal, although it will be counted toward establishing a quorum. If you hold your Nationstar common stock through a broker, bank or other nominee and you do not instruct your broker, bank or other nominee on how to vote your shares on the adjournment proposal, your broker, bank or other nominee will not vote your shares on the adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal.

The Nationstar board of directors unanimously recommends that Nationstar stockholders vote “FOR” the Nationstar adjournment proposal (if necessary or appropriate).

WMIH ANNUAL MEETING OF STOCKHOLDERS

Date, Time and Place

The annual meeting of WMIH stockholders will be held on June 29, 2018, at 3:00 p.m. local time, at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, NY 10036. On or about June 1, 2018, WMIH commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the WMIH annual meeting.

Purpose of WMIH Annual Meeting

At the WMIH annual meeting, WMIH stockholders will be asked to vote on the following proposals:

•	to approve the issuance of 416,300,000 shares of WMIH common stock to be issued as a portion of the merger consideration pursuant to the merger agreement;

•	to elect a board of directors consisting of seven members, each to serve until the earliest of the next annual meeting of WMIH stockholders, his or her resignation or removal or his or her successor is duly elected and qualified or appointed;

•	to ratify the appointment of BPM LLP as WMIH’s independent registered public accounting firm for the fiscal year ending December 31, 2018;

•	to approve, on an advisory basis, the compensation of WMIH’s named executive officers;

•	to approve one or more adjournments of the WMIH annual meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the stock issuance proposal; and

•	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Recommendation of the WMIH Board of Directors

The WMIH board of directors recommends that you vote “FOR” the stock issuance proposal, “FOR” each of the director nominees selected by the WMIH board of directors for the director election, “FOR” the accountant ratification proposal, “FOR” the advisory compensation proposal and “FOR” the WMIH adjournment proposal (if necessary or appropriate). See “The Merger—Recommendation of the WMIH Board of Directors and Reasons for the Merger” beginning on page 133.

WMIH Record Date and Quorum

The WMIH board of directors has fixed the close of business on May 21, 2018 as the record date for determining the holders of shares of WMIH common stock entitled to receive notice of and to vote at the WMIH annual meeting.

As of the record date, there were 206,714,132 shares of WMIH common stock outstanding and entitled to vote at the WMIH annual meeting held by 9,731 holders of record, 1,000,000 shares of WMIH Series A preferred stock outstanding and entitled to vote at the WMIH annual meeting held by one holder of record and 600,000 shares of WMIH Series B preferred stock outstanding and entitled to vote at the WMIH annual meeting held by 21 holders of record. Each WMIH common share entitles the holder to one vote at the WMIH annual meeting on each proposal to be considered at the WMIH annual meeting. The holders of WMIH Series A preferred stock and WMIH Series B preferred stock outstanding on the record date are entitled to an aggregate of 10,065,629 votes and 444,444,444 votes, respectively, at the WMIH annual meeting.

To transact business at the WMIH annual meeting, at least a majority in voting power of the outstanding shares of WMIH stock entitled to vote at the meeting must be present in person or represented by proxy. Abstentions will be treated as present at the WMIH annual meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Because the accountant ratification proposal is a discretionary item upon which brokers may vote even if you do not provide them with voting instructions, there can be broker non-votes at the WMIH annual meeting, and shares with respect to broker non-votes cast as to non-discretionary items will be counted as present at the meeting for quorum purposes, even if you fail to provide instructions to your broker, bank or other nominee on how to vote on such non-discretionary items. In the event that a quorum is not present at the WMIH annual meeting, the holders of a majority of the votes represented at the annual meeting, in person or represented by proxy, may adjourn the meeting from time to time to another time and/or place until a quorum is so present or represented.

As of the record date, directors and executive officers of WMIH and their affiliates (not including entities affiliated with KKR) owned 5,593,591 shares of WMIH common stock and no shares of WMIH preferred stock and were entitled to 5,593,591 votes, representing approximately 1.0% of the total number of votes entitled to be cast at the WMIH annual meeting. As of the record date, Wand Investors owns 1,000,000 shares of WMIH Series A preferred stock, and Wand Holdings owns 200,000 shares of WMIH Series B preferred stock, and the KKR Entities and Nationstar have entered into the KKR voting agreement, pursuant to which each of the KKR Entities has agreed, subject to certain exceptions, to vote all of its beneficially owned shares of WMIH stock, or approximately 24% of the total voting power of the outstanding shares of WMIH stock as of May 21, 2018 in favor of the proposal to approve the stock issuance proposal and the WMIH adjournment proposal (if necessary or appropriate). All of WMIH’s directors and executive officers who hold shares of WMIH stock entitled to vote have each entered into a voting agreement with Nationstar to, subject to certain exceptions, vote all of his or her beneficially owned shares of WMIH stock in favor of the stock issuance proposal and the WMIH adjournment proposal (if necessary or appropriate). WMIH currently expects that its directors and executive officers will vote their shares in favor of the accountant ratification proposal and the advisory compensation proposal and in favor of each of the director nominees selected by the WMIH board of directors for the director election, although none of them has entered into any agreements obligating them to do so. As of the record date, Nationstar did not beneficially hold any shares of WMIH stock.

Required Vote

Stock Issuance Proposal, Accountant Ratification Proposal, Advisory Compensation Proposal and WMIH Adjournment Proposal

Assuming a quorum is present, the affirmative vote of the holders of at least a majority in voting power of the outstanding WMIH stock entitled to vote and who are present in person or represented by proxy at the WMIH annual meeting and entitled to vote on each of the stock issuance proposal, the accountant ratification proposal, the advisory compensation proposal and the WMIH adjournment proposal, respectively, is required to approve each such proposal.

Director Election

In the director election, the seven nominees for the WMIH board of directors receiving the highest number of affirmative votes cast at the meeting, in person or by proxy, will be elected as directors because directors are elected by a plurality of the votes cast.

Treatment of Abstentions; Failure to Vote

For purposes of the WMIH annual meeting, an abstention occurs when a WMIH stockholder attends the WMIH annual meeting, either in person or represented by proxy, but abstains from voting.

With respect to the stock issuance proposal, the advisory compensation proposal, the accountant ratification proposal or the WMIH adjournment proposal, an abstention or failure to vote will have the same effect as a vote “AGAINST” these proposals. With respect to the director election, if a WMIH stockholder present in person at the WMIH annual meeting abstains from voting, or responds by proxy with a “withhold” vote, it will have no effect on the outcome of the director election because directors are elected by a plurality of the votes cast.

Voting on Proxies; Incomplete Proxies

Giving a proxy means that a WMIH stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the WMIH annual meeting in the manner it directs. A WMIH stockholder may vote by proxy or in person at the WMIH annual meeting. If you hold your shares of WMIH stock in your name as a stockholder of record, to submit a proxy, you, as a WMIH stockholder, may use one of the following methods:

•	By telephone: Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you call. You will be prompted to enter your control number(s) located on your proxy card, and then follow the directions given.

•	Through the Internet: Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you access the website. You will be prompted to enter your control number(s) located on your proxy card to create and submit an electronic ballot.

•	By mail: Complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

WMIH requests that WMIH stockholders vote by telephone, over the Internet or by completing and signing the accompanying proxy and returning it to WMIH as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of WMIH stock represented by it will be voted at the WMIH annual meeting in accordance with the instructions contained on the proxy card. If any proxy is returned without indication as to how to vote, the shares of WMIH stock represented by the proxy will be voted as recommended by the WMIH board of directors.

If a WMIH stockholder’s shares are held in “street name” by a broker, bank or other nominee, the stockholder should check the voting form used by such broker, bank or other nominee to determine whether it may vote by telephone or the Internet.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF WMIH STOCK YOU OWN. Accordingly, each WMIH stockholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the WMIH stockholder plans to attend the WMIH annual meeting in person.

Shares Held in Street Name

If you are a WMIH stockholder and your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee’s ability to vote your shares for you is governed by the rules of the NASDAQ. Without your specific instruction, a broker, bank or other nominee may only vote your shares on routine proposals. As such, your broker, bank or other nominee will submit a proxy card on your behalf as to routine proposals but leave your shares unvoted on “non-routine” proposals—this is known as a “broker non-vote”. The stock issuance proposal, the director election, the advisory compensation proposal and the WMIH adjournment proposal are regarded as “non-routine” matters and your broker, bank or other nominee will not vote on these matters without instructions from you. Therefore, if you are a WMIH stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee will not vote your shares on the stock issuance proposal, the director election, the advisory compensation proposal or the WMIH adjournment proposal, which will have no effect on the vote count for such proposal; and

•	your broker, bank or other nominee may vote your shares on the accountant ratification proposal.

Revocability of Proxies and Changes to WMIH Stockholder’s Vote

If you have submitted your proxy and would like to revoke it, you may do so before your shares are voted at the WMIH annual meeting by: (i) filing a notice with the Secretary of WMIH revoking your proxy, (ii) filing a new, subsequently dated proxy (whether by proxy card, online or telephone) or (iii) by attending the WMIH annual meeting and electing to vote your shares in person. Your presence at the WMIH annual meeting alone will not revoke your proxy. If you are a WMIH stockholder of record and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to WMIH Corp., Attention: Secretary, 800 Fifth Avenue, Suite 4100, Seattle, Washington 98104, and it must be received at any time before the vote is taken at the WMIH annual meeting. Any proxy that you submitted may also be revoked by submitting a new proxy via the Internet or by telephone, not later than 11:59 p.m. Eastern Time on June 28, 2018, or by voting in person at the meeting. If you have instructed a broker, bank or other nominee to vote your shares of WMIH stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Solicitation of Proxies

WMIH is soliciting proxies for the WMIH annual meeting from WMIH stockholders. WMIH will bear all of the costs of soliciting proxies from WMIH stockholders, other than certain costs related to the production and distribution of this joint proxy statement/prospectus. WMIH has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the annual meeting for a fee of approximately $10,000, plus reimbursement of reasonable out-of-pocket expenses. Directors, officers and employees of WMIH and its subsidiaries may also solicit the return of proxies, but will not receive additional compensation for these efforts. WMIH will request that banks, brokers and other nominees send proxy materials to all beneficial owners and upon request will reimburse them for their expenses. Solicitations may be made by mail, telephone or other means.

Attending the WMIH Annual Meeting

If you attend the WMIH annual meeting in person, you will be asked to present photo identification (such as a state-issued driver’s license) and proof that you own shares of WMIH stock before entering the meeting. If you are a holder of record, the top half of your proxy card is your admission ticket. If you hold shares in “street name” (through a broker, bank or other nominee), a recent brokerage statement or a letter from your broker, bank or other nominee showing your holdings of shares of WMIH stock is proof of ownership. If you want to vote shares that you hold in “street name” at the WMIH annual meeting, you must bring a legal proxy in your name from the broker, bank or other nominee that holds your shares.

WMIH PROPOSALS

Stock Issuance Proposal

As discussed elsewhere in this joint proxy statement/prospectus, WMIH stockholders will consider and vote on a proposal to approve the issuance of 416,300,000 shares of WMIH common stock to be issued as a portion of the merger consideration pursuant to the merger agreement and of 21,197,619 shares of WMIH common stock in exchange for WMIH warrants. WMIH stockholders must approve the stock issuance proposal in order for the merger to occur. If WMIH stockholders fail to approve the stock issuance proposal, the merger will not occur.

Accordingly, WMIH is asking WMIH stockholders to vote to approve the stock issuance proposal, either by attending the WMIH annual meeting and voting in person or by submitting a proxy. You should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the transactions contemplated thereby. In particular, you are urged to read the merger agreement in its entirety, which is attached as Appendix A to this joint proxy statement/prospectus.

WMIH stockholders must approve the stock issuance proposal in order for the merger to occur. If WMIH stockholders fail to approve the stock issuance proposal, the merger will not occur. For the stock issuance proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If your shares are not present at the WMIH annual meeting, it will have no effect on the stock issuance proposal (assuming a quorum is present). If you are present at the WMIH annual meeting and abstain or fail to vote, it will have the same effect as a vote “AGAINST” the stock issuance proposal. If you hold your shares of WMIH stock through a broker, bank or other nominee and you do not instruct your broker, bank or other nominee on how to vote your shares on the stock issuance proposal, your broker, bank or other nominee will not vote your shares on the stock issuance proposal, which broker non-votes will have no effect on the outcome of the vote.

The WMIH board of directors unanimously recommends that WMIH stockholders vote “FOR” the stock issuance proposal.

Director Election

WMIH’s charter and bylaws provide that the number of directors that constitute the entire WMIH board of directors will not be more than eleven, or such greater number as may be determined by the WMIH board of directors. Currently, the number of directors is seven.

Each of WMIH’s current directors, William C. Gallagher, Diane B. Glossman, Christopher J. Harrington, Tagar C. Olson, Michael J. Renoff, Steven D. Scheiwe and Michael L. Willingham, has been recommended for nomination by the WMIH nominating and corporate governance committee and nominated by the WMIH board of directors to stand for re-election as directors for an additional one-year term to serve until the earliest of the next annual meeting of stockholders, his or her resignation or removal or his or her successor is duly elected and qualified or appointed. Following the merger, WMIH expects Christopher J. Harrington, Tagar C. Olson and Steven D. Scheiwe to remain on the board of directors of the combined company and that each of Ms. Glossman and Messrs. Gallagher, Renoff and Willingham will resign.

If for any reason any of these nominees should become unavailable for, proxies will be voted for the election of such substitute nominee as the WMIH board of directors in its discretion may recommend. Proxies cannot be voted for more than seven nominees. Each director who is elected shall serve until the earliest of the next annual meeting of stockholders, his or her resignation or removal or his or her successor is duly elected and qualified or appointed. If a vacancy occurs after the WMIH annual meeting, the WMIH board of directors may elect a replacement to serve for the remainder of the unexpired term.

Following a recommendation from the WMIH nominating and corporate governance committee, the WMIH board of directors has determined that each of the following members is an “independent director” under Rule 5605(a)(2) of the NASDAQ listing standards: Diane B. Glossman, Michael J. Renoff, Steven D. Scheiwe and Michael L. Willingham.

The WMIH board of directors recommends each of the following nominees for director:

WILLIAM C. GALLAGHER, (age 59). Mr. Gallagher is WMIH’s Chief Executive Officer and has served as a director since May 2015. Mr. Gallagher previously served as a consultant of WMIH since November 21, 2014. Mr. Gallagher served as an Executive Vice President and member of the board of directors at Capmark Financial Group Inc., a commercial real estate finance company (“Capmark”), from November 2014 until May 2015. Mr. Gallagher served as President and CEO of Capmark from February 2011 to November 2014. He was Executive Vice President and Chief Risk Officer of Capmark from March 2009 to February 2011. Prior to joining Capmark, Mr. Gallagher was the Chief Credit Officer of RBS Greenwich Capital, a financial services company, from September 1989 to February 2009. Mr. Gallagher is a member of the WMIH corporate strategy and development committee (which we refer to as the “WMIH CS&D committee”).

The WMIH board of directors has nominated Mr. Gallagher for election as a director because of his senior management, operating and business experience, his leadership skills as a director and chief executive officer and his significant experience with acquisitions and risk management within the financial institutions sector.

DIANE B. GLOSSMAN, (age 62). Ms. Glossman has served as a director since 2012. Ms. Glossman is a retired investment analyst with over 25 years of experience as an analyst and 20 years of governance experience on boards. In addition to her service on behalf of WMIH, Ms. Glossman currently serves on the boards of directors of Ambac Assurance Company, Bucks County SPCA, Live Oak Bancshares, Barclays US LLC and Barclays Bank Delaware. Previously, Ms. Glossman served on the board of directors of QBE North America from 2013 – 2016, Powa Technologies Group Ltd. from 2013-2016; A.M. Todd Company from 1998 to July 2011; and as an independent trustee on State Street Global Advisors mutual fund board from October 2009 to April 2011. Ms. Glossman chairs the WMIH compensation committee and is a member of the WMIH audit committee, the WMIH finance committee and the WMIH nominating and corporate governance committee.

The WMIH board of directors has nominated Ms. Glossman for election as a director because of her high level of financial literacy and business experience as an investment analyst, reviewing and forecasting performance for companies in various industries, particularly in the financial services industry and her experience as a director.

CHRISTOPHER J. HARRINGTON, (age 36). Mr. Harrington has served as a director since June 2017 and is a Member of KKR, a global asset manager working in private equity and fixed income. He joined KKR in 2008 and is a senior member of the firm’s financial services industry team within the Americas Private Equity platform. Mr. Harrington has been involved with KKR’s investments in Alliant Insurance Services, Focus Financial Partners, Privilege Underwriters (PURE), Santander Consumer USA, Sedgwick Claims Management Services, USI Insurance Services and WMIH Corp and has extensive experience in corporate financings, mergers, acquisitions, investments and strategic transactions. Previously, Mr. Harrington was with Merrill Lynch & Co. in New York, where he was involved in a variety of acquisitions, divestitures, and other corporate advisory transactions. He holds an A.B., magna cum laude, from Harvard College and a J.D., magna cum laude, from Harvard Law School.

The WMIH board of directors has nominated Mr. Harrington for election as a director because of his significant experience in the acquisition of financial services companies, the breadth of his contacts in the financial services and private equity industries and the extensive time he has spent working with WMIH on identifying and analyzing potential acquisition targets for WMIH.

TAGAR C. OLSON, (age 40). Mr. Olson has served as a director since May 2015, appointed by KKR Fund, and served as an observer to the WMIH board of directors from March 13, 2014 until becoming a director. Mr. Olson is a Member of KKR, a global asset manager working in private equity and fixed income. He joined KKR in 2002, and he currently serves as head of KKR’s financial services industry team and as a member of the Investment Committee within KKR’s Private Equity platform. Mr. Olson currently serves on the boards of directors of Alliant Insurance Services, First Data Corporation, Privilege Underwriters (PURE) and Sedgwick, Inc. He has played a significant role in many of KKR’s other investments in the financial services sector over the past decade, including Latitude Financial, Legg Mason, Nephila and Santander Consumer USA. Prior to joining KKR, Mr. Olson was with Evercore Partners Inc., a New York-based global investment banking advisory and investment management firm, starting in 1999, where he was involved in a number of private equity transactions and mergers and acquisitions. Mr. Olson holds a B.S. and B.A.S., summa cum laude, from the University of Pennsylvania. He is a member of the Board of Overseers at NYU Langone Medical Center. Mr. Olson chairs the WMIH CS&D committee.

The WMIH board of directors has nominated Mr. Olson for election as a director because of his extensive experience in corporate financings, mergers, acquisitions, investments and strategic transactions, his relationships in the investment banking and private equity industries and his experience in identifying potential merger and acquisition candidates.

MICHAEL J. RENOFF, (age 43). Mr. Renoff has served as a director since March 2012. Mr. Renoff has served as Senior Analyst of Old Bell Associates, LLC (“Old Bell”) since 2008. Old Bell Partners, L.P. (“Old Bellows”), an affiliate of Old Bell, is the investment manager to Scoggin Worldwide Fund Ltd., which owns shares in WMIH. In addition, Scoggin Management LP, an affiliate of Old Bell and Old Bellows, is an investment manager to Scoggin International Fund Ltd., which owns shares of WMIH. Mr. Renoff is a member of the WMIH audit committee and the WMIH CS&D committee.

The WMIH board of directors has nominated Mr. Renoff for election as a director because of his high level of financial literacy, his qualifications as a chartered financial analyst, his over 15 years of investment experience in the financial services industry and his experience as a director.

STEVEN D. SCHEIWE, (age 57). Mr. Scheiwe has served as a director since March 2012. Since 2001 Mr. Scheiwe has been President of Ontrac Advisors, Inc., which offers analysis and management services to private equity groups, privately held companies and funds managing distressed corporate debt issues. Mr. Scheiwe also serves on the board of directors of Alimco Financial Corporation (formerly known as Alliance Semiconductor Corp) and Verso Corporation. During the last five years he has also served on the board of directors of FiberTower Corporation, Primus Telecommunications Group, Inc., and Mississippi Phosphates Corporation. Mr. Scheiwe is chair of the WMIH board of directors, the WMIH finance committee and the WMIH nominating and corporate governance committee and a member of the WMIH compensation committee and the WMIH audit committee.

The WMIH board of directors has nominated Mr. Scheiwe for election as a director because of his high level of financial literacy, broad experience serving as a board member of public and private companies, his experience in mergers, acquisitions and financing, his experience serving on compensation committees and his qualification as an “audit committee financial expert”.

MICHAEL L. WILLINGHAM, (age 47). Mr. Willingham has served as a director since March 2012. Since June 2002, Mr. Willingham has been a principal at Willingham Services, which provides consulting advice for a diverse portfolio of clients and constituencies regarding strategic considerations involving complex litigation across a variety of industries, including energy, financial services and varying wholesale/retail products. Mr. Willingham is a member of the Trust Advisory Board and Litigation Subcommittee of WMI Liquidating Trust (which we refer to as the “Trust”). Mr. Willingham chairs the WMIH audit committee and is a member of the WMIH compensation committee, the WMIH nominating and corporate governance committee and the WMIH finance committee.

The WMIH board of directors has nominated Mr. Willingham for election as a director because of his high level of financial literacy, his experience in recovering significant value for stockholders, estates and creditors in various bankruptcy cases, his experience negotiating complex financial instruments, including hedging derivatives and credit agreements, and his experience as a director.

Director Relationships

WMIH is party to an Investor Rights Agreement (which we refer to as the “investor rights agreement”) with Wand Holdings, pursuant to which, for so long as Wand Holdings owns, in the aggregate, at least 50% of the WMIH Series A preferred stock issued as of January 30, 2014 (or the underlying common stock), Wand Holdings will have the right to appoint one of the seven directors that currently comprise WMIH’s board of directors. If WMIH’s board of directors consists of eight or more directors, Wand Holdings has the right to appoint two directors. Messrs. Olson and Harrington were previously appointed pursuant to this right. WMIH continues to believe that its strategic relationship with KKR merits the nomination of, and election of, both Messrs. Olson and Harrington to WMIH’s board of directors.

For a further description of the investor rights agreement and the relationship between WMIH and KKR and certain of its affiliates, see “Other Matters Relating to the WMIH Annual Meeting—Certain Relationships and Related Party Transactions”.

Mr. Willingham is currently a member of the Trust Advisory Board of the Trust. The Trust is not considered an “affiliate” of WMIH. To avoid any potential conflict, the Trust’s governance procedures require Mr. Willingham to recuse himself from any decision of the Trust Advisory Board that relates to matters involving WMIH. Any applicable related party transactions that arise during the life of the Trust will be elevated to the Trust Advisory Board, as required, for further consideration.

For the director election, you may vote “FOR” or “WITHHOLD” for each director nominee. A “WITHHOLD” vote will have no effect on the director election. If your shares are not present at the WMIH annual meeting, it will have no effect on the director election (assuming a quorum is present). If you are present at the WMIH annual meeting but fail to vote, it will have no effect on the director election. If you hold your shares of WMIH stock through a broker, bank or other nominee and you do not instruct your broker, bank or other nominee on how to vote your shares on the director election, your broker, bank or other nominee will not vote your shares on the director election, which broker non-votes will have no effect on the vote count for such proposal.

The WMIH board of directors unanimously recommends that WMIH stockholders vote “FOR” the election of each of the foregoing nominees for director.

Accountant Ratification Proposal

The WMIH audit committee has selected BPM LLP (formerly known as Burr Pilger Mayer, Inc.), as WMIH’s independent registered public accounting firm for the fiscal year ending December 31, 2018. Although the appointment of BPM LLP as WMIH’s independent registered public accounting firm is not required to be submitted to a vote of the stockholders by WMIH’s charter documents or applicable law, the WMIH board of directors has decided to ask the stockholders to ratify the appointment. If the stockholders do not ratify the appointment of BPM LLP, the WMIH board of directors will ask the WMIH audit committee to reconsider its selection, but there can be no assurance that a different selection will be made.

For more information regarding WMIH’s independent registered public accounting firm, see “Other Matters Relating to the WMIH Annual Meeting—Matters Relating to WMIH’s Auditors”.

For the accountant ratification proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. An abstention will have the same effect as a vote “AGAINST” the accountant ratification proposal. If your shares are not present at the WMIH annual meeting, it will have no effect on the accountant ratification proposal (assuming a quorum is present). If you abstain at the WMIH annual meeting, it will have the same effect as a vote “AGAINST” the accountant ratification proposal. If you hold your shares of WMIH stock through a broker, bank or other nominee and you do not instruct your broker, bank or other nominee on how to vote your shares on the accountant ratification proposal, your broker, bank or other nominee may vote your shares on the accountant ratification proposal.

The WMIH board of directors unanimously recommends that WMIH stockholders vote “FOR” the ratification of the appointment of BPM LLP as WMIH’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

Advisory Compensation Proposal

WMIH is asking WMIH stockholders to approve an advisory (non-binding) resolution on its named executive officer compensation as disclosed in this joint proxy statement/prospectus. As described below in “Other Matters Relating to the WMIH Annual Meeting—Compensation Discussion and Analysis”, the WMIH compensation committee has structured WMIH’s executive compensation program in a way that it believes will attract and retain highly qualified executive officers. WMIH’s compensation committee and board of directors believe that the compensation policies and procedures articulated in “Other Matters Relating to the WMIH Annual Meeting—Compensation Discussion and Analysis” are effective in achieving WMIH’s goals.

WMIH urges stockholders to read the “Other Matters Relating to the WMIH Annual Meeting—Compensation Discussion and Analysis” section of this joint proxy statement/prospectus, including the “Compensation Discussion and Analysis” that discusses WMIH’s named executive officer compensation for fiscal year 2017 in more detail, as well as the “Summary Compensation Table” and other related compensation tables, notes and narrative, which provide detailed information on the compensation of WMIH’s named executive officers.

At WMIH’s 2013 annual meeting, WMIH stockholders recommended, on an advisory basis, an annual frequency of shareholder advisory votes on executive compensation. WMIH intends to follow the WMIH stockholders’ recommendation and include a stockholder advisory vote on executive compensation on an annual basis until the next required “Say-on-Frequency” vote. Accordingly, WMIH is asking WMIH stockholders to approve the following resolution at the WMIH annual meeting:

RESOLVED, that the stockholders of WMIH Corp. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this joint proxy statement/prospectus for the Company’s 2018 Annual Meeting of Stockholders.

Although this proposal, commonly referred to as a “say-on-pay” vote, is an advisory vote that will not be binding on WMIH’s board of directors or compensation committee, the WMIH board of directors and compensation committee will consider the results of this advisory vote when making future decisions regarding WMIH’s named executive officer compensation programs.

For the advisory compensation proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. An abstention will have the same effect as a vote “AGAINST” the advisory compensation proposal. If your shares are not present at the WMIH annual meeting, it will have no effect on the advisory compensation proposal (assuming a quorum is present). If you hold your shares of WMIH stock through a broker, bank or other nominee and you do not instruct your broker, bank or other nominee on how to vote your shares on the advisory compensation proposal, your broker, bank or other nominee will not vote your shares on the advisory compensation proposal, which broker non-votes will have no effect on the vote count for such proposal.

The WMIH board of directors unanimously recommends that WMIH stockholders vote “FOR” the approval, on an advisory basis, of the compensation of WMIH’s named executive officers.

WMIH Adjournment Proposal

The WMIH annual meeting may be adjourned to another time or place, if necessary or appropriate, to permit further solicitation of proxies in favor of the stock issuance proposal.

If, at the WMIH annual meeting, the number of shares of WMIH stock present in person or represented by proxy and voting in favor of the stock issuance proposal is insufficient to approve the stock issuance proposal, WMIH intends to move to adjourn the WMIH annual meeting in order to enable the WMIH board of directors to solicit additional proxies for the approval of the stock issuance proposal.

In the WMIH adjournment proposal, WMIH is asking its stockholders to authorize the holder of any proxy solicited by the WMIH board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the WMIH annual meeting to another time and/or place for the purpose of soliciting additional proxies. If the WMIH stockholders approve the WMIH adjournment proposal, WMIH could adjourn the WMIH annual meeting and any adjourned session of the WMIH annual meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from WMIH stockholders who have previously voted. WMIH does not intend to call a vote on adjournment of the annual meeting to solicit additional proxies if the stock issuance proposal is approved at the annual meeting. Pursuant to the merger agreement, WMIH is required to adjourn the annual meeting to solicit additional proxies one or more times so long as the annual meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the annual meeting was originally scheduled.

For the WMIH adjournment proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. An abstention will have the same effect as a vote “AGAINST” the WMIH adjournment proposal. If your shares are not present at the WMIH annual meeting, it will have no effect on the WMIH adjournment proposal (assuming a quorum is present). If you hold your shares of WMIH stock through a broker, bank or other nominee and you do not instruct your broker, bank or other nominee on how to vote your shares on the WMIH adjournment proposal, your broker, bank or other nominee will not vote your shares on the WMIH adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal.

The WMIH board of directors unanimously recommends that WMIH stockholders vote “FOR” the WMIH adjournment proposal (if necessary or appropriate).

OTHER MATTERS RELATING TO THE WMIH ANNUAL MEETING

Committees and Meetings of the WMIH Board of Directors

During the fiscal year ended December 31, 2017, the WMIH board of directors held 18 formal meetings. The WMIH board of directors has established four standing committees: an audit committee, compensation committee, corporate strategy and development committee and nominating and corporate governance committee. In 2017, the WMIH board of directors established a finance committee, which is described in more detail below. Each director attended at least 75% of the total number of meetings held by the WMIH board of directors and the committees of the WMIH board of directors on which he or she served during fiscal year 2017 (or such portion of the year during which such director served on the WMIH board of directors).

The WMIH board of directors, following a recommendation by the WMIH nominating and corporate governance committee, has adopted a policy with respect to board member attendance at annual stockholder meetings. In accordance with such policy, the WMIH board of directors encourages all directors to make attendance at the WMIH annual meeting a priority. Last year, all directors, other than those not seeking reelection and who were members of the WMIH board of directors at the time of the annual meeting, were in attendance in person or by telephone at the WMIH annual meeting of stockholders.

Audit Committee

WMIH has a standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The WMIH audit committee is governed by a written charter, a current copy of which is available on WMIH’s website at www.wmih-corp.com. In 2017, the WMIH audit committee collaborated with the WMIH finance committee to evaluate and approve the amendment of the terms of WMIH Series B preferred stock and other WMIH acquisition and financing activities. The WMIH audit committee held 7 meetings during the fiscal year ended December 31, 2017.

Michael L. Willingham (Chair), Diane B. Glossman, Michael J. Renoff and Steven D. Scheiwe, each of whom meets the financial literacy and independence requirements for audit committee membership specified in the NASDAQ listing standards and rules adopted by the SEC, are the current members of the WMIH audit committee. WMIH’s board of directors has determined that each member is qualified to be an “audit committee financial expert” as defined in the SEC’s rules.

The WMIH audit committee’s duties and responsibilities include: (a) selection, retention, compensation, evaluation, replacement and oversight of WMIH’s independent registered public accounting firm, including resolution of disagreements between management and the independent auditors regarding financial reporting; (b) establishment of policies and procedures for the review and pre-approval of all audit services and permissible non-audit services to be performed by WMIH’s independent registered public accounting firm; (c) review and discuss with management and the independent auditors the annual audited financial statements (including the report of the independent auditor thereon) or quarterly unaudited financial statements contained in WMIH’s periodic reports with the SEC; (d) obtain and review a report from the independent registered public accounting firm describing WMIH’s internal quality control procedures; (e) periodic assessment of WMIH’s accounting practices and policies and risk and risk management; (f) review policies and procedures with respect to transactions between WMIH and related-persons and review and approve those related-person transactions that would be disclosed pursuant to SEC Regulation S-K, Item 404; (g) establishment of procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, in each case, pursuant to and to the extent required by laws, rules and regulations applicable to us; and (h) oversight of the code of ethics for senior financial officers and development and monitoring of compliance with the code of conduct applicable to WMIH’s directors, officers and employees, in each case, pursuant to and to the extent required by laws, rules and regulations applicable to WMIH.

In connection with the consideration of a possible transaction with Nationstar (which we refer to as the “possible transaction”), pursuant to delegation by the WMIH board of directors, the WMIH audit committee was authorized, among other things, (i) to review and evaluate the terms and conditions and determine the advisability of the possible transaction; (ii) to make or accept, reject, or seek to modify the terms and conditions of the possible transaction; (iii) to determine whether the possible transaction is fair to and in the best interests of WMIH and its stockholders; (iv) to recommend to the WMIH board of directors whether to approve the possible transaction, whether the WMIH board of directors should recommend the possible transaction to WMIH’s stockholders and what other action, if any, should be taken by WMIH with respect to the possible transaction; (v) if the WMIH audit committee deems it appropriate or advisable, to negotiate the price, structure, form, terms and conditions of the possible transaction and the form, terms and conditions of any definitive agreements; (vi) to obtain any necessary or desirable opinions from legal, financial and other advisors; (vii) to take such other actions related to or arising in connection with the possible transactions as the WMIH audit committee deems necessary, appropriate or advisable, including as relates to exploring and negotiating alternatives to such possible transaction; and (viii) to provide reports and/or recommendations to the WMIH board of directors in regard to such matters at such time as the WMIH audit committee deems appropriate and consistent with its activities. During the month of December 2017, in addition to its other responsibilities, the WMIH audit committee evaluated the terms of and determined the advisability of the possible transaction.

Compensation Committee

The members of the WMIH compensation committee are Diane B. Glossman (Chair), Steven D. Scheiwe and Michael L. Willingham, each of whom is an “independent director” as defined in Rule 5605(a)(2) of the NASDAQ listing standards. The WMIH compensation committee is governed by a written charter, a current copy of which is available on WMIH’s website at www.wmih-corp.com. During the fiscal year ended December 31, 2017, the WMIH compensation committee held one meeting and otherwise elected to act on other business via unanimous written consent, as contemplated by its charter.

The WMIH board of directors has delegated to the WMIH compensation committee responsibility for considering and approving the compensation programs and awards for all of WMIH’s executive officers, including the named executive officers identified below under “—Summary Compensation Table”. The WMIH compensation committee consists entirely of independent, non-employee directors. The WMIH compensation committee is responsible for: (a) reviewing WMIH’s overall compensation philosophy and related compensation and benefit policies, programs and practices; (b) reviewing and approving goals and objectives relevant to compensation of the Chief Executive Officer, the Chief Financial Officer and other executive officers; (c) reviewing and recommending equity compensation plans; (d) overseeing and reviewing the non-employee director compensation program; (e) reviewing and discussing with WMIH’s management the compensation discussion and analysis, if required by the Exchange Act and recommending it to the WMIH board of directors, if appropriate, for inclusion in WMIH’s proxy statement; and (f) monitoring compliance with applicable laws governing executive compensation.

Nominating and Corporate Governance Committee

The members of the WMIH nominating and corporate governance committee are Steve D. Scheiwe (Chair), Diane B. Glossman and Michael L. Willingham, each of whom is an “independent director” as defined in Rule 5605(a)(2) of the NASDAQ listing standards. The WMIH nominating and corporate governance committee is governed by a written charter, a current copy of which is available on WMIH’s website at www.wmih-corp.com. During the fiscal year ended December 31, 2017, the WMIH nominating and corporate governance committee held at least one (1) meeting and otherwise elected to act on other business via unanimous written consent as contemplated by its charter.

The functions of the WMIH nominating and corporate governance committee are to carry out the duties and responsibilities delegated by the WMIH board of directors relating to WMIH’s director nominations process, oversight of the evaluation of directors and development and maintenance of WMIH’s corporate governance principles and policies. The committee is authorized by its charter to engage its own advisors. WMIH’s board is responsible for nominating members for election to WMIH’s board and for filling vacancies on the WMIH board of directors that may occur between annual meetings of stockholders. The WMIH nominating and corporate governance committee is responsible for identifying, screening and recommending to WMIH’s board candidates for board membership. The committee recommended the nomination of the candidates reflected in the director election.

Nominees for director are selected on the basis of, among other things, knowledge, experience, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, and understanding of WMIH’s business environment, all in the context of an assessment of the perceived needs of the WMIH board of directors at the time. Nominees should also be willing to devote adequate time and effort to board responsibilities. The WMIH nominating and corporate governance committee does not set specific, minimum qualifications that nominees must meet in order for the WMIH nominating and corporate governance committee to recommend them to the WMIH board of directors, but rather believes that each nominee should be evaluated based on his or her individual merit, taking into account the needs of WMIH and the composition of the WMIH board of directors. The WMIH nominating and corporate governance committee will consider WMIH stockholder recommendations for candidates to serve on the WMIH board of directors. Candidates suggested by WMIH stockholders will be evaluated by the same criteria and process as candidates from other sources. Formal nomination of candidates by WMIH stockholders requires compliance with Section 2.13 of the Bylaws, including sending timely notice of the candidate’s name, biographical information, and qualifications, and certain information regarding the WMIH stockholder making the nomination, to the Secretary of WMIH at WMIH Corp., 800 Fifth Avenue, Suite 4100, Seattle, Washington 98104. In order for a notice of WMIH stockholder nomination to be considered timely, a WMIH stockholder must deliver the notice to the Secretary at WMIH’s principal executive offices no later than 90 calendar days and no earlier than 120 calendar days prior to the one-year anniversary of the date on which WMIH’s proxy statement was released to WMIH stockholders in connection with the previous year’s annual meeting of WMIH stockholders; provided, however, if the annual meeting of WMIH stockholders is convened more than 30 days prior to the anniversary of the preceding year’s annual meeting or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting or if no annual meeting was held in the preceding year, the notice by the WMIH stockholder must be received not later than the close of business on the later of the 90th calendar day before such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. There is otherwise no formal process prescribed for identifying and evaluating nominees, including no formal diversity policy.

Corporate Strategy and Development Committee

The members of the WMIH CS&D committee are Tagar C. Olson (Chair), William C. Gallagher and Michael J. Renoff. In general, all directors are invited to attend meetings of the WMIH CS&D committee. The WMIH CS&D committee is governed by a written charter, a current copy of which is available on WMIH’s website at www.wmih-corp.com. Generally, the purpose of the WMIH CS&D committee has been to support the WMIH board of directors with the identification, review and assessment of potential acquisitions and strategic or business investment opportunities. During the fiscal year ended December 31, 2017, the WMIH CS&D committee held at least four (4) formal and informal meetings and is actively engaged in pursuing acquisition opportunities for WMIH. Following the establishment of the WMIH finance committee (defined below) in 2017, the entire WMIH board of directors assumed the functions that were previously delegated to the CS&D Committee.

Finance Committee

The WMIH finance committee was established in 2017, the members were Diane B. Glossman, Michael J. Renoff, Steven J. Scheiwe and Michael L. Willingham, and the WMIH finance committee was authorized, among other things, to (i) review the long-term financial structure, objectives and policies of WMIH, and to make recommendations to the WMIH board of directors regarding such structure, objectives and policies, if appropriate, (ii) evaluate the financing requirements of WMIH and management’s proposed financing and refinancing plans and to recommend to the WMIH board of directors those actions, authorizations, filings and applications necessary and appropriate to enable management to execute such plans and (iii) consider and make recommendations to the WMIH board of directors regarding the terms, timing, amount and other material factors (e.g., potential dilution of existing stockholders and the impact of any financing or restructuring on WMIH’s tax attributes under Section 382 of the Code), related to the possible restructuring or amendment of WMIH stock, issuance of new equity securities in one or more private or public transactions, redemption of outstanding securities, or other transactions related to WMIH stock, capital structure or fundraising to meet WMIH’s future liquidity and capital resources needs, in each case as the WMIH finance committee deems appropriate.

During the second half of 2017, the WMIH finance committee focused its attention on restructuring and/or amending the terms of WMIH’s issued and outstanding Series B preferred stock. On December 8, 2017, WMIH amended the terms of the WMIH Series B preferred stock and such amendment became effective on January 5, 2018. For further information on the WMIH Series B preferred stock Financing, see Note 9: Capital Stock and Derivative Instruments and Note 15: Subsequent Events, to the consolidated financial information in Part II, Item 8 of WMIH’s Annual Report on Form 10-K.

Committee Membership at May 15, 2018

Name	Audit Committee	Compensation Committee	Corporate Strategy and Development Committee	Nominating and Corporate Governance Committee	Finance Committee
William C. Gallagher	—	—	Member	—	—
Diane B. Glossman	Member	Chair	—	Member	Member
Christopher J. Harrington	—	—	—	—	—
Tagar C. Olson	—	—	Chair	—	—
Michael J. Renoff	Member	—	Member	—	Member
Steven D. Scheiwe	Member	Member	—	Chair	Member
Michael L. Willingham	Chair	Member	—	Member	Member

Risk Management

WMIH has developed and maintains processes to manage risk in WMIH’s operations. The WMIH board of directors’ role in risk management is primarily one of oversight, with day-to-day responsibility for risk management implemented by the management team. The WMIH board of directors executes its oversight role directly and through its various committees. The WMIH audit committee has principal responsibility for implementing the WMIH board of directors’ risk management oversight role. The WMIH audit committee is also responsible for reviewing conflict of interest transactions and handling complaints about accounting and auditing matters and violations of WMIH’s code of conduct and code of ethics. Any waivers of the codes for executive officers and directors must be submitted to the Chair of the WMIH audit committee and may be made only by the WMIH board of directors. The WMIH audit committee monitors certain key risks, such as risk associated with internal control over financial reporting, liquidity risk and risks associated with potential business acquisitions, in addition to assessing the risks in WMIH’s proposed financing or investments. The WMIH compensation committee assesses risks created by the incentives inherent in WMIH’s compensation policies. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team and the committees of the WMIH board of directors.

Leadership Structure

The positions of Chairman of the WMIH board of directors and Chief Executive Officer are held by two different individuals. The WMIH board of directors has determined that during his tenure, Mr. Scheiwe has been independent under the NASDAQ listing standards. The WMIH board of directors believes that this structure is appropriate for WMIH at this time. Except for the WMIH CS&D committee, on which Mr. Olson and Mr. Gallagher serve, each of WMIH’s board committees is made up solely of independent directors and sets its own agenda. The independent directors also meet in executive session on a regular basis without management present.

Code of Ethics

WMIH has adopted a code of ethics which is applicable to WMIH’s board of directors and officers, including WMIH’s chief executive officer, president, chief financial officer, principal accounting officer and controller. The WMIH code of ethics focuses on honest and ethical conduct, the adequacy of disclosure in WMIH’s financial reports, and compliance with applicable laws and regulations. A current copy of the code of ethics is available on WMIH’s website at www.wmih-corp.com, and is administered by the WMIH audit committee.

Stockholder Communications with the Board of Directors

Communications by WMIH stockholders to the WMIH board of directors should be sent to the attention of the chairman of the WMIH board of directors, in care of Charles Edward Smith, Chief Legal Officer and Secretary, WMIH Corp., 800 Fifth Avenue, Suite 4100, Seattle, Washington 98104. Such communications will be forwarded unopened to the individual serving as chairman of the WMIH board of directors, who will be responsible for responding to or forwarding such communications as appropriate, including communications directed to individual directors or board committees. Communications will not be forwarded if the chairman of the WMIH board of directors determines that they do not appear to be within the scope of the WMIH board of directors’ (or such other intended recipient’s) responsibilities or are otherwise inappropriate or frivolous.

Director Compensation for Fiscal Year 2017

2017 Director Compensation Table.

The following table summarizes information regarding director compensation for WMIH’s non-employee directors during the fiscal year ended December 31, 2017. As an employee of WMIH, Mr. Gallagher does not receive any additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Current Directors:
Diane B. Glossman	120,208	100,000	220,208
Christopher J. Harrington(2)	—	—	—
Tagar C. Olson(2)	—	—	—
Michael J. Renoff	120,000	100,000	220,000
Steven D. Scheiwe	156,666	100,000	256,666
Michael L. Willingham	132,917	100,000	232,917
Former Directors:
Eugene I. Davis	83,750	—	83,750
Paul E. Raether(2)	—	—	—

(1)	On June 1, 2017, Messrs. Renoff, Scheiwe and Willingham and Ms. Glossman each received a grant of 83,333 shares of restricted stock, with each such grant having a fair market value of $1.20 per share as of the grant date. The shares of restricted stock vest over a period of three years, with one-third of each grant vesting on each of March 19, 2018, 2019 and 2020, respectively, subject to continued service on each applicable vesting date. As of December 31, 2017, Messrs. Renoff, Scheiwe and Willingham and Ms. Glossman each held 124,521 shares of restricted stock.
(2)	Employees of KKR do not receive any compensation from WMIH for their services on WMIH’s board of directors.

Narrative to Director Compensation Table

WMIH director compensation has three components: (1) annual cash retainer for board service; (2) annual cash retainers based on committee chair positions and committee membership; and (3) annual and/or special restricted stock grants. The annual cash retainer for board service is $100,000. Annual retainers for committee or chair service include: (i) $10,000 for each non-chair member of the WMIH audit committee; (ii) $10,000 for each non-Chair member of the WMIH CS&D committee; (iii) $5,000 for each non-chair member of the WMIH compensation committee; (iv) $5,000 for each non-chair member of the WMIH nominating and corporate governance committee; (v) $50,000 for being chairman of the WMIH board of directors; (vi) $25,000 for the WMIH audit committee chair; (vii) $25,000 for the WMIH CS&D committee chair; (viii) $12,500 for the WMIH compensation committee chair and (ix) $12,500 for the WMIH nominating and corporate governance committee chair. Members of the WMIH finance committee do not receive any additional compensation for serving on that committee. All retainers were paid in quarterly installments, in advance, on the last day of the prior quarter. WMIH also reimburses directors for their travel expenses for each meeting attended in person; however, reimbursement amounts are not included in the totals above.

In 2013, WMIH’s board of directors, upon recommendation of the WMIH compensation committee, adopted a policy that the annual restricted stock grant to directors will, subject to availability of sufficient shares reserved under WMIH’s 2012 Long-Term Stock Incentive Plan, as amended (the “2012 Plan”), be automatically granted without any further action by the WMIH compensation committee or board of directors to each outside director elected by the stockholders to serve another term on the day of WMIH’s annual meeting of stockholders, at a stock price equal to the closing price of WMIH common stock as quoted on the exchange on which shares of WMIH common stock trade on the grant date. Generally, grants of restricted stock to WMIH’s directors vest in three equal installments over a three year period, subject to continued service as a director through the vesting dates. On June 1, 2017, Messrs. Renoff, Scheiwe and Willingham and Ms. Glossman each received a grant of 83,333 shares of restricted stock, with each such grant having a fair market value of $1.20 per share as of the grant date. The shares of restricted stock vest over a period of three years, with one-third of each grant vesting on each of March 19, 2018, 2019 and 2020, respectively, generally subject to continued service on each applicable vesting date. The shares also immediately vest in the event of a Change of Control (as defined in the 2012 Plan).

WMIH directors are subject to stock ownership guidelines that require each director to, at all times during service on the WMIH board of directors, hold shares of WMIH common stock equal to 50% of the aggregate number of shares awarded to the director as director compensation and that have vested. To monitor the guidelines, board members are not permitted to sell WMIH’s shares without WMIH compensation committee approval.

Security Ownership of Certain Beneficial Owners and Management

Stock Ownership Table

The following table sets forth as of May 21, 2018 (or such other time as indicated in the footnotes to this table) certain information regarding the beneficial ownership of WMIH common stock and WMIH preferred stock by each person, or group of affiliated persons, known to WMIH to be the beneficial owner of more than 5% of the outstanding shares of WMIH common stock or WMIH preferred stock or other significant beneficial owner of WMIH.

The following table does not give effect to the transactions contemplated by the merger agreement or any other transaction that will occur in connection with consummation of the merger.

	Shares Beneficially Owned
Name and Address	Common Stock(1)		% of Class Owned(1)	Series A Convertible Preferred Stock		% of Class Owned	Series B Convertible Preferred Stock		% of Class Owned(2)	Voting Power %(3)
Greywolf Overseas Intermediate Fund	3,037,684	(4)	1.5%	—		—	—		—	0.5%
Greywolf Structured Products Master Fund, Ltd.	2,549,422	(4)	1.2%	—		—	—		—	0.4%
Greywolf Opportunities Fund II, LP	2,636,121	(4)	1.3%	—		—	14,933	(5)	2.5%	2.1%
Greywolf Strategic Master Fund SPC, Ltd.—MSP1	—		—	—		—	40,752	(5)	6.8%	4.6%
Greywolf Strategic Master Fund SPC, Ltd.—MSP6	—		—	—		—	16,913	(5)	2.8%	1.9%
GCP Europe S.á.r.l.	—		—	—		—	11,133	(5)	1.9%	1.3%
Palomino Master Ltd.	1,388,978	(6)	0.7%	—		—	42,135	(6)	7.0%	5.0%
Appaloosa Investment L.P. I	1,388,977	(6)	0.7%	—		—	42,134	(6)	7.0%	5.0%
Teacher Retirement System of Texas	—		—	—		—	40,000	(7)	6.7%	4.5%
DDFS Partnership LP	—		—	—		—	40,000	(8)	6.7%	4.5%
Serengeti Multi-Series Master LLC Series E	—		—	—		—	15,000	(9)	2.5%	1.7%
Serengeti Opportunities MM LP	—		—	—		—	15,000	(9)	2.5%	1.7%
Rapax OC Master Fund LTD	—		—	—		—	5,000	(9)	0.8%	0.6%
KKR Wand Holdings Corporation	71,465,629	(10)	25.7%	1,000,000	(11)	100.0%	—		—	1.5%
KKR Wand Investors Corporation	—		—	—		—	200,000	(10)(11)	33.3%	22.4%

(1)	Percentages have been calculated based on 206,714,132 shares of WMIH common stock, except the percentage Wand Holdings with respect to WMIH common stock has been calculated assuming the conversion of the Series A Convertible Preferred Stock and exercise of the WMIH warrants owned by Wand Holdings. Percentages do not reflect the mandatory conversion of the WMIH Series B preferred stock because the WMIH Series B preferred stock is not convertible at the option of the holders.
(2)	Percentages have been calculated based on 600,000 shares of the WMIH Series B preferred stock issued and outstanding as of May 21, 2018.
(3)	Based on the total amount of shares of WMIH common stock issued and outstanding as of May 21, 2018, calculated (i) assuming the conversion of the WMIH Series A preferred stock, and (ii) assuming the conversion of the WMIH Series B preferred stock using the conversion price of $1.35. However, this calculation does not assume the exercise of the outstanding WMIH warrants, which are not entitled to any voting rights prior to the exercise thereof.
(4)	This information as to beneficial ownership is based on a stockholder questionnaires completed on February 14, 2018 and a Schedule 13G/A filed by Greywolf Capital Management LP (“GCMLP”) with the SEC on February 14, 2018. The Schedule 13G/A was filed by and on behalf of Greywolf Capital Partners II LP (“GCP II”), Greywolf Event Driven Master Fund (“GEDMF”), Greywolf Overseas Intermediate Fund (“GOIF”), Greywolf Structured Products Master Fund, Ltd. (“GSPMF”), Greywolf Opportunities Fund II, LP (“GOF II” and together with GCP II, GEDMF, GOIF and GSPMF, the “Greywolf Funds”), Greywolf Advisors LLC (“GALLC”), GCMLP, Greywolf GP LLC and Jonathan Savitz (“Mr. Savitz”). According to the Schedule 13G/A, each of the Greywolf Funds has beneficial ownership of shares of WMIH common stock as set forth above. GALLC, as the general partner of GCP II, may be deemed to beneficially own shares held by GCP II. Each of GCMLP, as the investment manager of the Greywolf Funds, Greywolf GP LLC, as the general partner of GCMLP, and Mr. Savitz, as the managing member of Greywolf GP LLC, may be deemed to beneficially own, shares held by the Greywolf Funds. Each of GALLC, GCMLP, Greywolf GP LLC and Mr. Savitz disclaims any beneficial ownership of such shares. Each of the Greywolf Funds, GALLC, GCMLP, Greywolf GP LLC and Mr. Savitz has shared voting and dispositive power. The address for all of these persons other than GEDMF, GOIF and GSPMF is 4 Manhattanville Road, Suite 201, Purchase, NY 10577. The address for GEDMF and GOIF is 190 Elgin Avenue, George Town, GRAND CAYMAN, KY1-9007. The address for GSPMF is Ugland House, P.O. Box 309, South Church Street, George Town, Grand Cayman KY1-1104.
(5)	This information as to beneficial ownership is based on information provided as of March 31, 2017 by GCP Europe SARL (“GCP Europe”). GCP Europe is owned approximately 45% by GOIF and approximately 55% by GCP II and is independently managed. GOIF, GCP II and certain other funds managed by GCMLP collectively hold an aggregate of 15,596,887 shares of WMIH common stock. GALLC, as the general partner of GCP II, may be deemed to beneficially own shares held by GCP II. Each of GCMLP, as the investment manager of GOIF, GCP II and certain other funds, Greywolf GP LLC, as the general partner of GCMLP, and Mr. Savitz, as the managing member of Greywolf GP LLC, may be deemed to beneficially own, shares held by GOIF, GCP II and such other funds. Each of GALLC, GCMLP, Greywolf GP LLC and Mr. Savitz disclaims any beneficial ownership of such shares. The address for GCP Europe is 21-25, Allee Scheffer, L-2520 Luxembourg. The address for GOIF is 89 Nexus Way, Camana Bay, Grand Cayman KY19007. The address for GCP II, GALLC, GCMLP, Greywolf GP LLC and Mr. Savitz is c/o Greywolf Capital Management LP, 4 Manhattanville Road, Suite 201, Purchase, NY 10577.
(6)	This is based on information as to ownership as of May 21, 2018 that was provided on May 25, 2018 on behalf of Palomino Master Ltd. and Appaloosa Investment L.P. I. The address for each of the foregoing entities is c/o Appaloosa LP, 51 JFK Parkway, Floor 2, Short Hills, New Jersey 07078.
(7)	This information as to ownership is based on a questionnaire completed on February 16, 2018 on behalf of Teacher Retirement System of Texas. The address for Teacher Retirement System of Texas is 1000 Red River Street, Austin, Texas 78701.
(8)	This information as to ownership is based on information provided to WMIH on February 26, 2018 on behalf of DDFS Partnership LP. Thomas G. Dundon, as the general partner of DDFS Partnership LP, is the controlling person of DDFS Partnership LP. The address for DDFS Partnership LP is 2100 Ross Avenue, Suite 3300, Dallas, Texas 75201.
(9)	This information as to ownership is based on information provided to WMIH on February 9, 2018 on behalf of each of Serengeti Multi-Series Master LLC Series E, Serengeti Opportunities MM LP and Rapax OC Master Fund LTD. Joseph A. LaNasa was identified as the controlling person with respect to each of the foregoing entities. The address for each of the entities is 632 Broadway, 12th Floor, New York, New York 10012.
(10)

This information as to beneficial ownership is based on a Schedule 13D/A filed with the SEC on February 15, 2018 by Wand Holdings, KKR Fund Holdings L.P. (“KKR Fund”), KKR Fund Holdings GP Limited (“KKR Fund Holdings GP”), KKR Group Holdings L.P. (“KKR Group Holdings”), KKR Group Limited (“KKR Group Limited”), KKR & Co. L.P. (“KKR & Co”.), KKR Management LLC (“KKR Management”), Henry R. Kravis (“Mr. Kravis”), George R. Roberts (“Mr. Roberts”), Tagar Olson

(“Mr. Olson”) and Christopher Harrington (“Mr. Harrington”) (collectively, the “KKR Reporting Persons”). The sole directors and holders of voting stock of Wand Holdings are Tagar Olson and Christopher Harrington. Messrs. Olson and Harrington are executives of KKR and/or one or more of its affiliates. KKR Fund Holdings, an affiliate of KKR, owns 100% of the economic interest in Wand Holdings and may be deemed to have shared beneficial ownership over the securities held by Wand Holdings. KKR Fund Holdings GP is a general partner of KKR Fund Holdings. KKR Group Holdings is the sole shareholder of KKR Fund Holdings GP and a general partner of KKR Fund Holdings. KKR Group Limited is the general partner of KKR Group Holdings. KKR & Co. is the sole shareholder of KKR Group Limited. KKR Management is the general partner of KKR & Co. Messrs. Kravis and Roberts are officers and the designated members of KKR Management. Each of Scott C. Nuttall, Joseph Y. Bae, William J. Janetschek and David J. Sorkin is a director of KKR Fund Holdings GP and KKR Group Limited. The address of the principal business office of Wand Holdings, KKR Fund Holdings, KKR Fund Holdings GP, KKR Group Holdings, KKR Group Limited, KKR & Co., KKR Management, Messrs. Kravis, Olson, Harrington, Nuttall, Bae, Janetschek and Sorkin is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York 10019. The address of the principal business office of Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

According to the Schedule 13D/A, the KKR Reporting Persons beneficially own an aggregate of 71,465,629 shares of WMIH common stock, which represent, in the aggregate, approximately, 25.7% of the outstanding shares of WMIH common stock, and have shared voting power and shared dispositive power with respect to 71,465,629 shares of WMIH common stock. The 71,465,629 shares of WMIH common stock consist of 1,000,000 shares of the WMIH Series A preferred stock held directly by Wand Holdings convertible into 10,065,629 shares of WMIH common stock, and the WMIH warrants exercisable for 61,400,000 shares of WMIH common stock, the foregoing being based on 206,714,132 shares of WMIH common stock outstanding as of February 8, 2018 and assumes that all 71,465,629 shares underlying the WMIH Series A preferred stock and WMIH warrants have been converted or exercised, as applicable, and are outstanding. According to the Schedule 13D/A, each of Mr. Olson and Mr. Harrington (as the sole directors and holders of voting stock of Wand Holdings) may be deemed to be the beneficial owner of the securities owned directly by Wand Holdings. Messrs. Olson and Harrington are executives at KKR and/or one of its affiliates. KKR Fund Holdings, an affiliate of KKR, owns 100% of the economic interests in Wand Holdings and may be deemed to beneficially own the securities beneficially owned by Wand Holdings. Each of KKR Fund Holdings GP (as a general partner of KKR Fund Holdings), KKR Group Holdings (as the sole shareholder of KKR Fund Holdings GP and a general partner of KKR Fund Holdings), KKR Group Limited (as the general partner of KKR Group Holdings), KKR & Co. (as the sole shareholder of KKR Group Limited), KKR Management (as the general partner of KKR & Co.), and Messrs. Kravis and Roberts (as the designated members of KKR Management), may be deemed to be the beneficial owner of the securities beneficially owned directly by Wand Holdings, and each disclaims beneficial ownership of the securities.

Based on the conversion price of the WMIH Series B preferred stock, upon a full mandatory conversion of the WMIH Series B preferred stock, Wand Holdings (inclusive of shares owned by Wand Investors) may be deemed to have total voting power over 158,213,777 shares of WMIH common stock.

(11)	This information as to beneficial ownership is based on disclosures in a Schedule 13D/A filed by the KKR Reporting Persons with the SEC on February 15, 2018 and stockholder questionnaires completed on February 21, 2018. The sole directors and holders of voting stock of Wand Investors are Tagar Olson and Christopher Harrington. Messrs. Olson and Harrington are executives of KKR and/or one or more of its affiliates. KKR Wand Investors L.P. (“KKR Wand”) owns 100% of the economic interests in Wand Investors and may be deemed to have shared beneficial ownership over the securities held by Wand Investors. KKR Wand GP LLC, a Delaware limited liability company, is the general partner of KKR Wand. KKR Wand GP LLC is a wholly owned subsidiary of KKR Fund. The address for Wand Investors is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York 10019.

The following table sets forth as of May 21, 2018, certain information regarding the beneficial ownership of WMIH common stock by: (a) each of WMIH’s current directors and nominees for election as director; (b) each of WMIH’s named executive officers; and (c) all of WMIH’s current directors and executive officers as a group. The business address for each of WMIH’s directors (and nominees) and/or named executive officers listed below is 800 Fifth Avenue, Suite 4100, Seattle, Washington 98104.

	Shares of WMIH Common Stock Beneficially Owned
Name	Total(1)		Percent of Class(1)
Thomas L. Fairfield	1,777,778	**	*
William C. Gallagher	1,777,778	**	*
Diane B. Glossman	513,383		*
Christopher J. Harrington	—	(2)	—
Timothy F. Jaeger	—		—
Tagar C. Olson	—	(2)	—
Michael J. Renoff	513,383		*
Steven D. Scheiwe	463,383		*
Charles Edward Smith	—		—
Michael L. Willingham	547,886		*
Current Executive Officers and Directors as a Group (10 persons)	5,593,591		*

*	Less than one percent.
**	The shares of restricted stock granted to Messrs. Fairfield and Gallagher vest solely upon the consummation by WMIH of a Qualifying Acquisition (as defined below). Messrs. Fairfield and Gallagher will each be issued an additional 507,936 shares upon the consummation of the merger, which constitutes a Qualifying Acquisition.
(1)	Unless otherwise indicated, each person has sole voting and dispositive power over the shares listed opposite his or her name. All percentages have been calculated based on 206,714,132 shares of WMIH common stock issued and outstanding as of May 21, 2018.
(2)	Each of Messrs. Harrington and Olson disclaims beneficial ownership of any securities of WMIH that may be deemed to be beneficially owned by KKR or its affiliates.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires WMIH’s directors and officers and persons who beneficially own more than 10% of the outstanding shares of WMIH common stock (“10% stockholders”) to file with the SEC initial reports of beneficial ownership (Form 3) and reports of changes in beneficial ownership (Forms 4 and 5) of such shares. To WMIH’s knowledge, based solely upon a review of the copies of Forms 3, 4 and 5 (and amendments thereto) furnished to WMIH or otherwise in its files or publicly available, all of WMIH’s officers, directors and 10% stockholders complied in a timely manner with all applicable Section 16(a) filing requirements during the fiscal year ended 2017.

Executive Officers

The names, ages, positions and backgrounds of WMIH’s current executive officers are as follows:

Name	Age	Position Held Since	Current Position(s) with WMIH and Background
William C. Gallagher	59	May 15, 2015	Mr. Gallagher has served as WMIH’s Chief Executive Officer since May 15, 2015, and has served as a consultant to WMIH from November 21, 2014 until May 15, 2015. Mr. Gallagher was also appointed as one of WMIH’s directors on May 12, 2015, and serves as a member of the WMIH CS&D committee. Mr. Gallagher was previously an Executive Vice President and member of the board of directors at Capmark Financial Group, Inc. (“Capmark”), a commercial real estate finance company. Mr. Gallagher served as President and CEO of Capmark from February 2011 to November 2014. He was Executive Vice President and Chief Risk Officer of Capmark from March 2009 to February 2011. Prior to joining Capmark, Mr. Gallagher was the Chief Credit Officer of RBS Greenwich Capital, a financial services company, from September 1989 to February 2009.

Thomas L. Fairfield	59	May 15, 2015	Mr. Fairfield has served as WMIH’s President and Chief Operating Officer since May 15, 2015, and served as a consultant to WMIH from November 21, 2014 until May 15, 2015. Mr. Fairfield was also appointed as one of WMIH’s directors on May 12, 2015. Mr. Fairfield is currently a director of Wand Merger Corporation, a subsidiary of WMIH. Mr. Fairfield was Chief Operating Officer of Capmark, a commercial real estate finance company, from February 2011 to November 2014 and Executive Vice President from November 2014 to May 2015. From August 2013 to April 2014, Mr. Fairfield served as a director of The Cash Store Financial Services Inc., a company that operated in the business of providing short-term advances and other financial services. From March 2006 to February 2012, Mr. Fairfield served as Executive Vice President, Secretary and General Counsel of Capmark. Prior to joining Capmark, Mr. Fairfield was a partner at the law firm of Reed Smith LLP from September 2005 to March 2006, a partner at Paul, Hastings, Janofsky & Walker LLP from February 2000 to August 2005 and a partner at LeBoeuf, Lamb, Greene & MacRae, LLP, from January 1991 to February 2000, where his practice focused primarily on general corporate and securities law, mergers and acquisitions, corporate finance and financial services.

Name	Age	Position Held Since	Current Position(s) with WMIH and Background

Charles Edward Smith	48	March 19, 2012	Mr. Smith has served as Chief Legal Officer and Secretary of WMIH since March 19, 2012. From March 19, 2012 until May 15, 2015, Mr. Smith also served as WMIH’s President and Interim Chief Executive Officer. In addition, since March 19, 2012, Mr. Smith has served as the General Counsel, Executive Vice President and Secretary of the Trust. Mr. Smith is currently a director of Wand Merger Corporation, a subsidiary of WMIH. Mr. Smith served as General Counsel, Executive Vice President and Secretary of WMIH’s predecessor Washington Mutual, Inc. (“WMI”), including during the significant portion of its Chapter 11 bankruptcy. Prior to the closure of WMB on September 25, 2008, Mr. Smith was a First Vice President, Assistant General Counsel and Team Lead (Corporate Finance) for Washington Mutual, where he supported the Treasury Group and led a team of lawyers and other professionals who supported Washington Mutual’s capital, liquidity, mergers and acquisitions and structured finance activities. Mr. Smith is also a director and the President of WMMRC.

Timothy F. Jaeger	59	May 28, 2012	Mr. Jaeger has served as Interim Chief Financial Officer since June 25, 2012 and Interim Chief Accounting Officer since May 28, 2012. Mr. Jaeger is a Certified Public Accountant with over 30 years of accounting experience. Most recently, from December 2006 to March 2012, Mr. Jaeger served as Senior Vice President-Chief Accounting Officer/CFO of Macquarie AirFinance, Ltd., a global aviation lessor providing aircraft and capital to the world’s airlines. From November 2006 to December 2009, Mr. Jaeger was a partner of Tatum Partners, LLC, an executive services and consulting firm in the United States.

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis discusses the principles underlying WMIH’s executive compensation program and the important factors relevant to the analysis of the compensation of WMIH’s executive officers in 2017. WMIH’s Chief Executive Officer, Interim Chief Financial Officer, Chief Operating Officer and Chief Legal Officer are referred to as WMIH’s “named executive officers”.

For 2017, WMIH’s named executive officers and their respective titles are as follows:

•	William C. Gallagher, Chief Executive Officer

•	Thomas L. Fairfield, President and Chief Operating Officer

•	Charles Edward Smith, Executive Vice President, Chief Legal Officer and Secretary

•	Timothy F. Jaeger, Senior Vice President, Interim Chief Financial Officer and Interim Chief Accounting Officer

Compensation Objectives and Philosophy

The primary objectives of the 2017 executive compensation programs established by the WMIH compensation committee were to retain executive officers and employees capable of: (a) identifying and assessing potential acquisition opportunities; (b) ensuring WMIH’s compliance with debt-related agreements, to the extent applicable; (c) operating WMIH’s reinsurance subsidiary, WM Mortgage Reinsurance Company, Inc. (“WMMRC”), in runoff mode; and (d) complying with the periodic disclosure and other obligations of a publicly traded company. To achieve the objectives of attracting and retaining suitable executive officers, the 2017 executive compensation philosophy was comprised of the following key principles:

•	establish executive compensation appropriate for the varying degrees of executive responsibility, accountability and impact on WMIH’s business;

•	ensure compensation is reasonably competitive relative to similarly sized companies, taking into account that WMIH’s only operating business is WMMRC, which is being operated in runoff mode and to identify and assess possible acquisitions; and

•	ensure a flexible compensation structure to facilitate acquisitions or restructurings.

In 2015, William C. Gallagher and Thomas L. Fairfield were appointed as WMIH’s Chief Executive Officer and Chief Operating Officer, respectively, with the expectation that Messrs. Gallagher and Fairfield would serve integral roles in assessing potential acquisitions on behalf of WMIH. As discussed further below, a significant portion of the compensation provided to Messrs. Gallagher and Fairfield is linked to WMIH’s successful completion of an acquisition.

At WMIH’s 2017 annual meeting of stockholders, 77% of the stockholders who voted on the advisory stockholder vote on executive compensation (excluding abstentions and broker non-votes) voted in favor of the proposal. Other than with respect to the compensation provided to Messrs. Gallagher and Fairfield in connection with their appointment as WMIH’s Chief Executive Officer and Chief Operating Officer, respectively, during 2017, the WMIH compensation committee determined not to make any changes to the compensation programs after considering the vote.

Business Context for Compensation Decisions

The discussion that follows elaborates on the decision-making process governing the compensation of WMIH’s named executive officers, WMIH’s compensation philosophy, and the specific elements of compensation paid to WMIH’s named executive officers in 2017.

Role of the WMIH Compensation Committee

The WMIH compensation committee is responsible for the oversight of WMIH’s executive compensation program. Each director who served on the WMIH compensation committee in 2017 was, and each current member of the WMIH compensation committee is, a non-employee director within the meaning of SEC Rule 16b-3, an outside director within the meaning of Section 162(m) of the Code and an independent director under NASDAQ listing standards. The WMIH compensation committee’s purpose is to discharge the WMIH board of directors’ responsibilities relating to compensation of WMIH’s executive officers and to adopt policies that govern WMIH’s compensation and benefit programs in a manner that supports both WMIH’s short and long term business strategies. The WMIH compensation committee has overall responsibility for approving and evaluating WMIH’s executive officer compensation plans, policies and programs. The WMIH compensation committee may delegate authority to subcommittees, retain or terminate compensation consultants and obtain advice and assistance from internal or external legal, accounting or other advisers.

Role of WMIH Compensation Committee Consultants in Compensation Decisions

Under its charter, the WMIH compensation committee may periodically engage independent compensation consultants to provide assistance and advice as it discharges its responsibilities under its written charter. The duties of compensation consultants engaged by the WMIH compensation committee may include periodically reviewing WMIH’s compensation programs to confirm that they are consistent with the executive compensation philosophy and objectives established by the WMIH compensation committee. Compensation consultants may also advise the WMIH compensation committee on emerging trends and issues related to the compensation of executive officers and directors and provide recommendations on the appropriate composition of peer group and market data sources to be used by the WMIH compensation committee as reference points for executive compensation decisions. In 2017, the WMIH compensation committee did not retain the services of an independent third party compensation consultant.

Elements of Compensation

The principal components of compensation for WMIH’s named executive officers are:

•	base salary;

•	discretionary cash bonuses; and

•	equity-based incentive compensation.

The cash compensation in the form of base salaries compensates the named executive officers for services rendered in fulfilling day-to-day roles and responsibilities needed to run the business as it currently exists. The amount of cash compensation for named executive officers was determined for each based on position, responsibility, and experience (including, in the case of Mr. Smith, familiarity with WMIH’s past and current operations). The WMIH compensation committee did not conduct a specific analysis of compensation of executives at peer companies in setting the base salaries for the named executive officers; however, based on the experience and general industry knowledge of the WMIH board of directors members and the WMIH compensation committee members, the WMIH compensation committee determined that the cash compensation level was appropriate under WMIH’s circumstances.

In addition to their base salaries, each of WMIH’s named executive officers is eligible to receive discretionary cash bonuses from time to time as determined by the WMIH compensation committee in its sole discretion. The WMIH compensation committee did not elect to pay bonuses in respect of 2017.

Restricted stock awards were issued to Messrs. Gallagher and Fairfield in 2015 in order to incentivize them to assist WMIH in implementing its acquisition strategy.

Pursuant to their employment agreements, as described below, each of Messrs. Gallagher and Fairfield have been granted equity-based compensation in the form of restricted stock, as described below. No grants of equity-based compensation were made in 2017.

2018 Compensation Actions

On March 9, 2018, WMIH entered into the Amendment of the Gallagher employment agreement (as defined below) (which we refer to as the “Gallagher Amendment”) and the Amendment of the Fairfield employment agreement (as defined below) (which we refer to as the “Fairfield Amendment” and, together with the Gallagher Amendment, which we refer to as the “Amendments”). The Amendments, which were approved by the WMIH board of directors and its compensation committee, amend each of the Gallagher employment agreement and the Fairfield employment agreement, by extending the terms of each of Mr. Gallagher’s and Mr. Fairfield’s employment with WMIH until the earlier of (a) the closing date of the merger or (b) the end date. Except as modified by the Amendments, all other terms and conditions of each of the Gallagher employment agreement and Fairfield employment agreement remain in full force and effect.

In addition, in connection with the merger, WMIH may award cash compensation, not to exceed $4,250,000 in the aggregate, to certain of its officers and employees, including the named executive officers, which may be paid as bonuses, severance payments or other forms of retention or incentive payments. As of the date of this joint proxy statement/prospectus, no such cash compensation has been awarded to any of WMIH’s officers and employees.

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits the federal corporate income tax deduction for compensation paid by a public company to its chief executive officer and certain other executive officers to $1 million in the year the compensation becomes taxable to the executive, unless the compensation is “performance-based compensation” or qualifies under certain other exceptions. Pursuant to the Tax Cuts and Jobs Act of 2017 (the “Act”), as of January 1, 2018, the exception under Section 162(m) of the Code for qualified performance-based compensation was eliminated and the definition of “covered employee” was expanded to include the chief financial officer of a Company. No executive was paid an amount in 2017 where this provision would have been applicable. The WMIH compensation committee intends to seek to qualify executive compensation for deductibility under Section 162(m) of the Code to the extent consistent with WMIH’s best interests. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that WMIH may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m) of the Code. Deductibility will not be the sole factor used by the WMIH compensation committee in ascertaining appropriate levels or modes of compensation.

Compensation Recovery Policy

WMIH does not have any incentive based compensation tied to performance at this time. Therefore, WMIH has not implemented a policy regarding retroactive adjustments to any cash or incentive compensation paid to WMIH’s executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. WMIH’s compensation committee intends to adopt a general compensation recovery (or clawback) policy covering WMIH’s annual and long-term incentive award plans and arrangements after the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. In addition, if WMIH is required to restate WMIH’s financial results due to material noncompliance with any financial reporting requirements under the federal securities laws, WMIH’s Chief Executive Officer and Chief Financial Officer may be legally required to reimburse WMIH for any bonus or other incentive-based or equity-based compensation they receive pursuant to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

Report of the WMIH Compensation Committee

The “Report of the WMIH Compensation Committee” shall not be deemed incorporated by reference by any general statement incorporating this joint proxy statement/prospectus into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that WMIH specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

In accordance with the terms of its charter, the WMIH compensation committee on behalf of the WMIH board of directors oversees WMIH’s executive compensation programs, including payments and awards, if any, to its executive officers and directors. The WMIH compensation committee has overall responsibility for approving and evaluating WMIH’s director and executive officer compensation plans, policies and programs and addressing other compensation issues facing WMIH that require board action. The WMIH compensation committee is also responsible for reviewing and discussing with management and recommending to the WMIH board of directors the Compensation Discussion and Analysis for inclusion in this joint proxy statement/prospectus, in accordance with applicable SEC regulations.

In discharging its responsibilities, the WMIH compensation committee:

•	reviewed and discussed with management the Compensation Discussion and Analysis included in this joint proxy statement/prospectus; and

•	based upon its review and discussions, the WMIH compensation committee recommended to the WMIH board of directors that the Compensation Discussion and Analysis be included in this joint proxy statement/prospectus and WMIH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, through its incorporation by reference from this joint proxy statement/prospectus.

Submitted by the WMIH compensation committee of the WMIH board of directors:

Diane B. Glossman (Committee Chair)	Steven D. Scheiwe	Michael L. Willingham

Summary Compensation Table

The following table summarizes information regarding compensation for the three fiscal years ended December 31, 2017, 2016, and 2015, earned by or awarded to WMIH’s named executive officers:

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
William C. Gallagher(4)	2017	500,000	—	—	—	500,000
Chief Executive Officer	2016	500,000	—	—	—	500,000
	2015	312,500	—	4,000,000	187,500	4,500,000
Thomas L. Fairfield(5)	2017	500,000	—	—	—	500,000
President and Chief Operating Officer	2016	500,000	—	—	—	500,000
	2015	312,500	—	4,000,000	187,500	4,500,000
Charles Edward Smith(6)	2017	523,688	—	—	—	523,688
Executive Vice President, Chief Legal	2016	387,788	—	—	—	387,788
Officer and Secretary	2015	495,716	75,000	—	—	570,716
Timothy F. Jaeger(7)	2017	264,000	—	—	—	264,000
Interim Chief Financial Officer and Interim	2016	264,000	—	—	—	264,000
Chief Accounting Officer	2015	280,000	25,000	—	—	305,000

(1)	Reflects principal position as of December 31, 2017.
(2)	Amounts in this column reflect the dollar amount, without any reduction for risk of forfeiture, of the estimate of the aggregate compensation cost to be recognized over the service period as of the grant date under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718.
(3)	Prior to their appointments as Chief Executive Officer and President and Chief Operating Officer, respectively, Messrs. Gallagher and Fairfield provided consulting services to WMIH for which they each were paid a monthly consulting fee equal to $41,677. The amounts in this column for 2015 reflect the consulting fees paid to each of Messrs. Gallagher and Fairfield.
(4)	Mr. Gallagher’s appointment as WMIH’s Chief Executive Officer became effective May 15, 2015. Pursuant to the Gallagher employment agreement, Mr. Gallagher receives an annual base salary equal to $500,000.
(5)	Mr. Fairfield’s appointment as WMIH’s Chief Operating Officer became effective May 15, 2015. Pursuant to the Fairfield employment agreement, Mr. Fairfield receives an annual base salary equal to $500,000.
(6)

In fiscal year 2017, WMIH paid the Trust $523,688 on account of services provided by Mr. Smith to WMIH pursuant to the Transition Services Agreement by and between WMIH and the Trust, as amended (which we refer to as the “transition services agreement”), under which Mr. Smith provides certain designated services to WMIH and the Trust is reimbursed at a fixed rate per hour in exchange for such services.
(7)	Mr. Jaeger was not compensated by WMIH directly; rather, payments were made to CXO Consulting Group, LLC (which we refer to as “CXOC”), an entity owned by Mr. Jaeger, pursuant to an Engagement Agreement, effective May 28, 2012, as amended (which we refer to as the “engagement agreement”) entered into by and between WMIH and CXOC.

2017 Grants of Plan-Based Awards

No shares of restricted stock or any other plan-based awards were granted by WMIH to any of its named executive officers during 2017.

Narrative to Summary Compensation Table and Discussion of Grants of Plan-Based Awards

On May 12, 2015, the WMIH board of directors approved an employment agreement with William Gallagher (which we refer to (as amended) as the “Gallagher employment agreement”) pursuant to which, effective as of May 15, 2015, Mr. Gallagher began serving as WMIH’s Chief Executive Officer. The initial term of the Gallagher employment agreement was three years. Under the Gallagher employment agreement, Mr. Gallagher receives an annual base salary equal to $500,000, subject to applicable withholding taxes. As described below under “—Potential Payments upon Termination or Change-in-Control”, in the event that Mr. Gallagher’s employment is terminated by WMIH without “Cause” or due to Mr. Gallagher’s resignation for “Good Reason” prior to the consummation of a “Qualifying Acquisition” (as such terms are defined in the Gallagher employment agreement and described below under “—Potential Payments upon Termination or Change-in-Control”), subject to Mr. Gallagher’s execution of a release of claims in favor of WMIH, WMIH will provide Mr. Gallagher with severance in an amount equal to $250,000. Mr. Gallagher will not receive any severance payment if such termination occurs following the consummation of a Qualifying Acquisition.

Upon the consummation of a Qualifying Acquisition, WMIH and Mr. Gallagher will enter into a restrictive covenant agreement containing customary terms and conditions, including twelve-month post-termination non-competition and non-solicitation covenants.

In addition, on May 12, 2015, the WMIH board of directors approved a restricted stock agreement with Mr. Gallagher (which we refer to as the “Gallagher Restricted Stock Agreement”), pursuant to which, on May 15, 2015, WMIH issued to Mr. Gallagher an award of 1,777,778 restricted shares of WMIH common stock. The number of shares of WMIH common stock granted in connection with this award was determined by dividing $4 million by $2.25 per share of WMIH common stock (i.e., the assumed conversion price specified in the Gallagher Restricted Stock Agreement executed on the grant date); however, pursuant to the terms of the Gallagher employment agreement, WMIH will be required to issue an additional 507,936 restricted shares to Mr. Gallagher if the merger is consummated since the Series B conversion price is less than such assumed conversion price. However, while the Series B conversion price is below the assumed conversion price, the Gallagher employment agreement provides for a floor conversion price of $1.75. Accordingly, such floor conversion price will be utilized to determine the number of additional restricted shares required to be issued. As described below under “Potential Payments upon Termination or Change-in-Control”, such award will vest in full upon the consummation of a Qualifying Acquisition, subject to Mr. Gallagher’s continued employment with WMIH until such time. However, if WMIH consummates a Qualifying Acquisition within six months following a termination of Mr. Gallagher’s employment by WMIH without Cause, due to Mr. Gallagher’s resignation for Good Reason or as a result of Mr. Gallagher’s death or disability, then the restricted shares will vest at the time of the consummation of the Qualifying Acquisition.

In addition, on May 12, 2015, the WMIH board of directors approved an employment agreement with Thomas Fairfield (which we refer to (as amended) as the “Fairfield employment agreement”), pursuant to which, effective as of May 15, 2015, Mr. Fairfield began serving as WMIH’s Chief Operating Officer. The initial term of the Fairfield employment agreement is three years. Under the Fairfield employment agreement, Mr. Fairfield receives an annual base salary equal to $500,000, subject to applicable withholding taxes. As described below under “—Potential Payments upon Termination or Change-in-Control”, in the event that Mr. Fairfield’s employment is terminated by WMIH without “Cause” or due to Mr. Fairfield’s resignation for “Good Reason” prior to the consummation of a “Qualifying Acquisition” (as such terms are defined in the Fairfield employment agreement and described below under “—Potential Payments upon Termination or Change-in-Control”), subject to Mr. Fairfield’s execution of a release of claims in favor of WMIH, WMIH will provide Mr. Fairfield with severance in an amount equal to $250,000. Mr. Fairfield will not receive any severance payment if such termination occurs following the consummation of a Qualifying Acquisition.

Upon the consummation of a Qualifying Acquisition, WMIH and Mr. Fairfield will enter into a restrictive covenant agreement containing customary terms and conditions, including twelve-month post-termination non-competition and non-solicitation covenants.

In addition, on May 12, 2015, the WMIH board of directors approved a restricted stock agreement with Mr. Fairfield (which we refer to as the “Fairfield Restricted Stock Agreement”) pursuant to which, on May 15, 2015, WMIH issued to Mr. Fairfield an award of 1,777,778 restricted shares of WMIH common stock. The number of shares of WMIH common stock granted in connection with this award was determined by dividing $4 million by $2.25 per share of WMIH common stock (i.e., the assumed conversion price specified in the Fairfield Restricted Stock Agreement executed on the grant date); however, pursuant to the terms of the Fairfield employment agreement, WMIH will be required to issue an additional 507,936 restricted shares to Mr. Fairfield if the merger is consummated since the Series B conversion price is less than such assumed conversion price. However, while the Series B conversion price is below the assumed conversion price, the Fairfield employment agreement provides for a floor conversion price of $1.75. Accordingly, such floor conversion price will be utilized to determine the number of additional restricted shares required to be issued. As described below under “Potential Payments upon Termination or Change-in-Control”, such award will vest in full upon the consummation of a Qualifying Acquisition, subject to Mr. Fairfield’s continued employment with WMIH until such time. However, if WMIH consummates a Qualifying Acquisition within six months following a termination of Mr. Fairfield’s employment by WMIH without Cause, due to Mr. Fairfield’s resignation for Good Reason or as a result of Mr. Fairfield’s death or disability, then the restricted shares will vest at the time of the consummation of the Qualifying Acquisition.

Mr. Smith provides services to WMIH as Chief Legal Officer pursuant to the transition services agreement with the Trust, Mr. Smith’s employer. WMIH currently pays the Trust an hourly rate of approximately $478 (inclusive of overhead charges) for Mr. Smith’s services. Mr. Smith provides a maximum of 40 hours per month pursuant to the transition services agreement (unless otherwise consented to by the parties). Mr. Smith has regularly worked more than 40 hours per month, for which the Trust has been compensated accordingly pursuant to the transition services agreement.

Mr. Jaeger has provided services as Interim Chief Accounting Officer since May 28, 2012 and Interim Chief Financial Officer since June 25, 2012 pursuant to the engagement agreement with CXOC, which is owned by Mr. Jaeger. The rate of compensation under the engagement agreement was initially $15,000 per month and subsequently increased to $22,000 per month effective April 1, 2015. WMIH also reimburses CXOC for reasonable out-of-pocket expenses, which are not reflected in the Summary Compensation Table. The engagement agreement renews for successive three-month terms, unless either party terminates with 30 days’ notice prior to the termination of the applicable term.

2012 Plan

The WMIH board of directors approved the 2012 Plan on May 22, 2012, to award WMIH restricted stock to its non-employee directors and to have a plan in place for awards to executives and others in connection with WMIH’s operations and future strategic plans. The 2012 Plan provides for the granting of restricted shares and other cash and share based awards. The value of WMIH restricted stock is determined using the fair market value of the shares on the issuance date.

A total of 2,000,000 shares of WMIH common stock were initially reserved for future issuance under the 2012 Plan, which became effective upon board approval on May 22, 2012. On February 10, 2014, the WMIH board of directors approved and adopted an amendment to the 2012 Plan, pursuant to which the number of shares of WMIH common stock reserved and available for grants under the 2012 Plan was increased from 2,000,000 shares to 3,000,000 shares, and that modified the terms under which the 2012 Plan may be amended to permit such an increase through action of the WMIH board of directors except when shareholder approval is necessary to comply with any applicable law, regulation or rule of any stock exchange on which WMIH’s shares are listed, quoted or traded. On February 25, 2015, the WMIH board of directors approved and adopted a Second Amendment to the 2012 Plan, pursuant to which the number of shares of WMIH common stock authorized and available for grants under the 2012 Plan was increased from 3,000,000 shares to 12,000,000 shares, subject to approval of stockholders of WMIH, which approval was subsequently received on April 28, 2015 at WMIH’s annual meeting.

The principal features of the 2012 Plan, as currently in effect, are summarized below.

Available Shares

Subject to adjustments for stock splits, stock dividends, or other changes in corporate capitalization, the 2012 Plan provides that the aggregate number of shares of WMIH common stock authorized and available for grant under the 2012 Plan (or to be used to determine the value of an award payable in cash) is 12,000,000 shares. Shares delivered pursuant to an award under the 2012 Plan may be authorized but unissued shares or reacquired shares.

If any award is forfeited, terminates, is cancelled or expires without being exercised, or if an award is settled in cash, the shares of WMIH common stock subject to that award will again be available for issuance in connection with awards under the 2012 Plan. Shares used to pay the exercise price or withholding taxes related to an award, or that are unissued in connection with the net settlement of outstanding stock appreciation rights or that are used to satisfy the payment of dividend equivalent awards will not become available for issuance as future awards under the 2012 Plan.

Administration

The 2012 Plan is administered by the WMIH compensation committee. The 2012 Plan authorizes the WMIH compensation committee to designate participants to receive awards, to determine the type of awards and the times when awards are to be granted to participants, to determine the number of awards to be granted and the number of shares of WMIH common stock to which an award will relate, to determine the terms and conditions of any award, to determine to what extent an award may be settled or its exercise paid in cash, shares of WMIH common stock, other awards or other property, or whether an award may be canceled, forfeited, exchanged or surrendered, to prescribe the form of each award agreement, to decide all other matters in connection with an award, and to interpret the 2012 Plan and establish rules and regulations relating to the 2012 Plan. The 2012 Plan authorizes the WMIH compensation committee to delegate its authority as permitted by law and the rules of any established securities market on which WMIH common stock is traded, except that only the WMIH board of directors or the WMIH compensation committee may approve awards to individuals who are subject to section 16 of the Exchange Act or who are a “covered employee” under Section 162(m) of the Code.

Eligibility

Directors, employees, officers and consultants of WMIH, its affiliates or any entity of which WMIH is an affiliate are eligible to receive grants of awards under the 2012 Plan. Prospective participants may be granted awards in connection with written offers of employment or service agreements with WMIH or an affiliate, provided that the award must specifically provide that no portion will vest, become exercisable or be issued before the individual begins employment or providing services to WMIH or any affiliate. Only employees of WMIH or its subsidiaries may be granted incentive stock options.

Types of Awards

Awards under the 2012 Plan may consist of WMIH restricted stock, WMIH restricted stock units, WMIH performance stock, WMIH performance stock units, WMIH performance cash awards, WMIH stock grants, WMIH stock units, WMIH dividend equivalents, WMIH stock options, WMIH stock appreciation rights or WMIH performance-based awards. All awards are evidenced by an award agreement and may be granted alone or in tandem with other awards. Each award agreement will include recapture or clawback provisions to the extent the WMIH compensation committee believes desirable or necessary to comply with applicable law in effect on the date of the award agreement, or as it otherwise determines to be appropriate.

Restricted Stock and Restricted Stock Unit Awards

A WMIH restricted stock award consists of shares of WMIH common stock that generally are non-transferable and subject to other restrictions imposed by the WMIH compensation committee, including, for example, restrictions on the right to receive dividends or vote the shares. Restrictions on WMIH restricted stock may lapse separately or in combination, at such times, in such circumstances, in installments or otherwise as determined by the WMIH compensation committee at the time of grant or thereafter. Participants may not exercise voting rights with respect to WMIH restricted stock unless otherwise provided in the award agreement. If a participant terminates employment or service during the restricted period, then any unvested WMIH restricted stock will be forfeited except as otherwise provided in the award agreement. The WMIH compensation committee may waive any restrictions or forfeiture conditions relating to a WMIH restricted stock award. Any certificates representing shares of WMIH restricted stock that are registered in a participant’s name will bear an appropriate legend referring to the applicable terms, conditions and restrictions, and may be retained in WMIH’s possession until all applicable restrictions have lapsed.

A WMIH restricted stock unit award represents the right to receive a specified number of shares of WMIH common stock, or a cash payment equal to the fair market value as of a specified date of a specified number of shares of WMIH common stock, subject to any vesting or other restrictions deemed appropriate by the WMIH compensation committee. Restrictions on WMIH restricted stock units may lapse separately or in combination, at such times, in such circumstances, in installments or otherwise as determined by the WMIH compensation committee at the time of grant or thereafter. If a participant terminates employment or services during the restricted period, then any units that are at that time subject to restrictions will be forfeited except as otherwise provided in the award agreement. The WMIH compensation committee may waive any restrictions or forfeiture conditions relating to a WMIH restricted stock award. Payment for WMIH restricted stock units will be made at the time designated by the WMIH compensation committee in the award agreement, and may be in the form of cash or shares of WMIH common stock, or in a combination of both, as provided by the WMIH compensation committee in the applicable award agreement.

Stock Grant and Stock Unit Awards

The 2012 Plan permits the WMIH compensation committee to grant WMIH stock grant awards and WMIH stock unit awards. A WMIH stock grant award is the right to receive or purchase at a price determined by the WMIH compensation committee a specified number of shares of WMIH common stock free of any vesting restrictions. The purchase price, if any, for a WMIH stock grant award is payable in cash or other form of consideration acceptable to the WMIH compensation committee. A WMIH stock unit award represents the right to receive in the future a specified number of shares of WMIH common stock, or a cash payment equal to the fair market value as of a specified date of a specified number of shares of WMIH common stock, free of any vesting restrictions. WMIH stock grant awards and WMIH stock unit awards may be granted in respect of past services or other valid consideration, or in lieu of any cash compensation due to a participant.

Performance Share, Performance Share Unit and Performance Cash Awards

Under the 2012 Plan, the WMIH compensation committee may grant WMIH performance share awards, WMIH performance share unit awards and WMIH performance cash awards. A WMIH performance share award grants a participant the right to receive a specified number of shares of WMIH common stock depending on the satisfaction of any one or more performance goals. A WMIH performance share unit award grants a participant the right to receive a specified number of shares of WMIH common stock, a cash payment equal to the fair market value as of a specified date of a specified number of shares, or a combination of shares and cash, depending on the satisfaction of any one or more performance goals. A WMIH performance cash award grants a participant the right to receive an amount of cash depending on the satisfaction of any one or more performance goals. Performance in each case may be measured on a specified date or dates or over any period or periods determined by the WMIH compensation committee.

The WMIH compensation committee will establish the performance goals for each award of WMIH performance shares, WMIH performance share units or WMIH performance cash, which will be based on performance criteria designated in the award agreement. Such performance goals may be expressed in terms of overall company performance or the performance of a division, business unit, plant or an individual. Performance goals may be stated in terms of absolute levels or relative to another company or companies or to an index or indices.

Dividend Equivalent Awards

A WMIH dividend equivalent award represents the right to receive a payment based on the dividends declared on the shares of WMIH common stock that are subject to any WMIH restricted stock unit, WMIH stock unit, WMIH performance share unit or WMIH performance share award, to be credited on dividend payment dates during the period between the grant date and the date the award is settled, vests or expires, as determined by the WMIH compensation committee. A WMIH dividend equivalent award is expressed in terms of cash or shares of WMIH common stock depending on the way in which the dividends to which it relates are declared. The award will be converted to cash or additional shares of WMIH common stock, as the case may be, by such formula and at such time and subject to such limitations as determined by the WMIH compensation committee, and may be paid with interest if so provided in the award agreement.

Stock Options

The 2012 Plan provides for awards of options to purchase shares of WMIH common stock that are either “incentive stock options”, meaning they are intended to satisfy the requirements of Section 422 of the Code, or “non-qualified stock options”, which are not intended to satisfy the requirements of Section 422 of the Code.

Stock Appreciation Rights

The 2012 Plan provides for awards of WMIH stock appreciation rights, which generally would entitle the holder to receive, upon settlement, the excess of the fair market value of a share of WMIH common stock on the exercise date over the exercise price, multiplied by the number of shares for which the right is exercised.

Performance-Based Awards

A WMIH performance-based award is an award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The 2012 Plan is designed to permit the WMIH compensation committee to qualify any award granted to an employee who is or may be a covered employee under Code Section 162(m) as a WMIH performance-based award.

Change of Control

Unless otherwise provided in an award agreement by the WMIH compensation committee, with the approval of the WMIH board of directors, if there is a change of control of WMIH (as defined in the 2012 Plan), restrictions on any WMIH restricted stock or WMIH restricted stock unit awards will lapse, any WMIH performance share or WMIH performance share unit awards that are payable in common stock will be converted to fully vested WMIH stock grants, WMIH performance share unit awards that are payable in cash will be fully vested and WMIH performance cash awards will be deemed satisfied and earned at the target performance level.

Adjustments

The 2012 Plan provides that in the event of certain corporate events or changes in WMIH common stock, the WMIH compensation committee will proportionally adjust awards and the number of shares under the 2012 Plan as it determines to be appropriate. Any adjustment to awards will be made in a manner consistent with Code Section 409A.

Amendments and Termination

The 2012 Plan will terminate on May 22, 2022, unless it is terminated sooner by the WMIH compensation committee with the approval of the WMIH board of directors. The WMIH compensation committee may terminate or amend the 2012 Plan in any respect at any time, except that no amendment may be made without shareholder approval if such approval is required by applicable law, regulation or rule of any stock exchange on which WMIH common stock is listed, quoted or traded. Except as otherwise provided in the 2012 Plan with respect to adjustments in connection with certain corporate events or changes in WMIH common stock, no amendment may be made that would adversely affect the rights of a holder of any outstanding award without the holder’s written consent. However, holder consent is not needed for any change required by law or regulation, required to cause awards to qualify as performance-based compensation under Code Section 162(m) or to comply with Code Section 409A, or that in the WMIH compensation committee’s good faith discretion does not adversely affect in any material way the rights of the holder.

2017 Outstanding Equity Awards

The following table summarizes information regarding the holdings of restricted shares by named executive officers as of December 31, 2017. This table includes unvested restricted shares, with the corresponding vesting information for each award in the footnotes following this table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(3)
William C. Gallagher	1,777,778	(1)	1,511,111
Thomas L. Fairfield	1,777,778	(2)	1,511,111
Charles Edward Smith	—		—
Timothy F. Jaeger	—		—

(1)	This award of 1,777,778 was made pursuant to the Gallagher Restricted Stock Agreement, which such award vests in full upon the consummation of a Qualifying Acquisition, subject to Mr. Gallagher’s continued employment. Because the shares of restricted stock granted to Mr. Gallagher are subject to a minimum conversion price of $1.75 per share, the maximum number of additional shares to which Mr. Gallagher would be entitled upon the consummation by WMIH of a Qualifying Acquisition is 507,936 shares of stock (or an aggregate of 2,285,714 shares of stock).
(2)	This award of 1,777,778 was made pursuant to the Fairfield Restricted Stock Agreement, which such award vests in full upon the consummation of a Qualifying Acquisition, subject to Mr. Fairfield’s continued employment. Because the shares of restricted stock granted to Mr. Fairfield are subject to a minimum conversion price of $1.75 per share, the maximum number of additional shares to which Mr. Fairfield would be entitled upon the consummation by WMIH of a Qualifying Acquisition is 507,936 shares of stock (or an aggregate of 2,285,714 shares of stock).
(3)	Market values of the WMIH restricted stock awards shown in this table are based on the closing market price of WMIH common stock as of December 29, 2017, the last trading day of 2017, which was $0.85, and assumes the satisfaction of the applicable vesting conditions. The foregoing notwithstanding, the shares of restricted stock granted to Messrs. Fairfield and Gallagher are subject to a minimum conversion price of $1.75 per share.

Potential Payments upon Termination or Change-in-Control

William C. Gallagher (Chief Executive Officer)

Pursuant to the Gallagher employment agreement, in the event that Mr. Gallagher’s employment is terminated by WMIH without “Cause” or due to Mr. Gallagher’s resignation for “Good Reason” prior to the consummation of a “Qualifying Acquisition”, subject to Mr. Gallagher’s execution of a release of claims in favor of WMIH, WMIH will provide Mr. Gallagher with a lump sum severance payment in an amount equal to $250,000. Mr. Gallagher will not receive any severance payment if such termination occurs following the consummation of a Qualifying Acquisition. For purposes of the Gallagher employment agreement, a Qualifying Acquisition is an acquisition by WMIH that, taken together with prior acquisitions (if any), collectively utilizes $450.0 million of the aggregate net proceeds of the Series B Convertible Preferred Stock offering, which was consummated on January 5, 2015. The completion of the merger will constitute a Qualifying Acquisition for purposes of Mr. Gallagher’s employment agreement.

For purposes of the Gallagher employment agreement, “Cause” means (i) the commission of, conviction for, plea of guilty or nolo contendere to a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (ii) engaging in conduct that constitutes fraud or embezzlement, (iii) engaging in conduct that constitutes gross negligence or willful gross misconduct that results or could reasonably be expected to result in material harm to the WMIH’s business or reputation, (iv) breach of any material terms of employment, including the Gallagher employment agreement, which results or could reasonably be expected to result in material harm to WMIH’s business or reputation or (v) continued willful failure to substantially perform the duties of Chief Executive Officer. However, Mr. Gallagher’s employment may not be terminated for “Cause” within the meaning of clauses (iv) and (v) above unless WMIH has given him written notice stating the basis for such termination and Mr. Gallagher is given fifteen (15) days to cure, to the extent curable, the neglect or conduct that is the basis of any such claim.

For purposes of the Gallagher employment agreement, “Good Reason” means Mr. Gallagher’s voluntary resignation after WMIH takes any of the following actions taken without Mr. Gallagher’s written consent: (i) any material failure by WMIH to fulfill WMIH’s obligations under the Gallagher employment agreement, (ii) a material and adverse change to, or a material reduction of, Mr. Gallagher’s duties and responsibilities to WMIH, (iii) a reduction in Mr. Gallagher’s then current annual base salary, or (iv) the failure of any successor to all or substantially all of WMIH’s assets to assume the Gallagher employment agreement, whether in writing or by operation of law; provided, that any such event will not constitute Good Reason unless and until Mr. Gallagher has provided WMIH with written notice.

Pursuant to the Gallagher Restricted Stock Agreement, the 1,777,778 restricted shares awarded to Mr. Gallagher will only vest in full upon the consummation of a Qualifying Acquisition, if Mr. Gallagher continues to be employed by WMIH until such time. However, if WMIH consummates a Qualifying Acquisition within six months following a termination of Mr. Gallagher’s employment by WMIH without Cause, due to Mr. Gallagher’s resignation for Good Reason, as a result of Mr. Gallagher’s death or disability or due to the expiration of the employment term, then the 1,777,778 restricted shares will vest at the time of the consummation of the Qualifying Acquisition. The completion of the merger will constitute a Qualifying Acquisition for purposes of the Gallagher Restricted Stock Agreement. The value of the accelerated vesting of the 1,777,778 restricted shares under either circumstance, assuming such event occurred on December 31, 2017, would have been $1,511,111 (based on the closing price of WMIH common stock as of December 29, 2017, the last trading day of 2017, which was $0.85). Assuming Mr. Gallagher was entitled to receive an additional grant of restricted stock pursuant to the terms of his employment agreement, the value of the accelerated vesting of the maximum number of shares (an aggregate of 2,285,714 restricted shares), assuming such event occurred on December 31, 2017, would have been $1,942,857 (based on the closing price of WMIH common stock as of December 29, 2017, the last trading day of 2017, which was $0.85).

Thomas L. Fairfield (Chief Operating Officer)

Pursuant to the Fairfield employment agreement, in the event that Mr. Fairfield’s employment is terminated by WMIH without “Cause” or due to Mr. Fairfield’s resignation for “Good Reason” prior to the consummation of a “Qualifying Acquisition”, subject to Mr. Fairfield’s execution of a release of claims in favor of WMIH, WMIH will provide Mr. Fairfield with a lump sum severance payment in an amount equal to $250,000. Mr. Fairfield will not receive any severance payment if such termination occurs following the consummation of a Qualifying Acquisition. For purposes of the Fairfield employment agreement, a Qualifying Acquisition is an acquisition by WMIH that, taken together with prior acquisitions (if any), collectively utilizes $450.0 million of the aggregate net proceeds of the Series B Convertible Preferred Stock offering, which was consummated on January 5, 2015. The completion of the merger will constitute a Qualifying Acquisition for purposes of Mr. Fairfield’s employment agreement.

For purposes of the Fairfield employment agreement, “Cause” means (i) the commission of, conviction for, plea of guilty or nolo contendere to a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (ii) engaging in conduct that constitutes fraud or embezzlement, (iii) engaging in conduct that constitutes gross negligence or willful gross misconduct that results or could reasonably be expected to result in material harm to the WMIH’s business or reputation, (iv) breach of any material terms of employment, including the Fairfield employment agreement, which results or could reasonably be expected to result in material harm to WMIH’s business or reputation or (v) continued willful failure to substantially perform the duties of Chief Operating Officer. However, Mr. Fairfield’s employment may not be terminated for “Cause” within the meaning of clauses (iv) and (v) above unless WMIH has given him written notice stating the basis for such termination and Mr. Fairfield is given fifteen (15) days to cure, to the extent curable, the neglect or conduct that is the basis of any such claim.

For purposes of the Fairfield employment agreement, “Good Reason” means Mr. Fairfield’s voluntary resignation after WMIH takes any of the following actions taken without Mr. Fairfield’s written consent: (i) any material failure by WMIH to fulfill WMIH’s obligations under the Fairfield employment agreement, (ii) a material and adverse change to, or a material reduction of, Mr. Fairfield’s duties and responsibilities to WMIH, (iii) a reduction in Mr. Fairfield’s then current annual base salary, or (iv) the failure of any successor to all or substantially all of WMIH’s assets to assume the Fairfield employment agreement, whether in writing or by operation of law; provided, that any such event will not constitute Good Reason unless and until Mr. Fairfield has provided WMIH with written notice.

Pursuant to the Fairfield Restricted Stock Agreement, the 1,777,778 restricted shares awarded to Mr. Fairfield will only vest in full upon the consummation of a Qualifying Acquisition if Mr. Fairfield continues to be employed by WMIH until such time. However, if WMIH consummates a Qualifying Acquisition within six months following a termination of Mr. Fairfield’s employment by WMIH without Cause, due to Mr. Fairfield’s resignation for Good Reason, as a result of Mr. Fairfield’s death or disability or due to the expiration of the employment term, then the 1,777,778 restricted shares will vest at the time of the consummation of the Qualifying Acquisition. The completion of the merger will constitute a Qualifying Acquisition for purposes of the Fairfield Restricted Stock Agreement. The value of the accelerated vesting of the 1,777,778 restricted shares under either circumstance, assuming such event occurred on December 31, 2017, would have been $1,511,111 (based on the closing price of WMIH common stock as of December 29, 2017, the last trading day of 2017, which was $0.85). Assuming Mr. Fairfield was entitled to receive an additional grant of restricted stock pursuant to the terms of his employment agreement, the value of the accelerated vesting of the maximum number of shares (an aggregate of 2,285,714 restricted shares), assuming such event occurred on December 31, 2017, would have been $1,942,857 (based on the closing price of WMIH common stock as of December 29, 2017, the last trading day of 2017, which was $0.85).

Charles Edward Smith (Chief Legal Officer) and Timothy F. Jaeger (Interim Chief Financial Officer)

WMIH has no obligation for severance or any other benefits payable to Mr. Smith or Mr. Jaeger following termination of employment or a change-in-control of WMIH.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, WMIH is providing the following information about the relationship of the annual total compensation of WMIH’s employees and the annual total compensation of Mr. Gallagher, WMIH’s Chief Executive Officer (who we refer to as “WMIH’s CEO”), as of December 31, 2017:

For 2017, WMIH’s last completed fiscal year:

•	the median of the annual total compensation of all WMIH’s employees (other than WMIH’s CEO) was $217,000; and

•	the annual total compensation of WMIH’s CEO was $500,000.

Based on this information, for 2017, the ratio of the annual total compensation of Mr. Gallagher, WMIH’s CEO, to the median of the annual total compensation of all employees was 2.3 to 1.

WMIH has selected December 31, 2017 (the “determination date”), which is within the last three months of 2017, as the date upon which WMIH would identify the “median employee”.

WMIH identified the median employee by examining the annual total compensation calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K of each individual other than WMIH’s CEO who was employed by WMIH on the determination date (i.e., WMIH’s other 3 employees). WMIH included all employees, whether employed on a full-time, part-time, or seasonal basis and all employees were employed by WMIH for all of 2017.

Compensation Committee Interlocks and Insider Participation

The WMIH compensation committee is comprised of Diane B. Glossman, Steve D. Scheiwe, and Michael L. Willingham. During 2017, no member of the WMIH compensation committee was or had been an officer or former employee of WMIH or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. In addition, no executive officer of WMIH served on the WMIH board of directors or as a member of the WMIH compensation committee of any entity whose executive officers included a director of WMIH. WMIH’s former Chairman of the Board, Eugene I. Davis, whose term ended on June 1, 2017, serves as the executive chairman of Bluestem Group, Inc., on whose board Thomas L. Fairfield also served as a director until June 21, 2017.

Report of the Audit Committee

The “Report of the Audit Committee” shall not be deemed incorporated by reference by any general statement incorporating this joint proxy statement/prospectus into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that WMIH specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

In discharging its responsibilities, the WMIH audit committee and its individual members have met with management and WMIH’s independent auditors, BPM LLP, to review WMIH’s accounting functions and the audit processes for WMIH’s financial statements and system of internal control over financial reporting. The WMIH audit committee reviewed and discussed with WMIH’s independent auditors and management the audited financial statements for the 2017 fiscal year. It also discussed with the independent auditors all other matters that the independent auditors were required to communicate and discuss with the WMIH audit committee under

Public Company Accounting Oversight Board Auditing Standard No. 61, as amended (Communication with Audit Committees). WMIH audit committee members also discussed and reviewed the results of the independent auditors’ examination of WMIH’s financial statements, management’s assessment of WMIH’s system of disclosure controls and procedures, external financial reporting and internal control over financial reporting, and reviewed the qualifications, performance and independence of BPM LLP in connection with its determination to engage BPM LLP for the year ended December 31, 2017. The WMIH audit committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the WMIH audit committee concerning independence and has discussed with the independent auditors their independence. Furthermore, the WMIH audit committee has conducted its annual review of the WMIH audit committee’s charter and determined that it is adequate.

Based on its review and discussions with management and the independent auditors, the WMIH audit committee recommended to the WMIH board of directors that the audited financial statements for the fiscal year ended December 31, 2017 be included in WMIH’s Annual Report on Form 10-K for filing with the SEC.

Submitted by the WMIH audit committee of the WMIH board of directors:

Michael L. Willingham (Committee Chair)	Diane B. Glossman	Michael J. Renoff	Steven D. Scheiwe

Matters Relating to WMIH’s Auditors

Selection of Independent Auditors

The WMIH audit committee has appointed and engaged BPM LLP to be WMIH’s independent auditors for the fiscal year ending December 31, 2018. BPM LLP was also engaged by the WMIH audit committee to serve as WMIH’s independent auditor and provide certain other audit-related services for the fiscal years ended December 31, 2016 and December 31, 2017. See “Fees Paid to Principal Independent Auditors” below. A representative of BPM LLP is expected to either be present or available by phone at the WMIH annual meeting and will have the opportunity to make a statement if he or she desires to do so. Such representative will be available to respond to appropriate questions. As described under the “WMIH Proposals—Accountant Ratification Proposal” section of this joint proxy statement/prospectus, the stockholders are being asked to ratify the selection of BPM LLP as WMIH’s independent auditors for the fiscal year ending December 31, 2018.

Fees Paid to Principal Independent Auditors

The following fees for professional services were billed by BPM LLP during fiscal years 2017 and 2016:

	2017	2016
Audit Fees(1)	$429,000	$500,000
Audit-Related Fees(2)	1,950	30,000
Tax Fees	—	—
All Other Fees	—	—

Total	$430,950	$530,000

(1)	Consists of fees for services involving the audit of WMIH’s consolidated financial statements, review of interim quarterly statements, and provision of an attestation report on WMIH’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Refers to fees for assurance and related services that are traditionally performed by the independent auditor and are not reported as audit fees. These audit-related services may include due diligence services relating to mergers and acquisitions, accounting consultation and audits relating to acquisitions, attest services related to financial reporting not required by statute or regulation, consultation concerning financial accounting and reporting standards not classified as audit fees, and financial audits of employee benefit plans.

Pre-Approval Policy

The WMIH audit committee has adopted a general policy requiring pre-approval of all fees and services of WMIH’s independent auditors, including all audit, audit-related, tax and other legally-permitted services. All audit and permissible non-audit services provided by BPM LLP during fiscal years 2017 and 2016 were pre-approved by the WMIH audit committee.

Certain Relationships and Related Party Transactions

Relationship with KKR

Investment Agreement

On January 30, 2014, WMIH entered into an Investment Agreement with KKR Fund (which we refer to as the “investment agreement”). Pursuant to the investment agreement, WMIH sold to KKR Fund 1,000,000 shares of WMIH Series A preferred stock having the terms, rights, obligations and preferences contained in the WMIH charter for a purchase price equal to $11,072,192 and issued to KKR Fund warrants to purchase, in the aggregate, 61,400,000 shares of WMIH common stock, 30,700,000 of which have an exercise price of $1.32 per share and 30,700,000 of which have an exercise price of $1.43 per share (collectively, the “WMIH warrants”). On February 12, 2018, in connection with the transactions contemplated by the merger agreement, WMIH and KKR Fund entered into a letter amendment to the KKR Letter Agreement (as defined below under “—KKR Letter Agreement”) (which we refer to as the “KKR letter amendment”) and immediately thereafter KKR Fund contributed the WMIH Series A preferred stock and WMIH warrants it held to Wand Holdings. Additionally, on February 12, 2018, WMIH and Wand Holdings entered into a Warrant Exchange Agreement (which we refer to as the “warrant exchange agreement”). See “—KKR Letter Agreement”, “—Amendment to the KKR Letter Agreement” and “—Warrant Exchange Agreement” below.

The WMIH Series A preferred stock has rights substantially similar to those associated with WMIH common stock, with the exception of a liquidation preference, conversion rights and customary anti-dilution protections. The WMIH Series A preferred stock has a liquidation preference equal to the greater of (i) $10.00 per 1,000,000 shares of WMIH Series A preferred stock plus declared but unpaid dividends on any such shares and (ii) the amount that the holder of the WMIH Series A preferred stock would be entitled to if such holder participated with the holders of shares of WMIH common stock then outstanding, pro rata as a single class based on the number of outstanding shares of WMIH common stock on an as-converted basis held by each holder as of immediately prior to a liquidation, in the distribution of all WMIH’s remaining assets and funds available for distribution to WMIH’s stockholders. The WMIH Series A preferred stock is convertible at a conversion price of $1.10 per share (subject to anti-dilution adjustment) into shares of WMIH common stock either at the option of the holder or automatically upon transfer by Wand Holdings to a non-affiliated party. Further, Wand Holdings, as the holder of the WMIH Series A preferred stock and the WMIH warrants, has received other rights pursuant to the investor rights agreement (as defined below).

The WMIH warrants have a five-year term from the date of issuance and are subject to customary structural adjustment provisions for stock splits, combinations, recapitalizations and other similar transactions.

Investor Rights Agreement

On January 30, 2014, WMIH entered into the investor rights agreement with KKR Fund. On February 12, 2018, KKR Fund assigned its rights under the investor rights agreement to Wand Holdings. Wand Holdings’ rights as a holder of the WMIH Series A preferred stock and the WMIH warrants, and the rights of any subsequent holder that is an affiliate of Wand Holdings are governed by the investor rights agreement. Pursuant to the investor rights agreement, for so long as Wand Holdings owns, in the aggregate, at least 50% of the WMIH Series A preferred stock issued as of January 30, 2014 (or the underlying common stock), Wand Holdings will have the right to appoint one of the seven directors that currently comprise WMIH’s board. If the WMIH Board consists of eight or more directors, Wand Holdings has the right to appoint two directors.

Additionally, until January 30, 2017, KKR Fund (which has since assigned its rights under the investor rights agreement to Wand Holdings) had the right to purchase up to 50% of any future equity rights offerings or other equity issuance by WMIH on the same terms as the equity issued to other investors in such transactions, in an aggregate amount of such offerings and issuances by WMIH of up to $1 billion (which we refer to as the “participation rights”). The participation rights did not include any issuances of securities by WMIH constituting any part of the consideration payable by it in connection with any acquisitions or investments (including any rollover equity) or in respect of any employee options or other income compensation. KKR Fund’s aggregate beneficial ownership of WMIH’s equity securities after giving effect to any equity issuances (and on a pro forma basis after taking into account any acquisitions) shall at no time exceed 42.5% of WMIH’s equity securities without WMIH’s prior written consent. Except for the participation rights and the issuance of WMIH common stock in respect of the WMIH warrants and the WMIH Series A preferred stock, Wand Holdings and its affiliates shall not purchase or acquire any of WMIH’s or its subsidiaries’ equity securities without WMIH’s prior written consent, subject to certain exceptions.

In connection with the issuance of the WMIH Series A preferred stock and the WMIH warrants, KKR Fund (which has since assigned its rights under the investor rights agreement to Wand Holdings) and its affiliates agreed that, until December 31, 2016, they would not:

•	request the call of a special meeting of WMIH’s stockholders; seek to make, or make, a stockholder proposal at any meeting of WMIH’s stockholders; seek the removal of any director from the WMIH board of directors; or make any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or solicit any written consents of stockholders with respect to any matter;

•	form or join or participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act, with respect to any of WMIH’s voting securities;

•	make or issue, or cause to be made or issued, any public disclosure, statement or announcement (including filing reports with the SEC) (x) in support of any solicitation described in the first bullet above, or (y) negatively commenting upon us;

•	except pursuant to any exercise of any WMIH warrant, the conversion of the WMIH Series A preferred stock, or the exercise of the Participation Rights, acquire, agree or seek to acquire, beneficially or otherwise, any of WMIH’s voting securities (other than securities issued pursuant to a plan established by WMIH’s board of directors for members of the WMIH board of directors, a stock split, stock dividend distribution, spin-off, combination, reclassification or recapitalization of WMIH and WMIH common stock or other similar corporate action initiated by us);

•	enter into any discussions, negotiations, agreements or undertakings with any person with respect to the foregoing or advise, assist, encourage or seek to persuade others to take any action with respect to the foregoing, except pursuant to mandates WMIH grants to KKR Capital Markets LLC (“KCM”) and its affiliates for the purpose of WMIH raising capital; or

•	short any of WMIH common stock or acquire any derivative or hedging instrument or contract relating to WMIH common stock.

The foregoing provisions expired, by their terms, on December 31, 2016.

In the event that any stockholder or group of stockholders other than Wand Holdings calls a stockholder meeting or seeks to nominate nominees to the WMIH board of directors, then Wand Holdings shall not be restricted from calling a stockholder meeting in order to nominate directors as an alternative to the nominees nominated by such stockholder or group, provided that Wand Holdings shall not nominate or propose a number of directors to the WMIH board of directors that is greater than the number of directors nominated or proposed by such stockholder or group.

The investor rights agreement also provides Wand Holdings with registration rights, including three long form demand registration rights, unlimited short form demand registration rights and customary piggyback registration rights with respect to common stock (and common stock underlying the WMIH Series A preferred stock and the WMIH warrants), subject to certain minimum thresholds, customary blackout periods and lockups of 180 days. WMIH filed a resale registration statement on Form S-3, as amended that was declared effective on November 25, 2015, which, among other things, registered for resale the common stock underlying the WMIH Series A preferred stock. In connection with the transactions contemplated by the merger agreement, WMIH, Wand Holdings, Wand Investors and Fortress executed a Letter Agreement on February 12, 2018 (which we refer to as the “Fortress letter agreement”) pursuant to which Wand Holdings agreed to modify certain of its registration rights. See “Other Agreements—Fortress Letter Agreements” beginning on page 185.

The investor rights agreement also provides that to the extent that WMIH undertakes any capital markets issuances, WMIH shall engage KKR Capital Markets LLC to assist the WMIH in such issuances on customary commercial terms reasonably acceptable to WMIH.

For as long as Wand Holdings beneficially owns any shares of WMIH common stock or WMIH Series A preferred stock or any of the WMIH warrants, WMIH has agreed to provide customary Rule 144A information rights, to provide Wand Holdings with regular audited and unaudited financial statements and to allow Wand Holdings or its representatives to inspect WMIH’s books and records.

Indemnification Agreements

In connection with the offering of the WMIH Series B preferred stock (which we refer to as the “WMIH Series B preferred stock offering”), on December 19, 2014, WMIH entered into an indemnification agreement with KKR Fund and Mr. Olson (who at the time was an observer on WMIH’s board of directors), pursuant to which WMIH will indemnify KKR Fund and Mr. Olson for liabilities arising out of the WMIH Series B preferred stock offering. Additionally, WMIH has entered into indemnification agreements with each of its current directors and executive officers.

Voting Agreement

In connection with the WMIH Series B preferred stock offering, on December 19, 2014, WMIH entered into a voting agreement with the KKR Entities, pursuant to which the KKR Entities agreed to vote and provided a proxy to vote all shares of its WMIH Series A preferred stock, WMIH Series B preferred stock and WMIH common stock that it held on the record date for such vote in favor of WMIH’s reincorporation to the State of Delaware from the State of Washington (which we refer to as the “reincorporation”), which occurred on May 11, 2015. The voting agreement is no longer in effect.

Also in connection with the WMIH Series B preferred stock offering, on December 19, 2014, WMIH entered into additional voting agreements with certain then-existing significant holders of WMIH common stock (each of whom we refer to as an “Other Holder”) that purchased shares of WMIH Series B preferred stock in the WMIH Series B preferred stock offering. Pursuant to the additional voting agreements, each Other Holder agreed to vote and provided a proxy to vote all shares of its WMIH Series B preferred stock and WMIH common stock that it held on the record date for such vote in favor of the reincorporation. The additional voting agreements are no longer in effect.

WMIH Series B Preferred Stock Offering

Pursuant to the Purchase Agreement, dated as of December 19, 2014, among the WMIH, as issuer, and Citigroup Global Markets Inc. and KCM as the initial purchasers, in connection with the WMIH Series B preferred stock offering, KCM, as an initial purchaser, (1) was paid a fee of $8,250,000 upon the reincorporation and (2) will be paid a fee of $8,250,000 upon a Qualified Acquisition (as defined in the Certificate of Designation for the WMIH Series B preferred stock, dated January 5, 2015). On December 11, 2017, the requisite holders of WMIH Series B preferred stock, including KKR Wand Investors L.P. (“KKR Wand”), which is an affiliate of KKR Fund and

KCM, approved an amendment to the WMIH charter, which was filed with the Delaware Secretary of State on December 7, 2017. The amendment to the WMIH charter, which became effective on January 5, 2018, amended the terms of the WMIH Series B preferred stock as described elsewhere in this joint proxy statement/prospectus. See “Description of WMIH Capital Stock”. On February 12, 2018, KKR Wand contributed the shares of WMIH Series B preferred stock it held to Wand Investors.

Series B Registration Rights Agreement

In connection with the WMIH Series B preferred stock offering, WMIH entered into a Registration Rights Agreement with Citigroup Global Markets Inc. and KCM, an affiliate of KKR Fund, Wand Holdings and Wand Investors, on January 5, 2015, which provided for registration rights with respect to the WMIH Series B preferred stock and the underlying common stock. On January 5, 2018, WMIH entered into an amendment to such Registration Rights Agreement (which we refer to, as amended, as the “Series B registration rights agreement”), pursuant to which WMIH agreed to use reasonable efforts to file a shelf registration statement (or, as permitted, an amendment to any existing shelf registration statement) with the SEC as promptly as practicable after January 5, 2018, but no later than June 15, 2018, with respect to (i) resales of the shares of the WMIH Series B preferred stock that are Transfer Restricted Securities (as defined in the Series B registration rights agreement) and (ii) resales of the shares common stock that are Transfer Restricted Securities and (a) issuable upon the conversion of shares of the WMIH Series B preferred stock, (b) issuable as a Regular Dividend (as defined in the WMIH charter) and (c) issuable as a Special Distribution (as defined in the WMIH charter). As a result of KKR Wand contributing its 200,000 shares of WMIH Series B preferred stock to Wand Investors, Wand Investors have registration rights with respect to the WMIH Series B preferred stock held by such entities in accordance with the terms of the Series B registration rights agreement.

KCM Engagement—WMIH Series B Preferred Stock Offering

In connection with the WMIH Series B preferred stock offering, WMIH engaged KCM to act as a joint book-running manager and paid $8.25 million to KCM pursuant to its engagement letter during the year ending 2015. Additionally, pursuant to the engagement letter with KCM, upon consummation of a “Qualified Acquisition” (as such term is defined in the WMIH charter), WMIH is obligated to pay KCM an additional fee of $8.25 million (as described above), which WMIH has recorded in “other liabilities” on its consolidated balance sheet, and this amount is included in “accrued fees relating to WMIH Series B preferred stock issuance” on WMIH’s consolidated statement of cash flows. The merger would qualify as a “Qualified Acquisition” pursuant to the terms of the WMIH charter.

KCM Engagement—Merger Agreement

In connection with entering into the merger agreement, on February 12, 2018, WMIH entered into (i) a letter agreement with KCM, pursuant to which KCM agreed to act as a non-exclusive financial advisor to WMIH with respect to the merger and is entitled to receive a transaction fee equal to $25 million and (ii) a fee letter with KCM, pursuant to which KCM will (a) act as a placement agent with respect to a bridge financing facility of up to $2.75 billion to be entered into by WMIH in connection with the merger, (b) provide capital markets advice and other assistance as agreed to with WMIH and (c) receive a fee equal to 0.25% of the aggregate amount of the commitments in respect of such bridge financing facility (other than in respect of any of such amounts committed by certain affiliates of KCM), payable upon the initial funding under the bridge financing facility. Based on the current size of the committed facility, the fees payable to KCM as placement agent for arranging the bridge facility are expected to be approximately $6.875 million.

KKR Letter Agreement

WMIH entered into a Letter Agreement dated as of December 8, 2017 with KKR Fund and KKR Wand (which we refer to as the “KKR Letter Agreement”), pursuant to which for the period commencing on December 8, 2017 and ending on the date that is eighteen (18) months following January 5, 2018, or July 5, 2019, for so long as KKR Fund has not transferred any, and together with the affiliates of KKR Fund (“KKR Affiliates”), continues to beneficially own (with the unencumbered right to vote) all, of the WMIH Series A preferred stock it owns as of December 8, 2017, (2) KKR Fund has not transferred any, and together with the KKR Affiliates continues to beneficially own (with the unencumbered right to vote) all, WMIH warrants it owns as of December 8, 2017 or any WMIH common stock issuable upon the exercise thereof, and (3) KKR Wand has not transferred, in the aggregate, more than, and together with the KKR Affiliates continues to beneficially own (with the unencumbered right to vote) at least, 50% of the WMIH Series B preferred stock it owns as of December 8, 2017, WMIH has agreed that it will not enter into a definitive agreement with respect to any Acquisition without the prior written consent of KKR Fund; provided, however, that if KKR Fund does not give written notice to WMIH of its approval of, or objection to, a proposed Acquisition within five (5) business days of having received notice of the material definitive terms of such Acquisition, then KKR Fund is deemed to have approved such Acquisition and WMIH may pursue such Acquisition.

Amendment to the KKR Letter Agreement

On February 12, 2018, WMIH, KKR Fund, KKR Wand, Wand Holdings and Wand Investors entered into the Amendment to the KKR Letter Agreement pursuant to which KKR Wand and KKR Fund assigned its rights and obligations under the KKR Letter Agreement to the KKR Entities and WMIH consented to such assignments.

Warrant Exchange Agreement

On February 12, 2018, in connection with the merger agreement, Wand Holdings and WMIH entered into the warrant exchange agreement, pursuant to which, conditioned and effective upon the effectiveness of the merger, Wand Holdings has agreed to exchange the 61,400,000 WMIH warrants it holds for 21,197,619 shares of WMIH common stock (which we refer to as the “warrant exchange”).

KKR Voting and Support Agreement

On February 12, 2018, pursuant to the Amendment to the KKR Letter Agreement, the KKR Entities entered into a voting and support agreement with Nationstar in connection with the merger agreement pursuant to which, among other things, each of the KKR Entities agreed to vote their shares of WMIH stock in favor of the stock issuance proposal. In addition, the voting and support agreement prohibits each of the KKR Entities from engaging in activities that have the effect of soliciting a competing acquisition proposal. Messrs. Harrington and Olson are the sole directors and holders of voting stock in Wand Investors and Wand Holdings.

Fortress Letter Agreement

Concurrently with the execution of the merger agreement, Fortress entered into the Fortress letter agreement with WMIH and the KKR Entities, pursuant to which, among other things, WMIH agreed to waive and consent to certain acquisitions and dispositions of WMIH common stock under the amended and restated certificate of incorporation of WMIH.

In addition, pursuant to the terms of the Fortress letter agreement, neither the KKR Entities nor any of its affiliates will, without the prior written consent of Fortress, exercise any registration rights under the investor rights agreement and the Series B registration rights agreement, or under any other agreement until six months after the later of (A) the closing of the merger and (B) the date on which a shelf registration statement is declared effective pursuant to the Fortress registration rights agreement (as defined and described below under “Other Agreements—Registration Rights Agreement” beginning on page 185).

Director and Officer Voting Agreements

On February 12, 2018, Directors Gallagher, Glossman, Renoff, Scheiwe and Willingham and Mr. Fairfield, WMIH’s President and Chief Operating Officer, each entered into a voting and support agreement with

Nationstar (each of which we refer to as a “D&O voting agreement”) in connection with the merger agreement pursuant to which, among other things, each of them agreed, in his or her capacity as a stockholder of WMIH, to vote his or her shares of WMIH stock in favor of the stock issuance proposal. In addition, each of the voting and support agreements prohibits engaging in activities that have the effect of soliciting a competing acquisition proposal. See “Other Agreements—WMIH Director and Officer Voting Agreements” beginning on page 184.

Investment Management Agreement and Administrative Services Agreement

WMIH entered into an Investment Management Agreement and an Administrative Services Agreement with WMMRC, WMIH’s reinsurance subsidiary, on March 19, 2012. Each of these agreements was approved by WMMRC’s primary regulator. Total amounts incurred and paid under these agreements totaled $1.4 million for the years ended December 31, 2017, 2016 and 2015, respectively. The expense and related income eliminate on consolidation. These agreements are described below.

Under the terms of such Investment Management Agreement, WMIH receives from WMMRC a monthly fee equal to the product of (x) the ending dollar amount of assets under management during the calendar month in question and (y) 0.002 divided by 12. WMIH is responsible for investing the funds of WMMRC based on applicable investment criteria and subject to rules and regulations to which WMMRC is subject.

Under the terms of such Administrative Services Agreement, WMIH receives from WMMRC a fee of $110,000 per month. WMIH is responsible for providing administrative services to support, among other things, supervision, governance, financial administration and reporting, risk management and claims management as may be necessary, together with such other general or specific administrative services that may be reasonably required or requested by WMMRC in the ordinary course of its business.

Transition Services Agreement

On March 22, 2012, WMIH and the Trust entered into the transition services agreement. Pursuant to the transition services agreement, the Trust makes available certain services and employees to WMIH, including the services of Charles Edward Smith who is WMIH’s Chief Legal Officer and Secretary. Since becoming effect, the transition services agreement has been amended from time to time in order to address, among other things, adjustments to the services provided thereunder; extensions of the effectiveness thereof; adjustments to hourly rates charged thereunder; and other matters. The transition services agreement, as amended, remains in effect as of the date hereof, subject to automatic, three-month renewal periods, subject to non-renewal at the end of any additional term upon written notice by either party at least 30 days prior to the expiration of any particular additional term.

The Trust was established as part of the Bankruptcy Plan. The Trust emerged on the effective date of the Bankruptcy Plan and was formed for the purpose of holding, managing and administering the “Liquidating Trust Assets” (as defined in the Bankruptcy Plan) on behalf of the Trust’s beneficiaries, and distributing the proceeds thereof to such beneficiaries. The Trust is managed by a trustee, William Kosturos, and a Trust Advisory Board. Michael L. Willingham, a member of WMIH’s board, a member of WMIH audit committee and a member of WMIH compensation committee, is also a member of the Trust Advisory Board. For services provided under the transition services agreement, WMIH paid the Trust approximately $806,645, of which $523,688 was paid for the services of Mr. Smith, approximately $633,051 in 2016, of which $387,788 was paid for the services of Mr. Smith, and approximately $835,565 in 2015, of which $495,716 was paid for the services of Mr. Smith.

Pursuant to the transition services agreement, the Trust previously provided WMIH with office space for its employees and other basic infrastructural and support services to facilitate WMIH’s operations. In June 2015, WMIH moved into new office space and now pays for such office space directly at an average rate of approximately $5,700 per month. WMIH pays the Trust a monthly overhead charge of approximately $6,122 relating to general support services, technology services and the use of supplies and equipment. For fees relating to the general support services, technology services and the use of supplies and equipment, WMIH paid the Trust approximately $55,164, $55,164 and $60,714 during the years ended December 31, 2017, 2016 and 2015.

Potential Participation by WMIH in Proceeds Received with Respect to Recovery Claims

To the extent any electing creditor of the Debtors (as defined in the Bankruptcy Plan) received common stock of WMIH pursuant to a Reorganized Common Stock Election (as defined in the Disclosure Statement filed in connection with the Bankruptcy Plan), such creditor’s share of the Runoff Notes to which the election was effective (i.e., one dollar ($1.00) of original principal amount of Runoff Notes for each share of WMIH common stock) was not issued. As a result, each creditor making such an election conveyed to WMIH, and WMIH retained an economic interest in, the Litigation Proceeds (as defined below, and such proceeds do not constitute part of the Liquidating Trust Assets) equal to fifty percent (50%) of the Litigation Proceeds such creditor otherwise would have received. “Litigation Proceeds” is defined in the Bankruptcy Plan, in relevant part, as the recoveries, net of related legal fees and other expenses, of the Trust on account of causes of action against third parties and includes Recovery Claims (as defined in the Bankruptcy Plan).

WMIH is aware that on or about October 14, 2014, the Trust filed a lawsuit in King County Superior Court in the State of Washington against 16 former directors and officers of WMI (the “D&O Litigation”). The Trust’s complaint alleges, among other things, that the defendants named therein breached their fiduciary duties to WMI and committed corporate waste and fraud by squandering WMI’s financial resources.

On December 1, 2014, the Trust filed its Motion of WMI Liquidating Trust for an Order, Pursuant to Sections 105(a) and 362 of the Bankruptcy Code and Rule 9019 of the Federal Rules of Bankruptcy Procedure, (A) Approving Settlement Agreement Between WMI Liquidating Trust, Certain Directors and Officers and Insurers and (B) Authorizing and Directing the Consummation Thereof (as amended, modified or supplemented prior to the date hereof, the “D&O Settlement Motion”). Among other things, the D&O Settlement Motion sought approval of a settlement among the Trust, certain former directors and officers of WMI and certain insurance carriers that underwrote director and officer liability insurance policies for the benefit of WMI and its affiliates (including such former directors and officers). At a hearing held on December 23, 2014, the Bankruptcy Court granted the Trust’s D&O Settlement Motion. On January 5, 2015, certain non-settling officers appealed the Bankruptcy Court’s order granting the D&O Settlement Motion. In connection with the settlement of the D&O Litigation, including the appeal thereof by such non-settling officers, in May 2015, the Trust, such non-settling officers and certain insurance carriers entered into a Reserve Settlement Agreement (“RSA”) to settle the D&O Litigation, including the appeal thereof. Pursuant to the terms of the RSA, the parties agreed, among other things, that $3.0 million of the $37.0 million that had been required to be paid to the Trust pursuant to the settlement, would be placed into a segregated reserve account (the “RSA Reserve”) to be administered by a third party. Under the RSA, funds are released from the RSA Reserve to the Trust if and when certain designated conditions are satisfied. If and when these funds are released to the Trust, and to the extent WMIH is entitled to receive such funds in accordance with the Plan, it is anticipated that the Trust will make payments to WMIH in an amount equal to WMIH’s share of Litigation Proceeds as provided under the Plan.

During the year ended December 31, 2015, WMIH received approximately $7.8 million representing its share of the net Litigation Proceeds related to the settlement of the D&O Litigation. In September 2016 and September 2017, WMIH was informed that approximately $0.5 million of Litigation Proceeds was released from the RSA Reserve pursuant to the terms of the RSA, and that WMIH would receive approximately $123,000, for each year, of the released Litigation Proceeds, representing WMIH’s portion of the second and third distributions of $0.5 million from the initial $3.0 million of Litigation Proceeds held in the RSA Reserve. As of March 31, 2018, approximately $1.5 million remains on deposit in the RSA Reserve.

Due to the contingent nature of future distributions from the RSA Reserve, there can be no assurance that WMIH will receive any distributions from the remaining balance in the segregated reserve account in the future. As of December 31, 2017, WMIH had not received any Litigation Proceeds, other than as described above, and there can be no assurance that WMIH will receive any distributions on account of Litigation Proceeds in the future.

Relationship with CXO Consulting Group, LLC

CXOC, an entity owned by Mr. Jaeger, received approximately $264,000, $264,000 and approximately $305,000 for services performed as Interim Chief Financial Officer and Accounting Officer from WMIH during the years ended December 31, 2017, 2016 and 2015, respectively.

Policies and Procedures for Approving Related Party Transactions

WMIH has adopted and maintains a Related Person Transaction Policy. The Related Person Transaction Policy is intended to ensure fairness in any transaction with WMIH that may occur when WMIH’s directors, executive officers and/or certain stockholders are involved (“related person”). When a related person becomes involved in a transaction or when the Chief Legal Officer of WMIH becomes aware of a potential transaction, several steps of analysis are to be undertaken to review, approve and/or ratify any such transaction. The Chief Legal Officer of WMIH is responsible for determining whether the transaction in question rises to the level of a related person transaction as defined by the Related Person Transaction Policy. If it is, then the Chief Legal Officer of WMIH also is required to determine whether such transaction requires disclosure in WMIH’s annual proxy statement or annual report on Form 10-K, as the case may be. The transaction in question is then either reported to the WMIH audit committee as approved or provided to the WMIH audit committee (or directly to the Chair if time is of essence) for further examination, and if appropriate, approval or ratification.

INFORMATION ABOUT THE COMPANIES

WMIH Corp.

800 Fifth Avenue, Suite 4100

Seattle, Washington 98104

Phone: (206) 922-2957

WMIH Corp. is a Delaware corporation and was organized in 2015. On May 11, 2015, WMIH merged with its parent corporation, WMI Holdings Corp., a Washington corporation (“WMIHC”), with WMIH as the surviving corporation in the merger. As of December 31, 2017, WMIH had consolidated total assets of approximately $614.1 million and stockholders’ equity of approximately $93.6 million. WMIH and its subsidiaries had four full-time employees for 2017.

WMIH, formerly known as WMIHC and Washington Mutual, Inc. (“WMI”), is the direct parent of WM Mortgage Reinsurance Company, Inc., a Hawaii corporation (“WMMRC”), and was the direct parent of WMI Investment Corp. until its dissolution on January 18, 2018. Since emergence from bankruptcy on March 19, 2012, WMIH’s business activities consist of operating WMMRC’s legacy reinsurance business in runoff mode. In addition, WMIH is actively seeking acquisition opportunities across a broad array of industries with a specific focus in the financial services industry, including targets with consumer finance, specialty finance, leasing or insurance operations.

Nationstar Mortgage Holdings Inc.

8950 Cypress Waters Blvd

Coppell, Texas 75019

Phone: (469) 549-2000

Nationstar Mortgage Holdings Inc., a Delaware corporation formed in 2011, including its consolidated subsidiaries, earns fees through the delivery of servicing, origination and transaction based services related primarily to single-family residences throughout the United States. Nationstar is one of the largest residential loan servicers in the United States, operating an integrated residential loan origination platform with a primary focus on customer retention and an array of complementary services related to the purchase and disposition of residential real estate.

Customers include most residential real estate market participants including homeowners, homebuyers, home sellers, investors and real estate agents. Investors primarily include GSEs such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corp, investors in private-label securitizations, the Government National Mortgage Association, as well as organizations owning mortgage servicing rights which engage Nationstar to subservice. Nationstar is regulated both at the Federal and individual state levels.

Nationstar conducts its operations through three operating segments: Servicing, Originations and Xome®. Nationstar’s Servicing segment services loans on behalf of investors or owners of the underlying mortgages. Servicing consists of collecting loan payments, remitting principal and interest payments to investors, managing escrow funds for the payment of mortgage-related expenses, such as taxes and insurance, performing loss mitigation activities on behalf of investors and otherwise administering Nationstar’s mortgage loan servicing portfolio. Nationstar’s Originations segment provides integrated mortgage services primarily to its existing servicing customers through its direct-to-consumer platform. Nationstar originates and purchases conventional mortgage loans conforming to the underwriting standards of the GSEs. Nationstar also originates and purchases government-insured mortgage loans, which are insured by the FHA and VA. The Xome segment is a leading provider of technology and data-enhanced solutions to home buyers, home sellers, real estate professionals and companies engaged in the origination and/or servicing of mortgage loans.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement among WMIH, Wand Merger Corporation and Nationstar. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this joint proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about WMIH or Nationstar. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings WMIH and Nationstar make with the SEC. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus.

Terms of the Merger

Transaction Structure

WMIH’s and Nationstar’s boards of directors have approved the merger agreement. The merger agreement provides for the merger of Nationstar with and into Wand Merger Corporation, a wholly owned subsidiary of WMIH, with Nationstar surviving the merger as a wholly owned subsidiary of WMIH.

Merger Consideration

Each share of Nationstar common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by WMIH or Nationstar (as treasury stock or otherwise) and any dissenting shares) will be converted into the right to receive, at the election of the holder of such share, subject to proration and adjustment, either (i) $18.00 in cash or (ii) 12.7793 shares of WMIH common stock. Holders of Nationstar common stock who do not make a valid and timely election will be deemed to have made a stock election described in clause (ii) above. The consideration to be paid to Nationstar stockholders electing to receive only cash consideration or stock consideration is subject, pursuant to the terms of the merger agreement, to automatic adjustment, as applicable, to ensure that the total amount of cash paid equals exactly $1,225,885,248.00 as described in greater detail in “The Merger Agreement—Merger Consideration—Cash Consideration” and “The Merger Agreement—Merger Consideration—Stock Consideration”. For detailed illustrations of the potential proration and adjustment of the merger consideration for those stockholders electing to receive solely cash consideration or solely stock consideration for their shares of Nationstar common stock, see “The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations”.

Effect on WMIH Stock

In accordance with, and subject to the provisions in, WMIH’s amended and restated certificate of incorporation, after giving effect to the merger:

•	holders of WMIH common stock will continue to hold their shares of WMIH common stock;

•	holders of WMIH Series A preferred stock will continue to hold their shares of WMIH Series A preferred stock; and

•	holders of WMIH Series B preferred stock will have each share of their WMIH Series B preferred stock mandatorily converted into approximately 740.74074 shares of WMIH common stock (calculated by dividing their liquidation preference of $1,000 by the conversion price of $1.35 per share of WMIH common stock), receive a special, one-time distribution of 19.04762 shares of WMIH common stock and receive any accrued and unpaid dividends payable in WMIH common stock.

Conversion of Nationstar Common Stock; Exchange and Payment Procedures

At or immediately following the effective time of the merger, WMIH will deposit or cause to be deposited with an exchange agent designated by WMIH and reasonably acceptable to Nationstar, for the benefit of the holders of shares of Nationstar common stock, an amount in cash equal to $1,225,885,248.00 and a number of shares of WMIH common stock to be exchanged in accordance with the merger agreement. From time to time as needed, WMIH will make available to the exchange agent cash sufficient to pay cash in lieu of fractional shares.

The conversion of Nationstar common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, the exchange agent will exchange certificates representing shares of Nationstar common stock for merger consideration to be received in the merger pursuant to the terms of the merger agreement.

Certificates and Letters of Transmittal

As soon as reasonably practicable after the effective time of the merger, but in any event within five business days thereafter, the exchange agent will send a letter of transmittal to each holder of record of a certificate that represented shares of Nationstar common stock immediately prior to the effective time of the merger. This mailing will contain instructions on how to surrender shares of Nationstar common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement. From and after the effective time, Nationstar stockholders who properly surrender their certificates to the exchange agent, together with a properly completed and duly executed letter of transmittal, and such other documents as may be required pursuant to such instructions, will receive for each share of Nationstar common stock the merger consideration (as previously elected by such holder and subject to proration and adjustment pursuant to the merger agreement). No interest will be paid or accrue on any merger consideration or cash in lieu of fractional shares.

Book-Entry Shares

Holders of Nationstar common stock in book-entry form will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent to receive the merger consideration. Each holder of record of one or more book-entry shares will automatically upon the effective time be entitled to receive, and WMIH will cause the exchange agent to pay and deliver as promptly as practicable after the effective time, the merger consideration (as previously elected by such holder and subject to proration and adjustment pursuant to the merger agreement) multiplied by the number of shares of Nationstar common stock previously represented by such book-entry shares, and the book-entry shares of such holder will be canceled. No interest will be paid or accrue on any merger consideration or cash in lieu of fractional shares.

Dividends and Distributions

Until Nationstar common stock certificates are surrendered for exchange, any dividends or other distributions with a record date after the effective time of the merger with respect to shares of WMIH common stock into which shares of Nationstar common stock may have been converted will accrue but will not be paid. WMIH will pay to former Nationstar stockholders whose shares were represented by certificates any unpaid dividends or other distributions, without interest and less any applicable withholding taxes, only after they have duly surrendered their Nationstar stock certificates. The holder of book-entry shares of Nationstar common stock will be entitled to any dividends or distributions with respect to WMIH common stock with a record date after the effective time in the same manner as other holders of shares of WMIH common stock.

After the effective time of the merger, there will be no transfers on the stock transfer books of Nationstar of any shares of Nationstar common stock. If certificates representing shares of Nationstar common stock are presented for transfer after the effective time of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of Nationstar common stock represented by that certificate have been converted.

Dissenting Shares

Shares held by Nationstar stockholders who have perfected and not lost their right to demand dissenters’ rights of appraisal in accordance with the procedures and requirements of Delaware law will not be converted into the right to receive the merger consideration, and such Nationstar stockholders will instead be entitled only to the rights granted by Delaware law. If any such Nationstar stockholder withdraws or loses his or her right to dissent under Delaware law at or prior to the effective time of the merger, the shares of Nationstar common stock held by such Nationstar stockholder will be converted into the right to receive the merger consideration.

Lost, Stolen or Destroyed Stock Certificates

If a certificate for Nationstar common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration properly payable under the merger agreement upon receipt of an affidavit as to that loss, theft or destruction, any other appropriate evidence as to the ownership of that certificate by the claimant and appropriate and customary indemnification as may be requested by WMIH or the exchange agent.

Background of the Merger

The Nationstar board of directors and senior management have from time to time reviewed and assessed Nationstar’s business, capital structure, financial and operational performance, prospects, regulatory environment and competitive position and considered a variety of potential strategic alternatives, including possible acquisitions, divestitures, business combination transactions, commercial initiatives, capital structure optimizations, special dividends, stock repurchases and restructurings to enhance shareholder value.

In February of 2017, Nationstar began exploring strategic alternatives for its subsidiary, Xome Holdings LLC (which we refer to as “Xome”), and its related real estate auction business, including potential joint venture or sale transactions. Nationstar ultimately engaged Citi and Houlihan Lokey Capital, Inc. (which we refer to as “Houlihan Lokey”) to assist Nationstar in exploring a potential sale of Xome. As part of the Xome sale process, Citi and Houlihan Lokey reached out to 52 parties, including KKR. Nationstar entered into confidentiality agreements with 34 parties, including several financial buyers, two of which we refer to as Party A and Party B, respectively.

In the spring of 2017, as the Xome sale process continued, the Nationstar board of directors once again initiated a strategic review of Nationstar’s strategic challenges and opportunities. The Nationstar board of directors met with potential financial advisors at a meeting on May 11, 2017, and the Nationstar board of directors ultimately authorized Nationstar to engage Citi and Morgan Stanley & Co., LLC (which we refer to as “Morgan Stanley”) as financial advisors to assist Nationstar in this strategic review. On May 15, 2017, the independent members of the Nationstar board of directors, Roy Guthrie, Michael Malone, Brett Hawkins and Robert Gidel, retained Davis Polk & Wardwell LLP (which we refer to as “Davis Polk”) to assist them in connection with the strategic review, and on May 25, 2017, the independent directors met with Davis Polk to discuss the strategic review process and related matters, including among other things the possibility that Fortress, Nationstar’s controlling stockholder, might have differing interests from Nationstar’s unaffiliated stockholders in various potential strategic alternatives, and the potential that entities affiliated with Fortress might become involved in the strategic review process.

At a meeting on June 28, 2017, in addition to a discussion of the status and potential outcomes of the Xome transaction process, the Nationstar board of directors discussed Nationstar’s strategic position, challenges and opportunities and discussed various potential approaches to enhance shareholder value, including a potential sale transaction. Among other things, the Nationstar board of directors discussed the possibility that Fortress might desire liquidity for all or a portion of its investment in Nationstar in the near term and the potential overhang on Nationstar’s stock resulting from Fortress’s significant ownership position, potential opportunities for Nationstar to opportunistically deploy additional capital, potential opportunities for Nationstar to pay down debt, repurchase shares and/or pay a special dividend, strategic alternatives involving shrinking Nationstar’s balance sheet or pursuing an “Opco/Propco” structure, potential business combination transactions, the potential for tax reform and its potential impact on Nationstar and the factors contributing to the trading dynamics of Nationstar’s common stock. In an Opco/Propco structure, Nationstar’s mortgage servicing assets would be split off and held in a corporate structure separate from Nationstar’s operating assets.

In July of 2017, Nationstar engaged Debevoise & Plimpton LLP (which we refer to as “Debevoise”) as its counsel in connection with a potential sale transaction. In August of 2017, Nationstar also engaged Houlihan Lokey as a financial advisor to assist Nationstar in its strategic review, including the evaluation of a potential Opco/Propco transaction.

At a meeting of the Nationstar board of directors on August 15, 2017 at Nationstar’s offices in Dallas, the Nationstar board of directors again reviewed Nationstar’s strategic position, challenges and opportunities and discussed, among other things, the possibility that Fortress might desire liquidity for all or a portion of its investment in Nationstar in the near term and the potential overhang on Nationstar’s stock resulting from Fortress’s significant ownership position, the regulatory landscape affecting Nationstar, the potential benefits and challenges of launching a targeted sale process to explore the potential interest in a sale of Nationstar, the potential conflicts that may arise with a controlling stockholder in a targeted sale process generally and specifically with respect to several identified potential counterparties, the manner in which the process should be conducted to appropriately address any potential conflicts and the potential timing of such a process. The Nationstar board of directors then authorized management to launch a targeted sale process subject to further discussion with industry participants and Nationstar’s advisors. The Nationstar board of directors also reviewed the status of the potential Xome transaction and determined not to further pursue a sale transaction for Xome due to not receiving sufficiently attractive proposals from identified potential counterparties at that time. Over the next several weeks, at the direction of the Nationstar board of directors, Nationstar management met with a number of industry participants and financial sponsors other than Fortress to understand their perspectives on the mortgage servicing industry generally and Nationstar in particular. On August 31, 2017, following discussions among the independent directors and Davis Polk, Mr. Guthrie, the lead director, provided guidance to management regarding the role of Fortress in the sale process and the nature of the information regarding the process to be provided to Fortress, as well as the manner in which entities affiliated with Fortress would be allowed to participate in the sale process.

On September 5, 2017, Nationstar launched a targeted sale process. At the direction of the Nationstar board of directors, representatives of Citi, Morgan Stanley and Houlihan Lokey contacted 23 parties, both strategic and financial, to discuss their potential interest in a transaction with Nationstar. The select group of parties contacted had a demonstrated interest in the mortgage, consumer finance or tech-enabled lending sectors and were considered to have the ability to finance the transaction.

Over the course of the next two months, Debevoise negotiated confidentiality agreements with 14 parties that had expressed interest in a transaction with Nationstar, and Nationstar executed confidentiality agreements with nine of those parties. Those parties were KKR, Party A, Party B and six other financial buyers, who we refer to as Parties C, D, E, F, G and H. Party F expressed interest in the servicing assets of Nationstar but ultimately did not participate in the process. Party H expressed interest in the process as a potential equity partner to another interested party in a transaction with Nationstar but ultimately did not participate in the process. Throughout this process, management regularly reported to the independent directors of Nationstar on the status of the outreach to, and conversations with, various potential counterparties, including those that had potential relationships with Fortress, and the independent directors both directly and through Davis Polk provided guidance to management and Debevoise regarding the nature of the information to be provided to Fortress relating to the process and the manner in which potential conflicts relating to specific counterparties should be managed.

Throughout the process, each of the confidentiality agreements that Nationstar executed with potential interested parties included a standstill provision, and counterparties were permitted to request in private that Nationstar waive the standstill. These standstill provisions expired after one to two years and, in several cases, upon signing of definitive agreements with respect to and/or consummation of a transaction resulting in a change of control of Nationstar. After executing confidentiality agreements with Nationstar, the parties were provided with a confidential information memorandum about Nationstar.

On September 12, 2017, accompanied by representatives of Citi and Morgan Stanley, Mr. Bray held informal conversations with representatives of each of KKR, Party A, Party B, Party C, Party E and Party G in New York City. Party C indicated during its conversation with Mr. Bray that it would need to partner with another interested party in the process.

On September 15, 2017, management of Nationstar and Nationstar’s financial advisors reported to the independent directors of Nationstar regarding the status of the discussions with various potential counterparties and management’s anticipated next steps and process. Management noted that Party D, an affiliate of Fortress, had signed a confidentiality agreement and anticipated participating in the process, and the independent directors discussed with management the appropriate manner to managing the related potential conflicts of interest.

On September 21, 2017, the Nationstar board of directors held an in-person meeting at Nationstar’s Dallas offices with members of management and representatives of Citi, Morgan Stanley, Davis Polk and Debevoise in attendance. Representatives of Citi and Morgan Stanley reviewed the overall timetable for the sale process and updated the Nationstar board of directors on the status of various work streams, including the population of an online data room established by Nationstar (which we refer to as the “Nationstar data room”) and ongoing outreach to potential interested parties as authorized by the Nationstar board. Representatives of Citi and Morgan Stanley discussed the marketing approach and capital structures for Nationstar following a potential transaction. The board discussed the potential conflicts of interest relating to Fortress that could arise in the sale process, the role of Fortress in the sale process and the manner in which potential conflicts of interest relating to specific potential counterparties should be addressed, including a discussion of forming a special committee of independent directors and the special committee retaining an independent financial advisor. The board also reviewed with management and the advisors Nationstar’s strategic position, challenges and opportunities and potential strategic alternatives to a sale transaction. The board, with the assistance of its advisors, then reviewed key next steps in the process, including scheduling management presentations and preparation of a draft merger agreement. The independent directors then met in executive session and continued their discussion, including among other things a discussion of the guidelines that should be implemented to appropriately manage any conflicts of interest relating to Fortress and potential transactions or transaction participants, including management.

On September 28, 2017, Nationstar made a management presentation to KKR. On October 3, 2017, Nationstar made a management presentation to Party A. On October 6, 2017, Nationstar made a management presentation to representatives of Party B and Party C, who had been permitted to partner in the process.

Also on October 6, 2017, the Nationstar board of directors held a telephonic meeting with representatives of Citi, Morgan Stanley, Davis Polk and Debevoise in attendance. Representatives of Morgan Stanley discussed the feedback received from strategic buyers in the technology sector and the apparent lack of interest of these buyers due, in part, to the regulated nature of the mortgage industry. The board was then updated on the management meetings with KKR, Parties A, B and C and reviewed with its advisors the overall timetable and next steps for the sale process, including scheduling remaining meetings with interested parties, responding to information requests from interested parties, and seeking, at the end of October, economic proposals from interested parties. The independent directors then met in executive session and continued their discussion regarding the status of the sale process, the potential conflicts of interest that could arise in the process relating to Fortress and specific potential counterparties and the manner in which those conflicts should be managed, including potentially forming a special committee of independent directors.

On October 11, 2017, Party E informed representatives of Morgan Stanley that it was not interested in pursuing a transaction with Nationstar for the entire company, as Party E had previously only expressed interest in being an operational partner as part of an Opco/Propco structure.

On October 11, 2017, as directed by the Nationstar board of directors, Citi, Morgan Stanley and Houlihan Lokey distributed a bid process letter to KKR and Parties A, B, C and D, requiring submissions of preliminary indications of interest by October 23, 2017. Citi and Morgan Stanley continued to reach out to additional parties authorized by the Nationstar board following the distribution of the initial bid process letter.

On October 15, 2017, KKR and Parties A, B, C and D were provided with access to the Nationstar data room.

On October 17, 2017, Mr. Bray met with representatives of Party D at Party D’s offices for a high-level discussion regarding the mortgage servicing industry and the potential strategic benefits of a transaction involving Nationstar.

Prior to October 23, 2017, KKR and Parties A, B, C and D requested additional time prior to submitting initial proposals to complete their diligence and analyses.

On October 24, 2017, the Nationstar board of directors held a telephonic meeting with members of management and representatives of Davis Polk and Debevoise in attendance. Mr. Bray provided the board with a general update on the process and briefed the board on the conversations that the financial advisors had had with Parties A, B, D, G, H and KKR. The group then discussed the timeline for the process going forward. The board also discussed potential conflicts of interest that could arise with Fortress and various potential transaction counterparties as the sale process progressed and the possibility that a party with a relationship with Fortress would move forward in the process, discussed the manner in which potential conflicts of interest should be addressed and determined that the Nationstar board of directors should create a special committee of independent directors to manage the process and those potential conflicts of interest.

On October 25, 2017, Nationstar made a management presentation to representatives of Party G. On October 26, 2017, Party G was provided with access to the Nationstar data room.

At the end of trading on October 27, 2017, the closing price of Nationstar’s stock was $19.60. On the next trading day, October 30, 2017, Bloomberg reported that Nationstar was working with financial advisors to explore a sale of the company.

On October 30, 2017, KKR determined that the potential Nationstar transaction was potentially more appropriate for WMIH, and two of KKR’s employees, who also serve as directors of WMIH (who we refer to as the “KKR directors”), brought the potential Nationstar transaction to the attention of WMIH. That same day, the WMIH board of directors held a telephonic meeting with counsel from Akin Gump Strauss Hauer & Feld LLP (which we refer to as “Akin Gump”). The KKR directors discussed with the other members of the WMIH board of directors that they believed Nationstar might be an appropriate acquisition opportunity for WMIH. The WMIH board of directors reviewed Nationstar’s history, financial performance, opportunities for scalable growth and the strength and experience of its management team, and given WMIH’s strategy of identifying and consummating a Qualified Acquisition with a focus on acquisition targets in the financial services industry authorized the submission of a preliminary, non-binding indication of interest.

Also on October 30, 2017, Party D submitted a preliminary indication of interest to acquire 100% of Nationstar at a price ranging from $19.50 to $21.00 in cash per share of Nationstar common stock. Party D also requested four to six weeks to complete due diligence and complete definitive documentation. The next day, Party D met with members of senior management of Nationstar at Nationstar’s Dallas offices to continue high-level discussion regarding the mortgage servicing industry and the potential benefits of a transaction involving Nationstar.

On October 31, 2017, WMIH signed a joinder to Nationstar’s confidentiality agreement with KKR. At the end of trading on October 31, 2017, the closing price of Nationstar’s stock was $19.74.

On November 1, 2017, WMIH submitted a preliminary indication of interest. WMIH proposed to acquire Nationstar in a merger with a cash/stock election, whereby approximately 32% of Nationstar shares would be exchanged for stock consideration comprised of WMIH common stock with an attributed value of $23.00 per share of Nationstar common stock and approximately 68% of Nationstar shares would be exchanged for cash consideration equal to $16.00 per share of Nationstar common stock. The proposal requested that Fortress would make an irrevocable election to take 100% of its consideration in cash, and the minority stockholders would have the ability to elect either stock or cash consideration, subject to a pro rata cutback mechanism if the cash election consideration was oversubscribed or undersubscribed. Following the closing of the proposed transaction, Nationstar stockholders would own 34% of the fully diluted equity of WMIH. WMIH indicated that it would require six weeks to complete diligence and definitive documentation, and its proposal was subject to final approval by WMIH’s board of directors. Consummation of the WMIH transaction would also be conditioned on the affirmative vote of WMIH shareholders to approve the stock issuance.

That afternoon, the Nationstar board of directors held a telephonic meeting with members of management and representatives of Citi, Morgan Stanley, Davis Polk and Debevoise in attendance. Representatives of Citi and Morgan Stanley discussed aspects of the proposals received from Party D and WMIH and the proposals anticipated from Parties A and B. After representatives of Citi and Morgan Stanley left the meeting, the Nationstar board of directors then resolved to form a special committee comprised of the independent directors, Roy Guthrie, Michael Malone, Brett Hawkins and Robert Gidel (which we refer to as the “Nationstar special committee”), to oversee and direct exploring a transaction involving Nationstar in light of potential conflicts posed by parties being contacted in the process. Davis Polk then reviewed with the Nationstar special committee the “rules of the road”, which memorialized and expanded on the independent directors’ prior guidelines for management to engage with potential counterparties with the oversight of the Nationstar special committee and which were subsequently adopted by the Nationstar special committee. The Nationstar special committee then resolved to engage its own financial advisor to advise it on a transaction involving Nationstar, and the Nationstar special committee engaged PJT Partners on November 3, 2017.

By the end of the day on November 1, 2017, proposals had been received from both Party B and Party A. Party B submitted a preliminary indication of interest to acquire 100% of Nationstar at a price ranging from $19.00 to $21.00 in cash per share of Nationstar common stock. Party B’s proposal assumed that it would be able to effectuate an Opco/Propco structure and finance the transaction on that basis. Party B’s proposal was also subject to completing due diligence. Party A submitted a preliminary indication of interest to acquire 100% of Nationstar at a price ranging from $17.00 to $18.00 in cash per share of Nationstar common stock. Party A indicated that it would require six weeks to complete diligence and definitive documentation.

On November 4, 2017, the Nationstar special committee held a telephonic meeting with members of management and representatives of Citi, Morgan Stanley, Davis Polk and Debevoise in attendance. Representatives of Citi and Morgan Stanley reviewed a summary of the initial proposals received from WMIH and Parties A, B and D with the board. At this meeting, the Nationstar special committee requested that Citi, Morgan Stanley and Debevoise provide the board at the next meeting with a more detailed analysis of the WMIH proposal and considerations relating to WMIH’s net operating losses (which we refer to as the “deferred tax asset”). The Nationstar special committee, with the assistance of representatives of Citi and Morgan Stanley, reviewed key work streams and responsibilities for the second round of the potential sale process.

By early November, Party G had withdrawn from the process, citing reasons such as internal capacity constraints. Party G did indicate that it would consider reengaging in the first quarter of 2018 if there was an opportunity.

On November 6, 2017, at the request of the Nationstar special committee, Citi, Morgan Stanley and Houlihan Lokey distributed a second round bid process letter to WMIH and Parties A, B and D, requiring submissions of markups of the merger agreement by December 1, 2017 and final proposals by December 15, 2017 with an objective of executing definitive documents by December 29, 2017.

Following distribution of the second round bid process letter, Party B withdrew from the process, citing reasons such as an inability to meet Nationstar’s proposed timeline.

As Houlihan Lokey had been requested to take the lead on assisting Nationstar with respect to the evaluation of a potential Opco/Propco transaction, the withdrawal of Parties E and B, who had each indicated interest in an Opco/Propco transaction, limited Houlihan Lokey’s role as a financial advisor in the later stages of the potential sale process.

On November 7, 2017, the WMIH board of directors held a telephonic meeting to discuss, among other things, the Nationstar process, retention of advisors for various aspects of the potential transaction, acquisition financing options and management’s estimate of anticipated fees and expenses.

On November 11, 2017, the Nationstar special committee held a telephonic meeting with members of management and representatives of Davis Polk in attendance. Mr. Bray provided the Nationstar special committee with an update on the process and on the trading prices of Nationstar’s stock, including a review of the impact on Nationstar’s stock price of news of the sale by Fortress of a portion of its holdings in another company. The Nationstar special committee then held a meeting with Davis Polk and discussed key provisions of a merger agreement with any potential counterparty that was affiliated with Fortress, and the members of the Nationstar special committee provided negotiating direction to Davis Polk, who passed along such direction to Debevoise.

On November 14, 2017, versions of the draft merger agreement were sent to WMIH and Parties A and D.

Also on November 14, 2017, a financial buyer, which we refer to as Party I, contacted representatives of Morgan Stanley indicating that it was interested in participating in the process. On November 22, 2017, Nationstar entered into a confidentiality agreement with Party I, who was thereafter provided with access to the Nationstar data room. Party I expressed interest in participating in the process as a potential equity partner to another interested party, but ultimately did not advance in the process.

On November 16, 2017, the Nationstar special committee held a telephonic meeting with members of management and representatives of Davis Polk and PJT Partners in attendance. Mr. Bray provided the Nationstar special committee an update on the status of the sale process and discussed with the directors the possibility of an affiliate of Fortress (in addition to Party D) participating in the sale process, and the directors discussed with management the appropriate manner and process for any such participation.

On November 18, 2017, a strategic buyer affiliated with Fortress, which we refer to as Party J, contacted Mr. Bray indicating that it was interested in participating in the process and informed him that Party J had retained Skadden, Arps, Slate, Meagher & Flom LLP (which we refer to as “Skadden”) to represent a special committee of Party J’s board of directors in connection with a potential transaction with Nationstar.

On November 20, 2017, the WMIH board of directors held a telephonic meeting to discuss its due diligence of Nationstar. Management and the WMIH board of directors discussed the retention of professional advisors in connection with diligence and the related initiation of discussions with potential financing sources.

On November 21, 2017, a strategic buyer, which we refer to as Party K, contacted representatives of Citi indicating that it was interested in participating in the process. On November 22, 2017, Nationstar entered into a confidentiality agreement with Party K and provided it with Nationstar’s confidential information memorandum. On November 28, 2017, Party K indicated by email that it was prepared to submit a non-binding indication of interest in the range of $17.50 to $22.00 in cash per share of Nationstar common stock for 100% of Nationstar.

Party K was then provided access to the Nationstar data room on November 29, 2017. On December 4, 2017, Nationstar provided Party K with a draft merger agreement. However, upon review of the Nationstar data room and discussions with Nationstar, Party K decided not to pursue a potential transaction with Nationstar, in part because it would be unable to meet the timeline for the potential sale process.

On November 22, 2017, the Nationstar special committee held a telephonic meeting with members of management and representatives of Davis Polk, PJT Partners, Citi and Morgan Stanley in attendance. Mr. Bray updated the Nationstar special committee on the developments in Nationstar’s strategic review process. Mr. Bray reported that each of Party A and WMIH were very engaged in the pursuit of a transaction and continued to conduct extensive diligence on Nationstar, while Party D had conducted meaningfully less diligence. Mr. Bray also noted that Party J had contacted him and requested to sign a confidentiality agreement with Nationstar.

Also on November 22, 2017, Skadden submitted comments to Nationstar’s confidentiality agreement to representatives of Debevoise and Davis Polk on behalf of Party J. Party J and Nationstar executed a confidentiality agreement on November 28, 2017. Thereafter, on November 29, 2017, Party J was provided access to the Nationstar data room and began engaging with Nationstar on diligence.

On November 29, 2017, the Nationstar special committee held a telephonic meeting with members of management and representatives of Citi, Morgan Stanley, PJT Partners, Davis Polk and Debevoise in attendance. Representatives of Citi provided an overview on WMIH, including its ownership structure, considerations regarding its financial attributes (including the deferred tax asset) and its balance sheet and capital structure. Representatives of Citi then assisted the Nationstar special committee in reviewing discussion materials prepared on behalf of WMIH regarding the pro forma structure of WMIH following a transaction with Nationstar. Representatives of Morgan Stanley then discussed certain aspects of a potential transaction between Nationstar and Party J.

On December 1, 2017, a strategic party, which we refer to as Party L, contacted Mr. Bray and indicated that it was interested in participating in the process. That day, Party L executed a confidentiality agreement with Nationstar.

Also on December 1, 2017, Simpson Thacher & Bartlett LLP (which we refer to as “Simpson”), acting on behalf of WMIH, delivered a markup of the draft merger agreement with a summary of significant changes to Debevoise and Mr. Villani. Representatives from Citi and Morgan Stanley separately received an update from WMIH reaffirming the value from its initial proposal. The markup was comprehensive and reflected the proposed cash/stock transaction, including the requirement to file a registration statement with the SEC for the issuance of WMIH stock and to hold stockholder votes at both Nationstar and WMIH. Later that day, Party A delivered to representatives of Citi, Morgan Stanley, Houlihan Lokey and Debevoise a cover letter, a markup of the draft merger agreement and an extensive outstanding diligence list. In the cover letter, Party A raised concerns with its progress on diligence to date. The markup of the draft merger agreement reserved on key sections of the agreement, reflected heavy comments to the representations and warranties and interim covenants and previewed a restructuring of Nationstar’s assets prior to closing of a transaction. Nationstar worked to respond to Party A’s outstanding diligence requests in order to address Party A’s concerns in its cover letter.

On December 2, 2017, at the request of the Nationstar special committee, representatives from Citi and Morgan Stanley reached out to Party A to receive a value update from Party A. During this call, Party A reaffirmed its initial value range but requested the ability to work with other equity sources to acquire Nationstar. Party A also indicated its desire to effectuate an Opco/Propco structure and combine assets of Nationstar with an existing portfolio company of Party A.

During the afternoon of December 2, 2017, representatives of Nationstar, Citi, Morgan Stanley, Debevoise and Davis Polk held a call with representatives of WMIH, Simpson and Deloitte to discuss WMIH’s financial attributes and the possibility of structuring a transaction with WMIH so that the stock consideration would be tax-free to Nationstar’s stockholders. On December 7, 2017, Debevoise submitted legal diligence requests to WMIH covering corporate, insurance, employee benefits and tax matters. On December 9, 2017, WMIH provided Debevoise and Davis Polk with access to an online data room established by WMIH and initial responses to the diligence request list.

On December 4, 2017, Party J informed representatives of Citi and Morgan Stanley that it was no longer interested in pursuing a transaction with Nationstar at that time.

Also on December 4, 2017, the Nationstar special committee held a telephonic meeting with members of management and representatives of Citi, Morgan Stanley, PJT Partners, Davis Polk and Debevoise in attendance. The Nationstar special committee, with the assistance of representatives of Citi and Morgan Stanley, reviewed an updated timeline to reach a signed agreement by mid-December with one of the remaining interested parties. They reported that Party J would not be interested in pursuing a transaction with Nationstar at that time and that Party D was not be able to meet Nationstar’s proposed timeline. The Nationstar special committee then discussed with its advisors the anticipated impact of tax reform, the implications of WMIH’s existing capital structure, the need for a WMIH shareholder vote to approve a transaction and the risk entailed with such a vote perceived by the Nationstar special committee, WMIH’s stated intention to seek an amendment to the terms of its existing Series B preferred stock to include an extension of its redemption date by 18 months, the nature of WMIH’s proposed debt financing and anticipated pro forma leverage, the potential valuation of the WMIH post-transaction equity and the combined company’s pro forma earnings profile and the value of structuring the stock consideration to be tax-free to Nationstar’s stockholders. Debevoise provided an overview and comparison of the markups to the draft merger agreement by counsel to WMIH and Party A. After the meeting, at the direction of the Nationstar special committee, Mr. Bray reached out to representatives of Fortress, Nationstar’s majority stockholder, to provide an update on the status of negotiations with interested parties, and Debevoise sent a summary of the markups of the draft merger agreement to in-house counsel of Fortress.

Also on December 4, 2017, Debevoise inquired by email to Party A’s counsel for clarification regarding the restructuring previewed in their markup of the draft merger agreement, including as to any incremental closing risk posed by combining Nationstar’s assets with those of Party A’s existing portfolio company. Party A’s counsel responded on December 6, 2017, that any potential restructuring or combination with Party A’s portfolio company would not occur until post-closing.

Also on December 4, 2017, Nationstar management met with Party L and inquired as to Party L’s financial capability to complete a transaction with Nationstar. On December 5, 2017, Party L submitted an indication of interest to acquire 100% of Nationstar at a price ranging from $18.00 to $20.00 in cash per share of Nationstar common stock with no further details and was provided with access to the Nationstar data room. In response to the proposal, Party L was requested to provide information regarding Party L’s sources and uses of funds to finance the proposal prior to any further engagement but Party L never responded to the request.

Also on December 5, 2017, Debevoise and Simpson held a discussion regarding WMIH’s draft merger agreement. During this call, Debevoise inquired as to the upcoming redemption date for WMIH’s Series B preferred stock, as the redemption would deplete the cash held in escrow to fund an acquisition by WMIH. Simpson informed Debevoise that an extension was being sought, although no assurance could be made as to when or if an extension would be obtained.

On December 6, 2017, Debevoise sent a revised draft of the merger agreement to Simpson.

On December 8, 2017, Debevoise sent a revised draft of the merger agreement to counsel to Party A. Also on December 8, 2017, Nationstar provided a waiver under its confidentiality agreements with Party A and the credit fund of Party G for the two parties to partner on a potential transaction with Nationstar.

Also on December 8, 2017, the WMIH board of directors held a telephonic meeting and discussed the potential transaction with Nationstar and financing options for such acquisition as well as the status of negotiations with other potential targets. On December 8, 2017, the audit committee and the finance committee of the WMIH board of directors held a joint telephonic meeting to approve an amendment to WMIH’s Amended and Restated Certificate of Incorporation to extend the maturity of WMIH’s Series B preferred stock from January 5, 2018 to October 5, 2019 in order to provide additional time for WMIH to identify and complete one or more acquisition opportunities.

On December 9, 2017, Simpson sent a revised draft of the merger agreement to Debevoise.

On December 11, 2017, WMIH publicly announced that it had received the requisite consent of holders, as of December 8, 2017, to amend the terms of its Series B preferred stock, including extending the maturity of WMIH’s Series B preferred stock from January 5, 2018 to October 5, 2019, and such amendment would become effective under certain circumstances on January 5, 2018.

Also on December 11, 2017, the Nationstar special committee held an in-person meeting at Nationstar’s offices in Dallas with members of management and representatives of Citi, Morgan Stanley, Davis Polk and Debevoise in attendance. Representatives of Citi and Morgan Stanley updated the Nationstar special committee on their most recent discussions with WMIH and Party A. Then representatives of Citi discussed Citi’s preliminary financial analysis of WMIH’s bid. The Nationstar special committee with the assistance of representatives of Citi and Morgan Stanley discussed the potential value of WMIH under different tax reform scenarios, the potential pro forma ownership of Nationstar’s stockholders in the combined company under various scenarios and the potential sources and uses of funds to finance the proposed transaction.

On December 11, 2017, the WMIH board of directors held a telephonic meeting with members of management and representatives from Akin Gump, Deloitte, Mayer Brown LLP (which we refer to as “Mayer Brown”), which was retained to assist on regulatory matters, and Simpson in attendance to discuss due diligence, the results of the regulatory review conducted by Mayer Brown and the structure of WMIH’s offer. The board also received an update on the status of obtaining debt financing commitments for the transaction, from KKR Capital Markets LLC (which we refer to as “KCM”) who was assisting and advising WMIH in connection with the evaluation of, and arranging financing for, the proposed transaction. Following discussion, the WMIH board of directors authorized WMIH management to submit a revised proposal to Nationstar. The independent members of the WMIH board of directors, with Akin Gump and certain members of management present, then met in executive session during which they discussed potential conflicts of interest with KKR that could arise in connection with WMIH’s potential acquisition of Nationstar, the potential role of KKR and certain of its affiliates in the potential transaction, the manner in which such potential conflicts should be addressed and the potential retention of a separate independent financial advisor. They then authorized and delegated to the audit committee of the WMIH board of directors, which already had the authority to review and approve related party transactions, the power and authority to review the terms of the merger agreement and other related agreements, recommend to the WMIH board of directors the actions that should be taken with respect to such agreements, obtain any necessary or desirable fairness opinions and take any other actions the WMIH audit committee deemed necessary in connection with the possible Nationstar transaction.

On December 12, 2017, WMIH delivered an updated second round proposal for the acquisition of 100% of Nationstar. The letter proposed acquiring approximately 31.9% of Nationstar shares for stock consideration comprised of WMIH common stock with an attributed value of $23.00 per share of Nationstar common stock and the remaining Nationstar shares for cash consideration equal to $18.00 per share of Nationstar common stock, an increase of $2.00 per share over WMIH’s November 1 proposal. The December 12 proposal no longer required Fortress to make a cash election in respect of its shares of Nationstar common stock. WMIH also provided debt commitment papers reflecting committed financing for up to $2.75 billion of debt to finance the transaction. The WMIH letter indicated the desire to sign definitive agreements by Sunday, December 17, 2017. The Nationstar special committee then held an in-person meeting at Davis Polk’s New York offices with Mr. Bray, representatives of Citi, Morgan Stanley, PJT Partners and Davis Polk in attendance and members of management and Debevoise participating by telephone to discuss the proposal from WMIH. The Nationstar special committee instructed representatives of Citi and Morgan Stanley to set up a meeting with representatives of WMIH later that week following a board meeting in New York.

On the evening of December 12, 2017, representatives of Fortress and Skadden, which also served as counsel to Fortress, engaged on the terms of the WMIH proposal with Debevoise and Davis Polk. Fortress discussed various issues, including whether WMIH could deliver voting agreements for the votes required for WMIH’s stockholders to approve the transaction and whether WMIH would be able to access escrowed funds raised from the offering of its Series B Preferred Stock to pay termination fees under the merger agreement. Throughout the course of the week, Debevoise and Davis Polk continued to engage with Fortress and Skadden on the WMIH merger agreement.

On December 13, 2017, Debevoise sent a revised draft of the merger agreement to Simpson, and Simpson sent a draft Fortress voting agreement, which among other things included the obligation of Fortress to vote all of its shares of Nationstar common stock in favor of the merger, to Debevoise.

On December 14, 2017, the Nationstar special committee held an in-person meeting at Davis Polk’s New York offices with Mr. Bray, representatives of Citi, Morgan Stanley, PJT Partners, Debevoise, Davis Polk, Fortress and Skadden in attendance. Representatives of Citi and Morgan Stanley provided an update on the proposals from WMIH and Party A and potential timing. Party A was expected to deliver a final proposal at $18.00 in cash per share of Nationstar common stock on December 15, 2017, but had indicated that it would not be ready to sign definitive documentation until the middle of January. The Nationstar special committee then discussed the terms of the WMIH proposal with its advisors, including the potential value of the WMIH stock that would be received by Nationstar’s stockholders after giving effect to a potential transaction. Representatives of Fortress discussed issues regarding the WMIH proposal, including certainty of closing and Fortress’s ability to sell its WMIH common stock post-closing. The group also discussed requiring WMIH to provide as a condition to closing an opinion as to the availability of its deferred tax asset. Representatives of Citi indicated that it would likely be difficult for Citi to render an opinion that the merger consideration to be received by holders of Nationstar common stock, other than Fortress, was fair from a financial point of view to such holders, unless Fortress committed to make a cash election. Representatives of Davis Polk then reviewed the fiduciary duties of Nationstar’s directors under Delaware law in connection with the proposed transaction. Following the Nationstar special committee’s meeting, representatives of WMIH and Simpson arrived to present to the Nationstar special committee, Mr. Bray and their advisors. Following the presentation, the Nationstar special committee reconvened to discuss next steps and resolved to counter during the weekend for more value through a greater percentage of the combined company for Nationstar’s unaffiliated stockholders that received stock consideration. The Nationstar special committee instructed Davis Polk and Nationstar’s advisors to work towards signing definitive documentation with WMIH prior to open of trading on December 19, 2017, subject to reaching an agreement with WMIH on consideration.

Later on December 14, 2017, Simpson sent a revised draft of the merger agreement to Debevoise.

Also on December 14, 2017, the WMIH audit committee held a telephonic meeting with members of management and representatives from Akin Gump and approved the engagement by WMIH of KBW to provide certain financial advisory advice and assistance in connection with the potential transaction with Nationstar and related matters.

On the morning of December 15, 2017, the Nationstar special committee held a telephonic meeting with members of management and representatives of Citi, Morgan Stanley, PJT Partners, Debevoise and Davis Polk in attendance. Management updated the Nationstar special committee on the ongoing discussions with representatives of WMIH regarding a potential transaction and the status of WMIH’s ongoing diligence review of Nationstar as well as Nationstar’s ongoing diligence review of WMIH. The Nationstar special committee instructed management to continue discussions with representatives of WMIH.

During the evening of December 15, 2017, counsel to Party A sent to representatives of Citi, Morgan Stanley and Houlihan Lokey a revised proposal letter and a revised draft of the merger agreement. The letter indicated a price of $18.00 cash per share of Nationstar common stock for 100% of Nationstar shares and was accompanied by papers for committed financing of up to $1.9 billion. The proposal was subject to completion of diligence with a goal of signing definitive documentation within four weeks. The markup of the draft merger agreement raised new conditionality concerns by adding a closing condition requiring numerous government and third party consents to be obtained prior to closing in connection with Party A’s desired Opco/Propco structure.

On the morning of December 16, 2017, the Nationstar special committee held a telephonic meeting with members of management and representatives of Citi, Morgan Stanley, PJT Partners, Davis Polk and Debevoise in attendance. Representatives of Citi and Morgan Stanley provided an update on process and summarized certain open issues with respect to the proposals of WMIH and Party A. The Nationstar special committee discussed keeping Party A in the process while moving forward with WMIH and the relative merits and risks of the two potential transactions, including the view that Party A’s proposal had greater conditionality and offered less value to Nationstar’s stockholders unaffiliated with Fortress. The Nationstar special committee instructed Davis Polk and Nationstar’s advisors to seek to advance a potential transaction with WMIH during the weekend.

Also on December 16, 2017, WMIH’s audit committee approved and ratified the retention of KCM to assist and advise WMIH in connection with the evaluation and financing of the proposed transaction, subject to the execution of definitive engagement agreements.

Throughout the course of the weekend, Debevoise, Davis Polk and Skadden had multiple conversations to discuss aspects of the draft WMIH merger agreement. Debevoise revised the merger agreement to address certain of Fortress’s concerns, including revising constructs for termination fees in the event WMIH stockholders fail to approve the transaction in a situation where no takeover bid for WMIH has been made (which we refer to as a “WMIH stockholder no vote”). The group also discussed alternatives to increase the likelihood of access to WMIH’s escrowed funds in the event that a termination fee were payable by WMIH.

The Nationstar special committee reconvened again on the evening of December 16, 2017 for a telephonic meeting with members of management and representatives of Citi, Morgan Stanley, PJT Partners, Davis Polk and Debevoise in attendance to receive an update on the status of discussions with WMIH. The Nationstar special committee reiterated the need for more value for Nationstar’s stockholders unaffiliated with Fortress from the WMIH transaction.

On the morning of December 17, 2017, the Nationstar board of directors held a telephonic meeting with members of management and representatives of Citi, Morgan Stanley, PJT Partners, Davis Polk and Debevoise in attendance. Members of management gave an update on WMIH’s diligence. The group then discussed a possible counterproposal to WMIH without reaching consensus. That afternoon, Mr. Bray had a conversation with representatives of Fortress, Citi, Debevoise and Davis Polk regarding open issues in the WMIH draft merger agreement. Later that day, Debevoise and Skadden participated in a diligence call with representatives of WMIH, and Debevoise sent Simpson revised drafts of the merger agreement and Fortress voting agreement with an issues list of the remaining open items.

On December 18, 2017, Simpson provided Debevoise with a proposed amendment to WMIH’s existing escrow agreement to clarify WMIH’s ability to use the escrowed funds to pay termination fees and expense reimbursement. That evening, Debevoise had a conversation with Party A’s counsel to understand the proposed restructuring raised in Party A’s latest markup of the merger agreement.

On the morning of December 19, 2017, the Nationstar special committee held a telephonic meeting with representatives of PJT Partners, Davis Polk and Debevoise in attendance to update the group on the status of discussions with Party A as well as WMIH’s diligence. That afternoon, Debevoise had a conversation with Party A’s counsel to understand Party A’s debt financing. Party A’s counsel stated to Debevoise that there would be no financing risk related to the proposed restructuring as Party A would be willing to close on a bond financing if necessary over its preferred financing under the Opco/Propco structure.

Also on December 19, 2017, the WMIH board of directors held a telephonic meeting with members of management and representatives from Akin Gump, Deloitte, Simpson and KBW in attendance and discussed the status of the potential transaction with Nationstar, including an update on due diligence matters and Nationstar’s proposed timing for entering into a transaction. Following such discussion and in light of the fact that it was unlikely that WMIH could clarify all due diligence matters within Nationstar’s proposed timing, the WMIH board of directors determined that it would suspend negotiations on the proposed transaction.

On December 20, 2017, WMIH called representatives of Citi to inform them that WMIH was suspending work on the transaction. Representatives of Citi then called Mr. Bray to communicate WMIH’s decision to him.

On December 21, 2017, the Nationstar special committee held a telephonic meeting with members of management and representatives of Citi, Morgan Stanley, PJT Partners, Davis Polk and Debevoise in attendance to update the group on the status of WMIH and discuss next steps. The directors discussed with management the status of discussions with Party A, other potential transaction counterparties that Nationstar could seek to engage with and other strategic alternatives potentially available to Nationstar. The directors instructed management to engage with Party A to seek better transaction terms and to review and further consider the other potential counterparties and alternatives.

On December 23, 2017, Debevoise sent Party A’s counsel a revised draft of the merger agreement.

On December 27, 2017, Party A’s counsel discussed with Debevoise key issues from the revised draft of the merger agreement.

On December 28, 2017, the Nationstar special committee held a telephonic meeting with members of management and representatives of Davis Polk. Mr. Bray updated the members of the Nationstar special committee on the continued diligence that was being conducted by Party A. Further, the Nationstar special committee instructed management to continue engagement with Party A to improve the terms of their offer.

On January 2, 2018, Party A sent a key issues list on the merger agreement to representatives of Citi. Separately, at the request of the Nationstar special committee, representatives of Morgan Stanley reached out to Party G to inquire whether Party G would be interested in participating in the process at that time. Party G declined to reengage.

On January 4, 2018, counsel to Party A sent Debevoise a revised draft of the merger agreement. The markup continued to raise conditionality concerns, including closing conditions for the bring-down of Nationstar’s representations and covenants that were not considered customary for transactions of this type, and changed the debt financing to an Opco/Propco structure from the bond financing reflected in its December 15 markup. Party A did not provide updated debt commitment letters with its markup of the merger agreement.

On January 5, 2018, Party A reconfirmed its price at $18.00 per share of Nationstar common stock. At the end of trading on January 5, 2018, the closing price of Nationstar’s stock was $19.10. Over the next few days, representatives of Fortress, Skadden and Debevoise discussed the draft merger agreement with Party A. On January 7, 2018, Debevoise sent a revised draft of the merger agreement to Party A’s counsel but never received a response.

On January 5, 2018, WMIH announced that the amendment to its Amended and Restated Certificate of Incorporation became effective thereby extending the mandatory redemption date of the WMIH Series B preferred stock to October 5, 2019, subject to a six-month extension under certain circumstances, and amending certain other terms of the WMIH Series B preferred stock.

On January 7, 2018, representatives of Citi reached out to WMIH to ask it to reconsider the transaction with Nationstar and indicated that WMIH would be given additional time to complete its due diligence. On January 8, 2018, WMIH communicated to representatives of Citi its interest in reengaging on a transaction in light of such additional time.

On January 8, 2018, the Nationstar special committee held a telephonic meeting with members of management and representatives of Davis Polk, Citi and PJT Partners in attendance. Mr. Bray advised the Nationstar special committee of the conversations between Party A and representatives of Citi, where Party A had indicated it was unsure of whether it would go forward in the process. Mr. Bray also advised the Nationstar special committee that WMIH had given indications to representatives of Citi that they may be interested in reengaging. Discussion was also held regarding whether Party J might reengage in the process and would be interested in an Opco/Propco structure.

On January 17, 2018, representatives of Citi and Morgan Stanley informed Party A that it needed to provide more value in order to proceed in a potential transaction with Nationstar. Party A responded that it continued to be interested in a transaction at $18.00 per share of Nationstar common stock but it would not increase its price.

Also on January 17, 2018, Party J indicated to Nationstar, Citi and Morgan Stanley its interest in pursuing a potential transaction with Nationstar by implementing the Opco/Propco structure. Party J indicated that Opco/Propco would be beneficial given Party J’s business model and that its interest in pursuing a potential transaction was conditioned upon effectuating that structure.

On January 18, 2018, the Nationstar special committee held a telephonic meeting with members of management and representatives of Davis Polk, Citi and PJT Partners in attendance. Mr. Bray updated the directors on the status of the conversations with each of WMIH, Party J and Party A and discussed with the directors other potential counterparties and other strategic alternatives potentially available to Nationstar, including Nationstar pursuing an Opco/Propco structure on a standalone basis.

On January 25, 2018, the WMIH board of directors held a telephonic meeting with members of management and representatives from Akin Gump and Lane Powell PC in attendance. Messrs. Gallagher, Harrington and Olson updated the WMIH board of directors about ongoing discussions with Nationstar regarding a possible transaction with WMIH. Following discussion, the WMIH board of directors instructed WMIH management to continue negotiations with Nationstar and its advisors.

On February 2, 2018, the Nationstar special committee held a telephonic meeting with members of management and representatives of Citi, PJT Partners and Davis Polk in attendance. The Nationstar special committee was updated on the discussions with WMIH, as well as Parties A and J. Mr. Bray reported that WMIH was finalizing its diligence on an expedited basis with a goal of finalizing debt commitments by the middle of the next week and signing at the end of the next week. Party A indicated that it would provide final debt commitment letters the next week as well but remained unwilling to increase the consideration offered above $18.00 in cash per share of Nationstar common stock. Mr. Bray communicated to Party J that in order for Nationstar to consider any proposal, Party J needed to provide specific details regarding price, financial and contractual terms and a clear roadmap to signing on an expedited basis. The Nationstar special committee discussed potential negotiating strategies with each of the counterparties, and the Nationstar special committee directed management to inform Fortress of the status and proposed terms of the WMIH proposal.

On February 4, 2018, the Nationstar special committee held a telephonic meeting with senior members of management and representatives of Citi, Morgan Stanley, PJT Partners, Davis Polk and Debevoise in attendance to update the group on discussions with interested parties. Mr. Bray reported that he had received a call from Party J, whose board of directors had formed a special committee and engaged a financial advisor to explore a transaction with Nationstar. The Nationstar special committee then continued to discuss a possible transaction with WMIH, potential counterproposals to WMIH and the position of Fortress on a possible transaction with

WMIH. Davis Polk then discussed the status of negotiations with Party J, and the Nationstar special committee instructed representatives of Citi and Morgan Stanley to communicate that Party J would need to improve on its prior oral indications to remain in the process.

On February 5, 2018, the Nationstar special committee held a telephonic meeting with senior members of management and representatives of Citi, Morgan Stanley, PJT Partners, Davis Polk and Debevoise in attendance to update the group on discussions with interested parties and expected timing. Mr. Bray reported that he and representatives of Citi had a conversation with representatives of Fortress about the process and value. The Nationstar special committee then discussed its requirements for a Party J proposal in order to engage on a transaction with Party J. The Nationstar special committee instructed its advisors to draft a process letter to Party J.

That evening, as requested by the Nationstar special committee, representatives of Citi and Morgan Stanley sent a letter to the chief executive officer of Party J outlining the Nationstar special committee’s timing and guidelines for the process. In particular, the letter required Party J to provide an oral update of price by 5:00 p.m. on February 6, 2018 and a markup of the draft merger agreement on February 8, 2018 with the goal of signing before market trading opened on February 12, 2018. After receipt of the letter, that night, the chief executive officer of Party J called representatives of Citi and Morgan Stanley with concerns regarding the proposed timeline but that Party J planned to meet the required deadlines.

On February 6, 2018, the Nationstar special committee held a telephonic meeting with senior members of management and representatives of Citi, Morgan Stanley, PJT Partners, Davis Polk and Debevoise in attendance to update the group on discussions with interested parties and expected timing. That afternoon, at the direction of the Nationstar special committee, Mr. Bray and representatives of Citi had a conversation with representatives WMIH, who provided an update on WMIH’s consideration of a transaction and the status of their debt financing and communicated their desire to sign definitive documentation by the end of the weekend. That evening, Simpson sent a proposal to Debevoise on the request for an opinion on WMIH’s deferred tax asset as a condition to closing.

Also on February 6, 2018, the WMIH board of directors held a telephonic meeting and discussed the status of the potential transaction and the then-current terms of the draft merger agreement.

On February 7, 2018, the Nationstar special committee held a telephonic meeting with senior members of management and representatives of Citi, Morgan Stanley, PJT Partners, Davis Polk and Debevoise in attendance to update the group on the status of discussions with WMIH and Party J and a request from Party A for additional diligence materials.

On the afternoon of February 7, 2018, Simpson sent revised drafts of the merger agreement and Fortress voting agreement to Debevoise. The draft merger agreement was in an advanced state but reflected, among other things, limited expense reimbursement in the event of a WMIH stockholder no vote.

On February 8, 2018, Party J’s financial advisor orally confirmed a price of $18.50 cash per share of Nationstar common stock for 100% of Nationstar’s shares to representatives of Citi and Morgan Stanley.

During the course of that day, at the direction of the Nationstar special committee, Debevoise had multiple conversations with representatives of Fortress and Cravath, Swaine & Moore LLP (which we refer to as “Cravath”), as counsel to Fortress, regarding the draft merger agreement from Simpson.

At the end of trading on February 8, 2018, the closing price of Nationstar’s stock was $16.69.

In the late afternoon of February 8, 2018, the Nationstar special committee held a telephonic meeting with senior members of management and representatives of Citi, Morgan Stanley, PJT Partners, Davis Polk and Debevoise in

attendance to update the group on status of discussions with WMIH and Party J. Representatives of Citi and Morgan Stanley relayed a request from WMIH for exclusivity requiring a response by 9:00 a.m. New York Time the next morning. The group then discussed Fortress’s position on making an election for the cash election consideration in the WMIH transaction. The Nationstar special committee agreed that it would request that Fortress commit to make such an election.

On the evening of February 8, 2018, Debevoise and Simpson discussed the remaining key issues in the draft merger agreement. Also on the evening of February 8, 2018, the financial advisor to Party J sent to representatives of Citi, Morgan Stanley and Houlihan Lokey a bid letter, markup of the merger agreement and issues list on behalf of Party J. The bid letter confirmed the price of $18.50 cash per share of Nationstar common stock for 100% of Nationstar’s shares and included an exhibit of Party J’s sources to finance the bid.

On the night of February 8, 2018, the Nationstar special committee held a telephonic meeting with senior members of management and representatives of Citi, Morgan Stanley, PJT Partners, Davis Polk and Debevoise in attendance to discuss Party J’s bid package and the response to WMIH’s request for exclusivity. The Nationstar special committee instructed representatives of Citi and Morgan Stanley to request $19.00 per share of Nationstar common stock in cash and financing certainty from Party J with the goal of signing before market trading opened on February 12, 2018 before responding to WMIH on exclusivity.

In the early morning of February 9, 2018, the chief executive officer of Party J informed representatives of Citi and Morgan Stanley that Party J was unable to meet the required terms and would not be pursuing a transaction with Nationstar. Later that morning, the Nationstar special committee held a telephonic meeting with senior members of management and representatives of Citi, Morgan Stanley, PJT Partners, Davis Polk and Debevoise in attendance. The Nationstar special committee instructed representatives of Citi and Morgan Stanley and Mr. Bray to respond to WMIH with a counterproposal for more value through a greater percentage of WMIH going-forward for Nationstar’s stockholders unaffiliated with Fortress. Immediately following this meeting, Mr. Bray communicated to WMIH that Nationstar would proceed exclusively with WMIH based upon a counterproposal that Nationstar stockholders unaffiliated with Fortress receive a greater percentage of the fully diluted equity of WMIH post-closing.

On February 10, 2018, WMIH agreed to increase the amount of expense reimbursement payable in the event of a WMIH stockholder no vote and pay an additional amount if WMIH enters into a definitive agreement with respect to a WMIH acquisition proposal within 12 months of the termination of the merger agreement for a WMIH stockholder no vote.

Also on February 10, 2018, as instructed by the Nationstar special committee, representatives of Citi had discussions with Fortress regarding obtaining a greater percentage of WMIH going-forward for Nationstar’s stockholders unaffiliated with Fortress, and Fortress agreed to make a cash election with respect to 50% of its shares of Nationstar common stock (which we refer to as the “mandatory election”). That afternoon, the Nationstar special committee held a telephonic meeting with senior members of management and representatives of Citi, Morgan Stanley, PJT Partners, Davis Polk and Debevoise in attendance to update the group on the negotiations with WMIH and Fortress. The directors discussed with management the outstanding issues to be negotiated with WMIH and Fortress and discussed potential negotiating strategies to maximize value for the shareholders of Nationstar that are unaffiliated with Fortress. That day, Cravath sent to Simpson a revised draft of the Fortress voting agreement, which included Fortress’s obligation to vote all of its shares of Nationstar common stock in favor of the merger (provided that such obligation would only apply to a number of Fortress’s shares equal to 35.00% of the total voting power of the outstanding shares of Nationstar common stock if the Nationstar board of directors made a Nationstar adverse recommendation change in compliance with the merger agreement solely in respect of a Nationstar intervening event) and Fortress’s right to transfer 50% of those shares after the Nationstar special meeting approving the merger.

Also on February 10, 2018, the WMIH board of directors and the WMIH audit committee held a joint telephonic meeting with members of management and representatives from Akin Gump, KBW, KCM and Simpson in attendance. KCM informed the board that WMIH had obtained $2.75 billion in debt commitments. KBW updated the board on the status of financial analyses of the proposed transaction. The WMIH board also discussed that due diligence was complete and a further discussion on certain legal and business issues that remained outstanding ensued. Following these discussions, the WMIH board approved an increase in the stock portion of its offer price.

On February 11, 2018, WMIH notified Nationstar that it was prepared to increase its stock consideration such that Nationstar stockholders would receive stock representing approximately 36% of fully diluted equity of WMIH post-closing, an increase from 34% of fully diluted equity of WMIH post-closing.

Thereafter, Debevoise, Davis Polk, Simpson, Cravath and Richards, Layton & Finger, P.A. (which we refer to as “Richards Layton”), as Nationstar’s Delaware counsel, together with management of Nationstar and representatives of WMIH, KKR and Fortress, worked toward finalizing definitive agreements.

On February 11, 2018, the Nationstar board of directors and Nationstar special committee held a joint telephonic meeting, with members of management and representatives of Citi, Morgan Stanley, PJT Partners, Davis Polk, Debevoise and Fortress present. At the request of the Nationstar board of directors and the Nationstar special committee, representatives of Citi and PJT Partners reviewed with the Nationstar board of directors and the Nationstar special committee their respective financial analyses in connection with the proposed merger. Thereafter, Citi rendered its oral opinion to the Nationstar board of directors, which was subsequently confirmed in writing by delivery of Citi’s written opinion addressed to the Nationstar board of directors dated February 12, 2018, as to, as of such date, the fairness, from a financial point of view, to the holders of Nationstar common stock, other than members of the Fortress Group, of the Minimum Average Per Share Consideration (as defined in Citi’s opinion) to be received by such holders after giving effect to the mandatory election in the merger pursuant to the merger agreement. At the request of the Nationstar special committee, representatives of PJT Partners then rendered its oral opinion to the Nationstar special committee (and PJT Partners’s written opinion was subsequently rendered on February 12, 2018, based on updated information PJT Partners was directed to use regarding the capitalization of Nationstar and WMIH as of such date and the resulting final exchange ratio), to the effect that, as of the date thereof and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, taking into account the mandatory election by Fortress, the aggregate merger consideration to be received by Nationstar stockholders (other than Fortress) in the merger pursuant to the merger agreement, was fair to such holders from a financial point of view. The full text of the written opinions of Citi and PJT Partners, which describe, among other things, the respective assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinions, are attached as Appendix C and Appendix D, respectively. Management and counsel reviewed with the Nationstar board of directors and the Nationstar special committee the terms of the merger agreement and related agreements. Representatives of Richards Layton then reviewed the fiduciary duties of Nationstar’s directors under Delaware law in connection with the proposed transaction. Prior to the February 11, 2018 board meeting, Nationstar’s and the Nationstar special committee’s financial advisors provided the Nationstar board of directors and the Nationstar special committee and their counsel with information regarding their material relationships with Nationstar and certain potential bidders including WMIH.

Following the execution of the merger agreement and the public announcement of the proposed transaction with WMIH, representatives of Morgan Stanley and Citi that were not part of their teams of investment banking professionals providing financial advice to Nationstar with respect to a potential sale were approached regarding their firm’s ability to participate in the financing for the proposed transaction. The Nationstar board and the Nationstar special committee, after consulting with their legal advisors and taking into account the nature of the advice and services that Morgan Stanley and Citi provided, agreed to permit Morgan Stanley and/or its affiliates to provide or otherwise assist WMIH in obtaining financing in connection the proposed transaction.

The Nationstar special committee then, by unanimous vote, (i) determined that the merger is fair to, and in the best interests of, Nationstar and its stockholders, and the terms and provisions of the merger agreement and the transactions contemplated thereby, are fair to, and in the best interests of, Nationstar and its stockholders and (ii) recommended that the Nationstar board of directors (a) determine that the merger agreement and the transactions contemplated thereby, are fair to, and in the best interests of, Nationstar and its stockholders, (b) approve in all respects the execution and delivery of the merger agreement and the other transaction documents and the consummation and performance by Nationstar of the transactions contemplated thereby and (c) recommend the merger agreement and the transactions contemplated thereby, to Nationstar’s stockholders for adoption and approval.

The Nationstar board of directors then, by unanimous vote, (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Nationstar and its stockholders, (ii) determined that it is in the best interests of Nationstar and its stockholders and declared it advisable to enter into the merger agreement, (iii) approved the execution and delivery of the merger agreement, the performance by Nationstar of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions contained therein and (iv) resolved to recommend that Nationstar’s stockholders approve and adopt the merger agreement.

Also on February 11 and February 12, 2018, the WMIH board of directors and the WMIH audit committee held joint telephonic meetings with members of management and representatives from Akin Gump, KBW, KCM, Mayer Brown and Simpson in attendance. Management and counsel reviewed the terms of the merger agreement and related agreements. Representatives of KBW reviewed the financial aspects of the proposed merger and rendered its oral opinion to the WMIH board of directors, which was subsequently confirmed in writing by delivery of KBW’s written opinion addressed to the WMIH board of directors and the audit committee of the WMIH board of directors dated February 12, 2018, to the effect that, as of such date, the aggregate merger consideration in the merger was fair, from a financial point of view, to WMIH. The full text of the written opinion of KBW, which describes, among other things, the respective assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached as Appendix B.

The WMIH board of directors then, by unanimous vote and upon recommendation of the WMIH audit committee, (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, WMIH and its stockholders, (ii) determined that it is in the best interests of WMIH and its stockholders and declared it advisable to enter into the merger agreement, (iii) approved the execution and delivery of the merger agreement, the performance by WMIH of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions contained therein, and the stock issuance in accordance with the merger agreement and the related transactions.

On February 12, 2018, Nationstar, WMIH and Wand Merger Corporation, a wholly owned subsidiary of WMIH, executed and delivered the merger agreement, and on February  13, 2018, each of the parties issued a press release announcing the transaction prior to the opening of market trading.

Recommendation of the Nationstar Special Committee and Reasons for the Merger

In reaching the decision to recommend to the Nationstar board of directors the approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Nationstar special committee consulted extensively with Nationstar management, as well as its financial and legal advisors, and considered a number of factors, including the following (which are not intended to be exhaustive and are not necessarily presented in order of relative importance):

•	the comprehensive strategic review of Nationstar conducted by the Nationstar special committee and the Nationstar board of directors and the extensive sale process conducted by Nationstar with the assistance of its advisors under the supervision and direction of the Nationstar board of directors and the Nationstar special committee;

•	the fact that the Nationstar special committee and the Nationstar board of directors had carefully considered, with the assistance of their respective financial and legal advisors and Nationstar’s management, potential transactions, including alternative transaction structures, with other parties, and the Nationstar special committee’s belief that the transaction with WMIH presented a more favorable opportunity for Nationstar’s shareholders than the potential value that might result from other potential strategic alternatives available to Nationstar;

•	the fact that the Nationstar special committee provided direction to Nationstar’s management and financial and legal advisors throughout the strategic review and sale process and established and supervised a process that the Nationstar special committee believed appropriately addressed the actual or potential conflicts of interest that arose during the process and that was designed to maximize shareholder value;

•	the Nationstar special committee’s familiarity with Nationstar’s business, operations, financial condition, earnings, regulatory environment and prospects, and the Nationstar special committee’s belief that the merger will provide management with the opportunity to implement Nationstar’s strategic plans at the combined company and the value creation that the Nationstar special committee believed could result from the impact that a rising interest rate environment could have over time on the asset value of Nationstar’s portfolio of mortgage servicing rights;

•	the Nationstar special committee’s due diligence examination of WMIH and its discussions with Nationstar’s management and the Nationstar special committee’s and Nationstar’s financial and legal advisors concerning Nationstar’s due diligence examination of WMIH;

•	trends and regulatory and competitive developments in the mortgage servicing industry, including the potential for technological disruption;

•	the fact that (a) Nationstar’s stockholders will be entitled to elect to receive (subject to pro ration) either (i) $18.00 in cash for each of their Nationstar shares or (ii) 12.7793 shares of WMIH common stock for each of their Nationstar shares, (b) Fortress agreed to make an irrevocable cash election for at least 50% of its shares, and (c) as a result of the Fortress cash election, other stockholders of Nationstar who elect to receive the merger consideration in shares of WMIH common stock will potentially have more Nationstar shares exchanged for the stock election consideration, and will thus potentially participate in a greater portion of the combined company’s future performance, than would be the case without the Mandatory Election;

•	that fact that the cash component of the merger consideration to be paid to Nationstar’s stockholders will provide immediate liquidity and certainty of value to the Nationstar shareholders who receive it;

•	the fact that approximately 31.4 million of the Nationstar shares outstanding immediately before the merger (representing approximately 31.5% of the fully diluted number of outstanding Nationstar shares) will be exchanged in the merger for an aggregate of approximately 400.7 million shares of WMIH common stock (representing approximately 35.9% of the fully diluted shares of WMIH immediately after the merger);

•	that fact that the stock component of the merger consideration to be paid to Nationstar’s stockholders will provide the Nationstar shareholders who receive it the ability to participate in the future performance of the combined company;

•	the Nationstar special committee’s belief that the merger will result in a more liquid trading market for the combined company’s shares and help address in an orderly manner the impact that Fortress’s ownership position in Nationstar has had on Nationstar’s stock price;

•

the fact that it is a condition to Nationstar’s obligation to complete the merger that Nationstar receives a copy of a written opinion of BDO, the global accounting firm that is serving as a tax advisor to WMIH, to be delivered to WMIH and dated as of the closing date, in form and substance reasonably satisfactory to Nationstar, to the effect that (based on the most current information available prior to the closing date as provided by WMIH to BDO and subject to customary assumptions and qualifications) (i) there should not have been an ownership change of WMIH under Section 382(g) of the Code since March 19, 2012 and (ii) the merger, taken together with the other transactions contemplated by the merger agreement and occurring on the closing date, should not result in ownership change of WMIH under Section 382(g) of the Code;

•	the potential impact of tax reform on Nationstar and the mortgaging servicing industry more generally, and management’s belief that upon completion of the merger the combined company will record an approximately $1.02 billion deferred tax asset, net of valuation allowance;

•	the view of the Nationstar special committee, after review by the Nationstar special committee with the assistance of the Nationstar special committee’s and Nationstar’s financial and legal advisors of the potential regulatory considerations of the transaction and the commitments for WMIH’s proposed financing, that WMIH will successfully consummate the merger in a timely manner;

•	the fact that Fortress entered into a voting agreement with WMIH pursuant to which Fortress has agreed, subject to certain exceptions, to vote shares representing approximately 69% of the aggregate voting power of the Nationstar common stock as of the date of this joint proxy statement/prospectus in favor of the adoption of the merger agreement;

•	the fact that (i) the KKR Entities have entered into a voting agreement with Nationstar pursuant to which the KKR Entities have agreed, subject to certain exceptions, to vote all of its beneficially owned shares of WMIH stock, or approximately 24% of the total voting power of the outstanding shares of WMIH stock as of May 21, 2018, in favor of the transaction and (ii) all of WMIH’s directors and executive officers who hold shares of WMIH stock have each entered into a voting agreement with Nationstar to, subject to certain exceptions, vote all of his or her beneficially owned shares of WMIH stock in favor of the transaction;

•	the fact that the merger agreement provides that Nationstar may take certain actions under specified circumstances in response to an unsolicited bona fide written acquisition proposal that the Nationstar board of directors determines in good faith, after consultation with Nationstar’s outside financial advisors and outside legal counsel, (i) is or could reasonably be expected to lead to a superior Nationstar proposal and (ii) failure to take such actions would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law;

•	the fact that the Nationstar board of directors, subject to WMIH’s rights under the merger agreement and certain other conditions, has the right to change its recommendation to vote for the adoption of the merger agreement in response to a proposal to acquire Nationstar that is superior to the merger or an intervening event with respect to Nationstar if failing to do so would reasonably be expected to be inconsistent with the directors’ fiduciary duties;

•	the Nationstar special committee’s conclusion, after consultation with Nationstar’s legal and financial advisors, that the deal protection provisions of the merger agreement were customary and reasonable for transactions of this type and should not preclude or deter a willing and financially capable third party, were one to exist, from making a superior proposal for Nationstar following the announcement of a transaction with WMIH and that in such circumstance, Nationstar would have the right to terminate the merger agreement concurrently with paying a $65 million termination fee to enter into an alternative acquisition agreement for that superior proposal and upon such termination, Fortress’s obligation under the voting agreement to vote in favor of the adoption of the merger agreement would terminate;

•

the fact that, if the Nationstar board of directors changed its recommendation to vote for the adoption of the merger agreement in response to an intervening event with respect to Nationstar in accordance with the merger agreement, Fortress’s obligation under the voting agreement to vote in favor of the adoption of the merger agreement will only apply to a number of Fortress’s shares equal to 35% of the total voting power of the outstanding shares of Nationstar common stock, with Fortress’s remaining shares being required to be voted in a manner that is proportionate to the manner in which all other shares of Nationstar common stock not beneficially owned by Fortress are voted at any Nationstar meeting (or by written consent in lieu of a meeting);

•	the fact that, if the merger agreement is terminated by (i) Nationstar because a WMIH adverse recommendation change has occurred, WMIH must pay Nationstar $65 million, (ii) Nationstar because WMIH has willfully breached the merger agreement or because WMIH fails to close after all of the conditions to the merger have been satisfied, WMIH must pay Nationstar $125 million, (iii) Nationstar or WMIH because WMIH’s stockholders did not approve the stock issuance at the WMIH annual meeting, WMIH must pay Nationstar approximately $29.4 million as compensation for Nationstar’s expenses and, if within 12 months after such termination, WMIH enters into a definitive agreement with respect to, or consummates, a WMIH acquisition proposal, then WMIH must pay Nationstar either (A) approximately $35.6 million if a WMIH acquisition proposal was made to or by WMIH or publicly announced (whether or not withdrawn) at any time after the date of the merger agreement and prior to the termination of the merger agreement or (B) approximately $18.6 million if clause (A) does not apply;

•	the terms of the debt commitment letter and the bridge loan facility thereunder;

•	the closing conditions included in the merger agreement, including the absence of a financing condition, as well as the likelihood of satisfaction of all conditions to the merger;

•	WMIH’s representations, warranties and covenants related to obtaining the financing to complete the merger;

•	the superior nature of the proposal (including indicative value and other elements) from WMIH as compared to the proposals by Party A and other parties that previously had expressed interest in a transaction with Nationstar; and

•	the financial presentation of PJT Partners and its oral opinion rendered to the Nationstar special committee on February 11, 2018 (and PJT Partners’s written opinion which was subsequently rendered on February 12, 2018, based on updated information PJT Partners was directed to use regarding the capitalization of Nationstar and WMIH as of such date and the resulting final exchange ratio), to the effect that, as of the date thereof and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, taking into account the mandatory election, the aggregate merger consideration to be received by holders of shares of Nationstar common stock (other than Fortress) in the merger pursuant to the merger agreement, was fair to such holders from a financial point of view, as more fully described in the section entitled “—Opinion of the Financial Advisor to the Nationstar Special Committee” beginning on page 125.

The Nationstar special committee also considered a number of uncertainties and risks in its deliberations concerning the merger, including the following:

•	the fact that the consideration to be paid to Nationstar stockholders electing to receive only cash consideration or stock consideration is subject, pursuant to the terms of the merger agreement, to automatic adjustment, as applicable, to ensure that the total amount of cash paid (excluding cash paid in lieu of fractional shares) equals exactly $1,225,885,248.00, which could result in Nationstar stockholders receiving a form or combination of merger consideration different from what they elect;

•	the risk that, due to the potential proration for an oversubscription or undersubscription of the maximum cash amount, as applicable, (i) a holder of Nationstar common stock that elects to receive all cash in connection with the merger may receive a portion of the merger consideration in WMIH common stock and (ii) a holder of Nationstar common stock that elects to receive all WMIH common stock in connection with the merger may receive a portion of the merger consideration in cash;

•

the fact that Fortress is entering into a voting agreement with WMIH pursuant to which Fortress has agreed, subject to certain exceptions, to vote shares representing approximately 70% of the aggregate voting power of the Nationstar common stock in favor of the adoption of the merger agreement and thus the merger could be approved by the Nationstar stockholders even if no other Nationstar stockholders vote in favor of the merger;

•	the fact that Fortress may elect to receive the stock consideration with respect to 50% of its shares of Nationstar common stock;

•	uncertainty regarding the combined company’s ability to utilize all of WMIH’s deferred tax asset against the earnings of the business and the timing of such utilization;

•	the risk that if an ownership change within the meaning of Section 382 of the Code were to occur after the effective date of the merger, the utilization of the WMIH’s net operating losses and other pre-change tax attributes after the effective date of the merger would be adversely affected;

•	the restricted cash on WMIH’s balance sheet, held in escrow in contemplation of consummating a Qualified Acquisition, and WMIH’s capital structure, including its redeemable and convertible preferred stock, and the fact that WMIH’s proposal attributed value to the WMIH common stock that would be issued in the merger at a higher price per share than the closing trading price of WMIH common stock of $0.77 on February 9, 2018 and that such valuation was based upon assumptions that were subject to risks and uncertainties that could cause the pro forma per share price of WMIH to potentially differ materially from this attributed amount;

•	the likelihood that the merger occurs, including the need for a WMIH stockholder vote to approve a transaction;

•	the risks and uncertainties inherent in the execution of Nationstar’s business plan;

•	the risk that following the merger the combined company will be more leveraged, which could adversely affect the combined company’s future business plans and ability to raise capital;

•	the risk that the debt financing contemplated by the debt commitment letter may not be obtained despite such commitment letter;

•	the risk that the merger may not be completed despite the parties’ efforts or that completion of the merger may be delayed, even if the requisite approvals are obtained from Nationstar’s stockholders and WMIH’s stockholders, including the possibility that conditions to the parties’ obligations to complete the merger may not be satisfied;

•	the amount of time it could take to complete the regulatory approval process and the merger and the potential for diversion of management focus for an extended period, the potential inability to hire new employees and the possible adverse effects of the announcement and pendency of the transaction on Nationstar’s customers, vendors, regulators and other business relationships if the merger is not completed;

•	the fact that WMIH does not have to complete the merger if WMIH and Nationstar would be required to take actions to obtain regulatory approvals that would reasonably be expected to result in a material adverse effect on the financial condition, properties, assets or liabilities (considered together), business or results of operation of Nationstar and its subsidiaries, taken as a whole, giving effect to the merger;

•	the limitations in the merger agreement on Nationstar’s ability to solicit alternative proposals for an acquisition of Nationstar;

•	the restrictions in the merger agreement on the conduct of Nationstar’s business during the period between execution of the merger agreement and the consummation of the merger;

•	the fact that Nationstar will be required to pay WMIH a termination fee of $65 million upon termination of the merger agreement in certain circumstances involving acquisition proposals for competing transactions;

•	the fact that certain of Nationstar’s executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of Nationstar stockholders, as more fully described in the section entitled “The Merger—Interests of Nationstar Directors and Executive Officers and Fortress in the Merger” beginning on page 149; and

•	the Nationstar special committee considered the types and nature of the risks described under the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 33.

The Nationstar special committee determined that overall these uncertainties and risks were outweighed by the benefits that the Nationstar special committee and Nationstar board of directors expects to achieve for Nationstar stockholders as a result of the merger.

The above discussion of the material factors considered by the Nationstar special committee in its consideration of the merger and the other transactions contemplated by the merger agreement is not intended to be exhaustive, but does set forth the principal factors considered by the Nationstar special committee. In light of the number and wide variety of factors considered in connection with the evaluation of the merger, and the complexity of these matters, the Nationstar special committee did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights or values to the specific factors it considered in reaching its final decision to approve the merger and the other transactions contemplated by the merger agreement. The Nationstar special committee viewed its decision as based on all of the information available to it and the factors presented to and considered by it, including its experience and history. In addition, individual directors may themselves have given different weight to different factors. The factors, potential risks and uncertainties contained in this explanation of the Nationstar special committee’s reasons for the merger and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 32.

After careful consideration and evaluation of the merger in consultation with Nationstar’s management and advisors, the Nationstar special committee at a meeting held on February 11, 2018, unanimously (i) determined that the merger is fair to, and in the best interests of, Nationstar and its stockholders, and the terms and provisions of the merger agreement and the transactions contemplated thereby, are fair to, and in the best interests of, Nationstar and its stockholders and (ii) recommended that the Nationstar board of directors (a) determine that the merger agreement and the transactions contemplated thereby, are fair to, and in the best interests of, Nationstar and its stockholders, (b) approve in all respects the execution and delivery of the merger agreement and the other transaction documents and the consummation and performance by Nationstar of the transactions contemplated thereby and (c) recommend the merger agreement and the transactions contemplated thereby, to Nationstar’s stockholders for adoption and approval.

Recommendation of the Nationstar Board of Directors and Reasons for the Merger

In reaching the decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that the Nationstar stockholders approve the merger proposal, the Nationstar board of directors consulted extensively with Nationstar management, as well as Nationstar’s financial and legal advisors, and considered a number of factors, including the following (which are not necessarily in order of relative importance):

•	the Nationstar special committee’s analyses, conclusions and unanimous determination, which the Nationstar board of directors adopted, that the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, Nationstar’s stockholders and the Nationstar special committee’s unanimous recommendation that the Nationstar board of directors approve and declare advisable the merger agreement and the transactions contemplated therein, including the merger, and recommend that Nationstar’s stockholders vote for the adoption of the merger agreement;

•	the fact that the Nationstar special committee consists of four independent directors of Nationstar who are not employees of Nationstar or any of its affiliates and have no financial interest in the merger different from, or in addition to Nationstar’s unaffiliated stockholders other than their interests described under “The Merger—Interests of Nationstar Directors and Executive Officers and Fortress in the Merger” beginning on page 149; and

•	the financial analyses reviewed and discussed by representatives of Citi with the Nationstar board of directors on February 11, 2018 as well as the oral opinion of Citi to the Nationstar board of directors on February 11, 2018, which was subsequently confirmed in writing by delivery of Citi’s written opinion addressed to the Nationstar board of directors dated February 12, 2018, as to, as of such date, the fairness, from a financial point of view, to the holders of Nationstar common stock other than the Excluded Holders of the Minimum Average Per Share Consideration to be received by such holders after giving effect to the Mandatory Election in the merger pursuant to the merger agreement, as more fully described in the section entitled “—Opinion of the Financial Advisor to the Nationstar Board of Directors” beginning on page 118.

The above discussion of the material factors considered by the Nationstar board of directors in its consideration of the merger and the other transactions contemplated by the merger agreement is not intended to be exhaustive, but does set forth the principal factors considered by the Nationstar board of directors. In light of the number and wide variety of factors considered in connection with the evaluation of the merger, and the complexity of these matters, the Nationstar board of directors did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights or values to the specific factors it considered in reaching its final decision to approve the merger and the other transactions contemplated by the merger agreement. The Nationstar board of directors viewed its decision as based on all of the information available to it and the factors presented to and considered by it, including its experience and history. In addition, individual directors may themselves have given different weight to different factors. The factors, potential risks and uncertainties contained in this explanation of the Nationstar board of directors’ reasons for the merger and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 32.

After careful consideration and evaluation of the merger in consultation with Nationstar’s management and advisors, the Nationstar board of directors, at a meeting held on February 11, 2018, unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Nationstar and its stockholders, (ii) determined that it is in the best interests of Nationstar and its stockholders and declared it advisable to enter into the merger agreement, (iii) approved the execution and delivery of the merger agreement, the performance by Nationstar of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions contained therein, and (iv) resolved to recommend that Nationstar’s stockholders approve and adopt the merger agreement.

Accordingly, the Nationstar board of directors unanimously recommends that that Nationstar’s stockholders vote “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the Nationstar adjournment proposal (if necessary or appropriate).

Certain Nationstar Financial Forecasts

Nationstar does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, Nationstar management provided Citi and PJT Partners with certain nonpublic unaudited prospective financial information prepared by Nationstar management that was considered by Citi and PJT Partners for the purpose of preparing their respective fairness opinions, as described in this joint proxy statement/prospectus under the headings “—Opinion of the Financial Advisor to the Nationstar Board of Directors” beginning on page 118 and “—Opinion of the Financial Advisor to the Nationstar Special Committee” beginning on page 125. This nonpublic unaudited prospective financial information was prepared as part of Nationstar’s overall process of analyzing various strategic initiatives, and was not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or GAAP. A summary of certain significant elements of this information is set forth below, and is included in this joint proxy statement/prospectus solely because such information was made available to Citi and PJT Partners in connection with the preparation of their respective fairness opinions. The information included below does not comprise all of the prospective financial information provided by Nationstar to Citi and PJT Partners.

The financial projections set forth below were presented to the Nationstar board of directors in February 2018. Although presented with numeric specificity, the financial projections reflect numerous estimates and assumptions of Nationstar management made at the time they were prepared. These and the other estimates and assumptions underlying the financial projections involve judgments with respect to, among other things, the future interest rate environment and other economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Nationstar operates, and the risks and uncertainties described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 32, “Risk Factors” beginning on page 33 and in the reports that Nationstar files with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Nationstar and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results likely would differ materially from those reflected in the financial projections, whether or not the merger is completed. Further, these assumptions do not include all potential actions that management could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that Nationstar, WMIH, their respective boards of directors, or Citi or PJT Partners considered, or now consider, these projections to be a necessarily accurate predictor of actual future results. The financial projections are not fact and are not necessarily indicative of actual future results, and this information should not be relied on as such. In addition, this information represents Nationstar management’s evaluation at the time it was prepared of certain measures of Nationstar’s expected future financial performance on a standalone basis, assuming execution of certain strategic initiatives, including a continued investment in the company’s risk and technology infrastructure and balance sheet and capital optimization actions, and without reference to the proposed merger or transaction-related costs or benefits. No assurances can be given that these financial projections and the underlying assumptions are reasonable or that, if they had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the financial projections may not reflect the manner in which WMIH would operate Nationstar business after the merger.

The financial projections summarized in this section were prepared by and are the responsibility of the management of Nationstar. Ernst & Young LLP (Nationstar’s independent registered public accounting firm) has not examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial projections and, accordingly, Ernst & Young LLP has not expressed any opinion or given any other form of assurance with respect thereto and they assume no responsibility for the prospective financial information. The reports of the independent registered public accounting firms either incorporated by reference or included in this joint proxy statement/prospectus relate to the historical financial information of WMIH and Nationstar, respectively. Such reports do not extend to the financial projections and should not be read to do so. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial projections and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.

By including in this joint proxy statement/prospectus a summary of certain financial projections, neither WMIH nor Nationstar nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Nationstar or WMIH compared to the information contained in the financial projections. Neither Nationstar, WMIH nor, after completion of the merger, the combined company undertakes any obligation to update or otherwise revise the financial projections or financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The financial projections summarized in this section are not being included in this joint proxy statement/prospectus in order to induce any Nationstar stockholder to vote in favor of the merger proposal or any of the other proposals to be voted on at the Nationstar special meeting or to induce any WMIH stockholder to vote in favor of the merger proposal or any of the other proposals to be voted on at the WMIH annual meeting.

The following table presents selected unaudited prospective financial data for the fiscal years ending December 31, 2018 through December 31, 2021 prepared by Nationstar’s management.

Income Statement Data

	Year Ending December 31,
	2018	2019	2020	2021
	(amounts in millions)
Total revenues(1)	$2,038	$2,195	$2,394	$2,635
Total expenses	1,627	1,695	1,826	1,998
Total other income (expense), net	(120)	(99)	(94)	(67)

Adjusted pre-tax income	$291	$401	$474	$570

(1)	Total revenues exclude the impact of future mark-to-market adjustments.

Opinion of the Financial Advisor to the Nationstar Board of Directors

On February 11, 2018, Citi rendered its oral opinion to the Nationstar board of directors (which was subsequently confirmed in writing by delivery of Citi’s written opinion addressed to the Nationstar board of directors on February 12, 2018) as to, as of such date, the fairness, from a financial point of view, to the holders of Nationstar common stock other than the Excluded Holders of the Minimum Average Per Share Consideration to be received by such holders after giving effect to the Mandatory Election in the merger pursuant to the merger agreement. For purposes of its analyses in connection with the rendering of its oral opinion to the Nationstar board of directors on February 11, 2018, with Nationstar’s agreement, Citi assumed an exchange ratio of 12.658 shares of WMIH common stock per share of Nationstar common stock implied by information relating to the capitalization of Nationstar and WMIH. As a result of updated information following the delivery of its oral opinion and prior to the execution of the merger agreement, for purposes of its analyses in connection with the rendering of its written opinion to the Nationstar board of directors, dated February 12, 2018, with Nationstar’s agreement, Citi assumed that the exchange ratio was 12.7793 shares of WMIH common stock per share of Nationstar common stock. Citi has confirmed to Nationstar that had it been aware on February 11, 2018 that the stock election consideration would be 12.7793 shares of WMIH common stock per share of Nationstar common stock, it would still have been able to render the oral opinion to the Nationstar board of directors rendered on February 11, 2018.

Citi’s opinion was directed to the Nationstar board of directors (in its capacity as such) and was limited to the fairness, from a financial point of view, to the holders of Nationstar common stock, other than the Excluded Holders, of the Minimum Average Per Share Consideration to be received by such holders after giving effect to the Mandatory Election in the merger pursuant to the merger agreement in the manner provided in the opinion and did not address any other aspect or implication of the merger. The summary of Citi’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, dated February 12, 2018, which is included as Appendix C to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Citi in preparing its opinion. However, neither Citi’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, a recommendation to any holder of Nationstar common stock as to how such holder should vote or act on any matters relating to the merger, including whether such stockholder should elect to receive the stock election consideration or the cash election consideration.

Citi understood that each holder of Nationstar common stock that did not elect to receive either the stock election consideration or the cash election consideration would be deemed to have elected to receive the stock election consideration, subject to the procedures and limitations set forth in the merger agreement. In addition, Nationstar advised Citi, and for purposes of its analyses and opinion Citi assumed, that certain of the Excluded Holders had made the Mandatory Election and that, as a result of the Mandatory Election, and assuming no holders of Nationstar common stock would elect to receive the cash election consideration with respect to additional shares of Nationstar common stock, holders of Nationstar common stock other than the Excluded Holders that had committed to make the Mandatory Election would receive the Minimum Average Per Share Consideration. Citi noted that, if in addition to the Mandatory Election, holders of Nationstar common stock were to elect to receive the cash election consideration with respect to additional shares of Nationstar common stock, the Minimum Average Per Share Consideration to be received by the holders other than the Excluded Holders of Nationstar common stock in the merger pursuant to the Agreement would consist of more than 48% stock election consideration and less than 52% cash election consideration. As a consequence, with Nationstar’s agreement, Citi only evaluated the fairness, from a financial point of view, to the holders other than the Excluded Holders of Nationstar common stock of the Minimum Average Per Share Consideration to be received by such holders after giving effect to the Mandatory Election in the merger pursuant to the merger agreement and Citi’s opinion did not address whether the consideration to be received by the holders of Nationstar common stock that elect to receive the cash election consideration in the merger was fair, from a financial point of view, to such holders.

In arriving at its opinion, Citi:

•	reviewed a draft dated February 11, 2018 of the merger agreement;

•	held discussions with certain senior officers, directors and other representatives and advisors of Nationstar and certain senior officers and other representatives and advisors of WMIH concerning the businesses, operations and prospects of Nationstar and WMIH;

•	examined certain publicly available business and financial information relating to Nationstar and WMIH as well as certain financial forecasts and other information and data relating to Nationstar and WMIH which were provided to or discussed with Citi by the respective managements of Nationstar and WMIH including financial forecasts relating to Nationstar prepared and provided to Citi by the management of Nationstar (which we refer to as the “Nationstar Projections”), financial forecasts relating to WMIH on a standalone basis prepared and provided to Citi by the management of WMIH, which included information about WMIH’s deferred tax asset and incremental debt expense after giving effect to the debt financing for the merger (which we refer to as the “WMIH Projections”), financial forecasts relating to WMIH after giving effect to the merger prepared and provided to Citi by the management of Nationstar (which we refer to as the “Proforma Projections”), estimates prepared and provided to Citi by the management of WMIH of WMIH’s net operating loss tax carryforwards (which we refer to as “NOLs”) and estimates prepared and provided to Citi by the management of Nationstar with respect to the ability of WMIH to utilize those NOLs to achieve future tax savings after giving effect to the merger (which we refer to as the “Estimated Tax Savings”);

•	reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things: current and historical market prices and trading volumes of Nationstar common stock; the historical and projected earnings and other operating data of Nationstar and, after giving effect to the merger, WMIH; and the capitalization and financial condition of Nationstar, WMIH on a standalone basis and WMIH after giving effect to the merger;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Nationstar and WMIH;

•	evaluated certain potential pro forma financial effects of the merger on WMIH;

•	at the direction of Nationstar, approached, and on behalf of Nationstar held discussions with, third parties to solicit indications of interest in the possible acquisition of Nationstar; and

•	in addition to the foregoing, conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

Citi noted that, for purposes of its opinion, it did not rely upon a review of the publicly available financial terms of other transactions, because it did not identify a sufficient number of relevant transactions in which it deemed the acquired companies to be sufficiently similar to Nationstar. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements of Nationstar and WMIH that they were not aware of any relevant information that had been omitted or that remained undisclosed to Citi. In addition, the management of Nationstar advised Citi, and Citi assumed, that the Nationstar Projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial performance of Nationstar, the management of WMIH advised Citi, and Citi assumed, that the WMIH Projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to such financial information of WMIH, the management of Nationstar advised Citi, and Citi assumed, that the Proforma Projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial performance of WMIH after giving effect to the merger, the management of WMIH advised Citi, and Citi assumed, that the NOLs were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the amount of such NOLs, and the management of Nationstar advised Citi, and Citi assumed, that the Estimated Tax Savings were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the amount of such Estimated Tax Savings. At Nationstar’s direction, Citi assumed that the Nationstar Projections, the Proforma Projections and the Estimated Tax Savings provided a reasonable basis on which to evaluate Nationstar, WMIH after giving effect to the proposed merger and the proposed merger. Citi expressed no view or opinion with respect to the Nationstar Projections, the WMIH Projections, the Proforma Projections, the NOLs, the Estimated Tax Savings or the assumptions on which they were based. The management of Nationstar advised Citi, and Citi assumed, that the Nationstar Projections, the Proforma Projections and the Estimated Tax Savings reflected the best currently available views and assessments of Nationstar management regarding the potential impact of recent changes in U.S. tax laws and regulations pursuant to H.R. 1, Tax Cuts and Jobs Act, enacted on December 22, 2017 (which we refer to as the “Tax Cuts and Jobs Act”) on the future financial performance of Nationstar and WMIH after giving effect to the proposed merger and the Estimated Tax Savings, and Citi, at Nationstar’s direction, used and relied upon the Nationstar Projections, the Proforma Projections and the Estimated Tax Savings for purposes of its analyses and opinion. Citi further noted that the actual and estimated financial and operating performance and the share price data that Citi reviewed for the companies with publicly traded equity securities that Citi deemed to be relevant might not have reflected, in whole or in part, the potential impact of the Tax Cuts and Jobs Act.

Citi assumed, with Nationstar’s consent, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any term, condition or agreement material to Citi’s analyses or opinion and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Nationstar, WMIH or the contemplated benefits of the merger. Representatives of Nationstar advised Citi, and Citi further assumed, that the final terms of the merger agreement would not vary in any respect material to Citi’s analyses or opinion from those set forth in the draft reviewed by Citi. Citi did not express any opinion as to what the value of the WMIH common stock actually would be when issued pursuant to the merger or the prices at which the WMIH common stock may trade at any time. Citi assumed that the shares of WMIH common stock to be issued in the merger to the holders of Nationstar common stock would be listed on the NASDAQ. Citi did not make, nor was it provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Nationstar or WMIH, nor did Citi make any physical inspection of the properties or assets of Nationstar or WMIH. Citi are not experts in the evaluation of mortgage servicing rights, loans, mortgage loans, reverse mortgage loans or other portfolios of assets for purposes of assessing the adequacy of allowances for losses with respect thereto, and Citi did not make an independent evaluation of the adequacy of such allowances of Nationstar and WMIH, nor did Citi review any individual loan, mortgage loan, or reverse mortgage loan files or any credit memos or asset values. In addition, Citi did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Nationstar or WMIH was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Nationstar or WMIH was or may have been a party or was or may have been subject.

Citi’s opinion was limited to the fairness, from a financial point of view, to the holders of Nationstar common stock other than the Excluded Holders of the Minimum Average Per Share Consideration to be received by such holders after giving effect to the Mandatory Election in the merger pursuant to the merger agreement in the manner provided in the opinion and did not address any other aspect or implication of the merger or any agreement, arrangement or understanding entered into in connection with the merger or otherwise including, without limitation, whether the consideration to be received by the Excluded Holders in the merger was fair, from a financial point of view, to such holders. Citi’s opinion did not address the underlying business decision of Nationstar to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Nationstar or the effect of any other transaction in which Nationstar might engage. Citi also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the stock election consideration, the cash election consideration, the Minimum Average Per Share Consideration or otherwise. Citi’s opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the date of the opinion. Citi did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Citi’s attention after the date of its opinion.

Citi’s advisory services and opinion were provided for the information of the Nationstar board of directors in connection with its evaluation of the proposed merger, and Citi’s opinion was not intended to be and did not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger, including whether such stockholder should elect to receive the stock election consideration or the cash election consideration.

In preparing its opinion to the Nationstar board of directors, Citi performed a variety of analyses, including those described below. The summary of Citi’s financial analyses is not a complete description of the analyses underlying its opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Citi’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Citi arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Citi has advised that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Citi’s analyses and opinion.

In performing its analyses, Citi considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Citi’s analyses for comparative purposes is identical to Nationstar, WMIH or the pro forma combined company resulting from the merger and an evaluation of the results of those analyses is not entirely mathematical. The financial analyses performed by Citi were performed for analytical purposes only, were not intended to be and should not be construed as actual valuations or appraisals of Nationstar, WMIH or the pro forma combined company resulting from the merger or their respective equity securities and are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Citi did not make separate or quantifiable judgments regarding individual analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Nationstar and WMIH. Much of the information used in, and accordingly the results of, Citi’s analyses are inherently subject to substantial uncertainty.

Citi’s opinion and analyses were provided to the Nationstar board of directors (in its capacity as such) in connection with its consideration of the proposed merger and were among many factors considered by the Nationstar board of directors in evaluating the proposed merger. Neither Citi’s opinion nor its analyses were determinative of the stock election consideration or cash election consideration or of the views of the Nationstar board of directors with respect to the proposed merger. Under the terms of its engagement by Nationstar, Citi was engaged as an independent contractor and not in any other capacity including as a fiduciary, and neither such engagement nor Citi’s performance of such engagement nor any previous or existing relationship between Nationstar and Citi should be deemed to have created any fiduciary relationship with the Nationstar board of directors, Nationstar, WMIH, any security holder or creditor of Nationstar or WMIH or any other person. As a matter of state law, Citi believes the opinion and other advice of Citi may not be used or relied upon by any other person without its prior written consent. See e.g., Joyce v. Morgan Stanley, 538 F.3d 797 (7th Cir. 2008), HA2003 Liquidating Trust v. Credit Suisse Secs. (USA) LLC, 517 F.3d 454 (7th Cir. 2008) and Collins v. Morgan Stanley Dean Witter, 224 F.3d 496 (5th Cir. 2000). By limiting the foregoing statement to matters of state law, Citi is not, and should not be deemed to be, admitting that Citi has any liability to any persons with respect to its advice or opinion under the federal securities laws. Furthermore such statement is not intended to affect the rights and responsibilities of Nationstar board of directors under governing state law or the federal securities laws. Any claims under the federal securities laws against Citi or Nationstar board of directors will be subject to adjudication by a court of competent jurisdiction.

Financial Analyses

The following is a summary of the material financial analyses reviewed by Citi with the Nationstar board of directors on February 11, 2018 in connection with the rendering of its oral opinion to the Nationstar board on February 11, 2018. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Citi’s analyses.

Unless the context indicates otherwise, (1) share prices for the selected companies used in the selected companies analysis described below were as of February 9, 2018, (2) estimates of future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies, (3) estimates of future financial performance of Nationstar were based on the Nationstar Projections, and (4) estimates of future financial performance of the pro forma combined company resulting from the merger were based on the Proforma Projections and the Estimated Tax Savings.

Citi compared the implied value reference range per share of Nationstar common stock indicated by its financial analyses of Nationstar on a standalone basis to the implied value reference range of the Minimum Average Per Share Consideration, taking into account the cash portion of the Minimum Average Per Share Consideration, the portion of the Minimum Average Per Share Consideration to be comprised of stock of the pro forma combined company resulting from the merger, and the implied value reference ranges per share of the pro forma combined company indicated by its financial analyses of the pro forma combined company.

Selected Companies Analysis

Citi considered certain financial data for Nationstar, the pro forma combined company resulting from the merger and selected companies with publicly traded equity securities Citi deemed relevant. The financial data reviewed included:

•	share price as a multiple of estimated earnings per share for the year ended December 31, 2018, or “2018E EPS”; and

•	share price as a multiple of estimated earnings per share for the year ended December 31, 2019, or “2019E EPS”.

The selected companies and corresponding multiples were:

Share Price/
	2018E EPS	2019E EPS
New Residential Investment Corp.	7.6x	7.5x
PennyMac Financial Services, Inc.	6.5x	5.5x

Solely for illustrative reference purposes, Citi also reviewed similar financial data for the following companies:

•	Santander Consumer USA Holdings Inc.

•	OneMain Holdings Inc.

•	Capital One Financial Corporation

•	Synchrony Financial

•	Discover Financial Services

•	Ally Financial Inc.

•	Flagstar Bancorp Inc.

•	Sallie Mae

•	Navient Corporation

•	Nelnet Inc.

•	Credit Acceptance Corporation

•	Consumer Portfolio Services Inc.

Taking into account the results of the selected companies analysis, Citi applied multiple ranges of 6.5x to 7.2x to the one-year forward earnings of Nationstar and the one-year forward earnings of the pro forma combined company resulting from the merger and 5.5x to 6.8x to the two-year forward earnings of Nationstar and the two-year forward earnings of the pro forma combined company resulting from the merger based on the Nationstar Projections and the Pro Forma Projections, respectively. The selected companies analysis indicated an implied value reference range of $14.40 to $16.00 per share of Nationstar common stock based on Nationstar’s one-year forward earnings, as compared to an implied value reference range of $17.40 to $18.30 for the Minimum Average Per Share Consideration based on the pro forma combined company’s one-year forward earnings, and an implied value reference range of $16.80 to $20.90 per share of Nationstar common stock based on Nationstar’s two-year forward earnings, as compared to an implied value reference range of $19.50 to $22.00 for the Minimum Average Per Share Consideration based on the pro forma combined company’s two-year forward earnings.

Dividend Discount Analysis

With respect to Nationstar, Citi calculated the estimated net present value of the projected after-tax cash flows of Nationstar based on the Nationstar Projections. With respect to the pro forma combined company resulting from the merger, Citi calculated the estimated net present value of the projected after-tax cash flows of the pro forma combined company resulting from the merger based on the Proforma Projections and the Estimated Tax Savings. Citi applied a range of terminal value multiples of 7.1x to 8.4x to the estimated 2022E earnings per share of Nationstar and the pro forma combined company resulting from the merger and discount rates ranging from 11.0% to 12.7%. The dividend discount analysis indicated an implied value reference range of $19.40 to $24.40 per share of Nationstar common stock, as compared to an implied value reference range of $23.40 to $25.85 for the Minimum Average Per Share Consideration.

Other Information Reviewed

In addition to the foregoing, and though not considered material with respect to its opinion, Citi also reviewed information relating to, among other things, the historical stock prices of Nationstar common stock and WMIH common stock, the 52-week trading range of Nationstar common stock, the pro forma projected 2018 earnings per share for Nationstar and WMIH after giving effect to the merger and the pro forma projected tangible book value per share for Nationstar and WMIH after giving effect to the merger.

Other Matters

Nationstar retained Citi as its financial advisor in connection with the proposed merger with WMIH based on Citi’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. For its services as financial advisor to Nationstar in connection with the merger, Citi is entitled to a transaction fee based on the value of the transaction, which transaction fee is currently estimated to be approximately $8,500,000. Citi also became entitled to a fee of $1,000,000 upon the delivery of its opinion, which is creditable to the extent previously paid against the transaction fee. In certain circumstances Citi will be entitled to receive a portion of any termination, breakup, topping or substantially similar fee or payment. In addition, Citi may also receive from Nationstar, in Nationstar’s sole discretion, a fee of up to 0.1% of the value of the transaction.

Citi and its affiliates in the past have provided, and currently provide, services to Nationstar, WMIH, members of the Fortress Group and KKR, a significant stockholder of WMIH, and investment funds and companies, including portfolio companies, affiliated or associated with KKR (collectively with KKR, the “KKR Group”), for which services Citi and its affiliates have received and expect to receive compensation, including, without limitation, as disclosed to the of the Nationstar board of directors, having acted or acting as (i) with respect to WMIH, bookrunner in connection with an offering of equity securities by WMIH for which Citi and its affiliates received aggregate fees of approximately $10,000,000, (ii) with respect to the Fortress Group, financial advisor to members of the Fortress Group in connection with various mergers, acquisitions and other strategic transactions by members of the Fortress Group, bookrunner in connection with various offerings of equity securities by members of the Fortress Group, joint lead arranger and book-running manager of a revolving credit facility for FIG and certain related entities for which Citi and its affiliates received aggregate fees during the past two years of approximately $50,000,000 and (iii) with respect to the KKR Group, financial advisor to members of the KKR Group in connection with various mergers, acquisitions and other strategic transactions by members of the KKR Group, bookrunner in connection with various offerings of equity securities by members of the KKR Group, and bookrunner in connection with various issuances of notes by members of the KKR Group for which Citi and its affiliates received aggregate fees during the past two years of approximately $125,000,000. Citi and/or certain of Citi’s affiliates are also a lender to or participant in certain credit facilities of Nationstar, certain members of the Fortress Group and certain members of the KKR Group. In addition, as disclosed to the Nationstar board of directors, in March 2017 New Residential Investment Corp., a member of the Fortress Group, acquired certain mortgage servicing rights from CitiMortgage, Inc., an affiliate of Citi.

In the ordinary course of Citi’s business, Citi and its affiliates may actively trade or hold the securities of Nationstar, WMIH or other members of the Fortress Group for Citi’s own account or for the account of Citi’s customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Nationstar, WMIH, the Fortress Group, KKR and their respective affiliates.

Opinion of the Financial Advisor to the Nationstar Special Committee

The Nationstar special committee has retained PJT Partners to act as its financial advisor in connection with the merger. On February 11, 2018, at a meeting of the Nationstar special committee held to evaluate the merger, PJT Partners rendered its oral opinion based on information PJT Partners was directed to use by Nationstar as of such date, and on February 12, 2018 PJT Partners rendered its written opinion based on updated information provided to PJT Partners by Nationstar regarding the capitalization of Nationstar and WMIH as of such date and the resulting final exchange ratio, to the Nationstar special committee that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, taking into account the mandatory election, the aggregate merger consideration to be received by holders of shares of Nationstar common stock (other than Fortress) in the merger was fair to such holders from a financial point of view.

The full text of PJT Partners’s written opinion delivered to the Nationstar special committee, dated February 12, 2018, is attached as Appendix D and incorporated into this joint proxy statement/prospectus by reference in its entirety. PJT Partners’s written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by PJT Partners in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of PJT Partners’s opinion and the methodology that PJT Partners used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion. PJT Partners provided its opinion to the Nationstar special committee, in its capacity as such, in connection with and for the purposes of its evaluation of the merger only and PJT Partners’s opinion is not a recommendation as to any action the Nationstar special committee or the Nationstar board of directors should take with respect to the merger or any aspect thereof. The opinion does not constitute a recommendation to any holder of any shares of Nationstar common stock as to how any stockholder should vote or act with respect to the merger or any other matter. The summary of PJT Partners’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of PJT Partners’s opinion.

In arriving at its opinion, PJT Partners, among other things:

•	reviewed certain publicly available information concerning the businesses, financial conditions and operations of Nationstar and WMIH;

•	reviewed certain internal information concerning the business, financial condition and operations of Nationstar and WMIH prepared and furnished to PJT Partners by the management of Nationstar and approved for PJT Partners’s use by the Nationstar special committee;

•	reviewed certain internal financial analyses, estimates and forecasts relating to Nationstar, including projections for fiscal years 2017 through 2021 that were prepared by or at the direction of the management of Nationstar and approved for PJT Partners’s use by the Nationstar special committee (which we refer to as the “Projections”);

•	reviewed certain estimates relating to the utilization of the pro forma net operating losses and certain other tax attributes of WMIH following completion of the merger, as prepared by or at the direction of management of Nationstar, including extrapolations made by PJT Partners to such projections, and in each case approved for PJT Partners’s use by the Nationstar special committee (which we refer to as “Pro Forma Tax Projections”);

•	held discussions with members of senior management of Nationstar and a discussion with members of senior management of WMIH concerning, among other things, their respective evaluations of the merger and Nationstar’s and WMIH’s respective business, operating and regulatory environment, financial condition, prospects and strategic objectives;

•	reviewed the historical market prices and trading activity for the shares of common stock of Nationstar and the shares of common stock of WMIH;

•	compared certain publicly available financial and stock market data for Nationstar with similar information for certain other companies that PJT Partners deemed to be relevant;

•	reviewed the publicly available financial terms of certain other business combination transactions that PJT Partners deemed to be relevant;

•	reviewed a draft, dated February 12, 2018, of the merger agreement;

•	reviewed drafts, dated February 12, 2018, of the Fortress voting agreement, the Fortress letter agreement with Nationstar and the KKR voting agreement (which we refer to as the “Ancillary Agreements”); and

•	performed such other financial studies, analyses and investigations, and considered such other matters, as PJT Partners deemed necessary or appropriate for purposes of rendering its opinion.

In preparing its opinion, with the Nationstar special committee’s consent, PJT Partners relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by PJT Partners, without independent verification thereof; provided, that certain data underlying PJT Partners’s financial analyses may not fully reflect the relevant effects of the Tax Cuts and Jobs Act. PJT Partners assumed, with the Nationstar special committee’s consent, that the Projections and the assumptions underlying the Projections, and all other financial analyses, estimates and forecasts provided to PJT Partners by Nationstar’s management and approved for PJT Partners’s use by the Nationstar special committee, were reasonably prepared in accordance with industry practice and represented Nationstar management’s best then-currently available estimates and judgments as to the business and operations and future financial performance of Nationstar. PJT Partners assumed, with the Nationstar special committee’s consent, that the estimates of the tax effects set forth in the Pro Forma Tax Projections were reasonably prepared and represented Nationstar management’s best then-currently available estimates and judgments, and that the net operating losses and other tax attributes described therein would be utilized in accordance with such estimates. PJT Partners assumed no responsibility for and expressed no opinion as to the Projections, the Pro Forma Tax Projections, the assumptions upon which they are based or any other financial analyses, estimates and forecasts provided to PJT Partners by Nationstar’s management. PJT Partners also assumed that there were no material changes in the assets, financial condition, results of operations, business or prospects of Nationstar since the respective dates of the last financial statements made available to PJT Partners. PJT Partners relied on management’s representations and/or projections regarding taxable income, standalone net operating loss utilization and other tax attributes of Nationstar and

WMIH. PJT Partners further relied, with the Nationstar special committee’s consent, upon the assurances of the management of Nationstar that they were not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

PJT Partners was not asked to undertake, and did not undertake, an independent verification of any information provided to or reviewed by it, nor was it furnished with any such verification, and it did not assume any responsibility or liability for the accuracy or completeness thereof. PJT Partners did not conduct a physical inspection of any of the properties or assets of Nationstar. PJT Partners did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of Nationstar, nor was it furnished with any such evaluations or appraisals, nor did it evaluate the solvency of Nationstar under any applicable laws.

PJT Partners also assumed, with the consent of the Nationstar special committee, that the final executed forms of the merger agreement and the Ancillary Agreements would not differ in any material respects from the drafts reviewed by it and that the consummation of the merger would be effected in accordance with the terms and conditions of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Nationstar or WMIH or the contemplated benefits of the merger. PJT Partners did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which PJT Partners understood that Nationstar obtained such advice as it deemed necessary from qualified professionals. PJT Partners are not legal, tax or regulatory advisors and relied upon without independent verification the assessment of Nationstar and its legal, tax and regulatory advisors with respect to such matters.

In arriving at its opinion, PJT Partners was not asked to solicit, and did not solicit, interest from any party with respect to any sale, acquisition, business combination or other extraordinary transaction involving Nationstar or its assets. PJT Partners did not consider the relative merits of the merger as compared to any other business plan or opportunity that might be available to Nationstar or the effect of any other arrangement in which Nationstar might engage and its opinion does not address the underlying decision by Nationstar to engage in the merger. PJT Partners’s opinion is limited to the fairness as of the date thereof, from a financial point of view, to the holders of shares of Nationstar common stock (other than Fortress) of the aggregate merger consideration to be received by such holders in the merger, taking into account the mandatory election, and PJT Partners’s opinion does not address any other aspect or implication of the merger, the merger agreement, or any other agreement or understanding entered into in connection with the merger or otherwise. PJT Partners further expressed no opinion or view as to the fairness of the merger to the holders of any other class of securities, creditors or other constituencies of Nationstar or as to the underlying decision by Nationstar to engage in the merger. PJT Partners also expressed no opinion as to the fairness of the amount or nature of the compensation to any of Nationstar’s officers, directors or employees, or any class of such persons, relative to the aggregate merger consideration or otherwise. PJT Partners’s opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to it, as of the date thereof. PJT Partners expressed no opinion as to the prices or trading ranges at which the shares of Nationstar common stock or shares of WMIH common stock will trade at any time. PJT Partners assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof. The issuance of PJT Partners’s opinion was approved by a fairness committee of PJT Partners LP in accordance with established procedures.

Summary of Financial Analyses

In connection with rendering its opinion, PJT Partners performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, PJT Partners did not ascribe a specific range of values to the shares of Nationstar common stock but rather made its determination as to fairness, from a financial point of view, to the holders of shares of Nationstar common stock (other than Fortress) of the aggregate merger consideration to be received by such holders in the merger, taking into account the mandatory election, on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, PJT Partners did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the merger. Accordingly, PJT Partners has advised that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by PJT Partners in preparing its opinion to the Nationstar special committee. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by PJT Partners, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, PJT Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Nationstar or any other parties to the merger. None of Nationstar, PJT Partners, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold. The financial analyses summarized below were based on the Projections, the Pro Forma Tax Projections and other financial information prepared and furnished to PJT Partners by or on behalf of the management of Nationstar and approved for PJT Partners’s use by the Nationstar special committee. The following summary does not purport to be a complete description of the financial analyses performed by PJT Partners. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed, for Nationstar and WMIH, on February 9, 2018 (which represented the last trading day for shares of Nationstar common stock and WMIH common stock prior to the date of PJT Partners’s opinion), and is not necessarily indicative of current or future market conditions. Fully diluted share numbers for Nationstar and WMIH used below were provided by the respective managements of Nationstar and WMIH, and used at the direction of the management of Nationstar.

On February 12, 2018, subsequent to PJT Partners rendering its oral opinion on February 11, 2018, Nationstar provided PJT Partners with updated information regarding the capitalization of Nationstar and WMIH and the resulting final exchange ratio. PJT Partners recalculated its discounted equity value, selected comparable company and selected precedent transaction analyses on the basis of this updated information. Unless otherwise indicated, the summary of PJT Partners’s financial analyses presented herein utilizes the information presented by PJT Partners to the Nationstar special committee for purposes of PJT Partners rendering its oral opinion on February 11, 2018. The adjustments reflected in PJT Partners’s revised financial analyses as of February 12, 2018 for purposes of its written opinion dated as of such date did not change the conclusion in PJT Partners’s oral opinion rendered on February 11, 2018.

For purposes of its financial analyses, PJT Partners noted that WMIH computed the blended consideration to be received in the merger by holders of Nationstar common stock, taking into account the mandatory election, as $20.53 per share of Nationstar common stock, which was based on the cash election consideration of $18.00 per share of Nationstar common stock to be received by approximately 52.0% of shares of Nationstar common stock and an implied stock election consideration of $23.28 per share of Nationstar common stock (based on the exchange ratio) to be received by approximately 48.0% of shares of Nationstar common stock. PJT Partners noted that, utilizing updated information as of February 12, 2018, WMIH computed the blended consideration to be received in the merger by holders of Nationstar common stock, taking into account the mandatory election, as $20.97 per share of Nationstar common stock.

Discounted Equity Value Analysis

In order to estimate the present value of Nationstar common stock, PJT Partners performed a discounted equity value analysis of Nationstar on a standalone basis and on a pro forma basis, after giving effect to the merger (including the cash election consideration) and the mandatory election (“Pro Forma Basis”). A discounted equity value analysis is a traditional valuation methodology used to derive a company’s equity value by calculating the “present value” of estimated future measures of equity value of the company to arrive at an implied price per share. “Present value” refers to the current value of future amounts and is obtained by discounting those future amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of equity, expected returns and other appropriate factors.

PJT Partners calculated the discounted equity value per share of Nationstar common stock on a standalone basis, based on each of Nationstar’s “terminal value” after-tax net income and book value. PJT Partners estimated “terminal value” of after-tax net income of Nationstar as of December 31, 2022 by utilizing the 2021E after-tax net income of Nationstar from the Projections and making an extrapolation based on an assumed growth rate as approved for PJT Partners’s use. PJT Partners then applied a range of terminal value multiples of estimated price per share to estimated earnings per share adjusted to take into account cash tax savings (“EPS”) of 6.50x to 8.50x. PJT Partners utilized the 2021E after-tax book value of Nationstar from the Projections as the “terminal value” of after-tax book value of Nationstar. PJT Partners then applied a range of terminal value multiples of estimated price per share to estimated book value per share (“BVPS”) of 0.90x to 1.10x. PJT Partners discounted each such terminal value to its present value (as of December 31, 2017) using a range of selected discount rates of 12.0% to 14.0%, which range was selected based on PJT Partners Partner’s analysis of the cost of equity of Nationstar. This analysis resulted in range of equity values per share of Nationstar common stock on a standalone basis of $16.31 to $21.39 using a share price to BVPS multiple, and $17.21 to $24.16 using a share price to EPS multiple.

PJT Partners then calculated the discounted equity value per share of Nationstar common stock based on each of Nationstar’s “terminal value” after-tax net income and book value, and taking into account the Pro Forma Tax Projections. In order to calculate the pro forma valuation, PJT Partners utilized the “terminal value” after-tax net income and book value of Nationstar calculated in the standalone discounted equity valuation, and added the estimated value of net operating losses and certain other tax attributes of WMIH following completion of the merger for calendar years 2018E through 2030E, based on the Projections and the Pro Forma Tax Projections including an extrapolation thereof for calendar years 2022E through 2030E, discounted to present value (as of December 31, 2017) using a range of selected discount rates of 8.5% to 9.4% based on the weighted average cost of capital of the Combined Company as estimated by PJT Partners. This analysis resulted in range of equity values per share of Nationstar common stock on a Pro Forma Basis of $17.76 to $20.74 using a share price to BVPS multiple, and $18.25 to $22.26 using a share price to EPS multiple.

The following summarizes the results of these calculations:

Implied prices per share of Nationstar Common Stock
Share Price/BVPS(1)	$16.31 – $21.39
Pro Forma Basis Share Price/BVPS(2)	$17.76 – $20.74
Share Price/EPS(3)	$17.21 – $24.16
Pro Forma Basis Share Price/EPS(4)	$18.25 – $22.26

(1)	Implied prices per share of Nationstar common stock utilizing the updated information as of February 12, 2018: $16.31—$21.40.
(2)	Implied prices per share of Nationstar common stock utilizing the updated information as of February 12, 2018: $17.74—$20.72.

(3)	Implied prices per share of Nationstar common stock utilizing the updated information as of February 12, 2018: $17.22—$24.17.
(4)	Implied prices per share of Nationstar common stock utilizing the updated information as of February 12, 2018: $18.23—$22.23.

PJT Partners compared the range of implied prices per share of Nationstar common stock on a standalone basis to the range of implied prices per share of Nationstar common stock on a Pro Forma Basis.

Selected Comparable Company Analysis

PJT Partners reviewed and compared specific financial and operational data relating to Nationstar with selected mortgage servicer companies that PJT Partners deemed comparable to Nationstar. The selected comparable companies were New Residential Investment Corp., PennyMac Financial Services, Inc., Ocwen Financial Corporation and PHH Corporation. PJT Partners reviewed and compared such data in order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Nationstar common stock on a standalone basis and on a Pro Forma Basis, in each case by reference to these companies.

As part of its selected comparable company analysis, PJT Partners calculated and analyzed certain ratios and multiples, including: (1) share price as a multiple of calendar year 2017E BVPS and (2) share price as a multiple of calendar year 2018E EPS. All of these calculations were performed and based on publicly available financial data and consensus estimates, which estimates may not have fully reflected the relevant effects of the Tax Cuts and Jobs Act. The results of this selected comparable company analysis are summarized below:

	Median	Average
Share Price/2017E BVPS	1.09x	1.02x
Share Price/2018E EPS	7.1x	7.1x

PJT Partners, based on its professional judgement, selected the comparable companies listed above because PJT Partners believed their businesses and operating profiles are reasonably similar to that of Nationstar. However, because of the inherent differences between the business, operations and prospects of Nationstar and those of the selected comparable companies, PJT Partners believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, PJT Partners also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Nationstar and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Nationstar and the companies included in the selected company analysis.

Based upon these judgments, PJT Partners selected (1) a share price to calendar year 2017E BVPS multiple range of 0.9x to 1.1x and (2) a share price to calendar year 2018E EPS multiple range of 6.5x to 8.5x, in each case for Nationstar on a standalone basis and on a Pro Forma Basis (except calendar year 2018E EPS on a Pro Forma Basis was adjusted for estimated cash tax savings). PJT Partners then applied the applicable ranges to Nationstar’s share price to calendar year 2017E BVPS and share price to calendar year 2018E EPS based on the Projections and the Pro Forma Tax Projections, to calculate a range of implied prices per share of Nationstar common stock on a standalone basis and on a Pro Forma Basis. The following summarizes the results of these calculations:

Implied prices per share of Nationstar Common Stock
Share Price/2017E BVPS(1)	$15.64 – $19.12
Pro Forma Basis Share Price/2017E BVPS(2)	$17.60 – $19.43
Share Price/2018E EPS(3)	$14.37 – $18.79
Pro Forma Basis Share Price/2018E EPS (adjusted for cash tax savings)(4)	$17.41 – $19.89

(1)	Implied prices per share of Nationstar common stock utilizing the updated information as of February 12, 2018: $15.65—$19.13.
(2)	Implied prices per share of Nationstar common stock utilizing the updated information as of February 12, 2018: $17.58—$19.41.
(3)	Implied prices per share of Nationstar common stock utilizing the updated information as of February 12, 2018: $14.38—$18.80.
(4)	Implied prices per share of Nationstar common stock utilizing the updated information as of February 12, 2018: $17.40—$19.87.

PJT Partners compared the range of implied prices per share of Nationstar common stock on a standalone basis to the range of implied prices per share of Nationstar common stock on a Pro Forma Basis.

Selected Precedent Transaction Analysis

PJT Partners reviewed, to the extent publicly available, and analyzed the valuation and financial metrics relating to the following six selected transactions involving companies in the mortgage servicer industry, which PJT Partners in its professional judgment considered generally relevant for comparative purposes:

Announcement Date	Target	Acquiror
January 27, 2017	Stonegate Mortgage Corporation	Home Point Financial Corporation
February 24, 2015	Home Loan Servicing Solutions, Ltd.	New Residential Investment Corp.
October 24, 2012	Residential Capital LLC Assets	Ocwen Financial Corporation
October 3, 2012	Homeward Residential Holdings Inc.	Ocwen Financial Corporation
June 6, 2011	Litton Loan Servicing, L.P.	Ocwen Financial Corporation
March 28, 2011	Green Tree Servicing	Walter Investment Management

For each precedent transaction, PJT Partners reviewed the equity value of the target company in the transaction as a multiple of the target company’s book value prior to the transaction, as summarized in the following:

	Mean	Median
Equity Value/Book Value	1.1x	1.1x

Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Nationstar and the companies included in the selected precedent transaction analysis, which PJT Partners discussed with the Nationstar special committee. In addition, certain of the selected precedent transactions involved the purchase and sale of certain assets and businesses rather than transactions involving whole companies, and the selected precedent transactions occurred during periods in which financial, economic and market conditions were different from those in existence as of the date of PJT Partners’s opinion. Accordingly, PJT Partners believed, and discussed with the Nationstar special committee, that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the merger. In addition, the precedent transactions may not be comparable to the merger based on the relevant effects of the Tax Cuts and Jobs Act. PJT Partners therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the merger which would affect the acquisition equity values of the selected target companies and Nationstar. Based upon these judgments, after reviewing the above analysis, PJT Partners selected a share price to calendar year 2017E BVPS range of 1.0x to 1.2x for Nationstar on a standalone basis and on a Pro Forma Basis and applied this range to Nationstar’s calendar year 2017E per share price and BVPS based on the Projections and the Pro Forma Tax Projections, to calculate a range of implied prices per share of Nationstar common stock on a standalone basis and on a Pro Forma Basis. The following summarizes the result of these calculations:

Implied prices per share of Nationstar Common Stock
Price/2017E BVPS(1)	$17.38 – $20.86
Pro Forma Basis Price/2017E BVPS(2)	$18.51 – $20.34

(1)	Implied prices per share of Nationstar common stock utilizing the updated information as of February 12, 2018: $17.39—$20.87.
(2)	Implied prices per share of Nationstar common stock utilizing the updated information as of February 12, 2018: $18.49—$20.32.

PJT Partners compared the range of implied prices per share of Nationstar common stock on a standalone basis to the range of implied prices per share of Nationstar common stock on a Pro Forma Basis.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying PJT Partners’s opinion. In arriving at its fairness determination, PJT Partners considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, PJT Partners made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Nationstar or the contemplated transaction. The terms of the merger agreement, including the merger consideration, were determined through arm’s-length negotiations between Nationstar and WMIH, rather than PJT Partners, and the decision to enter into the merger agreement was solely that of Nationstar and WMIH.

PJT Partners prepared these analyses for purposes of PJT Partners providing its opinion to the Nationstar special committee as to the fairness from a financial point of view of the aggregate merger consideration to be received by holders of shares of Nationstar common stock (other than Fortress) in the merger, taking into account the mandatory election. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Nationstar, WMIH, PJT Partners or any other person assumes responsibility if future results are materially different from those forecasted.

PJT Partners is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Nationstar special committee selected PJT Partners because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally and in the mortgage service sector specifically.

PJT Partners is acting as financial advisor to the Nationstar special committee in connection with the merger. As compensation for its services in connection with the merger, PJT Partners is entitled to receive from Nationstar approximately $850,000 for services rendered up until the time PJT Partners delivered its opinion, and an additional $2.0 million which became payable upon the delivery of PJT Partners’s opinion. In addition, at the sole discretion of the Nationstar special committee, a discretionary fee may be payable to PJT Partners. Nationstar has agreed to reimburse PJT Partners for its out-of-pocket expenses incurred in connection with the merger and to indemnify PJT Partners for certain liabilities that may arise out of its engagement by the Nationstar special committee and the rendering of PJT Partners’s opinion. In the ordinary course of its and its affiliates’ businesses, PJT Partners and its affiliates may provide investment banking and other financial services to Nationstar, WMIH and their respective affiliates and may receive compensation for the rendering of these services. During the past two years preceding the date of its written opinion, PJT Partners and certain of its affiliated entities advised (i) an entity in which Fortress and its affiliates maintain a significant investment on matters unrelated to the merger, for which PJT Partners may in the future receive customary compensation, and (ii) KKR and its affiliates and certain entities in which KKR and its affiliates have an investment, in each case on matters unrelated to the merger, for which PJT Partners has received or may in the future receive customary compensation.

Certain WMIH Financial Forecasts

WMIH does not prepare forecasts or internal projections as to its future performance, so WMIH did not provide KBW or Nationstar with prospective financial information similar to the financial information that Nationstar provided to Citi and PJT Partners as described above under “—Certain Nationstar Financial Forecasts”. WMIH did, however, provide KBW and Nationstar with information about WMIH’s deferred tax asset and incremental debt expense after giving effect to the debt financing for the merger, which was considered by KBW and Nationstar’s financial advisors for the purpose of preparing their respective fairness opinions.

Recommendation of the WMIH Board of Directors and Reasons for the Merger

After careful consideration, the WMIH board of directors, at a meeting held on February 11 and 12, 2018, upon recommendation by the WMIH audit committee, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, are in the best interests of WMIH and its stockholders. Accordingly, the WMIH board of directors approved the merger agreement and unanimously recommends that WMIH stockholders vote “FOR” the approval of the stock issuance and “FOR” the WMIH adjournment proposal (if necessary or appropriate).

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the stock issuance, and to recommend that WMIH’s stockholders approve the stock issuance, the WMIH board of directors evaluated Nationstar and the proposed transaction in consultation with WMIH management, as well as WMIH’s financial, tax and legal advisors. During its deliberations, the WMIH board of directors considered a number of factors, including the following material factors weighing positively in favor of the Nationstar transaction:

•	the belief that Nationstar’s business model, operations, financial condition, asset quality, earnings prospects and future growth opportunities and industry sector satisfy WMIH’s acquisition criteria, particularly in light of WMIH’s focus on targets in the financial services industry, as well as companies with consumer finance, commercial finance, specialty finance, leasing and insurance operations;

•	the status of Nationstar as a leading mortgage servicing platform in the U.S., serving over 3.2 million customers;

•	the fact that Nationstar’s flagship brand, Mr. Cooper, is the largest non-bank mortgage servicer in the U.S.;

•	the favorable long-term outlook for the Nationstar business based on its competitive position, management experience, technology systems, compliance culture and new product initiatives;

•	the fact that the WMIH board of directors reviewed strategic alternatives and opportunities available to WMIH since emergence from bankruptcy and in light of such efforts, the WMIH board of directors has deemed Nationstar to be a favorable opportunity for WMIH;

•	the belief that Nationstar possesses an experienced management team, which has good relationships with regulators, oversees a solid compliance culture and is expected to remain with the combined company;

•	the belief that there will be strong stewardship on the combined company board of directors based on experienced directors from WMIH’s board of directors continuing to serve on the board of directors of the combined company;

•	the potential to generate attractive core returns on capital for Nationstar’s business through WMIH, including the opportunities to expand Nationstar’s origination activity into adjacent channels;

•	the belief that the combined company will have enough free cash flow to service its debt obligations going forward;

•	the belief that the combined company will benefit from WMIH’s platform and financial attributes, which are expected to enhance free cash flow available to support business growth and be accretive to stockholders’ equity;

•	the belief that Nationstar’s stable core IT systems will be able to support the needs of the combined business and may be expanded;

•	the belief that Xome represents a driver of additional value to Nationstar as a technology-enabled mortgage and real estate service business;

•	the potential to grow technology and data-enhanced services provided to home buyers, home sellers, real estate professionals and companies engaged in the origination and/or servicing of mortgage loans through the Xome platform;

•	the belief that the combined company should be able to leverage technology, derive greater automation efficiencies (and resulting cost benefits) and provide new products and services;

•	the fact that WMIH has an approximately $1.26 billion deferred tax asset that is expected to be fully or partially recorded upon completion of the merger;

•	the belief that WMIH’s platform, together with and more creativity around capital markets execution, could create incremental economics through more efficient monetization of mortgage servicing rights and other assets;

•	the potential to drive material appreciation in WMIH’s share price over time;

•	the expectation that WMIH will benefit from an improved public company profile, including increased liquidity in its stock;

•

the belief that the terms of the merger agreement, including the merger consideration, were the result of extensive arm’s-length negotiations between representatives of WMIH and Nationstar; and the fact that the merger consideration is fixed and will not fluctuate based upon changes in the market price of the

WMIH common stock between the date of the merger agreement and the date of the consummation of the proposed combination, providing greater certainty to WMIH regarding the anticipated financial benefits of the combination;

•	the opinion, dated February 12, 2018, of KBW to the WMIH board of directors and the WMIH audit committee as to the fairness, from a financial point of view and as of the date of the opinion, to WMIH of the aggregate merger consideration in the proposed merger, as more fully described below under “—Opinion of WMIH’s Financial Advisor” beginning on page 136;

•	the belief and expected likelihood that the regulatory and other approvals required in connection with the merger will be received in a reasonably timely manner and without the imposition of burdensome conditions; and

•	the consideration that the proposed transaction would satisfy the “Qualified Acquisition” definition in WMIH’s charter.

In the course of its deliberations, the WMIH board of directors also considered a variety of risks and other countervailing factors related to the merger agreement and the merger, including the following material factors:

•	the risk that the regulatory environment of Nationstar’s business and government policy changes can negatively impact its business;

•	the risk that the mortgage servicing industry is a highly competitive industry and there is the potential for technology disruption;

•	the risk that there may be an earnings shift regarding Nationstar’s business and that earnings can be unpredictable;

•	the risk that there may be cyclical exposure to the combined company in regards to high capital needs in a downturn;

•	the fact that the Nationstar board of directors has the right under the merger agreement to withdraw its recommendation to the Nationstar stockholders that they adopt the merger agreement in certain circumstances, including a right by the Nationstar board of directors to exercise their fiduciary out and withhold, withdraw, qualify or modify its recommendation that Nationstar stockholders adopt the merger agreement, which under certain circumstances would result in a $65 million termination fee paid to WMIH, as more fully described under “The Merger Agreement—Covenants and Agreements” beginning on page 164, and the right of the Nationstar board of directors to terminate the merger agreement in certain circumstances, as more fully described under “The Merger Agreement—Termination; Termination Fee” beginning on page 179;

•	the risk that despite the fact that WMIH has obtained $2.75 billion in debt commitments from lenders, WMIH may not be able to obtain its preferred form of financing to consummate the merger, the terms of the financing may be less favorable to WMIH than expected, depending on market conditions (although subject to committed terms), and the merger agreement contains a no financing condition to close the merger;

•	the risk that following the merger the combined company will be significantly more highly leveraged than Nationstar is today, which may limit the combined company’s financial flexibility, including with respect to future capital plans and acquisitions, if any, and could increase its vulnerability to adverse economic and industry conditions;

•	the possibility that the merger might not be consummated in a timely manner or at all due to a failure of certain conditions, including with respect to the required approval of the transaction by antitrust or other regulatory authorities;

•

the risk that there are significant costs involved in connection with negotiating the merger agreement and completing the merger, including in connection with any litigation that may result from the announcement or pendency of the merger and seeking the required regulatory approvals, and the fact that if the merger is not consummated, WMIH may be required to bear such costs which could cause its financial condition to suffer;

•	the risk of inherent uncertainty of achieving management’s projections, and that as a result the actual financial results in future periods could differ materially from management’s forecasted results in regards to the combined company;

•	the provisions of the merger agreement that restrict WMIH’s ability to solicit or participate in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, which could have a material adverse effect on WMIH’s ability to consummate a Qualified Acquisition (as such term is defined in WMIH’s charter) prior to the mandatory redemption date of the WMIH Series B preferred stock;

•	the fact that WMIH’s stockholders will need to approve the stock issuance and Nationstar’s stockholders will need to approve the adoption of the merger agreement and if they do not do so or if certain other conditions are not met, there is a potential for WMIH to be liable to Nationstar for a termination fee of $125 million upon the termination of the merger agreement under certain circumstances, which could adversely impacting WMIH’s ability to consummate an Acquisition or Qualified Acquisition (as each term is defined in WMIH’s charter); and

•	the WMIH board of directors considered the types and nature of the risks described under the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 33.

The foregoing discussion of the information and factors considered by the WMIH board of directors is not intended to be exhaustive, but WMIH believes it addresses the material information and factors considered by the WMIH board of directors in its consideration of the merger and the other transactions contemplated by the merger agreement, including factors that may support the merger as well as factors that may weigh against it. The WMIH board of directors concluded that the potentially negative factors associated with the merger were outweighed by the potential benefits that it expected WMIH stockholders would receive as a result of the merger, including the belief of the WMIH board of directors that the merger would maximize the value received by WMIH stockholders and eliminate the risks and uncertainties affecting the future prospects of WMIH as a standalone company. In view of the variety of factors and the amount of information considered, the WMIH board of directors did not find it practicable to quantify or otherwise assign any relative weights to, and did not make specific assessments of, the factors considered in reaching its determination, and individual members of the WMIH board of directors may have given different weights to different factors. The above factors are not listed in any particular order of priority. The WMIH board of directors did not reach any specific conclusion with respect to any of the factors or reasons considered and considered all of these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination.

In considering the recommendation of the WMIH board of directors, you should be aware that certain members of the WMIH board of directors and certain executive officers of WMIH may be deemed to have financial interests in the merger that are in addition to, or different from, the interests of WMIH stockholders generally. The WMIH board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement, and in recommending that the stockholders approve the issuance of WMIH common stock to the Nationstar stockholders in connection with the merger.

It should be noted that this explanation of the WMIH board of directors’ reasoning and all other information presented in this section is forward-looking in nature, and therefore should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 32.

Opinion of WMIH’s Financial Advisor

WMIH engaged KBW to render financial advisory and investment banking services to WMIH, including an opinion to the WMIH board of directors and the WMIH audit committee as to the fairness, from a financial point of view, to WMIH of the aggregate merger consideration in the proposed merger. WMIH selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW participated telephonically at the meeting of the WMIH board of directors held on February 11 and 12, 2018 at which the WMIH board of directors and the WMIH audit committee evaluated the proposed merger. At this meeting, on February 12, 2018, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the WMIH board of directors and the WMIH audit committee to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the aggregate merger consideration in the proposed merger was fair, from a financial point of view, to WMIH. The audit committee unanimously recommended that the WMIH board of directors approve, and the WMIH board of directors unanimously approved, the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the WMIH board of directors (in its capacity as such) and the WMIH audit committee (in its capacity as such) in connection with their respective consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the aggregate merger consideration in the merger to WMIH. It did not address the underlying business decision of WMIH to engage in the merger or enter into the merger agreement or constitute a recommendation to the WMIH board of directors or the WMIH audit committee in connection with the merger, and it does not constitute a recommendation to any holder of WMIH stock or any stockholder of any other entity as to how to vote or act in connection with the merger, any related transaction or any other matter (including, with respect to holders of Nationstar common stock, what election any such stockholder should make with respect to the cash consideration or the stock consideration), nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger or any related transaction or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of WMIH and Nationstar and bearing upon the merger, including, among other things:

•	the execution version of the merger agreement, dated as of February 12, 2018;

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of WMIH;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 of WMIH;

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of Nationstar;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 of Nationstar;

•	certain other interim reports and other communications of WMIH and Nationstar to their respective stockholders; and

•	other financial information concerning the businesses and operations of WMIH and Nationstar that was furnished to KBW by WMIH and Nationstar or that KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of WMIH and Nationstar;

•	the assets and liabilities of WMIH and Nationstar;

•	the nature and terms of certain other merger transactions and business combinations in the financial services industry;

•	a comparison of certain financial and stock market information of Nationstar with similar information for certain other companies, the securities of which are publicly traded;

•	financial and operating forecasts and projections of Nationstar with respect to fiscal years 2018 through 2021 (as adjusted to give effect to an assumed tax rate provided to KBW by WMIH management) that were prepared by, and provided to KBW and discussed with KBW by, Nationstar management, and assumed Nationstar growth rates with respect to periods thereafter that were provided to and discussed with KBW by WMIH management, all of which information was used and relied upon by KBW, based on such discussions, at the direction of WMIH management and with the consent of the WMIH board of directors;

•	adjusted balance sheet and capital data of WMIH, giving effect to WMIH’s estimates and assumptions regarding the conversion of all or substantially all of the outstanding WMIH preferred stock, together with the special distribution of additional shares of WMIH common stock to the holders of WMIH Series B preferred stock in connection with the merger (which we refer to collectively as the “WMIH Preferred Stock Transactions”), and the warrant exchange, that was prepared by WMIH management, provided to and discussed with KBW by such management and used and relied upon by KBW at the direction of WMIH management and with the consent of the WMIH board of directors;

•	valuation assumptions regarding the potential future utilization of WMIH’s net operating loss carry-forward (which were based on an assumed tax rate and assumptions regarding the future taxable income that WMIH could generate after a hypothetical acquisition with the same characteristics as the merger, using the financial and operating forecasts and projections of Nationstar with respect to fiscal years 2018 through 2021 and assumed Nationstar growth rates referred to above) provided to and discussed with KBW by WMIH management, and used and relied upon by KBW at the direction of such management and with the consent of the WMIH board of directors; and

•	estimates regarding certain pro forma financial effects of the merger on WMIH (including without limitation the potential tax benefits expected to result or be derived from the merger through future utilization of WMIH’s net operating loss carry-forward) that were prepared by WMIH management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the WMIH board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the financial services industry generally. KBW also participated in discussions that were held with the managements of WMIH and Nationstar regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. As part of KBW’s engagement as financial advisor to WMIH, KBW advised and assisted WMIH, to the extent requested by WMIH, in its considering the desirability of the merger and in its developing a general strategy for accomplishing the merger. However, KBW was not requested to participate directly, and did not participate directly, in negotiating or structuring the merger.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Nationstar, with the consent of WMIH, as to the reasonableness and achievability of the financial and operating forecasts and projections of Nationstar with respect to fiscal years 2018 through 2021 (and the assumptions and bases therefor) referred to above, and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management, and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW relied upon the management of WMIH as to the reasonableness and achievability of the assumed tax rates and Nationstar growth rates, the valuation assumptions regarding the potential future utilization of WMIH’s net operating loss carry-forward, and the estimates regarding certain pro forma financial effects of the merger on WMIH (including, without limitation, the potential tax benefits expected to result or be derived from the merger through future utilization of WMIH’s net operating loss carry-forward), all as referred to above, as well as the assumptions set forth in and the bases for all such information. KBW assumed, at the direction of WMIH, that all of such information provided to KBW by WMIH management was reasonably prepared and represented the best currently available estimates and judgments of WMIH management, and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated. KBW’s analysis of WMIH for purposes of considering the stock portion of the aggregate merger consideration was primarily based on analyzing the present value of WMIH’s net operating loss carry-forward using the valuation assumptions regarding the potential future utilization of WMIH’s net operating loss carry-forward referred to above that were used and relied upon by KBW at the direction of WMIH management and with the consent of the WMIH board of directors.

It is understood that the portion of the foregoing financial information of Nationstar and WMIH that was provided to KBW was not prepared with the expectation of public disclosure, that all of the foregoing financial information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of WMIH and Nationstar and with the consent of WMIH, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either WMIH or Nationstar since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of reserves for losses and loss adjustment expenses and KBW assumed, without independent verification and with WMIH’s consent, that the aggregate reserves for loss and loss adjustment expenses for WMIH and Nationstar are adequate to cover such losses. KBW is also not an expert in the evaluation of the fair value of mortgage servicing rights. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of WMIH or Nationstar, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of WMIH or Nationstar under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy. KBW did not review Nationstar’s servicing agreements, nor did KBW evaluate Nationstar’s ability to perform its obligations thereunder, including making servicing advances (if required), or its ability to recover any such servicing advances.

At WMIH’s direction, KBW assumed the occurrence of the debt financing, the WMIH Preferred Stock Transactions and the warrant exchange, as described to KBW by WMIH, for purposes of certain of KBW’s analyses. KBW assumed, in all respects material to its analyses:

•	the merger and any related transactions (including, without limitation, the debt financing, the WMIH Preferred Stock Transactions and the warrant exchange) would be completed substantially in accordance with the terms set forth in the merger agreement or as otherwise described to KBW by representatives of WMIH, with no adjustments to the aggregate merger consideration and with no other consideration or payments in respect of Nationstar common stock;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	each party to the merger agreement or any of the related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction and all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement or any related documents; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of WMIH or Nationstar, or the contemplated benefits of the merger, including without limitation the tax benefits expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Exchange Act, and all other applicable federal and state statutes, rules and regulations and the respective governing organizational documents of WMIH and Nationstar. KBW was further advised by representatives of WMIH that WMIH relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to WMIH, Nationstar, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the aggregate merger consideration in the merger to WMIH. KBW expressed no view or opinion as to any other terms or aspects of the merger or any terms or aspects of any related transaction (including, without limitation, the debt financing, the WMIH Preferred Stock Transactions or the warrant exchange), including, without limitation, the form or structure of the merger (including the form of aggregate merger consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the merger or any such related transaction to WMIH, its stockholders, creditors or otherwise (including, without limitation, the WMIH Preferred Stock Transactions and the warrant exchange), or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of WMIH to engage in the merger or any related transaction or enter into the merger agreement;

•	the relative merits of the merger or any related transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by WMIH or the WMIH board of directors;

•	any business, operational or other plans with respect to WMIH or Nationstar that might be contemplated by WMIH or the WMIH board of directors or that might be implemented by WMIH or the WMIH board of directors subsequent to the closing of the merger;

•	the fairness of the amount or nature of any compensation to any of WMIH’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of WMIH common stock or relative to the aggregate merger consideration;

•	the effect of the merger or any related transaction on, or the fairness of the aggregate merger consideration or any other consideration or payment to, holders of any class of securities of WMIH (including, without limitation, WMIH common stock, WMIH preferred stock or WMIH warrants), Nationstar or any other party to any transaction contemplated by the merger agreement;

•	any election by holders of Nationstar common stock to receive the cash consideration or the stock consideration or any combination thereof, or the actual allocation among such holders between cash and stock (including, without limitation, any reallocation thereof as a result of proration or otherwise pursuant to the merger agreement) or the relative fairness of the cash consideration and the stock consideration;

•	whether WMIH has sufficient cash, available lines of credit or other sources of funds to enable it to pay the cash portion of the aggregate merger consideration to the holders of Nationstar common stock at the closing of the merger;

•	the actual value of WMIH common stock to be issued in the merger or any related transaction;

•	the prices, trading range or volume at which WMIH common stock or Nationstar common stock would trade following the public announcement of the merger or the prices, trading range or volume at which WMIH common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to Holdco, WMIH, Nationstar, any of their respective stockholders, or relating to or arising out of or as a consequence of the merger or any related transaction including whether the merger would not result in an ownership change of WMIH under Section 382(g) of the Code or whether WMIH’s net operating loss carry-forward would not be subject to limitations under Treasury Regulations Sections 1.1502-15, 1.1502-21 or 1.1502-22.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, WMIH and Nationstar. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the WMIH board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the WMIH board of directors with respect to the fairness of the aggregate merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between WMIH and Nationstar and the decision of WMIH to enter into the merger agreement was solely that of the WMIH board of directors.

The following is a summary of the material financial analyses presented by KBW to the WMIH board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the WMIH board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Implied Aggregate Merger Consideration. KBW calculated implied values of the aggregate merger consideration in the merger by adding together the aggregate cash consideration of approximately $1,226 million and implied values of the aggregate stock consideration based on a range of implied values of WMIH common stock derived by analyzing the present value of WMIH’s net operating loss carry-forward as described in the paragraph below.

KBW performed a net present value analysis of WMIH’s net operating loss carry-forward to estimate a range for the implied equity value of WMIH. KBW used valuation assumptions regarding the potential future utilization of WMIH’s net operating loss carry-forward provided by WMIH management (which were based on an assumed tax rate and assumptions regarding the future taxable income that WMIH could generate after a hypothetical acquisition with the same characteristics as the merger, using the financial and operating forecasts and projections of Nationstar with respect to fiscal years 2018 through 2021 prepared by Nationstar management and assumed Nationstar growth rates provided by WMIH management), and KBW assumed discount rates ranging from 10.0% to 16.0%. A range for the implied equity value of WMIH was derived by adding (i) the present value of the tax savings that WMIH could generate from future utilization of WMIH’s net operating loss carry-forward over the period from October 1, 2018 to December 31, 2029, and (ii) WMIH’s estimated total net cash as provided by WMIH management. KBW did not take into account the value attributable to WM Mortgage Reinsurance Company, Inc. Based on adjusted diluted share data of WMIH giving effect to WMIH’s estimates and assumptions regarding the WMIH Preferred Stock Transactions and warrant exchange provided by WMIH management, this analysis resulted in a range of implied values per share of WMIH common stock of $1.58 per share to $1.83 per share, a range of implied values of the aggregate stock consideration of $635 million to $735 million and a range of implied values of the aggregate merger consideration in the merger of $1,861 million to $1,961 million.

The results of the above analysis of WMIH’s net operating loss carry-forward are highly dependent on the assumptions that must be made, including those regarding the target company assumed to be acquired by WMIH. Any acquisition candidate would necessarily have different profitability, risk and tax characteristics, as well as distinct costs of capital, which would result in different prospective valuations of WMIH’s net operating loss carry-forward. The foregoing analysis did not purport to be indicative of the actual values or expected values of WMIH or the pro forma combined company.

Selected Companies Analysis of Nationstar. Using publicly available information, KBW compared the market performance of Nationstar to five selected publicly traded mortgage origination and servicing companies, referred to as the selected companies.

The selected companies were as follows:

•	PennyMac Financial Services, Inc.

•	Impac Mortgage Holdings, Inc.

•	PHH Corporation

•	Ocwen Financial Corporation

•	Walker & Dunlop, Inc.

To perform this analysis, KBW used market price information as of February 9, 2018 and publicly available book values as of September 30, 2017. KBW also used 2018 and 2019 earnings per share (“EPS”) estimates taken from financial and operating forecasts and projections of Nationstar provided by Nationstar management (as adjusted to give effect to an assumed tax rate provided by WMIH management) and consensus “street estimates” of the selected companies for which consensus “street estimates” were publicly available.

KBW’s analysis showed, among other things, the following concerning the market performance of Nationstar and, to the extent available, the selected companies:

		Selected Companies
	Nationstar	25th Percentile	Average	Median	75th Percentile
Stock Price / 2018 Estimated EPS (x)[1]	7.6	5.0	6.2	6.7	7.6
Stock Price / 2019 Estimated EPS (x)[2]	5.5	6.6	7.2	7.2	7.8
Stock Price / Book Value per Share (%)	98.1	65.0	102.6	71.4	127.6
Stock Price / Tangible Book Value per Share (%)	103.8	71.4	125.4	128.8	134.9

1.	Based on three selected companies for which consensus “street estimates” showing positive EPS were publicly available.
2.	Based on two selected companies for which consensus “street estimates” showing positive EPS were publicly available.

KBW then applied the 25th percentile and 75th percentile multiples and percentages of the selected companies to the corresponding financial data of Nationstar. This analysis indicated the following ranges of the implied equity value of Nationstar, as compared to the range of implied values of the aggregate merger consideration in the merger of $1,861 million to $1,961 million:

Implied Equity Values Range for Nationstar
Stock Price / 2018 Estimated EPS (x)	$1,097 million to $1,685 million
Stock Price / 2019 Estimated EPS (x)	$1,995 million to $2,375 million
Stock Price / Book Value per Share (%)	$1,086 million to $2,131 million
Stock Price / Tangible Book Value per Share (%)	$1,126 million to $2,129 million

No company used as a comparison in the above selected companies analysis is identical to Nationstar. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis. KBW reviewed publicly available information related to 11 selected acquisitions of residential mortgage servicers and originators, referred to as the selected transactions.

The selected transactions were as follows:

Acquiror	Acquired Company
New Residential Investment Corp.	Shellpoint Partners LLC
Caliber Home Loans, Inc.	Home Loan Division, Banc of California
Home Point Financial Corp.	Stonegate Mortgage Corp.
JG Wentworth	WestStar Mortgage Inc.
Impac Mortgage Holdings	CashCall Mortgage Division
Northrim BanCorp, Inc.	Residential Mortgage Holding Company, LLC
ZAIS Financial Corp.	GMFS, LLC
Aris Mortgage Holding Company, LLC	AmeriHome Mortgage Corporation
Nationstar Mortgage Holdings Inc.	GreenLight Financial Services, Inc.
MVB Financial Corp.	Potomac Mortgage Group, LLC
Ocwen Financial Corporation	Homeward Residential Holdings, Inc.

For each selected transaction, KBW derived, among other things, the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company (calculated both including and excluding potential earn-outs in the case of five selected transactions) and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the acquisition:

•	Transaction value to tangible book value of the acquired company; and

•	Transaction value to trailing 12-months (“TTM”) pre-tax earnings of the acquired company.

KBW’s analysis showed the following concerning the implied transaction statistics of the selected transactions:

	Selected Transactions
	25th Percentile	Average	Median	75th Percentile
Transaction Value (including Earn-outs[1]) / Tangible Book Value (x)[2]	1.5	1.6	1.6	2.0
Transaction Value (including Earn-outs[1]) / TTM Pre-tax Earnings (x)[3]	3.2	7.3	5.6	9.3
Transaction Value (excluding Earn-outs) / Tangible Book Value (x)[2]	1.1	1.4	1.3	1.7
Transaction Value(excluding Earn-outs) / TTM Pre-tax Earnings (x)[3]	1.5	3.9	3.2	4.1

1.	Assumed maximum additional consideration as outlined at announcement of the acquisition.
2.	Based on 10 selected transactions for which information was publicly available.
3.	Based on five selected transactions. Excluded four selected transactions for which information was not publicly available and two other selected transactions for which the TTM pre-tax EPS multiples were considered to be not meaningful.

KBW then applied the 25th percentile and 75th percentile multiples of the selected transactions to the corresponding financial data of Nationstar as of or for the 12 months ended September 30, 2017. This analysis indicated the following ranges of the implied equity value of Nationstar, as compared to the range of implied values of the aggregate merger consideration in the merger of $1,861 million to $1,961 million:

Implied Equity Value Ranges for Nationstar
Transaction Value (including Earn-outs) / Tangible Book Value (x)	$967 million to $2,816 million
Transaction Value (including Earn-outs) / TTM Pre-tax Earnings (x)	$2,304 million to $3,219 million
Transaction Value (excluding Earn-outs) / Tangible Book Value (x)	$464 million to $1,257 million
Transaction Value(excluding Earn-outs) / TTM Pre-tax Earnings (x)	$1,739 million to $2,743 million

No company or transaction used as a comparison in the above selected transaction analysis is identical to Nationstar or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Discounted Cash Flow Analysis of Nationstar. KBW performed a discounted cash flow analysis of Nationstar on a standalone basis to estimate a range for the implied equity value of Nationstar. In this analysis, KBW used financial and operating forecasts and projections of Nationstar with respect to fiscal years 2018 through 2021 prepared by Nationstar management (as adjusted to give effect to an assumed tax rate provided by WMIH management) and assumed Nationstar growth rates with respect to periods thereafter that were provided by WMIH management.

KBW assumed discount rates ranging from 11.5% to 15.5%. A range of values were derived by adding (i) the present value of the estimated excess cash flows that Nationstar could generate over the 4.25-year period from October 1, 2018 through 2022 and (ii) the present value of Nationstar’s implied terminal value at the end of such period. In calculating the terminal value of Nationstar, KBW applied a range of 5.5x to 7.5x Nationstar’s estimated 2023 earnings. This discounted cash flow analysis resulted in a range for the implied equity value of Nationstar of $2,412 million to $3,424 million, as compared to the range of implied values of the aggregate merger consideration in the merger of $1,861 million to $1,961 million.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Nationstar.

Miscellaneous. KBW acted as a financial advisor to WMIH as further described in KBW’s opinion in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of securities in the financial services industry in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to certain existing sales and trading relationships that are maintained by KBW and its broker-dealer affiliates with WMIH, Nationstar and their respective affiliates), may from time to time purchase securities from, and sell securities to, WMIH and Nationstar. In addition, as market makers in securities, KBW and its affiliates may from time to time have long or short positions in, and buy or sell, debt or equity securities of WMIH or Nationstar for its and their own respective accounts and for the accounts of its and their respective customers and clients. As of the date of KBW’s opinion, KBW maintained a long position of 14,316 shares of WMIH common stock.

Pursuant to the KBW engagement agreement, WMIH has agreed to pay KBW a total cash fee of $5,250,000, $2,000,000 of which became payable with the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the merger. WMIH also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to its present engagement, in the two years preceding the date of KBW’s opinion, KBW has provided investment banking and financial advisory services to WMIH and received compensation for such services. KBW acted as a financial advisor to the WMIH finance committee in connection with the amendment by WMIH of the terms of WMIH’s 3.00% Series B Convertible Preferred Stock in December 2017. In the two years preceding the date of KBW’s opinion, KBW has not provided investment banking and financial advisory services to Nationstar. KBW may in the future provide investment banking and financial advisory services to WMIH or Nationstar and receive compensation for such services.

Management and Board of Directors of WMIH After the Merger

Pursuant to the merger agreement, WMIH has agreed to take all requisite action to cause its board of directors, as of the effective time of the merger, to consist of (i) Steve Scheiwe, Tagar Olson and Chris Harrington, all of whom are current members of its board of directors, (ii) three current members of the Nationstar board of directors selected by Nationstar and (iii) the CEO of Nationstar who is currently Jay Bray. As of the date of this joint proxy statement/prospectus, Nationstar has not selected any members of its board of directors for appointment to the WMIH board of directors. Nationstar does not expect to identify all of the directors that it will appoint to the WMIH board of directors before the Nationstar special meeting or the WMIH annual meeting. However, WMIH is obligated under the merger agreement to appoint all of the directors identified by Nationstar as of the completion of the merger. WMIH will disclose the identities of such directors in the public filings it makes with the SEC when they are determined but in any event before the completion of the merger. Information regarding current directors of WMIH, including biographical information, compensation and stock ownership, can be found in this joint proxy statement/prospectus. Information regarding current directors of WMIH, including biographical information, compensation and stock ownership, can be found in this joint proxy statement/prospectus under the heading “Other Matters Relating to the WMIH Annual Meeting” beginning on page 57.

Following the merger, WMIH and Nationstar expect that the combined company will be managed by current members of Nationstar’s management team. WMIH and Nationstar do not expect to identify which of Nationstar’s current management will become officers of the combined company before the Nationstar special meeting or the WMIH annual meeting. WMIH will disclose the identities of such officers in the public filings it makes with the SEC when they are determined, which it expects to do before the completion of the merger.

Interests of WMIH Directors and Executive Officers and the KKR Entities in the Merger

In considering the recommendations of the WMIH board of directors, WMIH stockholders should be aware that certain directors and executive officers of WMIH have interests in the merger that may be different from, or in addition to, the interests of WMIH stockholders generally. These interests are described below. The WMIH board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and in recommending that WMIH stockholders approve the merger proposal. For purposes of all WMIH agreements described below, the completion of the transactions contemplated by the merger agreement will constitute a Qualifying Acquisition.

WMIH’s named executive officers are: Mr. William C. Gallagher, Chief Executive Officer; Thomas L. Fairfield, President and Chief Operating Officer; Charles Edward Smith, Executive Vice President, Chief Legal Officer and Secretary, and Timothy F. Jaeger, Senior Vice President, Interim Chief Financial Officer and Interim Chief Accounting Officer.

Board Membership. Upon the consummation of the merger, it is expected that four of the WMIH directors will resign and Christopher J. Harrington, Tagar C. Olson and Steven D. Scheiwe shall remain directors of the new combined company.

Associates of Directors. Tagar Olson and Chris Harrington were appointed to the WMIH Board by KKR. Based on each of Mr. Olson’s and Mr. Harrington’s roles at KKR, KKR could be considered an “associate” of each of Mr. Olson and Mr. Harrington. As disclosed in “Other Matters Relating to the WMIH Annual Meeting—Certain Relationships and Related Party Transactions” beginning on page 83, KKR and its affiliates have interests in the merger in addition to those arising out of their ownership of WMIH stock.

Treatment of WMIH Restricted Stock Awards. Mr. Gallagher and Mr. Fairfield each hold shares of restricted WMIH stock, which will fully vest upon the consummation of a Qualifying Acquisition, subject to adjustment for a $1.75 minimum price per share. The restricted shares described below have been adjusted to reflect the additional 507,936 shares each will be issued upon the closing of the merger.

Pursuant to the Gallagher Restricted Stock Agreement, the 2,285,714 restricted shares awarded to Mr. Gallagher will only vest in full upon the consummation of a Qualifying Acquisition if Mr. Gallagher continues to be employed by WMIH until such time. However, if WMIH consummates a Qualifying Acquisition within six months following a termination of Mr. Gallagher’s employment by WMIH without Cause, due to Mr. Gallagher’s resignation for Good Reason, as a result of Mr. Gallagher’s death or disability or due to the expiration of the employment term, then the 2,285,714 restricted shares will vest at the time of the consummation of the Qualifying Acquisition. The completion of the merger will constitute a Qualifying Acquisition for purposes of the Gallagher Restricted Stock Agreement. Mr. Gallagher may also be entitled to receive an additional grant of restricted stock pursuant to the terms of his employment agreement, which will also vest upon the consummation of the merger.

Pursuant to the Fairfield Restricted Stock Agreement, the 2,285,714 restricted shares awarded to Mr. Fairfield will only vest in full upon the consummation of a Qualifying Acquisition if Mr. Fairfield continues to be employed by WMIH until such time. However, if WMIH consummates a Qualifying Acquisition within six months following a termination of Mr. Fairfield’s employment by WMIH without Cause, due to Mr. Fairfield’s resignation for Good Reason, as a result of Mr. Fairfield’s death or disability or due to the expiration of the employment term, then the 2,285,714 restricted shares will vest at the time of the consummation of the Qualifying Acquisition. The completion of the merger will constitute a Qualifying Acquisition for purposes of the Fairfield Restricted Stock Agreement. Mr. Fairfield may also be entitled to receive an additional grant of restricted stock pursuant to the terms of his employment agreement, which will also vest upon the consummation of the merger.

For an estimate of the amounts payable to Messrs. Gallagher and Fairfield pursuant to these agreements, see “—Merger Related Compensation for WMIH Named Executive Officers—Golden Parachute Compensation,” below.

Compensatory Arrangements Relating to the Merger. In connection with the merger, WMIH may award cash compensation, not to exceed $4,250,000, in the aggregate, to certain of its officers and employees, including the named executive officers, which may be paid as bonuses, severance payments or other forms of retention or incentive payments. As of the date of this joint proxy statement/prospectus, no such cash compensation has been awarded to any of WMIH’s officers and employees.

Interests of the KKR Entities. The KKR Entities also have interests in the merger that may be different from, or in addition to, the interests of WMIH stockholders generally. Among other things, as a result of the merger, the WMIH Series B preferred stock owned by Wand Investors will mandatorily convert into shares of WMIH common stock, and Wand Holdings has agreed to exchange, conditioned and effective upon the effectiveness of the merger, the 61,400,000 WMIH warrants it holds for 21,197,619 shares of WMIH common stock. Wand

Investors will continue to hold its WMIH Series A preferred stock following the merger, which ownership entitles it to certain rights, including board designation rights. The KKR Entities are also affiliates of KCM, which is providing services to WMIH and will receive compensation therefor in connection with the merger. See “Other Matters Relating to the WMIH Annual Meeting—Certain Relationships and Related Party Transactions—Relationship with KKR” beginning on page 83 of this joint proxy statement/prospectus.

Merger-Related Compensation for WMIH’s Named Executive Officers

The following table and the related footnotes provide information about the compensation to be paid to WMIH’s named executive officers that is based on or otherwise relates to the merger, which, per SEC disclosure rules, is referred to as “Golden Parachute” compensation. The compensation shown in this table and described in the footnotes to the table is included in the non-binding, advisory vote of the WMIH stockholders at the WMIH annual meeting as part of the “advisory compensation proposal”, as described in “WMIH Proposals—Advisory Compensation Proposal” beginning on page 55. As required by applicable SEC rules, all amounts below are determined using the per share value of WMIH common stock that has been calculated based on a per share price of WMIH common stock of $1.27 (the average closing market price of WMIH common stock over the first five business days following the public announcement of the merger on February 13, 2018). As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

In addition, in connection with the merger, WMIH may award cash compensation, not to exceed $4,250,000, in the aggregate, to certain of its officers and employees, including the named executive officers, which may be paid as bonuses, severance payments or other forms of retention or incentive payments. As of the date of this joint proxy statement/prospectus, no such cash compensation has been awarded to any of WMIH’s officers and employees.

GOLDEN PARACHUTE COMPENSATION

Name (Executive Officers)	Cash ($)	Equity ($)(1)	Total ($)
William C. Gallagher(2)	—	$2,902,857	$2,902,857
Thomas L. Fairfield(2)	—	$2,902,857	$2,902,857
Charles Edward Smith(3)	—	—	—
Timothy F. Jaeger(3)	—	—	—

(1)	These amounts represent the aggregate value of the WMIH restricted stock awards granted (or that will be granted as discussed below) to each of Mr. Gallagher and Mr. Fairfield, in each case, which are “single trigger” payments that fully vest upon the consummation of a Qualifying Acquisition. As discussed above, as required by applicable SEC rules, these amounts are determined using the per share value of WMIH common stock that has been calculated based on a per share price of WMIH common stock of $1.27 (the average closing market price of WMIH common stock over the first five business days following the public announcement of the merger on February 13, 2018). Each of Mr. Gallagher and Mr. Fairfield was granted 1,777,778 restricted shares of WMIH common stock, subject to adjustment as described below. Per the Gallagher Restricted Stock Agreement and the Fairfield Restricted Stock Agreement, the number of shares granted in connection with their awards was determined by dividing $4 million by $2.25 per share of WMIH common stock. WMIH is required to issue additional shares to Mr. Gallagher and Mr. Fairfield to support such initial valuation if the conversion price applicable to WMIH Series B preferred stock is less than $2.25 per share (subject to a minimum conversion price per share of $1.75), which would result in each receiving an aggregate of 2,285,714 shares. Given that the WMIH Series B preferred stock conversion price is fixed at $1.35 per share, an additional 507,936 shares will be issued to each of Mr. Gallagher and Mr. Fairfield upon the closing of the merger.
(2)	The Gallagher employment agreement and the Fairfield employment agreement provide each of Mr. Gallagher and Mr. Farfield, respectively, severance in the event of a termination by WMIH without

Cause or due to Mr. Gallagher’s or Mr. Fairfield’s resignation, as applicable, for Good Reason; however, neither Mr. Gallagher nor Mr. Fairfield will receive any severance payment if such termination occurs following a Qualifying Acquisition which the consummation of the merger will constitute.
(3)	Charles Edward Smith and Timothy Jaeger are included in this table because they are named executive officers of WMIH, but other than an unallocated portion of the bonus pool discussed above, neither is party to any agreement or understanding concerning any compensation that relates to the merger to date.

Interests of Nationstar Directors and Executive Officers and Fortress in the Merger

In considering the recommendations of the Nationstar board of directors, Nationstar stockholders should be aware that certain directors and executive officers of Nationstar and Fortress have interests in the merger that may be different from, or in addition to, the interests of Nationstar stockholders generally. These interests are described below. The Nationstar board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and in recommending that Nationstar stockholders approve the merger proposal. For purposes of all Nationstar agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change of control, change in control or term of similar meaning.

Nationstar’s named executive officers are: Jay Bray, President and Chief Executive Officer; Amar R. Patel, Executive Vice President and Chief Financial Officer; Anthony L. Ebers, Executive Vice President and Chief Operating Officer; Michael R. Rawls, Executive Vice President, Servicing; and Anthony W. Villani, Executive Vice President and General Counsel. Until April 19, 2018, Mr. Ebers served as Nationstar’s Executive Vice President, Originations. Robert D. Stiles, Nationstar’s Former Executive Vice President and Chief Financial Officer, is also considered a “named executive officer” for purposes of SEC disclosure rules, although Mr. Stiles resigned from his employment with Nationstar on March 17, 2017 and is not receiving any compensatory payments in connection with the merger.

Board Membership. Under the merger agreement, WMIH will appoint three of Nationstar’s current directors as well as the Chief Executive Officer of Nationstar, who is currently Mr. Bray, to the WMIH board of directors.

Indemnification and Insurance. Under the merger agreement, for a period of not less than six years following the effective time, WMIH will indemnify and hold harmless each former and present director or officer of Nationstar and its subsidiaries, to the fullest extent permitted by applicable law against claims with respect to acts or omissions prior to the effective time in connection with such person’s service as a director, officer or other fiduciary of Nationstar or any of its subsidiaries (including with respect to advancement of attorneys’ fees and expenses as incurred in connection with defense of such claims). The merger agreement further provides that, for a period of six years following the effective time, WMIH shall maintain Nationstar’s current director and officer liability insurance, or provide comparable director and officer liability insurance, with respect to claims against present and former officers and directors of Nationstar or its subsidiaries arising from matters existing or occurring before the effective time. For a more detailed description, see “The Merger Agreement—Covenants and Agreements—Indemnification and Directors’ and Officers’ Insurance” beginning on page 169.

Treatment of Nationstar Restricted Stock Awards. As of May 21, 2018, Nationstar’s named executive officers held an aggregate of 29,239 restricted stock awards. Pursuant to the merger agreement, and subject to certain exceptions, effective as of immediately prior to the effective time, each outstanding share of Nationstar restricted stock will automatically vest in full and be converted into the right to receive the merger consideration, as elected by the holder thereof in accordance with the procedures set out in the merger agreement. For a more detailed description of the merger consideration in connection with cash and stock elections, see “The Merger Agreement—Merger Consideration” beginning on page 159.

Treatment of Nationstar RSU Awards. As of May 21, 2018, Nationstar’s named executive officers held an aggregate of 167,539 Nationstar RSU awards and Nationstar’s four non-employee directors held an aggregate of 43,850 Nationstar RSU awards. Pursuant to the merger agreement, and subject to certain exceptions, effective as of immediately prior to the effective time, each outstanding Nationstar RSU, whether vested or unvested, will automatically vest in full, be assumed by WMIH and convert into a WMIH restricted stock unit entitling the holder thereof to receive upon settlement the merger consideration, as elected by the holder of the Nationstar RSU award in accordance with the procedures set out in the merger agreement, based on the number of shares of Nationstar common stock underlying or represented by the number of Nationstar RSU awards as of immediately prior to the effective time, with such payment of the applicable merger consideration as soon as practicable but no later than three business days after the effective time, subject to compliance with Section 409A of the Code to prevent the triggering of any tax of penalty thereunder.

Nationstar RSU awards and Nationstar restricted stock awards that are granted between signing and closing will not automatically vest solely as a result of the merger, but instead will automatically be assumed by WMIH and convert into a WMIH restricted stock unit award or restricted stock award, as applicable, with respect to a number of WMIH shares equal to the number of Nationstar shares underlying the award multiplied by the exchange ratio. Such converted awards will have the same vesting schedule as the underlying Nationstar awards, and will automatically vest upon a termination of the grantee’s service without “cause” (as defined in the applicable award agreement) within 12 months after the effective time of the merger. As of the date of this joint proxy statement/prospectus, Nationstar does not expect to grant any Nationstar restricted stock awards between signing and closing.

For illustrative purposes, if the completion of the merger were to have occurred on May 21, 2018, the latest practicable date prior to the filing of this joint proxy statement/prospectus, the table below shows the value the executive officers and non-employee directors would receive in respect of their Nationstar restricted stock awards and Nationstar RSUs, as applicable, reporting both the value that would be received (x) if the executive officer or non-employee director elected to receive the merger consideration solely in the form of cash, and (y) if the executive officer or non-employee director elected to receive the merger consideration solely in the form of stock (based on the implied value of $17.89 per Nationstar share, applying the conversion rate of 12.7793 shares of WMIH common stock for each Nationstar share to the closing price of WMIH common stock on May 21, 2018 of $1.40 per share). As of the date of this joint proxy statement/prospectus, Mr. Bray has agreed to make an election to receive payment in respect of his Nationstar RSU awards in the form of WMIH common stock.

Name	Value if Solely Cash Elected				Value if Solely Stock Elected
	Restricted Stock Awards (#)	Cash Value	Restricted Stock Units (#)	Cash Value	Restricted Stock Awards (#)	Stock Value	Restricted Stock Units (#)	Stock Value
Jay Bray	—	—	59,037	$1,062,666	—	—	59,037	$1,056,232
Amar R. Patel	—	—	20,976	$377,568	—	—	20,976	$375,282
Anthony L. Ebers	26,238	$472,284	30,930	$556,740	26,238	$469,425	30,930	$553,369
Michael R. Rawls	3,001	$54,018	32,340	$582,120	3,001	$53,691	32,340	$578,596
Anthony W. Villani	—	—	24,256	$436,608	—	—	24,256	$433,965
Robert D. Stiles	—	—	—	—	—	—	—	—
Executive Officers (Group)	29,239	$526,302	167,539	$3,015,702	29,239	$523,116	167,539	$2,997,444
Non-Employee Directors (Group)	—	—	43,850	$789,300	—	—	43,850	$784,521

Severance Arrangements; Compensatory Arrangements Relating to the Merger.

On February 12, 2018, Nationstar entered into Severance Agreements with certain executives, including Nationstar’s named executive officers (other than Robert D. Stiles), which such forms of agreement are filed as Exhibits to Nationstar’s Annual Report on Form 10-K for the year ended December 31, 2017 and incorporated herein by reference. These agreements provide for certain payments and benefits (subject to the executive’s execution of a signed release and compliance with restrictive covenants describe below) upon a termination of the executive’s employment by Nationstar without “cause” or by the executive for “good reason” (as both terms are defined below) that occurs within 12 months following the effective time of a change in control (including the merger). These payments and benefits include (i) cash severance equal to the sum of (a) 12 months of the executive’s base salary (18 months, in the case of Mr. Bray) plus (b) 100% of the executive’s annual bonus amount paid in the year prior to such termination, paid in installments over the 12 months following such termination and (ii) continuation of medical coverage at active employee rates for up to 12 months after the termination date. Each agreement contains restrictive covenants requiring the executive to maintain the confidentiality of Nationstar’s company information (including after the executive’s employment ends), and, for one year following any termination of employment, comply with provisions regarding non-competition (18 months, in the case of Mr. Bray), customer and client noninterference and non-solicitation and employee non-solicitation. No payments or benefits are payable under the Severance Agreements if the closing of the merger does not occur on or before December 31, 2019. For an estimate of the amounts payable pursuant to the Severance Agreements to Nationstar’s named executive officers, see “—Merger Related Compensation for Nationstar’s Named Executive Officers—Golden Parachute Compensation” below.

For purposes of the Severance Agreements, “cause” generally means (i) any act constituting (x) a felony charge under the laws of the United States or any state thereof or (y) misdemeanor charge involving moral turpitude, (ii) any act of misappropriation or fraud in connection with Nationstar’s or its subsidiaries’ business, (iii) any material breach by the executive of any material agreement to which Nationstar and the executive are parties, (iv) any breach of any reasonable and lawful rule or directive of Nationstar or the Nationstar board of directors, (v) the gross or willful neglect of duties or gross or willful malfeasance or misconduct, or (vi) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in the good faith determination of the Nationstar board of directors materially interferes with the performance of the executive’s duties.

For purposes of the Severance Agreements, “good reason” generally means the occurrence, without the express written consent of the executive, of any of the following circumstances: (i) a material reduction in the executive’s base salary; (ii) any relocation of executive’s principal office by more than 25 miles from Nationstar’s Dallas, Texas headquarters, (iii) a material diminution in the authorities, duties or responsibilities of the executive, or (iv) Nationstar’s breach of any term of the Severance Agreement or of the Retention Bonus Agreement executed between Nationstar and the executive, unless, in each case, such circumstances are corrected by Nationstar in accordance with the Severance Agreement.

On February 12, 2018, Nationstar entered into Retention Bonus Agreements with certain executives, including Nationstar’s named executive officers (other than Robert D. Stiles), which such forms of agreement are filed as Exhibits to Nationstar’s Annual Report on Form 10-K for the year ended December 31, 2017 and incorporated herein by reference. These agreements each provide for the potential to receive cash bonus payments (which we refer to as the “Retention Amount”) in connection with a change in control transaction (including the merger) in amounts based on a percentage of the final transaction value arising from the merger. No bonuses under these Retention Bonus Agreements are payable if a minimum transaction value is not achieved, and the percentages of transaction value paid varies if threshold, target or maximum transaction values are achieved. The Retention Amounts are payable (i) 50% at the effective time of a change in control transaction and (ii) 50% on the six-month anniversary of the effective time of a change in control transaction. Receipt of payment is subject to the executive’s continued employment with Nationstar on the applicable payment date, provided, that if the executive’s employment is terminated by Nationstar without “cause” or by the executive for “good reason” (as each term is defined below) prior to the payment date, the executive will remain eligible for receipt of any unpaid Retention Amount subject to the executive’s execution of a release of claims against Nationstar. Each agreement contains restrictive covenants requiring the executive to maintain the confidentiality of Nationstar’s company information at any time (including after the executive’s employment ends). The agreement will terminate without any payment due if a change in control is not consummated on or before December 31, 2019. The potential bonus amounts payable will vary based on the total transaction value. While the actual Retention Amounts will not be determined until the effective time of the merger, the total bonus pool will equal an aggregate of 0.4% of the transaction value, if the transaction value is between $1,600,000,000 and $1,900,000,000, 0.5% of the transaction value, if the transaction value is between $1,900,000,000 and $2,200,000,000 and 0.6% of the transaction value, if the transaction value is above $2,200,000,000; provided, that the total bonus pool, taken together with any other retention or transaction bonuses payable to Nationstar employees, will not exceed $20,000,000 in the aggregate. A portion of the resulting pool would be payable to the executives covered by such form of Retention

Bonus Agreement, with 35% of the total pool payable to Mr. Bray, 14% to Messrs. Ebers and Patel, 12% to Mr. Rawls and 7% to Mr. Villani. No bonus is payable if the transaction value is below $1,600,000,000.

Based on the $1.40 value of WMIH common stock on May 21, 2018 described in “Unaudited Pro Forma Combined Condensed Consolidated Financial Information Relating to the Merger” the transaction value would be $1,796,000,000, the total pool is estimated to be $7,184,000, and Messrs. Bray, Ebers, Patel, Rawls and Villani would receive retention bonuses of $2,514,400, $1,005,760, $1,005,760, $862,080 and $502,880, respectively. For illustrative purposes, if the WMIH share value increased by 10%, the transaction value would be $1,853,000,000, the total pool would be $7,412,000 and Messrs. Bray, Ebers, Patel, Rawls and Villani would receive retention bonuses of $2,594,200, $1,037,680, $1,037,680, $889,440 and $518,840, respectively.

For purposes of the Retention Bonus Agreements, “cause” and “good reason” have the same meaning as described above with respect to the Severance Agreements.

Future Compensation Actions. In addition to the payments and benefits above, under the terms of the merger agreement, Nationstar may take certain compensation actions prior to the completion of the merger that will affect Nationstar’s directors and executive officers, although determinations related to such actions have not been made as of the date of this joint proxy statement/prospectus and the impact of such actions is not reflected in the amounts estimated above unless specifically disclosed. Among other actions, Nationstar may make certain long-term incentive award grants to its employees and directors (including Nationstar’s executive officers) on terms and conditions substantially similar to those grants made by Nationstar in 2017 except that such grants will not vest solely as a result of the merger but instead will automatically be assumed by WMIH and convert into WMIH equity awards as described further above.

Benefits Arrangements with the Combined Company. As described under “The Merger Agreement—Covenants and Agreements—Employee Matters” beginning on page 169 during the period beginning on the closing date and ending 12 months after the closing date, the merger agreement requires WMIH to maintain compensation and employee benefits of the Nationstar employees (including Nationstar’s executive officers) generally at pre-closing levels.

New Management Arrangements. As of the date of this joint proxy statement/prospectus, there are no new employment, equity contribution or other agreements between any Nationstar executive officer or non-employee director, on the one hand, Nationstar or WMIH, on the other hand. The merger is not conditioned upon any executive officer or non-employee director of Nationstar entering into any such agreement.

Interests of Fortress. Fortress owns approximately 69% of the total voting power of the outstanding shares of Nationstar common stock as of the date of this joint proxy/prospectus, and has interests in the merger that may be different from, or in addition to, the interests of Nationstar stockholders generally. Additionally, there are relationships between Fortress-related entities and Nationstar, including for purposes of financing mortgage servicing rights, that are described in documents filed by Nationstar with the SEC that are incorporated by reference, including in the notes to Nationstar’s consolidated financial statements and also in “Certain Relationships and Related-Party Transactions” in the Proxy Statement on Schedule 14A filed on April 17, 2018. Among other things, concurrently with the execution of the merger agreement, Fortress entered into:

•	a registration rights agreement with WMIH pursuant to which, among other things, Fortress has been granted certain registration rights with respect to any WMIH common stock that Fortress receives in the merger;

•	a voting agreement with WMIH pursuant to which Fortress has agreed to vote, subject to certain exceptions, shares representing approximately 70% of the aggregate voting power of the Nationstar common stock as of the date of the merger agreement in favor of the adoption of the merger agreement;

•

a letter agreement with Nationstar pursuant to which, among other things, Fortress has agreed to elect to receive the cash consideration with respect to no less than 50% of its shares of Nationstar common stock and has agreed with Nationstar to modify and, as of closing, to terminate the stockholders agreement with Nationstar in exchange for reimbursement of up to $1,000,000 of Fortress’s fees and expenses incurred in connection with the merger agreement; and

•	a letter agreement with WMIH and the KKR Entities pursuant to which, among other things, WMIH has agreed to waive and consent to certain acquisitions and dispositions of WMIH common stock under the amended and restated certificate of incorporation of WMIH, and the KKR Entities have agreed to refrain from certain dispositions of WMIH securities.

For a more detailed description of these agreements, see “Other Agreements—Registration Rights Agreement” beginning on page 185 of this joint proxy statement/prospectus, “Other Agreements—KKR and Fortress Voting Agreements” beginning on page 182 of this joint proxy statement/prospectus and “Other Agreements—Fortress Letter Agreements” beginning on page 185 of this joint proxy statement/prospectus.

Merger-Related Compensation for Nationstar’s Named Executive Officers

The following table and the related footnotes provide information about the compensation to be paid to Nationstar’s named executive officers that is based on or otherwise relates to the merger, which, per SEC disclosure rules, is referred to as “Golden Parachute” compensation. The compensation shown in this table and described in the footnotes to the table is the subject of a non-binding, advisory vote of the Nationstar stockholders at the Nationstar special meeting, as described in “Nationstar Proposals—Merger-Related Compensation Proposal” beginning on page 45. The figures in the table are estimated based on current compensation levels, Nationstar restricted stock and Nationstar RSU holdings as of May 21, 2018, and an assumed effective date of May 21, 2018 for both the merger and a qualifying termination of the executive’s employment. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in this joint proxy statement/prospectus, and do not reflect the value arising from certain compensation actions that will likely occur before the completion of the merger, as described in “—Interests of Nationstar Directors and Executive Officers and Fortress in the Merger—Future Compensation Actions” beginning on page 152. Receipt of payments and benefits pursuant to the Severance Agreements and Retention Bonus Agreements are conditioned upon the named executive officers’ compliance with post-termination restrictions on actions, as described in “ —Interests of Nationstar Directors and Executive Officers and Fortress in the Merger—Severance Arrangements; Compensatory Arrangements Relating to the Merger” beginning on page 150. As required by applicable SEC rules, all amounts below in respect of equity-based awards are determined using the per share value of Nationstar common stock that has been calculated based on a per share price of Nationstar common stock of $16.85 (the average closing market price of Nationstar common stock over the first five business days following the public announcement of the merger on February 13, 2018). As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

GOLDEN PARACHUTE COMPENSATION

Name (Executive Officers)	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Other ($)(4)	Total ($)
Jay Bray	$4,925,000	$994,773	$21,948	$2,514,400	$8,456,121
Amar R. Patel	$1,425,000	$529,882	$22,380	$1,005,760	$2,983,022
Anthony L. Ebers	$2,200,000	$963,281	$22,380	$1,005,760	$4,191,421
Michael R. Rawls	$1,450,000	$595,496	$23,580	$862,080	$2,931,156
Anthony W. Villani	$1,215,000	$408,714	$14,892	$502,880	$2,141,486
Robert D. Stiles(5)	—	—	—	—	—

(1)

These amounts represent the aggregate value of cash severance related to base salary, annual bonus and lump sum payment for unvested, accrued benefits payable upon a termination without “cause” or voluntary resignation for “good reason” pursuant to the Severance Agreements, as described in “—Interests of Nationstar Directors and Executive Officers and Fortress in the Merger—Severance Arrangements; Compensatory Arrangements Relating to the Merger” beginning on page 150. These amounts are “double trigger” payments, which require both consummation of the merger and termination of the named executive officer’s employment within 12 months thereafter by Nationstar without “cause” or by the named executive officer for “good reason” (which termination, for purposes of the table above, is assumed to occur on May 21, 2018), as further described above in “—Interests of Nationstar Directors and Executive Officers and Fortress in the Merger—Severance Arrangements; Compensatory Arrangements Relating to the Merger” beginning on page 150.
(2)	These amounts represent the aggregate value of unvested Nationstar restricted stock awards and Nationstar RSUs payable upon a change in control under the Nationstar Second Amended and Restated 2012 Incentive Compensation Plan, as described in “—Interests of Nationstar Directors and Executive Officers and Fortress in the Merger” beginning on page 149 and are all “single trigger” payments that vest and become payable upon the effective time of the merger.
(3)	These amounts represent the aggregate value of continuing welfare and fringe benefits (including continued medical health coverage for twelve (12) months following a termination without “cause” or voluntary resignation for “good reason”) to which Nationstar’s named executive officers are entitled under the Severance Agreements, as described in “—Interests of Nationstar Directors and Executive Officers and Fortress in the Merger—Severance Arrangements; Compensatory Arrangements Relating to the Merger” beginning on page 150, and are all “double trigger” payments.
(4)	These amounts represent the aggregate value of the Retention Amount payable pursuant to the terms set forth in the Retention Bonus Agreements, assuming a transaction value of $1,796,000,000, as described in “—Interests of Nationstar Directors and Executive Officers and Fortress in the Merger—Severance Arrangements; Compensatory Arrangements Relating to the Merger” beginning on page 150. 50% of these amounts are “single trigger” payments which will be payable solely as a result of the merger, and 50% is payable subject to the named executive officer’s continued employment through the six-month anniversary of the merger, or earlier qualifying termination of employment after the effective time of the merger (which termination, for purposes of this disclosure, is assumed to occur on May 21, 2018, such that the amounts are “double trigger” payments for purposes of the table above). The value set forth in the table is based on the following percentages of the retention pool for retention payments: 35% for Mr. Bray, 14% for Messrs. Patel and Ebers, 12% for Mr. Rawls and 7% for Mr. Villani, and a total retention pool of $7,184,000 as described above in “—Interests of Nationstar Directors and Executive Officers and Fortress in the Merger—Severance Arrangements; Compensatory Arrangements Relating to the Merger” beginning on page 150.
(5)	Robert D. Stiles, Nationstar’s Former Executive Vice President and Chief Financial Officer, resigned from his employment on March 17, 2017 and is not receiving any compensatory payments in connection with the merger. Mr. Stiles is included in the table above because he was a named executive officer included in Nationstar’s most recent filing under the Exchange Act that required disclosure pursuant to Item 402(a)(3)(ii) of Regulation S-K; however, he is no longer employed by Nationstar and is not receiving any compensatory payments in connection with the merger.

Dividends/Distributions

From and after the date of the merger agreement, February 12, 2018, neither Nationstar nor WMIH may, and neither may permit its respective subsidiaries to, without the prior written consent of the other, make any dividend payments or distributions other than (i) dividends paid by any of its respective subsidiaries to itself or any of its wholly owned subsidiaries and (ii) dividends paid by WMIH in the form of WMIH common stock payable to the holders of WMIH Series B preferred stock in accordance with the terms of the WMIH Series B preferred stock.

After the effective time, no dividends or other distributions declared or made with respect to WMIH common stock will be paid to the holder of any unsurrendered certificate that evidenced ownership of shares of Nationstar common stock until such holder properly surrenders such shares. The holder of book-entry shares of Nationstar common stock will be entitled to any dividends or distributions with respect to WMIH common stock with a record date after the effective time in the same manner as other holders of shares of WMIH common stock. See “—Conversion of Shares; Exchange and Payment Procedures” beginning on page 93.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

Completion of the merger is subject to various regulatory approvals, including under HSR Act, and from federal, state and other governmental authorities, including GSEs. Each of WMIH and Nationstar has agreed to use its reasonable best efforts to obtain all required regulatory approvals. We have filed, or are in the process of filing, notices and applications to obtain the necessary regulatory approvals. Although we currently believe we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain a burdensome condition.

HSR Act

Under the HSR Act, and related rules, the transactions may not be completed until notifications have been filed with and certain information has been furnished to the Antitrust Division of the Department of Justice (which we refer to as the “Antitrust Division”) and the Federal Trade Commission (which we refer to as the “FTC”) and all statutory waiting period requirements have been satisfied. WMIH and Fortress filed Notification and Report Forms with the Antitrust Division and the FTC on March 5, 2018. The waiting period under the HSR Act was terminated on March 28, 2018, and the condition for HSR Act clearance has been satisfied.

At any time before or after the completion of the transactions, the Antitrust Division or the FTC could take action under the U.S. antitrust laws, including seeking to prevent the transactions, to rescind the transactions or to clear the transactions subject to the divestiture of assets of WMIH or Nationstar or subject the transactions to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the transactions or permitting completion subject to the divestiture of assets of WMIH or Nationstar or other remedies. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the transactions on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

Other Regulatory Approvals

As Nationstar is a state-licensed, non-bank mortgage lender and servicer, the transaction may not be completed until WMIH and Nationstar make 19 requisite notices and obtain 35 requisite consents from 54 federal, state and other governmental authorities, including GSEs, under applicable mortgage servicing, mortgage origination, collection agency, real estate, appraisal management and title insurance laws.

There can be no assurances that the regulatory approvals discussed above will be received on a timely basis, or as to the ability of WMIH and Nationstar to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals.

ACCOUNTING TREATMENT

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. As a result, the recorded assets and liabilities of WMIH will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities of Nationstar will be adjusted to fair value at the date of the merger. In addition, all identified intangible assets will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of WMIH common stock to be issued to former Nationstar stockholders and holders of restricted stock awards and restricted stock unit awards, as applicable, at fair value, exceeds the fair value of the net assets including identified intangible assets of Nationstar on the date the merger is completed, such amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually or whenever events and circumstances indicate that impairment may have occurred. Identified finite life intangible assets will be amortized over their estimated lives. Further, the acquisition method of accounting will result in the operating results of Nationstar being included in the operating results of WMIH beginning from the date of completion of the merger.

PUBLIC TRADING MARKETS

WMIH common stock is listed on the NASDAQ under the symbol “WMIH”. Nationstar common stock is listed on the NYSE under the symbol “NSM”. Upon completion of the merger, Nationstar common stock will be delisted from the NYSE and thereafter will be deregistered under the Exchange Act and Nationstar will no longer be required to file periodic reports with the SEC with respect to the Nationstar common stock. The WMIH common stock issuable in the merger will be listed on the NASDAQ.

RESALE OF SHARES OF WMIH COMMON STOCK

All shares of WMIH common stock received by Nationstar stockholders in the merger will be freely tradable for purposes of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and the Exchange Act, except for shares of WMIH common stock received by any Nationstar stockholder who becomes an “affiliate” of WMIH after completion of the merger. This joint proxy statement/prospectus does not cover resales of shares of WMIH common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Appendix A and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about WMIH or Nationstar. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings WMIH and Nationstar make with the SEC, as described in the section entitled “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus.

Effects of the Merger

As a result of the merger, Wand Merger Corporation will merge with and into Nationstar with Nationstar surviving the merger as a wholly owned subsidiary of WMIH. The certificate of incorporation set forth as Exhibit A to the merger agreement and the bylaws of Wand Merger Corporation as in effect immediately prior to the merger will be the certificate of incorporation and bylaws of the surviving company.

Merger Consideration

Conversion of Shares. Each share of Nationstar common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Nationstar as treasury stock or otherwise owned by Nationstar or WMIH and any dissenting shares) will be converted into the right to receive, at the election of the holders of such shares of Nationstar common stock, either a number of shares of WMIH common stock or an amount of cash, in each case as further described below, subject to the automatic proration and adjustment procedures described below under “—Cash Consideration” and “—Stock Consideration” and “—Allocation of Merger Consideration and Illustrative Elections and Calculations”. We refer to the shares of WMIH common stock to be issued and/or cash (including cash in lieu of fractional shares) payable upon the conversion of a share of Nationstar common stock pursuant to this provisions described below as the “merger consideration”.

Cash Consideration. The merger agreement provides that each share of Nationstar common stock with respect to which a Nationstar stockholder makes a valid election to receive cash (which we refer to as a “cash electing share”) will be converted into the right to receive $18.00 in cash (which we refer to as the “cash election consideration”) provided that the cash election amount (as defined below) does not exceed the maximum cash amount (as defined below).

Notwithstanding anything contained in the first sentence of the immediately preceding paragraph to the contrary, if the product of (i) the number of cash electing shares and (ii) the cash election consideration (which we refer to as the “cash election amount”) would exceed $1,225,885,248.00 (which we refer to as the “maximum cash amount”), then each cash electing share will be converted into a right to receive:

•	an amount of cash, without interest and less any applicable withholding taxes, equal to the product (rounded to two decimal places) of (i) the cash election consideration and (ii) a fraction, the numerator of which will be the maximum cash amount and the denominator of which will be the cash election amount (which we refer to as the “cash fraction”) and

•	a number of shares of WMIH common stock equal to the product of (i) 12.7793 shares of WMIH common stock (which we refer to as the “exchange ratio”), multiplied by (ii) one minus the cash fraction.

Stock Consideration. The merger agreement provides that each share of Nationstar common stock with respect to which a Nationstar stockholder makes a valid election to receive stock (which we refer to as a “stock electing share”) will convert into a number of shares of WMIH common stock equal to the exchange ratio (which we refer to as the “stock election consideration”), provided that the cash election amount is not less than the maximum cash amount.

Notwithstanding anything contained in the first sentence of the immediately preceding paragraph to the contrary, if the maximum cash amount would exceed the cash election amount, then each stock electing share will be converted into the right to receive:

•	an amount of cash, without interest and less any applicable withholding taxes, equal to the amount (rounded to two decimal places) of such excess divided by the number of stock electing shares (we refer to such quotient as the “excess cash amount”) and

•	a number of shares of WMIH common stock equal to the product (rounded to four decimal places) of (i) the exchange ratio and (ii) a fraction, the numerator of which will be the cash election consideration minus the excess cash amount and the denominator of which will be the cash election consideration (which we refer to as the “stock fraction”).

WMIH will not issue any fractional shares of WMIH common stock in the merger. Instead, a Nationstar stockholder who otherwise would have received a fraction of a share of WMIH common stock will receive an amount in cash (rounded down to the nearest cent) determined by multiplying the aggregate of all fractional shares of WMIH common stock to which the holder would otherwise be entitled by the volume weighted average price of a share of WMIH common stock on the NASDAQ, as reported on Bloomberg, for the ten consecutive trading days ending on the second full trading day prior to the effective time of the merger.

Allocation of Merger Consideration and Illustrative Elections and Calculations

The aggregate amount of cash (and, accordingly, the aggregate number of shares of WMIH common stock to be paid and issued) to Nationstar stockholders pursuant to the merger is fixed. If the elections of all of the Nationstar stockholders result in an oversubscription or undersubscription of the maximum cash amount, the aggregate amount of cash will not be adjusted. Rather, the exchange agent will allocate between cash and shares of WMIH common stock in the manner described above under “—Merger Consideration—Cash Consideration” and “—Merger Consideration—Stock Consideration”, and as illustrated below to ensure that the total amount of cash paid in the merger (excluding cash paid in lieu of fractional shares and taking into account the treatment of Nationstar restricted stock and Nationstar RSUs, as described above under “The Merger—Interests of Nationstar Directors and Executive Officers and Fortress in the Merger—Treatment of Nationstar Restricted Stock Awards” and “The Merger—Interests of Nationstar Directors and Executive Officers and Fortress in the Merger—Treatment of Nationstar RSU Awards”) equals the maximum cash amount. Accordingly, there is no assurance that a Nationstar stockholder who has made a valid election to receive the cash election consideration or the stock election consideration will receive the form of consideration elected with respect to the shares of Nationstar common stock held by such stockholder. See “Risk Factors—Risks Related to the Merger—Nationstar Stockholders May Receive a Form or Combination of Consideration Different from What They Elect”.

Set forth below are illustrations of both an oversubscription of cash and an undersubscription of cash and the resulting automatic proration and adjustment of those stockholders electing to receive the cash election consideration or the stock election consideration, as applicable. The illustrations below assume that the number of shares of Nationstar common stock outstanding as of closing equals 100,658,387 (including (i) 363,934 shares of Nationstar common stock underlying the Nationstar restricted stock and (ii) 2,930,632 Nationstar RSUs).

Illustration #1: Oversubscription of Cash Consideration/Undersubscription of Stock Consideration

Additional Assumptions for Illustration #1

Number of cash electing shares	90,658,387
Number of stock electing shares	10,000,000

Determination of the Cash Election Amount and the Available Cash Election Amount

Cash Election Amount

Number of cash electing shares	90,658,387
Cash election consideration	$18.00
Cash election amount	$1,631,850,966.00	(1)
Maximum cash amount	$1,225,885,248.00

(1)	Determined by multiplying the number of cash electing shares by the cash election consideration.

Given that the cash election amount exceeds the maximum cash amount, the merger consideration to be paid to cash electing shares and stock electing shares would be as follows:

•	Each cash electing share of Nationstar common stock would receive (as illustrated below) $13.52 in cash and 3.1792 shares of WMIH common stock.

•	Each stock electing share of Nationstar common stock would receive 12.7793 shares of WMIH common stock.

Determination of Proration and Adjustment to Merger Consideration for Cash Electing Shares

Cash Portion of Consideration per Cash Electing Share

Cash election consideration	$18.00
Cash fraction	0.75122378	(1)
Cash portion of consideration	$13.52	(2)

(1)	Determined by dividing the maximum cash amount ($1,225,885,248.00) by the cash election amount ($1,631,850,966.00).
(2)	Determined by multiplying the cash election consideration ($18.00) by the cash fraction (0.75122378).

Stock Portion of Consideration per Cash Electing Share

Exchange ratio	12.7793
One minus the cash fraction	0.24877622
Stock portion of consideration	3.1792	(1)

(1)	Determined by multiplying (x) the exchange ratio (12.7793) by (y) one minus the cash fraction (0.24877622).

Illustration #2: Undersubscription of Cash Consideration/Oversubscription of Stock Consideration

Additional Assumptions for Illustration #2

Number of cash electing shares	40,658,387
Number of stock electing shares	60,000,000

Determination of the Cash Election Amount and the Available Cash Election Amount

Cash Election Amount

Number of cash electing shares	40,658,387
Cash election consideration	$18.00
Cash election amount	$731,850,966.00	(1)
Maximum cash amount	$1,225,885,248.00

(1)	Determined by multiplying the number of cash electing shares by the cash election consideration.

Given that the maximum cash amount exceeds the cash election amount, the merger consideration to be paid to cash electing shares and stock electing shares would be as follows:

•	Each cash electing share of Nationstar common stock would receive $18.00 in cash.

•	Each stock electing share of Nationstar common stock would receive (as illustrated below) $8.23 in cash and 6.9363 shares of WMIH common stock.

Determination of Proration and Adjustment to Merger Consideration for Stock Electing Shares

Cash Portion of Consideration per Stock Electing Share

Cash election amount	$731,850,966.00
Maximum cash amount	$1,225,885,248.00
Cash portion of consideration	$8.23	(1)

(1)	Represents the amount of cash (rounded to two decimal places) determined by calculating the amount by which the maximum cash amount exceeds the cash election amount ($494,034,282.00) and dividing such number by the number of stock electing shares (60,000,000).

Stock Portion of Consideration per Stock Electing Share

Exchange ratio	12.7793
Stock fraction	0.542777778	(1)
Stock portion of consideration	6.9363	(2)

(1)	Determined by dividing (x) the amount received by each cash electing share minus the cash portion of consideration ($9.77) by (y) the amount received by each cash electing share ($18.00).
(2)	Determined by multiplying the exchange ratio (12.7793) by the stock fraction (0.542777778).

Election Procedures

The election form will be mailed to Nationstar stockholders with this joint proxy statement/prospectus. The election form will allow each Nationstar stockholder to specify the number of shares of Nationstar common stock with respect to which such holder elects to receive cash consideration or stock consideration. The election must be made prior to the election deadline. The election deadline will be 5:00 p.m., New York City time, on the date that is three business days before the closing date. WMIH and Nationstar will publicly announce the anticipated election deadline at least eight business days before the anticipated closing date of the merger. If the closing date is delayed to a subsequent date, the election deadline will be similarly delayed to a subsequent date, and WMIH and Nationstar will promptly announce any such delay and, when determined, the rescheduled election deadline.

To make a valid election, each Nationstar stockholder must submit a properly completed form of election so that it is actually received by the exchange agent at its designated office at or prior to the election deadline. A form of election will be properly completed and signed and accompanied by any additional documents required by the procedures set forth in the form of election.

If a Nationstar stockholder does not make a valid election to receive either cash consideration or stock consideration pursuant to the merger, the election is not received by the exchange agent by the election deadline, or the form of election is improperly completed and/or is not signed, that stockholder will be deemed not to have made an election. Nationstar stockholders not making an election will be deemed to have elected to receive stock consideration with respect to those shares for which they are deemed not to have made an election.

Any form of election may be revoked with respect to all or a portion of shares of Nationstar common stock by a Nationstar stockholder submitting a form of election prior to the election deadline. If a cash election or stock election is so revoked, the shares of Nationstar common stock represented by the election form will be treated as shares electing stock consideration unless the stockholder properly makes a subsequent election. The accounts of holders of book-entry shares will not be credited at the Depository Trust Company, unless that stockholder so requests. The exchange agent will generally have discretion to determine, in its good faith, whether any election or revocation has been properly or timely made and to disregard immaterial defects in the election forms. None of WMIH, Wand Merger Corporation, Nationstar or the exchange agent will have any obligation to notify Nationstar stockholders of any defect in a form of election.

Closing and Effective Time of the Merger

Unless the parties otherwise mutually agree, the closing of the merger will occur no later than two business days after the satisfaction or waiver of all the closing conditions, including the receipt of all regulatory and stockholder approvals and after the expiration of all regulatory waiting periods. However, if the marketing period for the debt financing for the transaction (which we refer to as the “marketing period”) has not ended by such date, then the closing of the transaction will instead take place on the earlier of the second business day after the expiration of the marketing period and the business day during the marketing period selected by WMIH and notified in writing to Nationstar on at least two business days’ prior written notice. See “The Merger Agreement—Conditions to the Merger” beginning on page 178 for a more complete description of the conditions that must be satisfied prior to closing.

On the closing date, Nationstar will effect the merger by filing a certificate of merger with the Secretary of State of the State of Delaware, and the merger will become effective at the time the certificate of merger has been duly filed. The time at which the merger becomes effective is sometimes referred to in this joint proxy statement/prospectus as the “effective time”.

As of the date of this joint proxy statement/prospectus, the parties expect that the merger will be effective during the second half of 2018. However, there can be no assurance as to when or if the merger will occur.

If the merger is not completed by the close of business on November 12, 2018 (which we refer to as the “end date”), the merger agreement may be terminated by either WMIH or Nationstar; provided, that if all of the conditions to closing have been satisfied or are capable of being satisfied at closing other than the condition that all regulatory consents, notices and approvals have been received, either WMIH or Nationstar may elect to extend the end date for one or more 30-day periods, not to exceed 90 days in the aggregate. A party may not terminate the merger agreement pursuant to the provision described in this paragraph if the failure of the closing to occur by the end date is primarily due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement. See “The Merger Agreement—Termination; Termination Fees” beginning on page 179.

Treatment of Nationstar Equity Awards

Nationstar Restricted Stock Awards. Immediately prior to the effective time of the merger, subject to the terms and conditions of the merger agreement, each outstanding share of Nationstar restricted stock (subject to certain agreed exceptions) will automatically vest in full and be converted into the right to receive the merger consideration, as elected by the holder thereof in accordance with the procedures set out in the merger agreement.

Nationstar RSU Awards. Immediately prior to the effective time of the merger, each outstanding Nationstar RSU (subject to certain agreed exceptions) will automatically vest in full, be assumed by WMIH and convert into a WMIH restricted stock unit entitling the holder thereof to receive upon settlement the merger consideration, as elected by the holder of the Nationstar RSU award in accordance with the procedures set out in the merger agreement, based on the number of shares of Nationstar common stock underlying or represented by the number of Nationstar RSU awards as of immediately prior to the effective time, with such payment of the applicable merger consideration as soon as practicable but no later than three business days after the effective time, subject to compliance with Section 409A of the Code to prevent the triggering of any tax or penalty thereunder.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger. Nationstar has agreed that, prior to the effective time of the merger, it will conduct its business, and cause its subsidiaries to conduct their respective businesses, in the ordinary course of business consistent with past practices, maintain in effect all governmental authorizations necessary for the conduct of Nationstar and its subsidiaries’ business and use commercially reasonable efforts to preserve intact its business organization, ongoing businesses and significant relationships with third parties, including governmental authorities.

In addition to the general covenants above, Nationstar has agreed that prior to the effective time of the merger, subject to specified exceptions, it will not, and will not permit its subsidiaries to, without written consent of WMIH (which will not be unreasonably withheld, conditioned or delayed):

•	amend its certificate of incorporation, bylaws or other similar organizational documents (other than amendments to the organizational documents of any wholly owned subsidiary of Nationstar that would not or would not reasonably be expected to prevent, materially delay or materially impair the consummation of the merger or the transactions contemplated by the merger agreement);

•	(i) other than dividends and other distributions by a direct or indirect subsidiary of Nationstar to Nationstar or any direct or indirect wholly owned subsidiary of Nationstar, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity securities, (ii) split, recapitalize, subdivide, combine or reclassify any Nationstar securities or securities of any Nationstar subsidiary or issue or authorize the issuance of any other securities in respect of, or in substitution for, outstanding shares of capital stock of Nationstar, except, in the case of this clause (ii), following consultation with WMIH, for the grant of Nationstar RSUs and Nationstar restricted stock under the Nationstar equity plan in the ordinary course of business consistent with past practice but in no event in an amount that would result in the issuance of shares of Nationstar common stock upon the vesting or settlement of such Nationstar RSUs or Nationstar restricted stock (as applicable) in excess of 1.2 million shares of Nationstar common stock on certain specified terms and conditions or (iii) purchase, redeem or otherwise acquire or offer to purchase, redeem or otherwise acquire any Nationstar securities or securities of any Nationstar subsidiary, except, in the case of this clause (iii), for (A) such purchases, redemptions and other acquisitions solely between Nationstar and a wholly owned subsidiary thereof, or between a wholly owned subsidiary of Nationstar and another wholly owned subsidiary of Nationstar and (B) redemptions, repurchases or acquisitions in connection with the settlement of Nationstar RSUs or vesting of Nationstar restricted stock, in each case that are outstanding on the date of the merger agreement and in accordance with the applicable terms thereof as they exist on the date of the merger agreement;

•	(i) issue, deliver, pledge, sell or otherwise encumber to any lien (other than a permitted lien) or authorize the issuance, delivery, pledge, sale or encumbrance to any lien (other than a permitted lien) of any shares of any Nationstar securities or securities of any Nationstar subsidiary, other than (x) the issuance of any shares of Nationstar common stock upon the settlement of Nationstar RSUs that are outstanding on the date of the merger agreement and in accordance with the applicable terms thereof as they existed on the date of the merger agreement, (y) the grant of Nationstar RSUs and Nationstar restricted stock under the Nationstar equity plan in the ordinary course of business consistent with past practice in reliance on the exception to clause (ii) of the preceding bullet and (z) issuances of securities of Nationstar’s subsidiaries to Nationstar or to wholly owned subsidiaries of Nationstar or (ii) amend any term of any Nationstar security (in each case, whether by merger, consolidation or otherwise);

•

make any acquisition (whether by merger, consolidation or acquisition of stock or assets) of any interest in any person or any division or assets thereof with a value or purchase price (including all potentially payable “earn-out” consideration or any other obligation to potentially pay consideration in the future) in excess of $50 million individually or $50 million in the aggregate, other than (i) acquisitions pursuant to contracts in effect as of the date of the merger agreement that were publicly announced prior to the date of the merger agreement or otherwise made available to WMIH prior to the date of the merger agreement and (ii) purchases of assets in the ordinary course of business, including purchases of mortgage loans and mortgage servicing rights;

•	sell, assign, license, lease, transfer, abandon or otherwise dispose of, or create any lien on, or otherwise dispose of, any of Nationstar’s or its subsidiaries’ material assets, other than (i) permitted liens or (ii) in connection with (a) transactions involving mortgage servicing rights having an aggregate unpaid principal balance less than $5 billion or (b) mortgage loans in the ordinary course of business;

•	incur any indebtedness for borrowed money or guarantees thereof, other than (i) pursuant to transactions in which Nationstar transfers part of its mortgage servicing rights to a third party for fair value, (ii) under Nationstar’s existing secured debt or (iii) indebtedness incurred for the refinancing of Nationstar’s 6.500% senior notes due 2018 so long as (x) the aggregate costs and fees incurred in connection with such refinancing indebtedness, when added to the costs and fees that would be required to be incurred in order to pay off such refinancing indebtedness at closing, would not exceed $15,000,000 and (y) such refinancing indebtedness can be prepaid or refinanced at closing;

•	make any loans, advances or capital contributions to, or investments in, any person in excess of $25 million in the aggregate, other than (i) Nationstar or its wholly owned subsidiaries or (ii) mortgage loans in the ordinary course of business;

•	other than in the ordinary course of business consistent with past practice (including renewals consistent with the terms thereof), (x) amend or modify in any material respect or terminate (excluding terminations or renewals upon expiration of the term thereof in accordance with the terms thereof) any of Nationstar’s material contracts, (y) enter into any contract that would constitute a related party contract or (z) waive, release or assign any material rights, claims or benefits, or grant any material consent, under any of Nationstar’s material contracts;

•

other than to the extent required by the terms of any Nationstar benefit plan, (i) grant or increase any severance or termination pay or benefits with respect to any independent contractor, employee, officer or director of Nationstar or any of its subsidiaries, except with respect to employees who are not subject to the reporting requirements of Section 16(a) of the Exchange Act (which we refer to as “non-management employees”) in the ordinary course of business consistent with past practice, (ii) make or grant any bonus or any incentive compensation, other than with respect to bonuses or incentive compensation for performance periods in progress as of the date hereof that will be completed prior to the effective time or for non-management employees in the ordinary course of business consistent with past practice, (iii) establish, adopt, enter into, amend or terminate any Nationstar benefit plan or establish, adopt, enter into, amend or terminate any other benefit plan, arrangement that would be a Nationstar benefit plan if in existence on the date of the merger agreement, except for routine amendments or renewals to health and welfare plans (other than severance plans) that would not result in a material increase in benefits or in cost to the Nationstar or any of its subsidiaries, (iv) except in the ordinary course of business consistent with past practice for non-management employees, increase the compensation, bonus or other benefits payable or provided to any independent contractor, employee, officer or director of Nationstar or any of its subsidiaries, other than promotion or merit-based annual salary increases (and any corresponding increase in incentive opportunity, to the extent determined based on annual base salary) for employees subject to the reporting requirements of Section 16(a) of the Exchange Act (which we refer to as “Section 16 Officers”) in the ordinary course of business consistent with past practice which increases do not in the aggregate exceed 5% for any one-year period or more than 10% as to any individual Section 16 Officer, (v) grant any equity or equity-based awards, except for the grant of Nationstar RSUs and Nationstar restricted stock under the Nationstar equity plan in the ordinary course of business consistent with past practice in reliance on the exception to clause (ii) of the seventh preceding bullet, (vi) hire any employees that would reasonably be expected to be considered Section 16 Officers were they employed at the end of the prior fiscal year, other than to replace any Section 16 Officer whose employment terminated prior to the effective time, (vii) loan or advance any money or other property to any independent contractor, employee, officer or director of Nationstar or any of its subsidiaries, other than routine expense advances in the ordinary course of business consistent with past practice, or loans under Nationstar’s 401(k) plan in accordance with the terms of the Nationstar’s 401(k) plan, or (viii) adopt, become party to or materially amend any collective bargaining agreement;

•	materially change Nationstar’s methods, principles or practices of financial accounting or annual accounting or fiscal period, except as required by GAAP or in Regulation S-X of the Exchange Act (or any interpretation thereof), any governmental authority or applicable law;

•	materially modify Nationstar’s or any of its subsidiaries’ privacy policies or the operation or security of its material IT systems;

•	make, change or revoke any tax election (other than any election that is not material and is made in the ordinary course of filing tax returns), file any material amended tax return or claim for a tax refund, change any tax accounting period or method, enter into any closing agreement, request any ruling from a taxing authority, surrender any right to a material tax refund, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment, or settle or compromise any material tax claim;

•	adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of Nationstar or any material subsidiary of Nationstar;

•	settle any proceeding against Nationstar or any of its subsidiaries other than in accordance with certain specified exceptions;

•	fail to maintain in full force and effect existing insurance policies in accordance with their terms or permit any insurance coverage with respect to the material assets, operations and activities of Nationstar and its subsidiaries to lapse without obtaining replacement coverage; or

•	agree, resolve or commit to do any of the foregoing.

WMIH has agreed to a more limited set of restrictions on its business prior to the effective time of the merger. Specifically, WMIH has agreed that prior to the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or as required by law and subject to certain specified exceptions, it will not, without the written consent of Nationstar (which will not be unreasonably withheld, conditioned or delayed):

•	(i) other than dividends and other distributions by a direct or indirect subsidiary of WMIH to WMIH or any direct or indirect wholly owned subsidiary of WMIH or as permitted under the terms of the WMIH Series B preferred stock, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity securities, (ii) split, recapitalize, subdivide, combine or reclassify any shares of WMIH common stock or WMIH preferred stock or issue or authorize the issuance of any other securities in respect of, convertible into or in substitution for, outstanding shares of WMIH common stock or WMIH preferred stock or WMIH common stock, or (iii) purchase, redeem or otherwise acquire or offer to purchase, redeem or otherwise acquire any WMIH securities or securities of any WMIH subsidiary, except, in the case of this clause (iii), for such purchases, redemptions and other acquisitions solely between WMIH and a wholly owned subsidiary thereof, or between a wholly owned subsidiary of WMIH and another wholly owned subsidiary of WMIH;

•	amend its certificate of incorporation, bylaws or other similar organizational documents;

•

(i) issue, deliver, pledge, sell or otherwise encumber to any lien (other than a permitted lien) or authorize the issuance, delivery, pledge, sale or encumbrance to any lien (other than a permitted lien) of any shares of any WMIH securities or securities of any WMIH subsidiary, other than issuances of securities of WMIH’s subsidiaries to WMIH or to wholly owned subsidiaries of WMIH or (ii) amend any term or rights of WMIH common stock, WMIH preferred stock, warrants for WMIH common stock, WMIH preferred stock or any other WMIH security (in each case, whether by merger, consolidation or otherwise);

•	make any acquisition (whether by merger, consolidation or acquisition of stock or assets) of any interest in any person or any division or assets thereof that would reasonably be expected to prevent, materially delay or materially impair the consummation of the merger;

•	enter into any business outside of the existing business maintained by WMIH or any of its subsidiaries as of the date hereof;

•	sell, assign, license, lease, transfer, abandon or otherwise dispose of, or create any lien on, or otherwise dispose of, any of WMIH’s or its subsidiaries’ material assets, other than permitted liens;

•	make any loans, advances or capital contributions to, or investments in, any person, other than WMIH or its wholly owned subsidiaries;

•	enter into any agreement that would be required to be disclosed as a related party transaction if in effect on the date of the merger agreement or amend in any material respect any agreement required to be disclosed as a related party transaction;

•	incur or guaranty any indebtedness for borrowed money other than the debt financing;

•	other than to the extent required by the terms of any WMIH benefit plan or to the extent within certain agreed limits, (i) grant or increase any severance or termination pay or benefits with respect to any independent contractor, employee, officer or director of WMIH or any of its subsidiaries, (ii) make or grant any bonus or any incentive compensation, (iii) establish, adopt, enter into, amend or terminate any WMIH plan or establish, adopt, enter into, amend or terminate any other benefit plan, arrangement that would be a WMIH plan if in existence on the date of the merger agreement, except for routine amendments or renewals to health and welfare plans (other than severance plans) that would not result in a material increase in benefits or in cost to WMIH or any of its subsidiaries, (iv) increase the compensation, bonus or other benefits payable or provided to any independent contractor, employee, officer or director of WMIH or any of its subsidiaries, (v) grant any equity or equity-based awards or (vi) loan or advance any money or other property to any independent contractor, employee, officer or director of WMIH or any of its subsidiaries, other than routine expense advances in the ordinary course of business consistent with past practice;

•	take (or refrain from taking) any action that would cause the representations relating to the availability of escrowed funds and tax matters to fail to be true and correct in all material respects on or prior to the closing date;

•	consent to, authorize or approve any transfer of WMIH common stock or WMIH preferred stock that would otherwise be prohibited by Section 2(a) of Article VIII of the WMIH certificate of incorporation;

•	(i) settle any proceeding against WMIH or any of its subsidiaries or (ii) otherwise enter into a settlement of any proceeding against WMIH or any of its subsidiaries that would reasonably be expected to materially limit or restrict the operation of the business of WMIH or any of its subsidiaries (and after the closing, WMIH or any of its subsidiaries); or

•	agree, resolve or commit to do any of the foregoing.

Regulatory Matters. WMIH and Nationstar have agreed to promptly (and in any event within 25 business days of the date of the merger agreement) prepare and file with the SEC a registration statement on Form S-4, of which this joint proxy statement/prospectus is a part. WMIH and Nationstar have agreed to use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and to mail the joint proxy statement/prospectus to each of WMIH’s and Nationstar’s stockholders promptly after the Form S-4 is declared effective.

WMIH and Nationstar have also agreed to use their respective reasonable best efforts to take all actions necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement as promptly as reasonable practicable, including preparing and filing with any governmental authority or other third party all necessary documentation and obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or third party that are necessary or advisable to consummate the transactions contemplated by the merger agreement. Notwithstanding the foregoing, WMIH and Nationstar have agreed that WMIH and its affiliates will not be required to agree to or accept (and Nationstar and its subsidiaries will not, without WMIH’s prior written consent, agree to or accept) any obligation, restriction, requirement, limitation, divestiture, condition, remedy or other action imposed by a governmental authority that would reasonably be expected to result in a material adverse effect on the financial condition, properties, assets and liabilities (considered together), business or results of operation of the surviving corporation (assuming the consummation of the merger) and its subsidiaries, taken as a whole (we refer to any such obligation, restriction, requirement, limitation, divestiture, condition, remedy or other action as a “burdensome condition”). WMIH and Fortress filed Notification and Report Forms with the Antitrust Division and the FTC on March 5, 2018. The waiting period under the HSR Act was terminated on March 28, 2018, and the condition to obtain HSR clearance has been satisfied. In addition, WMIH and Nationstar have agreed to promptly make within 25 business days of the merger agreement any other filing that may be required with any other governmental authority.

Additionally, each of WMIH and Nationstar have agreed to supply as promptly as reasonably practicable any additional information and documentary material that may be required by any governmental authority and necessary to obtain approval, consent, registration, a permit, authorization or other confirmation from such governmental authority and furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any governmental authority (including providing financial information and certificates as well as personal information of senior management or directors of Nationstar or WMIH, as applicable, and making individuals with appropriate seniority and expertise of Nationstar or WMIH, as applicable, available to participate in discussions or hearings).

WMIH and Nationstar have each agreed to use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that would restrain, prevent or delay the closing of the merger.

Stockholder Approval. Nationstar’s board of directors has resolved to recommend to the Nationstar stockholders that they approve the merger agreement and to submit to the Nationstar stockholders the merger agreement and any other matters required to be approved by the Nationstar stockholders in order to carry out the intentions of the merger agreement. Under certain circumstances described below under “—No Solicitation by Nationstar”, Nationstar’s board of directors may change its recommendation; however, unless the merger agreement has been terminated, Nationstar’s board of directors is obligated to submit the merger agreement to the Nationstar stockholders even if Nationstar’s board of directors changes its recommendation.

WMIH’s board of directors has resolved to recommend to the WMIH stockholders that they approve the stock issuance proposal and to submit to the WMIH stockholders such proposals and any other matters required to be approved by the WMIH stockholders in order to carry out the intentions of the merger agreement. Under certain circumstances described below under “—No Solicitation by WMIH”, WMIH’s board of directors may change its recommendation; however, unless the merger agreement has been terminated, WMIH’s board of directors is obligated to submit the stock issuance proposal to the WMIH stockholders even if WMIH’s board of directors changes its recommendation.

NASDAQ Listing. WMIH will cause the shares of WMIH common stock to be issued in the merger to be approved for listing on the NASDAQ, subject to official notice of issuance, no later than 90 days after the date of the merger agreement. On May 7, 2018, the NASDAQ notified WMIH that it completed its review of WMIH’s application for the listing of additional shares.

Employee Matters. For a period of twelve months after the effective time of the merger or, if shorter, during the period of employment for an employee of the Nationstar or its subsidiaries following the effective time, WMIH must provide each continuing employee of Nationstar with (i) base wage or annual base salary levels that are no less favorable than those in effect immediately prior to the effective time, (ii) short term and long term incentive compensation opportunities that are no less favorable in the aggregate than those in effect for such continuing employee immediately prior to the effective time, (iii) employee benefits (excluding compensation and benefits covered by clauses (ii) and (iv) of this paragraph, benefits under a defined benefit pension plan and equity or equity-based compensation, other than certain specified benefits) that are substantially similar in the aggregate to those provided to such continuing employees immediately prior to the effective time and (iv) certain other agreed severance benefits.

With respect to any employee benefit plans of WMIH and its subsidiaries in which any employees of Nationstar or its subsidiaries become eligible to participate after the effective time of the merger (which we refer to as the “new plans”), WMIH must (i) credit each continuing employee with the same amount of service as was credited by Nationstar immediately prior to the effective time under similar or comparable Nationstar benefit plans in which such continuing employee participated immediately prior to the effective time (except for certain benefit plans as agreed), (ii) cause each continuing employee to be immediately eligible to participate in such new plans, without any waiting time, to the extent coverage under such new plans replaces coverage under a similar or comparable Nationstar benefit plan in which such continuing employee was eligible to participate immediately before such commencement of participation, (iii) use commercially reasonable efforts to cause, for purposes of each new plan providing medical, dental, pharmaceutical and/or vision benefits to any continuing employee, all pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived for such continuing employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Nationstar benefit plan in which such continuing employee participated immediately prior to the effective time and (iv) cause any eligible expenses incurred by such continuing employee and his or her covered dependents during the portion of the plan year of the Nationstar benefit plan ending on the date such continuing employee’s participation in the corresponding new plan begins to be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements under such new plan.

WMIH has agreed to assume and honor all Nationstar benefit plans in accordance with their terms as of immediately prior to the effective time, subject to any amendment or termination permitted by such benefit plans and consistent with the terms of the merger agreement. Nothing in the merger agreement will be deemed to (i) amend any Nationstar benefit plan or other compensation or benefit plan, policy, program or arrangement, (ii) obligate WMIH to maintain any particular benefit plan or arrangement or retain the employment of any particular employee or (iii) prevent Nationstar from amending or terminating any benefit plan or arrangement following the effective time.

Indemnification and Directors’ and Officers’ Insurance. From and after the effective time of the merger, WMIH will indemnify and hold harmless, to the fullest extent permitted by law, each present and former director or officer of Nationstar and its subsidiaries from any costs, expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim with respect to acts or omissions occurring or alleged to have occurred at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, in connection with such persons serving as an officer, director or other fiduciary of Nationstar or any of its subsidiaries or of any person if such service was at the request of or for the benefit of Nationstar or any of its subsidiaries. WMIH has agreed to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Nationstar or provide substitute directors’ and officers’ liability insurance for the benefit of present and former officers and directors of Nationstar or any of its subsidiaries with respect to claims against such directors and officers arising from facts or events occurring at or before the effective time of the merger for a period of six years following the effective time of the merger. Any such substitute insurance will contain terms and conditions that are at least as favorable as the current coverage provided by Nationstar, except that WMIH is not required to incur annual premium expense greater than 300% of

Nationstar’s current annual directors’ and officers’ liability insurance premium. In lieu of the foregoing, at Nationstar’s option or WMIH’s request, Nationstar may obtain a six year “tail” policy prior to the effective time of the merger with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the existing insurance policies with respect to matters existing or occurring prior to the effective time.

No Solicitation by Nationstar. The merger agreement precludes Nationstar and its subsidiaries and their respective officers, directors, employees and representatives from (i) soliciting, initiating, knowingly encouraging or knowingly facilitating inquiries, proposals or offers which constitute, or could reasonably be expected to lead to, a Nationstar acquisition proposal (defined below), (ii) participating in any discussions or negotiations regarding, or furnishing to any person any nonpublic information relating to Nationstar and its subsidiaries, in connection with any Nationstar acquisition proposal or effect a “Nationstar change in recommendation” (as defined below) except under certain circumstances described below, (iii) approving or recommending, or making any public statement approving or recommending, a Nationstar acquisition proposal, (iv) entering into any letter of intent, merger agreement or other similar agreement providing for a Nationstar acquisition proposal (other than a confidentiality agreement described in this paragraph) (which we refer to as an “alternative acquisition agreement”), (v) submitting any Nationstar acquisition proposal to a vote of Nationstar’s stockholders or (vi) resolving or agreeing to do any of the foregoing.

However, if, prior to the time the Nationstar stockholder approval is obtained, Nationstar receives an unsolicited bona fide written Nationstar acquisition proposal that the Nationstar board of directors determines in good faith, after consultation with Nationstar’s outside financial advisors and outside legal counsel, (i) is or could reasonably be expected to lead to a superior Nationstar proposal and (ii) failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, then Nationstar may furnish nonpublic information relating to Nationstar and its subsidiaries to the person or group making such Nationstar acquisition proposal and engage in discussions or negotiations with such person or group; provided that (x) prior to furnishing any nonpublic information relating to Nationstar and its subsidiaries to such person or group, Nationstar enters into a confidentiality agreement with such person or group on terms no less favorable in the aggregate to Nationstar than the confidentiality agreement among Nationstar, KKR and WMIH and (y) within 48 hours of furnishing any such nonpublic information, Nationstar furnishes such nonpublic information to WMIH to the extent not already provided to WMIH.

Nationstar has also agreed to advise WMIH within 48 hours after receipt of any Nationstar acquisition proposal, any inquiry or proposal that would reasonably be expected to lead to a Nationstar acquisition proposal or any inquiry or request for nonpublic information relating to Nationstar and its subsidiaries by any person who has made or would reasonably be expected to make a Nationstar acquisition proposal and provide to WMIH copies of all material correspondence and written materials sent or provided to Nationstar or any of its subsidiaries relating to such Nationstar acquisition proposal or such inquiry or proposal (including, in each case, any material changes to the status and material terms of any such proposal or offer). Such notice will indicate the identity of the person making the proposal or offer, the material terms and conditions of any such proposal or offer and any related financing and, if applicable, the nature of the information requested pursuant to such inquiry or request. Thereafter, Nationstar must notify WMIH within 48 hours of any material changes to the status and material terms of any such proposal (including any material amendments or any material change to the scope or material terms or conditions of the proposal).

Nationstar has also agreed to immediately cease any existing discussions or negotiations with any person with respect to a Nationstar acquisition proposal, including terminating access to any data room and requesting the return or destruction of any non-public information provided to any person in connection with a potential Nationstar acquisition proposal.

Generally, the Nationstar board of directors may not:

•	withdraw, amend, change, modify or qualify, or otherwise propose publicly to withdraw, amend, change, modify or qualify, in a manner adverse to WMIH, the recommendation of the Nationstar board of directors that the Nationstar stockholders vote for the merger proposal and the adjournment proposal (which we refer to as the “Nationstar board recommendation”);

•	fail to make the Nationstar board recommendation in this joint proxy statement/prospectus, subject to the terms and conditions of the merger agreement;

•	approve or recommend, or otherwise propose publicly to approve or recommend, any Nationstar acquisition proposal; or

•	if a Nationstar acquisition proposal has been publicly disclosed, fail to publicly recommend against such Nationstar acquisition proposal within 10 business days of the request of WMIH and reaffirm the Nationstar board recommendation within such 10 business day period upon such request in accordance with the merger agreement.

We refer to any of the foregoing actions as a “Nationstar adverse recommendation change”.

Notwithstanding the foregoing, prior to obtaining the approval of the Nationstar stockholders of the merger, the Nationstar board of directors may effect a Nationstar adverse recommendation change (and in the case of a Nationstar acquisition proposal that was unsolicited after the date of the merger agreement, terminate the merger agreement and concurrently pay the fees described below under “—Termination; Termination Fees”) if: (i) (A) a Nationstar acquisition proposal is made to Nationstar after the date of the merger agreement and such Nationstar acquisition proposal is not withdrawn prior to such Nationstar adverse recommendation change or (B) there has been a Nationstar intervening event (as defined below), (ii) in the case of a Nationstar acquisition proposal, the Nationstar board of directors concludes in good faith, after consultation with Nationstar’s outside financial advisors and outside legal counsel, that such Nationstar acquisition proposal constitutes a superior Nationstar proposal and (iii) the Nationstar board concludes in good faith, after consultation with Nationstar’s outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable laws.

Prior to making any Nationstar adverse recommendation change, (i) the Nationstar board of directors must provide WMIH written notice of its intention to take such action, which notice will specify, in reasonable detail, the reasons for such action and, in the case of a Nationstar acquisition proposal, the identity of the person making the offer and the material terms and conditions of the offer, including a copy of any proposed definitive agreement, (ii) during the four business days following such written notice, the Nationstar board of directors and its representatives must negotiate in good faith with WMIH regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by WMIH in response to such superior Nationstar proposal or Nationstar intervening event, as applicable and (iii) at the end of such four business day period, the Nationstar board of directors must conclude in good faith, after consultation with Nationstar’s outside legal counsel and outside financial advisors (and taking into account any adjustment or modification of the terms of the merger agreement proposed by WMIH), that, as applicable, the Nationstar acquisition proposal continues to be a superior Nationstar proposal or the Nationstar intervening event continues to warrant a Nationstar adverse recommendation change and, in each case, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable laws. If the financial or other material terms of a Nationstar acquisition proposal that was subject to the provision described in this paragraph are changed, then a new notice will be required except references to four business days will be deemed to be three business days.

As used in the merger agreement:

•

“Nationstar acquisition proposal” means any offer, proposal or indication of interest (whether or not in writing) from any person (other than WMIH and its subsidiaries) relating to or involving, whether in a single transaction or series of related transactions: (i) any direct or indirect acquisition, lease, exchange, license, transfer, disposition (including by way of liquidation or dissolution of Nationstar or any of its subsidiaries) or purchase of any business, businesses or assets (including equity interests in subsidiaries but excluding sales of assets in the ordinary course of business) of Nationstar or any of its subsidiaries that constitute or account for 15% or more of the consolidated net revenues, net income or net assets of Nationstar and its subsidiaries, taken as a whole; (ii) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend, or similar transaction involving Nationstar or any of its subsidiaries and a person or “group” (as defined in Section 13(d) of the Exchange Act) pursuant to which the stockholders of Nationstar immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction immediately following such transaction; or (iii) any combination of the foregoing.

•	“superior Nationstar proposal” means a Nationstar acquisition proposal from any person (other than WMIH and its subsidiaries) (with all references to “15% or more” in the definition of Nationstar acquisition proposal being deemed to reference “50% or more” and all references to “less than 85%” in the definition of Nationstar acquisition proposal being deemed to reference “less than 50%”) which the Nationstar board of directors determines in good faith, after consultation with Nationstar’s outside financial advisors and outside legal counsel (i) to be more favorable to the stockholders of Nationstar, from a financial point of view, than the transactions contemplated by the merger agreement after taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the person making the proposal, and all other factors that the Nationstar board deems relevant and (ii) is reasonably capable of being consummated on the terms proposed.

•	“Nationstar intervening event” means any event, condition, fact, occurrence, change or development not related to a Nationstar acquisition proposal that is not known or reasonably foreseeable to the Nationstar board of directors as of the date of the merger agreement, which event, condition, fact, occurrence, change or development becomes known to the Nationstar board of directors prior to obtaining approval from the Nationstar stockholders of the merger.

No Solicitation by WMIH. The merger agreement precludes WMIH and its subsidiaries and their respective officers, directors, employees and representatives from (i) soliciting, initiating, knowingly encouraging or knowingly facilitating inquiries, proposals or offers which constitute, or could reasonably be expected to lead to, a WMIH acquisition proposal (defined below), (ii) participating in any discussions or negotiations regarding, or furnishing to any person any nonpublic information relating to WMIH and its subsidiaries, in connection with any WMIH acquisition proposal or effect a “WMIH change in recommendation” (as defined below) except under certain circumstances described below, (iii) approving or recommending, or making any public statement approving or recommending, a WMIH acquisition proposal, (iv) entering into any letter of intent, merger agreement or other similar agreement providing for a WMIH acquisition proposal, (v) submitting any WMIH acquisition proposal to a vote of WMIH’s stockholders or (vi) resolving or agreeing to do any of the foregoing. WMIH has also agreed to immediately cease any existing discussions or negotiations with any person with respect to a WMIH acquisition proposal, including terminating access to any data room and requesting the return or destruction of any non-public information provided to any person in connection with a potential WMIH acquisition proposal.

Generally, the WMIH board of directors may not:

•	withdraw, amend, change, modify or qualify, or otherwise propose publicly to withdraw, amend, change, modify or qualify, in a manner adverse to Nationstar, the recommendation of the WMIH board of directors that the WMIH stockholders vote for the stock issuance proposal and the adjournment proposal (which we refer to as the “WMIH board recommendation”);

•	fail to make the WMIH board recommendation in this joint proxy statement/prospectus, subject to the terms and conditions of the merger agreement;

•	approve or recommend, or otherwise propose publicly to approve or recommend, any WMIH acquisition proposal; or

•	if a WMIH acquisition proposal has been publicly disclosed, fail to publicly recommend against such WMIH acquisition proposal within 10 business days of the request of Nationstar and reaffirm the WMIH board recommendation within such 10 business day period upon such request in accordance with the merger agreement.

We refer to any of the foregoing actions as a “WMIH adverse recommendation change”.

Notwithstanding the foregoing, prior to obtaining the approval of the WMIH stockholders of the stock issuance, the WMIH board of directors may effect a WMIH adverse recommendation change if there has been a WMIH intervening event. Prior to making any WMIH adverse recommendation change, (i) the WMIH board of directors must provide Nationstar written notice of its intention to take such action, which notice will specify, in reasonable detail, the reasons for such action, (ii) during the four business days following such written notice, the WMIH board of directors and its representatives must negotiate in good faith with Nationstar regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Nationstar in response to such WMIH intervening event and (iii) at the end of such four business day period, the WMIH board of directors must conclude in good faith, after consultation with WMIH’s outside legal counsel and outside financial advisors (and taking into account any adjustment or modification of the terms of the merger agreement proposed by Nationstar), that the WMIH intervening event continues to warrant a WMIH adverse recommendation change and that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable laws.

As used in the merger agreement:

•	“WMIH acquisition proposal” means (a) with respect to any offer, proposal or indication of interest (whether or not in writing) made by WMIH, a proposal that if consummated would constitute an Acquisition (as defined in Article VI of WMIH’s charter) or (b) with respect to any proposal made by any person (other than WMIH, Nationstar and its subsidiaries) relating to or involving, whether in a single transaction or series of related transactions: (i) any direct or indirect acquisition, lease, exchange, license, transfer, disposition (including by way of liquidation or dissolution of WMIH or any of its subsidiaries) or purchase of any business, businesses or assets (including equity interests in subsidiaries but excluding sales of assets in the ordinary course of business) of WMIH or any of its subsidiaries that constitute or account for 15% or more of the consolidated net assets of WMIH and its subsidiaries, taken as a whole; (ii) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend, or similar transaction involving WMIH or any of its subsidiaries and a person or “group” (as defined in Section 13(d) of the Exchange Act) pursuant to which the stockholders of WMIH immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction immediately following such transaction; or (iii) any combination of the foregoing.

•	“WMIH intervening event” means any event, condition, fact, occurrence, change or development not related to a WMIH acquisition proposal that is not known or reasonably foreseeable to the WMIH board of directors as of the date of the merger agreement, which event, condition, fact, occurrence, change or development becomes known to the WMIH board of directors prior to obtaining approval from the WMIH stockholders for the stock issuance.

Financing. Each of WMIH and Wand Merger Corporation has agreed to use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the debt financing necessary to consummate the transactions contemplated by the merger agreement on the terms and conditions described in the debt commitment letter (including as necessary, the “flex” provisions contained in the related fee letter). WMIH has agreed not to amend the debt commitment letter except to the extent permitted by the merger agreement without Nationstar’s consent and to promptly notify Nationstar and use reasonable best efforts to obtain alternative financing if any portion of the financing for the merger becomes unavailable. Nationstar has agreed to, and to cause its subsidiaries to, and to use reasonable best efforts to cause its representatives to, provide all cooperation reasonably requested by WMIH and Wand Merger Corporation in connection with the arrangement of the debt financing of the transactions contemplated by the merger agreement, including by providing certain information and assistance with the marketing of such financing. For additional information regarding the financing of the merger, see “Description of Debt Financing” beginning on page 187.

Nationstar has also agreed to, at the request of WMIH, use its reasonable best efforts to conduct one or more tender offers for Nationstar’s outstanding senior notes (which we refer to as the “debt tender offers”). The closing of any debt tender offer will be conditioned on the occurrence of the closing of the merger and the deposit of the funds by WMIH to pay off all notes properly tendered. Instead of commencing any debt tender offer, WMIH may request that Nationstar use its reasonable best efforts to issue a notice of redemption for any series of Nationstar’s outstanding senior notes at or following the effective time of the merger and to facilitate the redemption and satisfaction and discharge of such series of notes following the effective time of the merger.

WMIH has agreed to, promptly upon request by Nationstar, reimburse Nationstar for all out-of-pocket costs and expenses incurred by Nationstar or its subsidiaries or their respective representatives in connection with their cooperation with the debt financing, debt tender offers, redemption and satisfaction and discharge of the existing Nationstar notes and indemnify and hold harmless Nationstar and its subsidiaries and their respective representatives for and against any and all losses actually suffered or incurred by them in connection with the arrangement of the debt financing, debt tender offers and redemption and satisfaction and discharge of the Nationstar senior notes.

Other Covenants and Agreements. The merger agreement contains other covenants and agreements, including covenants related to:

•	Nationstar terminating its stockholders agreement with Fortress with effect from and after the closing;

•	WMIH causing Wand Merger Corporation to perform when due its obligations under the merger agreement;

•	cooperation between Nationstar and WMIH in obtaining any necessary third party consents required to consummate the merger;

•	consultation between Nationstar and WMIH in connection with public announcements;

•	notice to the other party of certain events in connection with the merger, including any event that would or would reasonably be likely to prevent or materially delay the consummation of the merger;

•	confidentiality and access to certain information about the parties;

•	cooperation between Nationstar and WMIH in the defense or settlement of any stockholder litigation relating to the merger;

•	avoiding the application of state or other takeover laws; and

•	receipt by Nationstar of a copy of the written BDO tax opinion, to be delivered to WMIH and dated as of the closing date, as set forth in the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by Nationstar to WMIH relating to a number of matters, including the following:

•	corporate organization, qualification to do business, good standing and corporate power;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	required governmental and regulatory consents necessary in connection with the merger;

•	absence of conflicts with governing documents, applicable laws or certain agreements and instruments as a result of entering into the merger agreement or completing the merger;

•	capitalization;

•	subsidiaries;

•	proper filing of documents with the SEC, the accuracy of information contained in the documents filed with the SEC and Sarbanes-Oxley certifications;

•	conformity with U.S. GAAP and SEC requirements of Nationstar’s financial statements filed with the SEC;

•	accuracy of Nationstar information provided in this joint proxy statement/prospectus;

•	absence of a material adverse effect since December 31, 2016 and absence of certain other changes;

•	absence of undisclosed liabilities;

•	compliance with applicable law and governmental authorizations;

•	legal proceedings and absence of orders;

•	properties;

•	intellectual property and information technology systems;

•	data privacy and security;

•	tax matters;

•	employee compensation and benefits matters;

•	labor matters;

•	environmental matters;

•	material contracts;

•	matters relating to Nationstar’s mortgage business, including compliance with regulations, status of governmental and regulatory authorizations, title to mortgage servicing rights and files and practices relating to mortgage servicing rights and mortgage loans;

•	broker’s and finder’s fees related to the merger;

•	non-applicability of state takeover laws;

•	absence of certain unlawful business practices;

•	insurance;

•	related party transactions; and

•	opinions from financial advisors.

The merger agreement also contains representations and warranties made by WMIH to Nationstar relating to a number of matters, including the following:

•	corporate organization, qualification to do business, good standing and corporate power;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	required governmental and regulatory consents necessary in connection with the merger;

•	absence of conflicts with governing documents, applicable laws or certain agreements and instruments as a result of entering into the merger agreement or completing the merger;

•	capitalization;

•	subsidiaries;

•	proper filing of documents with the SEC, the accuracy of information contained in the documents filed with the SEC and Sarbanes-Oxley certifications;

•	conformity with U.S. GAAP and SEC requirements of WMIH’s financial statements filed with the SEC;

•	accuracy of WMIH information provided in this joint proxy statement/prospectus;

•	debt financing;

•	availability of escrowed funds;

•	absence of operations;

•	absence of a material adverse effect since December 31, 2016 and absence of certain other changes;

•	absence of undisclosed liabilities;

•	compliance with applicable law and governmental authorizations;

•	legal proceedings and absence of orders;

•	no ownership of Nationstar common stock;

•	absence of certain agreements;

•	tax matters;

•	related party transactions;

•	broker’s and finder’s fees related to the merger; and

•	matters relating to WM Mortgage Reinsurance Company.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect”. For purposes of the merger agreement, a “material adverse effect” with respect to WMIH or Nationstar, as the case may be, means a material adverse effect on (a) such person’s ability to consummate the transactions contemplated hereby on a timely basis or, with respect to WMIH only, to satisfy its obligations to make payments as described below under “—Termination; Termination Fees” or (b) the financial condition, business, assets or results of operations of such person and its subsidiaries, taken as a whole, excluding, for purposes of this clause (b) only, any effect, change, condition, fact, development, occurrence or event resulting from or arising out of (i) general economic or political conditions in the United States or any foreign jurisdiction or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, (ii) changes or conditions generally affecting the industries, markets or geographical areas in which such person or any of its subsidiaries operates, (iii) outbreak or escalation of hostilities, acts of war (whether or not declared), terrorism or sabotage, or other changes in geopolitical conditions, including any material worsening of such conditions threatened or existing as of the date hereof, (iv) any epidemics, natural disasters (including hurricanes, tornadoes, floods or earthquakes) or other force majeure events, (v) any failure by such person or its subsidiaries to meet any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of such person’s revenue, earnings or other financial performance or results of operations, or any failure by such person to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance or results of operations, (vi) the downgrade in rating of any debt or debt securities of such person or any of its subsidiaries, (vii) changes in GAAP or the interpretation thereof or the adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any law applicable to such person or any of its subsidiaries, including with respect to Nationstar only any change or proposal of any law applicable to the housing or residential mortgage market or mortgage loan industry, (viii) the taking by such person of any action expressly contemplated by, or such person’s failure to take any action expressly prohibited by, the merger agreement, or the taking of any action or refraining from taking any action at the other person’s written request, (ix) any change in the market price or trading volume of such person’s securities, (x) other than with respect to certain representations and conditions, the execution and delivery of the merger agreement or the consummation of the transactions contemplated by the merger agreement, or the public announcement or pendency of the merger agreement or the merger, including any resulting loss or departure of officers or other employees of such person or any of its subsidiaries, or the termination or reduction (or potential reduction) or any other resulting negative development in such person’s or any of its subsidiaries’ relationships with any of its advertisers, customers, suppliers, distributors or other business partners and (xi) any proceeding brought or threatened by stockholders of either WMIH or Nationstar (whether on behalf of WMIH, Nationstar or otherwise) asserting allegations of breach of fiduciary duty relating to the merger agreement or violations of securities laws solely in connection with the merger; provided that in the cases of the foregoing clauses (i), (ii), (iii), (iv) and (vii), any effect, change, condition, fact, development, occurrence or event may be considered to the extent it disproportionately affects such person and its subsidiaries relative to the other participants in the industries in which such person and its subsidiaries operate; provided, further, that in the cases of clauses (v), (vi) and (ix), any underlying effect, change, condition, fact, development, occurrence or event giving rise to or contributing to the specific failure or event described in such clause may be taken into account in determining whether a material adverse effect has occurred to the extent not otherwise excluded.

The representations and warranties in the merger agreement do not survive the effective time of the merger and, as described below under “—Termination; Termination Fees”, if the merger agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the merger agreement, unless a party engaged in actual fraud or willfully breached the merger agreement.

This summary and the copy of the merger agreement attached to this joint proxy statement/prospectus as Appendix A are included solely to provide investors with information regarding the terms of the merger agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The merger agreement contains representations and warranties by WMIH and Nationstar, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the merger agreement, and in reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of WMIH, Nationstar or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in WMIH’s and Nationstar’s public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that WMIH and Nationstar publicly file with the SEC. See “Incorporation of Certain Documents by Reference” beginning on page 240.

Conditions to the Merger

Conditions to Each Party’s Obligations. The respective obligations of each of WMIH and Nationstar to complete the merger are subject to the satisfaction of the following conditions:

•	receipt of the requisite approval of the Nationstar stockholders of the merger and receipt of the requisite approval of the WMIH stockholders of the stock issuance;

•	expiration or termination of any waiting period (and extension thereof) under the HSR Act;

•	the receipt of all required consents, notices, non-objections, registrations and approvals from governmental authorities without the imposition of any burdensome condition;

•	the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated by the SEC for that purpose;

•	authorization for listing on the NASDAQ of the shares of WMIH common stock to be issued in the merger; and

•	the absence of any law or order that prohibits or makes illegal the consummation of the merger.

Conditions to Obligations of WMIH. The obligation of WMIH to complete the merger is also subject to the satisfaction, or waiver by WMIH, of the following conditions:

•	the accuracy of the representations and warranties of Nationstar as of the date of the merger agreement and as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be likely to have a material adverse effect on Nationstar;

•	performance in all material respects by Nationstar of the obligations required to be performed by it at or prior to the closing date of the merger; and

•	the receipt of a certificate signed by an executive officer of Nationstar certifying that the two preceding conditions have been satisfied.

Conditions to Obligations of Nationstar. The obligation of Nationstar to complete the merger is also subject to the satisfaction or waiver by Nationstar of the following conditions:

•	the accuracy of the representations and warranties of WMIH and Wand Merger Corporation as of the date of the merger agreement and as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be likely to have a material adverse effect on WMIH;

•	performance in all material respects by WMIH and Wand Merger Corporation of the obligations required to be performed by it at or prior to the closing date of the merger;

•	the receipt of a certificate signed by an executive officer of WMIH certifying that the two preceding conditions have been satisfied; and

•	receipt by Nationstar of a copy of a written opinion of BDO, to be delivered to WMIH and dated as of the closing date, in form and substance reasonably satisfactory to Nationstar, to the effect that (based on the most current information available prior to the closing date as provided by WMIH to BDO and subject to customary assumptions and qualifications) (i) there should not have been an ownership change of WMIH under Section 382(g) of the Code since March 19, 2012, and (ii) the merger, taken together with the other transactions contemplated by the merger agreement and occurring on the closing date, should not result in ownership change of WMIH under Section 382(g) of the Code.

Termination; Termination Fees

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by Nationstar’s stockholders or approval of the stock issuance by WMIH’s stockholders:

•	by mutual written consent of WMIH and Nationstar;

•	by either WMIH or Nationstar, if the merger has not closed by November 12, 2018 (subject to one or more 30-day extensions by either WMIH or Nationstar, not to exceed 90 days in the aggregate, to the extent all closing conditions herein are capable of being satisfied as of such time other than the condition regarding receipt of required regulatory approvals) (which we refer to as the “end date”), unless the failure to close by such date is primarily due to the party seeking to terminate the merger agreement breaching any of its obligations under the merger agreement;

•	by either WMIH or Nationstar, if a governmental authority has issued a final, non-appealable order permanently prohibiting the closing of the merger, so long as the party seeking to terminate the merger agreement used its reasonable best efforts to have such order lifted;

•	by either WMIH or Nationstar, if the Nationstar special meeting (including any adjournments or postponements) concludes following the taking of a vote to approve the merger and the Nationstar stockholders have not approved the merger;

•	by either WMIH or Nationstar, if the WMIH annual meeting (including any adjournments or postponements) concludes following the taking of a vote to approve the stock issuance and the WMIH stockholders have not approved the stock issuance;

•	by WMIH, if a Nationstar adverse recommendation change has occurred or Nationstar or any of its subsidiaries have entered into an alternative acquisition agreement;

•	by WMIH, if Nationstar breaches any of its representations or warranties or fails to performance any of its covenants or agreements and such breach or failure would give rise to the failure of a condition to the merger and is incapable of being cured by Nationstar during the 30-day period following written notice from WMIH of such breach or failure or, if capable of being cured, is not cured by the earlier of such 30-day period and the end date; provided that WMIH will not have the right to terminate the merger agreement if it is then in breach of any of its representations, warranties or covenants such that Nationstar would have the right to terminate the merger agreement for such breach;

•	by Nationstar, if a WMIH adverse recommendation change has occurred;

•	by Nationstar, if WMIH breaches any of its representations or warranties or fails to performance any of its covenants or agreements and such breach or failure would give rise to the failure of a condition to the merger and is incapable of being cured by WMIH during the 30-day period following written notice from Nationstar of such breach or failure or, if capable of being cured, is not cured by the earlier of such 30-day period and the end date; provided that Nationstar will not have the right to terminate the merger agreement if it is then in breach of any of its representations, warranties or covenants such that WMIH would have the right to terminate the merger agreement for such breach;

•	by Nationstar, if (i) the Nationstar board of directors authorizes Nationstar to enter into an alternative acquisition agreement with respect to a superior Nationstar proposal to the extent permitted by the terms and conditions described above under “—No Solicitation by Nationstar”, (ii) substantially concurrent with the termination of the merger agreement, Nationstar enters into an alternative acquisition agreement that constituted a superior Nationstar proposal and (iii) prior to or concurrently with such termination, Nationstar pays to WMIH the fees required to be paid pursuant to the provisions described below; or

•

by Nationstar, if (i) all of the conditions to closing have been satisfied or waived (except for any conditions that by their nature can only be satisfied or waived on the closing date, but subject to such conditions being able to be satisfied or waived at the time of termination), (ii) WMIH fails to consummate the merger within three business days following the first date the closing should have occurred pursuant to the merger agreement and (iii) Nationstar has irrevocably notified WMIH in writing that it stood ready, willing and able to consummate the merger at such time.

Nationstar must pay WMIH a termination fee of $65 million if the merger agreement is terminated under either of the following circumstances:

•	if the merger agreement is terminated by WMIH because a Nationstar adverse recommendation change has occurred or by Nationstar to enter into an alternative acquisition agreement; or

•	if all of the following occur:

o	the merger agreement is terminated by WMIH or Nationstar because the closing has not occurred by the end date or because Nationstar’s stockholders did not adopt the merger agreement at the Nationstar special meeting at which Nationstar stockholders vote on the merger proposal or the merger agreement is terminated by WMIH because Nationstar has willfully breached the merger agreement;

o	a Nationstar acquisition proposal has been made to Nationstar or publicly announced (whether or not withdrawn) at any time after the date of the merger agreement and prior to the termination of the merger agreement; and

o	within 12 months after such termination, Nationstar enters into a definitive agreement with respect to, or consummates, a Nationstar acquisition proposal (whether or not the same Nationstar acquisition proposal as that referred to above). For purposes of this bullet and the immediately preceding bullet, all references to “15%” and “85%” in the definition of Nationstar acquisition proposal will be replaced by “50%”.

Under certain circumstances described below, WMIH must pay Nationstar a termination fee or compensate Nationstar for its expenses if the merger agreement is terminated:

•	if the merger agreement is terminated by Nationstar because a WMIH adverse recommendation change has occurred, WMIH must pay Nationstar $65 million;

•	if the merger agreement is terminated by Nationstar because WMIH has willfully breached the merger agreement or because WMIH fails to close after all of the conditions to the merger have been satisfied or waived (except for any conditions that by their nature can only be satisfied or waived on the closing date, but subject to such conditions being able to be satisfied or waived at the time of termination), WMIH must pay Nationstar $125 million;

•	if the merger agreement is terminated by Nationstar or WMIH because WMIH’s stockholders did not approve the stock issuance at the WMIH annual meeting:

o	WMIH must pay Nationstar approximately $29.4 million as compensation for Nationstar’s expenses; and

o	if within 12 months after such termination, WMIH enters into a definitive agreement with respect to, or consummates, a WMIH acquisition proposal, then WMIH must pay Nationstar either:

•	approximately $35.6 million if a WMIH acquisition proposal (whether or not the same WMIH acquisition proposal as that referred to above) was made to or by WMIH or publicly announced (whether or not withdrawn) at any time after the date of the merger agreement and prior to the termination of the merger agreement; or

•	approximately $18.6 million if the preceding bullet does not apply; or

•	if all of the following occur, WMIH must pay Nationstar $65 million:

o	the merger agreement is terminated by Nationstar or WMIH because the closing has not occurred by the end date;

o	a WMIH acquisition proposal has been made to or by WMIH or publicly announced (whether or not withdrawn) at any time after the date of the merger agreement and prior to the termination of the merger agreement; and

o	within 12 months after such termination, WMIH enters into a definitive agreement with respect to, or consummates, a WMIH acquisition proposal (whether or not the same WMIH acquisition proposal as that referred to above).

Effect of Termination

If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any of the parties unless a party fraudulently or willfully breaches the merger agreement. However, the confidentiality, financing indemnification, termination fee and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement.

Amendments, Extensions and Waivers

The merger agreement may be amended, modified or supplemented by written agreement of the parties at any time prior to the effective time, provided that after the Nationstar stockholder approval is obtained or the WMIH stockholder approval is obtained, there may not be, without further approval of such stockholders, any amendment of the merger agreement that requires further approval under applicable law.

At any time prior to the effective time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or any document delivered pursuant thereto and (c) other than amendments requiring the consent of the financing sources, waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver must be in writing.

Stock Market Listing

Application will be made by WMIH to have the shares of WMIH common stock to be issued in the merger approved for listing on the NASDAQ, which is the principal trading market for existing shares of WMIH common stock. It is a condition to both parties’ obligation to complete the merger that such approval is obtained, subject to official notice of issuance. As promptly as reasonably practicable following the effective time of the merger, Nationstar common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Fees and Expenses

Except with respect to all filing and other fees (other than Nationstar’s attorneys’ fees) in connection with any filing under the HSR Act, which will be borne by WMIH, and certain other specified fees and expenses, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost or expense.

OTHER AGREEMENTS

KKR and Fortress Voting Agreements

The following is a summary of the material provisions of the KKR and Fortress voting agreements. This summary is qualified in its entirety by reference to the KKR and Fortress voting agreements. A copy of the Fortress voting agreement is filed as an exhibit to the Current Report on Form 8-K filed by WMIH on February 14, 2018 and a copy of the KKR voting agreement is filed as an exhibit to the Current Report on Form 8-K filed by Nationstar on February 13, 2018, each which is incorporated by reference in this joint proxy statement/prospectus, see “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus. We encourage you to read each voting agreement carefully and in its entirety.

Concurrently with the execution of the merger agreement, WMIH and Fortress executed the Fortress voting agreement to facilitate the merger, and Nationstar and the KKR Entities executed the KKR voting agreement (which we refer to, together with the Fortress voting agreement, as the “voting agreements”) to facilitate the stock issuance.

Voting of Shares. Under the KKR voting agreement, and as further described below, the KKR Entities have agreed to appear at any meeting of the WMIH stockholders or otherwise cause all of its shares of WMIH preferred stock to be counted as present for the purpose of establishing a quorum and to vote its shares or cause its shares to be voted:

•	in favor of approval of the stock issuance and any other action necessary or reasonably requested by Nationstar in furtherance thereof; and

•	against any WMIH acquisition proposal or other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the merger or result in a breach of any covenant, representation or warranty or any other obligation or agreement of WMIH contained in the merger agreement or of the KKR Entities contained in the voting agreement.

The obligations of the KKR Entities to vote as described in the paragraph above apply whether or not the stock issuance or any action described above is recommended by the WMIH board of directors.

Under the Fortress voting agreement, and as further described below, Fortress has agreed to appear at any meeting of the Nationstar stockholders or otherwise cause all of its shares of Nationstar common stock to be counted as present for the purpose of establishing a quorum and to vote its shares or cause its shares to be voted:

•	in favor of adoption of the merger agreement and any other action necessary or reasonably requested by WMIH in furtherance thereof; and

•	against any Nationstar acquisition proposal or other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the merger or result in a breach of any covenant, representation or warranty or any other obligation or agreement of Nationstar contained in the merger agreement or of Fortress contained in the voting agreement.

Except as described below, the obligations of Fortress to vote as described in the paragraphs above apply whether or not the merger or any action described above is recommended by the Nationstar board of directors. However, if the Nationstar board of directors makes a Nationstar adverse recommendation change in compliance with the merger agreement solely in respect of a Nationstar intervening event, Fortress’s obligation to vote in the manner described in the paragraph above will only apply to a number of Fortress’s shares equal to 35.00% of the total voting power of the outstanding shares of Nationstar common stock, with the remaining shares being required to be voted in a manner that is proportionate to the manner in which all other shares of Nationstar common stock not beneficially owned by Fortress are voted at the Nationstar special meeting.

Transfer and Other Restrictions. Each of the KKR Entities and Fortress has agreed that, until the termination of the applicable voting agreement, it will not:

•	enter into any voting agreement or voting trust with respect of any of its shares covered under such voting agreement that is inconsistent with its obligations pursuant to such voting agreement;

•	grant a proxy or power of attorney with respect to any of its shares covered under such voting agreement that is inconsistent with its obligations pursuant to such voting agreement; or

•	sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of, either voluntarily or involuntarily, or enter into any contract or option with respect to the transfer of any of its shares covered under such voting agreement, provided, if the Nationstar stockholders adopt the merger agreement at the Nationstar special meeting, Fortress will be permitted to transfer an aggregate amount of shares of Nationstar common stock not exceeding 50.0% of the shares covered by the Fortress voting agreement;

•	enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to such voting agreement; or

•	take any action that would make any of its representations or warranties contained in such voting agreement untrue or incorrect or have the effect of preventing or disabling it from performing its obligations under such voting agreement.

No Solicitation. Each of the KKR Entities and Fortress has also agreed not to, and use its reasonable best efforts not to permit any of its representatives to:

•	solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to a WMIH acquisition proposal (with respect to the KKR Entities) or a Nationstar acquisition proposal (with respect to Fortress);

•	participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information relating to, with respect to the KKR Entities, WMIH in connection with a WMIH acquisition proposal or, with respect to Fortress, Nationstar in connection with a Nationstar acquisition proposal;

•	approve or recommend, or make any public statement approving or recommending, with respect to the KKR Entities, a WMIH acquisition proposal or, with respect to Fortress, a Nationstar acquisition proposal;

•	enter into any letter of intent, merger agreement or other similar agreement providing for, with respect to the KKR Entities, a WMIH acquisition proposal or, with respect to Fortress, a Nationstar acquisition proposal;

•	make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of WMIH stock (in the case of the KKR Entities) or of Nationstar common stock (in the case of Fortress) intending to facilitate any Nationstar acquisition proposal or cause any holder of shares of such stock not to vote to adopt the merger agreement and approve the merger or any of the other transactions contemplated by the merger agreement;

•	become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of WMIH (in the case of the KKR Entities) or Nationstar (in the case of Fortress) that takes any action in support of a WMIH acquisition proposal (in the case of the KKR Entities) or a Nationstar acquisition proposal (in the case of Fortress); or

•	otherwise resolve or agree to do any of the foregoing.

However, if Nationstar has determined to take any of the foregoing actions in accordance with the merger agreement with respect to a person making a Nationstar acquisition proposal, Fortress may also take any of the foregoing actions with respect to such person.

For the purposes of the voting agreements, the terms Nationstar acquisition proposal and WMIH acquisition proposal have the meanings described under “The Merger Agreement—Covenants and Agreements—No Solicitation by Nationstar” beginning on page 170 and “The Merger Agreement—Covenants and Agreements—No Solicitation by WMIH” beginning on page 172, respectively.

Waiver of Appraisal Rights. To the fullest extent permitted by applicable law, Fortress has waived any rights of appraisal or rights to dissent from the merger that it may have under applicable law.

Termination. Each voting agreement will terminate on the earliest of:

•	the effective time of the merger;

•	the termination of the merger agreement in accordance with its terms;

•	the termination of the voting agreement by mutual written agreement of the parties to such voting agreement; and

•	the making of any modification, waiver or amendment of the merger agreement that:

o	with respect to the KKR Entities, increases the amount, changes the form or otherwise changes in a manner adverse to the KKR Entities the form or amount of consideration payable to the Nationstar stockholders pursuant to the merger agreement as in effect on the date of the voting agreement; or

o	with respect to Fortress, reduces the amount, changes the form or otherwise adversely affects the form or amount of consideration payable to Fortress pursuant to the merger agreement as in effect on the date of the voting agreement, including any change in the proration provisions of the merger agreement.

Other Agreements. Under the Fortress voting agreement, Fortress has agreed to terminate its stockholders agreement with Nationstar with effect from and after the closing and release Nationstar and its affiliates from all liabilities or obligations arising under such stockholders agreement from and after the closing.

Under the KKR voting agreement, the KKR Entities have agreed that, if a natural person other than Tagar Olson and Chris Harrington becomes the holder of 10% or more of the voting stock of Wand Investors and Wand Holdings, the KKR Entities will use their reasonable best efforts to have such natural person elected to the WMIH board of directors. The KKR Entities have also agreed to use their reasonable best efforts to cooperate with WMIH and Nationstar in connection with their preparation and submission of the filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and the obtaining and maintaining of the approvals, consents, registrations, permits, authorizations and other confirmations, in each case referred to in the merger agreement, including by providing such information about itself, its subsidiaries and the two direct holders of its voting interests as may be requested by governmental authorities in connection therewith, subject to certain agreed exceptions.

WMIH Director and Officer Voting Agreements

Each of WMIH’s executive officers and directors (each of which we refer to as a “D&O”) who holds WMIH stock entitled to vote at the WMIH annual meeting also executed a D&O voting agreement. Each D&O has agreed to substantially the same representations and covenants as the KKR Entities in the KKR voting agreement, except no D&O has agreed to any of the covenants described above under “ —KKR and Fortress Voting Agreements—Other Agreements”.

The foregoing summary of the D&O voting agreements is qualified in its entirety by reference to each D&O voting agreement, a copy of which is filed as an exhibit to the Current Report on Form 8-K filed by Nationstar on February 13, 2018, each which is incorporated by reference in this joint proxy statement/prospectus, see “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus. We encourage you to read each D&O voting agreement carefully and in its entirety.

Registration Rights Agreement

Concurrently with the execution of the merger agreement, WMIH entered into a registration rights agreement with Fortress (which we refer to as the “Fortress registration rights agreement”), pursuant to which, among other things, (i) WMIH has agreed to file a shelf registration statement covering resales of the WMIH common stock to be received by Fortress, its affiliates and permitted transferees as merger consideration pursuant to Rule 415 under the Securities Act, at Fortress’s election, either prior to the closing of the merger or immediately following the closing of the merger, and cause such registration statement to be declared effective under the Securities Act, (ii) Fortress has (A) unlimited long-form and short-form demand registration rights to the extent a shelf registration statement is unavailable, (B) rights to demand underwritten shelf take-downs, provided that there are no more than four underwritten offerings in any twelve-month period, and (C) piggyback registration rights with respect to future offerings of WMIH common stock by WMIH, in each case, subject to certain minimum thresholds, customary blackout periods and lock-up provisions and (iii) WMIH has agreed to (A) not grant any person piggyback rights in Fortress-initiated underwritten offerings for two years after the closing of the merger and (B) not grant any registration rights to any person for six months after the closing of the merger. WMIH has agreed to pay customary registration and indemnification expenses, subject to certain limitations.

The foregoing summary is qualified in its entirety by reference to the full text of the Fortress registration rights agreement, a copy of which is filed as an exhibit to the Current Report on Form 8-K filed by WMIH on February 14, 2018, which is incorporated by reference in this joint proxy statement/prospectus, see “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus. We encourage you to read the warrant exchange agreement carefully and in its entirety.

Warrant Exchange Agreement

Concurrently with the execution of the merger agreement, WMIH executed a warrant exchange agreement with Wand Holdings Corporation, pursuant to which, conditioned and effective upon the effectiveness of the merger, Wand Holdings Corporation has agreed to exchange the warrants it holds, which are exercisable for an aggregate of 61,400,000 shares of WMIH common stock, for 21,197,619 shares of WMIH common stock.

The foregoing summary is qualified in its entirety by reference to the full text of the warrant exchange agreement, a copy of which is filed as an exhibit to the Current Report on Form 8-K filed by WMIH on February 14, 2018, which is incorporated by reference in this joint proxy statement/prospectus, see “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus. We encourage you to read the warrant exchange agreement carefully and in its entirety.

Fortress Letter Agreements

Concurrently with the execution of the merger agreement, WMIH, the KKR Entities and Fortress entered into a letter agreement, pursuant to which, among other things, WMIH has agreed to waive and consent to certain acquisitions and dispositions of WMIH common stock under the amended and restated certificate of incorporation of WMIH. In addition, neither the KKR Entities nor any of their affiliates will, without the prior written consent of Fortress, exercise any registration rights under the investor rights agreement and the registration rights agreement dated as of January 5, 2015, as amended, or under any other agreement until six months after the later of (i) the closing of the merger and (b) the date on which a shelf registration statement filed pursuant to the Fortress registration rights agreement is declared effective. In addition, WMIH has agreed not to, without the prior written consent of Fortress, directly or indirectly, dispose of, or file any registration statement in respect of, any WMIH stock, options, rights or warrants to acquire WMIH stock, or securities exchangeable or exercisable for or convertible into WMIH stock until three months after the later of (i) the closing of the merger and (b) the date on which a shelf registration statement filed pursuant to the Fortress registration rights agreement is declared effective.

Concurrently with the execution of the merger agreement, Nationstar entered into a letter agreement with Fortress, pursuant to which, among other things, (i) Fortress agreed to elect to receive the cash election consideration with respect to no less than 50% of its shares of Nationstar common stock, (ii) Fortress agreed to refrain from delivering to Nationstar any demand or shelf notice pursuant to its stockholders agreement with Nationstar prior to the Nationstar special meeting at which the merger proposal is approved, (iii) Fortress and Nationstar agreed to terminate such stockholders agreement with effect from and after the closing and to release each other from all liabilities or obligations arising under such stockholders agreement from and after the closing and (iv) Nationstar agreed to reimburse Fortress for up to $1,000,000 of Fortress’s reasonable and documented, out-of-pocket fees and expenses incurred prior to the closing in connection with the merger agreement.

The foregoing summary of the Fortress letter agreements is qualified in its entirety by reference to the full text of the Fortress letter agreements. A copy of the Fortress letter agreement with WMIH is filed as an exhibit to the Current Report on Form 8-K filed by WMIH on February 14, 2018, and a copy of the Fortress letter agreement with Nationstar is filed as an exhibit to the Current Report on Form 8-K filed by Nationstar on February 13, 2018, each of which is incorporated by reference in this joint proxy statement/prospectus, see “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus. We encourage you to read each letter agreement carefully and in its entirety.

DESCRIPTION OF DEBT FINANCING

Concurrently, and in connection with entering into the merger agreement, Wand Merger Corporation (which, along with Nationstar as the surviving corporation following the merger, we refer to as the “borrower”) entered into a debt commitment letter, with the commitment parties, pursuant to which, the commitment parties, subject to the satisfaction and waiver of certain conditions (as described below and as further specified in the debt commitment letter), have committed to provide a one-year senior unsecured term loan bridge facility of up to $2.75 billion, which, if funded, is convertible on the first anniversary of the funding date thereof into (i) a $1.0 billion tranche of five-year term loans, (ii) a $1.0 billion tranche of eight-year term loans and (iii) a $750.0 million tranche of ten-year term loans, subject to certain permitted reallocations of maturities prior to the consummation of the merger. In lieu of the bridge facility, the borrower may elect to issue up to $2.75 billion of senior unsecured notes, which will reduce the amount of the bridge facility by the amount of senior unsecured notes issued. Upon consummation of the merger, Nationstar (as the surviving corporation in the merger) will assume all of Wand Merger Corporation’s obligations under the debt financing.

The commitment parties’ obligations to provide the bridge facility became effective February 12, 2018 and will end on the earliest of (i) the termination of the merger agreement pursuant to its terms, (ii) the closing of the merger with or without the use of the bridge facility and (iii) 11:59 p.m., New York City time, on the date that is five business days after the end date (as may be extended in accordance with the merger agreement).

The availability of the bridge facility is subject, among other things, to:

•	consummation of the merger in all material respects in accordance with the terms of the merger agreement (without giving effect to any modifications, amendments or express waivers or consents to the merger agreement that are materially adverse to the lenders under the bridge facility without the consent of the majority lead arrangers of the financing);

•	satisfaction of certain conditions relating to the amount of WMIH equity interests held by WMIH stockholders and Nationstar stockholder upon the consummation of the merger;

•	redemption, repurchase, repayment, discharging or defeasing certain existing indebtedness of Nationstar and its subsidiaries;

•	since December 31, 2016, that there has not been any event, change, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the merger agreement);

•	payment of costs, fees and expenses to the lenders;

•	delivery of financial statements relating to WMIH and its subsidiaries;

•	delivery of pro forma financial statements of WMIH;

•	the engagement of investment banks to privately place the senior unsecured notes pursuant to the engagement letter and expiration of a fifteen (15) consecutive business day marketing period following the delivery of a customary preliminary offering memorandum containing specified information and pro forma financial statements (excluding certain customary blackout periods);

•	delivery of all “know your customer” and anti-money laundering documentation and information reasonably requested by the lenders’ agent or the lead arrangers regarding Nationstar, WMIH and certain of their subsidiaries;

•	subject to certain provisions of the debt commitment letter, execution by WMIH and certain of its subsidiaries of the guarantees substantially simultaneously with the consummation of the merger;

•	subject to certain provisions of the debt commitment letter, execution of facilities documentation and delivery of certain customary closing documents (including, among others, a solvency certificate and customary legal opinions); and

•	the accuracy of certain limited representations and warranties.

The documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this joint proxy statement/prospectus.

Each of WMIH and Wand Merger Corporation has agreed to use reasonable best efforts to obtain the debt financing on the terms and conditions described in the debt commitment letter. If any portion of the debt financing becomes or could reasonably be expected to become unavailable in the manner or from the sources contemplated in the commitment letters, the merger agreement requires WMIH and Wand Merger Corporation to use, and cause their affiliates to use, their reasonable best efforts to arrange as promptly as practicable alternative financing from alternative sources on terms and conditions not less favorable, taken as a whole, to WMIH and Wand Merger Corporation than those contained in the debt commitment letter and in an amount sufficient to consummate the transactions contemplated by the merger agreement. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event that the debt financing described herein is not available. Although the debt financing described above is not subject to a due diligence or “market out”, such financing may not be considered assured.

The provision of debt financing by the commitment parties pursuant to the debt commitment letter or by any other person is not a condition to the closing of the transaction.

A copy of the debt commitment letter is filed as an exhibit to the Current Report on Form 8-K filed by WMIH on February 14, 2018, which is incorporated by reference in this joint proxy statement/prospectus, see “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus. You are urged to read the debt commitment letter carefully.

LITIGATION RELATED TO THE MERGER

On May 8, 2018, a purported class action lawsuit, styled as Franchi v. Nationstar Mortgage Holdings Inc., et al., Case No. 3:18-cv-01170-B, was filed in the United States District Court for the Northern District of Texas naming Nationstar, WMIH, Wand Merger Corporation and the individual members of the Nationstar board of directors as defendants. The complaint alleges that the defendants violated the Exchange Act by disseminating a false and misleading registration statement. The lawsuit seeks a variety of equitable and injunctive relief including, among other things, enjoining the consummation of the merger, rescinding the merger to the extent already implemented, directing the defendants to disseminate a registration statement that does not contain any untrue statement of material fact, declaring the defendants violated the Exchange Act, and awarding plaintiffs costs and attorneys’ fees. The defendants believe this lawsuit is without merit and intend to vigorously defend against it.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

OF THE MERGER

The following discussion summarizes material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Nationstar common stock that exchange their Nationstar common stock for the merger consideration consisting of cash and/or WMIH common stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the Treasury regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. Each of the foregoing may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those holders of Nationstar common stock that hold their shares as a capital asset (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to holders of Nationstar common stock in light of their particular circumstances or that may be applicable to them if they are subject to special treatment under the United States federal income tax laws, including, without limitation:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a regulated investment company or real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a person subject to the alternative minimum tax;

•	a person that received Nationstar common stock through the exercise of an employee stock option, pursuant to a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a person that holds shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a U.S. expatriate; or

•	a dissenting stockholder.

The determination of the actual tax consequences of the merger to a holder of Nationstar common stock will depend on the holder’s specific situation. Holders of Nationstar common stock should consult their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Nationstar common shares that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

The United States federal income tax consequences of the merger to a partner in an entity or arrangement treated as a partnership for United States federal income tax purposes that holds Nationstar common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Nationstar common stock should consult their own tax advisors.

Consequences of the Merger Generally

The receipt of cash and/or WMIH common stock in exchange for Nationstar common stock in the merger generally will be a taxable transaction for United States federal income tax purposes. A U.S. holder who receives cash and/or WMIH common stock in the merger generally will recognize capital gain or loss equal to the difference, if any, between (1) the sum of the amount of cash (including any cash received in lieu of fractional shares of WMIH common stock received in the merger) and the fair market value of WMIH common stock received and (2) such Nationstar stockholder’s adjusted tax basis in its shares of Nationstar common stock exchanged. A U.S. holder’s adjusted tax basis in the shares of Nationstar common stock is generally the amount paid for such shares of Nationstar common stock (less the amount of any distribution received by such holder treated as a tax-free return of capital). Gain or loss and holding period will be determined separately for each block of Nationstar common stock (that is, shares acquired at the same cost in a single transaction, exchanged in the merger). Any capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for its Nationstar common stock is more than one year at the time of the merger. Long-term capital gain of non-corporate U.S. holders is eligible for reduced rates of taxation. If the U.S. holder has held its Nationstar common stock for one year or less at the time of the merger, any capital gain or loss will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations.

A U.S. holder’s aggregate tax basis in its WMIH common stock received in the merger will equal the fair market value of such shares at the effective time of the merger, and the holder’s holding period for such shares will begin on the day after the merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder of Nationstar common stock who (1) furnishes a correct taxpayer identification number, certifies that such holder is not subject to backup withholding on the Internal Revenue Service Form W-9 (or appropriate successor form) included in the letter of transmittal that such holder will receive, and otherwise complies with all applicable requirements of the backup withholding rules; or (2) provides proof that such holder is otherwise exempt from backup withholding. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s United States federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner. The Internal Revenue Service may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

This summary of certain United States federal income tax consequences of the merger to holders of Nationstar common stock is not tax advice. The determination of the actual tax consequences of the merger to a holder of Nationstar common stock will depend on the holder’s specific situation. Holders of Nationstar common stock should consult their own tax advisors as to the tax consequences of the merger in their particular circumstances, including any state, local, foreign or other tax laws and of changes in those laws.

UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The following table shows unaudited pro forma condensed combined financial information about the financial condition and results of operations, including per share data, after giving effect to the merger and related financing transaction. The unaudited pro forma condensed combined financial information assumes that the merger is accounted for under the acquisition method of accounting, and that the assets and liabilities of Nationstar will be recorded by WMIH at their respective estimated fair values as of the date the merger is completed. The unaudited pro forma condensed combined balance sheet gives effect to the transactions as if the transactions had occurred on March 31, 2018. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2018 and the year ended December 31, 2017 give effect to the transactions as if the transactions had become effective on January 1, 2017. The unaudited selected pro forma condensed combined financial information has been derived from and should be read in conjunction with the consolidated financial statements and related notes of WMIH, which are incorporated in this joint proxy statement/prospectus by reference, the consolidated financial statements and related notes of Nationstar, which are incorporated in this joint proxy statement/prospectus by reference, and the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented, nor the impact of possible business model changes. The unaudited pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors, including those discussed in the section entitled “Risk Factors” beginning on page 33. In addition, as explained in more detail in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2018

(millions of dollars)

	WMIH Historical	Nationstar Historical	Pro Forma Adjustments	Ref	Combined Pro Forma
Assets:
Cash and cash equivalents	$28	$187	$5	(a)	$220
Restricted cash	576	365	(576)	(a)	365
Mortgage servicing rights	—	3,194	—		3,194
Advances and other receivables	—	1,424	—		1,424
Reverse mortgage interests	—	10,225	172	(b)	10,397
Mortgage loans held for sale	—	1,589	—		1,589
Mortgage loans held for investment	—	136	—		136
Property and equipment	—	123	—		123
Derivative financial instruments	—	65	—		65
Intangible assets	—	15	82	(c)	97
Goodwill	—	71	(71)	(d)	—
Deferred tax assets	—	—	1,015	(e)	1,015
Other assets	5	470	24	(b), (f)	499

Total assets	$609	$17,864	$651		$19,124

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Liabilities:
Unsecured senior notes	$—	$1,859	$787	(b), (g)	$2,646
Advance facilities	—	562	—		562
Warehouse facilities	—	3,161	—		3,161
Payables and accrued liabilities	17	1,235	15	(b), (f), (h)	1,267
MSR related liabilities—nonrecourse	—	1,035	—		1,035
Mortgage servicing liabilities	—	30	(23)	(b)	7
Derivative financial instruments	—	9	—		9
Other nonrecourse debt	—	8,091	175	(b)	8,266

Total liabilities	17	15,982	954		16,953

Redeemable convertible series B preferred stock	504	—	(504)	(i)	—
Stockholders’ equity
Convertible series A preferred stock	—	—	—	(i)	—
Common stock(1)	—	1	(1)	(i),(j)	—
Additional paid-in-capital	—	1,131	158	(i),(j)	1,289
Retained earnings	88	891	(97)	(d), (h), (i), (j), (k)	882
Treasury shares at cost	—	(148)	148	(j)	—

Total stockholders’ equity before non-controlling interests	88	1,875	208		2,171
Non-controlling interests	—	7	(7)	(j)	—

Total stockholders’ equity	88	1,882	201		2,171

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$609	$17,864	$651		$19,124

(1)	Combined pro forma common stock has a total value less than $1 million.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2018

(millions of dollars, except for per share data)

	WMIH Historical	Nationstar Historical	Pro Forma Adjustments	Ref	Combined Pro Forma
Revenues:
Service related, net	$—	$464	$—		$464
Net gain on mortgage loans held for sale	—	124	—		124
Other revenues	2	—	—		2

Total revenues	2	588	—		590
Expenses
Salaries, wages and benefits	1	180	—		181
General and administrative	7	184	(3)	(c), (l)	188

Total expenses	8	364	(3)		369

Other income (expenses):
Interest income	—	145	—		145
Interest expense	—	(171)	(18)	(m)	(189)
Other income (expenses)	—	8	—		8

Total other income (expenses), net	—	(18)	(18)		(36)

Income (loss) before income taxes	(6)	206	(15)		185
Less: Income tax expense (benefit)	—	46	(4)	(f)	42

Net income (loss)	(6)	160	(11)		143
Less: Net income attributable to non-controlling interests	—	—	—		—

Net income (loss) attributable to combined entities	(6)	160	(11)		143
Redeemable convertible series B preferred stock dividends	—	—	—		—

Net income (loss) attributable to common and participating stockholders	$(6)	$160	$(11)		$143

Net income (loss) per common share attributable to WMIH:
Basic	$(0.03)				$0.13
Dilutive	$(0.03)				$0.13
Weighted average shares of common stock outstanding (in thousands):
Basic	202,692		920,523	(n)	1,123,215
Dilutive	202,692		920,523	(n)	1,123,215

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2017

(millions of dollars, except for per share data)

	WMIH Historical	Nationstar Historical	Pro Forma Adjustments	Ref	Combined Pro Forma
Revenues:
Service related, net	$—	$1,043	$—		$1,043
Net gain on mortgage loans held for sale	—	607	—		607
Other revenues	8	—	—		8

Total revenues	8	1,650	—		1,658
Expenses
Salaries, wages and benefits	1	742	—		743
General and administrative	13	733	18	(c), (l)	764

Total expenses	14	1,475	18		1,507

Other income (expenses):
Interest income	—	597	—		597
Interest expense	(2)	(731)	(64)	(m)	(797)
Other income (expenses)	34	3	—		37

Total other income (expenses), net	32	(131)	(64)		(163)

Income (loss) before income taxes	26	44	(82)		(12)
Less: Income tax expense (benefit)	—	13	(25)	(f)	(12)

Net income (loss)	26	31	(57)		—
Less: Net income attributable to non-controlling interests	—	1	—		1

Net income (loss) attributable to combined entities	26	30	(57)		(1)
Redeemable convertible series B preferred stock dividends	(18)	—	18	(o)	—

Net income (loss) attributable to common and participating stockholders	$8	$30	$(39)		$(1)

Net income (loss) per common share attributable to WMIH:
Basic	$0.01				$—
Dilutive	$0.01				$—
Weighted average shares of common stock outstanding (in thousands):
Basic	202,595		914,440	(n)	1,117,035
Dilutive	212,661		904,374	(n)	1,117,035

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1—Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to give effect to the merger involving WMIH and Nationstar and the financing transaction as if the transactions had occurred as of March 31, 2018 for the condensed combined balance sheet and as of January 1, 2017 for the condensed statements of operations.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the merger, purchase of Nationstar common stock, the common stock issuance and debt issuance been consummated during the periods presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Certain historical financial information of WMIH has been reclassified to conform to the current presentation. The merger, which is currently expected to be completed in the second half of 2018, provides for the issuance of 12.7793 shares of WMIH common stock in exchange for each share of Nationstar common stock and is subject to approval of WMIH and Nationstar shareholders and certain regulatory agencies. Applying the exchange ratio to WMIH’s closing price on May 21, 2018 of $1.40 per share implies a value of $17.89 per stock electing share for Nationstar stockholders.

The merger will be accounted for as an acquisition by WMIH using the acquisition method of accounting. Accordingly, the assets and liabilities of Nationstar will be recorded at their respective estimated fair values based on current available information. To the extent that the purchase price exceeds the fair value of net assets acquired, the excess will result in goodwill. Alternatively, if the fair value of the net assets acquired exceeds the purchase price, the transaction could result in a bargain purchase gain that is recognized immediately in earnings. The pro forma adjustments included herein are subject to change depending on changes in market interest rates and the composition of asset and liability balances, as well as additional information that becomes available and additional analysis that is performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analysis to determine the fair value of Nationstar’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets, commitments, executory contracts, and other items of Nationstar as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill or bargain purchase gain and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Nationstar’s shareholders’ equity through the date the merger is completed will also change the purchase price allocation, which may include the recording of goodwill or bargain purchase gain. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. The accounting policies of both WMIH and Nationstar are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note 2—Financing Transaction

The aggregate amount of cash to be paid as merger consideration in the merger is approximately $1.2 billion. WMIH currently plans to fund the cash component of the merger consideration, the repayment of approximately $1.9 billion of outstanding senior unsecured notes assumed from Nationstar, and the payment of fees and expenses related to the merger through a combination of cash on hand and proceeds from the issuance of debt securities.

WMIH has obtained $2.75 billion in debt commitments from certain lenders to provide a senior unsecured term loan bridge facility (which we refer to as the “bridge facility”). The bridge facility is expected to have an initial maturity date that is the one-year anniversary of the closing date of the merger, and will be automatically converted into term loans in different tranches on the initial maturity date, with extended maturity dates ranging from 5 years to 10 years. The new debt is assumed to have an annual interest rate of 7%.

Note 3—Preliminary Purchase Price Allocation

The pro forma adjustments include the purchase accounting entries to record the merger transaction. The preliminary allocation of the purchase price paid to the fair values of the assets and liabilities acquired is summarized in the table below (amounts in millions except per share data):

Preliminary Pro Forma Purchase Price:
Nationstar common shares outstanding as of May 21, 2018(1)	100.0
Converted WMIH common shares based on conversion rate of 12.7793 on 31.85 million Nationstar common shares(2)	407.1
Price per share, based on WMIH price of $1.40 on May 21, 2018	$1.40

Total pro forma price from common stock	$570
Cash payment	1,226

Total pro forma purchase price(3)	$1,796

Estimated Fair Value of Net Assets Acquired:
Cash and cash equivalents	$187
Restricted cash	365
Mortgage servicing rights	3,194
Advances and other receivables	1,424
Reverse mortgage interests	10,397
Mortgage loans held for sale	1,589
Mortgage loans held for investment	136
Property and equipment	123
Derivative financial instruments	65
Other assets	502

Fair value of assets acquired	17,982
Unsecured senior notes	1,883
Advance facilities	562
Warehouse facilities	3,161
Payables and accrued liabilities	1,260
MSR related liabilities—nonrecourse	1,035
Mortgage servicing liabilities	7
Derivative financial instruments	9
Other nonrecourse debt	8,266

Fair value of liabilities assumed	16,183

Total fair value of net tangible assets acquired	1,799

Intangible assets acquired:
Customer relationships	80
Tradename	7
Technology	10

Total intangible assets acquired	97
Preliminary pro forma bargain purchase gain	100

$1,796

(1)	Nationstar common shares outstanding as of May 21, 2018 include unvested equity awards as part of the consideration transferred because Nationstar’s equity awards contain a preexisting change-in-control provision that results in the awards automatically fully vesting upon consummation of the merger.

(2)	31.85 million shares of Nationstar common stock are expected to be converted to shares of WMIH common stock based on the assumption that 31.9% of total shares of Nationstar common stock outstanding will be converted to shares of WMIH common stock with the remaining being settled with cash.
(3)	The estimated total consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent the actual consideration that will be transferred when the merger is completed. The fair value of equity securities issued as part of the consideration transferred will be measured on the date the merger is completed at the then-current market price. This will likely result in a different value of the common share component of the purchase consideration and a per WMIH share equity component different from the $1.40 assumed in these unaudited pro forma condensed combined financial statements, and that difference may be material. Any change in the price of WMIH common stock would change the purchase price allocated to the bargain purchase gain. The following table presents the sensitivity of the purchase price and resulting bargain purchase gain to changes in the price of WMIH common stock of $1.40, the closing price of WMIH common stock on May 21, 2018:

(in millions)	Purchase Price	Estimated Bargain Purchase Gain
As presented in the pro forma combined results	$1,796	$100
10% increase in WMIH common stock price	1,853	43
10% decrease in WMIH common stock price	1,739	157

Note 4—Conversion of Preferred Stocks and Equity Awards and Exercise of Warrants

WMIH

WMIH has 600,000 shares of Series B preferred stock issued and outstanding with aggregate liquidation preference of $600 million at March 31, 2018. Upon the closing of the merger, all of the outstanding Series B preferred stock will be mandatorily converted into WMIH common stock at a price of $1.35 per share, and holders of Series B preferred stock will be entitled to a special, one-time distribution of WMIH common stock and accrued and unpaid dividends payable in WMIH common stock.

In addition, with the closing of the merger, all outstanding warrants, which are exercisable for an aggregate of 61,400,000 shares of WMIH common stock, will be exchanged for 21,197,619 shares of WMIH common stock.

Nationstar

Shortly before closing, each shareholder of Nationstar will have the option to elect to receive either $18.00 in cash or 12.7793 shares of WMIH common stock for each of their Nationstar shares. Because the number of Nationstar shares receiving cash consideration and the number of Nationstar shares receiving stock consideration are each fixed, the cash / stock elections will be subject to pro-ration. Fortress, the existing largest shareholder of Nationstar, has contractually agreed to elect at least 50% of their position in cash.

Note 5—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on preliminary assumptions and valuations, which are subject to change.

(a) Represents the payment from available cash and cash equivalents of $28 million and restricted cash of $576 million to fund the purchase price. In addition, the adjustment includes cash of $33 million remaining from the proceeds received from the issuance of new debt after the repayment of existing debt and the payment of transaction costs associated with the merger.

(b) Represents adjustments to estimated fair value. The majority of fair value adjustments are related to reverse mortgage interests and other nonrecourse debt, which primarily comprises participating interest financing and home equity conversion mortgage (which we refer to as “HECM”) securitizations. Fair value for these were assessed based on the following:

1.	Reverse mortgage interests, net—Fair value for interests in active reverse mortgage loans was estimated based on pricing of the recent securitizations with similar attributes and characteristics, such as collateral values, and adjusted as necessary for differences. The recent timing of these transactions allows the pricing to consider the current interest rate risk exposures. The fair value of interests in inactive reverse mortgage loans was established based upon a discounted par value of the loan derived from Nationstar’s historical losses on liquidation.

2.	Participating interest financing—Fair value was estimated based on the present value of future of securities backed by similar participating interests in reverse mortgage loans.

3.	HECM Securitizations—Fair value was estimated for nonrecourse debt related to HECM securitizations based on the present value of future expected discounted cash flows with the discount rate approximating that of similar financial instruments.

(c) Reflects elimination of Nationstar’s historical intangible assets and recognition of the estimated preliminary fair value of identifiable intangible assets attributable to the merger. See Note 3, Preliminary Purchase Price Allocation. The preliminary identifiable intangible assets consist of and result in the following pro forma adjustment (amounts in millions):

	Fair Value	Amortization Expense in the Three Months Ended March 31, 2018(3)	Average Estimated Useful Life (Years)
Customer relationships(1)	$80	$5	7
Tradename(2)	7	—	5
Technology(2)	10	1	5

Total estimated preliminary fair value of identifiable intangible assets	$97	$6

Nationstar historical intangible assets	(15)

Pro forma adjustment to intangible assets	$82

	Fair Value	Amortization Expense in the Year Ended December 31, 2017(3)	Average Estimated Useful Life (Years)
Customer relationships(1)	$80	$26	7
Tradename(2)	7	1	5
Technology(2)	10	2	5

Total estimated preliminary fair value of identifiable intangible assets	$97	$29

(1)	The estimated fair values for customer relationships were measured using the excess earnings method.
(2)	The estimated fair values for tradename and technology were measured using the relief-from-royalty method. This method assumes the tradename and technology have value to the extent the owner is relieved of the obligation to pay royalties for the benefits received from these assets.
(3)	Tradename and technology are amortized using a straight-line method over an estimated five-year useful life. The straight-line method of amortization of these assets reflects an appropriate allocation of the costs of these intangible assets to earnings in proportion to the amount of economic benefits obtained in each reporting period. Customer relationships are amortized using an economic assumption method over an estimated seven-year useful life, which results in amortization expenses of $26 million, $21 million, $15 million, $10 million, $6 million over the five-year period following the merger.

Adjustments to amortization expense for definite-lived assets were based on historical amortization expense recorded for period presented compared to the amortization expense for estimated fair value intangible assets post-merger. The following table details the pro forma adjustment to amortization expense (amounts in millions).

Three Months Ended March 31, 2018
To record new amortization expense of definite-lived intangible assets related to fair value adjustments	$6
Removal of Nationstar’s historical amortization expense related to definite-lived intangible assets	(1)

Pro forma adjustment to depreciation and amortization expense	$5

Year Ended December 31, 2017
To record new amortization expense of definite-lived intangible assets related to fair value adjustments	$29
Removal of Nationstar’s historical amortization expense related to definite-lived intangible assets	(5)

Pro forma adjustment to depreciation and amortization expense	$24

(d) Adjustment to remove Nationstar’s historical goodwill of $71 million and to record bargain purchase gain associated with the merger of $100 million, as shown in Note 3, Preliminary Purchase Price Allocation, in retained earnings.

(e) Reflects the estimated reduction of WMIH’s valuation allowance against its deferred tax assets of $1,015 million. As required by Accounting Standards Codification 740, Income Taxes, a company is required to evaluate the four sources of income to estimate the realizability of all the deferred tax assets. When using forecasted income to support the realization of the deferred tax assets, the forecasted earnings should be objectively verifiable. Management considered its most recent historical income, as well as 2018 projected income, which considers the 2017 growth in the servicing portfolio, along with business growth and cost savings initiatives, which were not fully reflected in 2017 results. The 2018 projected income was then adjusted for the incremental cost of debt and used to forecast future year income, which resulted in an estimated $1,015 million release of the valuation allowance. The income tax benefit of the estimated $1,015 million reduction in the valuation allowance is not reflected in the pro forma statement of operations because it will not have a continuing impact. The remaining valuation allowance will be re-evaluated periodically.

(f) Represents the following income tax effects of the pro forma adjustments in connection with the merger.

1.	The decrease to Nationstar’s income tax receivables of $8 million as a result of the adjustments to retention bonus and estimated transaction costs.

2.	The decrease to Nationstar’s deferred tax liabilities of $1 million as a result of the adjustments to retention bonus.

3.	Estimated $4 million income tax benefit as a result of the pro forma adjustments to the condensed combined statement of operations.

(g) Reflects the new debt incurred by WMIH to finance the merger, minus the effects of extinguishing assumed outstanding unsecured senior notes upon completion of the merger. The net increase to unsecured senior notes includes (amounts in millions):

Issuance of new debt, net of debt issuance costs of $104 million	$2,646
Decrease for extinguishment of existing Nationstar’s debt	(1,859)

Pro forma adjustment to unsecured senior note	$787

(h) Represents the following pro forma payables and accrued liabilities adjustments in connection with the merger:

1.	The elimination of $30 million accrued but unpaid interest expense associated with Nationstar’s unsecured senior notes.

2.	The accrual for retention bonus of $16 million for key executive officers in connection with the merger. The pro forma statement of income does not include these retention bonus expenses because the bonus expense will not have a continuing impact on operations.

3.	The accrual for $5 million post-combination compensation expense expected to be recorded related to the acceleration of the unvested share-based awards of WMIH upon the closing of the merger in accordance with the underlying agreements.

(i) Reflects WMIH’s shares to be issued upon Series B conversion, warrant exercise, Series A conversions and accelerated vesting of equity awards.

Estimated Converted Common Shares of WMIH (in millions)
Series B Preferred Stock	445
Warrants	21
Series A Preferred Stock	10
Dividend payable related to Series B Preferred Stock	21
Special dividend payable related to Series B Preferred Stock	11
WMIH’s restricted shares subject to vesting	4
Maximum additional shares issuable pursuant to WMIH restricted stock award agreements	1
Conversion of Nationstar outstanding shares, including unvested restricted stocks and restricted units, to WMIH’s shares	407

Total	920

Total value based on WMIH’s share price of $1.40 on May 21, 2018 (in millions)	$1,288

(j) Represents elimination of the historical equity of Nationstar.

(k) Represents the following pro forma related expenses expected to be incurred in connection with the merger. The pro forma statement of income does not include these pro forma relates expense because the expenses will not have a continuing impact on operations; however, the amounts are reflected as a reduction to the retained earnings in the unaudited pro forma balance sheet.

1.	Estimated $78 million of transaction costs associated with the merger, including audit, legal and advisory fees.

2.	Estimated $5 million post-combination compensation expense is expected to be recorded related to the acceleration of the unvested share-based awards of WMIH upon the closing of the merger in accordance with the underlying agreements.

3.	Estimated $16 million retention bonus for key executive officers in connection with the merger.

(l) Represents the elimination of $8 million and $6 million nonrecurring transaction costs incurred that are directly related to the merger for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively.

(m) Represents the net increase to interest expense resulting from interest on the new unsecured senior note to finance the merger and the amortization of related debt issuance costs, as follows (amounts in millions).

Three Months Ended March 31, 2018
Elimination of interest expense and amortization of debt issuance cost—Nationstar	$(35)
Interest expense on new debt based on 7% interest rate	48
Amortization of new debt issuance costs	5

Pro forma adjustment to interest expense	$18

Year Ended December 31, 2017
Elimination of interest expense and amortization of debt issuance cost—Nationstar	$(144)
Interest expense on new debt based on 7% interest rate	193
Amortization of new debt issuance costs	15

Pro forma adjustment to interest expense	$64

(n) Represents the increase in the weighted average shares with the issuance of WMIH common stock in connection with the merger.

(o) Elimination of WMIH’s preferred stock dividend for the year ended December 31, 2017.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

Nationstar is incorporated under the laws of the State of Delaware and the rights of Nationstar stockholders are governed by the laws of the State of Delaware, including the DGCL, Nationstar’s charter and Nationstar’s bylaws. As a result of the merger, Nationstar stockholders who receive shares of WMIH common stock will become WMIH stockholders. WMIH is incorporated under the laws of the State of Delaware and the rights of WMIH stockholders are governed by the laws of the State of Delaware, including the DGCL, WMIH’s charter and WMIH’s bylaws. Thus, following the merger, the rights of Nationstar stockholders who become WMIH stockholders in the merger will continue to be governed by Delaware law but will no longer be governed by Nationstar’s charter and Nationstar’s bylaws and instead will be governed by WMIH’s charter and WMIH’s bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of WMIH stockholders under WMIH’s charter and WMIH’s bylaws (right column), and the rights of Nationstar stockholders under Nationstar’s charter and Nationstar’s bylaws (left column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of WMIH’s charter and WMIH’s bylaws, and Nationstar’s charter and Nationstar’s bylaws, as well as the relevant provisions of the DGCL. Copies of WMIH’s and Nationstar’s governing documents are filed as exhibits to the reports of WMIH and Nationstar as incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus.

WMIH	Nationstar
Authorized Capital Stock

WMIH Common Stock.

WMIH is currently authorized to issue 3,500,000,000 shares of common stock, par value $0.00001 per share. As of May 21, 2018, there were 206,714,132 shares of WMIH common stock outstanding.

WMIH Preferred Stock.

WMIH’s board of directors is authorized, without further stockholder action, to fix by resolution or resolutions the designations, preferences, limitations and relative rights thereof, of up to 10,000,000 shares of preferred stock, par value $0.00001 per share, in one or more series. 1,000,000 shares of WMIH’s authorized preferred stock have been designated as the WMIH Series A preferred stock, and 600,000 shares of WMIH’s authorized preferred stock have been designated as the WMIH Series B preferred stock.

As of May 21, 2018, there were 1,000,000 shares of WMIH Series A preferred stock outstanding and 600,000 shares of WMIH Series B preferred stock outstanding.

Nationstar is currently authorized to issue 1,300,000,000 shares of capital stock, consisting of (i) 1,000,000,000 shares of common stock, par value $0.01 per share, and (ii) 300,000,000 shares of preferred stock, par value $0.01 per share.

As of May 21, 2018, there were 98,227,421 shares of Nationstar common stock outstanding.

WMIH	Nationstar
Rights of Preferred Stock

See “Description of WMIH Capital Stock”.

Nationstar’s board of directors may fix for any class or series of preferred stock such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as may be stated in the resolutions of the Nationstar board of directors providing for the issuance of such class or series.

No shares of Nationstar preferred stock are outstanding as of the date of this joint proxy statement/prospectus.

Number and Qualification of Directors

The number of directors that constitute the entire board of directors will not be more than eleven or such greater number as may be determined by the WMIH board of directors. WMIH’s board of directors currently consists of seven directors.

None of the directors need be a stockholder of WMIH or a resident of the State of Delaware. Each director must have attained the age of majority.

Pursuant to the investor rights agreement, so long as Wand Holdings owns, in the aggregate, at least 50% of the WMIH Series A preferred stock (or the underlying WMIH common stock), Wand Holdings will have the right to appoint one of the seven directors that currently comprise WMIH’s board of directors. If WMIH’s board of directors amends the WMIH charter or the WMIH bylaws or passes any other resolution in each case having the effect of increasing the size of WMIH’s board of directors to greater than seven directors without the consent of Wand Holdings, then Wand Holdings will have the right to appoint two directors.

The number of directors that constitutes the entire Nationstar board of directors will be not more than eleven and no fewer than three, the exact number of members to be fixed from time to time by resolution adopted by the affirmative vote of a majority of the Nationstar board of directors. There are currently five members of the Nationstar board.

None of the directors need be a stockholder of Nationstar.

Election of Directors

General. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors and each director so chosen will hold office until the date of the subsequent annual meeting following the annual meeting at which such director was elected or, if earlier, until his death, resignation, or removal from office.	The Nationstar charter provides for three classes of directors, each consisting of, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. At Nationstar’s annual meeting, one class of directors is elected for a three-year term and each until his or her successor is duly elected and qualified, subject to his or her death, resignation or removal. If the number of

WMIH	Nationstar

Preferred Directors. If WMIH fails to (i) pay regular or participating dividends payable on the shares of the WMIH Series B preferred stock for three consecutive regular dividend periods or participating dividend payment dates, (ii) pay the Mandatory Redemption Price (as defined in the WMIH charter) in full on the Mandatory Redemption Date or (iii) repurchase the shares of WMIH Series B preferred stock tendered for repurchase by paying in full the aggregate Put Event Repurchase Price (as defined in the WMIH charter) for all shares so tendered on the Put Event Repurchase Date, then immediately prior to the next annual meeting or special meeting of the WMIH stockholders, the authorized number of directors on WMIH’s board of directors will automatically be increased by two and the holders of the Series B preferred stock will have the right, voting as a separate class, to elect two directors to fill such newly created directorships at such meeting of WMIH stockholders and at each subsequent annual meeting or special meeting of WMIH stockholders until any such payment has been made. The affirmative vote of holders constituting a majority of the voting power of shares of WMIH Series B preferred stock present at such meeting, in person or by proxy, will be sufficient to elect any such directors.

directors is changed, any increase or decrease is apportioned among the classes to maintain an equal number of directors in each class as nearly as possible, and any additional director of any class elected to fill a vacancy will hold office for the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

The Nationstar bylaws provide that directors will be elected by a plurality of votes of the shares of capital stock of Nationstar, present in person or represented by proxy, and entitled to vote in the election of directors at any meeting of stockholders with respect to which (i) Nationstar receives a notice that a stockholder has nominated a person for election to the board of directors that was timely made in accordance with the applicable nomination periods provided in Nationstar’s bylaws or the Exchange Act and (ii) such nomination or notice has not been withdrawn or otherwise excluded from Nationstar’s proxy materials on or before the 10th day before Nationstar first mails its initial proxy statement in connection with such election of directors.

Removal of Directors

Any director may be removed, with or without cause, from office at any time, at a meeting called for that purpose or at an annual meeting, and only by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares entitled to vote for the election of directors.	Any director may be removed at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the issued and outstanding shares of capital stock of Nationstar entitled to vote in the election of directors. However, currently and for so long as the Fortress Stockholders (as defined in the Nationstar charter) own at least 40% of the issued and outstanding shares of capital stock of Nationstar entitled to vote in the election of directors, any director or the entire board of directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of such shares.
Voting

WMIH common stock. Each share of WMIH common stock is entitled to one vote on all matters properly presented at a meeting of stockholders.	Each share of Nationstar common stock is entitled to one vote on all matters properly presented at a meeting of stockholders.

WMIH	Nationstar

WMIH Preferred Stock.

All holders of WMIH preferred stock vote on an as-converted basis with holders of WMIH common stock, and also have certain special voting rights on matters related to the preferred shares. For example, WMIH cannot amend, alter, modify or repeal the rights, preferences and limitations of the WMIH Series A preferred stock without the prior written consent of holders of at least a majority of the then outstanding shares of WMIH Series A preferred stock, voting as a separate class. Furthermore, the affirmative consent of holders of at least a majority in voting power of the outstanding shares of WMIH Series B preferred stock, voting as a separate class, is required to amend or alter Article VI (which sets forth the terms of the WMIH Series B preferred stock) of the WMIH charter, to amend or alter Article VIII (Restrictions on Transfer of Securities) of the WMIH charter, to amend the WMIH charter to authorize or create or increased the authorized amount of, or issue, any class or series of stock ranking senior to the WMIH Series B preferred stock, or to amend, alter or repeal any provision of the WMIH charter that adversely affects the rights, preferences, privileges or voting power of the WMIH Series B preferred stock.

Cumulative Voting

Delaware law allows for cumulative voting only if provided for in the certificate of incorporation; however, the WMIH charter provides that the right to cumulate votes in the election of directors will not exist with respect to shares of stock of WMIH.	Delaware law allows for cumulative voting only if provided for in the certificate of incorporation; however, the Nationstar charter provides that the right to cumulate votes in the election of directors will not exist with respect to shares of common stock of Nationstar.
Vacancies on the Board of Directors

General. Subject to rights of holders of any series of WMIH preferred stock then outstanding, newly created directorships resulting from any vacancies on WMIH’s board of directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause will, unless otherwise required by the DGCL, be filled only by WMIH’s board of directors, provided that if the directors then in office constitute less than a quorum of WMIH’s board of directors, they may fill the vacancy by the affirmative vote of a majority of the directors then in office.

Preferred Directors. Any director designated by holders of the WMIH Series B preferred stock may be removed at any time, with or without cause, and any vacancy

Any vacancy on the Nationstar board of directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that a quorum is present. Any other vacancy occurring on the Nationstar board of directors, other than for a vacancy resulting from the removal of a director, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class will hold office for the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have

WMIH	Nationstar
created thereby may be filled, only by the affirmative vote of the holders of a majority in voting power of the shares of the WMIH Series B preferred stock outstanding, voting separately as a class. If the office of any such preferred director becomes vacant for any other reason, the remaining preferred director may choose a successor who will hold office for the unexpired term.	the same remaining term as that of his or her predecessor.
Special Meeting of the Board of Directors

Special meetings of WMIH’s board of directors will be held whenever called by the chairman of WMIH’s board of directors, the president, or any two members of WMIH’s board of directors.	The Nationstar bylaws provide that special meetings of the Nationstar board of directors may be called by the chairman of the Nationstar board of directors, the chief executive officer or any two directors.
Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any corporate action required or permitted to be approved by a stockholder vote at a meeting of WMIH’s stockholders may be taken without a meeting or a vote if the corporate action is approved by a single stockholder consent or multiple counterpart stockholder consents executed by stockholders holding of record, or otherwise entitled to vote, in the aggregate not less than the minimum votes that would be necessary to approve such corporate action at a meeting at which all shares entitled to vote on the corporate action were present and voted.	The Nationstar charter provides that any action required or permitted to be taken by the stockholders of Nationstar at any meeting of stockholders may be taken without a meeting if a consent in writing setting forth the action is signed by all the stockholders entitled to vote with respect to that action. However, currently and for so long as the Fortress Stockholders (as defined in the Nationstar charter) own at least 25% of the issued and outstanding shares of capital stock of Nationstar entitled to vote in the election of directors, any action required or permitted to be taken by the stockholders of Nationstar at any meeting of stockholders may be taken without a meeting if a consent in writing setting forth the action is signed by stockholders holding at least a majority of the voting power of the issued and outstanding shares of capital stock of Nationstar entitled to vote with respect to that action.
Amendment to Certificate of Incorporation

Under Delaware law, an amendment to a charter generally requires the approval of the corporation’s board of directors and a majority of the combined voting power of the then outstanding shares of voting stock, voting together as a single class.

WMIH common stock.

The WMIH charter provides that, except as otherwise provided by law, the holders of WMIH common stock are not entitled to vote on certain amendments to the WMIH charter that amend, modify or alter the terms of

The Nationstar charter provides that the affirmative vote of the holders of at least 80% of the voting power of the issued and outstanding shares of capital stock of Nationstar entitled to vote is required to amend or adopt any provision of the charter that is inconsistent with the purpose and intent of Article Fifth of the Nationstar charter relating to the board of directors, the Article Eighth of the Nationstar charter relating to stockholder actions by written consent, the Article Tenth relating to the amendment of the Nationstar bylaws, Article Eleventh relating to Fortress Stockholders (as defined in the Nationstar

WMIH	Nationstar

certain series of WMIH preferred stock (as discussed below), if the series excludes the right to vote on such amendments.

Furthermore, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the issued and outstanding shares of WMIH common stock and the issued and outstanding shares of WMIH preferred stock, if any, entitled to vote generally with the WMIH common stock on all matters on which the holders of WMIH common stock are entitled to vote, voting together as a class, is required to adopt any provision inconsistent with, or to amend or repeal any provision of, Articles X (Liability of Directors; Indemnification), XI (Amendment) or XII (Business Opportunities), of the WMIH charter.

WMIH Preferred Stock.

WMIH cannot amend, alter, modify or repeal the rights, preferences and limitations of the WMIH Series A preferred stock without the prior written consent of holders of at least a majority of the then outstanding shares of WMIH Series A preferred stock, voting as a separate class.

The affirmative consent of holders of at least a majority in voting power of the outstanding shares of WMIH Series B preferred stock, voting as a separate class, is required for (i) the amendment or alteration of the provisions in Article VIII (Restrictions on Transfer of Securities) in the WMIH charter, (ii) the amendment or alteration of Article VI (which sets forth the terms of the WMIH Series B preferred stock), (iii) the amendment or alteration of WMIH’s charter to authorize or create or increase the authorized amount of, or issue, any class or series of stock ranking senior to the WMIH Series B preferred stock with respect to either or both the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding-up and (iv) the amendment, alteration or repeal of any provision of WMIH’s charter that adversely affects the rights, preference, privileges or voting power of the WMIH Series B preferred stock.

charter) and Article Fifteenth relating to amendments to the charter.

For any other amendment, the Nationstar charter applies Delaware law, which allows an amendment to a charter generally with the approval of the corporation’s board of directors and a majority of the combined voting power of the then outstanding shares of voting stock, voting together as a single class.

Amendment of Bylaws

WMIH’s board of directors is expressly authorized to adopt, amend or repeal the WMIH bylaws; provided, however, that any amendment to Section 3.2 (Term; Number; Qualification; Election) of Article III	The Nationstar charter provides that the board of directors is expressly authorized to adopt, amend or repeal the bylaws of Nationstar, and Nationstar may not adopt, amend or repeal any bylaw unless such

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(Directors) of the WMIH bylaws or Section 3.4 (Vacancies) of Article III (Directors) of the WMIH bylaws will require the unanimous consent of the entire board of directors.

WMIH’s stockholders also have the power to adopt, amend or repeal the bylaws of WMIH; provided, however, that, in addition to any vote of the holders of any class or series of stock of WMIH required by the DGCL or WMIH’s governing documents, the affirmative vote of the holders of more than 50% of the voting power of the issued and outstanding shares of WMIH common stock and the issued and outstanding shares of WMIH preferred stock, if any, entitled to vote generally with the WMIH common stock on all matters on which the holders of WMIH common stock are entitled to vote, voting together as a single class, will be required to adopt, amend or repeal the bylaws of WMIH.

action is approved by the affirmative vote of the holders of a majority of the voting power of outstanding Nationstar common stock.

The Nationstar bylaws provide that all amendments to the Nationstar bylaws must be approved by either the affirmative vote of the holders of at least 66 2/3% of the voting power of the issued and outstanding shares of capital stock of Nationstar entitled to vote or by a majority of the entire board of directors. However, currently and for so long as the Fortress Stockholders (as defined in the Nationstar charter) own at least 25% of the issued and outstanding shares of capital stock of Nationstar entitled to vote in the election of directors, either the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of Nationstar entitled to vote or by a majority of the entire board of directors may approve any amendments to the bylaws. Notwithstanding the foregoing, the affirmative vote of the holders of at least 80% of the voting power of the issued and outstanding shares of capital stock of Nationstar entitled to vote is required to adopt or amend any provision of the Nationstar bylaws inconsistent with the purpose or intent of the sections of the Nationstar bylaws relating to special meetings of stockholders, consent of stockholders in lieu of a meeting, directors duties and powers, the number and election of directors, director vacancies, resignations and removals of directors, amendments to the Nationstar bylaws and the definitions in the Nationstar bylaws.

Quorum

Board of Directors. At all meetings of WMIH’s board of directors, a majority of the directors will constitute a quorum.

Stockholders. The holders of a majority in voting power of the outstanding shares entitled to vote at the meeting, present in person or by proxy, will constitute a quorum at any meeting of stockholders, except as otherwise provided by law, the WMIH charter or the WMIH bylaws. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy will constitute a quorum entitled to take action with respect to that vote on that matter.

Board of Directors. At all meetings of Nationstar’s board of directors, a majority of the directors will constitute a quorum.

Stockholders. The holders of a majority of Nationstar’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum at all meetings of Nationstar stockholders for the transaction of business.

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At any meeting held for the purpose of electing a director designated by holders of WMIH Series B preferred stock, the presence in person or by proxy of the holders of shares representing at least a majority of the voting power of the WMIH Series B preferred stock will be required to constitute a quorum of the WMIH Series B preferred stock.

Interested Directors

Under Section 144 of the DGCL, no contract or transaction between the corporation and one or more directors or officers, or between the corporation and any other entity in which the corporation’s directors or officers are directors or officers or have a financial interest will be void or voidable solely for that reason if (1) the material facts as to such interested director’s relationship or interests are disclosed or known to the WMIH board of directors and the WMIH board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though less than a quorum, (2) such material facts are disclosed or known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by the stockholders, or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified.

Furthermore, the WMIH charter provides that none of the holders of the common stock of WMIH’s predecessor-in-interest, WMI Holdings Corp., KKR Fund Holdings L.P., affiliates of KKR Fund Holdings L.P. or any of officers, directors, employees, advisory board members, agents, stockholders, members, partners, affiliates and subsidiaries of the foregoing will have the duty (fiduciary or otherwise) or obligation, if any, to refrain from (a) engaging in the same or similar activities or lines of business as WMIH, (b) doing business with any client, customer or vendor of WMIH or (c) entering into and performing one or more agreements (or modifications or supplements to pre-existing agreements) with WMIH. Furthermore, if any such exempt stockholders and affiliates acquire knowledge of a corporate opportunity, WMIH will have no expectancy that such corporate opportunity be offered to it.

The Nationstar charter provides that in the event that a director, officer or employee of Nationstar or its affiliates who is also a director, officer or employee of the Fortress Stockholders (as defined in the Nationstar charter) or their affiliates acquires knowledge of a potential transaction that may be a corporate opportunity, if (i) such person acts in good faith and (ii) knowledge of the potential transaction was not obtained solely in connection with such person’s capacity as director or officer of any of Nationstar or its affiliates, then such director, officer or employee will not have any fiduciary duty to Nationstar and its respective affiliates and stockholders and will not be liable to Nationstar and its respective affiliates and stockholders for any breach or alleged breach of any fiduciary duty in respect of such corporate opportunity.

The Nationstar bylaws provide that no transaction between Nationstar and any of its directors or officers, or between Nationstar and any other entity in which any of its directors or officers are directors or officers or have a financial interest, will be void solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors which authorizes the transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the transaction are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the transaction is fair

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as to Nationstar as of the time it is authorized, approved or ratified by the board of directors or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

See also “Interested Stockholders” below.

Interested Stockholders

See “Interested Directors” above and “Anti-Takeover Provisions and other Stockholder Protections” below.

The Nationstar charter provides that the Fortress Stockholders (as defined in the Nationstar charter) and their affiliates have the right to (i) engage or invest, directly or indirectly, in the same, similar or related business activities or lines of business as Nationstar or its affiliates, (ii) do business with any client, customer, vendor or lessor of any of Nationstar or its affiliates or (iii) engage any officer, director or employee of Nationstar or its affiliates, and, to the fullest extent permitted by law, the Fortress Stockholders and their affiliates and their officers, directors and employees have no fiduciary duty to Nationstar or its stockholders and will not be liable to Nationstar or its stockholders for any breach of any fiduciary duty in respect of the foregoing.

The Nationstar charter also provides that if the Fortress Stockholders or any of their affiliates or officers, directors or employees acquires knowledge of a potential transaction that may be a corporate opportunity for the Fortress Stockholders or their affiliates, none of Nationstar or its affiliates or any Nationstar stockholder will have an interest in such corporate opportunity. None of the Fortress Stockholders, their affiliates or their officers, directors or employees will be under any obligation to present any corporate opportunity to Nationstar or its affiliates, and the Fortress Stockholders and their affiliates have the right to hold a corporate opportunity for their own account or otherwise transfer a corporate opportunity to any person, and, to the fullest extent permitted by law, the Fortress Stockholders and their respective affiliates and officers, directors and employees thereof have no fiduciary duty to Nationstar and its affiliates and stockholders and will not be liable to Nationstar or its affiliates and stockholders for any breach or alleged breach of any fiduciary duty in respect of any corporate opportunity.

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See also “Anti-Takeover Provisions and other Stockholder Protections” below.
Special Stockholder Meetings

General. A special meeting of WMIH’s stockholders may be called at any time by the chairman of WMIH’s board of directors, the president, or WMIH’s board of directors, and will be called by the president or the secretary at the request in writing of the stockholders of record of not less than ten percent (10%) of all shares entitled to vote at such meeting. Notice stating the place, date, and time, the means of remote communications, if any, the record date, and purpose must be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting.

Election of Preferred Directors. At any time after the right of the holders of the WMIH Series B preferred stock to elect directors has become vested and is continuing but a meeting of WMIH’s stockholders to elect such directors has not yet been held, or if a vacancy will exist in the office of any such preferred director that has not been filled by the remaining preferred director, WMIH’s board of directors may, but will not be required to, call a special meeting of the holders of the WMIH Series B preferred stock for the purpose of electing the directors that such holders are entitled to elect; provided that in the event WMIH’s board of directors does not call such special meeting, such election will be held at the next annual meeting.

The Nationstar charter provides that special meetings of stockholders, for any purpose or purposes (a) may be called by either the chairman of the board of directors or the chief executive officer and (b) any such officer will call a special meeting at the request in writing of (i) the board of directors, (ii) a committee of the board of directors whose powers include the authority to call such meetings or (iii) at any time the Fortress Stockholders (as defined in the Nationstar charter) own at least 25% of the issued and outstanding shares of capital stock of Nationstar entitled to vote in the election of directors, any stockholders that collectively beneficially own at least 25% of the issued and outstanding shares of capital stock of Nationstar entitled to vote in the election of directors. Any request will state the purpose of the proposed meeting.
Notice of Stockholder Meetings

General. Notice stating the place, if any, date and time of each meeting of WMIH’s stockholders, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in case of a special meeting, the purpose or purposes for which the meeting is called will, unless otherwise provided by law or WMIH’s governing documents, be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder of record entitled to vote at such meeting, as of the record date.

The Nationstar bylaws provide that notice of any stockholder meeting will be given, which notice will state the place, date and hour of the meeting (or the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person), describing the purpose for which the meeting is called. Unless otherwise required by law, such notice of any meeting must be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to notice of and to vote at such meeting.

Notice of any meeting of stockholders will not be required to be given to any stockholder who attends such meeting in person or by proxy and does not, at the beginning of such meeting, object to the transaction of any business because the meeting has

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not been lawfully called or convened, or who submits a signed waiver of notice or waive notice by electronic transmission, in person or by proxy.
Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

Proposals of business to be transacted by WMIH’s stockholders may be made at an annual meeting of WMIH’s stockholders (i) pursuant to WMIH’s proxy materials with respect to such meeting (or any supplement thereto), (ii) by or at the direction of WMIH’s board of directors, or (iii) by any stockholder of WMIH who is a stockholder of record as of the record date.

The stockholder must (i) give timely notice thereof in writing to the secretary of WMIH, and (ii) the business must be a proper matter for stockholder action under the DGCL. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of WMIH not less than ninety (90) or more than one-hundred twenty (120) days prior to the one-year anniversary of the date on which WMIH’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, that, if the meeting is convened more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the stockholder must be received not later than the close of business on the later of the ninetieth day before such annual meeting, and the tenth day following the day on which public announcement of the date of such meeting is first made. Additionally, the stockholder must provide information pursuant to the advance notice provisions in Section 2.13 of the WMIH bylaws.

Proposals of business to be transacted by Nationstar’s stockholders may be made at an annual meeting of Nationstar’s stockholders as is (i) specified in the notice of meeting or any supplement thereto given by or at the direction of the Nationstar board of directors, (ii) otherwise properly brought before the annual meeting by or at the direction of the Nationstar board of directors or (iii) otherwise properly brought before the annual meeting by a stockholder of record on both the notice date and the record date.

The Nationstar bylaws provide that in addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice in proper written form to the secretary of Nationstar. To be timely, a stockholder’s notice must be delivered to or be mailed and received at the principal executive offices of Nationstar not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year, or the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder must be received not earlier than the opening of business one hundred twenty (120) days before the date of such annual meeting, and not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In no event will the adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

Stockholder Nominations of Persons for Election as Directors

Nominations of persons for election to the WMIH board of directors may be made at an annual meeting of stockholders (or at a special meeting of stockholders held in lieu of an annual meeting) (i) pursuant to WMIH’s	Nominations of persons for election to the Nationstar board of directors may be made at an annual meeting of stockholders (or at a special meeting of stockholders held in lieu of an annual meeting) (i) by

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proxy materials with respect to such meeting (or any supplement thereto), (ii) by or at the direction of WMIH’s board of directors, or (iii) by any stockholder of WMIH who is a stockholder of record as of the record date.

The stockholder must (i) give timely notice thereof in writing to the secretary of WMIH, and (ii) the director nomination must be a proper matter for stockholder action under the DGCL. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of WMIH not less than ninety (90) or more than one-hundred twenty (120) days prior to the one-year anniversary of the date on which WMIH’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, that, if the meeting is convened more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the stockholder must be received not later than the close of business on the later of the ninetieth day before such annual meeting, and the tenth day following the day on which public announcement of the date of such meeting is first made. Additionally, the stockholder must provide information pursuant to the advance notice provisions in Section 2.13 of the WMIH Bylaws.

or at the direction of the Nationstar board of directors or (ii) by a stockholder of record on both the notice date and the record date.

The Nationstar bylaws provide that in addition to any other applicable requirements, a stockholder must have given timely notice of any nomination in proper written form to the secretary of Nationstar. To be timely, a stockholder’s notice must be delivered to or be mailed and received at the principal executive offices of Nationstar (a) in the case of an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year, or the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder must be received not earlier than the opening of business one hundred twenty (120) days before the date of such annual meeting, and not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. In no event will the adjournment or postponement of a meeting called for the purpose of electing directors commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. In the event that the number of directors to be elected to the board of directors at an annual meeting of stockholders is increased and there is no public announcement by Nationstar naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the date of Nationstar’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders, a stockholder’s notice required by the Nationstar bylaws will also be considered timely, but only with respect to nominees for the additional directorships, if it is received by the secretary at the principal executive offices of Nationstar not later than the close of business on the

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10th day following the day on which such public announcement is first made by Nationstar.
Limitation of Liability of Directors and Officers

Any director of WMIH is not personally liable for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of such director’s duty of loyalty to WMIH or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions; or (iv) for any transaction from which such director derived an improper benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of WMIH will be eliminated or limited to the fullest extent not prohibited by the DGCL.

No Nationstar director will be personally liable to Nationstar or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) to the extent such exemption from liability or limitation thereof is not permitted under the DGCL and (ii) for liability (A) for any breach of the director’s duty of loyalty to Nationstar or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the DGCL or (D) for any transaction from which the director derived an improper personal benefit.

If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Nationstar will be eliminated or limited to the fullest extent authorized by the DGCL as so amended.

Indemnification of Directors, Officers, Employees and Agents

WMIH will indemnify any person for any proceeding by reason of being a director or officer in its capacity as director, officer, or, at the request of WMIH, any director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity if such proceeding or part thereof was authorized by WMIH’s board of directors.

The right to indemnification includes the right to be paid by WMIH the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition, provided, however, that, if the DGCL requires, an advancement of expenses will be made only upon delivery to WMIH of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it will ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnitee is not entitled to be indemnified for the expenses.

Such rights will continue as to an indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators.

Pursuant to the Nationstar charter, Nationstar indemnifies its directors and officers, to the fullest extent authorized or permitted by law, and such right to indemnification will continue as to a person who has ceased to be a director or officer of Nationstar and will inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, Nationstar is not obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding initiated by such person unless such proceeding was authorized by the board of directors. The Nationstar charter includes the right to be paid by Nationstar for the expenses incurred in participating in any proceeding in advance of its final disposition upon receipt by Nationstar of an undertaking by the director or officer receiving advancement to repay the amount advanced if it is ultimately be determined that he or she was not entitled to be indemnified by Nationstar under the Nationstar charter.

Nationstar may, to the extent authorized by the board of directors, provide rights to indemnification and to

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the advancement of expenses to employees and agents of Nationstar similar to those conferred in the Nationstar charter to its directors and officers.
Appraisal Rights or Dissenters’ Rights

See “Appraisal Rights” elsewhere in this joint proxy statement/prospectus.

Under the DGCL, a stockholder who does not vote in favor of certain mergers or consolidations and who is entitled to demand and has properly demanded appraisal of his or her shares in accordance with, and who complies in all respects with the requirements of Section 262 of the DGCL is entitled to an appraisal by the Court of Chancery of the fair value of his or her shares. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to receive notice of the meeting of stockholders to act upon the merger or consolidation are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a)–(c). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

The Nationstar charter does not provide appraisal rights in any additional circumstance.

Dividends, Distributions and Stock Repurchases

WMIH common stock.

Subject to the rights of the holders of WMIH preferred stock, and to the other provisions of the WMIH charter, holders of WMIH common stock are entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of WMIH as may be declared thereon by the WMIH board

The Nationstar charter provides that holders of shares of Nationstar common stock are entitled to receive, when and as declared by the board of directors, out of funds of Nationstar legally available therefor, such dividends as may be declared from time to time by the board of directors.

The Nationstar charter also provides that Nationstar has the power to purchase any authorized shares of

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of directors from time to time out of assets or funds of WMIH legally available therefor.

WMIH Preferred Stock

WMIH Series A preferred stock. If WMIH declares or pays a dividend or distribution on the WMIH common stock, whether such dividend or distribution is payable in cash, securities or other property, including the purchase or redemption by WMIH of shares of WMIH common stock for cash, securities or property, WMIH will simultaneously declare and pay a dividend on the WMIH Series A preferred stock on a pro rata basis with WMIH common stock determined on an as-converted basis assuming all shares of WMIH Series A preferred stock had been converted pursuant to the WMIH charter as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of WMIH common stock entitled to such dividends are to be determined).

WMIH Series B preferred stock. Holders of shares of outstanding Series B preferred stock are entitled to receive, when, as and if declared by the WMIH board of directors, out of the capital stock of WMIH lawfully available for issuance, cumulative regular dividends at an annual rate of 5.00% of the liquidation preference per share of WMIH Series B preferred stock, payable semi-annually in arrears on each regular dividend payment date, in a number of shares of WMIH common stock.

Without the written consent of holders of a majority in aggregate liquidation preference of the WMIH Series B preferred stock, WMIH will not declare or pay any dividends, distributions or other issuances to all or substantially all holders of the shares of WMIH common stock (whether payable in cash, securities or other property or assets), unless the holders of the shares of WMIH Series B preferred stock then outstanding will simultaneously receive participating dividends, distributions or other issuances, as applicable, that such holders would have been entitled to if the shares of WMIH Series B preferred stock had been converted into shares of WMIH common stock using the then-applicable conversion price immediately preceding the record date for determining the stockholders eligible to receive such WMIH common stock dividends.

If a change of control (meaning, prior to a qualified acquisition, any person or group of related persons becomes the beneficial owner of the majority of total any class of stock for the amount of consideration as the board of directors may, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

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voting power entitled to vote) occurs at any time when shares of WMIH Series B preferred stock are outstanding, each holder of WMIH Series B preferred stock will have the right, at such holder’s option, to require WMIH to repurchase for cash, out of funds lawfully available for payment, all of such holder’s outstanding Series B preferred stock, or any portion thereof that is equal to $1,000 or an integral multiple thereof.
Liquidation

Upon WMIH’s voluntary or involuntary liquidation, dissolution or winding up, holders of WMIH common stock share ratably in the assets remaining after payments to creditors and provision for the preference of WMIH preferred stock. Shares of WMIH preferred stock are entitled to their liquidation preference upon such a liquidation.	The Nationstar charter provides that, in the event of any liquidation, dissolution or winding up of Nationstar, the holders of shares of Nationstar common stock are entitled to receive, subject to the preferential rights as to distributions upon such liquidation event of each of the creditors of Nationstar and the holders of all classes or series of stock at the time outstanding, their ratable and proportionate share of the remaining assets of Nationstar.
Conversion

WMIH common stock.

There are no conversion rights relating to shares of WMIH common stock.

WMIH Preferred Stock

WMIH Series A preferred stock. At the option of Wand Holdings or automatically upon transfer to a non-affiliated party of Wand Holdings, each share of WMIH Series A preferred stock is convertible into a number of shares of WMIH common stock as is determined by (i) dividing (x) the per share price ($11.072192) plus declared but unpaid dividends on the share of WMIH Series A preferred stock by (y) the conversion price (initially $1.10) and then (ii) multiplying the result by the number of shares of WMIH Series A preferred stock to be converted.

WMIH Series B preferred stock. If a qualified acquisition, such as the merger, is consummated, then each outstanding share of WMIH Series B preferred stock will automatically convert into a number of shares of WMIH common stock equal to its liquidation preference, which is $1,000 per share, divided by the conversion price, which is $1.35. Additionally, WMIH will issue a special distribution of 19.04762 shares of WMIH common stock per share of WMIH Series B

There are no conversion rights relating to Nationstar common stock.

The Nationstar board of directors is authorized to issue preferred stock that is convertible into, or exchangeable for, shares of any other class or series of stock of Nationstar at any price or rate of exchange and with such adjustments as may be stated in the resolutions of the board establishing such class or series of preferred stock.

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preferred stock that is automatically converted as a result of the qualified acquisition.
Recapitalizations, Reclassifications and Other Changes

In the event of any recapitalization, reclassification, change of WMIH common stock, consolidation or merger of WMIH with or into another person, any sale, transfer, lease or conveyance to another person of all or substantially all of the property or assets of WMIH or other similar reorganization event, then, at the effective time of such reorganization event, each share of the WMIH Series B preferred stock outstanding immediately prior to such reorganization event will, without the consent of the holders of the WMIH Series B preferred stock, become convertible into the kind and amount of such other securities, property or assets (including cash or any combination thereof) that holders of WMIH common stock received in such reorganization event based on the number of shares of WMIH common stock that such holder would have owned on an as-converted basis determined assuming the then applicable conversion price.	The Nationstar charter does not contain similar provisions.
Supermajority Voting Provisions

The affirmative vote of the holders of at least 80% of the voting power of the issued and outstanding shares of WMIH common stock and the issued and outstanding shares of WMIH preferred stock entitled to vote generally with the WMIH common stock on all matters on which the holders of WMIH common stock are entitled to vote, voting together as a class, will be required to adopt any provision inconsistent with, or to amend or repeal any provision of, Articles X (Liability of Directors; Indemnification), XI (Amendment) or XII (Business Opportunities) of the WMIH charter.

The Nationstar charter includes the following voting provisions requiring the affirmative vote of holders of more than a majority of voting power of issued and outstanding shares of Nationstar common stock, which may be in effect from time to time:

(i) any director or the entire board of directors may be removed from office only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the issued and outstanding shares of capital stock of Nationstar entitled to vote in the election of directors; and

(ii) the affirmative vote of the holders of at least 80% of the voting power of the issued and outstanding shares of capital stock of Nationstar entitled to vote is required to amend or adopt any provision of the charter that is inconsistent with the purpose and intent of Article Fifth of the Nationstar charter relating to the board of directors, Article Eighth of the Nationstar charter relating to stockholder actions by written consent, Article Tenth relating to the amendment of the Nationstar bylaws, Article Eleventh relating to Fortress Stockholders (as defined

WMIH	Nationstar

in the Nationstar charter) and Article Fifteenth relating to amendments to the charter.

The Nationstar bylaws include the following voting provisions requiring the affirmative vote of holders of more than a majority of voting power of issued and outstanding shares of Nationstar common stock, which may be in effect from time to time:

(i) any director or the entire board of directors may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the issued and outstanding shares of capital stock of Nationstar entitled to vote in the election of directors; and

(ii) the affirmative vote of the holders of at least 80% of the voting power of the issued and outstanding shares of capital stock of Nationstar entitled to vote is required to adopt or amend any provision of the Nationstar bylaws inconsistent with the purpose or intent of the sections of the Nationstar bylaws relating to special meetings of stockholders, consent of stockholders in lieu of a meeting, directors duties and powers, the number and election of directors, director vacancies, resignations and removals of directors, amendments to the Nationstar bylaws and the definitions in the Nationstar bylaws.

Anti-Takeover Provisions and other Stockholder Protections

The WMIH charter does not require a supermajority vote of stockholders for any action of stockholders related to business combinations; however, holders of WMIH Series A preferred stock and WMIH Series B preferred stock do have the right to vote with holders of WMIH common stock on an as-converted basis, including with respect to corporate actions relating to business combinations. Additionally, Wand Holdings has, until July 5, 2019 and subject to certain ownership requirements, a contractual consent right that requires WMIH to receive the prior written consent of Wand Holdings prior to entering into any definitive agreement with respect to any Acquisition (as defined in Article VI of the WMIH charter).

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e., a stockholder owning 15% or more of the corporation’s voting stock) for three years following the time that the “interested

The Nationstar charter does not require a supermajority vote of stockholders for any action of stockholders related to business combinations.

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e., a stockholder owning 15% or more of the corporation’s voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.

The Nationstar charter contains an election, as permitted by Delaware law, to be exempt from the requirements of Section 203 of the DGCL, and Nationstar is therefore not governed by the terms of this provision of the DGCL.

WMIH	Nationstar
stockholder” becomes such, subject to certain exceptions. WMIH has not opted out of Section 203 in the WMIH charter and is therefore governed by the terms of this provision of the DGCL.
Stockholder Rights Plan

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.

WMIH does not have a stockholder rights plan currently in effect, but under the DGCL, WMIH’s board of directors could adopt such a plan without stockholder approval.

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.

Nationstar does not have a stockholder rights plan currently in effect, but under the DGCL, Nationstar’s board of directors could adopt such a plan without stockholder approval.

Preemptive Rights

There are no preemptive rights relating to shares of WMIH common stock. Additionally, there are no preemptive rights relating to shares of WMIH Series B preferred stock or shares of WMIH common stock issued upon mandatory conversion of the WMIH Series B preferred stock.	There are no preemptive rights relating to shares of Nationstar common stock.
Duties of Directors

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing the corporation’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

WMIH’s board of directors may exercise all such authority and powers of WMIH and do all such lawful acts and things as are not by statute or the WMIH charter directed or required to be exercised or done solely by the stockholders.

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing the corporation’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

Nationstar’s board of directors may exercise all such authority and powers of Nationstar and do all such lawful acts and things as are not by statute or the Nationstar charter directed or required to be exercised or done solely by the stockholders.

WMIH	Nationstar
Inspection of Books and Records; Stockholder Lists

Inspection. The certificate books, transfer books, and stock papers will at all reasonable times be open to inspection by any director upon application at the office of WMIH during ordinary business hours.

Voting List. For a period of ten (10) days prior to a meeting of WMIH’s stockholders, the voting list will be available for inspection by any stockholder during ordinary business hours, at the principal place of business of WMIH or on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting will be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list will also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list will be provided with the notice of the meeting.

Inspection. Under Section 220 of the DGCL, any stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from Nationstar’s stock ledger, a list of its stockholders and its other books and records.

Voting List. Nationstar will prepare and make available, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting. The list will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting either (i) on a reasonably accessible electronic network or (ii) during ordinary business hours, at the principal place of business of Nationstar. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting will be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present.

Choice of Forum

The WMIH charter does not contain a choice of forum provision.	The Nationstar charter designates the Court of Chancery of the State of Delaware as the exclusive forum for (i) any derivative action brought by a stockholder on behalf of Nationstar, (ii) any claim of breach of a fiduciary duty owed by any of Nationstar’s directors, officers or stockholders, (iii) any claim against Nationstar arising under its charter, bylaws or the DGCL or (iv) any claim against Nationstar governed by the internal affairs doctrine.
NOL Transfer Restrictions

In order to preserve certain tax attributes of WMIH, no person will be permitted to make an acquisition of WMIH’s securities to the extent that such person is or, as a result of the acquisition, would become a substantial holder (meaning a percentage stock ownership in WMIH of 4.75% of more), and no substantial holder will dispose of WMIH’s securities unless approved by WMIH’s board of directors.	The Nationstar charter does not contain similar provisions.

WMIH	Nationstar

WMIH’s board of directors has discretion to approve a proposed transfer of WMIH’s securities, taking into consideration whether the proposed transfer, when considered alone or with other proposed or planned transfers, will impair WMIH’s tax benefits and may, within its discretion, determine whether to permit the proposed transfer, or not to permit the proposed transfer, in order to protect the WMIH’s tax benefits.

No employee or agent of WMIH will record any prohibited transfer, and the purported transferee of a prohibited transfer will not be recognized as a stockholder of WMIH. If WMIH’s board of directors determines a prohibited transfer has occurred, such prohibited transfer and the recording of such prohibited transfer will be void ab initio and have no legal effect.

DESCRIPTION OF WMIH CAPITAL STOCK

As a result of the merger, Nationstar stockholders who receive shares of WMIH common stock in the merger will become WMIH stockholders. Your rights as WMIH stockholders will be governed by Delaware law and WMIH’s charter and bylaws. The following description of the material terms of WMIH’s capital stock, including the common shares and preferred stock to be issued in the merger, reflects the anticipated state of affairs upon completion of the merger. We urge you to read the applicable provisions of Delaware law and WMIH’s charter and bylaws carefully and in their entirety because they describe your rights as a holder of shares of WMIH common stock.

General

WMIH’s authorized capital stock consists of 3,500,000,000 shares of common stock, par value $0.00001 per share, and 10,000,000 shares of preferred stock, par value $0.00001 per share. As of May 21, 2018, there were 206,714,132 shares of WMIH common stock outstanding, 1,000,000 shares of WMIH Series A preferred stock outstanding and 600,000 shares of WMIH Series B preferred stock outstanding. Shares of WMIH common stock are listed on the Nasdaq Capital Market under the trading symbol “WMIH”. WMIH Series A preferred stock and WMIH Series B preferred stock are not listed on any stock exchange.

WMIH Common Stock

Each share of WMIH common stock is entitled to one vote on all matters properly presented at a meeting of stockholders. Except as otherwise provided by law, the holders of WMIH common stock vote as one class. Except as otherwise required by law, holders of shares of WMIH common stock will not be entitled to vote on certain amendments to the WMIH charter that amend, modify or alter the terms of certain series of preferred stock, if the series excludes the right to vote on such amendments. Holders of WMIH common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the WMIH common stock dividends that may be declared by WMIH’s board of directors, but only subject to the rights of the holders of WMIH preferred stock. Holders of WMIH Series A preferred stock and WMIH Series B preferred stock are entitled to vote together with holders of the WMIH common stock on an as-converted basis and also have certain special voting rights on matters related to the preferred shares. For a description of voting rights of the WMIH Series B preferred stock, see “—WMIH Series B Preferred Stock—Voting Rights” beginning on page 228.

The number of directors that constitute WMIH’s entire board of directors may not be more than eleven, and WMIH’s board of directors currently consists of seven directors. Wand Holdings has the right to appoint one of WMIH’s directors pursuant to the investor rights agreement. If WMIH’s board of directors amends the WMIH charter or the WMIH bylaws or passes any other resolution in each case having the effect of increasing the size of WMIH’s board of directors to greater than seven directors without the consent of Wand Holdings, then Wand Holdings will have the right to appoint two directors.

Upon the voluntary or involuntary liquidation, dissolution or winding up of WMIH, holders of WMIH common stock share ratably in the assets remaining after payments to creditors and provision for the preference of WMIH preferred stock. Shares of WMIH preferred stock are entitled to their liquidation preference upon such a liquidation.

There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of WMIH common stock. All of the outstanding shares of WMIH common stock are fully paid and nonassessable.

The affirmative vote of the holders of at least eighty percent (80%) of the voting power of the issued and outstanding shares of WMIH common stock and the issued and outstanding shares of WMIH preferred stock entitled to vote generally with the WMIH common stock on all matters on which the holders of WMIH common stock are entitled to vote, voting together as a class, is required to adopt any provision inconsistent with, or to amend or repeal any provision of, Articles X (Liability of Directors; Indemnification), XI (Amendment) or XII (Business Opportunities), of the WMIH charter.

Article VIII of the WMIH charter provides that, without the approval of WMIH’s board of directors, (i) no person (or group of persons treated as a single entity under Treasury Regulation Section 1.382-3) will be permitted to acquire, whether directly or indirectly, and whether in one transaction or a series of related transactions, any of WMIH’s stock or any other instrument treated as stock for purposes of Section 382 of the Code, to the extent that after giving effect to such purported acquisition (a) the purported acquirer or any other person by reason of the purported acquirer’s acquisition would become a Substantial Holder (as defined below), or (b) the percentage stock ownership of a person that, prior to giving effect to the purported acquisition, is already a Substantial Holder would be increased; and (ii) no Substantial Holder may dispose, directly or indirectly, of any class of WMIH’s stock or any other instrument treated as stock for purposes of Section 382 of the Code. A “Substantial Holder” is a person that owns (as determined for purposes of Section 382 of the Code) at least 4.75 percent of the total value of WMIH’s stock, including any instrument treated as stock for purposes of Section 382 of the Code.

For additional information regarding WMIH common stock, see the information with respect to WMIH common stock described in “Comparison of Stockholders’ Rights” beginning on page 203.

Warrants

WMIH has issued warrants to purchase, in the aggregate, 61,400,000 shares of WMIH common stock. Concurrently with the execution of the merger agreement, WMIH executed a warrant exchange agreement with Wand Holdings, the holder of such warrants, pursuant to which, conditioned and effective upon the effectiveness of the merger, Wand Holdings has agreed to exchange such warrants for 21,197,619 shares of WMIH common stock.

WMIH Series A Preferred Stock

The rights evidenced by, or amounts payable with respect to, WMIH common stock are materially limited and qualified by the rights of WMIH Series A preferred stock. The following summary is included solely to provide information regarding such material limitations and qualifications and is not a complete summary of all rights to which holders of WMIH Series A preferred stock are entitled. The following summary is qualified in its entirety by reference to the full text of WMIH’s charter and bylaws.

WMIH Series A preferred stock has rights substantially similar to those associated with the WMIH common stock, with the exception of a liquidation preference, conversion rights and customary anti-dilution protections. The WMIH Series A preferred stock has a liquidation preference equal to the greater of (i) $10.00 per 1 million shares of WMIH Series A preferred stock plus declared but unpaid dividends on any such shares and (ii) the amount that the holder of the WMIH Series A preferred stock would be entitled to if such holder participated with the holders of shares of WMIH common stock then outstanding, pro rata as a single class based on the number of outstanding shares of WMIH common stock on an as-converted basis held by each holder as of immediately prior to a liquidation, in the distribution of all WMIH’s remaining assets and funds available for distribution to WMIH’s stockholders. The WMIH Series A preferred stock is convertible into 10.065629 shares of WMIH common stock per share of WMIH Series A preferred stock at the option of the holder or automatically upon the occurrence of certain events. Further, Wand Holdings, as the holder of the WMIH Series A preferred stock, has received other rights pursuant to the investor rights agreement as described in “Others Matters Relating to the WMIH Annual Meeting—Certain Relationships and Related Party Transactions—Relationships with KKR” beginning on page 83.

WMIH Series B Preferred Stock

The rights evidenced by, or amounts payable with respect to, WMIH common stock are materially limited and qualified by the rights of WMIH Series B preferred stock. The following summary is included solely to provide information regarding such material limitations and qualifications and is not a complete summary of all rights to which holders of WMIH Series B preferred stock are entitled. The following summary is qualified in its entirety by reference to the full text of WMIH’s charter and bylaws.

Dividends

Holders of shares of outstanding WMIH Series B preferred stock are entitled to receive, when, as and if declared by WMIH’s board of directors, cumulative regular dividends at an annual rate of 5.00% of the liquidation preference per share of WMIH Series B preferred stock, payable semi-annually in arrears in a number of shares of WMIH common stock. Regular dividends on the WMIH Series B preferred stock will be payable on June 15 and December 15 of each year, commencing on June 15, 2018, and will accumulate from the most recent date as to which regular dividends will have been paid or, if no regular dividends have been paid, from January 5, 2018, whether or not there have been shares of WMIH common stock lawfully available for the payment of such regular dividends.

Limitations on Dividends on Other WMIH Stock

Subject to certain exceptions set forth in WMIH’s charter, so long as any share of WMIH Series B preferred stock remains outstanding, no dividend or distribution will be declared or paid on WMIH stock of equal or junior rank, and no such stock will be purchased or redeemed, unless all accrued and unpaid regular dividends for all past regular dividend periods, including the latest completed regular dividend period, on all outstanding shares of the WMIH Series B preferred stock have been or are contemporaneously declared and paid in full.

Without the written consent of holders of a majority in aggregate liquidation preference of the WMIH Series B preferred stock, WMIH will not declare or pay any dividends, distributions or other issuances to all or substantially all holders of WMIH common stock (whether payable in cash, securities or other property or assets), unless the holders of the shares of WMIH Series B preferred stock then outstanding will simultaneously receive participating dividends, distributions or other issuances, as applicable (collectively, “participating dividends”), that such holders would have been entitled to if the shares of WMIH Series B preferred stock had been converted into shares of WMIH common stock using the then applicable conversion price immediately preceding the record date for determining the stockholders eligible to receive such WMIH common stock dividends, including, for the avoidance of doubt, any shares of WMIH common stock issuable in respect of accrued but unpaid regular dividends.

Mandatory Conversion

On each closing date of an Acquisition, including a Qualified Acquisition (as such terms are defined in the WMIH charter), (A) each outstanding share of WMIH Series B preferred stock will automatically convert into a number of shares of WMIH common stock equal to its liquidation preference divided by the conversion price of $1.35 (which is subject to adjustment from time to time as described below) and (B) WMIH will issue 19.04762 shares of WMIH common stock per share of WMIH Series B preferred stock that is automatically converted, as may be equitably adjusted as determined by WMIH. In addition, holders of WMIH Series B preferred stock will receive in shares of WMIH common stock an amount equal to any accrued and unpaid dividends on the shares of the WMIH Series B preferred stock to be converted, whether or not declared (other than previously declared dividends payable to holders of record as of a prior date). No fractional shares of WMIH common stock will be issued to holders of shares of the WMIH Series B preferred stock upon mandatory conversion, and such holders will receive cash in lieu of fractional shares (after aggregating all WMIH common shares issued to such holder).

The merger constitutes a Qualified Acquisition; accordingly, all issued and outstanding shares of WMIH Series B preferred stock will automatically convert into WMIH common stock in accordance with the WMIH charter upon the closing of the merger.

Conversion Price Adjustments

As described in greater detail in WMIH’s charter, the conversion price of WMIH Series B preferred stock will be adjusted from time to time to reflect subdivisions and combinations of WMIH common stock to ensure that, following any subdivision or combination, the WMIH Series B preferred stock converts into the same proportion of WMIH common stock outstanding as would have been the case prior to such subdivision or combination. WMIH’s charter also provides, subject to certain exceptions set forth therein, for an adjustment of the conversion price of WMIH Series B preferred stock if WMIH or any of its subsidiaries purchases WMIH common stock pursuant to a tender offer or exchange offer at a price per share that exceeds the average volume-weighted average price per share of WMIH common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made.

In addition, WMIH may make such decreases in the conversion price as WMIH deems advisable in order to avoid or diminish any income tax to holders of WMIH common stock resulting from any dividend or distribution of WMIH’s shares (or issuance of rights or warrants to acquire WMIH’s shares) or from any event treated as such for income tax purposes or for any other reason. WMIH may only make such a discretionary adjustment if WMIH makes the same proportionate adjustment to the conversion price.

Recapitalizations, Reclassifications and Changes of WMIH common stock

In the case of certain events specified in the WMIH charter where shares of WMIH common stock are exchanged for, or converted into, other securities, property or asset, then each share of the WMIH Series B preferred stock outstanding immediately prior to such event will become convertible into the kind and amount of such other securities, property or assets that holders of WMIH common stock received in such reorganization event based on the number of shares of WMIH common stock that such holder would have owned on an as-converted basis determined assuming the then applicable conversion price. This provision will similarly apply to successive reorganization events.

Mandatory Redemption

If any shares of WMIH Series B preferred stock are outstanding on October 5, 2019 (which we refer to as the “mandatory redemption date”), WMIH will be required to redeem all outstanding shares of the WMIH Series B preferred stock at a price equal to $1,000 per share of WMIH Series B preferred stock, plus shares of WMIH common stock equal to the pro rata portion of the regular dividend for the partial regular dividend period ended immediately following such date, plus shares of WMIH common stock in respect of any other accrued and unpaid dividends, if any, whether or not declared (we refer to such amounts collectively as the “mandatory redemption price”).

If, prior to the mandatory redemption date, WMIH has publicly announced that it has entered into a definitive agreement for an Acquisition, the mandatory redemption date will be extended to the earlier to occur of:

•	April 5, 2020; and

•	the day immediately following (x) the date such definitive agreement is terminated or (y) the date such Acquisition is closed.

Repurchase at the Option of Holders upon a Put Event

If, prior to the consummation of a Qualified Acquisition, any person or group of related persons becomes the beneficial owner (subject to certain qualifications set forth in the WMIH charter), directly or indirectly, of more than a majority of the total voting power of all classes of capital stock of WMIH then outstanding and normally entitled to vote in the election of directors, each holder of WMIH Series B preferred stock will have the right, at such holder’s option, to require WMIH to repurchase for cash all of such holder’s outstanding WMIH Series B preferred stock or a portion thereof for a price equal to $1,750 per share of WMIH Series B preferred stock, plus accrued and unpaid dividends in the form of shares of WMIH common stock, if any, whether or not declared.

Ranking. The WMIH Series B preferred stock, with respect to dividend rights or rights upon WMIH’s liquidation, dissolution or winding-up, ranks:

•	senior to WMIH common stock and each other class of capital stock whose terms do not expressly provide that such class or series ranks senior to, or on a parity with, the WMIH Series B preferred stock;

•	equally with any class of capital stock or series of preferred stock (including the WMIH Series A preferred stock), the terms of which expressly provide that such class or series will rank equally with the WMIH Series B preferred stock; and

•	junior to (x) each class of capital stock or series of preferred stock, the terms of which expressly provide that such class or series will rank senior to the WMIH Series B preferred stock, and (y) WMIH’s existing and future indebtedness (including trade payables).

Voting Rights. The holders vote on an as-converted basis with holders of WMIH common stock, such basis being determined assuming the then applicable conversion price. In addition, the affirmative consent of holders of at least a majority in voting power of the outstanding shares of WMIH Series B preferred stock, voting as a separate class, are required for certain amendments relating to the terms of the WMIH Series B preferred stock.

Preferred Directors. If WMIH fails to:

•	pay regular or participating dividends payable on the shares of the WMIH Series B preferred stock for three consecutive regular dividend periods or participating dividend payment dates, as applicable;

•	pay the mandatory redemption price in full on the mandatory redemption date; or

•	repurchase the shares of WMIH Series B preferred stock tendered for repurchase as described above under “—Repurchase at the Option of Holders upon a Put Event”,

then immediately prior to the next annual meeting or special meeting of WMIH’s stockholders, the authorized number of directors on WMIH’s board of directors will automatically be increased by two and the holders of the WMIH Series B preferred stock will have the right, voting as a separate class, to elect two directors (which we refer to as the “preferred directors”) to fill such newly created directorships at such meeting of WMIH’s stockholders and at each subsequent annual meeting or special meeting of WMIH’s stockholders until such failure is cured, at which point the preferred directors will immediately cease to be directors and the authorized number of directors will be reduced by two.

Liquidation Preference. In the event of WMIH’s liquidation, dissolution or winding up, whether voluntary or involuntary, each holder of shares of the WMIH Series B preferred stock will be entitled to receive out of WMIH’s assets available for distribution to WMIH’s stockholders, subject to rights of WMIH’s creditors, before any payment or distribution is made to holders of junior stock (including WMIH common stock), payment in full of the amount in cash equal to the greater of (i) the sum of (x) $1,000 per share of the WMIH Series B preferred stock and (y) an amount equal to any accrued and unpaid dividends, whether or not declared and whether or not designated to be paid in cash or shares of WMIH common stock, to, but not including, the date fixed for liquidation, dissolution or winding up and (ii) the amount such holder would receive on an as-converted basis in a pro rata distribution to holder of WMIH common stock in a liquidation.

Registration Rights. The Series B registration rights agreement requires WMIH to use WMIH’s reasonable efforts to:

•	file a shelf registration statement covering resales of WMIH common stock issuable upon mandatory conversion of the WMIH Series B preferred stock pursuant to Rule 415 under the Securities Act no later than June 15, 2018, to the extent such shares of WMIH common stock are not freely tradable;

•	file a shelf registration statement covering resales of WMIH Series B preferred stock pursuant to Rule 415 under the Securities Act no later than June 15, 2018, to the extent such shares of WMIH Series B preferred stock are not freely tradable;

•	file a shelf registration statement covering issuances of regular dividends and any special distribution; and

•	cause each of these shelf registration statements to be declared effective under the Securities Act.

Under the Series B registration rights agreement, WMIH will pay all expenses of filing each shelf registration statement.

EXPERTS

The consolidated balance sheets of WMIH and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2017, incorporated in this Registration Statement on Form S-4 by reference to WMIH’s Annual Report on Form 10-K for the year ended December 31, 2017, have been so incorporated in reliance upon the reports of BPM LLP, an independent registered public accounting firm, given the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Nationstar Mortgage Holdings Inc. appearing in Nationstar Mortgage Holdings Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of Nationstar Mortgage Holdings Inc.’s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of shares of WMIH common stock offered by this joint proxy statement/prospectus will be passed upon for WMIH by Akin Gump Strauss Hauer & Feld LLP.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless such stockholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies.

If you are a WMIH stockholder, WMIH will promptly deliver a separate copy of this joint proxy statement/prospectus to you if you direct your request to the Secretary at WMIH Corp., 800 Fifth Avenue, Suite 4100, Seattle, Washington 98104. If you want to receive separate copies of a WMIH proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact WMIH at the above address and telephone number.

If you are a Nationstar stockholder, Nationstar will promptly deliver a separate copy of this joint proxy statement/prospectus to you if you direct your request to the Corporate Secretary at Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019. If you want to receive separate copies of a Nationstar proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact Nationstar at the above address and telephone number.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither WMIH’s nor Nationstar’s board of directors knows of any matters that will be presented for consideration at their respective meetings other than as described in this joint proxy statement/prospectus. If any other matters properly come before the WMIH annual meeting or the Nationstar special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

NATIONSTAR ANNUAL MEETING STOCKHOLDER PROPOSALS

Nationstar held its regular annual meeting of stockholders on May 17, 2018.

WMIH ANNUAL MEETING STOCKHOLDER PROPOSALS

In order for a stockholder proposal to be considered for inclusion in the proxy statement and form of proxy for the 2019 annual meeting of stockholders, stockholders must comply with Rule 14a-8 promulgated under the Exchange Act and the deadline for receiving such proposals by WMIH is January 31, 2019. Proposals should be mailed to WMIH, to the attention of the Secretary, at WMIH Corp., 800 Fifth Avenue, Suite 4100, Seattle, Washington 98104. A stockholder who intends to present a proposal at the WMIH annual meeting in 2019, other than pursuant to Rule 14a-8, must comply with the requirements as set forth in WMIH’s bylaws, including Section 2.13, which requires stockholders to deliver notice of all proposals, nominations for director and other business to or principal executive offices no later than 90 calendar days (or March 2, 2019) and no earlier than 120 calendar days (or January 31, 2019) prior to the one-year anniversary of the date on which WMIH’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders and such proposal must be a proper matter for stockholder action under Delaware corporate law.

APPRAISAL RIGHTS

Holders of shares of Nationstar common stock who meet certain requirements are entitled to seek appraisal rights.

Under Section 262 of the DGCL, holders of shares of Nationstar common stock who do not vote in favor of the adoption of the merger agreement and who otherwise follow the procedures set forth in Section 262 of the DGCL (which we refer to as “Section 262”) will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, determined as described below.

Failure to follow precisely any of the statutory requirements could result in the loss of your appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this joint proxy statement/prospectus as Appendix E. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that Nationstar stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of Nationstar common stock is entitled to demand appraisal of the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock of Nationstar held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Nationstar common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders as of the record date that appraisal rights are available and include in the notice a copy of Section 262. This joint proxy statement/prospectus shall constitute such notice, and the full text of Section 262 is attached to this joint proxy statement/prospectus as Appendix E. In connection with the merger, any holder of shares of Nationstar common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Appendix E carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights. In addition, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Nationstar common stock, Nationstar believes that if a stockholder considers exercising such rights such stockholder should consider seeking legal and financial advice.

Filing Written Demand

Any holder of shares of Nationstar common stock wishing to exercise appraisal rights must deliver to Nationstar, before the vote on the adoption of the merger agreement at the Nationstar special meeting, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote in favor of the adoption of the merger agreement. A holder of shares of Nationstar common stock wishing to exercise appraisal rights must hold the shares of record on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Voting against the adoption of the merger agreement or abstaining from voting or failing to vote on the proposal to adopt the merger agreement will not by itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. The demand must reasonably inform Nationstar of the identity of the holder, as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to deliver the written demand prior to the taking of the vote on the adoption of the merger agreement at the Nationstar special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of Nationstar common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Nationstar common stock should be executed by or on behalf of the holder of record. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. Stockholders who hold their shares in bank, brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their bank, brokers or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

All written demands for appraisal pursuant to Section 262 should be delivered to the Corporate Secretary of Nationstar at Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Blvd, Coppell, Texas 75019.

Any holder of shares of Nationstar common stock who has not commenced an appraisal proceeding or joined such proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to the surviving corporation of the merger a written withdrawal of the demand for appraisal and an acceptance of the merger; however, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of the surviving corporation of the merger. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, that this restriction will not affect the right of any former Nationstar stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the merger consideration within 60 days after the effective date of the merger.

Notice by the Surviving Corporation

If the merger is completed, within ten days after the effective time of the merger, the surviving corporation of the merger will notify each holder of shares of Nationstar common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation of the merger or any holder of shares of Nationstar common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all holders who have properly demanded appraisal of their shares. The surviving corporation of the merger is under no obligation to and WMIH, which will be the surviving corporation of the merger, has no present intention to file a petition, and holders of Nationstar common stock should assume that the surviving corporation will not file a petition or initiate any negotiations with respect to the fair value of shares of Nationstar common stock. Accordingly, any holders of shares of Nationstar common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of Nationstar common stock within the time prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of shares of Nationstar common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation of the merger a statement setting forth the aggregate number of shares of Nationstar common stock not voted in favor of the adoption of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to the stockholder within ten days after a written request therefor has been received by the surviving corporation of the merger or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request the foregoing statement. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is timely filed by a holder of shares of Nationstar common stock and a copy thereof is served upon the surviving corporation of the merger, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

Judicial Determination of Fair Value

After determining the holders of shares of Nationstar common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors.

Stockholders considering seeking appraisal should be aware that the “fair value” of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. Although the parties to the merger agreement believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and Nationstar stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the value of the merger consideration. You should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262. Neither Nationstar nor WMIH anticipate offering more than the merger consideration to any Nationstar stockholder exercising appraisal rights, and each of Nationstar and WMIH reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Nationstar common stock is less than the value of the merger consideration, and that the methods that are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. The Delaware Court of

Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period from the effective date of the merger and the date of payment of the judgment.

If any stockholder who demands appraisal of shares of Nationstar common stock under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of Nationstar common stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration applicable to such shares. A stockholder will fail to perfect, or lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger or if the stockholder delivers to the surviving corporation of the merger a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration in accordance with Section 262.

From and after the effective time of the merger, no dissenting stockholder will have any rights of a stockholder of Nationstar with respect to that holder’s shares of Nationstar common stock for any purpose, except to receive payment of fair value and to receive payment of dividends or other distributions on the holder’s shares of Nationstar common stock, if any, payable to Nationstar stockholders of record as of a time prior to the effective time of the merger; provided, however, that if a dissenting stockholder delivers to the surviving corporation of the merger a written withdrawal of the demand for an appraisal within 60 days after the effective time of the merger and acceptance of the merger, or subsequently with the written approval of the surviving corporation of the merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive the merger consideration in accordance with the terms of the merger agreement. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any former Nationstar stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, that such restriction will not affect the right of any former Nationstar stockholder who has not commenced an appraisal proceeding or joined the proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the merger consideration within 60 days after the effective time of the merger.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any Nationstar stockholder wishing to exercise appraisal rights is urged to consult with his, her or its own legal and financial advisors before attempting to exercise those rights

Holders of WMIH common stock are not entitled to appraisal rights in connection with the merger under Delaware law.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows WMIH and Nationstar to incorporate certain information into this joint proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information that is superseded by information in this joint proxy statement/prospectus. The documents that are incorporated by reference contain important information about the companies and you should read this joint proxy statement/prospectus together with any other documents incorporated by reference in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by WMIH (File No. 001-14667), other than information furnished pursuant to Item 2.02 or Item 7.01 on a Current Report on Form 8-K:

•	Annual Report on Form 10-K for the year ended December 31, 2017 (as amended on April 30, 2018);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018; and

•	Current Reports on Form 8-K filed February 14, 2018 (as amended on April 2, 2018), March 1, 2018, March 9, 2018 and May 11, 2018 (other than the portions of those documents not deemed to be filed).

This joint proxy statement/prospectus also incorporates by reference the following documents that have previously been filed with the SEC by Nationstar (File No. 001-35449), other than information furnished pursuant to Item 2.02 or Item 7.01 on a Current Report on Form 8-K:

•	Annual Report on Form 10-K for the year ended December 31, 2017;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018;

•	Proxy Statement on Schedule 14A filed on April 17, 2018; and

•	Current Reports on Form 8-K filed February 13, 2018, February 13, 2018, March 1, 2018 (relating to a conference call with investors), March 7, 2018, March 9, 2018, April 19, 2018, May 4, 2018 and May 17, 2018 (other than the portions of those documents not deemed to be filed).

In addition, WMIH and Nationstar are incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the respective meetings of the WMIH stockholders and the Nationstar stockholders, provided, however, that WMIH and Nationstar are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

Both WMIH and Nationstar file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Nationstar or WMIH file with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus.

Neither WMIH nor Nationstar has authorized anyone to give any information or make any representation about the merger or its companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Appendix A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

NATIONSTAR MORTGAGE HOLDINGS INC.,

WMIH CORP.,

and

WAND MERGER CORPORATION

Dated as of February 12, 2018

A-i

A-ii

Exhibit A Form of Certificate of Incorporation of the Surviving Corporation

Exhibit B Board of Directors of Parent Following the Effective Time

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 12, 2018, among NATIONSTAR MORTGAGE HOLDINGS INC., a Delaware corporation (the “Company”), WMIH CORP., a Delaware corporation (“Parent”) and WAND MERGER CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent, the Company and Merger Sub are referred to individually as a “Party” and collectively as “Parties”.

R E C I T A L S

WHEREAS, the Company, Parent and Merger Sub desire to effect the Merger (as defined below);

WHEREAS, pursuant to this Agreement, Merger Sub will merge with and into the Company, with the Company surviving the merger as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each share of common stock, par value $0.01 per share, of the Company (the “Company Stock”), shall be converted into the right to receive the Merger Consideration (as defined below) upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the terms of this Agreement, the KKR Voting Agreement (as defined below) and the transactions contemplated hereby and thereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable for the Company to enter into this Agreement and the KKR Voting Agreement and perform its obligations hereunder and thereunder, (iii) approved the execution and delivery by the Company of this Agreement and the KKR Voting Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement and the KKR Voting Agreement upon the terms and subject to the conditions contained herein and therein, (iv) resolved to recommend that the Company’s stockholders approve the Merger and adopt this Agreement (the “Company Board Recommendation”) and (v) directed that this Agreement be submitted to the holders of Company Stock for their adoption (the resolutions described in clauses (i) through (v), collectively, the “Company Board Resolutions”);

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (i) determined that the terms of this Agreement, the Fortress Voting Agreement and the transactions contemplated hereby and thereby, including the Parent Share Issuance, are fair to, and in the best interests of, Parent and its stockholders, (ii) determined that it is in the best interests of Parent and its stockholders and declared it advisable for Parent to enter into this Agreement and the Fortress Voting Agreement and perform its obligations hereunder and thereunder, (iii) approved the execution and delivery by Parent of this Agreement and the Fortress Voting Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement and the Fortress Voting Agreement upon the terms and subject to the conditions contained herein and therein, (iv) resolved to recommend that Parent’s stockholders approve the Parent Share Issuance (the “Parent Board Recommendation”) and (v) directed that the Parent Share Issuance be submitted to the holders of Parent Common Stock for their approval (the resolutions described in clauses (i) through (v), collectively, the “Parent Board Resolutions”);

WHEREAS, (i) the board of directors of Merger Sub has unanimously approved this Agreement and determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub and its stockholders and (ii) Parent, as sole stockholder of Merger Sub, has adopted this Agreement;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, KKR Wand Investors Corporation and KKR Wand Holdings Corporation are entering into a voting and support agreement with the Company (the “KKR Voting Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, such holders have agreed, among other things, to vote their Parent Common Stock in favor of the Parent Share Issuance;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, certain directors and officers of Parent in their capacity as stockholders are entering into voting and support agreements with the Company (the “D&O Voting Agreements” and, together with the KKR Voting Agreement, the “KKR and D&O Voting Agreements”), pursuant to which, upon the terms and subject to the conditions thereof, such holders have agreed, among other things, to vote their Parent Common Stock in favor of the Parent Share Issuance;

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, FIF HE Holdings LLC is entering into a voting and support agreement with Parent (the “Fortress Voting Agreement” and, together with the KKR and D&O Voting Agreements, the “Voting Agreements”), pursuant to which, upon the terms and subject to the conditions thereof, FIF HE Holdings LLC has agreed, among other things, to vote its Company Stock in favor of the Merger and the adoption of this Agreement; and

WHEREAS, Parent, the Company and Merger Sub desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties agree as set forth herein,

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains provisions that in the aggregate are no less favorable to the Company than those contained in the KKR Confidentiality Agreement (provided that any such agreement need not contain any “standstill” or similar provisions) and that does not contain any provision that would prevent the Company from complying with its obligation to provide any disclosure to Parent required pursuant to Section 7.3.

“Advance Facilities” means any funding arrangement with lenders collateralized, in whole or in part, by advances made by the Company or any of its Subsidiaries in its capacity as servicer of any mortgage-related receivables to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the borrower on the underlying receivable is delinquent in making payments on such receivable or to enforce remedies, manage and liquidate mortgaged properties or that the Company otherwise advances in its capacity as servicer.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with, such Person. The term “control” (including its correlative meanings “controlled” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether though ownership of 50% or more of such Person’s securities or partnership or other ownership interests, or by Contract or otherwise); provided, in no event shall the term “Affiliate” when used in respect of Parent include KKR & Co. L.P. or any of its Affiliates (including any of their “portfolio companies” as such term is customarily used in the private equity industry) (collectively, “KKR”).

“Anti-Bribery Laws” means anti-bribery and anti-corruption laws, regulations or ordinances applicable to the Company and its Subsidiaries and their respective operations from time to time, including without limitation the U.S. Foreign Corrupt Practices Act of 1977 (as amended).

“Anti-Money Laundering Laws” means anti-money laundering-related laws, regulations, and codes of practice applicable to the Company and its Subsidiaries and their respective operations from time to time, including without limitation the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended.

“Applicable Requirements” means, as of the time of reference, (i) all applicable Laws relating to the origination (including the taking, processing and underwriting of the relevant Company Originated Mortgage Loan application and the closing or funding of the relevant Company Originated Mortgage Loan), sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Company Originated Mortgage Loan or Company Serviced Mortgage Loan at the relevant time, (ii) all of the terms of the mortgage note, security instrument and any other related loan documents relating to each Company Originated Mortgage Loan and Company Serviced Mortgage Loan, (iii) all requirements set forth in the Servicing Agreements, (iv) any Orders applicable to any Company Originated Mortgage Loan or Company Serviced Mortgage Loan and (v) all legal obligations to, or Contracts with, any insurer, investor or Governmental Authority, including any rules, regulations, guidelines, underwriting standards, handbooks and other binding requirements of any Governmental Authority, applicable to any Company Originated Mortgage Loan or Company Serviced Mortgage Loan.

“Authorization Letters” means reasonable and customary authorization letters to Financing Sources authorizing the distribution of information to prospective lenders, investors and financing sources and containing customary information and representations with respect to such information.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York are authorized or required by Law or to be closed.

“Closing Date” means the date on which the Closing occurs.

“Closing Volume-Weighted Average Price” means the volume-weighted average price, rounded to four decimal points, of shares of Parent Common Stock on NASDAQ (as reported on Bloomberg L.P. under the function “VWAP”) for the period of the ten (10) consecutive trading days ending on the second full trading day prior to the Effective Time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any offer, proposal or indication of interest (whether or not in writing) from any Person (other than Parent and its Subsidiaries) relating to or involving, whether in a single transaction or series of related transactions: (i) any direct or indirect acquisition, lease, exchange, license, transfer, disposition (including by way of liquidation or dissolution of the Company or any of its Subsidiaries) or purchase of any business, businesses or assets (including equity interests in Subsidiaries but excluding sales of assets in the ordinary course of business) of the Company or any of its Subsidiaries that constitute or account for 15% or more of the consolidated net revenues, net income or net assets of the Company and its Subsidiaries, taken as a whole; (ii) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend, or similar transaction involving the Company or any of its Subsidiaries and a Person or “group” (as defined in Section 13(d) of the Exchange Act) pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction immediately following such transaction; or (iii) any combination of the foregoing.

“Company Adverse Recommendation Change” means any of the following actions by the Company Board or any committee thereof: (i) withdrawing, amending, changing, modifying or qualifying, or otherwise proposing publicly to withdraw, amend, change, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (ii) failing to make the Company Board Recommendation in the Proxy Statement, subject to the terms and conditions of this Agreement, (iii) approving or recommending, or otherwise proposing publicly to approve or recommend, any Company Acquisition Proposal or (iv) if a Company Acquisition Proposal has been publicly disclosed, failing to publicly recommend against such Company Acquisition Proposal within 10 Business Days of the request of Parent and reaffirming the Company Board Recommendation within such ten Business Day period upon such request in accordance with Section 7.3(g).

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2017 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2017.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Merger Sub in connection with, and upon the execution of, this Agreement.

“Company Equity Plan” means the Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan.

“Company Intervening Event” means any event, condition, fact, occurrence, change or development (not related to a Company Acquisition Proposal) that is not known or reasonably foreseeable to the Company Board as of the date of this Agreement, which event, condition, fact, occurrence, change or development becomes known to the Company Board prior to obtaining the Company Stockholder Approval.

“Company Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the Company’s ability to consummate the transactions contemplated hereby on a timely basis or (b) the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding, for purposes of this clause (b) only, any effect, change, condition, fact, development, occurrence or event resulting from or arising out of (i) general economic or political conditions in the United States or any foreign jurisdiction or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, (ii) changes or conditions generally affecting the industries, markets or geographical areas in which the Company or any of its Subsidiaries operates, (iii) outbreak or escalation of hostilities, acts of war (whether or not declared), terrorism or sabotage, or other changes in geopolitical conditions, including any material worsening of such conditions threatened or existing as of the date hereof, (iv) any epidemics, natural disasters (including hurricanes, tornadoes, floods or earthquakes) or other force majeure events, (v) any failure by the Company or its Subsidiaries to meet any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of the Company’s revenue, earnings or other financial performance or results of operations, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance or results of operations, (vi) the downgrade in rating of any debt or debt securities of the Company or any of its Subsidiaries, (vii) changes in GAAP or the interpretation thereof or the adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Law applicable to the Company or any of its Subsidiaries, including any change or proposal of any Law applicable to the housing or residential mortgage market or Mortgage Loan industry, (viii) the taking by the Company of any action expressly contemplated by, or the Company’s failure to take any action expressly prohibited by, this Agreement or the taking of any action or refraining from taking any action at Parent or Merger Sub’s written request, (ix) any change in the market price or trading volume of the Company’s securities, (x) other than with respect to the representations and warranties set forth in Section 3.4, and the conditions set forth in Section 8.2(a) to the extent relating to such representations and warranties, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or the public announcement or pendency of this Agreement or the Merger, including any resulting loss or departure of officers or other employees of the Company or any of its Subsidiaries, or the termination or reduction (or potential reduction) or any other resulting negative development in the Company’s or any of its Subsidiaries’ relationships with any of its advertisers, customers, suppliers, distributors or other business partners and (xi) any Proceeding brought or threatened by stockholders of either Parent or the Company (whether on behalf of the Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws solely in connection with the Merger; provided that in the cases of clauses (i), (ii), (iii), (iv) and (vii), any effect, change, condition, fact, development, occurrence or event may be considered to the extent it disproportionately affects the Company and its Subsidiaries relative to the other participants in the industries in which the Company and its Subsidiaries operate; provided, further, that in the cases of clauses (v), (vi) and (ix), any underlying effect, change, condition, fact, development, occurrence or event giving rise to or contributing to the specific failure or event described in such clause may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded.

“Company Notes” mean, collectively, (i) 6.500% Senior Notes due 2018, (ii) 9.625% Senior Notes due 2019, (iii) 7.875% Senior Notes due 2020, (iv) 6.500% Senior Notes Due 2021 and (v) 6.500% Senior Notes due 2022, each issued by the Company and its Subsidiaries.

“Company Originated Mortgage Loan” means any Mortgage Loan originated by the Company or any of its Subsidiaries at any time since December 31, 2014.

“Company Restricted Stock” means all awards of Company Stock that are unvested and subject to vesting or transfer restrictions.

“Company RSUs” means all awards of restricted stock units of the Company.

“Company Serviced Mortgage Loan” means any Mortgage Loan serviced by the Company or any of its Subsidiaries pursuant to a Servicing Agreement since December 31, 2014.

“Company Triggering Event” shall be deemed to have occurred if a Parent Adverse Recommendation Change shall have occurred.

“Competition Laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreements” means (a) the KKR Confidentiality Agreement and (b) that certain Non-Disclosure Agreement, dated as of October 31, 2017, by and between the Company and Parent, as supplemented by that certain Joinder to Non-Disclosure Agreement, dated as of December 15, 2017, by and between the Company and FIG LLC.

“Contract” means any written agreement, contract, instrument, note, bond, mortgage, indenture, deed of trust, lease, license or other binding instrument, commitment or obligation.

“Data Tape” means the data tape, dated as of December 31, 2017, provided by the Company to Parent prior to the date hereof in computer tape form with respect to each Company Originated Mortgage Loan and Company Serviced Mortgage Loan as of the date specified therein.

“Employee” means any employee of the Company or any of its Subsidiaries.

“Environmental Law” means any Law concerning the protection of the environment, pollution, contamination, natural resources, or human health or safety relating to exposure to Hazardous Substances.

“Environmental Permits” means Governmental Authorizations required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means the escrow account established by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means that certain Escrow Agreement, dated as of January 5, 2015, as amended on November 12, 2015, December 8, 2017 and January 30, 2018, by and among Parent and the Escrow Agent, pursuant to which Parent appointed the Escrow Agent and established the Escrow Account.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means documented out-of-pocket fees and expenses reasonably incurred or paid in connection with the negotiation of this Agreement or the consummation of any of the transactions contemplated by this Agreement, including all due diligence and financing costs, filing fees, printing fees and fees and expenses of law firms, investment banking firms, accountants, experts and consultants.

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, including the parties to the Debt Letters or any related engagement letter in respect of the Debt Financing or to any joinder agreements, credit agreements, indentures, notes, purchase agreements or other agreements (including the definitive agreements executed in connection with the Debt Letters) relating thereto and any arrangers, bookrunners, administrative agents, collateral agents and Affiliates of the foregoing, together with current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives of the foregoing and the successors and assigns of the foregoing Persons.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any government-sponsored enterprise, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization.

“Governmental Authorization” means any licenses, franchises, approvals, clearances, permits, certificates, waivers, consents, exemptions, variances, non-objections, expirations and terminations of any waiting period requirements (including pursuant to Competition Laws), and notices, filings, registrations, qualifications, declarations and designations with, and other similar authorizations and approvals issued by or obtained from a Governmental Authority.

“Hazardous Substance” means any substance, material or waste listed, defined, regulated or classified as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed under any Environmental Law, including petroleum.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Insurance Laws” means any Law relating to the business of insurance or the regulation of insurance companies.

“Intellectual Property” means any and all intellectual property rights throughout the world, whether registered or not, including all (i) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof) (collectively, “Patents”); (ii) copyrights (including software and copyrights in the IT Systems) in published and unpublished works of authorship (collectively, “Copyrights”); (iii) trade names, trademarks and service marks, logos, corporate names, domain names and other Internet, social or mobile media addresses or identifiers, trade dress and similar rights, and all goodwill associated therewith (collectively, “Marks”); (iv) registrations and applications for each of the foregoing; (v) trade secrets and trade secret rights, title and interests arising under common law, state law, federal law or laws of foreign countries, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”); (vi) know-how, methods, processes and other similar proprietary and confidential information; and (vii) moral rights, publicity rights and any other intellectual property rights or other rights similar, corresponding or equivalent to any of the foregoing of any kind or nature.

“IT Systems” means the hardware, Software, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, licensed to or controlled by the Company or its Subsidiaries.

“KKR Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of September 26, 2017, by and between the Company and Kohlberg Kravis Roberts & Co. L.P., as supplemented by that certain Joinder to Non-Disclosure Agreement, dated as of October 31, 2017, by and between the Company and Parent.

“Knowledge” means (i) with respect to the Company, the actual knowledge of each individual listed in Section 1.1(a) of the Company Disclosure Letter and (ii) with respect to Parent, the actual knowledge of each individual listed in Section 1.1(a) of the Parent Disclosure Letter.

“Laws” means any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), ordinance, code, rule, statute, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Marketing Period” means the first period of 18 consecutive Business Days after the date of this Agreement throughout and at the end of which (a) Parent and Merger Sub shall have received the Required Information from the Company and (b) (i) the conditions set forth in Section 8.1 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), except as set forth in Section 1.1(c) of the Company Disclosure Letter, and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 8.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 18 consecutive Business Day period and (ii) nothing has occurred and no condition exists that entitles Parent to terminate this Agreement pursuant to Section 9.1; provided, that (1) (A) May 25, 2018 shall be excluded from the determination of such Marketing Period, (B) July 3, 2018 shall be excluded from the determination of such Marketing Period, (C) if such Marketing Period has not ended on or prior to August 17, 2018, then such Marketing Period shall not commence prior to September 4, 2018 and (D) if such Marketing Period has not ended on or prior to December 21, 2018, then such Marketing Period shall not commence prior to January 2, 2019, and (2) the Marketing Period shall not be deemed to have commenced if after the date of this Agreement and prior to the completion of the Marketing Period, (I) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by Ernst & Young LLP or another independent accounting firm reasonably acceptable to Parent, (II) the financial statements included in the Required Information that is available to Parent on the first day of any such 18 consecutive Business Day period are not, during each day of such period, the most recent consolidated financial statements of the Company on which Company’s independent accountants have performed and completed an audit or review as described in AU Section 722, Interim Financial Information, then the Marketing Period shall not be deemed to commence until the receipt by Parent of such most recent consolidated financial statements, (III) the Required Information, when taken as a whole along with the Company SEC Documents, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading, in which case the Marketing Period shall be deemed to not commence unless and until such Required Information and the Company SEC Documents have been updated or amended so that there is no longer any such untrue statement or omission, or (IV) the Company or any of its Subsidiaries shall have announced (x) any intention to restate any historical financial statements of the Company or any of its Subsidiaries or other financial information included in the Required Information or (y) that any such restatement is under consideration or may be a reasonable possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded no such restatement shall be required; provided, further, that if the Company in good faith reasonably believes that it has provided the Required Information and that the Marketing Period has commenced, it may deliver to Parent a written notice to that effect (stating when the Company believes it completed delivery of the Required Information), in which case, the Marketing Period will be deemed to have commenced on the date set forth in such notice unless Parent in good faith reasonably believes that the Marketing Period has not commenced and within three (3) Business Days after the delivery of such notice delivers a written notice to Company to that effect (stating with specificity why Parent believes the Marketing Period has not commenced); provided, further, that the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Debt Financing are obtained.

“Mortgage Loans” means any mortgage loan, whether in the form of a mortgage, deed of trust, or other equivalent security instrument that was obtained for consumer, household or family purposes, originated, purchased, serviced or subserviced by the Company or any of its Subsidiaries, including forward and reverse mortgage loans.

“Mortgage Servicing Rights” means (i) all rights to administer and service a Mortgage Loan, (ii) all rights to receive fees and income, including any servicing fees, with respect to a Mortgage Loan, (iii) the right to collect, hold and disburse escrow payments or other payments with respect to a Mortgage Loan and any amounts collected with respect thereto and to receive interest income on such amounts to the extent permitted by applicable Laws, Orders or Contract, (iv) all accounts and other rights to payment related to any of the property described in this definition, (v) possession and use of any and all credit and servicing files pertaining to a Mortgage Loan, (vi) to the extent applicable, all rights and benefits relating to the direct solicitation of the obligor under a Mortgage Loan for refinance or modification of such Mortgage Loan and for other ancillary products and (vii) all rights, powers and privileges incident to any of the foregoing, in each case, pursuant to a Servicing Agreement.

“MSR Facility” means any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities, with a financial institution or other lender or purchaser to finance the Mortgage Servicing Rights of the Company or any of its Subsidiaries.

“MSR Related Transactions” means any transaction pursuant to which a portion of the Mortgage Servicing Rights, the right to receive fees in respect of the Mortgage Servicing Rights or the rights to the Mortgage Servicing Rights and related advances are transferred for fair value to another Person.

“NASDAQ” means the NASDAQ Stock Market LLC or any successor stock exchange operated by Nasdaq, Inc. or any successor thereto.

“Nationstar” means Nationstar Mortgage LLC.

“NPI” means “nonpublic personal information” as that term is defined under the Gramm-Leach-Bliley Act of 1999, as amended, and the applicable rules and regulations promulgated thereunder.

“NYSE” means the New York Stock Exchange, any successor stock exchange operated by the NYSE Euronext or any successor thereto.

“Offering Documents” means offering and syndication documents and materials, including offering memoranda private placement memoranda, information memoranda and packages, lender and investor presentations, rating agency materials and presentations, and similar documents and materials in connection with the Debt Financing.

“Order” means any order, writ, injunction, decree, consent decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Ownership Change” means an ownership change of Parent under Section 382(g) of the Code.

“Parent Acquisition Proposal” means (a) with respect to any offer, proposal or indication of interest (whether or not in writing) (a “Proposal”) made by Parent, a Proposal that if consummated would constitute an Acquisition (as defined in Article VI of the Parent Certificate of Incorporation) or (b) with respect to any Proposal made by any Person (other than Parent, the Company and its Subsidiaries) relating to or involving, whether in a single transaction or series of related transactions: (i) any direct or indirect acquisition, lease, exchange, license, transfer, disposition (including by way of liquidation or dissolution of Parent or any of its Subsidiaries) or purchase of any business, businesses or assets (including equity interests in Subsidiaries but excluding sales of assets in the ordinary course of business) of Parent or any of its Subsidiaries that constitute or account for 15% or more of the consolidated net assets of Parent and its Subsidiaries, taken as a whole; (ii) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend, or similar transaction involving Parent or any of its Subsidiaries and a Person or “group” (as defined in Section 13(d) of the Exchange Act) pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction immediately following such transaction; or (iii) any combination of the foregoing.

“Parent Adverse Recommendation Change” means any of the following actions by the Parent Board or any committee thereof: (i) withdrawing, amending, changing, modifying or qualifying, or otherwise proposing publicly to withdraw, amend, change, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation, (ii) failing to make the Parent Board Recommendation in the Proxy Statement, subject to the terms and conditions of this Agreement, (iii) approving or recommending, or otherwise proposing publicly to approve or recommend, any Parent Acquisition Proposal or (iv) if a Parent Acquisition Proposal has been publicly disclosed, failing to publicly recommend against such Parent Acquisition Proposal within 10 Business Days of the request of the Company and reaffirming the Parent Board Recommendation within such ten Business Day period upon such request in accordance with Section 7.4(e).

“Parent Balance Sheet” means the consolidated balance sheet of Parent and its Subsidiaries as of September 30, 2017 and the footnotes thereto set forth in Parent’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2017.

“Parent Certificate of Incorporation” means the amended and restated certificate of incorporation of Parent in effect as of the date hereof.

“Parent Common Stock” means the Common Stock, $0.00001 par value per share, of Parent.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company in connection with, and upon the execution of, this Agreement.

“Parent Intervening Event” means any event, condition, fact, occurrence, change or development not related to a Parent Acquisition Proposal that is not known or reasonably foreseeable to the Parent Board as of the date of this Agreement, which event, condition, fact, occurrence, change or development becomes known to the Parent Board prior to obtaining the Parent Stockholder Approval.

“Parent Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) Parent’s ability to consummate the transactions contemplated hereby on a timely basis or to satisfy its obligations to make payments under Section 9.3 or (b) the financial condition, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, excluding, for purposes of this clause (b) only, any effect, change, condition, fact, development, occurrence or event resulting from or arising out of (i) general economic or political conditions in the United States or any foreign jurisdiction or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, (ii) changes or conditions generally affecting the industries, markets or geographical areas in which Parent or any of its Subsidiaries operates, (iii) outbreak or escalation of hostilities, acts of war (whether or not declared), terrorism or sabotage, or other changes in geopolitical conditions, including any material worsening of such conditions threatened or existing as of the date hereof, (iv) any epidemics, natural disasters (including hurricanes, tornadoes, floods or earthquakes) or other force majeure events, (v) any failure by Parent or its Subsidiaries to meet any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of Parent’s revenue, earnings or other financial performance or results of operations, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance or results of operations, (vi) the downgrade in rating of any debt or debt securities of the Parent or any of its Subsidiaries, (vii) changes in GAAP or the interpretation thereof or the adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Law applicable to Parent or any of its Subsidiaries, (viii) the taking by Parent of any action expressly contemplated by, or Parent’s failure to take any action expressly prohibited by, this Agreement, or the taking of any action or refraining from taking any action at the Company’s written request, (ix) any change in the market price or trading volume of Parent’s securities, (x) other than with respect to the representations and warranties set forth in Section 4.4 and the conditions set forth in Section 8.3(a) to the extent relating to such representations and warranties, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or the public announcement or pendency of this Agreement or the Merger, including any resulting loss or departure of officers or other employees of Parent or any of its Subsidiaries, or the termination or reduction (or potential reduction) or any other resulting negative development in Parent’s or any of its Subsidiaries’ relationships with any of its advertisers, customers, suppliers, distributors or other business partners and (xi) any Proceeding brought or threatened by stockholders of either Parent or the Company (whether on behalf of the Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws solely in connection with the Merger; provided that in the cases of clauses (i), (ii), (iii), (iv) and (vii), any effect, change, condition, fact, development, occurrence or event may be considered to the extent it disproportionately affects the Parent and its Subsidiaries relative to the other participants in the industries in which the Parent and its Subsidiaries operate; provided, further, that in the cases of clauses (v), (vi) and (ix), any underlying effect, change, condition, fact, development, occurrence or event giving rise to or contributing to the specific failure or event described in such clause may be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise excluded.

“Parent Plan” means each “employee benefit plan” within the meaning of ERISA Section 3(3), whether or not subject to ERISA, all equity or equity-based, change in control, bonus or other incentive compensation, disability, salary continuation, employment, consulting, indemnification, severance, retention, retirement, pension, profit sharing, savings or thrift, deferred compensation, health or life insurance, employee discount or free product, vacation, sick pay or paid time off agreements or plans, and each other material benefit or compensation plan, program, contract, agreement or arrangement, whether written or unwritten that the Parent or any Subsidiary of the Parent sponsors, maintains or contributes to, or is required to sponsor, maintain or contribute to, for the benefit of any current or former employee of the Parent or its Subsidiaries.

“Parent Preferred Stock” means, collectively, the Parent Series A Preferred Stock and the Parent Series B Preferred Stock.

“Parent Series A Preferred Stock” means the Convertible Preferred Stock, $0.00001 par value per share, of Parent designated as “Series A Preferred Stock”.

“Parent Series B Preferred Stock” means the Convertible Preferred Stock, $0.00001 par value per share, of Parent designated as “5.00% Series B Convertible Preferred Stock”.

“Parent Share Issuance” means the issuance of shares of Parent Common Stock pursuant to the Merger and this Agreement.

“Parent Stock” means, collectively, the Parent Common Stock and the Parent Preferred Stock.

“Parent Triggering Event” shall be deemed to have occurred if: (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Company or any of its Subsidiaries shall have entered into any Alternative Company Acquisition Agreement.

“Permitted Liens” means (i) real estate and personal property Taxes, assessments, governmental levies, fees or charges or statutory Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet or the Parent Balance Sheet, as applicable, (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business with respect to amounts not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet or the Parent Balance Sheet, as applicable, and that would not be individually or in the aggregate materially adverse, (iii) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authority having jurisdiction over real property, (iv) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above real property, (v) all matters disclosed as a “Permitted Lien” in the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, (vi) any state of facts which an accurate survey or inspection of real property would disclose and which, individually or in the aggregate, do not materially impair the value or continued use of such real property for the purposes for which it is used by such Person, (vii) title exceptions disclosed by any title insurance commitment or title insurance policy for any such real property issued by a title company and delivered or otherwise made available to the Company or Parent, as applicable, prior to the date hereof, (viii) statutory Liens in favor of lessors arising in connection with any real property subject to the Real Property Leases, (ix) other defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights, licenses and leases, which, in each case, do not materially impair value or the continued use of real property for the purposes for which it is used by such Person, (x) grants of non-exclusive licenses or other non-exclusive rights with respect to Intellectual Property in the ordinary course of business, (xi) Liens pursuant to the Secured Company Indebtedness, MSR Related Transactions and any Contracts entered into in connection therewith and (xii) Liens that, individually or in the aggregate, do not, and would not reasonably be expected to, materially detract from the value of any of the property, rights or assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, or materially interfere with the use thereof as currently used by such Person.

“Person” means an individual, group (within the meaning of Section 13(d)(3) of the Exchange Act), corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Principal Stockholder” means FIF HE Holdings LLC, together with its Affiliates, including Fortress Investment Group, LLC (“Fortress”) and the investment funds and portfolio companies affiliated or associated with Fortress.

“Principal Stockholder Cash Election” means the Cash Election effectively made and not revoked pursuant to Section 2.6(a) by the Principal Stockholder with respect to 50% of its shares of Company Stock.

“Privacy Policies” mean all policies relating to privacy, personal, personally-identifiable, sensitive or regulated information or the data security of any IT Systems.

“Proceeding” means any suit, action, claim, proceeding, arbitration, mediation, audit or hearing (in each case, whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Registration Statement” means the registration statement on Form S-4 to be filed by Parent with the SEC, which shall include (i) a prospectus for the Parent Share Issuance and (ii) the Proxy Statement.

“Regulation AB” means Regulation AB (17 CFR 229.1100 et seq.), as amended and the rules promulgated thereunder.

“Required Information” means all customary financial and other pertinent information regarding the Company and its Subsidiaries as Parent and Merger Sub shall reasonably request in order to consummate the Debt Financing, including (x) (A) audited consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries (and related notes thereto) for the three (3) most recently completed fiscal years and the related audited consolidated balance sheets as of the end of the two (2) most recently completed fiscal years, in each case ended at least seventy-five (75) calendar days before the Closing Date (assuming, for purposes of determining the satisfaction of the Marketing Period that the Closing Date would occur at the end of such Marketing Period); (B) unaudited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Company’s fiscal year) ended at least 40 calendar days prior to the Closing Date and the related fiscal quarter of the prior fiscal year (assuming, for purposes of determining the satisfaction of the Marketing Period that the Closing Date would occur at the end of such Marketing Period); and (C) (i) a pro forma statement of operations of Parent and its Subsidiaries (including the Company and its Subsidiaries) for the most recently completed fiscal year ended at least seventy-five (75) calendar days before the Closing Date; (ii) a pro forma statement of operations of Parent and its Subsidiaries (including the Company and its Subsidiaries) for the latest interim period covered by the financial statements provided pursuant to clause (x)(B) above (and the comparative period of the prior year); (iii) a pro forma balance sheet as of the most recently completed fiscal year pursuant to clause (x)(A) or, if later, as of the most recently completed fiscal quarter pursuant to clause (x)(B) and (iv) a pro forma statement of operations of Parent and its Subsidiaries for the 12-month period ending on the last day of the most recently completed fiscal quarter covered by the financial statements provided pursuant to clause (x)(B) above, in each case, prepared after giving effect to the Merger, the Debt Financing, redemption of the Company Notes and other related transactions as if each such transaction had occurred as of such dates (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement), prepared in compliance with Regulation S-X of the Securities Act; provided that in no event shall the Required Information be deemed to include or shall the Company otherwise be required to provide such pro forma statements described in this clause (X)(C) unless Parent has provided to the Company (I) any post-Closing or pro forma cost savings, capitalization and other post-Closing or pro forma adjustments (and the assumptions relating thereto) desired by the Parent to be reflected in such pro forma and summary financial data and (II) any other information that may be reasonably requested by the Company concerning the assumptions underlying the post-Closing or pro forma adjustments to be made in such pro forma and summary financial data, which assumptions shall be the responsibility of Parent (it being understood and agreed that Parent will promptly provide reasonably requested information with respect to, and assist in the preparation of, pro forma financial statements); (y) such other financial and operating information and data relating to the Company and its subsidiaries of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities on Form S-1, Form S-3 or Form S-4 (or any successor forms thereto) under the Securities Act, and of the type and form, and for the periods, in each case, customarily included in Offering Documents used to syndicate credit facilities of the type to be included in the Debt Financing and in Offering Documents used in Rule 144A private placement of debt securities and (z) customary “comfort letters” (including customary “negative assurance” comfort) with respect to (i) the financial statements of the Company and its Subsidiaries and (ii) the pro forma financial statements described in clause (x)(C) above from independent accountants in connection with such an offering of securities which such accountants are prepared to provide upon completion of customary procedures. Notwithstanding anything to the contrary in this definition, nothing herein will require the Company to provide (or be deemed to require the Company to prepare) any (1) description of all or any portion of the Debt Financing, including any “description of notes”, (2) risk factors relating to all or any component of the Debt Financing or (3) other information required by Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A.

“Sanctioned Person” means a Person that is (a) on the list of Specially Designated Nationals and Blocked Persons published by the U.S. Department of Treasury, Office of Foreign Assets Control, the European Union or any equivalent list of sanctioned persons issued by any relevant Governmental Authorities with regulatory authority over the Company or any Subsidiary from time to time, (b) located in or organized under the laws of a country or territory which is the subject of country- or territory-wide Sanctions (including without limitation Cuba, Iran, North Korea, Sudan, Syria, or the Crimea region) or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (i) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations Security Council, (iv) Her Majesty’s Treasury or (v) other similar Governmental Authorities with regulatory authority over the Company or any Subsidiary from time to time.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Secured Company Indebtedness” means the Advance Facilities, MSR Facilities and Warehouse Facilities.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Servicing Agreement” means any Contract pursuant to which the Company or any of its Subsidiaries is obligated to a Governmental Authority or a Third Party to service and administer Mortgage Loans.

“Software” means all application software, including all source code and object code versions thereof.

“Stockholders Agreement” means the Stockholders Agreement, dated February 17, 2012, by and between the Company and FIF HE Holdings LLC.

“Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Superior Company Proposal” means a Company Acquisition Proposal from any Person (other than Parent and its Subsidiaries) (with all references to “15% or more” in the definition of Company Acquisition Proposal being deemed to reference “50% or more” and all references to “less than 85%” in the definition of Company Acquisition Proposal being deemed to reference “less than 50%”) which the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel (i) to be more favorable to the stockholders of the Company, from a financial point of view, than the transactions contemplated by this Agreement after taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal, and all other factors that the Company Board deems relevant and (ii) is reasonably capable of being consummated on the terms proposed.

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” means any tax, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, capital, goods and services, gross income, business, environmental, severance, service, service use, unemployment, social security, national insurance, stamp, custom, excise or real or personal property, alternative or add-on minimum or estimated taxes, or other like duty, fee, assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, declaration or statement with respect to Taxes, including information returns, and in all cases including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition, regulation, administration or collection of any Tax (domestic or foreign).

“Third Party” means any Person other than Parent, Merger Sub, the Company or any of their respective Affiliates.

“Treasury Regulations” means the regulations promulgated under the Code.

“Warehouse Facilities” means any financing arrangement of any kind, including, but now limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities, with a financial institution or other lender or purchaser to finance or refinance the purchase, origination or funding by the Company or any of its Subsidiaries of loans, mortgage related securities, mortgaged properties acquired through foreclosure or other mortgage-related assets.

“Willful Breach” means a material breach of this Agreement resulting from a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

Section 1.2 Table of Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
382 Tax Opinion	Section 8.3(d)
Agreement	Preamble
Alternative Company Acquisition Agreement	Section 7.3(a)
Appraisal Shares	Section 2.9
Audited Captive Financial Statements	Section 4.22(d)
Book-Entry Shares	Section 2.5(c)
Burdensome Condition	Section 7.1(a)
Captive Documents	Section 4.22(b)
Captive Insurance Company	Section 4.22(a)
Cash Electing Company Share	Section 2.5(b)(i)
Cash Election	Section 2.5(b)(i)
Cash Election Amount	Section 2.5(b)(i)
Cash Fraction	Section 2.5(b)(i)
Certificate	Section 2.5(c)
Certificate of Merger	Section 2.3
Closing	Section 2.2
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Board Resolutions	Recitals
Company Material Contract	Section 3.21(a)
Company Meeting	Section 7.2(d)
Company Plan	Section 3.18(a)
Company Preferred Stock	Section 3.5(a)
Company Related Parties	Section 9.3(h)
Company SEC Documents	Section 3.7(a)
Company Securities	Section 3.5(b)
Company Stock	Recitals
Company Stockholder Approval	Section 3.2(a)
Company Subsidiary Securities	Section 3.6(b)
Company Termination Fee	Section 9.3(a)
Conditions	Section 7.6(a)
Continuing Employees	Section 6.4(a)
Converted RSU	Section 2.12(a)
Copyrights	Section 1.1
D&O Insurance	Section 6.3(c)
D&O Voting Agreements	Recitals
Debt Commitment Letter	Section 4.10(a)
Debt Financing	Section 4.10(a)
Debt Financing Parties	Section 7.5(a)
Debt Letters	Section 4.10(a)
DGCL	Recitals
Discharge	Section 7.6(b)
Disclosure Letter	Section 10.5
Effective Time	Section 2.3
Election Deadline	Section 2.6(c)
End Date	Section 9.1(b)(i)
Enforceability Exceptions	Section 3.2(a)

Term	Section
Exchange Agent	Section 2.10(a)
Exchange Fund	Section 2.10(a)
Exchange Ratio	Section 2.5(b)(ii)
Foreign Benefit Plan	Section 3.18(g)
Form of Election	Section 2.6(b)
Fortress Voting Agreement	Recitals
Indemnified Party	Section 6.3(a)
KKR and D&O Voting Agreements	Recitals
KKR Voting Agreement	Recitals
Marks	Section 1.1
Maximum Cash Amount	Section 2.5(b)(i)
Merger	Recitals
Merger Consideration	Section 2.5(b)(iii)
Merger Sub	Preamble
New Benefit Plans	Section 6.4(b)
New Notes	Section 7.5(f)
Non-Electing Company Share	Section 2.6(b)
Non-Management Employees	Section 5.1(i)
Non-Recourse Party	Section 10.14
Offer	Section 7.6(a)
Offer Documents	Section 7.6(a)
Parent	Preamble
Parent Board	Recitals
Parent Board Recommendation	Recitals
Parent Board Resolutions	Recitals
Parent Capitalization Date	Section 4.5(a)
Parent Meeting	Section 7.2(e)
Parent Related Parties	Section 9.3(h)
Parent SEC Documents	Section 4.7(a)
Parent Securities	Section 4.5(b)
Parent Stock Options	Section 4.5(a)
Parent Stockholder Approval	Section 4.2(a)
Parent Subsidiary Securities	Section 4.6(b)
Parent Termination Fee	Section 9.3(b)
Parent’s Tax Advisor	Section 8.3(d)
Party or Parties	Preamble
Patents	Section 1.1
Per Share Cash Election Consideration	Section 2.5(b)(i)
Premium Cap	Section 6.3(c)
Proxy Statement	Section 7.2(b)
Real Property Leases	Section 3.14(b)
Registered Intellectual Property	Section 3.15(a)
Related Party Contract	Section 3.27
Representatives	Section 7.9(a)
Required Regulatory Approval	Section 8.1(d)
Reverse Termination Fee	Section 9.3(d)
Section 16 Officer	Section 7.10
Stock Electing Company Share	Section 2.5(b)(ii)
Stock Election	Section 2.5(b)(ii)
Substitute Financing	Section 7.5(d)
Surviving Corporation	Section 2.1

Term	Section
Third Party Consent	Section 7.1(f)
Trade Secrets	Section 1.1
Voting Agreements	Recitals

Section 1.3 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. References to “the transactions contemplated by this Agreement” or words with a similar import shall be deemed to include the Merger. References to any Person include the successors and permitted assigns of that Person. References herein to “$” or dollars will refer to United States dollars, unless otherwise specified. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The phrase “made available” with respect to documents shall be deemed to include (i) with respect to documents made available to Parent, any documents (x) filed with or furnished to the SEC by the Company or (y) provided to Parent or its Representatives in the virtual “data room” established by the Company or its Representatives in connection with the transactions contemplated hereby and (ii) with respect to documents made available to the Company, any documents (x) filed with or furnished to the SEC by Parent or (y) provided to the Company or its Representatives in the virtual “data room” established by Parent or its Representatives in connection with the transactions contemplated hereby. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

THE MERGER; EFFECT ON THE CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a wholly-owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.

Section 2.2 Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, at the offices of Debevoise & Plimpton LLP, 919 Third Avenue,

New York, New York 10022, no later than the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions), unless another date, time or place is agreed to in writing by Parent and the Company; provided, that, notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), the Closing shall occur instead on the earlier to occur of (i) any Business Day during the Marketing Period to be specified by Parent to the Company on no less than two Business Days’ written notice and (ii) the second Business Day following the last day of the Marketing Period (as it may be extended pursuant to the definition thereof).

Section 2.3 Effective Time. On the Closing Date, the Company shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

Section 2.4 Surviving Corporation Matters.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth on Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with applicable Law.

(b) At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except the references to Merger Sub’s name shall be replaced by references to “Nationstar Mortgage Holdings Inc.”, until further amended in accordance with the provisions thereof and applicable Law.

(c) From and after the Effective Time, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation, incapacity or removal: (i) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

Section 2.5 Effect of the Merger on Capital Stock of the Company and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any securities of the Company or Merger Sub:

(a) All shares of Company Stock that are owned, directly or indirectly, by Parent, the Company (including shares held as treasury stock or otherwise) or Merger Sub immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Each share of Company Stock issued and outstanding immediately prior to the Effective Time, including Company Restricted Stock (other than shares (x) to be canceled in accordance with Section 2.5(a), and (y) subject to the provisions of Section 2.9) shall at the Effective Time be converted into the right to receive (without interest, subject to reduction for any applicable withholding Taxes payable in respect thereof and further subject to the provisions of this Article II):

(i) Each share of Company Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made (or deemed made) and not revoked pursuant to Section 2.6(a) (each, a “Cash Electing Company Share”) shall be converted into the right to receive $18.00 in cash (the “Per Share Cash

Election Consideration”); provided, however, that if the product of the number of Cash Electing Company Shares and the Per Share Cash Election Consideration (such product being the “Cash Election Amount”) exceeds $1,225,885,248.00 (the “Maximum Cash Amount”), then each Cash Electing Company Share shall be converted into a right to receive (A) an amount of cash (without interest) equal to the product (rounded to two decimal places) of (I) the Per Share Cash Election Consideration and (II) a fraction, the numerator of which shall be the Maximum Cash Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”) and (B) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of (x) the Exchange Ratio and (y) one (1) minus the Cash Fraction.

(ii) Each share of Company Stock with respect to which an election to receive stock consideration (a “Stock Election”) has been effectively made (or deemed made) and not revoked pursuant to Section 2.6(a) (each, a “Stock Electing Company Share”) shall be converted into 12.7793 validly issued, fully paid and nonassessable shares of Parent Common Stock (such number, the “Exchange Ratio”), subject to adjustment in accordance with Section 2.6; provided, however, that if the Maximum Cash Amount exceeds the Cash Election Amount, then each Stock Electing Company Share shall be converted into the right to receive (A) an amount of cash (without interest) equal to the amount (rounded to two decimal places) of such excess divided by the number of Stock Electing Company Shares and (B) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product (rounded to four decimal places) of (I) the Exchange Ratio and (II) a fraction, the numerator of which shall be the Per Share Cash Election Consideration minus the amount calculated in clause (A) of this paragraph and the denominator of which shall be the Per Share Cash Election Consideration.

(iii) The shares of Parent Common Stock to be issued and/or cash payable upon the conversion of a share of Company Stock pursuant to this Section 2.5(b) and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.9, are referred to collectively as the “Merger Consideration”.

(c) As of the Effective Time, all shares of Company Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.5 shall automatically be canceled and shall cease to exist, and each holder of (i) a certificate that immediately prior to the Effective Time represented any such shares of Company Stock (a “Certificate”) or (ii) shares of Company Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except (subject to Section 2.9) the right to receive the Merger Consideration, without interest, subject to compliance with the procedures set forth in Section 2.10.

(d) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.6 Cash and Stock Elections.

(a) Each Person who, on or prior to the Election Deadline, is a record holder of shares of Company Stock (including Company Restricted Stock) other than Appraisal Shares shall be entitled to specify the number of such holder’s shares of Company Stock with respect to which such holder makes a Cash Election or a Stock Election. For purposes of this Section 2.6, any reference to “shares of Company Stock” shall also include Company RSUs, as applicable, mutatis mutandis.

(b) Parent shall prepare and file as an exhibit to the Registration Statement, a form of election (the “Form of Election”) in form and substance reasonably acceptable to the Company. Not less than twenty (20) Business Days prior to the Election Deadline, the Exchange Agent shall mail the Form of Election to all Persons who are record holders of shares of Company Stock as of the record date for the Company Meeting. The Form of Election shall be used by each record holder of shares of Company Stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to elect either a Cash Election or a Stock Election as to each such share of Company Stock held by such holder. In the event that a holder fails to make a

Cash Election or a Stock Election with respect to any shares of Company Stock held or beneficially owned by such holder by the Election Deadline, then such holder shall be deemed to have made a Stock Election with respect to those shares of Company Stock for which no election was made (each such share of Company Stock, a “Non-Electing Company Share”). The Exchange Agent shall use its reasonable best efforts to make the Form of Election available to all Persons who become record holders of shares of Company Stock during the period between the record date for the Company Meeting and the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein and as specified in any agreement with the Exchange Agent.

(c) Any holder’s election shall have been properly made only if the Exchange Agent shall have received at its designated office by 5:00 p.m., New York City time, on the date that is three (3) Business Days preceding the Closing Date (the “Election Deadline”), a Form of Election properly completed and signed and accompanied by any additional documents required by the procedures set forth in the Form of Election. After a Cash Election or a Stock Election is validly made with respect to any shares of Company Stock, no further registration of transfers of such shares of Company Stock shall be made on the stock transfer books of the Company, unless and until such Cash Election or Stock Election is properly revoked in accordance with Section 2.6(e).

(d) Parent and the Company shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the anticipated Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(e) Any Cash Election or Stock Election may be revoked with respect to all or a portion of the shares of Company Stock subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to the Election Deadline. If a Cash Election or a Stock Election is revoked, the shares of Company Stock as to which such election previously applied shall be treated as Non-Electing Company Shares in accordance with Section 2.6(b) unless a contrary election is submitted by the holder within the period during which elections are permitted to be made pursuant to Section 2.6(c). The accounts of holders of Book-Entry Shares will not be credited at the Depository Trust Company, unless the holder so requests.

(f) The reasonable good faith determination of the Exchange Agent (or the reasonable good faith determination of Parent, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections and Stock Elections shall have been properly made or revoked pursuant to this Section 2.6, as to when Cash Elections, Stock Elections and revocations were received by the Exchange Agent and to disregard immaterial defects in the completed Forms of Election. None of Parent or the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in a completed Form of Election. The Exchange Agent (or Parent, in the event that the Exchange Agent declines to make the following computations) shall also make all computations contemplated by Section 2.5(b), and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written agreement of Parent (subject to the consent of the Company, which shall not be unreasonably withheld, delayed or conditioned), make any rules as are consistent with this Section 2.6 for the implementation of the Cash Elections and Stock Elections provided for in this Agreement as shall be necessary or desirable to administer these Cash Elections and Stock Elections.

Section 2.7 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (a) the Effective Time and (b) any termination of this Agreement in accordance with Section 9.1, the outstanding shares of Parent Common Stock, the outstanding shares of Parent Series B Preferred Stock or the outstanding shares of Company Stock (or the securities convertible into or exercisable for shares of Parent Common Stock, Parent Series B Preferred Stock or shares of Company Stock) shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, then the Merger Consideration, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Parent and the holders of Company Stock (including Company Restricted Stock and Company RSUs), as the case may be, the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.7 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.8 No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Stock pursuant to Section 2.5, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. For purposes of this Section 2.8, all fractional shares to which a single record holder would be entitled shall be aggregated, and calculations shall be rounded to three decimal places. In lieu of any such fractional shares, each holder of Company Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 2.5(b) (or would be entitled but for this Section 2.8) and (ii) an amount equal to the Closing Volume-Weighted Average Price. The amount of cash, if any, to be paid to holders of Company Stock in lieu of any fractional share interests in Parent Common Stock shall be paid by the Exchange Agent, without interest, to the holders of Company Stock entitled to receive such cash at the time of payment of the other Merger Consideration to which such holders are entitled.

Section 2.9 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time (other than shares canceled in accordance with Section 2.5(a)) and that are held by any Person who is entitled to demand and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.5, but rather the holders of Appraisal Shares shall be entitled to payment by the Surviving Corporation of the “fair value” of such Appraisal Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the “fair value” of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been cancelled and converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 2.5. The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Stock, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL received by the Company. Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.10 Exchange of Company Stock.

(a) Prior to the Effective Time, Parent shall enter into a customary exchange agreement with a nationally recognized bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”). At or immediately following the Effective Time on the Closing Date, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Stock, for exchange in accordance with this Article II, through the Exchange Agent, a number of shares of Parent Common Stock issuable (whether represented in certificated or non-certificated direct registration form) pursuant to Section 2.5(b) in exchange for shares of Company Stock outstanding at the Effective Time. At or immediately following the Effective Time on the Closing Date, Parent shall provide or shall cause to be provided to the Exchange Agent an aggregate amount of cash equal to the Maximum Cash Amount to pay the cash portion of the Merger Consideration (such shares of Parent Common Stock and cash provided to the Exchange Agent under this Section 2.10(a), the “Exchange Fund”). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.9. The Exchange Agent shall deliver the Merger Consideration to be issued pursuant to Section 2.5 out of the Exchange Fund. Except as provided in Section 2.10(g), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) Certificates. Parent shall cause the Exchange Agent to mail, as soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Closing Date, to each holder of record of a Certificate whose shares of Company Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.5, (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form) and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate. Until surrendered as contemplated by this Section 2.10(b)(i), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Certificate, and no dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of, or in respect of, any Certificate with respect to the shares of Parent Common Stock issuable upon surrender thereof.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.5 shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Book-Entry Shares, and the Book-Entry Shares of such holder shall forthwith be canceled. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares. To the extent any shares of Parent Common Stock are deliverable to any holder under this Section 2.10(b)(ii), such shares shall be deemed issued to such holder on the Closing Date and, consequently, the holder of such shares shall be entitled to any dividends or distributions with respect to Parent Common Stock with a record date after the Effective Time in the same manner as other holders of shares of Parent Common Stock.

(c) The Merger Consideration issued and paid in accordance with the terms of this Article II upon the surrender of the Certificates (or, immediately, in the case of the Book-Entry Shares) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Stock. After the

Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Stock are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Any portion of the Exchange Fund that remains undistributed to the former holders of Company Stock for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holder of Company Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of its claim for the Merger Consideration.

(e) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in reasonable and customary amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration had such lost, stolen or destroyed Certificate been surrendered as provided in this Article II.

(g) The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Stock. Any interest, gains and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Company Stock; provided, further, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Company Stock pursuant to this Article II. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

Section 2.11 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.12 Treatment of Company Equity Awards.

(a) Company RSUs and Company Restricted Stock. Except as otherwise provided in Section 5.1(b)(ii) of the Company Disclosure Letter, Company Restricted Stock and Company RSUs shall be treated as follows. Effective as of immediately prior to the Effective Time, each then-outstanding share of Company Restricted Stock shall automatically and without any action on the part of the holder thereof, automatically vest in full and shall be converted into the right to receive the Merger Consideration as set forth in Section 2.5(b). Effective as of immediately prior to the Effective Time, each then-outstanding Company RSU (whether vested or unvested) shall automatically and without any action on the part of the holder thereof, automatically vest in full and be assumed by Parent and converted into a Parent restricted stock unit (a “Converted RSU”) entitling the holder thereof to receive upon settlement the Merger Consideration, as elected by the holder of the Company RSU in accordance with the procedures set out in Section 2.6, based on the number of shares of Company Stock underlying or represented by the number of Company RSUs as of immediately prior to the Effective Time multiplied by (i) if the holder thereof makes a Cash Election, the Per Share Cash Election Consideration, or (ii) if the holder thereof makes a Stock Election, the consideration applicable to a Stock Electing Company Share, and subject in each case to adjustment as provided in Section 2.5(b) in the event the Cash Election Amount is greater than or less than the Maximum Cash Amount and as provided in Section 2.9. Each such Converted RSU shall be settled, and payment of such Merger Consideration with respect to such Company RSUs, including delivery of any Parent Common Stock, shall be made as soon as practicable but no later than three (3) Business Days after the Effective Time; provided, that with respect to any Company RSU that constitutes deferred compensation subject to 409A of the Code and that is not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment will be made at the earliest time permitted under the applicable Company Equity Plan and award agreement that will not trigger such Tax or penalty.

(b) Company Actions. Prior to the Effective Time, each of the Company Board and the Parent Board (or the appropriate committee thereof) shall adopt any resolutions it reasonably determines to be necessary to provide for the treatment of the Company RSUs and Company Restricted Stock contemplated by this Section 2.12 and, not later than two (2) Business Days prior to the Effective Time, (i) the Company shall provide Parent with drafts of any such resolutions it proposes to adopt for Parent’s reasonable review and comment, which comments the Company shall consider in good faith, and (ii) Parent shall provide the Company with drafts of any such resolutions it proposes to adopt for the Company’s reasonable review and comment, which comments Parent shall consider in good faith.

Section 2.13 Withholding. Parent, the Company, the Surviving Corporation and any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any applicable provisions of state, local or foreign Law; provided, that withholding for Merger Consideration received in respect of Company RSUs and Company Restricted Stock shall be effected as cash and net share withholding in proportion to the type of consideration (cash or Company Stock) payable to the holder of such Company RSUs or share of Company Restricted Stock. To the extent that amounts are so withheld and remitted to the applicable Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.14 Parent Corporate Matters. Parent shall take all requisite action to cause the Board of Directors of Parent to be as set forth on Exhibit B as of the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.5, (a) except as disclosed in the Company SEC Documents publicly filed since January 1, 2015 and prior to the date of this Agreement (provided that in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are cautionary, predictive or forward looking in nature that are included in any part of any Company SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of the Company contained in this Agreement), it being agreed that this clause (a) shall not be applicable to Section 3.2 and Section 3.5, and (b) except as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub that:

Section 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary for the conduct of its business as presently conducted, except where any failure to have such power or authority or to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has delivered or made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

Section 3.2 Corporate Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the KKR and D&O Voting Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the KKR and D&O Voting Agreements by the Company, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement and the KKR and D&O Voting Agreements, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby, except, in the case of the Merger (to the extent required by the DGCL and the certificate of incorporation and bylaws of the Company), for the approval of the Merger and the adoption of this Agreement by the holders of a majority of the issued and outstanding shares of Company Stock (the “Company Stockholder Approval”). Each of this Agreement and the KKR and D&O Voting Agreements, assuming due authorization, execution and delivery by Parent and, with respect to this Agreement, Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership or other similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (collectively, the “Enforceability Exceptions”).

(b) The Company Board has unanimously approved the Company Board Resolutions.

Section 3.3 Governmental Authorization. The execution and delivery of this Agreement and the KKR and D&O Voting Agreements by the Company and the performance of its obligations hereunder and thereunder require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act, (c) all consents, notices and approvals, as applicable, from the Governmental Authorities set forth in Section 3.3(c) of the Company Disclosure Letter, (d) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities laws, including the filing with the SEC of the Proxy Statement, (e) compliance with any applicable requirements of the NYSE, and (f) any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.4 Non-Contravention. The execution and delivery of this Agreement and the KKR and D&O Voting Agreements by the Company and the performance of its obligations hereunder and thereunder do not and will not, assuming the Company Stockholder Approval and the authorizations, consents and approvals referred to in clauses (a) through (e) of Section 3.3 are obtained, (a) conflict with or breach any provision of the certificate of incorporation or bylaws of the Company, (b) conflict with or breach any provision of any Law or Order, (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract to which the Company or any of its Subsidiaries is party or which is binding upon the Company or any of its Subsidiaries, any of their respective properties or assets or any license, franchise, permit, certificate, approval or other similar authorization affecting the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Lien, on any property or asset of the Company or any of its Subsidiaries, except, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Capitalization.

(a) The authorized capital stock of the Company consists solely of 1,000,000,000 shares of Company Stock and 300,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on February 8, 2018, (i) there were issued and outstanding (A) 97,727,755 shares of Company Stock (including 363,934 shares of Company Restricted Stock under the Company Equity Plan), (B) no shares of Company Preferred Stock, (C) Company RSUs with respect to an aggregate of 1,730,632 shares of Company Stock, all of which were issued under the Company Equity Plan, and (ii) 5,259,285 shares of Company Stock were available for issuance of future awards under the Company Equity Plan and no other shares of Company Stock were available for issuance of future awards under any other Company equity compensation plan or arrangement. No shares of Company Stock are held by any Subsidiary of the Company.

(b) Except (x) as set forth in Section 3.5(a), (y) for any Company RSUs and Company Restricted Stock that are granted under a Company Equity Plan or otherwise after the date of this Agreement in accordance with the terms of this Agreement and (z) for any shares of Company Stock issued upon the settlement of Company RSUs or vesting of Company Restricted Stock that were outstanding on February 8, 2018 or subsequently granted under the Company Equity Plan or otherwise in accordance with the terms of this Agreement, there are no outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) options or other rights or agreements, commitments or understandings to acquire from the Company, or other obligation of the Company to issue, any shares of capital stock or other voting securities of or other ownership interests in the Company, or securities convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(c) There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Other than the Stockholders Agreement, neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities. All outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any preemptive rights and were issued in compliance with all applicable securities Laws. No Subsidiary of the Company owns any shares of capital stock of the Company or any Company Securities. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

Section 3.6 Subsidiaries.

(a) Each Subsidiary of the Company is duly incorporated or otherwise duly organized, validly existing and (where such concept is recognized) in good standing under the laws of its jurisdiction of incorporation or organization, except, in the case of any such Subsidiary, where the failure to be so incorporated, organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company has all corporate, limited liability company or comparable powers required to carry on its business as now conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where such concept is recognized) is in good standing in each jurisdiction in which it is required to be so qualified or in good standing, except where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of the Company are owned, directly or indirectly, by the Company free and clear of any Lien other than Permitted Liens. Section 3.6(b) of the Company Disclosure Letter contains a complete and accurate list of the Subsidiaries of the Company, including, for each of the Subsidiaries, (x) its name and (y) its jurisdiction of organization. Except as set forth on Section 3.6(b) of the Company Disclosure Letter, each Subsidiary is directly or indirectly wholly owned by the Company. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company, (ii) options or other rights or agreements, commitments or understandings to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 3.7 SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has filed with or furnished to the SEC on a timely basis (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, schedules, forms and documents (including exhibits and other information incorporated therein) required to be filed or furnished, as the case may be, by the Company since December 31, 2015 (collectively, the “Company SEC Documents”). As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement and giving effect to such amendment or supplement), each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since December 31, 2015, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 3.8 Financial Statements. The consolidated financial statements of the Company included or incorporated by reference in the Company SEC Documents (including all related notes and schedules thereto) when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in accordance with GAAP (except, in the case of the unaudited statements, for normal year-end adjustments and for the absence of notes) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.

Section 3.9 Information Supplied. The information relating to the Company and its Subsidiaries to be contained in, or incorporated by reference in, the Registration Statement, in which the Proxy Statement will be included, including any amendments or supplements thereto and any other document incorporated or referenced therein, will not, on the date the Registration Statement is declared effective, the date on which the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 3.9, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement or the Proxy Statement that were not supplied by or on behalf of the Company for use therein.

Section 3.10 Absence of Certain Changes.

(a) Since December 31, 2016, there has not been any event, change, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) (i) From December 31, 2016 through the date of this Agreement, except as for events giving rise to and the discussion and negotiation of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices in all material respects and (ii) from September 30, 2017 through the date of this Agreement, except as for events giving rise to and the discussion and negotiation of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of, or require consent of Parent under, clauses (a), (b), (d), (e), (f), (g), (i), (l), (m) and (n) of Section 5.1.

Section 3.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries that would be required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of the Company (including the notes thereto), other than (a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business since September 30, 2017,

(c) liabilities or obligations arising out of the preparation, negotiation and consummation of the transactions contemplated by this Agreement and (d) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Compliance with Laws and Court Orders; Governmental Authorizations.

(a) Except as set forth on Section 3.12(a) of the Company Disclosure Letter or for matters that have not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries (i) are and have been since December 31, 2015 in compliance with all Laws and Orders applicable to the Company or any of its Subsidiaries and (ii) to the Knowledge of the Company, are not under investigation by any Governmental Authority with respect to any material violation by the Company or its Subsidiaries of any applicable Law or Order.

(b) Without limiting the generality of Section 3.12(a), since December 31, 2012, neither the Company nor any of its Subsidiaries, nor any director, officer, employee, agent, or other Person acting on behalf or for the benefit of the Company or any of its Subsidiaries is a Sanctioned Person nor has engaged in, nor is it now engaged in, any dealings or transactions with or for the benefit of any Sanctioned Person, nor has otherwise violated Sanctions.

(c) Neither the Company nor any of its Subsidiaries has, since December 31, 2012, violated or is in violation of any Anti-Money Laundering Law.

(d) The Company and its Subsidiaries have in place and have adhered to policies and procedures designed to prevent their officers, employees, contractors, sub-contractors, service providers, agents and intermediaries from undertaking any activity, practice or conduct relating to the business of the Company or its Subsidiaries that would constitute an offence under the Anti-Bribery Laws or Sanctions.

(e) Except as set forth on Section 3.12(e) of the Company Disclosure Letter or for matters that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of their business as presently conducted, and each such Governmental Authorization is in full force and effect, (ii) the Company and its Subsidiaries are and have been since December 31, 2015 in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of their businesses, (iii) since December 31, 2015 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice or, to the Knowledge of the Company, any other communication from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization, (iv) since December 31, 2015, neither the Company nor any of its Subsidiaries has received written notice or, to the Knowledge of the Company, any other communication from any Governmental Authority regarding any actual or possible revocation, withdrawal, suspension, cancellation or termination of any such Governmental Authorization and (v) to the Knowledge of the Company, no event has occurred which could be grounds for revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Authorization.

(f) Section 3.12(f) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material Governmental Authorizations held by the Company or any its Subsidiaries and used for the conduct of their business as presently conducted. Except as set forth on Section 3.12(f) of the Company Disclosure Letter, no Subsidiary of the Company other than Nationstar is required to be licensed or registered with any Governmental Authority as an originator, owner or servicer of Mortgage Loans.

Section 3.13 Litigation. Except as set forth on Section 3.13 of the Company Disclosure Letter or for matters that have not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (a) Proceeding pending (or, to the Knowledge of the Company, threatened) with respect to or against the Company or any of its Subsidiaries by or before any Governmental Authority or (b) Order against the Company or any of its Subsidiaries.

Section 3.14 Properties.

(a) Neither the Company nor any of its Subsidiaries owns any real property (other than any interest in real property pursuant to Mortgage Loans).

(b) Section 3.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of the leases, subleases or other occupancies to which the Company or any of its Subsidiaries is a party as tenant for real property and for which annual rent payments exceed $500,000 (the “Real Property Leases”).

(c) The Company or one of its Subsidiaries has valid leasehold title to each parcel of real property subject to a Real Property Lease, sufficient to allow each of the Company and its Subsidiaries to conduct their business as currently conducted, and has good and valid title to, or otherwise has the right to use, all material tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted reflected on the Company Balance Sheet or acquired after September 30, 2017, in each case, free and clear of all Liens, except (i) for Permitted Liens, (ii) for the property that has been disposed of or leased in the ordinary course of business or (iii) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Real Property Lease under which the Company or any of its Subsidiaries leases, subleases or otherwise occupies any real property is valid, binding and in full force and effect, subject to the Enforceability Exceptions, and (ii) neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any other party to such Real Property Lease has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Real Property Lease.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter lists, as of the date hereof, the Marks, Copyrights and Patents that are registered, issued or subject to an application for registration or issuance that are owned by and material to the conduct of the business of the Company and its Subsidiaries (collectively, the “Registered Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all of the items on Section 3.15(a) of the Company Disclosure Letter are valid, subsisting, unexpired, and enforceable, (ii) the Company and its Subsidiaries exclusively own the above-scheduled items and their material unregistered proprietary Intellectual Property, in each case, free and clear of all Liens, except for Permitted Liens, (iii) the Company and its Subsidiaries have the right to use all other Intellectual Property to the extent currently used or otherwise necessary and material to the conduct of their business and (iv) no Person (other than employees on a need-to-know basis) has any current or contingent right to access or possess any proprietary source code of the Company or any of its Subsidiaries.

(b) Except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries does not infringe, violate or misappropriate any Intellectual Property of any other Person, (ii) there is no pending (or, to the Knowledge of the Company, threatened) Proceeding against the Company or any of its Subsidiaries alleging any such infringement, violation or misappropriation and (iii) no Person is challenging or, to the Knowledge of the Company, infringing, misappropriating or otherwise violating, any right of the Company or any of its Subsidiaries with respect to any Owned Intellectual Property.

(c) Except for actions or failure to take actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable actions to maintain and/or prosecute (as applicable) the (i) Registered Intellectual Property and (ii) secrecy of the Trade Secrets that are Owned Intellectual Property.

(d) Except for actions or failures to take action that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries licenses, distributes or makes available to Third Parties any Software that is material to the Company or any of its Subsidiaries that uses, contains, is based upon or interacts with any Software that is licensed, provided or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), in any manner that would require any source code of the Software owned by the Company or any of its Subsidiaries to be disclosed, licensed for free, publicly distributed or dedicated to the public.

(e) All IT Systems material to the business of the Company and its Subsidiaries are in operating condition and in a good state of maintenance and repair (ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are presently being used or held for use. Except for actions or failures to take action that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have implemented and maintain commercially reasonable security, backup and disaster recovery procedures and systems sufficient to conduct the business of the Company and its Subsidiaries without disruption. Except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the material IT Systems contains any “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code intended to disrupt, disable, harm or otherwise impede the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed.

(f) The Company has taken commercially reasonable actions to protect the security and integrity of the IT Systems and the data and other information contained therein. Since December 31, 2015, the Company and its Subsidiaries (i) have not had a failure, unauthorized access or use, or other adverse event affecting any of the IT Systems (or any data within) and (ii) have not had any data security, information security, or other technological deficiency with respect to the IT Systems, in each case of (i) and (ii), that caused or causes or presented or presents a risk of disruption to the IT Systems or of unauthorized access to or disclosure thereto of any information therein or personally identifiable information that had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.16 Data Privacy and Security. Since December 31, 2015, the Company and its Subsidiaries have (i) posted a Privacy Policy on their websites and (ii) been in compliance in all material respects with all applicable Laws pertaining to data protection or information privacy and security and (iii) complied in all material respects with their Privacy Policies, applicable industry guidelines, and contractual requirements pertaining to data protection or information privacy and security. Since December 31, 2015 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice or complaint from any Governmental Authority of violation of any applicable Laws applicable to data protection or information privacy and security and, to the Knowledge of the Company, there is no pending investigation by any Governmental Authority of the Company or any of its Subsidiaries relating to such Laws.

Section 3.17 Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) (i) all Tax Returns required to be filed by, on behalf of or with respect to the Company or any of its Subsidiaries have been duly and timely filed and are complete and correct, (ii) all Taxes (whether or not reflected on such Tax Returns) required to be paid by the Company or any of its Subsidiaries have been duly and timely paid, (iii) all Taxes required to be withheld by the Company or any of its Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose, (iv) no Taxes or Tax Returns with respect to the Company or any of its Subsidiaries are under audit or examination by or any other proceeding with any Taxing Authority, (v) no Taxing Authority has asserted in writing any deficiency with respect to Taxes against the Company or any of its

Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open, (vi) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens and (vii) neither the Company nor any of its Subsidiaries has received a claim from any Taxing Authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction;

(b) during the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code;

(c) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes, except for any such agreements that (i) are solely between the Company and/or any of its Subsidiaries, (ii) will terminate as of, or prior to, the Closing and for which the Company and its Subsidiaries will have no liability following the Closing or (iii) are customary commercial contracts entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes;

(d) (i) neither the Company nor any of its Subsidiaries is or has been a member of any affiliated, consolidated, combined or unitary group (that includes any Person other than the Company and its Subsidiaries) for purposes of filing Tax Returns on net income, (ii) neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Law or as a transferee or successor, (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency and (iv) there are no issued or pending closing agreements pursuant to Section 7121 of the Code, or any similar provision of any Tax Law, or private letter rulings from the IRS, or comparable rulings of any Taxing Authority, with respect to either the Company or any of its Subsidiaries that would bind the Company or any of its Subsidiaries after the Closing Date;

(e) neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(f) neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c); and

(g) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in or incorrect method of accounting, (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Tax Law), (iii) installment sale or open transaction disposition made prior to Closing, (iv) prepaid amount received prior to Closing or (v) any election under Section 108(i) of the Code.

Section 3.18 Employee Benefit Plans.

(a) Section 3.18(a)(i) of the Company Disclosure Letter contains a correct and complete list identifying each material Company Plan. For purposes of this Agreement, “Company Plan” means each “employee benefit plan” within the meaning of ERISA Section 3(3), whether or not subject to ERISA, all equity or equity-based, change in control, bonus or other incentive compensation, disability, salary continuation, employment, consulting, indemnification, severance, retention, retirement, pension, profit sharing, savings or thrift, deferred compensation, health or life insurance, employee discount or free product, vacation, sick pay or paid time off agreements or plans, and each other material benefit or compensation plan, program, contract, agreement or arrangement, whether written or unwritten that the Company or any Subsidiary sponsors, maintains or contributes to, or is required to sponsor, maintain or contribute to, for the benefit of any current or former employee, independent contractor (who is a natural person) or director of the Company or its Subsidiaries. The Company has made available to Parent with respect to each material written Company Plan, as applicable: (A) a true and complete copy of the Company Plan and all material amendments thereto and, if applicable, all related trust documents and funding instruments, (B) the most recent annual report (Form 5500 including, if applicable, all schedules and attachments thereto), if any, required under ERISA or the Code in connection therewith, (C) all summary plan descriptions, together with each summary of material modifications, if any, required under ERISA, (D) the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Plan intended to be qualified under Section 401(a) of the Code and (E) all material correspondence to or from any Governmental Authority within the past three years with respect to any Company Plan.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Plan has been maintained, administered and operated in compliance with its terms and the requirements of applicable Law.

(c) Except as would not be reasonably be expected to have a Company Material Adverse Effect, other than routine claims for benefits, there are no pending or, to the Knowledge of the Company, threatened Proceedings by or on behalf of any participant in any Company Plan, or otherwise involving any Company Plan or the assets of any Company Plan.

(d) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the Knowledge of the Company, no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Company Plan or the exempt status of any such trust.

(e) Neither the Company nor any ERISA Affiliate maintains, contributes to, or sponsors (or has in the past six years maintained, contributed to, or sponsored) (i) a multiemployer plan as defined in Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA or Section 412 of the Code. No Company Plan provides post-employment health or welfare benefits for any current or former employees or other service providers of the Company or its Subsidiaries (or their dependent), other than as required under Section 4980B of the Code.

(f) Except as expressly contemplated by this Agreement, including Section 2.12, the consummation of the transactions contemplated hereby would not reasonably be expected to, either alone or in combination with another event, (i) result in any material payment becoming due, accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such director, officer or employee of the Company or its Subsidiaries; (ii) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Plan; or (iii) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Neither the Company nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or 4999 of the Code.

(g) Except as would not be reasonably be expected to have a Company Material Adverse Effect, with respect to each Company Plan established or maintained outside of the United States of America for the benefit of employees of the Company or any of its Subsidiaries residing or working outside the United States of America (a “Foreign Benefit Plan”): (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued, in accordance with normal accounting practices, (ii) each Foreign Benefit Plan which is subject to minimum funding or book reserve requirements is so funded or book reserved and (iii) each Foreign Benefit Plan required to be registered has been registered and has been so registered, approved and maintained in good standing with applicable Governmental Authorities.

Section 3.19 Employees; Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or any similar agreement with any entity representing a group of Employees, and there are no, and during the last three years have been no, labor unions or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent any Employees.

(b) The Company and its Subsidiaries have complied with all applicable Laws relating to employment and engagement of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, immigration, and the collection and payment of withholding and/or social security Taxes, in each case, except as would not reasonably be expected to have a Company Material Adverse Effect.

(c) As of the date of this Agreement, there is no strike, other material labor dispute or unfair labor practice Proceeding pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is there any material activity involving its or any of its Subsidiaries’ Employees seeking to certify a collective bargaining unit or engaging in other similar organizational activity.

Section 3.20 Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are and, since December 31, 2015, have been, in compliance with all applicable Environmental Laws and possess and are in compliance with all Environmental Permits, (ii) since December 31, 2015 through the date of this Agreement, no notice of violation or other notice has been received by the Company or any of its Subsidiaries alleging any violation of, or liability arising out of, any Environmental Law the substance of which has not been resolved, (iii) no Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under any Environmental Law and (iv) neither the Company nor any of its Subsidiaries has released, disposed or arranged for disposal of, or exposed any Person to, any Hazardous Substances or has owned or operated at any real property (other than any interest in real property pursuant to Mortgage Loans) contaminated by any Hazardous Substances, in each case that has resulted in an investigation or cleanup by, or liability of, the Company or any of its Subsidiaries.

Section 3.21 Material Contracts.

(a) Section 3.21(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a correct and complete list of each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i) each Contract that (A) limits or restricts the Company and its Subsidiaries (or would, from and after the Effective Time, limit or restrict Parent, any of its Subsidiaries or any of its stockholders) from competing in any line of business or with any Person in any geographic region, or (B) contains “most favored nation” pricing provisions, exclusivity obligations, rights of first refusal, rights of first negotiation or offer or similar restrictions binding on the Company or any of its Subsidiaries;

(ii) each Contract that is a joint venture or partnership agreement that is material to the Company and its Subsidiaries, taken as a whole;

(iii) each Contract in respect of (A) Secured Company Indebtedness or (B) MSR Related Transactions with respect to Mortgage Servicing Rights having an unpaid principal balance in the aggregate of $5 billion or greater;

(iv) each Contract that is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries (other than letters of credit, surety bonds and similar performance guarantees and intercompany loans between the Company and its wholly-owned Subsidiaries) in each case in an amount in excess of $50 million individually;

(v) each Contract with respect to an interest, rate, currency or other swap or derivative transaction (other than those between the Company and its Subsidiaries) with a fair value in excess of $10 million;

(vi) each Contract that is an acquisition agreement or divestiture agreement pursuant to which (A) the Company reasonably expects that it is required to pay total consideration (including assumption of debt) after the date of this Agreement to be in excess of $50 million, (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries after the date of this Agreement with a fair market value or purchase price of more than $50 million, (C) the Company has any ongoing indemnification or other outstanding obligations as of the date of this Agreement that are material to the Company and its Subsidiaries, taken as a whole, or pursuant to which the Company or any of its Subsidiaries has continuing “earn out” or other contingent payment obligations after the date of this Agreement reasonably likely to result in the payment of in excess of $500,000, excluding, in each case, (x) Contracts related to Secured Company Indebtedness, (y) acquisitions or dispositions of inventory, products or assets in the ordinary course of the Company’s and its Subsidiaries’ business, including in connection with MSR Related Transactions, securitizations or other similar transactions involving Mortgage Servicing Rights or Mortgage Loans or (z) of inventory, products, equipment, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries;

(vii) each Contract between the Company or any of its Subsidiaries and a Governmental Authority;

(viii) each Contract that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ix) each Related Party Contract;

(x) each Contract which restricts the payment of dividends or distributions in respect of the capital stock or equity interests of the Company or any of its Subsidiaries;

(xi) each Contract under which the Company or any of its Subsidiaries (A) grants or is granted, in any material respect, a license or other right or interest with respect to any Intellectual Property or IT Systems (including any settlement or co-existence agreements or agreements with covenants not to sue, but excluding any non-exclusive license (x) for the use of any commercially available, off-the-shelf software with a replacement cost and/or aggregate annual payments of less than $250,000, and/or (y) which is granted in the ordinary course of business by the Company and its Subsidiaries and is not material to the Company and/or any of its Subsidiaries), or (B) is subject to any material restrictions with respect to any Intellectual Property or IT Systems owned by the Company and its Subsidiaries; and

(xii) each Contract involving the settlement of any Proceeding or threatened Proceeding (or series of Proceedings), other than a claim, action or Proceeding relating to Taxes, which (x) may involve payments in excess of $2 million after the date hereof or since December 31, 2015 has involved payments in excess of $2 million or (y) impose or would purport to impose material restrictions on the operation of the businesses of Parent or any of its Subsidiaries following the Closing.

Each Contract of the type described in clauses (i) through (vii) is referred to herein as a “Company Material Contract”.

(b) Except for any Company Material Contract that has terminated or expired in accordance with its terms or except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is valid and binding and in full force and effect and, to the Knowledge of the Company, enforceable against the other party or parties thereto in accordance with its terms, subject to the Enforceability Exceptions. Except for breaches, violations or defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Company Material Contract, is in violation of or in default under any provision of such Company Material Contract. True and complete copies of the Company Material Contracts and any material amendments thereto have been made available to Parent prior to the date of this Agreement.

Section 3.22 Mortgage Business.

(a) Nationstar (i) is approved as an issuer of the Government National Mortgage Association, a seller/servicer of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, and a lender of the Federal Housing Administration, the United States Department of Veterans Affairs and the United States Department of Agriculture, (ii) has not received any written or, to the Knowledge of the Company, any oral or other notice of any cancellation or suspension of, or material limitation on, its status as an approved issuer, seller/servicer or lender, as applicable, from any of the foregoing Governmental Authorities, nor to the Knowledge of the Company does any circumstance exist that could reasonably be expected to result in such cancellation, suspension or material limitation, and (iii) has not received any written notice indicating that any event has occurred that could reasonably be expected to result in the Company or any of its Subsidiaries not maintaining its Mortgage Servicing Rights in respect of any Servicing Agreement, except, in the case of this clause (iii), as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth in Section 3.22(b) of the Company Disclosure Letter or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have the entire right, title and interest in and to the Mortgage Servicing Rights and the right to service the Mortgage Loans currently being serviced by Nationstar, subject to Applicable Requirements and Permitted Liens. Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) each servicing advance made by or on behalf of the Company or any of its Subsidiaries was made, and is reimbursable in accordance with, the applicable Servicing Agreement and is a valid and subsisting amount owing to the Company or such Subsidiary and (ii) neither the Company nor any of its Subsidiaries has received any written notice from an investor, insurer or other party in which such investor, insurer or other party disputes or denies any claim by or on behalf of the Company or such Subsidiary for reimbursement in connection with a servicing advance.

(c) Except as set forth in Section 3.22(c) of the Company Disclosure Letter or except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and since December 31, 2015 have been, in compliance with the Company’s and its Subsidiaries’ servicing or, as applicable, subservicing or master servicing, obligations under all Applicable Requirements, including with respect to (A) the collection and application of mortgagor payments, (B) the servicing of adjustable rate Mortgage Loans, (C) the assessment and collection of late charges, (D) the maintenance of escrow accounts, (E) the collection of delinquent or defaulted accounts, including loss mitigation, foreclosure and real-estate owned management, (F) the maintenance of required insurance, including force-placed insurance policies, (G) the communication regarding processing of loan payoffs, (H) the release and satisfaction of mortgages and (I) the assessment and calculation of fees and (ii) through the date of this Agreement, neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral or other notice of any pending or threatened cancellation or partial termination of any Servicing Agreement.

(d) In connection with securitizations of Company Originated Mortgage Loans and, to the extent applicable, Company Serviced Mortgage Loans, except for failures that would not reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have provided all material servicer reports, certifications, attestations, certificates and information that were required to be prepared or otherwise provided by the Company or its Subsidiaries (including as required under Regulation AB), pursuant to any Servicing Agreement, including any that were to be included in any Form 8-K (and/or Form 10-D) or Form 10-K, to the person designated for receipt in the applicable Servicing Agreement on a timely basis.

(e) Except as set forth in Section 3.22(e) of the Company Disclosure Letter or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Originated Mortgage Loan was underwritten, originated, funded and delivered in accordance with all Applicable Requirements in effect at the time such Company Originated Mortgage Loan was underwritten, originated, funded or delivered, as applicable, (ii) no Company Originated Mortgage Loan is subject to any defect or condition that would allow an investor or Governmental Authority to increase the loss level for such Company Originated Mortgage Loan, seek putback, repurchase or indemnification or seek other recourse or remedies against the Company or any of its Subsidiaries, (iii) no facts or circumstances exist that would result in the loss or reduction of any mortgage insurance or guarantee benefit, or claims for recoupment or restitution of payments previously made under any mortgage insurance or guarantee benefit; (iv) to the Knowledge of the Company, each appraisal obtained in connection with each Company Originated Mortgage Loan complies with uniform standards of professional appraisal practice in effect at the time the appraisal was conducted; (v) each Company Originated Mortgage Loan was originated as a “qualified mortgage” as defined in Regulation Z (12 CFR §1026.43) and meets the qualified mortgage standards set forth therein; and (vi) no Company Originated Mortgage Loan was classified as a “high cost” loan under the Home Ownership and Equity Protection Act, as amended, or a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable Law (or a similarly classified loan using different terminology under a Law imposing heightened regulatory scrutiny or additional legal liability for Mortgage Loans having high interest rates, points and/or fees).

(f) Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) the servicing file for each Company Originated Mortgage Loan owned, or Company Serviced Mortgage Loan serviced, by the Company or any of its Subsidiaries as of the date hereof is complete and complies with all Applicable Requirements, (ii) there has been no servicer default, servicer termination event, portfolio trigger or other default or breach by the Company or any of its Subsidiaries under any Servicing Agreement or any Applicable Requirements and (iii) no event, condition, or omission has occurred or exists that with or without the passage of time or the giving of notice or both would: (A) constitute a default or breach by the Company or such Subsidiary under any such Servicing Agreement or Applicable Requirements; (B) permit termination of any such Servicing Agreement by a Third Party without the consent of the Company or such Subsidiary; (C) impose on the Company or its Subsidiaries sanctions or penalties in respect of any Servicing Agreement or any Applicable Requirement; or (D) rescind any insurance policy or reduce insurance benefits in respect of any Servicing Agreement that would result in a breach or trigger a default of any obligation of the Company or its Subsidiaries under any Servicing Agreement or Applicable Requirement.

(g) Prior to the date hereof, the Company has made available to Parent the Data Tape. The information included in the Data Tape is true and correct in all material respects as of the date(s) specified therein.

Section 3.23 Finders’ Fee, etc. Except for the parties listed on Section 3.23 of the Company Disclosure Letter, no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement. The Company has made available to Parent a complete and correct copy of all agreements pursuant to which the parties listed on Section 3.23 of the Company Disclosure Letter are entitled to any fees and expenses in connection with the Merger or any of the transactions contemplated by this Agreement.

Section 3.24 Antitakeover Statutes. Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties in Section 4.17, (a) the Company Board has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL and any other similar Takeover Statute and (b) to the Knowledge of the Company, no other Takeover Statute enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 3.25 Certain Business Practices. Since December 31, 2012, none of the Company, its Subsidiaries and, to the Knowledge of the Company, any director, officer, employee or agent of the Company or any of its Subsidiaries with respect to any matter relating to the Company or any of its Subsidiaries, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (b) offered, promised, made or authorized any unlawful payment of anything of value to foreign or domestic government officials or employees (including any officer or employee of a government or government-owned or -controlled entity or of a public international organization), to foreign or domestic political parties or campaigns, or to any other Person acting in an official capacity, to influence official action or secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or otherwise violated any Anti-Bribery Law.

Section 3.26 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, each of the insurance policies and arrangements relating to the business, assets and operations of the Company and its Subsidiaries are in full force and effect and all premiums thereunder have been paid when due to the applicable insurer or Third Party financing such premiums. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, such insurance policies are sufficient for compliance with all applicable Laws. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice regarding any cancellation or invalidation of any such insurance policy, other than such cancellation or invalidation that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no event has occurred which, with or without notice or the lapse of time, would constitute a breach or default under, or permit termination of, any such insurance policy, other than such breach, default or termination that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.27 Related Party Transactions. Except as set forth on Section 3.27 of the Company Disclosure Letter, no current director, officer, Affiliate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or a Subsidiary of the Company or (b) is otherwise a party to, or directly or indirectly benefits from, any contract, arrangement or understanding with the Company or a Subsidiary of the Company of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (each such indebtedness, contract, arrangement or understanding, a “Related Party Contract”).

Section 3.28 Fairness Opinions. (a) The Company Board has received the opinion of Citigroup Global Markets Inc. as of the date of this Agreement to the effect that, as of such date and subject to the assumptions, limitations and qualifications reflected therein, and after giving effect to the Principal Stockholder Cash Election, the Minimum Average Per Share Consideration (as defined in such opinion) to be received by the holders of Company Stock (other than the Principal Stockholder) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders of Company Stock; and (b) a special committee of the Company Board has received the opinion of PJT Partners LP as of the date of this Agreement to the effect that, as of such date and subject to the assumptions, limitations and qualifications reflected therein, and taking into account the Principal Stockholder Cash Election, the Merger Consideration, in the aggregate, to be received by the holders of Company Stock (other than the Principal Stockholder) in the Merger pursuant to this Agreement, is fair, from a financial point of view, to such holders of Company Stock.

Section 3.29 Acknowledgment and Representations by the Company. The Company acknowledges and agrees that (a) it has made its own independent review and investigations into and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Parent and its Subsidiaries, (b) it has been provided with access to such information, documents and other materials relating to Parent and its Subsidiaries and their respective businesses and operations and (c) it has been provided an opportunity to ask questions of Parent and Merger Sub with respect to such information, documents and other materials and receive answers to such questions. In entering into this Agreement, the Company acknowledges that, except for the representations and warranties set forth in Article IV, the Parent Disclosure Letter and any certificate delivered hereunder, (x) none of Parent, Merger Sub or any of their respective Subsidiaries or any of their respective Representatives or Affiliates makes or has made any express or implied representation or warranty, including any implied warranty of merchantability or suitability, (i) as to the accuracy or completeness of any of the information provided or made available to the Company or any of its Representatives or Affiliates prior to the execution of this Agreement, including any information, documentation, forecasts, budgets, projections or estimates provided by Parent, Merger Sub or any Representative of Parent or Merger Sub in any “data rooms” or management presentations or the accuracy or completeness of any of the foregoing, or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Parent, Merger Sub or any of their respective Subsidiaries heretofore or hereafter delivered to or made available to the Company or its Representatives or Affiliates and (y) it has not been induced by or relied upon any representation, warranty, inducement, promise or other statement, express or implied, made by Parent, Merger Sub or any of their respective Subsidiaries or any of their respective Representatives, Affiliates or any other Person.

Section 3.30 No Additional Representations. Except for the representations and warranties expressly made by the Company in this Article III, the Company Disclosure Letter and any certificate delivered by the Company hereunder, (a) neither the Company nor any other Person makes any express or implied representation or warranty whatsoever or with respect to any information provided or made available in connection with the transactions contemplated by this Agreement, including any information, documentation, forecasts, budgets, projections or estimates provided by the Company or any Representative of the Company in any “data rooms” or management presentations or the accuracy or completeness of any of the foregoing, and (b) the Company expressly disclaims any express or implied representation or warranty with respect to the Company and its Subsidiaries, including as to the condition, value, quality or prospects of their businesses or their assets, and specifically disclaims any express or implied representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s and its Subsidiaries’ assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is,” on the Closing Date, and in their present condition.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 10.5, (a) except as disclosed in the Parent SEC Documents publicly filed since January 1, 2015 and prior to the date of this Agreement (provided that in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are cautionary, predictive or forward looking in nature that are included in any part of any Parent SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of Parent or Merger Sub contained in this Agreement), it being agreed that this clause (a) shall not be applicable to Section 4.2 or Section 4.5, and (b) except as set forth in the Parent Disclosure Letter, Parent and Merger Sub represent and warrant to the Company that:

Section 4.1 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all corporate power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary for the conduct of its business as presently conducted, except where any failure to have such power or authority or to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Prior to the date of this Agreement, Parent has delivered or made available to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and Merger Sub as in effect on the date of this Agreement.

Section 4.2 Corporate Authorization.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and Parent has all requisite corporate power and authority to execute and deliver the Fortress Voting Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement by Parent and Merger Sub, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and the execution and delivery of the Fortress Voting Agreement by Parent, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Parent. Other than the approval of the Parent Share Issuance by a majority of all votes cast at the Parent Meeting by holders of outstanding shares of Parent Common Stock and outstanding shares of Parent Preferred Stock (on an as-converted to Parent Common Stock basis as determined in accordance with Parent’s amended and restated certificate of incorporation), voting together as a single class (the “Parent Stockholder Approval”), no other corporate proceeding on the part of Parent or Merger Sub is necessary to authorize the execution and delivery of this Agreement, the Fortress Voting Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and, with respect to Parent only, thereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby and, with respect to Parent only, thereby. This Agreement, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against each party in accordance with its terms, subject to the Enforceability Exceptions, and each of the Fortress Voting Agreement, assuming due authorization, execution and delivery by each other party thereto (except for Parent), constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

(b) The Parent Board has unanimously approved the Parent Board Resolutions, and the board of directors of Merger Sub has approved and declared advisable this Agreement and the transactions contemplated hereby.

Section 4.3 Governmental Authorization. The execution and delivery of this Agreement by Parent and Merger Sub (and the execution and delivery of the Fortress Voting Agreement by Parent) and the performance of their obligations hereunder (and of Parent’s obligations thereunder) require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act, (c) all consents, notices and approvals, as applicable, from the Governmental Authorities set forth in Section 3.3(c) of the Company Disclosure Letter, (d) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities laws, including the filing with the SEC of the Registration Statement, (e) compliance with any applicable requirements of NASDAQ and (f) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Sub (and the execution and delivery of the Fortress Voting Agreement by Parent) and the performance of their obligations hereunder (and of Parent’s obligations thereunder) do not and will not, assuming the authorizations, consents and approvals referred to in clauses (a) through (e) of Section 4.3 are obtained, (a) conflict with or breach any provision of the organizational documents of Parent and Merger Sub, (b) conflict with or breach any provision of any Law or Order, (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under any provision of any Contract to which Parent or any of its Subsidiaries is party or which is binding upon Parent or any of its Subsidiaries, any of their respective properties or assets or any license, franchise, permit, certificate, approval or other similar authorization affecting Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Lien, on any property or asset of Parent or any of its

Subsidiaries, except, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Capitalization.

(a) The authorized capital stock of (i) Parent consists of (A) 3,500,000,000 shares of Parent Common Stock (which amount includes shares of restricted Parent Common Stock) and (B) 10,000,000 shares of Parent Preferred Stock and (ii) Merger Sub consists solely of 1,000 shares of common stock, par value $0.01. As of the close of business on February 8, 2018 (the “Parent Capitalization Date”), (x) there were issued and outstanding (I) 206,714,132 shares of Parent Common Stock (which amount includes shares of restricted Parent Common Stock), (II) 1,000,000 shares of Parent Series A Preferred Stock, (III) 600,000 shares of Parent Series B Preferred Stock and (IV) one share of common stock, par value $0.01, of Merger Sub, and (y) no shares of Parent Common Stock were subject to compensatory options to purchase shares of Parent Common Stock (the “Parent Stock Options”). None of the issued and outstanding shares of Parent Stock or other Parent Securities are required to be redeemed by Parent prior to October 5, 2019.

(b) Except as set forth in Section 4.5(a) above or Section 4.5(b) of the Parent Disclosure Letter or upon the exercise of Parent Stock Options that were outstanding on the Parent Capitalization Date, there are no outstanding (i) shares of capital stock or other voting securities of or other ownership interests in Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in Parent, (iii) options or other rights or agreements, commitments or understandings to acquire from Parent, or other obligation of Parent to issue, any shares of capital stock or other voting securities of or other ownership interests in Parent, or securities convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in Parent or (iv) restricted shares, stock appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of or other voting securities of or other ownership interests in Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”).

(c) There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. Neither Parent nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Parent Securities. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to any preemptive rights and have been issued in compliance with all applicable securities Laws. No Subsidiary of Parent owns any shares of capital stock of Parent or any Parent Securities. There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

(d) The shares of Parent Common Stock to be issued as part of the Merger Consideration, when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized and validly issued and will be fully paid and nonassessable and free of preemptive rights and have been issued in compliance with all applicable securities Laws.

Section 4.6 Subsidiaries.

(a) Each Subsidiary of Parent is duly incorporated or otherwise duly organized, validly existing and (where such concept is recognized) in good standing under the laws of its jurisdiction of incorporation or organization, except, in the case of any such Subsidiary, where the failure to be so incorporated, organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Subsidiary of Parent has all corporate, limited liability company or comparable powers required to carry on its business as now conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where such concept is recognized) is in good standing in each jurisdiction in which it is required to be so qualified or in good standing, except where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of Parent are owned, directly or indirectly, by Parent free and clear of any Lien other than Permitted Liens. Section 4.6(b) of the Parent Disclosure Letter contains a complete and accurate list of the Subsidiaries of Parent, including, for each of the Subsidiaries, (x) its name and (y) its jurisdiction of organization. Except as set forth on Section 4.6(b) of the Parent Disclosure Letter, each Subsidiary is directly or indirectly wholly owned by Parent. There are no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of Parent, (ii) options or other rights or agreements, commitments or understandings to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of Parent or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of Parent (the items in clauses (i) through (iii) being referred to collectively as the “Parent Subsidiary Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Subsidiary Securities.

(c) Except as set forth on Section 4.6(b) of the Parent Disclosure Letter, Parent does not have any Subsidiaries or own any equity interest in any other Person. Other than Merger Sub, Parent does not have any Subsidiaries or own any equity interest in any other Person.

Section 4.7 SEC Filings and the Sarbanes-Oxley Act.

(a) Parent has filed with or furnished to the SEC on a timely basis (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, schedules, forms and documents (including exhibits and other information incorporated therein) required to be filed or furnished, as the case may be, by Parent since December 31, 2015 (collectively, the “Parent SEC Documents”). As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement and giving effect to such amendment or supplement), each Parent SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since December 31, 2015, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees of Parent who have a significant role in Parent’s internal control over financial reporting.

Section 4.8 Financial Statements. The consolidated financial statements of Parent included or incorporated by reference in the Parent SEC Documents (including all related notes and schedules thereto) when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in accordance with GAAP (except, in the case of the unaudited statements for normal year-end adjustments and for the absence of notes) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries.

Section 4.9 Information Supplied. The information relating to Parent, its Subsidiaries and Merger Sub to be contained in, or incorporated by reference in, the Registration Statement, in which the Proxy Statement will be included, including any amendments or supplements thereto and any other document incorporated or referenced therein, will not, on the date the Registration Statement is declared effective, the date on which the Proxy Statement is first mailed to stockholders of Parent or at the time of the Parent Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 4.9, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Registration Statement or the Proxy Statement that were not supplied by or on behalf of Parent or Merger Sub for use therein.

Section 4.10 Financing.

(a) Parent has delivered to the Company true, correct and complete fully executed copies of (i) the commitment letter, dated as of the date hereof, among Merger Sub, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Jefferies Finance LLC, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., HSBC Bank USA, National Association and HSBC Securities (USA) Inc. (the “Debt Commitment Letter”) and (ii) the fee letter, dated as of the date hereof, among Merger Sub, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Jefferies Finance LLC, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., HSBC Bank USA, National Association and HSBC Securities (USA) Inc. (together with the Debt Commitment Letter, the “Debt Letters”), in each case, including all exhibits, schedules, annexes and amendments to such letters in effect as of the date of this Agreement, pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Parent) have severally committed to provide the amount of debt financing set forth therein to Merger Sub (such debt financing, including the offering of the “Notes” as contemplated by the Debt Commitment Letter, but subject to the provisions of Section 7.5, the “Debt Financing”) for the purposes set forth in such Debt Letters.

(b) As of the date hereof, the Debt Letters are in full force and effect and constitute the legal, valid, enforceable and binding obligations of Merger Sub and, to the Knowledge of Parent, the other parties thereto, subject in each case to the Enforceability Exceptions. As of the date hereof, the Debt Letters have not been amended, restated or otherwise modified in any respect (and no amendment, restatement or modification is contemplated, except to add purchasers, lenders or agents) and the commitments contained in the Debt Letters have not been withdrawn, rescinded, modified or terminated in any respect by Parent or, to the Knowledge of Parent, any other party thereto (and, to the Knowledge of Parent, no such withdrawal, rescission, modification or termination is contemplated). There are no conditions precedent or contingencies related to the funding of the full amount of the Debt Financing pursuant to the Debt Letters, other than as expressly set forth in such letters. As of the date hereof, there are no side letters or other agreements, Contracts or arrangements related to the Debt Financing or the funding of all or any part of the Debt Financing other than as expressly set forth in the Debt Letters (except for any engagement letters or fee discount letters related to the Debt Financing). Assuming the conditions set forth in Section 8.1 and in Section 8.2 are satisfied at Closing and assuming the accuracy of the Company’s representations and warranties in Article III, and subject to the terms and conditions of the Debt Letters, the net proceeds contemplated from the Debt Financing will, in the aggregate at and as of the Closing Date along with all other funds available to Parent including the Escrow Account, be sufficient for the satisfaction of all of Parent’s payment obligations under this Agreement, including the payment of the Merger Consideration and all fees and expenses reasonably expected to be incurred in connection therewith or required to be paid by Parent hereunder. As of the date of this Agreement, assuming the satisfaction of the conditions to the Merger set forth in Section 8.1 and in Section 8.2 and assuming the accuracy of the Company’s representations and warranties in Article III, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a breach or default on the part of Parent under the Debt Letters or, to the Knowledge of Parent, any other party to the Debt Letters. As of the date hereof, assuming the satisfaction of the conditions to the Merger set forth in Section 8.1 and in Section 8.2 and assuming the accuracy of the Company’s representations and warranties in Article III, Parent has no reason to believe that any of the conditions to the Debt Financing contained in the Debt Letters, as the case may be, to be satisfied by it will not be satisfied, nor does Parent have Knowledge, as of the date of this Agreement, that the full amount of the Debt Financing will not be made available to Parent and/or Merger Sub as of the time at which the Closing is required to occur pursuant to Section 2.2.

Section 4.11 Availability of Escrowed Funds. The Escrow Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the Escrow Agent. The funds held in the Escrow Account total, as of the date hereof, in excess of $550 million, and not less than $550 million of such funds will remain available to Parent until the Closing (or earlier termination of this Agreement and satisfaction of any obligations of Parent under Section 9.3 hereof) for use to satisfy the obligations of Parent and Merger Sub under this Agreement. The funds held in the Escrow Account are sufficient to satisfy any reasonably anticipated obligations of Parent under Section 7.5(g), Section 7.6(c) or Section 9.3. The transactions contemplated by this Agreement constitute a Qualified Acquisition (as such term is defined in the Parent Certificate of Incorporation and the Escrow Agreement).

Section 4.12 No Operations.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has and, immediately prior to the Effective Time, will have engaged in no business or incurred any liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

(b) Parent has not engaged in any business activity other than (i) as described in the Parent SEC Documents and (ii) in connection with the evaluation, negotiation and consummation of the transactions contemplated by this Agreement.

Section 4.13 Absence of Certain Changes.

(a) Since December 31, 2016, there has not been any effect, change, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) (i) From December 31, 2016 through the date of this Agreement, except as for events giving rise to and the discussion and negotiation of this Agreement, the business of Parent and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices in all material respects, and (ii) from September 30, 2017 through the date of this Agreement, except as for events giving rise to and the discussion and negotiation of this Agreement, there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of, or require consent of the Company under, Section 6.1.

Section 4.14 No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries that would be required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of Parent (including the notes thereto), other than (a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Parent Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business since September 30, 2017, (c) liabilities or obligations arising out of the preparation, negotiation and consummation of the transactions contemplated by this Agreement and (d) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.15 Compliance with Laws and Court Orders; Governmental Authorizations.

(a) Parent and its Subsidiaries are and have been since December 31, 2015 in material compliance with all Laws and Orders applicable to Parent or any of its Subsidiaries, and to the Knowledge of Parent, are not under investigation by any Governmental Authority with respect to any material violation of any applicable Law or Order.

(b) Except for matters that are not, and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, (i) Parent and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of their business as presently conducted, and each such Governmental Authorization is in full force and effect, (ii) Parent and its Subsidiaries are and have been since December 31, 2015, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of their businesses, (iii) since December 31, 2015 through the date of this Agreement, neither Parent nor any of its Subsidiaries has received written notice or, to the Knowledge of Parent, any other communication from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization, (iv) since December 31, 2015, neither Parent nor any of its Subsidiaries has received written notice or, to the Knowledge of Parent, any other communication from any Governmental Authority regarding any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Authorization and (v) to the Knowledge of Parent, no event has occurred which could be grounds for revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Authorization.

(c) Except as set forth on Section 4.15 of the Parent Disclosure Letter, there is no material liability, debt or other obligation, contingent, accrued or otherwise, of Parent or any of its Subsidiaries arising out of or in connection with the Seventh Amended Joint Plan of the Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, as filed on December 12, 2011 and subsequently amended, or any period of time prior to September 26, 2008.

(d) Section 4.15(d) of the Parent Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material Governmental Authorizations held by Parent or any its Subsidiaries and used for the conduct of their business as presently conducted.

Section 4.16 Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding pending (or, to the Knowledge of Parent, threatened) with respect to or against Parent or any of its Subsidiaries by or before any Governmental Authority and (b) Order against the Parent or any of its Subsidiaries.

Section 4.17 Share Ownership. None of Parent, Merger Sub or any of their respective Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Stock or any options, warrants or other rights to acquire Company Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company.

Section 4.18 Absence of Certain Agreements. None of Parent, Merger Sub or any of their respective Affiliates has entered into any contract, arrangement or understanding (in each case, whether written or oral) or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether written or oral), pursuant to which any stockholder of the Company in its capacity as such would be entitled to receive consideration of a different amount or nature than the Merger Consideration on a per share basis in connection with the transactions contemplated by this Agreement.

Section 4.19 Tax Matters.

(a) As of December 31, 2016, Parent’s net operating loss carryforward for U.S. federal income tax purposes was at least $5,700,000,000, and at least $5,700,000,000 of such net operating loss is not subject to any limitations under Section 382 of the Code or otherwise.

(b) Parent has not taken any action (or refrained from taking any action) that is inconsistent with the representations made in IRS Private Letter Ruling 201108001, and to the Knowledge of Parent, such Private Letter Ruling has not been revoked or modified.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) (A) all Tax Returns required to be filed by, on behalf of or with respect to Parent or any of its Subsidiaries have been duly and timely filed and are complete and correct, (B) all Taxes (whether or not reflected on such Tax Returns) required to be paid by Parent or any of its Subsidiaries have been duly and timely paid, (C) all Taxes required to be withheld by Parent or any of its Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose, (D) no Taxes or Tax Returns with respect to Parent or any of its Subsidiaries are under audit or examination by or any other proceeding with any Taxing Authority, (E) no Taxing Authority has asserted in writing any deficiency with respect to Taxes against Parent or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open, (F) there are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Permitted Liens and (G) neither Parent nor any of its Subsidiaries has received a claim from any Taxing Authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction;

(ii) neither Parent nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes, except for any such agreements that (A) are solely between Parent and/or any of its Subsidiaries, (B) will terminate as of, or prior to, the Closing and for which Parent and its Subsidiaries will have no liability following the Closing or (C) are customary commercial contracts entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes;

(iii) (A) neither Parent nor any of its Subsidiaries has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Law or as a transferee or successor, (B) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency and (C) there are no issued or pending closing agreements pursuant to Section 7121 of the Code, or any similar provision of any Tax Law, or private letter rulings from the IRS, or comparable rulings of any Taxing Authority, with respect to either Parent or any of its Subsidiaries that would bind Parent or any of its Subsidiaries after the Closing Date (other than IRS Private Letter Ruling 201108001); and

(iv) neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c).

Section 4.20 Related Party Transactions. Except as set forth on Section 4.20 of the Parent Disclosure Letter, no current or former director, officer, stockholder or Affiliate of Parent (including for this purpose, KKR) is a party to, or directly or indirectly benefits from, any Contract with Parent or a Subsidiary of Parent, other than any employment agreement with officers in the ordinary course of business.

Section 4.21 Finders’ Fee, etc. Except for the parties listed on Section 4.21 of the Parent Disclosure Letter, no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Parent or any of its Affiliates is entitled to any fee or commission from Parent or any of their Subsidiaries in connection with the transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of all agreements pursuant to which the parties listed on Section 4.21 of the Parent Disclosure Letter are entitled to any fees and expenses in connection with the Merger or any of the transactions contemplated by this Agreement.

Section 4.22 Captive Insurance Company.

(a) WM Mortgage Reinsurance Company (the “Captive Insurance Company”) is duly licensed as a class 2 captive insurance company in the State of Hawaii, such license is valid and in full force and effect and the Captive Insurance Company is not the subject of any pending or, to the Knowledge of Parent, threatened Proceeding for or contemplating the suspension, termination, modification, limitation, cancellation, revocation, nonrenewal or impairment of such license. The Captive Insurance Company is not licensed to do insurance business in or subject to the Insurance Laws of any jurisdiction other than the State of Hawaii.

(b) Section 4.22 of the Parent Disclosure Letter sets forth a true and complete list of all Contracts to which the Captive Insurance Company is party, including each reinsurance treaty or agreement to which the Captive Insurance Company is a party (the “Captive Documents”). To the Knowledge of Parent, (i) no counterparty under any Captive Document is insolvent or the subject of a rehabilitation, liquidation, conservatorship, bankruptcy or similar proceeding and (ii) the financial condition of any such counterparty is not impaired to the extent that a default thereunder is reasonably anticipated. No notice of intended cancellation or termination has been received by Parent or any of its Subsidiaries from any such counterparty, and neither Parent nor any of its Subsidiaries has received or delivered any notice of dispute under, any Captive Document, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Since December 31, 2015, the Captive Insurance Company has timely filed all statements and reports, together with all exhibits, interrogatories, notes, actuarial opinions, affirmations, certifications, schedules or other material supporting documents in connection therewith, required to be filed by it with the applicable insurance regulatory authorities on forms prescribed or permitted by such insurance regulatory authorities, except for such failures to file which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All such statements and reports complied when filed with the requirements of applicable Laws, and no deficiencies have been asserted in writing by any insurance regulatory authorities with respect to such statements and reports that have not been remedied, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Prior to the date hereof, Parent has delivered to the Company complete copies of the audited annual financial statements of the Captive Insurance Company at and for the period ended December 31, 2016, together with the report of Captive Insurance Company’s independent auditors thereon (the “Audited Captive Financial Statements”). The Audited Captive Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly in all material respects in accordance with GAAP the financial position and results of operations of the Captive Insurance Company at and for the respective periods indicated.

(e) The Captive Insurance Company has no Subsidiaries.

(f) All reserves and other liabilities for claims, losses (including, without limitation, incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premium, as reflected in the Audited Captive Financial Statements (i) were determined in accordance with generally accepted actuarial standards consistently applied throughout the specified periods and (ii) are in compliance in all material respects with the requirements of applicable Law, including, without limitation, Insurance Laws. To the Knowledge of Parent, no facts or circumstances exist as of the date of this Agreement which would necessitate any material adverse change in the statutorily required reserves of the Captive Insurance Company above those reflected in the Audited Captive Financial Statements. The Captive Insurance Company owns assets that qualify as admitted assets under applicable Insurance Laws in an amount at least equal to any such reserves plus the minimum statutory capital and surplus as required under applicable Insurance Laws.

Section 4.23 Acknowledgment and Representations by Parent and Merger Sub. Each of Parent and Merger Sub acknowledges and agrees that (a) it has made its own independent review and investigations into and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company and its Subsidiaries, (b) it has been provided with access to such information, documents and other materials relating to the Company and its Subsidiaries and their respective businesses and operations and (c) it has been provided an opportunity to ask questions of the Company with respect to such information, documents and other materials and receive answers to such questions. In entering into this Agreement, each of Parent and Merger Sub acknowledges that, except for the representations and warranties set forth in Article III, the Company Disclosure Letter and any certificate delivered hereunder, (x) none of the Company or any of its Subsidiaries or any of their respective Representatives or Affiliates makes or has made any express or implied representation or warranty, including any implied warranty of merchantability or suitability, (i) as to the accuracy or completeness of any of the information provided or made available to Parent or any of its Representatives or Affiliates prior to the execution of this Agreement, including any information, documentation, forecasts, budgets, projections or estimates provided by the Company or any Representative of the Company in any “data rooms” or management presentations or the accuracy or completeness of any of the foregoing, or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent or any of its Representatives or Affiliates and (y) it has not been induced by or relied upon any representation, warranty, inducement, promise or other statement, express or implied, made by the Company or any of its Subsidiaries or any of their respective Representatives, Affiliates or any other Person.

Section 4.24 No Additional Representations. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV, the Parent Disclosure Letter and any certificate delivered by Parent or Merger Sub hereunder, (a) none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty whatsoever or with respect to any information provided or made available in connection with the transactions contemplated by this Agreement, including any information, documentation, forecasts, budgets, projections or estimates provided by Parent, Merger Sub or any Representative of Parent or Merger Sub in any “data rooms” or management presentations or the accuracy or completeness of any of the foregoing, and (b) Parent and Merger Sub expressly disclaim any express or implied representation or warranty with respect to Parent and its Subsidiaries, including as to the condition, value, quality or prospects of their businesses or their assets, and specifically disclaims any express or implied representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to Parent’s and its Subsidiaries’ assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is,” on the Closing Date, and in their present condition.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1 Conduct of the Company. From the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, except as otherwise expressly permitted or contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practices, (ii) subject to, for the avoidance of doubt, Section 7.1 and Section 5.1(n), maintain in effect all Governmental Authorizations necessary for the conduct of the Company and its Subsidiaries’ business and (iii) use its commercially reasonable efforts to preserve intact in all material respects its current business organization, ongoing businesses and significant relationships with Third Parties, including Governmental Authorities. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, except as otherwise expressly permitted or contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (other than amendments to the organizational documents of any wholly owned Subsidiary of the Company that would not or would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger or the transactions contemplated hereby);

(b) (i) other than dividends and other distributions by a direct or indirect Subsidiary of the Company to the Company or any direct or indirect wholly-owned Subsidiary of the Company, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity securities, (ii) split, recapitalize, subdivide, combine or reclassify any Company Securities or Company Subsidiary Securities or issue or authorize the issuance of any other securities in respect of, or in substitution for, outstanding shares of capital stock of the Company, except, in the case of this clause (ii), following consultation with Parent, for the grant of Company RSUs and Company Restricted Stock under the Company Equity Plan in the ordinary course of business consistent with past practice but in no event in an amount that would result in the issuance of shares of Company Stock upon the vesting or settlement of such Company RSUs or Company Restricted Stock (as applicable) in excess of 1.2 million shares of Company Stock on the terms and conditions set forth on Section 5.1(b)(ii) of the Company Disclosure Letter, or (iii) purchase, redeem or otherwise acquire or offer to purchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities, except, in the case of this clause (iii), for (A) such purchases, redemptions and other acquisitions solely between the Company and a wholly owned Subsidiary thereof, or between a wholly owned Subsidiary of the Company and another wholly owned Subsidiary of the Company and (B) redemptions, repurchases or acquisitions in connection with the settlement of Company RSUs or vesting of Company Restricted Stock, in each case that are outstanding on the date of this Agreement and in accordance with the applicable terms thereof as they exist on the date of this Agreement;

(c) (i) issue, deliver, pledge, sell or otherwise encumber to any Lien (other than a Permitted Lien) or authorize the issuance, delivery, pledge, sale or encumbrance to any Lien (other than a Permitted Lien) of any shares of any Company Securities or Company Subsidiary Securities, other than (x) the issuance of any shares of Company Stock upon the settlement of Company RSUs that are outstanding on the date of this Agreement and in accordance with the applicable terms thereof as they exist on the date of this Agreement, (y) the grant of Company RSUs and Company Restricted Stock under the Company Equity Plan in the ordinary course of business consistent with past practice in reliance on the exception to clause (ii) of Section 5.1(b) and (z) issuances of securities of the Company’s Subsidiaries to the Company or to wholly owned Subsidiaries of the

Company or (ii) amend any term of any Company Security (in each case, whether by merger, consolidation or otherwise);

(d) make any acquisition (whether by merger, consolidation or acquisition of stock or assets) of any interest in any Person or any division or assets thereof with a value or purchase price (including all potentially payable “earn-out” consideration or any other obligation to potentially pay consideration in the future) in excess of $50 million individually or $50 million in the aggregate, other than (i) acquisitions pursuant to Contracts in effect as of the date of this Agreement that were publicly announced prior to the date of this Agreement or otherwise made available to Parent prior to the date hereof and (ii) purchases of assets in the ordinary course of business, including purchases of Mortgage Loans and Mortgage Servicing Rights;

(e) sell, assign, license, lease, transfer, abandon or otherwise dispose of, or create any Lien on, or otherwise dispose of, any of the Company’s or its Subsidiaries’ material assets, other than (i) Permitted Liens or (ii) in connection with (A) MSR Related Transactions or other transactions involving Mortgage Servicing Rights having an aggregate unpaid principal balance less than $5 billion or (B) Mortgage Loans in the ordinary course of business;

(f) incur any indebtedness for borrowed money or guarantees thereof, other than (i) the MSR Related Transactions, (ii) under the Secured Company Indebtedness or (iii) indebtedness incurred for the refinancing of the Company’s 6.500% Senior Notes due 2018 so long as (x) the aggregate costs and fees incurred in connection with such refinancing indebtedness, when added to the costs and fees that would be required to be incurred in order to pay off such refinancing indebtedness at Closing, would not exceed $15,000,000 and (y) such refinancing indebtedness can be prepaid or refinanced at Closing;

(g) make any loans, advances or capital contributions to, or investments in, any Person in excess of $25 million in the aggregate, other than (i) the Company or its wholly owned Subsidiaries or (ii) Mortgage Loans in the ordinary course of business;

(h) other than in the ordinary course of business consistent with past practice (including renewals consistent with the terms thereof), (x) amend or modify in any material respect or terminate (excluding terminations or renewals upon expiration of the term thereof in accordance with the terms thereof) any Company Material Contract, (y) enter into any Contract that would constitute a Related Party Contract or (z) waive, release or assign any material rights, claims or benefits, or grant any material consent, under any Company Material Contract;

(i) other than to the extent required by the terms of any Company Plan, (i) grant or increase any severance or termination pay or benefits with respect to any independent contractor, employee, officer or director of the Company or any of its Subsidiaries, except with respect to officers and employees of the Company or its Subsidiaries who are not Section 16 Officers (“Non-Management Employees”) in the ordinary course of business consistent with past practice, (ii) make or grant any bonus or any incentive compensation, other than with respect to bonuses or incentive compensation for performance periods in progress as of the date hereof that will be completed prior to the Effective Time or for Non-Management Employees in the ordinary course of business consistent with past practice, (iii) establish, adopt, enter into, amend or terminate any Company Plan or establish, adopt, enter into, amend or terminate any other benefit plan, arrangement that would be a Company Plan if in existence on the date of this Agreement, except for routine amendments or renewals to health and welfare plans (other than severance plans) that would not result in a material increase in benefits or in cost to the Company or any of its Subsidiaries, (iv) except in the ordinary course of business consistent with past practice for Non-Management Employees, increase the compensation, bonus or other benefits payable or provided to any independent contractor, employee, officer or director of the Company or any of its Subsidiaries, other than promotion or merit-based annual salary increases (and any corresponding increase in incentive opportunity, to the extent determined based on annual base salary) for Section 16 Officers in the ordinary course of business consistent with past practice which increases do not in the aggregate exceed 5% for any one-year period or more than 10% as to any individual Section 16 Officer, (v) grant any equity or equity-based awards, except for the grant of Company RSUs and Company Restricted Stock under the Company Equity Plan in the ordinary course of business consistent with past practice in reliance on the exception to clause (ii) of Section 5.1(b), (vi) hire any employees that would reasonable be expected to be considered Section 16 Officers were they employed at the end of the prior fiscal year, other than to replace any Section 16 Officer whose employment terminated prior to the Effective Time, (vii) loan or advance any money or other property to any independent contractor, employee, officer or director of the Company or any of its Subsidiaries, other than routine expense advances in the ordinary course of business consistent with past practice, or loans under the Company’s 401(k) plan in accordance with the terms of the Company’s 401(k) plan, or (viii) adopt, become party to or materially amend any collective bargaining agreement;

(j) materially change the Company’s methods, principles or practices of financial accounting or annual accounting or fiscal period, except as required by GAAP or in Regulation S-X of the Exchange Act (or any interpretation thereof), any Governmental Authority or applicable Law;

(k) materially modify the Company’s or any of its Subsidiaries’ Privacy Policies or the operation or security of its material IT Systems;

(l) make, change or revoke any Tax election (other than any election that is not material and is made in the ordinary course of filing Tax Returns), file any material amended Tax Return or claim for a Tax refund, change any Tax accounting period or method, enter into any closing agreement, request any ruling from a Taxing Authority, surrender any right to a material Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or settle or compromise any material Tax claim;

(m) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of the Company or any material Subsidiary of the Company;

(n) settle any Proceeding against the Company or any of its Subsidiaries other than in accordance with Section 5.1(n) of the Company Disclosure Letter;

(o) fail to maintain in full force and effect existing insurance policies in accordance with their terms or permit any insurance coverage with respect to the material assets, operations and activities of the Company and its Subsidiaries to lapse without obtaining replacement coverage; or

(p) agree, resolve or commit to do any of the foregoing.

Parent and Merger Sub acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in this Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent would violate any applicable Law.

Section 5.2 Related Party Contracts. The Company shall enter into a termination and release instrument with FIF HE Holdings LLC to terminate the Stockholders Agreement, with effect from and after the Closing, and release the Surviving Corporation and its Affiliates from all liabilities or obligations arising under the Stockholders Agreement from and after the Closing.

ARTICLE VI

COVENANTS OF PARENT AND MERGER SUB

Section 6.1 Conduct of Parent. From the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, except as otherwise expressly permitted or contemplated by this Agreement, as set forth in Section 6.1 of the Parent Disclosure Letter, as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practices since December 31, 2015. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier to occur of the Effective Time and the date of termination of this Agreement in accordance with Article IX, except as expressly permitted or contemplated by this Agreement, as set forth in Section 6.1 of the Parent Disclosure Letter, as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, none of Parent and Merger Sub shall, nor shall Parent permit any of its Subsidiaries to:

(a) (i) other than dividends and other distributions by a direct or indirect Subsidiary of Parent to Parent or any direct or indirect wholly-owned Subsidiary of Parent, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity securities, (ii) split, recapitalize, subdivide, combine or reclassify any shares of Parent Common Stock, Parent Preferred Stock, Parent Common Stock or issue or authorize the issuance of any other securities in respect of, convertible into or in substitution for, outstanding shares of Parent Common Stock, Parent Preferred Stock or Parent Common Stock, or (iii) purchase, redeem or otherwise acquire or offer to purchase, redeem or otherwise acquire any Parent Securities or Parent Subsidiary Securities, except, in the case of this clause (iii), for such purchases, redemptions and other acquisitions solely between Parent and a wholly owned Subsidiary thereof, or between a wholly owned Subsidiary of Parent and another wholly owned Subsidiary of Parent;

(b) amend its certificate of incorporation, bylaws or other similar organizational documents;

(c) (i) issue, deliver, pledge, sell or otherwise encumber to any Lien (other than a Permitted Lien) or authorize the issuance, delivery, pledge, sale or encumbrance to any Lien (other than a Permitted Lien) of any shares of any Parent Securities or Parent Subsidiary Securities, other than issuances of securities of Parent’s Subsidiaries to Parent or to wholly owned Subsidiaries of Parent or (ii) amend any term or rights of Parent Stock, warrants for Parent Stock or any other Parent Security (in each case, whether by merger, consolidation or otherwise);

(d) make any acquisition (whether by merger, consolidation or acquisition of stock or assets) of any interest in any Person or any division or assets thereof that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger;

(e) enter into any business outside of the existing business maintained by Parent or any of its Subsidiaries as of the date hereof;

(f) sell, assign, license, lease, transfer, abandon or otherwise dispose of, or create any Lien on, or otherwise dispose of, any of Parent’s or its Subsidiaries’ material assets, other than Permitted Liens;

(g) make any loans, advances or capital contributions to, or investments in, any Person, other than Parent or its wholly owned Subsidiaries;

(h) enter into any agreement that would be required to be disclosed in Section 4.20 of the Parent Disclosure Letter if in effect on the date hereof or amend in any material respect any agreement required to be disclosed thereon;

(i) incur or guaranty any indebtedness for borrowed money other than the Debt Financing;

(j) other than to the extent required by the terms of any Parent Plan, (i) grant or increase any severance or termination pay or benefits with respect to any independent contractor, employee, officer or director of Parent or any of its Subsidiaries, (ii) make or grant any bonus or any incentive compensation, (iii) establish, adopt, enter into, amend or terminate any Parent Plan or establish, adopt, enter into, amend or terminate any other benefit plan, arrangement that would be a Parent Plan if in existence on the date of this Agreement, except for routine amendments or renewals to health and welfare plans (other than severance plans) that would not result in a material increase in benefits or in cost to Parent or any of its Subsidiaries, (iv) increase the compensation, bonus or other benefits payable or provided to any independent contractor, employee, officer or director of Parent or any of its Subsidiaries, (v) grant any equity or equity-based awards or (vi) loan or advance any money or other property to any independent contractor, employee, officer or director of Parent or any of its Subsidiaries, other than routine expense advances in the ordinary course of business consistent with past practice;

(k) take (or refrain from taking) any action that would cause the representations in Section 4.11 and Section 4.19 to fail to be true and correct in all material respects on or prior to the Closing Date, including, without limitation any amendment of the Escrow Agreement;

(l) consent to, authorize or approve any Transfer (as such term is defined in the Parent Certificate of Incorporation) of Parent Stock that would otherwise be prohibited by Section 2(a) of Article VIII of the Parent Certificate of Incorporation;

(m) (i) settle any Proceeding against Parent or any of its Subsidiaries or (ii) otherwise enter into a settlement of any Proceeding against the Parent or any of its Subsidiaries that would reasonably be expected to materially limit or restrict the operation of the business of Parent or any of its Subsidiaries (and after the Closing, Parent or any of its Subsidiaries); or

(n) agree, resolve or commit to do any of the foregoing.

The Company acknowledges and agrees that: (i) nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations prior to the Closing, (ii) prior to the Closing, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of the Company shall be required with respect to any matter set forth in this Section 6.1 or elsewhere in this Agreement to the extent that the requirement of such consent would violate any applicable Law.

Section 6.2 Obligations of Merger Sub. Parent shall cause Merger Sub to perform when due its obligations under this Agreement and to consummate the Merger pursuant to the terms and subject to the conditions set forth in this Agreement.

Section 6.3 Director and Officer Indemnification.

(a) For a period of not less than six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each former and present director or officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs, expenses (including advancing as incurred attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim with respect to acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer, director or other fiduciary of the Company or any of its Subsidiaries or of any Person if such service was at the request of or for the benefit of the Company or any of its Subsidiaries, to the fullest extent provided in their respective certificates of incorporation, bylaws (or comparable organizational documents) or any indemnification agreement as in effect on the date of this Agreement and made available by the Company to Parent prior to the date of this Agreement. All rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in effect as of the date of this Agreement in favor of the Indemnified Parties shall survive the Merger and continue in full force and effect in accordance with their terms, and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all the terms thereof. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies Parent on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.3, the provisions of this Section 6.3 shall continue in effect with respect to such matter until the final disposition of all claims relating thereto.

(b) For a period of not less than six years after the Effective Time, Parent, to the fullest extent permitted under applicable Law, shall cause to be maintained in effect the provisions in the certificates of incorporation and bylaws and comparable organizational documents of the Surviving Corporation and each Subsidiary of the Company (or in such documents of any successor thereto) regarding elimination of liability, indemnification and advancement of expenses in effect as of immediately prior to the Effective Time, and, during such six year period, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individual who immediately before the Effective Time was a Indemnified Party, except as required by applicable Law.

(c) Parent shall, or shall cause the Surviving Corporation to, either (i) continue to maintain in effect for a period of no less than six years after the Effective Time the directors’ and officers’ insurance policies (the “D&O Insurance”) maintained by the Company and in place as of the date of this Agreement or (ii) purchase comparable D&O Insurance (from a carrier with the same or better credit rating as the Company’s D&O Insurance carrier) for such six-year period, in each case, with coverage for the persons who are covered by such existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as such existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year (the “Premium Cap”); provided, further, that if the amount necessary to procure such insurance coverage exceeds the Premium Cap, the Company may purchase the most advantageous policy available for an amount not to exceed the Premium Cap. At the Company’s option or at Parent’s request, the Company may purchase, prior to the Effective Time, a prepaid “tail policy” for a period of no more than six years after the Effective Time with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as such existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time, in which event Parent shall cease to have any obligations under the first sentence of this Section 6.3(c); provided that the aggregate premium for such policies shall not exceed the Premium Cap; provided, further, that if the amount of annual premiums necessary to maintain or procure such insurance coverage exceeds the Premium Cap, the Company may procure and maintain for such six-year period the most advantageous policy available for an annual premium equal to the Premium Cap. In the event the Company elects to purchase such a “tail policy,” the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) shall, and shall cause the Surviving Corporation to, maintain such “tail policy” in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder.

(d) No Indemnified Party shall settle, compromise or consent to the entry of any judgment with respect to any claim for which indemnification is sought by an Indemnified Party pursuant to Section 6.3(a) (an “Indemnification Claim”) without the prior written consent of Parent not to be unreasonably withheld or delayed. Each of Parent and the Indemnified Parties will cooperate in the defense of any Indemnification Claim and will provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e) In the event that either Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent shall cause the successors and assigns of Parent or the Surviving Corporation, as the case may be, to succeed to or assume its obligations set forth in this Section 6.3.

(f) The provisions of this Section 6.3 shall survive consummation of the Merger, are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract, at Law or otherwise.

Section 6.4 Employee Matters.

(a) For a period beginning on the Closing Date and continuing thereafter for twelve months or, if shorter, during the period of employment for an employee of the Surviving Corporation or its Subsidiaries following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation and its Subsidiaries to provide, to each employee of the Company and its Subsidiaries as of immediately prior to the Effective Time who continue employment with Parent or any of its Subsidiaries, including the Surviving Corporation, following the Closing (collectively, the “Continuing Employees”) with (1) base wage or annual base salary levels that are no less favorable than those in effect immediately prior to the Effective Time, (2) short term and long term incentive compensation opportunities that are no less favorable in the aggregate than those in effect for such Continuing Employee immediately prior to the Effective Time, (3) employee benefits (excluding compensation and benefits covered by clauses (2) and (4) of this Section 6.4, benefits under a defined benefit pension plan and equity or equity-based compensation, other than benefits under the NSM Private Services Limited Provident Fund with respect to Continuing Employees who participate in such plan as of the date of this Agreement) that are substantially similar in the aggregate to those provided to such Continuing Employees immediately prior to the Effective Time and (4) severance benefits that are no less favorable than those provided pursuant to the applicable Company Plans set forth on Section 3.18(a)(i) of the Company Disclosure Letter.

(b) For all purposes under the employee benefit plans, programs and arrangements established or maintained by Parent and its respective Affiliates in which Continuing Employees may be eligible to participate after the Closing (the “New Benefit Plans”), each Continuing Employee shall be credited with the same amount of service as was credited by the Company immediately prior to the Effective Time under similar or comparable Company Plans in which such Continuing Employee participated immediately prior to the Effective Time (except (x) for purposes of benefit accrual under defined benefit plans (other than under the NSM Private Services Limited Provident Fund with respect to Continuing Employees who participate in such plan as of the date of this Agreement) or benefit levels under retiree welfare plans and (y) to the extent such credit would result in a duplication of benefits). In addition, and without limiting the generality of the foregoing, Parent, the Surviving Corporation or any of their respective Subsidiaries shall: (i) with respect to any New Benefit Plans in which the Continuing Employees may be eligible to participate following the Closing, cause each Continuing Employee to be immediately eligible to participate in such New Benefit Plans, without any waiting time, to the extent coverage under such New Benefit Plans replaces coverage under a similar or comparable Company Plan in which such Continuing Employee was eligible to participate immediately before such commencement of participation and (ii) use commercially reasonable efforts to cause, for purposes of each New Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Benefit Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Plan in which such Continuing Employee participated immediately prior to the Closing. Parent shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Company Plan ending on the date such Continuing Employee’s participation in the corresponding New Benefit Plan begins to be taken into account under such New Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Benefit Plan.

(c) Parent hereby acknowledges that the consummation of the Merger and the other transactions contemplated hereby will constitute a “change in control” or “change of control” (or other similar phrase) for purposes of each Company Plan listed on Section 6.4(c) of the Company Disclosure Letter.

(d) Parent shall cause the Company and its Subsidiaries to honor in accordance with their terms as in effect immediately prior to the Effective Time, all Company Plans set forth on Section 6.4(d) of the Company Disclosure Letter, subject to any amendment or termination thereof that may be permitted by such plans, agreements or written arrangements consistent with the terms of this Section 6.4.

(e) The terms of this Section 6.4 are included for the sole benefit of the Parties and shall not confer any rights or remedies upon any Continuing Employee or former employee of the Company or any of its Subsidiaries, any participant or beneficiary in any Company Plan or any other Person or Governmental Authority (whether as a third party beneficiary or otherwise) other than the Parties hereto. Nothing contained in this Agreement shall (i) constitute or be deemed to constitute an amendment to any Company Plan or other compensation or benefit plan, policy, program or arrangement, (ii) obligate Parent or any of its Subsidiaries to (x) maintain any particular benefit plan or arrangement or (y) retain the employment of any particular employee or (iii) prevent the Surviving Corporation or any of its Subsidiaries from amending or terminating any benefit plan or arrangement.

ARTICLE VII

COVENANTS OF PARENT AND THE COMPANY

Section 7.1 Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable after the date of this Agreement, including (i) preparing and filing, in consultation with the other Parties, as promptly as reasonably practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party, in each case, that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are conditions to the consummation of the Merger pursuant to Article VIII); provided, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require (or be deemed to require) Parent or any of its Affiliates to agree to or accept (nor shall the Company or any of its Subsidiaries, without Parent’s prior written consent, agree to or accept) any obligation, restriction, requirement, limitation, divestiture, condition, remedy or other action imposed by a Governmental Authority that would reasonably be expected to result in a material adverse effect on the financial condition, properties, assets and liabilities (considered together), business or results of operation of the Surviving Corporation (assuming the consummation of the Merger) and its Subsidiaries, taken as a whole (any such obligation, restriction, requirement, limitation, divestiture, condition, remedy or other action, a “Burdensome Condition”).

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company, including, as necessary, the respective Affiliates of each, shall (i) make, as promptly as reasonably practicable, and in any event within fifteen (15) Business Days of the date of this Agreement, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and (ii) make, as promptly as reasonably practicable, and in any event within twenty-five (25) Business Days of the date of this Agreement, each in a materially complete form, any filing that may be required with any other Governmental Authority. Each of the Company and Parent shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any Governmental Authority and necessary to obtain approval, consent, registration, a permit, authorization or other confirmation from such Governmental Authority and furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority (including providing financial information and certificates as well as personal information of senior management or directors of the Company or Parent, as applicable, and making individuals with appropriate seniority and expertise of the Company or Parent, as applicable, available to participate in discussions or hearings).

(c) Except as prohibited by applicable Law or Order, each of Parent and the Company, including, as necessary, the respective Affiliates of each, shall (i) cooperate and consult with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any Proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions (except documents or portions thereof for which confidential treatment has been requested or given), (ii) promptly inform the other Party of (and if in writing, supply to the other Party) any substantive communication received by such Party from, or given by such Party to, any Governmental Authority, including the Federal Trade Commission or the Antitrust Division of the Department of Justice, and of any material communication received or given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) consult with each other prior to taking any material position with respect to the filings under the HSR Act or in discussions with or filings to be submitted to any other Governmental Authority, (iv) permit the other to review and discuss in advance, and consider in good faith the views of the other (to the extent timely communicated) in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authority and (v) coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including under the HSR Act, provided, however, that materials may be redacted or provided on an outside counsel only basis as necessary to address reasonable privilege or confidentiality concerns (including with respect to other businesses of the Parent, its Subsidiaries and any other Affiliates or stockholders of Parent or the Company), and to remove references concerning the valuation of the Company and its Subsidiaries, or Parent and its Subsidiaries, and other competitively sensitive material.

(d) Unless prohibited by applicable Law or Order or by the applicable Governmental Authority, each of the Company and Parent, including, as necessary, the respective Affiliates of each, shall (i) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of the Merger (including with respect to any of the actions referred to in Section 7.1(a)) without the other, (ii) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one such Party is prohibited by applicable Law or Order or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, keep the non-participating Party reasonably apprised with respect thereto.

(e) In furtherance and not in limitation of the foregoing, Parent and the Company shall each use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the consummation of the Merger and the other transactions contemplated hereby.

(f) To the extent that any consent, approval or waiver of a Third Party (other than any Governmental Authority) is required with respect to any Contract in connection with the transactions contemplated by this

Agreement (each, a “Third Party Consent”), the Company and Parent shall cooperate with each other and use their respective reasonable best efforts to obtain such Third Party Consent as promptly as practicable after the date of this Agreement; provided that nothing in this Agreement shall require the Company to make any payment or deliver anything of value to any Third Party in order to obtain any Third Party Consent. Parent shall reasonably cooperate with the Company in connection with obtaining such Third Party Consents, including by making its Representatives reasonably available to meet with such Third Parties by telephone or in person during normal business hours as reasonably requested by the Company, and shall reasonably cooperate to provide such documentation or information as is required by any such Third Parties as promptly as practicable.

Section 7.2 Preparation of SEC Documents; Stockholders’ Meetings.

(a) All filings by the Company or Parent with the SEC in connection with the transactions contemplated hereby and all mailings to the stockholders of the Company in connection with the Merger or to the stockholders of Parent in connection with the Parent Share Issuance shall be subject to the prior review and comment by the other Party.

(b) As promptly as practicable following the date of this Agreement, and in any event within twenty-five (25) Business Days following the date of this Agreement, Parent and the Company shall jointly prepare, and Parent shall cause to be filed with the SEC, the Registration Statement, in which a joint proxy statement to be sent to the stockholders of Parent and the stockholders of the Company relating to the Parent Meeting and the Company Meeting, respectively (together with any amendments or supplements thereto, the “Proxy Statement”) will be included. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Proxy Statement and the Registration Statement. Promptly after the Registration Statement is declared effective under the Securities Act, the Company will cause the Proxy Statement to be mailed to stockholders of the Company, and Parent will cause the Proxy Statement to be mailed to stockholders of Parent.

(c) Each of Parent and the Company shall (i) as promptly as practicable notify the other of (1) the receipt of any comments from the SEC or its staff and all other written correspondence and oral communications with the SEC relating to the Proxy Statement or the Registration Statement (including the time when the Registration Statement becomes effective and the issuance of any stop order or suspension of qualifications relating to the Registration Statement) and (2) any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information with respect thereto, and (ii) provide the other with copies of (1) all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement, the Registration Statement or the transactions contemplated hereby and (2) all Orders of the SEC relating to the Registration Statement. Each of Parent and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (B) the Proxy Statement will, on the date on which it is first mailed to the stockholders of the Company and the stockholders of Parent and at the time of each of the Company Meeting and the Parent Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of Parent and the Company shall use its reasonable best efforts to respond (with the assistance of, and after consultation with, the other as provided by this Section 7.2(c)) as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and the Registration Statement. If at any time prior to the Effective Time, any information relating to the Company, Parent or any of their respective Affiliates (including with respect to Parent, solely for this purpose, KKR), officers or directors is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither the Proxy Statement or the Registration Statement would contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties thereof, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company and Parent.

(d) The Company will, as soon as reasonably practicable following the date the Registration Statement is declared effective by the SEC, duly call, give notice of, convene and hold a meeting of the Company’s stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”). The Company will, subject to compliance with the DGCL and the Exchange Act, use its reasonable best efforts to (i) hold the Company Meeting as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and (ii) subject to Section 7.3(e), solicit proxies in favor of the adoption of this Agreement. The Company will include the Company Board Recommendation in the Proxy Statement, except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 7.3(e). Notwithstanding the foregoing provisions of this Section 7.2(d), if on a date for which the Company Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, or if the Parent has provided consent, the Company will have the right to make one or more successive postponements or adjournments of the Company Meeting, provided that the Company Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Company Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). The Company agrees that, unless this Agreement has been terminated in accordance with Section 9.1, its obligations pursuant to this Section 7.2 will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal, by the making of any Company Adverse Recommendation Change by the Company Board or the occurrence of a Company Intervening Event.

(e) Parent will, as soon as reasonably practicable following the date the Registration Statement is declared effective by the SEC, duly call, give notice of, convene and hold a meeting of Parent’s stockholders for the purpose of obtaining the Parent Stockholder Approval (the “Parent Meeting”). Parent will, subject to compliance with the DGCL and the Exchange Act, use its reasonable best efforts to (i) hold the Parent Meeting as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and (ii) subject to Section 7.4(c), solicit proxies in favor of the Parent Share Issuance. Parent will include the Parent Board Recommendation in the Proxy Statement, except to the extent that the Parent Board shall have made a Parent Adverse Recommendation Change as permitted by Section 7.4(c). Notwithstanding the foregoing provisions of this Section 7.2(e), if on a date for which the Parent Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, or if the Company has provided consent, Parent will have the right to make one or more successive postponements or adjournments of the Parent Meeting, provided that the Parent Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Parent Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Parent agrees that, unless this Agreement has been terminated in accordance with Section 9.1, its obligations pursuant to this Section 7.2 will not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Parent Acquisition Proposal, by the making of any Parent Adverse Recommendation Change by the Parent Board or the occurrence of a Parent Intervening Event.

(f) The Parties will use their reasonable best efforts to hold the Company Meeting and the Parent Meeting on the same day at the same time.

Section 7.3 No Solicitation by the Company.

(a) From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, and except as otherwise specifically provided for in this Agreement, the Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit any of its officers, directors, employees or Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent, its Affiliates and their respective Representatives) any nonpublic information relating to the Company and its Subsidiaries, in connection with any Company Acquisition Proposal or, subject to Section 7.3(e), effect a Company Adverse Recommendation Change, (iii) approve or recommend, or make any public statement approving or recommending, a Company Acquisition Proposal, (iv) enter into any letter of intent, merger agreement or other similar agreement providing for a Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (each an “Alternative Company Acquisition Agreement”), (v) submit any Company Acquisition Proposal to a vote of the stockholders of the Company or (vi) resolve or agree to do any of the foregoing.

(b) Notwithstanding the limitations set forth in Section 7.3(a), if, prior to the time the Company Stockholder Approval is obtained, the Company receives an unsolicited bona fide written Company Acquisition Proposal that the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, (i) is or could reasonably be expected to lead to a Superior Company Proposal and (ii) failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company may, in response to such Company Acquisition Proposal, furnish nonpublic information relating to the Company and its Subsidiaries to the Person or group (or any of their Representatives) making such Company Acquisition Proposal and engage in discussions or negotiations with such Person or group and their Representatives regarding such Company Acquisition Proposal; provided that (x) prior to furnishing any nonpublic information relating to the Company and its Subsidiaries to such Person or group or their respective Representatives, the Company enters into an Acceptable Confidentiality Agreement with the Person or group making such Company Acquisition Proposal and (y) promptly (but not more than 48 hours) after furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished to Parent or its Representatives). Notwithstanding anything to the contrary contained in this Agreement, the Company and its Subsidiaries and the Company’s Representatives may in any event (A) seek to clarify the terms and conditions of any Company Acquisition Proposal solely to determine whether such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Company Proposal and (B) inform a Person or group that has made or, to the Knowledge of the Company, is considering making, a Company Acquisition Proposal of the provisions of this Section 7.3.

(c) The Company shall promptly (and in any event within 48 hours) notify Parent after receipt of any Company Acquisition Proposal, any inquiry or proposal that would reasonably be expected to lead to a Company Acquisition Proposal or any inquiry or request for nonpublic information relating to the Company and its Subsidiaries by any Person who has made or would reasonably be expected to make a Company Acquisition Proposal and provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries relating to such Company Acquisition Proposal or such inquiry or proposal. Such notice shall indicate the identity of the Person making the proposal or offer, the material terms and conditions of any such proposal or offer and any related financing and, if applicable, the nature of the information requested pursuant to such inquiry or request. Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis (and in any event within 48 hours), regarding any material changes to the status and material terms of any such proposal or offer (including any material amendments thereto or any material change to the scope or material terms or conditions thereof), and provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries relating to such proposal or offer.

(d) The Company shall, and shall cause each of its Subsidiaries to, and shall direct its Representatives to, immediately (i) cease any existing discussions or negotiations with any Person with respect to a Company Acquisition Proposal, (ii) terminate access for any Person (other than Parent, its Affiliates and their respective Representatives) to any data room and (iii) request the return or destruction of any non-public information provided to any Person (other than Parent, its Affiliates and their respective Representatives) in connection with a potential Company Acquisition Proposal.

(e) Notwithstanding anything to the contrary in this Agreement, prior to the time the Company Stockholder Approval is obtained, the Company Board may effect a Company Adverse Recommendation Change (and, in the case of a Company Acquisition Proposal that was unsolicited after the date of this Agreement and that did not result from a material breach of Section 7.3(d), terminate this Agreement pursuant to Section 9.1(d)(iii) and concurrently pay the fees required by Section 9.3 in order to enter into a definitive agreement in connection with a Superior Company Proposal) if: (i) (A) a Company Acquisition Proposal is made to the Company after the date of this Agreement and such Company Acquisition Proposal is not withdrawn prior to such Company Adverse Recommendation Change or (B) there has been a Company Intervening Event; (ii) in the case of a Company Acquisition Proposal, the Company Board concludes in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such Company Acquisition Proposal constitutes a Superior Company Proposal; and (iii) the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws.

(f) Prior to making any Company Adverse Recommendation Change or entering into any Alternative Company Acquisition Agreement, (i) the Company Board shall provide Parent at least four Business Days’ prior written notice of its intention to take such action, which notice shall specify, in reasonable detail, the identity of the Person making the proposal or offer, the reasons therefor and, in the case of a Company Acquisition Proposal, the material terms and conditions of such proposal, including a copy of any proposed definitive agreement; (ii) during the four Business Days following such written notice, the Company Board and its Representatives shall negotiate in good faith with Parent (to the extent Parent desires to negotiate) regarding any revisions to the terms of the transactions contemplated hereby proposed by Parent in response to such Superior Company Proposal or Company Intervening Event, as applicable; and (iii) at the end of the four Business Day period described in the foregoing clause (ii), the Company Board shall have concluded in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by Parent), that, as applicable (A) the Company Acquisition Proposal continues to be a Superior Company Proposal or (B) the Company Intervening Event continues to warrant a Company Adverse Recommendation Change and, in each case, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws. The provisions of this Section 7.3(f) shall also apply to any change to the financial or other material terms of a proposal that was previously the subject of a notice under this Section 7.3(f), and any such change shall require a new notice to Parent as described above, except that all references in this Section 7.3(f) to four Business Days shall be deemed to be three Business Days.

(g) Nothing contained in this Agreement shall prohibit the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act; provided, however, that this Section 7.3(g) shall not permit the Company Board to effect a Company Adverse Recommendation Change except to the extent otherwise permitted by this Section 7.3; provided, further, that a request by Parent for the Company to publicly recommend against a Company Acquisition Proposal may not be made more than once with respect to any Company Acquisition Proposal unless such Company Acquisition Proposal is subsequently materially amended or modified, in which case Parent may make one request each time such Company Acquisition Proposal is so subsequently materially amended or modified. For the avoidance of doubt, any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not constitute a Company Adverse Recommendation Change.

Section 7.4 No Solicitation by Parent.

(a) From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, and except as otherwise specifically provided for in this Agreement, Parent shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit any of its officers, directors, employees or Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent, its Affiliates and their respective Representatives) any nonpublic information relating to Parent and its Subsidiaries, in connection with any Parent Acquisition Proposal or, subject to Section 7.4(c), effect a Parent Adverse Recommendation Change, (iii) approve or recommend, or make any public statement approving or recommending, a Parent Acquisition Proposal, (iv) enter into any letter of intent, merger agreement or other similar agreement providing for a Parent Acquisition Proposal, (v) submit any Parent Acquisition Proposal to a vote of the stockholders of Parent or (vi) resolve or agree to do any of the foregoing.

(b) Parent shall, and shall cause each of its Subsidiaries to, and shall direct its Representatives to, immediately (i) cease any existing discussions or negotiations with any Person with respect to a Parent Acquisition Proposal, (ii) terminate access for any Person (other than the Company, its Affiliates and their respective Representatives) to any data room and (iii) request the return or destruction of any non-public information provided to any Person (other than the Company, its Affiliates and their respective Representatives) in connection with a potential Parent Acquisition Proposal.

(c) Notwithstanding anything to the contrary in this Agreement, prior to the time the Parent Stockholder Approval is obtained, the Parent Board may effect a Parent Adverse Recommendation Change if there has been a Parent Intervening Event.

(d) Prior to making any Parent Adverse Recommendation Change, (i) the Parent Board shall provide the Company at least four Business Days’ prior written notice of its intention to take such action, which notice shall specify, in reasonable detail, the reasons therefor; (ii) during the four Business Days following such written notice, the Parent Board and its Representatives shall negotiate in good faith with the Company (to the extent the Company desires to negotiate) regarding any revisions to the terms of the transactions contemplated hereby proposed by the Company in response to such Parent Intervening Event, as applicable; and (iii) at the end of the four Business Day period described in the foregoing clause (ii), the Parent Board shall have concluded in good faith, after consultation with Parent’s outside legal counsel and outside financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by the Company), that the Parent Intervening Event continues to warrant a Parent Adverse Recommendation Change and, in each case, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws.

(e) Nothing contained in this Agreement shall prohibit the Parent Board from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act; provided, however, that this Section 7.4(e) shall not permit the Parent Board to effect a Parent Adverse Recommendation Change except to the extent otherwise permitted by this Section 7.4; provided, further, that a request by the Company for Parent to publicly recommend against a Parent Acquisition Proposal may not be made more than once with respect to any Parent Acquisition Proposal unless such Parent Acquisition Proposal is subsequently materially amended or modified, in which case the Company may make one request each time such Parent Acquisition Proposal is so subsequently materially amended or modified. For the avoidance of doubt, any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not constitute a Parent Adverse Recommendation Change.

Section 7.5 Financing.

(a) Each of Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing on the terms and conditions described in the Debt Letters, no later than the time at which the Closing is required to occur pursuant to Section 2.2), including using their reasonable best efforts to (i) (A) maintain in effect the Debt Letters and comply with all of their respective obligations thereunder to the extent that the failure to comply would adversely impact the amount or timing of Debt Financing (taking into account the expected timing of the Marketing Period) or the availability of the Debt Financing at Closing, (B) negotiate, enter into and, assuming all conditions to Closing set forth in Article VIII hereof have been satisfied, deliver definitive agreements with respect to the Debt Financing reflecting the terms and conditions contained in the Debt Letters or on other terms that (1) are acceptable to Parent and Merger Sub in their sole discretion, (2) would not reasonably be expected to delay (taking into account the expected timing of the Marketing Period) or adversely affect the ability of Parent and Merger Sub to consummate the transactions contemplated hereby and (3) would otherwise not be prohibited by Section 7.5(c), so that such agreements are in effect no later than the time at which the Closing is required to occur pursuant to Section 2.2 and (C) enforce their rights under the Debt Letters to the extent that the failure to enforce would adversely impact the amount or timing of Debt Financing (taking into account the expected timing of the Marketing Period) or the availability of the Debt Financing at Closing and (ii) satisfy on a timely basis (taking into account the expected timing of the Marketing Period) (or obtain the waiver of) all the conditions to the Debt Financing and the definitive agreements related thereto that are applicable to Parent and Merger Sub and in their control. In the event that (x) all conditions set forth in Article VIII have been satisfied or waived or, upon funding shall be satisfied or waived, and (y) the conditions to the Debt Financing have been satisfied or waived, or, upon funding shall be satisfied or waived, Parent and Merger Sub shall use their reasonable best efforts to cause the Persons providing the Debt Financing (the “Debt Financing Parties”) to fund the Debt Financing at Closing.

(b) Parent shall keep the Company reasonably informed on a reasonably current basis of any material developments concerning the status of the Debt Financing which could reasonably be expected to impact the availability of the Debt Financing and upon the Company’s reasonable written request, provide the Company with copies of executed material definitive agreements related to the Debt Financing. Without limiting the foregoing, Parent shall promptly (and in no event less than one Business Day) after obtaining knowledge thereof, give the Company written notice of any (i) breach or default by Parent, its Affiliates, any Debt Financing Party or any other party to the Debt Letters or any definitive document related to the Debt Financing (or any event or circumstance, with or without notice, lapse of time, or both, would give rise to any breach or default) if such breach or default could reasonably be expect to result in a delay of, or in any way limit, the availability of the Debt Financing, (ii) receipt by Parent of any written notice or other written communication from any Debt Financing Parties with respect to threatened or actual withdrawal, repudiation, expiration, intention not to fund under or termination of the Debt Letters or the Debt Financing, (iii) receipt by Parent of any written notice or other written communication from any Debt Financing Parties with respect to material dispute or disagreement between or among any parties to the Debt Letters or any definitive document related to the Debt Financing (other than ordinary course negotiations) with respect to the obligation to provide the Debt Financing or the amount of the Debt Financing to be funded at Closing, in each case, that could reasonably be expected to make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or delay the availability of the Debt Financing or (iv) if for any reason Parent in good faith believes that there is a material possibility that it will not be able to obtain all or any portion of the Debt Financing needed to consummate the Merger at the Effective Time; provided, that in no event will Parent be under any obligation to provide any information shared among Parent, Merger Sub and their professional advisors in connection with matters contemplated by the foregoing that is subject to attorney-client or other privilege if Parent and Merger Sub shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege.

(c) Parent may amend, supplement, modify, terminate, assign or agree to any waiver under the Debt Letters without the prior written approval of the Company, provided that Parent shall not, without Company’s prior written consent, permit any amendment, modification, assignment, termination or material waiver to be made to, or consent to or agree to any waiver of, any provision of or remedy under the Debt Letters which would (A) reduce the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount (except as set forth in any “market flex” provisions contemplated by the fee letter)) to an amount less than the amount required to consummate the transactions contemplated hereby or (B) impose new or additional conditions to the Debt Financing or otherwise expand, amend or modify any of the conditions to the Debt Financing, in each case, in a manner that would or would reasonably be expected to (I) delay, prevent or make less likely the consummation of the Merger or the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) at the Effective Time (taking into account the expected timing of the Marketing Period) (it being understood and agreed that, in any event, Parent may amend the Debt Letters to add additional Financing Sources), (II) adversely impact the ability of Parent to enforce its rights against the Debt Financing Parties or any other parties to the Debt Letters or the definitive agreements with respect thereto or (III) adversely affect the ability of Parent to timely consummate the Merger and the other transactions contemplated hereby. In the event that new commitment letters and/or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Debt Letters permitted pursuant to this Section 7.5, such new commitment letters and/or fee letters shall be deemed to be a part of the “Debt Financing” and deemed to be the “Debt Letters” for all purposes of this Agreement. Parent shall promptly (and in any event no later than one Business Day) deliver to the Company true, correct and complete copies of any termination, amendment, modification or replacement of the Debt Letters.

(d) If funds in the amounts set forth in the Debt Letters, or any portion thereof, become unavailable on the terms and conditions (including any “market flex” provisions applicable thereto) contemplated in the Debt Letters, Parent and Merger Sub shall, as promptly as practicable following the occurrence of such event (taking into account the Marketing Period), (x) notify the Company in writing thereof, (y) use their respective reasonable best efforts to obtain substitute financing, including from alternative sources, in an amount sufficient, when added to the portion of the Debt Financing that is available and any cash of the Company and its Subsidiaries on hand at the Closing Date and the other cash available to Parent and its Affiliates in the Escrow Account, to enable Parent to consummate the payment of the Maximum Cash Amount pursuant to the Merger and the other transactions contemplated hereby in accordance with the terms hereof (the “Substitute Financing”) and (z) use their respective reasonable best efforts to obtain new financing commitment letter(s) that provide for such Substitute Financing and, promptly after execution thereof (and, in any event, no later than one Business Day), deliver to the Company true, complete and correct copies of the new commitment letter(s) and the related fee letters; provided that in no event shall Parent and Merger Sub be obligated to accept or pursue any Substitute Financing if it is materially less favorable to Parent in any respect than the Debt Financing contemplated by the Debt Letters. The provisions of this Section 7.5 shall be applicable to the Substitute Financing and upon obtaining any commitment for any such Substitute Financing, such financing shall be deemed to be a part of the “Debt Financing” and any commitment letter and fee letter for such Substitute Financing shall be deemed the “Debt Letters”, as applicable, for all purposes of this Agreement. Parent shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable under the Debt Letters. Notwithstanding anything to the contrary contained herein, in no event shall Parent and Merger Sub be required pursuant to this Agreement to agree to pay to the Debt Financing Parties providing the Debt Financing any additional fees or to increase any interest rates or original issue discounts applicable to the Debt Financing, except as expressly required pursuant to the Debt Letters in existence as of the date hereof. The Company acknowledges and agrees that Parent and Merger Sub shall not be required to consummate the Debt Financing until the final day of the Marketing Period.

(e) Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub expressly acknowledge and agree that neither Parent’s nor Merger Sub’s obligations to consummate the transactions contemplated by this Agreement are in any manner conditioned upon Parent or Merger Sub obtaining the Debt Financing, any Substitute Financing or any other financing.

(f) Prior to the Closing, the Company and its Subsidiaries shall, and shall use their reasonable best efforts to cause their respective Representatives, including legal and accounting, to provide, as promptly as reasonably practicable, to Parent and Merger Sub all cooperation as may be reasonably requested by Parent and Merger Sub in connection with arranging, obtaining and syndicating the Debt Financing (including, for the avoidance of doubt, consummating the offering of the “Notes” as contemplated by the Debt Commitment Letter (the “New Notes”)) and causing the conditions in the Debt Letters to be satisfied, including, subject to the limitations set forth in the definition of Required Information:

(i) preparing and furnishing Parent, Merger Sub and their Financing Sources as promptly as practicable all Required Information and all other financial and other pertinent information and disclosures regarding the Company and its Subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably requested by Parent or Merger Sub to assist in Parent and Merger Sub’s preparation of the Offering Documents and all supplements thereto;

(ii) using reasonable best efforts to assist in the preparation of any Offering Documents (and any supplement thereto) (including identifying any portion of the information included therein that constitutes material, non-public information);

(iii) upon reasonable advance notice to the Company from the Parent, having appropriate senior management of the Company and its Subsidiaries, with appropriate seniority and expertise, and appropriate Representatives participate in a reasonable number of meetings (including customary one-on-one meetings), due diligence sessions, drafting sessions and lender and “roadshow” presentations and ratings agency meetings and sessions;

(iv) cooperating with the marketing efforts of Parent and the Financing Sources in connection with the Debt Financing, including direct contact between senior management and Representatives of the Company and its Subsidiaries and potential lenders and investors in the Debt Financing;

(v) cooperating with the Financing Sources and their advisors in performing their due diligence;

(vi) if and to the extent Parent elects to prepay, redeem, terminate or otherwise discharge any of the Company’s existing indebtedness other than the Company Notes, which are the subject of Section 7.6, (w) delivering notices of prepayment, redemption or termination within the time periods required by the relevant agreements governing such indebtedness (to the extent such notices are and are permitted to be conditioned on the occurrence of the Closing), (x) providing all cooperation reasonably requested by Parent and Merger Sub to facilitate and effectuate such prepayment, redemption, termination or discharge (including via a tender offer), including communicating with agents, lenders, trustees and holders of such indebtedness, (y) delivering any other documents and materials as may be necessary in connection with the payoff, discharge and termination in full on the Closing, of such indebtedness and liens under such indebtedness and (z) obtaining customary payoff letters, lien terminations, instruments of discharge to be delivered at the Closing and any possessory collateral delivered in connection with such indebtedness;

(vii) providing at least three (3) Business Days prior to the Closing Date, all documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by Parent at least 8 Business Days prior to the Closing Date with respect to applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act;

(viii) cooperating with Parent’s and Merger Sub’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing;

(ix) using reasonable best efforts to obtain customary consents of independent accountants of the Company and its Subsidiaries for use of their auditor opinions in any materials relating to the Debt Financing at the expense of and as reasonably requested by Parent on behalf of the Financing Sources and directing such accountants to partake in customary accounting and auditor due diligence sessions;

(x) using reasonable best efforts to assist Parent and Merger Sub in obtaining any corporate credit and family ratings from any ratings agencies in respect of the relevant borrower, issuer or parent guarantors under the Debt Financing, including assisting Parent, Merger Sub and the Financing Sources in the preparation of materials for rating agency presentations;

(xi) using reasonable best efforts to assist in the preparation, execution and delivery of definitive financing documents, including equity, guarantee and collateral documents and other certificates and documents as may reasonably be requested by Parent;

(xii) facilitating the pledging of collateral for the Debt Financing (including the delivery of original share certificates, together with share powers executed in blank, with respect to the Company and each of its Subsidiaries), including taking reasonable actions necessary to permit the Financing Sources to evaluate the Company’s and its Subsidiaries’ assets, inventory, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including establishing bank and other accounts and blocked account and control agreements in connection with the foregoing);

(xiii) using reasonable best efforts to assist the Financing Sources in benefitting from the existing lender relationships of the Company and its Subsidiaries, including seeking consent to the transactions contemplated hereby from lenders under existing Advance Facilities and Warehouse Facilities;

(xiv) executing and delivering such documents as Parent may reasonably request, including (x) a certificate of the chief financial officer of the Company with respect to solvency matters as of the Closing, on a pro forma basis, in the form of attached to the Debt Commitment Letter (or substantially similar provisions in any Substitute Financing) and (y) the Authorization Letters);

(xv) using reasonable best efforts to obtain surveys and title insurance at the expense of and as reasonably requested by Parent on behalf of the Financing Sources; and

(xvi) cooperate with Parent to the extent within the control of the Company, and take all organizational actions, subject to the occurrence of the Closing and not prior to the Effective Time, reasonably requested by Parent to permit the consummation of the Debt Financing;

provided that (i) no such cooperation shall be required to the extent that it would (A) require the Company to take any action that in the good faith judgment of the Company unreasonably interferes with the ongoing business or operations of the Company and/or its Subsidiaries, (B) require the Company or any of its Subsidiaries to incur any fee, expense or other liability in connection with the Debt Financing prior to the Effective Time for which it is not promptly reimbursed or indemnified by Parent, (C) cause any representation or warranty in this Agreement to be breached by the Company and its Subsidiaries, (D) cause any condition to Closing in Section 8.2 to fail to be satisfied or otherwise cause any breach of this Agreement, (E) be reasonably expected to cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability or (F) cause any breach of any applicable Law or any Company Material Contract to which the Company or any of its Subsidiaries is a party and (ii) the Company and its Subsidiaries shall not be required to enter into, execute, or approve any agreement or other documentation prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing (other than the execution of Authorization Letters).

(g) Parent shall indemnify, defend and hold harmless the Company and its Subsidiaries, and their respective pre-Closing Representatives, from and against any losses and damages suffered or incurred by them in connection with the arrangement of the Debt Financing, any information provided in connection therewith (other than arising from information provided by the Company and its Subsidiaries but including violations of the KKR Confidentiality Agreement) and any misuse of the logos, names or trademarks of the Company or its Subsidiaries, except in the event such losses and damages are determined by a final non-appealable judgment of a court of competent jurisdiction to have arisen out of or resulted from the gross negligence, bad faith or willful misconduct of the Company, any of its Subsidiaries or any of their respective pre-Closing Representatives. Parent shall promptly, upon reasonable written request by the Company, reimburse the Company and its Subsidiaries for all out-of-pocket costs and expenses incurred by the Company or its Subsidiaries and their respective Representatives in connection with the cooperation and assistance contemplated by this Section 7.5 (including, to the extent incurred at the request or consent of Parent, professional fees and expenses of accountants, legal counsel and other advisors). Subject to Parent’s indemnification obligations under this Section 7.5, the Company hereby consents to the use of all of its and its Subsidiaries’ corporate logos, names and trademarks in connection with the Debt Financing, provided that such logos, names and trademarks are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

Section 7.6 Treatment of Existing Indebtedness of the Company.

(a) At Parent’s request, the Company shall use its reasonable efforts to commence and conduct one or more tender offers (each, an “Offer” and collectively, the “Offers”), with respect to any or all of the Company Notes identified by Parent to the Company in writing prior to, on, or after the date hereof on terms that are acceptable to Parent. The Company will not be required to commence any applicable Offer until Parent shall have provided the Company with the necessary offer to purchase, letter of transmittal or other related documents in connection with the Offer (collectively, the “Offer Documents”) a reasonable period of time in advance of the Company commencing the applicable Offer to allow the Company and its counsel to review and comment on the related Offer Documents. Parent will reasonably consult with the Company regarding the timing and commencement of any Offer and any relevant deadlines. The closing of the Offers shall be expressly conditioned on (i) the occurrence of the Closing and (ii) the deposit by Parent with or on behalf of the Company of immediately available funds for the full payment of all Company Notes properly tendered and not withdrawn and any related consent payments to the extent required pursuant to the terms of any applicable Offer (clauses (i) and (ii) together, the “Conditions”), and the parties shall use their reasonable best efforts to cause the Offers to close on the Closing Date; provided, that the consummation of an Offer with respect to any series of Company Notes shall not be a condition to Closing. The Offers shall be conducted in compliance with any applicable provisions of the applicable indenture and with applicable Law, including SEC rules and regulations, and the Company shall not be required to commence and conduct any Offer that is not in compliance with the applicable indenture and applicable Laws. The Company shall waive any of the conditions relating to an Offer other than the Conditions as may be reasonably requested by Parent in writing and shall not, without the written consent of Parent, waive any condition to any Offer or make any changes to any Offer other than as agreed between Parent and the Company. The Company shall, at Parent’s discretion, engage one or more dealer manager(s) and one or more information agent(s) designated by Parent and shall use its reasonable best efforts to enter into customary agreements with such parties, with terms to be agreed by Parent, and in form and substance reasonably satisfactory to the Company. The Company shall timely provide the dealer manager(s) and information agent(s) with such officer’s certificates, legal opinions and other documentation reasonably requested by the dealer manager(s) and information agent(s) in connection each Offer. The Company shall also use its reasonable best efforts to cause the trustees to cooperate with Parent to facilitate each such Offer. Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds for the full payment at the Effective Time of all Company Notes properly tendered and not withdrawn and any related consent payments to the extent required pursuant to the terms of any applicable Offer. The Company shall, and shall cause its Subsidiaries and any Representatives to, in each case, use their reasonable best efforts, at Parent’s sole expense as contemplated by clause (c) below, to provide all cooperation reasonably requested by Parent in connection with any Offer. To the extent that the provisions of any applicable Law conflict with this Section 7.6(a), Parent and the Company shall comply with the applicable Law and shall not be deemed to have breached their obligations under this Agreement by such compliance.

(b) If requested by Parent in writing, in lieu of or in addition to the Company commencing or closing an Offer for any series of Company Notes, the Company shall use its reasonable best efforts, to the extent permitted by such series of Company Notes and the applicable indenture, to (x) issue a notice of redemption for all of the outstanding aggregate principal amount of such series of Company Notes, pursuant to the redemption provisions of the applicable indenture, which notice of redemption shall be issued at or after the Effective Time and (y) take any other actions prior to the Effective Time reasonably requested by Parent to facilitate the redemption and satisfaction and discharge of such series of Company Notes and the related indenture immediately following the Effective Time pursuant to the redemption and the satisfaction and discharge provisions of the applicable indenture and the other provisions of such indenture applicable thereto; provided, that prior to the Company being required under clause (x) above to issue any notice of redemption, Parent shall have, or shall have caused to be, deposited with the trustee under the applicable indenture sufficient funds to effect such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of any series of Company Notes pursuant to the preceding sentence immediately following the Effective Time are referred to collectively as the “Discharge” of such series of Company Notes. The Company shall, and shall cause its Subsidiaries and the Representatives to, in each case, use their reasonable best efforts, at Parent’s sole expense as contemplated by clause (c) below, to provide all cooperation reasonably requested by Parent in connection with the Discharge of any series of Notes identified to the Company by Parent in writing at any time. The Company shall deliver such officers’ certificates, and shall facilitate the delivery by legal counsel of legal opinions, to the trustee as reasonably requested by the trustee in connection therewith. The Company shall also use its reasonable best efforts to cause the trustee for each series of Company Notes to cooperate with Parent to facilitate each Discharge.

(c) Parent shall promptly, upon request by the Company, reimburse the Company for (i) all reasonable and documented out-of-pocket costs and expenses (including reasonable outside attorneys’ fees and expenses) incurred by the Company, its Subsidiaries or Representatives in connection with the Offers or Discharge in respect of any series of Company Notes and (ii) any reasonable out-of-pocket costs incurred by the Company, its Subsidiaries or the Representatives to the trustee or its counsel pursuant to the applicable indenture in connection with the Offers or Discharge in respect of any series of Company Notes. Parent shall indemnify and hold harmless the Company, its Subsidiaries and the Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any action taken by them in connection with this Section 7.6 except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or material breach of this Agreement by the Company, its Subsidiaries or the Representatives.

Section 7.7 Public Announcements. So long as this Agreement is in effect, neither Parent nor the Company, nor any of their respective Affiliates (including for this purpose, with respect to Parent, KKR), shall issue or cause the publication of any press release or other public statement relating to the Merger or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement, in which event such Party shall provide, on a basis reasonable under the circumstances, an opportunity to the other Party to review and comment on such press release or other announcement in advance, and shall give reasonable consideration to all reasonable comments suggested thereto. None of the limitations set forth in this Section 7.7 shall apply to any disclosure of any information (a) in connection with or following a Company Acquisition Proposal, Parent Acquisition Proposal, Company Adverse Recommendation Change or Parent Adverse Recommendation Change and matters related thereto, (b) in connection with any dispute between the Parties relating to this Agreement, (c) to any Governmental Authority in connection with the filings, notices, petitions, statements, registrations, submissions of information, applications and other documents contemplated by Section 7.1 or (d) consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 7.7.

Section 7.8 Notices of Certain Events. Each of the Company and Parent shall promptly notify and provide copies to the other of (a) any material written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, (b) any written notice or other material communication from any Governmental Authority or securities exchange in connection with the Merger or the other transactions contemplated by this Agreement, (c) any Proceeding or investigation, commenced or, to its Knowledge, threatened against, the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that would be reasonably likely to (i) prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby or

(ii) result in the failure of any condition to the Merger set forth in Article VIII to be satisfied, or (d) the occurrence of any event which would or would be reasonably likely to (i) prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby or (ii) result in the failure of any condition to the Merger set forth in Article VIII to be satisfied; provided that the delivery of any notice pursuant to this Section 7.8 shall not (x) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party hereunder or (y) update any section of the Company Disclosure Letter or the Parent Disclosure Letter.

Section 7.9 Access to Information.

(a) From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, upon reasonable advance notice and subject to applicable Law, each Party shall (and shall cause its Subsidiaries to) afford to any other Party, its Affiliates and its directors, officers, agents, control persons, employees, consultants, professional advisers (including attorneys, accountants and financial advisors) and Financing Sources (“Representatives”) reasonable access during normal business hours, to all of its and its Subsidiaries’ properties, books, Contracts, commitments, records, officers and employees and, during such period each Party shall (and shall cause its Subsidiaries to) furnish to the other Party all other information concerning it, its Subsidiaries and each of their respective businesses, properties and personnel as the requesting Party may reasonably request; provided that the Party receiving such request may restrict the foregoing access and the disclosure of information to the extent that, in the good faith judgment of such Party, (i) any Law applicable to such Party or its Subsidiaries requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) the information is subject to confidentiality obligations to a Third Party, (iii) disclosure of any such information or document could result in the loss of attorney-client privilege or (iv) such access would unreasonably disrupt the operations of such Party or any of its Subsidiaries; provided, further, that the Party receiving such request shall use commercially reasonable efforts to provide the other Party such information in a manner that would not violate any such Law or confidentiality obligations or waive attorney-client privilege, as applicable.

(b) With respect to the information disclosed pursuant to Section 7.9(a), each of Parent and the Company shall comply with, and shall cause such party’s Representatives to comply with, (x) all of its obligations under the Confidentiality Agreements, which agreements shall remain in full force and effect in accordance with their respective terms, and (y) with respect to NPI, applicable Law.

Section 7.10 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall each use reasonable best efforts to take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock), dispositions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act (each such individual, a “Section 16 Officer”) with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 7.11 Stock Exchange Listing. Parent shall use reasonable best efforts to cause the Parent Common Stock issuable under Article II to be approved for listing on NASDAQ, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event within ninety (90) days after the date of this Agreement.

Section 7.12 Stockholder Litigation. Each Party shall promptly notify the other Party in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought against such Party, its Subsidiaries and/or any of their respective directors and shall keep the other Party informed on a reasonably current basis with respect to the status thereof. Each Party shall give the other Party the opportunity to participate, at the requesting Party’s expense and subject to a customary joint defense agreement, in the defense or settlement of any such litigation, and no Party shall settle any such litigation without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed). Without limiting in any way the Parties’ obligations under Section 7.1, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any litigation contemplated by this Section 7.12.

Section 7.13 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any other transaction contemplated hereby and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated hereby. Unless this Agreement is otherwise terminated pursuant to Section 9.1, no Company Adverse Recommendation Change shall change, or be deemed to change, the approval of the Company Board for purposes of causing any Takeover Statute to be inapplicable to the Merger or the other transactions contemplated hereby.

Section 7.14 Tax Matters. Parent shall use reasonable best efforts to obtain the opinion described in Section 8.3(d).

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions to Obligations of Each Party. The obligations of each Party to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the mutual consent of Parent and the Company):

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of Parent.

(c) HSR Approval. Any waiting period (and extension thereof) under the HSR Act relating to the transactions contemplated by the Agreement shall have expired or been terminated.

(d) Other Regulatory Approvals. All consents, notices, non-objections, registrations and approvals, as applicable, from the Governmental Authorities set forth in Section 8.1(d) of the Company Disclosure Letter (each such consent, notice, non-objection, registration or approval, a “Required Regulatory Approval”) shall have been obtained without the imposition of a Burdensome Condition (other than a Burdensome Condition as to which Parent had previously agreed in writing).

(e) Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall have been initiated by the SEC.

(f) Exchange Listing. The shares of Parent Common Stock issuable in connection with the Merger or otherwise pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(g) Statutes and Injunctions. No Law or Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger by any Governmental Authority that prohibits or makes illegal the consummation of the Merger and remains in effect.

Section 8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by Parent):

(a) Representations and Warranties. The representations and warranties of the Company (i) contained in Section 3.5(a) and (b) (Capitalization) and Section 3.10(a) (Absence of Certain Changes) shall be true and correct in all respects (other than with respect to Section 3.5(a) and (b) for inaccuracies that are individually and in the aggregate de minimis) at and as of the Closing as if made at and as of the Closing (except any such representations and warranties that by their terms speak specifically as of another specified time, in which case as of such time), (ii) contained in Section 3.1, Section 3.2, Section 3.5(c) and Section 3.23 shall be true and correct in all material respects (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein) at and as of the Closing as if made at and as of the Closing (except any such representations and warranties that by their terms speak specifically as of another specified time, in which case as of such time) and (iii) except for the representations and warranties described in the foregoing clauses (i)–(ii), the Company’s representations and warranties contained in this Agreement shall be true and correct in all respects (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein), in each case at and as of the Closing as if made at and as of the Closing (except any such representations and warranties that by their terms speak specifically as of another specified time, in which case such representations and warranties shall be true and correct in all respects as of such time), except where the failure of the representations and warranties contained in this clause (iii) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects its covenants and obligations under the Agreement required to be performed by it at or prior to the Closing.

(c) Company Certificate. The Company shall have delivered to Parent and Merger Sub a certificate signed by an executive officer of the Company certifying on behalf of the Company, and not in such officer’s personal capacity, that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

Section 8.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the Company):

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) contained in Section 4.5(a) and (b), Section 4.12 and Section 4.13(a) shall be true and correct in all respects (other than with respect to Section 4.5(a) and (b) for inaccuracies that are individually or in the aggregate de minimis) at and as of the Closing as if made at and as of the Closing (except any such representations and warranties that by their terms speak specifically as of another specified time, in which case as of such time), (ii) contained in Section 4.1, Section 4.2, Section 4.5(c) and (d), Section 4.19(a) and (b) and Section 4.21 shall be true and correct in all material respects (disregarding all materiality and “Parent Material Adverse Effect” qualifiers contained therein) at and as of the Closing as if made at and as of the Closing (except any such representations and warranties that by their terms speak specifically as of another specified time, in which case as of such time) and (iii) except for the representations and warranties described in the foregoing clauses (i)–(ii), Parent’s representations and warranties contained in this Agreement shall be true and correct in all respects (disregarding all materiality and “Parent Material Adverse Effect” qualifiers contained therein), in each case at and as of the Closing as if made at and as of the Closing (except any such representations and warranties that by their terms speak specifically as of another specified time, in which case such representations and warranties shall be true and correct in all respects as of such time), except where the failure of the representations and warranties contained in this clause (iii) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects their covenants and obligations under the Agreement required to be performed by them at or prior to the Closing.

(c) Parent Certificate. Parent shall have delivered to the Company a certificate signed by an executive officer of Parent certifying on behalf of Parent, and not in such officer’s personal capacity, that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d) Tax Opinion. The Company shall have received a copy of a written opinion of BDO (“Parent’s Tax Advisor”), dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect that (based on the most current information available prior to the Closing Date as provided by Parent to BDO and subject to customary assumptions and qualifications) (i) there should not have been an Ownership Change since March 19, 2012, and (ii) the Merger, taken together with the other transactions contemplated by this Agreement and occurring on the Closing Date, should not result in an Ownership Change (the “382 Tax Opinion”). In rendering the 382 Tax Opinion, Parent’s Tax Advisor shall be entitled to receive and rely upon tax representation letters, including from Parent.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (except as otherwise stated below):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Effective Time shall not have occurred on or before November 12, 2018 (the “End Date”); provided that such period may be extended by the Company or Parent upon written notice for one or more 30-day periods, not to exceed 90 days in the aggregate, to the extent all closing conditions herein are capable of being satisfied as of such time other than the condition regarding receipt of the consents, notices and approvals, as applicable, from the Governmental Authorities set forth in Section 8.1(d) of the Company Disclosure Letter; provided, further, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to a Party if the failure of the Effective Time to occur before the End Date was primarily due to such Party’s breach of any of its obligations under this Agreement;

(ii) if there shall have been issued an Order by a Governmental Authority of competent jurisdiction permanently prohibiting the consummation of the Merger and such Order shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement under this Section 9.1(b)(ii) shall have used its reasonable best efforts to have such Order lifted;

(iii) if the Company Meeting (including any adjournments or postponements thereof) shall have concluded following the taking of a vote to approve the Merger and the Company Stockholder Approval shall not have been obtained; or

(iv) if the Parent Meeting (including any adjournments or postponements thereof) shall have concluded following the taking of a vote to approve the Parent Share Issuance and the Parent Stockholder Approval shall not have been obtained.

(c) by Parent:

(i) if a Parent Triggering Event shall have occurred; or

(ii) if the Company shall have breached or failed to perform any of its (A) representations or warranties or (B) covenants or agreements set forth in this Agreement, in each case which breach or failure to perform

(x) would give rise to the failure of a condition to the Merger set forth in Section 8.2(a) or Section 8.2(b) and (y) is incapable of being cured by the Company during the 30-day period after written notice from Parent of such breach or failure to perform, or, if capable of being cured during such 30-day period, shall not have been cured by the earlier of the end of such 30-day period and the End Date; provided that if such breach or failure to perform is capable of being cured by the Company and the Company ceases using reasonable best efforts to cure such breach or failure to perform following written notice from Parent, Parent shall have the right to terminate this Agreement pursuant to this Section 9.1(c)(ii); provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(ii) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements such that the Company has the right to terminate this Agreement pursuant to Section 9.1(d)(ii).

(d) by the Company:

(i) if a Company Triggering Event shall have occurred;

(ii) if Parent or Merger Sub shall have breached or failed to perform any of its (A) representations or warranties or (B) covenants or agreements set forth in this Agreement, in each case which breach or failure to perform (x) would give rise to the failure of a condition to the Merger set forth in Section 8.3(a) or Section 8.3(b) and (y) is incapable of being cured by Parent or Merger Sub, as applicable, during the 30-day period after written notice from the Company of such breach or failure to perform, or, if capable of being cured during such 30-day period, shall not have been cured by the earlier of the end of such 30-day period and the End Date; provided that if such breach or failure to perform is capable of being cured by Parent or Merger Sub, as applicable, and Parent or Merger Sub, as applicable, ceases using reasonable best efforts to cure such breach or failure to perform following written notice from the Company, the Company shall have the right to terminate this Agreement pursuant to this Section 9.1(d)(ii); provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(ii) if the Company is then in breach of any of its representations, warranties, covenants or agreements such that Parent has the right to terminate this Agreement pursuant to Section 9.1(c)(ii);

(iii) if (A) the Company Board authorizes the Company to enter into an Alternative Company Acquisition Agreement with respect to a Superior Company Proposal to the extent permitted by, and subject to the terms and conditions of, Section 7.3, (B) substantially concurrent with the termination of this Agreement, the Company enters into an Alternative Company Acquisition Agreement that constituted a Superior Company Proposal and (C) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 9.3; or

(iv) if (A) all of the conditions set forth in Article VIII have been satisfied or waived (except for any conditions that by their nature can only be satisfied or waived on the Closing Date, but subject to such conditions being able to be satisfied or waived at the time of termination), (B) Parent and Merger Sub fail to consummate the Merger within three Business Days following the first date the Closing should have occurred pursuant to Section 2.2 and (C) the Company shall have irrevocably notified Parent in writing that it stood ready, willing and able to consummate the Merger at such time.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement by either Parent or the Company as provided in Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement in compliance with Section 9.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party), other than the Confidentiality Agreements, Section 7.5(g), Section 7.6(c), this Section 9.2, Section 9.3, and Article X, which provisions shall survive such termination; provided, however, that, without limiting Section 10.12 and subject to the limitations set forth in Section 9.3(h), nothing in this Section 9.2 shall relieve any Party from liability for any Willful Breach of, or actual fraud in connection with, this Agreement prior to such termination or the requirement to make the payments set forth in Section 9.3. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreements.

Section 9.3 Termination Fees.

(a) In the event that this Agreement is terminated by Parent pursuant to Section 9.1(c)(i) or in the event that this Agreement is terminated by the Company pursuant to Section 9.1(d)(iii), then, in each case, the Company shall pay to Parent (or its designee), by wire transfer of immediately available funds, a fee in the amount of $65,000,000 (the “Company Termination Fee”) at or prior to the termination of this Agreement in the case of a termination pursuant to Section 9.1(d)(iii) or as promptly as practicable (and, in any event, within two Business Days following such termination) in the case of a termination pursuant to Section 9.1(c)(i).

(b) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(d)(i), then Parent shall pay to the Company (or its designee), by wire transfer of immediately available funds, a fee in the amount of $65,000,000 (the “Parent Termination Fee”) as promptly as practicable (and, in any event, within two Business Days following such termination).

(c) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii), or in the event that this Agreement is terminated by Parent pursuant to Section 9.1(c)(ii) in respect of a Willful Breach of this Agreement by the Company, and in each case (i) at any time after the date of this Agreement and prior to such termination of this Agreement, a Company Acquisition Proposal has been made to the Company or publicly announced (whether or not withdrawn) and (ii) within twelve (12) months after such termination, the Company enters into a definitive agreement with respect to a Company Acquisition Proposal or a Company Acquisition Proposal is consummated (in each case whether or not the same Company Acquisition Proposal as that referred to above), then, in such event, the Company shall pay to Parent (or its designee), by wire transfer of immediately available funds, the Company Termination Fee within two Business Days following the earlier of the date of the execution of such definitive agreement or the consummation of such transaction; provided, however, that for purposes of the definition of “Company Acquisition Proposal” in this Section 9.3(c), references to “15%” and “85%” shall be replaced by “50%”.

(d) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii) or Section 9.1(d)(iv), then, in each case, Parent shall pay to the Company (or its designee), by wire transfer of immediately available funds, a fee in the amount of $125,000,000 (the “Reverse Termination Fee”) as promptly as practicable (and, in any event, within two Business Days following such termination).

(e) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(iv), then Parent shall pay to the Company (or its designee), by wire transfer of immediately available funds, an amount equal to $29,385,000 as compensation for the Company’s Expenses as promptly as practicable (and, in any event, within two Business Days following such termination), and if:

(x) (i) at any time after the date of this Agreement and prior to such termination of this Agreement, a Parent Acquisition Proposal has been made to or by Parent or publicly announced (whether or not withdrawn) and (ii) within twelve (12) months after such termination, Parent enters into a definitive agreement with respect to a Parent Acquisition Proposal or a Parent Acquisition Proposal is consummated (in each case whether or not the same Parent Acquisition Proposal as that referred to above), then, in such event, Parent shall pay to the Company (or its designee), by wire transfer of immediately available funds, the Parent Termination Fee, less the amount of the Company’s Expenses to the extent previously paid by Parent pursuant to this Section 9.3(e), within two Business Days following the earlier of the date of the execution of such definitive agreement or the consummation of such transaction, or

(y) clause (x) of this Section 9.3(e) does not apply (i.e., because no Parent Acquisition Proposal was made to or by Parent or publicly announced (whether or not withdrawn) prior to such termination of this Agreement), and, within twelve (12) months after such termination, Parent enters into a definitive agreement with respect to a Parent Acquisition Proposal or a Parent Acquisition Proposal is subsequently consummated, then, in such event, Parent shall pay to the Company (or its designee), by wire transfer of immediately available funds, an additional amount equal to $18,615,000 within two Business Days following the earlier of the date of the execution of such definitive agreement or the consummation of such transaction.

(f) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(i) and (i) at any time after the date of this Agreement and prior to such termination of this Agreement, a Parent Acquisition Proposal has been made to or by Parent or publicly announced (whether or not withdrawn) and (ii) within twelve (12) months after such termination, Parent enters into a definitive agreement with respect to a Parent Acquisition Proposal or a Parent Acquisition Proposal is consummated (in each case whether or not the same Parent Acquisition Proposal as that referred to above), then, in such event, Parent shall pay to the Company (or its designee), by wire transfer of immediately available funds, the Parent Termination Fee, within two Business Days following the earlier of the date of the execution of such definitive agreement or the consummation of such transaction.

(g) The Parties acknowledge that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Company Termination Fee, the Parent Termination Fee, any amounts payable pursuant to Section 9.3(e) and the Reverse Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain such payment, the other Party commences a suit that results in a judgment against such Party for any amount due pursuant to this Section 9.3, then such Party shall pay the other Party its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 9.3 from the date such payment was required to be made until the date of payment at the annual rate equal to the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (or such lesser rate as is the maximum permitted by applicable Law). All payments under this Section 9.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable. In no event shall (x) a Company Termination Fee or Reverse Termination Fee be payable more than once and (y) the Company receive more than one of the Parent Termination Fee, the amounts payable pursuant to Section 9.3(e) and the Reverse Termination Fee.

(h) Notwithstanding anything in this Agreement to the contrary, subject to Section 10.12, (i) in the event that this Agreement is terminated under circumstances where the Company Termination Fee is payable pursuant to this Section 9.3, the payment of the Company Termination Fee (plus any costs, expenses or interest, if any, payable pursuant to Section 9.3(g)) shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future stockholders, directors, officers, employees, Affiliates or Representatives (the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (including as may arise out of the Voting Agreements), (ii) in the event that this Agreement is terminated under circumstances where the Parent Termination Fee is payable pursuant to this Section 9.3, the payment of the Parent Termination Fee (plus any costs, expenses or interest payable pursuant to Section 9.3(g) or any losses or damages payable pursuant to Section 7.5(g) or Section 7.6(c)) shall be the sole and exclusive remedy of the Company against the Parent Related Parties for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (including as may arise out of the Voting Agreements) and (iii) in the event that this

Agreement is terminated under circumstances where the Reverse Termination Fee is payable pursuant to this Section 9.3, subject to Section 10.12, the payment of the Reverse Termination Fee (plus any costs, expenses or interest, if any, payable pursuant to Section 9.3(g) or any losses or damages payable pursuant to Section 7.5(g) or Section 7.6(c)) shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub, the Financing Sources or any of their respective Non-Recourse Parties (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder (including any Willful Breach of this Agreement) or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (including as may arise out of the Voting Agreements).

(i) Other than seeking to terminate this Agreement and receive (x) payment of (A) the Parent Termination Fee, (B) the Reverse Termination Fee, (C) the amounts payable pursuant to Section 9.3(e) and/or (D) Expenses, in each case, plus any costs, expenses or interest payable pursuant to Section 9.3(g) and in accordance with this Section 9.3, or (y) indemnification for any losses or damages payable pursuant to Section 7.5(g) or Section 7.6(c), none of the Company, its Subsidiaries nor any other Company Related Party shall seek to recover any other damages or seek any other remedy, whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any losses or damages suffered in connection with this Agreement or the transactions contemplated hereby or any oral representation made or alleged to be made in connection herewith. In no event shall Parent be subject to (nor shall any Company Related Party seek to recover) monetary damages in excess of an amount equal to the Reverse Termination Fee (plus any costs, expenses or interest, if any, payable pursuant to Section 9.3(g) or any losses or damages payable pursuant to Section 7.5(g) or Section 7.6(c)), in the aggregate, for any losses or other liabilities arising out of or in connection with breaches by Parent of its representations, warranties, covenants and agreements contained in this Agreement (whether willful, intentional, unilateral or otherwise, including Willful Breach) or arising from any claim or cause of action that any Company Related Party may have hereunder, including for a breach of Section 2.2 as a result of the Debt Financing not being available to be drawn down or otherwise arising from the Debt Letters or in respect of any oral representation made or alleged to be made in connection herewith or therewith. For the avoidance of doubt, while the Company may pursue both a grant of specific performance and the payment of one of the Parent Termination Fee, the amounts payable pursuant to Section 9.3(e), or the Reverse Termination Fee, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance or other equitable relief and the payment of the Parent Termination Fee, the amounts payable pursuant to Section 9.3(e) and/or the Reverse Termination Fee.

ARTICLE X

Miscellaneous

Section 10.1 No Survival of Representations and Warranties. None of the representations, warranties covenants and agreements in this Agreement, or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement, shall survive the Effective Time or, except as provided in Section 9.2, the termination of this Agreement pursuant to Section 9.1, as the case may be. This Section 10.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.2 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified or supplemented in any and all respects by written agreement of Parent and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided that after the Company Stockholder Approval is obtained or the Parent Stockholder Approval is obtained, no amendment that requires further approval of the stockholders of the Company (in the case of the Company Stockholder Approval) or the stockholders of Parent (in the case of the Parent Stockholder Approval), in each case under applicable Law, shall be made without such required further approval; provided, further, that Section 9.3, this Section 10.2, Section 10.8, Section 10.11, Section 10.12(c), Section 10.13 and Section 10.14 shall not be amended in any manner adverse in any material respect to the Debt Financing Parties without the prior written consent of the Financing Sources. A termination of this Agreement pursuant to Section 9.1 or an amendment or waiver of this Agreement pursuant to this Section 10.2 or Section 10.3 shall, in order to be effective, require, in the case of Parent, Merger Sub and the Company, action by their respective board of directors (or a committee thereof).

Section 10.3 Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, Parent or Merger Sub on the one hand, or the Company on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement of the other Parties or (c) subject to the second proviso of the first sentence of Section 10.2, waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. The Parties acknowledge and agree that Parent shall act on behalf of Merger Sub and the Company may rely on any notice given by Parent on behalf of Merger Sub with respect to the matters set forth in this Section 10.3.

Section 10.4 Expenses. Except as otherwise provided herein and as set forth on Section 1.1(b) of the Company Disclosure Letter, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense. Notwithstanding the foregoing, Parent shall pay any and all fees and expenses, other than the Company’s attorneys’ fees, incurred in connection with the filing by the Parties of the premerger notification and report forms relating to the Merger under the HSR Act.

Section 10.5 Disclosure Letter References. All capitalized terms not defined in the Company Disclosure Letter or Parent Disclosure Letter (as applicable, the “Disclosure Letter”) shall have the meanings assigned to them in this Agreement. The Disclosure Letter shall, for all purposes in this Agreement, be arranged in numbered and lettered parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in the Disclosure Letter shall constitute an exception to or, as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes express reference and shall also be deemed to be disclosed or set forth for the purposes of every other part in the Disclosure Letter relating to the representations and warranties (or covenants, as applicable) set forth in this Agreement to the extent a cross-reference within the Disclosure Letter is expressly made to such other part in the Disclosure Letter, as well as to the extent that the relevance of such item as an exception to or, as applicable, disclosure for purposes of, such other section of this Agreement is reasonably apparent from the face of such disclosure. The listing of any matter on the Disclosure Letter shall not be deemed to constitute an admission by the Company or Parent, as applicable, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company or Parent, as applicable, under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Disclosure Letter relating to any possible breach or violation by the Company or Parent, as applicable, of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Disclosure Letter be deemed or interpreted to expand the scope of the representations, warranties, covenants or agreements set forth in this Agreement.

Section 10.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 10.6):

if to Parent or Merger Sub to:

WMIH Corp.

Fifth Avenue Plaza, Suite 4100

Seattle, WA 98104

Attention: Charles E. Smith,

Esq.Email: chad.smith@wamuinc.net

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Kerry E. Berchem

Email: kberchem@akingump.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Lee Meyerson

Elizabeth Cooper

Email: lmeyerson@stblaw.com ecooper@stblaw.com

if to the Company, to:

Nationstar Mortgage Holdings Inc.

8950 Cypress Waters Blvd.

Coppell, TX 75019

Attention: Office of the General Counsel

Email: tony.villani@NationstarMail.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Kevin M. Schmidt

Email: kmschmidt@debevoise.com

Section 10.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

Section 10.8 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreements (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between Parent and the Company and among the Parties with respect to the subject matter hereof and thereof (provided that (x) any provisions of any Confidentiality Agreement conflicting with this Agreement shall be superseded by this Agreement and (y) all standstill or similar provisions set forth in the Confidentiality Agreements shall terminate and no longer be in effect upon execution and delivery hereof) and (b) are not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective successors and permitted assigns; provided that notwithstanding the foregoing, following the Effective Time, the provisions of Section 6.3 shall be enforceable by each Indemnified Party hereunder and his or her heirs and his or her representatives; provided, further, that the Financing Sources shall be express third party beneficiaries with respect to Section 9.3(h), Section 10.2, this Section 10.8, Section 10.11, Section 10.12(c), and Section 10.13 and Section 10.14.

Section 10.9 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles or rules to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the Law of any jurisdiction other than the State of Delaware; provided that, notwithstanding the foregoing, except as otherwise set forth in the Debt Letters as in effect as of the date of this Agreement, all actions, Proceedings, causes of actions, claims, cross-claims or third party claims of any kind or description (whether at law, in equity, in contract, in tort, or otherwise) against any of the Financing Sources in any way relating to the Debt Letters or any of the transactions contemplated thereby, including the performance thereof or the Debt Financing, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to conflicts of laws principles or rules to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the Law of any jurisdiction other than the State of New York.

Section 10.12 Enforcement; Exclusive Jurisdiction.

(a) The rights and remedies of the Parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the limitations in Section 9.3(h), the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the obligations to consummate the Merger, in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that the Company shall be entitled to specific performance to cause Parent to make the payment of the Merger Consideration and to cause the Effective Time to occur and to consummate the Closing, in each case, if and only if (i) the conditions to the Merger set forth in Article VIII have been satisfied or waived at the time when the Closing is required to occur pursuant to Section 2.2, (ii) the Debt Financing has been funded or will be funded at the Closing in accordance with the terms of the Debt Commitment Letter, (iii) the Company has irrevocably confirmed in writing that if specific performance is granted and the Debt Financing are funded, then the Company will take such action within its control as necessary to ensure that Closing will occur and (iv) Parent and Merger Sub fail to consummate the Merger at the time when the Closing is required to occur pursuant to Section 2.2. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. Each Party agrees that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 shall not be required to provide any bond or other security in connection with any such injunction. The Parties’ rights in this Section 10.12 are an integral part of the transactions contemplated hereby and each Party hereby waives any objections to any remedy referred to in this Section 10.12. For the avoidance of doubt, the Company shall not be entitled to enforce specifically to cause Parent to consummate the Merger if the Debt Financing has not been funded or would not be funded at the Closing.

(b) In addition, each of the Parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction and (iv) consents to service of process being made through the notice procedures set forth in Section 10.6.

(c) Notwithstanding anything to the contrary in this Agreement, each Party agrees (on behalf of itself and its Affiliates) that it will not bring or support any action, Proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, including, but not limited to, any dispute arising out of the Debt Letters or the performance thereof or the Debt Financing, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the County of New York (and the appropriate appellate courts therefrom), and each Party submits itself with respect to any such action or Proceeding to the exclusive jurisdiction of such court.

Section 10.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING ANY FINANCING SOURCE).

Section 10.14 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, except for claims that may be asserted in accordance with the Voting Agreements or Confidentiality Agreements. No former, current or future holders of any equity, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, Affiliates, attorneys, affiliated (or commonly advised) funds, members, managers, general or limited partners, stockholders or other Representative of any party hereto or any of their successors or permitted assignees (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise)

based on, in respect of, or by reason of, the transactions contemplated hereby (including the Debt Financing) or in respect of any oral representations made or alleged to be made in connection herewith, except as may arise pursuant to the Voting Agreements or Confidentiality Agreements. Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company or any of its Subsidiaries, and the Company agrees not to and to cause its Subsidiaries not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party (other than in accordance with the Confidentiality Agreements).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

NATIONSTAR MORTGAGE HOLDINGS INC.

By:	/s/ Jay Bray
Name: Jay Bray
Title: Chairman, President and Chief Executive Officer

WMIH CORP.

By:	/s/ William Gallagher
Name: William Gallagher
Title: CEO

WAND MERGER CORPORATION

By:	/s/ Charles E. Smith
Name: Charles E. Smith
Title: President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NATIONSTAR MORTGAGE HOLDINGS INC.

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is Nationstar Mortgage Holdings Inc.

SECOND: The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, County of New Castle, Wilmington, DE 19801, and the name of the registered agent of the Corporation whose office address will be the same as the registered office is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as from time to time amended.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000, all of which shares shall be Common Stock having a par value per share of $0.01.

FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this certificate of incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation. Election of directors need not be by written ballot.

SIXTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. Any amendment, repeal or modification of this ARTICLE SIXTH shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification. If the DGCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Exhibit B

BOARD OF DIRECTORS OF PARENT FOLLOWING THE EFFECTIVE TIME

1.	Steve Scheiwe

2.	Tagar Olson

3.	Chris Harrington

4.	Three directors selected by the Company from the Company Board

5.	CEO of the Company

Appendix B

February 12, 2018

The Board of Directors

The Audit Committee of the Board Of Directors

WMIH Corp.

800 Fifth Avenue, Suite 4100

Seattle, Washington 98104

Members of the Board of Directors (the “Board”) and the Audit Committee of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to WMIH Corp. (“WMIH”) of the Aggregate Merger Consideration (as defined below) in the proposed acquisition of Nationstar Mortgage Holdings Inc. (“Nationstar”) by WMIH, through the merger of Wand Merger Corporation, a wholly-owned subsidiary of WMIH (“Merger Sub”), with and into Nationstar (the “Merger”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among WMIH, Merger Sub and Nationstar. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger, each share of common stock, par value $0.01 per share, of Nationstar (“Nationstar Common Stock”), that is issued and outstanding immediately prior to the Effective Time (other than (i) shares of Nationstar Common Stock held by WMIH, Nationstar or Merger Sub or (ii) Appraisal Shares (as defined in the Agreement)) shall be converted into the right to receive, at the election of the holder thereof (subject to proration and reallocation as set forth in the Agreement, as to which we express no opinion), either: (A) $18.00 in cash (the “Cash Consideration”) or (B) 12.7793 shares (the “Stock Consideration”) of common stock, par value $0.00001 per share, of WMIH (“WMIH Common Stock”), except that the Agreement provides that the aggregate amount of Cash Consideration to be paid to the holders of such shares of Nationstar Common Stock in the Merger shall equal $1,225,885,248.00 (the “Aggregate Cash Amount”). The Aggregate Cash Amount and the aggregate Stock Consideration, taken together, are referred to herein as the “Aggregate Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.

We understand that, in connection with the Merger, (a) WMIH will obtain debt financing to fund, among other things, a portion of the Aggregate Cash Amount (the “Debt Financing”), (b) all or substantially all of the outstanding preferred stock of WMIH will be converted, either mandatorily or at the option of the holders thereof, into WMIH Common Stock and WMIH will make a special distribution of additional shares of WMIH Common Stock to the holders Series B Convertible Preferred Stock of WMIH (the “WMIH Preferred Stock Transactions”), and (c) certain warrants to acquire WMIH Common Stock held by KKR Wand Holdings Corporation will be exchanged for shares of WMIH Common Stock (the “WMIH Warrant Exchange”). At the direction of WMIH, we have assumed the occurrence of the Debt Financing, the WMIH Preferred Stock Transactions and the WMIH Warrant Exchange, as described to us by WMIH, for purposes of certain of our analyses.

KBW has acted as a financial advisor to WMIH as further described herein and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of

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February 12, 2018

securities in the financial services industry in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to certain existing sales and trading relationships that are maintained by KBW and its broker-dealer affiliates with WMIH, Nationstar and their respective affiliates), may from time to time purchase securities from, and sell securities to, WMIH and Nationstar. In addition, as market makers in securities, we and our affiliates may from time to time have long or short positions in, and buy or sell, debt or equity securities of WMIH or Nationstar for our and their own respective accounts and for the accounts of our and their respective customers and clients. KBW currently maintains a long position of 14,316 shares of WMIH Common Stock. We have acted exclusively for the Board and its Audit Committee in rendering this opinion and will receive a fee from WMIH for our services. A portion of our fee is payable upon the rendering of this opinion, and a portion is contingent upon the successful completion of the Merger. In addition, WMIH has agreed to indemnify us for certain liabilities arising out of our engagement.

In addition to this present engagement, in the past two years, KBW has provided investment banking and financial advisory services to WMIH and received compensation for such services. KBW acted as a financial advisor to the Finance Committee of the Board in connection with the amendment by WMIH of the terms of the existing Series B Convertible Preferred Stock of WMIH in December 2017. In the past two years, KBW has not provided investment banking and financial advisory services to Nationstar. We may in the future provide investment banking and financial advisory services to WMIH or Nationstar and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of WMIH and Nationstar and bearing upon the Merger, including among other things, the following: (i) the execution version of the Agreement dated as of February 12, 2018; (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of WMIH; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 of WMIH; (iv) the audited financial statements and the Annual Report on Form 10-K for the three fiscal years ended December 31, 2016 of Nationstar; (v) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 of Nationstar; (vi) certain other interim reports and other communications of WMIH and Nationstar to their respective stockholders; and (vii) other financial information concerning the businesses and operations of WMIH and Nationstar that was furnished to us by WMIH and Nationstar or that we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of WMIH and Nationstar; (ii) the assets and liabilities of WMIH and Nationstar; (iii) the nature and terms of certain other merger transactions and business combinations in the financial services industry; (iv) a comparison of certain financial and stock market information of Nationstar with similar information for certain other companies, the securities of which are publicly traded; (v) financial and operating forecasts and projections of Nationstar with respect to fiscal years 2018 through 2021 (as adjusted to give effect to an assumed tax rate provided to us by WMIH management) that were prepared by, and provided to us and discussed with us by, Nationstar management, and assumed Nationstar growth rates with respect to periods thereafter that were provided to and discussed with us by WMIH management, all of which information was used and relied upon by us, based on such discussions, at the direction of WMIH management and with the consent of

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the Board; (vi) adjusted balance sheet and capital data of WMIH, giving effect to WMIH’s estimates and assumptions regarding the WMIH Preferred Stock Transactions and the WMIH Warrant Exchange, that was prepared by WMIH management, provided to and discussed with us by such management and used and relied upon by us at the direction of WMIH management and with the consent of the Board; (vii) valuation assumptions regarding the potential future utilization of WMIH’s net operating loss carry-forward (which were based on an assumed tax rate and assumptions regarding the future taxable income that WMIH could generate after a hypothetical acquisition with the same characteristics as the Merger, using the financial and operating forecasts and projections of Nationstar with respect to fiscal years 2018 through 2021 and assumed Nationstar growth rates referred to above) provided to and discussed with us by WMIH management, and used and relied upon by us at the direction of such management and with the consent of the Board; and (viii) estimates regarding certain pro forma financial effects of the Merger on WMIH (including without limitation the potential tax benefits expected to result or be derived from the Merger through future utilization of WMIH’s net operating loss carry-forward) that were prepared by WMIH management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the financial services industry generally. We have also participated in discussions that were held with the managements of WMIH and Nationstar regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. As part of our engagement as financial advisor to WMIH, we have advised and assisted WMIH, to the extent requested by WMIH, in its considering the desirability of the Merger and in its developing a general strategy for accomplishing the Merger. However, we note that we have not been requested to participate directly, and did not participate directly, in negotiating or structuring the Merger.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Nationstar, with the consent of WMIH, as to the reasonableness and achievability of the financial and operating forecasts and projections of Nationstar with respect to fiscal years 2018 through 2021 (and the assumptions and bases therefor) referred to above, and we have assumed that such forecasts and projections were reasonably prepared and represent the best currently available estimates and judgments of such management, and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have relied upon the management of WMIH as to the reasonableness and achievability of the assumed tax rates and Nationstar growth rates, the valuation assumptions regarding the potential future utilization of WMIH’s net operating loss carry-forward, and the estimates regarding certain pro forma financial effects of the Merger on WMIH (including, without limitation, the potential tax benefits expected to result or be derived from the Merger through future utilization of WMIH’s net operating loss carry-forward), all as referred to above, as well as the assumptions set forth in and the bases for all such information. We have assumed, at the direction of WMIH, that all of such information provided to us by WMIH management was reasonably prepared and represents the best currently available estimates and judgments of WMIH management, and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated. Our analysis of WMIH for purposes of considering the stock portion of the Aggregate Merger Consideration was primarily based on analyzing the present value of WMIH’s net operating

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loss carry-forward using the valuation assumptions regarding the potential future utilization of WMIH’s net operating loss carry-forward referred to above that were used and relied upon by us at the direction of WMIH management and with the consent of the Board.

It is understood that the portion of the foregoing financial information of Nationstar and WMIH that was provided to us was not prepared with the expectation of public disclosure, that all of the foregoing financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of WMIH and Nationstar and with the consent of WMIH, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either WMIH or Nationstar since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of reserves for losses and loss adjustment expenses and we have assumed, without independent verification and with your consent, that the aggregate reserves for loss and loss adjustment expenses for WMIH and Nationstar are adequate to cover such losses. We also are not experts in the evaluation of the fair value of mortgage servicing rights. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of WMIH or Nationstar, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of WMIH or Nationstar under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy. We have not reviewed Nationstar’s servicing agreements, nor have we evaluated Nationstar’s ability to perform its obligations thereunder, including making servicing advances (if required), or its ability to recover any such servicing advances.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Debt Financing, the WMIH Preferred Stock Transactions and the WMIH Warrant Exchange) will be completed substantially in accordance with the terms set forth in the Agreement or as otherwise described to us by representatives of WMIH, with no adjustments to the Aggregate Merger Consideration and with no other consideration or payments in respect of Nationstar Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement or any of the related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including

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any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of WMIH or Nationstar, or the contemplated benefits of the Merger, including without limitation the tax benefits expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations and the respective governing organizational documents of WMIH and Nationstar. We have further been advised by representatives of WMIH that WMIH has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to WMIH, Nationstar, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Aggregate Merger Consideration in the Merger to WMIH. We express no view or opinion as to any other terms or aspects of the Merger or any terms or aspects of any related transaction (including, without limitation, the Debt Financing, the WMIH Preferred Stock Transactions or the WMIH Warrant Exchange), including the form or structure of the Merger (including, without limitation, the form of Aggregate Merger Consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the Merger or any such related transaction to WMIH, its stockholders, creditors or otherwise (including, without limitation, the WMIH Preferred Stock Transactions and the WMIH Warrant Exchange), or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of WMIH to engage in the Merger or any related transaction or enter into the Agreement, (ii) the relative merits of the Merger or any related transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by WMIH or the Board, (iii) any business, operational or other plans with respect to WMIH or Nationstar that may be currently contemplated by WMIH or the Board or that may be implemented by WMIH or the Board subsequent to the closing of the Merger, (iv) the fairness of the amount or nature of any compensation to any of WMIH’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of WMIH Common Stock or relative to the Aggregate Merger Consideration, (v) the effect of the Merger or any related transaction on, or the fairness of the Aggregate Merger Consideration or any other consideration or payment to, holders of any class of securities of WMIH (including, without limitation, WMIH Common Stock, WMIH preferred stock or WMIH warrants), Nationstar or any other party to any transaction contemplated by the Agreement, (vi) any election by holders of Nationstar Common Stock to receive the Cash Consideration or the Stock Consideration or any combination thereof, or the actual allocation among such holders between cash and stock (including, without limitation, any reallocation thereof as a result of proration or otherwise pursuant to the Agreement) or the relative fairness of the Cash Consideration and the Stock Consideration, (vii) whether WMIH has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Aggregate Cash Amount to the holders of Nationstar Common Stock at the closing of the Merger, (viii) the actual value of WMIH Common Stock to be issued in the Merger or any related transaction, (ix) the prices, trading range or volume at which WMIH Common Stock or Nationstar Common Stock will trade following the public

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The Board of Directors and its Audit Committee – WMIH Corp.

February 12, 2018

announcement of the Merger or the prices, trading range or volume at which WMIH Common Stock will trade following the consummation of the Merger, (x) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (xi) any legal, regulatory, accounting, tax or similar matters relating to Holdco, WMIH, Nationstar, any of their respective stockholders, or relating to or arising out of or as a consequence of the Merger or any related transaction, including whether the Merger would not result in an ownership change of WMIH under Section 382(g) of the Internal Revenue Code or whether WMIH’s net operating loss carry-forward would not be subject to limitations under Treasury Regulations sections 1.1502-15, 1.1502-21 or 1.1502-22.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) and its Audit Committee (in its capacity as such) in connection with their respective consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board or its Audit Committee as to how they should vote or act on the Merger or any related transaction or to any holder of WMIH Common Stock or any stockholder of any other entity as to how to vote or act in connection with the Merger, any related transaction or any other matter (including, with respect to holders of Nationstar Common Stock, what election any such stockholder should make with respect to the Cash Consideration or the Stock Consideration), nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Merger or any related transaction or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration in the Merger is fair, from a financial point of view, to WMIH.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, a Stifel Company  •  787 Seventh Avenue, Floor 5, New York, NY 10019

(212) 887-7777  •  www.kbw.com

Appendix C

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

February 12, 2018

Nationstar Mortgage Holdings Inc.

8950 Cypress Waters Blvd.

Coppell, Texas 75019

Attention: Board of Directors

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders other than the Excluded Holders (defined below), of Nationstar Common Stock (defined below) of the Minimum Average Per Share Consideration (defined below) to be received by such holders, after giving effect to the Mandatory Election (defined below), in the Merger (defined below) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among Nationstar Mortgage Holdings Inc. (“Nationstar”), WMIH Corp. (“WMIH”) and Wand Merger Corporation, a wholly owned subsidiary of WMIH (“Merger Sub”). We understand that, as more fully described in the Merger Agreement, (a) Merger Sub will be merged with and into Nationstar (the “Merger”), Nationstar will become a wholly owned subsidiary of WMIH, and each outstanding share of the common stock, par value $0.01 per share (“Nationstar Common Stock”), of Nationstar will be converted into the right to receive, at the election of the holder thereof (i) 12.7793 shares of common stock, par value $0.00001 per share (“WMIH Common Stock”), of WMIH (the “Per Share Stock Consideration”) or (ii) $18.00 in cash (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, as applicable, the “Per Share Consideration”), subject, in each case, to the procedures and limitations set forth in the Merger Agreement, as to which we express no view or opinion. We further understand that each holder of Nationstar Common Stock that does not elect to receive either the Per Share Stock Consideration or the Per Share Cash Consideration will be deemed to have elected to receive the Per Share Stock Consideration, subject to the procedures and limitations set forth in the Merger Agreement. In addition, you have advised us, and for purposes of our analyses and opinion we have assumed, that certain of the Excluded Holders have committed to elect to receive the Per Share Cash Consideration with respect to 34,052,368 of their shares of Nationstar Common Stock (the “Mandatory Election”) and that, as a result of the Mandatory Election, and assuming no holders of Nationstar Common Stock elect to receive the Per Share Cash Consideration with respect to additional shares of Nationstar Common Stock, holders of Nationstar Common Stock other than the Excluded Holders that have committed to make the Mandatory Election will receive the Per Share Stock Consideration with respect to approximately 48% of their shares of Nationstar Common Stock and will receive the Per Share Cash Consideration with respect to 52% of their shares of Nationstar Common Stock in the Merger pursuant to the Merger Agreement (an average Per Share Consideration consisting of 48% Per Share Stock Consideration and 52% Per Share Cash Consideration is referred to herein as the “Minimum Average Per Share Consideration”). We note that, if in addition to the Mandatory Election, holders of Nationstar Common Stock elect to receive the Per Share Cash Consideration with respect to additional shares of Nationstar Common Stock, the Average Per Share Consideration to be received by the holders other than the Excluded Holders of Nationstar Common Stock in the Merger pursuant to the Agreement would consist of more than 48% Per Share Stock Consideration and less than 52% Per Share Cash Consideration. As a consequence, with your agreement, we have only evaluated the fairness, from a financial point of view, to the holders other than the Excluded Holders of Nationstar Common Stock of the Minimum Average Per Share Consideration to be received by such holders after giving effect to the Mandatory Election in the Merger pursuant to the Merger Agreement and this opinion does not address whether the consideration to be received by the holders of Nationstar Common Stock that elect to receive the Per Share Cash Consideration in the Merger is fair, from a financial point of view, to such holders. For purposes of our opinion, the term “Excluded Holders” means FIF HE Holdings LLC (“FIF”) and its affiliates, including without limitation Fortress Investment Group, LLC (“Fortress”) and the investment funds and companies, including

Board of Directors

Nationstar Mortgage Holdings Inc.

February 12, 2018

portfolio companies, affiliated or associated with Fortress (collectively with FIF and Fortress, the “Fortress Group”).

In arriving at our opinion, we reviewed a draft dated February 11, 2018 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Nationstar and certain senior officers and other representatives and advisors of WMIH concerning the businesses, operations and prospects of Nationstar and WMIH. We examined certain publicly available business and financial information relating to Nationstar and WMIH as well as certain financial forecasts and other information and data relating to Nationstar and WMIH which were provided to or discussed with us by the respective managements of Nationstar and WMIH including financial forecasts relating to Nationstar prepared and provided to us by the management of Nationstar (the “Nationstar Projections”), financial forecasts relating to WMIH on a standalone basis prepared and provided to us by the management of WMIH (the “WMIH Projections”), financial forecasts relating to WMIH after giving effect to the Merger prepared and provided to us by the management of Nationstar (the “Proforma Projections”), estimates prepared and provided to us by the management of WMIH of WMIH’s net operating loss tax carryforwards (“NOLs”) and estimates prepared and provided to us by the management of Nationstar with respect to the ability of WMIH to utilize those NOLs to achieve future tax savings after giving effect to the Merger (the “Estimated NOL Tax Savings”). We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Nationstar Common Stock; the historical and projected earnings and other operating data of Nationstar and, after giving effect to the Merger, WMIH; and the capitalization and financial condition of Nationstar, WMIH on a standalone basis and WMIH after giving effect to the Merger. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Nationstar and WMIH. We also evaluated certain potential pro forma financial effects of the Merger on WMIH. In connection with our engagement and at the direction of Nationstar, we were requested to approach, and on behalf of Nationstar we held discussions with, third parties to solicit indications of interest in the possible acquisition of Nationstar. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. We note that, for purposes of this opinion, we did not rely upon a review of the publicly available financial terms of other transactions because we did not identify a sufficient number of relevant transactions in which we deemed the acquired companies to be sufficiently similar to Nationstar. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of Nationstar and WMIH that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. In addition, the management of Nationstar has advised us, and we have assumed, that the Nationstar Projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial performance of Nationstar, the management of WMIH has advised us, and we have assumed, that the WMIH Projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial performance of WMIH, the management of Nationstar has advised us, and we have assumed, that the Proforma Projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial performance of WMIH after giving effect to the Merger, the management of WMIH has advised us, and we have assumed, that the NOLs have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the amount of such NOLs, and the management of Nationstar has advised us, and we have assumed, that the Estimated NOL Tax Savings have been reasonably

Board of Directors

Nationstar Mortgage Holdings Inc.

February 12, 2018

prepared on bases reflecting the best currently available estimates and judgments of such management as to the amount of such Estimated NOL Tax Savings. At your direction, we have assumed that the Nationstar Projections, the Proforma Projections and the Estimated NOL Tax Savings provide a reasonable basis on which to evaluate Nationstar, WMIH after giving effect to the proposed Merger and the proposed Merger. We express no view or opinion with respect to the Nationstar Projections, the WMIH Projections, the Proforma Projections, the NOLs, the Estimated NOL Tax Savings or the assumptions on which they are based. The management of Nationstar has advised us, and we have assumed, that the Nationstar Projections, the Proforma Projections and the Estimated NOL Tax Savings reflect the best currently available views and assessments of Nationstar management regarding the potential impact of recent changes in U.S. tax laws and regulations pursuant to H.R. 1, Tax Cuts and Jobs Act, enacted on December 22, 2017 (the “Tax Cuts and Jobs Act”) on the future financial performance of Nationstar and WMIH after giving effect to the Proposed Merger and the Estimated NOL Tax Savings, and we have, at your direction, used and relied upon the Nationstar Projections, the Proforma Projections and the Estimated NOL Tax Savings for purposes of our analyses and this opinion. We further note that the actual and estimated financial and operating performance and the share price data we reviewed for the companies with publicly traded equity securities that we deemed to be relevant might not, in whole or in part, reflect the potential impact of the Tax Cuts and Jobs Act.

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any term, condition or agreement material to our analyses or this opinion and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Nationstar, WMIH or the contemplated benefits of the Merger. Representatives of Nationstar have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary in any respect material to our analyses or this opinion from those set forth in the draft reviewed by us. We are not expressing any opinion as to what the value of the WMIH Common Stock actually will be when issued pursuant to the Merger or the prices at which the WMIH Common Stock will trade at any time. We have assumed that the shares of WMIH Common Stock to be issued in the Merger to the holders of Nationstar Common Stock will be listed on the NASDAQ Stock Market LLC. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Nationstar or WMIH nor have we made any physical inspection of the properties or assets of Nationstar or WMIH. We are not experts in the evaluation of mortgage servicing rights, loans, mortgage loans, reverse mortgage loans and or other portfolios of assets for purposes of assessing the adequacy of allowances for losses with respect thereto, and we have not made an independent evaluation of the adequacy of such allowances of Nationstar and WMIH, nor have we reviewed any individual loan, mortgage loan, or reverse mortgage loan files or any credit memos or asset values. In addition, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Nationstar or WMIH is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Nationstar or WMIH is or may be a party or is or may be subject.

Our opinion is limited to the fairness, from a financial point of view, to the holders of Nationstar Common Stock other than the Excluded Holders of the Minimum Average Per Share Consideration to be received by such holders after giving effect to the Mandatory Election in the Merger pursuant to the Merger Agreement in the manner provided herein and does not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation, whether the consideration to be received by the Excluded Holders in the Merger is fair, from a financial point of view, to such holders. Our opinion does not address the underlying business decision of Nationstar to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Nationstar or the effect of any other transaction in which Nationstar might engage. We also express no view as

Board of Directors

Nationstar Mortgage Holdings Inc.

February 12, 2018

to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Per Share Stock Consideration, the Per Share Cash Consideration, the Minimum Average Per Share Consideration or otherwise. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw our opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to Nationstar in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We and our affiliates in the past have provided, and currently provide, services to Nationstar, WMIH, members of the Fortress Group and Kohlberg Kravis Roberts & Co. L.P., a significant stockholder of WMIH (“KKR”), and investment funds and companies, including portfolio companies, affiliated or associated with KKR (collectively with KKR, the “KKR Group”), for which services we and our affiliates have received and expect to receive compensation, including, without limitation, as previously disclosed to the of Directors of Nationstar (the “Board”), having acted or acting as (i) with respect to WMIH, bookrunner in connection with an offering of equity securities by WMIH, (ii) with respect to the Fortress Group, financial advisor to members of the Fortress Group in connection with various mergers, acquisitions and other strategic transactions by members of the Fortress Group, bookrunner in connection with various offerings of equity securities by members of the Fortress Group, joint lead arranger and book-running manager of a revolving credit facility for Fortress and certain related entities, and (iii) with respect to the KKR Group, financial advisor to members of the KKR Group in connection with various mergers, acquisitions and other strategic transactions by members of the KKR Group, bookrunner in connection with various offerings of equity securities by members of the KKR Group, and bookrunner in connection with various issuances of notes by members of the KKR Group. We and/or certain of our affiliates are also a lender to or participant in certain credit facilities of Nationstar, certain members of the Fortress Group and certain members of the KKR Group. In addition, as previously disclosed to the Board, in March 2017 New Residential Investment Corp., a member of the Fortress Group, acquired certain mortgage servicing rights from CitiMortgage, Inc., an affiliate of Citigroup Global Markets Inc.

In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Nationstar, WMIH or other members of the Fortress Group for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Nationstar, WMIH, the Fortress Group, KKR and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Nationstar in connection with its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger, including whether such stockholder should elect to receive the Per Share Stock Consideration or the Per Share Cash Consideration.

Board of Directors

Nationstar Mortgage Holdings Inc.

February 12, 2018

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Minimum Average Per Share Consideration to be received by the holders of Nationstar Common Stock other than the Excluded Holders after giving effect to the Mandatory Election in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

Appendix D

February 12, 2018

Special Committee of the Board of Directors

Nationstar Mortgage Holdings, Inc.

8950 Cypress Waters Blvd

Coppell, TX 75019

Members of the Special Committee:

We understand that Nationstar Mortgage Holdings, Inc., a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among the Company, WMIH Corp., a Delaware corporation (“Parent”), and Wand Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which (collectively, the “Transaction”) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent and with each share of common stock, par value $0.01 per share, of the Company (other than shares of common stock of the Company owned directly or indirectly by Parent or the Company, or as to which the holder thereof has properly exercised appraisal rights) (the “Shares”) being converted into the right to receive at the election of the holder thereof, either $18.00 in cash (the “Cash Consideration”) or 12.7793 (the “Exchange Ratio”) shares of common stock, par value $0.00001 per share, of Parent (“Parent Common Stock”) (the “Stock Consideration” and in the aggregate together with the Cash Consideration to be issued in the Merger, the “Consideration”). The Consideration may be subject to certain limitations and proration procedures as set forth in the Agreement. The terms and conditions of the Transaction are fully set forth in the Agreement.

We further understand that, in connection with the Agreement (collectively, the “Ancillary Agreements”):

(i)	Parent will enter into a voting and support agreement with FIF HE Holdings LLC, a stockholder of the Company (together with its affiliates, including Fortress Investment Group, LLC (“Fortress”) and the investment funds and companies, including portfolio companies, affiliated or associated with Fortress, the “Company Principal Stockholder”), pursuant to which the Company Principal Stockholder will agree to vote certain of its Shares in favor of the Merger and the adoption of the Agreement as provided in such voting and support agreement;

(ii)	the Company will enter into a letter agreement with the Company Principal Stockholder pursuant to which the Company Principal Stockholder has agreed to elect to receive the Cash Consideration with respect to 50% of its Shares (the “Principal Stockholder Cash Election”); and

(iii)	the Company will enter into a voting and support agreement with the stockholders of Parent signatory thereto, pursuant to which such stockholders of Parent will agree to vote their shares of Parent Common Stock in favor of the issuance of shares of Parent Common Stock in connection with the Transaction as provided in such voting and support agreement.

You have asked us whether, in our opinion, as of the date hereof, taking into account the Principal Stockholder Cash Election, the Consideration to be received in the Transaction by the holders of Shares (other than the Company Principal Stockholder) is fair to such holders from a financial point of view. In arriving at the opinion set forth below, we have, among other things:

(i)	reviewed certain publicly available information concerning the business, financial condition and operations of the Company and Parent;

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Special Committee of the Board of Directors

Nationstar Mortgage Holdings, Inc.

February 12, 2018

(ii)	reviewed certain internal information concerning the business, financial condition and operations of the Company and Parent prepared and furnished to us by the management of the Company and approved for our use by the Special Committee;

(iii)	reviewed certain internal financial analyses, estimates and forecasts relating to the Company, including projections for fiscal years 2017 through 2021 that were prepared by or at the direction of the management of the Company and approved for our use by the Special Committee (collectively, the “Projections”);

(iv)	reviewed certain estimates relating to the utilization of the pro forma net operating losses and certain other tax attributes of Parent following completion of the Transaction, as prepared by or at the direction of management of the Company, including extrapolations made by us to such projections, and in each case approved for our use by the Special Committee (the “Pro Forma Tax Projections”);

(v)	held discussions with members of senior management of the Company and a discussion with members of senior management of Parent concerning, among other things, their respective evaluations of the Transaction and the Company’s and Parent’s respective business, operating and regulatory environment, financial condition, prospects and strategic objectives;

(vi)	reviewed the historical market prices and trading activity for the Shares and shares of Parent Common Stock;

(vii)	compared certain publicly available financial and stock market data for the Company with similar information for certain other companies that we deemed to be relevant;

(viii)	reviewed the publicly available financial terms of certain other business combinations that we deemed to be relevant;

(ix)	reviewed drafts, dated February 12, 2018, of the Agreement and the Ancillary Agreements; and

(x)	performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering this opinion.

In preparing this opinion, with your consent, we have relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by us, without independent verification thereof; provided, that certain data underlying our financial analyses may not fully reflect the relevant effects of the Tax Cuts and Jobs Act. We have assumed with your consent that the Projections and the assumptions underlying the Projections, and all other financial analyses, estimates and forecasts provided to us by the Company’s management and approved for our use by the Special Committee, have been reasonably prepared in accordance with industry practice and represent the Company management’s best currently available estimates and judgments as to the business and operations and future financial performance of the Company. We have assumed, with your consent, that the estimates of the tax effects set forth in the Pro Forma Tax Projections have been reasonably prepared and represent the Company management’s best currently available estimates and judgments, and that the net operating losses and other tax attributes described therein will be utilized in accordance with such estimates. We assume no responsibility for and express no opinion as to the Projections, the Pro Forma Tax Projections, the assumptions upon which they are based or any other financial analyses, estimates and forecasts provided to us by the Company’s management. We have also assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of the Company since the respective dates of the last financial statements made available to us. We have relied on management’s representations and/or projections regarding taxable income, standalone net operating loss

Special Committee of the Board of Directors

Nationstar Mortgage Holdings, Inc.

February 12, 2018

utilization and other tax attributes of the Company and Parent. We have further relied with your consent upon the assurances of the management of the Company that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not conduct a physical inspection of any of the properties or assets of the Company. We did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of the Company under any applicable laws.

We also have assumed, with your consent, that the final executed forms of the Agreement and the Ancillary Agreements will not differ in any material respects from drafts reviewed by us and the consummation of the Transaction will be effected in accordance with the terms and conditions of the Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or Parent or the contemplated benefits of the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We are not legal, tax or regulatory advisors and have relied upon without independent verification the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters.

In arriving at our opinion, we were not asked to solicit, and did not solicit, interest from any party with respect to any sale, acquisition, business combination or other extraordinary transaction involving the Company or its assets. We have not considered the relative merits of the Transaction as compared to any other business plan or opportunity that might be available to the Company or the effect of any other arrangement in which Company might engage and our opinion does not address the underlying decision by the Company to engage in the Transaction. Our opinion is limited to the fairness as of the date hereof, from a financial point of view, to the holders of Shares (other than the Company Principal Stockholder) of the Consideration to be received by such holders in the Transaction, taking into account the Principal Stockholder Cash Election, and our opinion does not address any other aspect or implication of the Transaction, the Agreement, or any other agreement or understanding entered into in connection with the Transaction or otherwise. We further express no opinion or view as to the fairness of the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. We also express no opinion as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration or otherwise. Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We express no opinion as to the prices or trading ranges at which the Shares or shares of Parent Common Stock will trade at any time.

This opinion does not constitute a recommendation to any holder of Shares as to how any stockholder should vote or act with respect to the Transaction or any other matter. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. This opinion has been approved by a fairness committee of PJT Partners LP in accordance with established procedures.

Special Committee of the Board of Directors

Nationstar Mortgage Holdings, Inc.

February 12, 2018

This opinion is provided to the Special Committee of the Board of Directors of the Company, in its capacity as such, in connection with and for the purposes of its evaluation of the Transaction only and is not a recommendation as to any action the Special Committee or the Board of Directors should take with respect to the Transaction or any aspect thereof. This opinion is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Special Committee, the Board of Directors, including any committee thereof, or the Company, without our prior consent, not to be unreasonably withheld, conditioned or delayed. However, a copy of this opinion may be included, in its entirety, as an exhibit to any disclosure document the Company is required to file with the Securities and Exchange Commission in connection with the Transaction. Our additional consent shall not be required for any references or disclosures that are substantially identical to, in all material respects, prior disclosures or references. Any summary of or reference to this opinion or the analysis performed by us in connection with the rendering of this opinion in such documents shall require our prior written approval, not to be unreasonably withheld, conditioned or delayed.

We are acting as financial advisor to the Special Committee of the Board of Directors of the Company with respect to the Transaction and will receive fees from the Company for our services, a portion of which was payable upon the execution of our engagement letter and the remainder of which is payable upon the rendering of this opinion. In addition, the Company has agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including the rendering of this opinion).

In the ordinary course of our and our affiliates’ businesses, we and our affiliates may provide investment banking and other financial services to the Company and may receive compensation for the rendering of these services. During the two years preceding the date of this opinion, we and certain of our affiliated entities are advising or have advised (i) an entity in which the Company Principal Stockholder and its affiliates maintain a significant investment on matters unrelated to the Transaction, for which we may in the future receive customary compensation, and (ii) a significant stockholder of Parent and certain entities in which the significant stockholder of Parent has an investment, in each case on matters unrelated to the Transaction, for which we have received or may in the future receive customary compensation.

T            T            T

Special Committee of the Board of Directors

Nationstar Mortgage Holdings, Inc.

February 12, 2018

Based on and subject to the foregoing, we are of the opinion, as investment bankers, that, as of the date hereof, taking into account the Principal Stockholder Cash Election, the Consideration to be received by holders of Shares (other than the Company Principal Stockholder) in the Transaction is fair to such holders from a financial point of view.

Very truly yours,

PJT Partners LP

Appendix E

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal Rights

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

NATIONSTAR MORTGAGE HOLDINGS INC.

8950 Cypress Waters Boulevard

Coppell, TX 75019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jay Bray and Elizabeth K. Giddens, or either one of them, as the proxy of the undersigned, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Nationstar Mortgage Holdings Inc. held of record by the undersigned on May 21, 2018, at the Special Meeting of Stockholders to be held at Nationstar’s offices, 8950 Cypress Waters Boulevard, Coppell, TX 75019, on June 29, 2018, or any adjournment or postponement thereof.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3 ON THE REVERSE SIDE, AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

(Continued and to be signed on the reverse side.)

SPECIAL MEETING OF STOCKHOLDERS OF

NATIONSTAR MORTGAGE HOLDINGS INC.

June 29, 2018

2:00p.m. (local time)

8950 Cypress Waters Boulevard, Coppell, TX 75019

PROXY VOTING INSTRUCTIONS

VOTE BY MAIL: Date, sign and mail this proxy
card in the envelope provided as soon as possible.

VOTE IN PERSON: You may vote your shares
in person by attending the Special Meeting.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING:

The Notice of Special Meeting, Joint Proxy Statement/Prospectus dated May 31, 2018 and proxy card are available at https://materials.proxyvote.com/63861C

i Please detach along perforated line and mail in the envelope provided. i

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.  Adopt the Agreement and Plan of Merger, dated as of February 12, 2018 (the “merger agreement”), by and among Nationstar Mortgage Holdings Inc. (“Nationstar”), WMIH Corp. and Wand Merger Corporation.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2.  Approve, by non-binding, advisory vote, certain compensation that may be paid to Nationstar’s named executive officers that is based on or otherwise relates to the merger between Nationstar and Wand Merger Corporation pursuant to the merger agreement.

			FOR ☐	AGAINST ☐	ABSTAIN ☐

3.  Approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the merger agreement.

			FOR ☐	AGAINST ☐	ABSTAIN ☐

    To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

		☐	The undersigned acknowledges receipt from Nationstar before the execution of this proxy of the Notice of Special Meeting and Joint Proxy Statement/Prospectus dated May 31, 2018.

Signature (PLEASE SIGN WITHIN THE BOX)	Date	Signature (Joint Owners)	Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.